As filed with the Securities and Exchange Commission on January 16, 2025.

Registration No. 333-283635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

AMENDMENT NO. 3
TO
FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________________

Webull Corporation
(Exact Name of Registrant as Specified in Its Charter)

_____________________________________

Cayman Islands	6211	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Webull Corporation
200 Carillon Parkway
St. Petersburg, Florida 33716
(917) 725-2448
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Office in the United States)

_____________________________________

Copies to:

Christian O. Nagler, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 446-4800	Benjamin James, Esq. General Counsel Webull Corporation 200 Carillon Parkway St. Petersburg, Florida 33716 (917) 725-2448	Robert G. Day, Esq. Ethan Lutske, Esq. Lianna C. Whittleton, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Tel: (650) 493-9300

_____________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus, as set forth below.

•        Public Offering Prospectus.    A public offering prospectus of Webull under Section 5 of the Securities Act of 1933, as amended, with respect to, up to (i) 15,496,960 Webull Class A Ordinary Shares, 18,992,000 Webull Warrants, 29,732,960 Incentive Warrants, and (ii) 48,724,960 Webull Class A Ordinary Shares issuable upon exercise of Webull Warrants and Incentive Warrants, if the Business Combination described herein is consummated; and

•        Resale Prospectus.    A resale prospectus of the Initial Shareholders with respect to the resale by the Initial Shareholders of up to 4,484,464 Webull Class A Ordinary Shares to be received by such Initial Shareholders in the Business Combination, if the Business Combination described herein is consummated.

The resale prospectus is substantively identical to the public offering prospectus, except for the following principal points:

•        the resale prospectus contains a different cover page;

•        a “Selling Shareholders” section is included in the resale prospectus; and

•        a “Selling Shareholder Plan of Distribution” section is included in the resale prospectus.

Webull has included in this registration statement a set of alternate pages after the end of the public offering prospectus (the “Alternate Pages”) to reflect the foregoing differences in the resale prospectus as compared to the public offering prospectus. The public offering prospectus will exclude the Alternate Pages and will be used for the public offering by Webull. The resale prospectus will be substantively identical to the public offering prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Initial Shareholders.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED               , 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

SK Growth Opportunities Corporation

and

PROSPECTUS FOR UP TO 15,496,960 WEBULL CLASS A ORDINARY SHARES, 18,992,000 WEBULL WARRANTS, 29,732,960 INCENTIVE WARRANTS AND

48,724,960 WEBULL CLASS A ORDINARY SHARES ISSUABLE UPON EXERCISE OF
WEBULL WARRANTS AND INCENTIVE WARRANTS

OF

Webull Corporation

The board of directors of SK Growth Opportunities Corporation, a Cayman Islands exempted company (“SKGR”), has approved the Business Combination Agreement (as amended by Amendment to the Business Combination Agreement, dated December 5, 2024 and as may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of February 27, 2024, by and among SKGR, Webull Corporation, a Cayman Islands exempted holding company (“Webull”), Feather Sound I Inc., a Cayman Islands exempted company and a direct wholly-owned subsidiary of Webull (“Merger Sub I”), and Feather Sound II Inc., a Cayman Islands exempted company and a direct wholly-owned subsidiary of Webull (“Merger Sub II”). Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, (i) immediately prior to the effective time of the First Merger (as defined below) (the “First Merger Effective Time”), Webull and its shareholders will effectuate the Company Capital Restructuring (as defined below), (ii) promptly following the Company Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into SKGR (the “First Merger”), with SKGR surviving the First Merger as a wholly-owned subsidiary of Webull (SKGR, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”), and (iii) promptly following the First Merger and at the effective time of the Second Merger (as defined below) (the “Second Merger Effective Time”), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Webull (Merger Sub II, as the surviving entity of the Second Merger is sometimes referred to herein as the “Surviving Company”) (collectively, the “Business Combination”). The closing of the Business Combination is herein referred to as the “Closing” and the date on which the Closing takes place is herein referred to as the “Closing Date.” The Company Capital Restructuring (as defined below), the Mergers and each of the other transactions contemplated by the Business Combination Agreement or other transaction documents are collectively referred to as the “Transactions.”

On the Closing Date, immediately prior to the First Merger Effective Time, (i) immediately prior to the Share Subdivision (as defined below), each preferred share of Webull issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one ordinary share of Webull, par value $0.0001 per share (the “Pre-Subdivision Ordinary Share” and together with the preferred shares of Webull, collectively, the “Pre-Subdivision Shares”) (the “Conversion”); (ii) immediately following the Conversion, the fifth amended and restated memorandum and articles of association of Webull shall be adopted and become effective (the “Charter Amendment”); (iii) immediately following the Conversion and the Charter Amendment, (A) each Pre-Subdivision Ordinary Share (excluding any Pre-Subdivision Ordinary Shares held by the holding vehicles controlled by founders of Webull (the “Webull Founder Holdcos”)) issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of class A ordinary shares of Webull, par value $0.00001 per share (the “Webull Class A Ordinary Shares”) determined by multiplying each such Pre-Subdivision Ordinary Share by 3.3593 (the “Share Subdivision Factor”), and re-designated as Webull Class A Ordinary Shares; and (B) each Pre-Subdivision Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time and held by the Webull Founder Holdcos shall be subdivided into a number of class B ordinary shares of the Company, par value $0.00001 per share (the “Webull Class B Ordinary Shares,”

together with Webull Class A Ordinary Shares, the “Webull Ordinary Shares”) determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Webull Class B Ordinary Shares (the transactions contemplated by (A) and (B), collectively referred to herein as the “Share Subdivision”; the Conversion, the Charter Amendment and the Share Subdivision collectively referred to as the “Company Capital Restructuring”); (iv) immediately following the Share Subdivision, each option to purchase Pre-Subdivision Ordinary Shares of Webull outstanding as of the effective time of the Share Subdivision will become an option to purchase Webull Ordinary Shares, exercisable for that number of Webull Ordinary Shares and at the per share exercise price, in each case as adjusted by the Share Subdivision Factor and otherwise subject to substantially the same terms and conditions as were applicable to such option immediately before the effective time of the Share Subdivision (including expiration date and exercise provisions); (v) each restricted share unit of Webull granted under the 2021 Global Share Incentive Plan of Webull that is outstanding immediately prior to the Share Subdivision that may be settled in Pre-Subdivision Shares, whether vested or unvested, shall cease to represent the right to acquire Pre-Subdivision Shares of Webull and be cancelled in exchange for a right to acquire a number of Webull Ordinary Shares as adjusted by the Share Subdivision Factor and otherwise subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding restricted share unit immediately prior to the Share Subdivision; and (vi) any restricted Pre-Subdivision Shares granted under the 2021 Global Share Incentive Plan of Webull (the “Company Restricted Shares”) that are issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into Webull Ordinary Shares subject to the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the First Merger Effective Time (including with respect to vesting and termination-related provisions).

On the Closing Date, immediately prior to the First Merger Effective Time, each Class B ordinary share of SKGR, par value $0.0001 per share (the “SKGR Class B Ordinary Shares”) which Auxo Capital Managers LLC (the “Sponsor”) has agreed will be surrendered and cancelled pursuant to certain non-redemption agreements or the Sponsor Support Agreement (as defined herein) that is issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and cease to exist, subject in each case to the terms and conditions thereof, and SKGR shall issue such number of Class A ordinary shares of SKGR, $0.0001 per share (the “SKGR Class A Ordinary Shares”) to the SKGR Shareholders who are parties to certain Non-Redemption Agreements (as defined herein). Following the cancellation of SKGR Class B Ordinary Shares pursuant to the preceding sentence, and immediately prior to the First Merger Effective Time, each SKGR Class B Ordinary Share then issued and outstanding and held by the Sponsor and the independent directors of SKGR (collectively, the “Initial Shareholders”) shall automatically be converted into one SKGR Class A Ordinary Share in accordance with the terms of the Amended and Restated Memorandum and Articles of SKGR (as amended) and each SKGR Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist. Holders of SKGR Class A Ordinary Shares and SKGR Class B Ordinary Shares are collectively referred to as the “SKGR Shareholders.”

On the Closing Date, on the terms and subject to the conditions set forth in the Business Combination Agreement, by virtue of the Mergers and without any action on the part of SKGR, Webull, Merger Sub I, Merger Sub II or the holders of any of the following securities, (i) each unit of SKGR (the “SKGR Unit”), each consisting of one SKGR Class A Ordinary Share and one-half of a warrant to purchase one SKGR Class A Ordinary Share at a price of $11.50 per share (the “SKGR Public Warrants”), issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SKGR Class A Ordinary Share and one-half of a SKGR Public Warrant in accordance with the terms of the applicable SKGR Unit (the “Unit Separation”); provided that no fractional SKGR Warrants will be issued in connection with the Unit Separation such that if a holder of SKGR Units would be entitled to receive a fractional SKGR Warrant upon the Unit Separation, the number of SKGR Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SKGR Warrants; (ii) immediately following the Unit Separation and the Company Capital Restructuring, each SKGR Class A Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time (other than any SKGR Treasury Shares, Redeeming SKGR Shares and Dissenting SKGR Shares, in each case as defined herein) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Webull Class A Ordinary Share, having a value of $10.0 per share; (iii) each warrant of SKGR (including the SKGR Public Warrants and the SKGR Private Warrants (as defined herein), collectively referred to herein as “SKGR Warrants”) outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to SKGR Ordinary Shares and be assumed by Webull and converted into a warrant to purchase one Webull Class A Ordinary Share (the “Webull Warrants”). Each Webull Warrant has a zero initial cash value, as it is out of money on the Closing Date; (iv) any SKGR Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor; (v) each Redeeming SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable in the Trust Account (as defined herein) with respect to all Redeeming SKGR Shares; and (vi) each Dissenting SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the fair value of such Dissenting SKGR Share and such other rights pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands.

In addition, on the Closing Date, upon the terms and subject to the conditions of the Business Combination Agreement and the Incentive Warrant Agreement (as defined herein), Webull shall issue to (i) each of the SKGR Shareholders (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one incentive warrant (the “Incentive Warrant”) for each Non-Redeeming SKGR Share (as defined herein) held by such SKGR Shareholder, and (ii) certain shareholders of Webull, an aggregate of 20,000,000 Incentive Warrants. Each Incentive Warrant has a zero initial cash value, as both the value of Webull Class A Ordinary Share on the Closing Date and the initial exercise price of Incentive Warrant are $10.

The value of the securities registered herein will have an aggregate value up to $154,969,600.

Proposals to approve the Business Combination Agreement, the Transactions and the other matters discussed in this proxy statement/prospectus shall be presented at the extraordinary general meeting of SKGR Shareholders scheduled to be held on            and over the internet by means of a live audio webcast.

The SKGR Units, SKGR Class A Ordinary Shares, and SKGR Warrants are currently listed on The Nasdaq Global Market under the symbols “SKGRU,” “SKGR” and “SKGRW,” respectively. As a result of the Unit Separation, there will be no SKGR Units nor any Nasdaq listing of SKGR Units following the consummation of the Business Combination.

On each of February 27, 2024 and December 12, 2024, the SKGR board of directors received a fairness opinion from Houlihan Capital, LLC as to the fairness of the transactions to the holders of SKGR Class A Ordinary Shares from a financial point of view as of such date. See “Proposal One — The Business Combination Proposal — Summary of Valuation Analysis and Opinions of Financial Advisor to the SKGR Board and Holders of SKGR Class A Ordinary Shares” and the opinions of Houlihan Capital, LLC included as Annex D-1 and Annex D-2 to this proxy statement/prospectus. As permitted under the SKGR Articles (as defined herein) and the Companies Act (As Revised) of the Cayman Islands, the independent directors of SKGR did not retain an unaffiliated representative to act solely on behalf of unaffiliated securityholders of SKGR for purposes of negotiating the terms of the Business Combination Agreement and/or preparing a report concerning the approval of the Business Combination.

The SKGR board of directors has unanimously approved and adopted the Business Combination Agreement and determined that each of the proposals is fair to and in the best interest of SKGR and its shareholders, and unanimously recommends that the SKGR Shareholders vote FOR all of the proposals presented to the shareholders at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of unaffiliated securityholders of SKGR, as permitted under the SKGR Articles and the Companies Act (As Revised) of the Cayman Islands. When you consider the SKGR board of directors’ recommendation of these proposals, you should keep in mind that the Sponsor and SKGR’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder.

These interests include, among other things, the interests listed below:

•        The fact that immediately following the consummation of the Business Combination, the Initial Shareholders are expected to hold an aggregate of at least 2,484,464 Webull Class A Ordinary Shares on an as-converted basis, consisting of (i) 1,960,464 Webull Class A Ordinary Shares to be exchanged from SKGR Class B Ordinary Shares held by the Initial Shareholders, and (ii) 524,000 Webull Class A Ordinary Shares to be converted from the Overfunding Loans; and up to 8,512,000 Webull Class A Ordinary Shares underlying the Webull Warrants to be converted from the SKGR Private Warrants (including the SKGR Private Warrants that may be converted from the Working Capital Loans) at the First Merger Effective Time, each entitling the Sponsor to purchase one Webull Class A Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate, would represent approximately 1.95% and 2.03% ownership interest in Webull following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis.

•        The fact that the Sponsor acquired 6,600,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, and an additional 192,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, upon an over-allotment exercise on July 20, 2022.

•        The fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Founder Shares prior to the SKGR IPO, of which (i) 2,875,000 Founder Shares were surrendered and cancelled by SKGR prior to the SKGR IPO, (ii) 90,000 Founder Shares were transferred to independent directors of SKGR prior to the SKGR IPO, (iii) 510,000 Founder Shares were forfeited due to the failure of the underwriter to fully execute their over-allotment option; (iv) 1,279,536 Founder Shares will be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time in connection with certain Non-Redemption Agreements with unaffiliated third-party investors entered into in December 2023, and (v) up to 2,000,000 Founder Shares may be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time pursuant to the Sponsor Support Agreement, as amended, and the Additional Non-Redemption Agreements.

•        The fact that SKGR’s independent directors own an aggregate of 90,000 Founder Shares that were acquired from the Sponsor at a purchase price of approximately $0.003 per share.

•        The fact that if the Business Combination or another business combination is not consummated by March 31, 2025 (or such later date as may be approved by SKGR shareholders in an amendment to the SKGR Articles), SKGR will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SKGR Public Shares for cash and, subject to the approval of its remaining shareholders and SKGR Board, liquidating and dissolving. In such event, the Founder Shares held by the Sponsor and SKGR’s independent directors, and the 6,792,000 SKGR Private Warrants held by the Sponsor (for which the Sponsor paid an aggregate of approximately $6.8 million) would be worthless because the holders of SKGR Class B Ordinary Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the SKGR Private Warrants will not be exercisable. If the Business Combination is not consummated, the Sponsor may forfeit an aggregate of up to 3,279,536 Founder Shares pursuant to the Non-Redemption Agreements and/or the Sponsor Support Agreement, as amended, assuming the Webull Class A Ordinary Shares to be issued to the Initial Shareholders are valued at $10.00, and further taking into account the Working Capital Loans extended by the Sponsor to SKGR and any net fees due, both of which will not be paid, the Sponsor could potentially lose approximately $20.9 million in the aggregate. In addition, the independent directors of SKGR could lose in the aggregate of $900,000 with respect to their Founder Shares. On the other hand, if the Business Combination is consummated, each outstanding SKGR Ordinary Share will be converted into one Webull Class A Ordinary Share, and each SKGR Warrant will be converted into one Webull Warrant. Given (i) the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the SKGR Class A Ordinary Shares, (ii) the differential in the purchase price that the Sponsor paid for the SKGR Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Webull Class A Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Founder Shares and/or SKGR Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Public Shareholders have a negative return on their investment.

•        The fact that if the Trust Account is liquidated, the Sponsor has agreed to indemnify SKGR to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.25 per SKGR Public Share and (ii) the actual amount per SKGR Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SKGR Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, by the claims of (1) any third party for services rendered or products sold to SKGR or (2) a prospective target business with which SKGR has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account.

•        The fact that the Sponsor may convert the Working Capital Loans into SKGR Private Warrants or SKGR Class A Ordinary Shares, and convert the Overfunding Loans into SKGR Class A Ordinary Shares, which will then be exchanged for Webull Warrants and Webull Class A Ordinary Shares, respectively, upon the consummation of the Business Combination. As of the date of this proxy statement/prospectus, an aggregate of $5,240,000 Overfunding Loans and an aggregate of $1,720,000 Working Capital Loans have been extended by the Sponsor to SKGR.

•        The fact that the Business Combination Agreement provides for the continued indemnification of SKGR’s current directors and officers and the continuation of directors and officers liability insurance covering SKGR’s current directors and officers.

•        The fact that Webull agreed to reimburse a portion of the monthly deposits and other legal expenses incurred by Sponsor in connection with the extraordinary general meeting of SKGR Shareholders to amend the SKGR Articles, and other operations of SKGR.

•        The fact that Webull agreed to indemnify, to the extent permitted by law, the Initial Shareholders against losses resulting from or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any information of Webull that it has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication (within the meaning of Rule 405 under the Securities Act) with investors, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

For a discussion of all potential sources of conflicts of interests, see “Proposal One — The Business Combination Proposal — Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination.”

The Sponsor, Auxo Capital Managers LLC, is mostly owned by Auxo Capital Inc., a Delaware corporation, which is wholly owned by SK Inc. The Sponsor is controlled by Richard Chin and Derek Jensen, who have voting and investment discretion in respect of the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the shares held by the Sponsor. Each of Richard Chin and Derek Jensen disclaims beneficial ownership of the SKGR Class B Ordinary Shares held by the Sponsor, directly or indirectly. The Sponsor currently holds 5,150,000 SKGR Class B Ordinary Shares and 6,792,000 SKGR Private Warrants. Immediately prior to the First Merger Effective Time, 1,279,536 SKGR Class B Ordinary Shares will be forfeited for no consideration in connection with certain Non-Redemption Agreements with unaffiliate third-party investors entered into in December 2023, and upon written request from Webull, up to 2,000,000 Class B Ordinary Shares may be surrendered for no consideration pursuant to the Sponsor Support Agreement, as amended, and the Additional Non-Redemption Agreements. As of the date of this proxy statement/prospectus, an aggregate of $5,240,000 Overfunding Loans and an aggregate of $1,720,000 Working Capital Loans have been extended by the Sponsor to SKGR. The Sponsor may convert the Overfunding Loans into SKGR Class A Ordinary Shares at $10.00 per share, and convert the Working Capital Loans into SKGR Private Warrants at $1.00 per warrant or SKGR Class A Ordinary Shares at $10.00 per share, in each case prior to the First Merger Effective Time.

At the Closing, the Sponsor is expected to hold an aggregate of at least 2,394,464 Webull Class A Ordinary Shares, consisting of (i) 1,870,464 Webull Class Ordinary Shares to be exchanged from SKGR Class B Ordinary Shares, and (ii) 524,000 Webull Class A Ordinary Shares to be converted from the Overfunding Loans. The Sponsor is also expected to hold Webull Warrants to purchase up to 8,512,000 Webull Class A Ordinary Shares, which are to be converted from SKGR Private Warrants (including SKGR Private Warrants that may be converted from the Working Capital Loans). The Sponsor did not, and will not receive any cash compensation during the ordinary course of managing SKGR or in connection with the Business Combination.

The independent directors of SKGR currently hold an aggregate of 90,000 SKGR Class B Ordinary Shares. None of the officers or directors of SKGR have received any cash compensation for services rendered to SKGR or in connection with the Business Combination. At the Closing, the independent directors of SKGR are expected to hold 90,000 Webull Class A Ordinary Shares.

The following table sets forth the amount of consideration received or to be received by (1) the Existing Webull Shareholders, (2) the SKGR Public Shareholders, (3) the holders of SKGR Public Warrant, (4) the Sponsor, and (5) the Initial Shareholders (other than the Sponsor) in connection with the Business Combination, in each case, assuming no redemption, 50% redemption and 100% redemption. Unless otherwise specified, the share amounts have been determined under the assumptions set forth under the section of this proxy statement/prospectus titled “Frequently Used Terms and Basis of Presentation.” If the actual facts are different from the foregoing assumptions, the share amounts and cash value set forth below will be different.

	Assuming no redemption scenario		Assuming 50% redemption scenario		Assuming maximum redemption scenario
	Number of Webull Ordinary Shares	Value ($)	Number of Webull Ordinary Shares	Value ($)	Number of Webull Ordinary Shares	Value ($)
Existing Webull Shareholders(1)
– Share consideration	455,599,005	4,555,990,050	455,599,005	4,555,990,050	455,599,005	4,555,990,050
– Warrant consideration(2)	20,000,000	—	20,000,000	—	20,000,000	—
SKGR Public Shareholders
– Share consideration	13,012,496	130,124,960	7,146,016	71,460,160	1,279,536	12,795,360
– Warrant consideration(3)	9,732,960	—	4,866,480	—	—	—
Holders of SKGR Public Warrant(4)	10,480,000	—	10,480,000	—	10,480,000	—
Sponsor
– Share consideration	2,394,464	23,944,640	2,394,464	23,944,640	2,394,464	23,944,640
– Warrant consideration(5)	6,792,000	—	6,792,000	—	6,792,000	—
Initial Shareholders (other than the Sponsor)	90,000	900,000	90,000	900,000	90,000	900,000

____________

(1)      Includes Webull Ordinary Shares to be held by Webull Partners Limited on behalf of holders of equity incentive awards issued by Webull under the 2021 Global Share Incentive Plan of Webull. The value of the consideration to be received by the Existing Webull Shareholder is calculated based on a deemed value of $10.00 per share.

(2)      Represents the number of Webull Ordinary Shares issuable upon the exercise of the Incentive Warrants that were issued to certain existing Webull shareholders and that will remain outstanding immediately following the Business Combination. The Incentive Warrants are expected to have zero initial cash value, as both the value of Webull Class A Ordinary Share on the Closing Date and the initial exercise price of Incentive Warrant are $10.

(3)      Represents the number of Webull Ordinary Shares issuable upon the exercise of the Incentive Warrants that were issued to the non-redeeming SKGR Public Shareholders and that will remain outstanding immediately following the Business Combination. The Incentive Warrants are expected to have zero initial cash value, as both the value of Webull Class A Ordinary Share on the Closing Date and the initial exercise price of Incentive Warrant are $10.

(4)      Represents the number of Webull Ordinary Shares issuable upon the exercise of Webull Warrants converted from the SKGR Public Warrants. The Webull Warrants to be received by holders of SKGR Public Warrants have zero initial cash value, as such Webull Warrants are expected to be out of money on the Closing Date.

(5)      Represents the number of Webull Ordinary Shares issuable upon the exercise of Webull Warrants converted from the SKGR Private Warrants. The Webull Warrants to be received by the Sponsor have zero initial cash value, as such Webull Warrants are expected to be out of money on the Closing Date.

Assuming none of the SKGR Public Shareholders (as defined herein) exercises their redemption rights, (i) the existing shareholders of Webull will own 96.71% of the issued and outstanding Webull Ordinary Shares; (ii) SKGR Public Shareholders will own 2.76% of the issued and outstanding Webull Ordinary Shares, and (iii) the Initial Shareholders will own 0.53% of the issued and outstanding Webull Ordinary Shares.

Assuming holders of 50% Public Shares exercise their redemption rights, (i) the existing shareholders of Webull will own 97.93% of the issued and outstanding Webull Ordinary Shares; (ii) SKGR Public Shareholders will own 1.54% of the issued and outstanding Webull Ordinary Shares, and (iii) the Initial Shareholders will own 0.53% of the issued and outstanding Webull Ordinary Shares.

Assuming all of the SKGR Public Shareholders exercise their redemption rights, (i) the existing shareholders of Webull will own 99.18% of the issued and outstanding Webull Ordinary Shares; (ii) SKGR Public Shareholders will own 0.28% of the issued and outstanding Webull Ordinary Shares, and (iii) the Initial Shareholders will own 0.54% of the issued and outstanding Webull Ordinary Shares.

The foregoing numbers of percentage ownership have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the percentage ownership numbers will be different. Shareholders will experience additional dilution to the extent that Webull issue additional Webull Ordinary Shares after the Closing. The potential source of dilution includes (i) the issuance of up to 44,400,984 Webull Ordinary Shares reserved for issuance under the 2021 Global Share Incentive Plan of Webull, and (ii) the full exercise of the Webull Warrants and the Incentive Warrants. For details of the source of dilution and its impact, see “ Questions and Answers About the Business Combination and the Extraordinary General Meeting — Q: What equity stake will holders of SKGR Class A Ordinary Shares, SKGR Class B Ordinary Shares and Webull Ordinary Shares have upon completion of the Business Combination, and what effect will the potential sources of dilution have on the same?”

Webull is not an operating company but a Cayman Islands holding company. Webull conducts its brokerage operations mainly in the United States, Canada, Hong Kong, Singapore, Australia, Japan, and the United Kingdom through its licensed broker-dealer subsidiaries. The securities registered herein are securities of Webull, not those of its operating subsidiaries. Therefore, investors in Webull are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. The holding company structure involves unique risks to investors. As a holding company, Webull may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of subsidiaries of Webull to pay dividends or make distributions to Webull may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. Unless otherwise stated or unless the context otherwise requires, references in this proxy statement/prospectus to “Webull” are to Webull Corporation, our Cayman Islands holding company, and its subsidiaries.

Although Webull is not currently a public reporting company, following the effectiveness of the registration statement of which the accompanying proxy statement/prospectus is a part and the Closing, Webull will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Webull intends to apply for the listing of the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants on The Nasdaq Stock Market (“Nasdaq”) under the proposed symbols “          ,” “          ” and “          ,” respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation to the Business Combination that Webull Class A Ordinary Shares and Incentive Warrants to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance) (the “Listing Condition”). However, it is not a condition to the consummation of the Business Combination that Webull Warrants be approved for listing on Nasdaq. While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Webull’s securities will be listed on Nasdaq or that a viable and active trading market will develop. In the event that the Listing Condition is waived in accordance with the terms of the Business Combination Agreement and such listing is not approved, there may be lack of liquidity available to holders of Webull Class A Ordinary Shares and Incentive Warrants, and an active trading market of Webull Class A Ordinary Shares and Incentive Warrants may not develop immediately upon the consummation of the Business Combination. See “Risk Factors — Risks Relating to Ownership of Securities of Webull — There can be no assurance that Webull’s securities will be approved for listing on Nasdaq following the Closing or that Webull will be able to comply with the continued listing standards of Nasdaq.”

In addition to the Listing Condition, there are a number of conditions to the consummation of the Business Combination and certain of the conditions may be waived by SKGR, Webull, or both parties as applicable, but such waiver is in the party’s sole discretion and no party is required to waive any closing conditions. If the parties were to waive any closing condition, such as the condition that (i) the representations and warranties of SKGR, Webull and the Merger Subs shall be true and correct subject to the applicable standards set forth in the Business Combination Agreement, (ii) each of SKGR, Webull and the Merger Subs shall have performed in all material respects obligations and covenants required to be performed by them under the Business Combination Agreement at or prior to the Closing Date, as applicable, (iii) since the date of the Business Combination Agreement, there shall not have any Company Material Adverse Effect or any SPAC Material Adverse Effect (each as defined in the Business Combination Agreement), as applicable, that is continuing and uncured, or (iv) the Sponsor Support Agreement and the Deferred Underwriting Commission Waiver (each as defined in the Business Combination Agreement) shall be in full force and effect and no party thereto shall be in breach thereof or shall have failed to perform thereunder in any material respect, such waiver may have an adverse effect on SKGR, the SKGR Shareholders, Webull and the Webull Shareholders. For further description of the potential risks if such conditions were waived, see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Relating to SKGR and the Business Combination.”

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of SKGR Shareholders. We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 35 of this proxy statement/prospectus.

We estimate that, immediately after the Closing, assuming none of the SKGR Public Shareholders (as defined herein) exercises their redemption rights, (i) the existing shareholders of Webull will own 96.71% of the issued and outstanding Webull Ordinary Shares, representing 99.24% of Webull’s total voting power; (ii) SKGR Public Shareholders will own 2.76% of the issued and outstanding Webull Ordinary Shares, representing 0.59% of Webull’s total voting power, and (iii) the Initial Shareholders will own 0.53% of the issued and outstanding Webull Ordinary Shares, representing 0.17% of Webull’s total voting power. The foregoing numbers of percentage ownership have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the percentage ownership numbers will be different. As a result, upon the consummation of the Business Combination, Webull may qualify as a “controlled company” as defined under the corporate governance rules of Nasdaq, because it is expected that            will beneficially own more than 50% of the total voting power of all issued and outstanding Webull Ordinary Shares immediately following the consummation of the Business Combination. In addition, Webull is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Webull is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For so long as Webull remains a controlled company under that definition, it is permitted to elect to rely, and may rely, on certain exemptions from Nasdaq corporate governance rules. As a foreign private issuer and a “controlled company,” Webull is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors and (iv) an exemption from the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). Webull intends to rely on all of the foregoing exemptions available to foreign private issuers and “controlled company.”

Webull is an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

This proxy statement/prospectus also covers the resale by the Initial Shareholders as described in the section entitled “Selling Shareholders,” of up to 4,484,464 Webull Class A Ordinary Shares to be received by such Initial Shareholders in the Business Combination (after giving effect to the conversion of the Overfunding Loans into 524,000 SKGR Class A Ordinary Shares, and excluding the impact of the potential forfeiture by the Sponsor of up to 2,000,000 SKGR Class B Ordinary Shares pursuant to the Sponsor Support Agreement and the Additional Non-Redemption Agreements, in each case as defined herein). The Initial Shareholders are each deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Each Initial Shareholder may sell all, some or none of such Webull Class A Ordinary Shares to be received by such Initial Shareholder in the Business Combination. Webull will not receive any proceeds from any such offer or sale by the Initial Shareholders.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated            , 2025 and is first being mailed to SKGR Shareholders on or about            , 2025.

Notice of Extraordinary General Meeting of Shareholders
of SK Growth Opportunities Corporation

To Be Held on

TO THE SHAREHOLDERS OF SK GROWTH OPPORTUNITIES CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of SK Growth Opportunities Corporation (“SKGR”), a Cayman Islands exempted company, will be held at            , Eastern Time, at            on            , 2025 (the “extraordinary general meeting”). You are also cordially invited to attend and participate in the extraordinary general meeting online by visiting https://www.cstproxy.com/             or in person at            . The extraordinary general meeting will be held for the following purposes:

1.      Proposal One — The Business Combination Proposal — to consider and vote upon a proposal (the “Business Combination Proposal”) to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of February 27, 2024 and as amended on December 5, 2024, by and among SKGR, Webull Corporation (“Webull”), a Cayman Islands exempted company, Feather Sound I Inc. (“Merger Sub I”), a Cayman Islands exempted company, and Feather Sound II Inc. (“Merger Sub II”), a Cayman Islands exempted company, a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, and the transactions contemplated therein, including the business combination whereby Merger Sub I will merge with and into SKGR (the “First Merger”), with SKGR surviving the First Merger as a wholly-owned subsidiary of Webull (such company, as the surviving entity of the First Merger, “Surviving Entity”), and immediately thereafter and as part of the same overall transaction, SKGR (as the surviving entity of the First Merger) will merge with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Webull (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”);

2.      Proposal Two — The Merger Proposal — to consider and vote upon a proposal (the “Merger Proposal”) to approve, by special resolution, the First Merger and the Plan of First Merger, substantially in the form attached to this proxy statement/prospectus as Annex C;

3.      Proposal Three — The Advisory Organizational Documents Proposals — to consider and vote upon three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Amended and Restated Memorandum and Articles of Association of SKGR (as amended, the “SKGR Articles”) and the Fifth Amended and Restated Memorandum and Articles of Webull (the “Amended Webull Articles”), which are being presented separately in accordance with the Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions; copies of the Amended Webull Articles are attached to the accompanying proxy statement/prospectus as Annex B; and

4.      Proposal Four — The Adjournment Proposal — to consider and vote upon a proposal (the “Adjournment Proposal”) to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

SKGR also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

Following the effective time of the First Merger, the plan of merger for the Second Merger will be approved by Webull as the sole shareholder of both the Surviving Entity and Merger Sub II, pursuant to which the Second Merger will be consummated.

The items of business listed above are more fully described elsewhere in this proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THIS PROXY STATEMENT/PROSPECTUS TITLED “RISK FACTORS.”

Only holders of record of SKGR Ordinary Shares at the close of business on            , 2025 (the “Record Date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

After careful consideration, the board of directors of SKGR (the “SKGR Board”) has unanimously approved the Business Combination and determined that each of the proposals listed is fair to and in the best interests of SKGR and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of SKGR Board, you should keep in mind that SKGR’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of SKGR. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal (collectively, the “Condition Precedent Proposals”). If any of the Condition Precedent Proposals is not approved and the applicable closing condition in the Business Combination Agreement is not waived, the remaining proposals will not be presented to shareholders for a vote and SKGR will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All SKGR Shareholders at the close of business on the Record Date are cordially invited to attend the extraordinary general meeting, which will be held at            , Eastern Time, at            on            , 2025 and virtually over the Internet at https://www.cstproxy.com/            . To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of SKGR Ordinary Shares on the record date, you may also cast your vote at the extraordinary general meeting. If your SKGR Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the extraordinary general meeting, obtain a proxy from your broker or bank.

Holders of SKGR Units must elect to separate the SKGR Units into the underlying SKGR Class A Ordinary Shares and SKGR Public Warrants prior to exercising redemption rights with respect to the SKGR Public Shares. If Public Shareholders hold their SKGR Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the SKGR Units into the underlying SKGR Public Shares and SKGR Public Warrants, or if a holder holds SKGR Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, SKGR’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to SKGR in order to validly redeem its shares. Public Shareholders may elect to exercise their redemption rights with respect to their SKGR Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the SKGR Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the SKGR Public Shares that it holds and timely delivers its shares (together with any applicable share certificates and redemption forms) to Continental Stock Transfer & Trust Company, SKGR will redeem the related SKGR Public Shares for a per-share price, payable in cash, equal to the pro-rata portion of the Trust Account established at the consummation of the SKGR IPO, calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $            per issued and outstanding SKGR Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own SKGR Public Shares or Webull Class A Ordinary Shares following the redemption. See “Extraordinary General Meeting of SKGR Shareholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SKGR Public Shares.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding or disposing of SKGR Public Shares may exercise their redemption rights with respect to more than 15% of the SKGR Public Shares without the prior consent of SKGR.

Auxo Capital Managers LLC (the “Sponsor”), a Delaware limited liability company, and the independent directors of SKGR have agreed to, among other things, vote all of their SKGR Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting in connection with the Business Combination and waive their redemption rights with respect to their SKGR Ordinary Shares in connection with the consummation of the Business Combination.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution. Approval of the Merger Proposal requires a special resolution under Cayman Islands law and the SKGR Articles, being a resolution passed by holders of a majority of at least two-thirds of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your SKGR Ordinary Shares, please contact            . Questions can also be sent by email to            . This notice of extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/            .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Richard Chin
Chairman of the Board of Directors

          , 2025

ALL HOLDERS OF SKGR CLASS A ORDINARY SHARES ISSUED IN SKGR’S INITIAL PUBLIC OFFERING, EXCLUDING THE SPONSOR AND SKGR’S OFFICERS AND DIRECTORS TO THE EXTENT THAT THEY HOLD SUCH SHARES (THE “PUBLIC SHAREHOLDERS”), HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY SKGR PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL. TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES (TOGETHER WITH ANY APPLICABLE SHARE CERTIFICATES AND REDEMPTION FORMS) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, SKGR’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF THE SKGR SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the Securities and Exchange Commission, or the “SEC,” by Webull, contains a public offering prospectus of Webull under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to (i) the Webull Class A Ordinary Shares to be issued to SKGR Shareholders, (ii) the Webull Warrants to be issued to holders of SKGR Warrants, (iii) the Incentive Warrants to be issued to holders of Non-Redeeming SKGR Shares, and (iv) the Webull Class A Ordinary Shares underlying the Webull Warrants and the Incentive Warrants, if the Business Combination described herein is consummated.

This document also contains a resale prospectus of the Initial Shareholders with respect to the resale by the Initial Shareholders of Webull Class A Ordinary Shares to be received by such Initial Shareholders in the Business Combination, if the Business Combination described herein is consummated. Each Initial Shareholder may sell all, some or none of such Webull Class A Ordinary Shares to be received by such Initial Shareholder in the Business Combination. Webull will not receive any proceeds from any such offer or sale by the Initial Shareholders.

These two forms of prospectus (i.e., the public offering prospectus and the resale prospectus) will be substantively identical in all respects, except that the resale prospectus contains a separate cover page, a “Selling Shareholders” section, and a “Selling Shareholder Plan of Distribution” section in the Alternate Pages.

This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of SKGR Shareholders at which SKGR Shareholders shall be asked to consider and vote upon proposals to approve the Business Combination Proposal, the Merger Proposal, the Advisory Organizational Documents Proposals (each as defined below) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal or the Merger Proposal.

1.      Proposal One — The Business Combination Proposal — to consider and vote upon a proposal (the “Business Combination Proposal”) to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of February 27, 2024 and as amended on December 5, 2024, by and among SKGR, Webull Corporation (“Webull”), a Cayman Islands exempted company, Feather Sound I Inc. (“Merger Sub I”), a Cayman Islands exempted company, and Feather Sound II Inc. (“Merger Sub II”), a Cayman Islands exempted company, a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, and the transactions contemplated therein, including the business combination whereby Merger Sub I will merge with and into SKGR (the “First Merger”), with SKGR surviving the First Merger as a wholly-owned subsidiary of Webull (such company, as the surviving entity of the First Merger, “Surviving Entity”), and immediately thereafter and as part of the same overall transaction, SKGR (as the surviving entity of the First Merger) will merge with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Webull (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”);

2.      Proposal Two — The Merger Proposal — to consider and vote upon a proposal (the “Merger Proposal”) to approve, by special resolution, the First Merger and the Plan of First Merger, substantially in the form attached to this proxy statement/prospectus as Annex C;

3.      Proposal Three — The Advisory Organizational Documents Proposals — to consider and vote upon three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Amended and Restated Memorandum and Articles of Association of SKGR (as amended, the “SKGR Articles”) and the Fifth Amended and Restated Memorandum and Articles of Webull (the “Amended Webull Articles”), which are being presented separately in accordance with the Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions; copies of the Amended Webull Articles are attached to the accompanying proxy statement/prospectus as Annex B; and

4.      Proposal Four — The Adjournment Proposal — to consider and vote upon a proposal (the “Adjournment Proposal”) to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

References to “U.S. Dollars”, “USD”, “US$” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Webull’s industry and the regions in which it operates, including Webull’s general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to Webull. In some cases, Webull does not expressly refer to the sources from which this information is derived. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.

Webull has not independently verified the accuracy or completeness of any such information. Similarly, internal surveys, industry forecasts and market research, which Webull believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Webull believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of Webull’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “Webull’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Webull owns or has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered under applicable intellectual property laws. This proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that Webull or the applicable owner or licensor will not assert, to the fullest extent permitted under applicable law, its rights or the right to these trademarks, trade names and service marks. Webull does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Webull by, any other parties.

v

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

“Additional Non-Redemption Agreements” means any non-redemption agreements entered into following the execution of the Business Combination Agreement and prior to the First Merger Effective Time by and among SKGR, the Sponsor and holders of SKGR Class A Ordinary Shares, pursuant to which, (i) on the Closing Date and immediately prior to the First Merger Effective Time, the Sponsor shall surrender to SKGR and forfeit for no consideration up to 2,000,000 SKGR Class B Ordinary Shares held by the Sponsor, (ii) SKGR shall issue or cause to be issued to the SKGR Shareholders that are parties to the Additional No-Redemption Agreements for no additional consideration a number of SKGR Class A Ordinary Shares equal to the number of SKGR Class B Ordinary Shares surrendered to SKGR by Sponsor, and (iii) in exchange for such issuance, the relevant SKGR Shareholders shall waive, and agree not to elect or otherwise exercise, his, her or its redemptions in connection with the Business Combination;

“Amended Webull Articles” means the fifth amended and restated memorandum and articles of association of Webull, which shall be adopted and become effective immediately prior to the First Merger Effective Time;

“API” means application programming interface, a tool that allows computer programmers to access the functionality of published software modules and services on the web, which plays an important role in app development and network programming;

“Business Combination Agreement” means the business combination agreement dated as of February 27, 2024 and as amended on December 5, 2024 (as may be further amended, supplemented, or otherwise modified in accordance with its terms from time to time), by and among SKGR, Webull, Merger Sub I and Merger Sub II;

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“Closing” means the closing of the Business Combination contemplated by the Business Combination Agreement;

“Closing Date” means the day on which the Closing takes place;

“churned account” means a funded account whose account balance (measured as the fair value of assets in the customer’s account less the amount due from the customer) drops to or below zero for 45 or more consecutive calendar days as of the record date;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“customer(s)” means registered users who have opened a brokerage account through any of our licensed broker-dealers;

“customer assets” means the sum of the fair value of all equities, ETFs, options, warrants, and cash held by customers in their Webull brokerage accounts, net of customer margin balances, as of the record date;

“DARTs” means daily average revenue trades, which is the number of customer trades executed during a given period divided by the number of trading days in that period;

“Dissenting SKGR Shares” means SKGR Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by SKGR Shareholders who shall have validly exercised their dissenters’ rights for such SKGR Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and enforcement of dissenters’ rights;

“First Merger” means the merger whereby Merger Sub I will merge with and into SKGR, with SKGR being the surviving company as a wholly-owned subsidiary of Webull;

“Founder Shares” means 5,240,000 SKGR Class B Ordinary Shares held by the Initial Shareholders prior to the First Merger Effective Time, which were acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the SKGR IPO;

“funded account” means a Webull brokerage account into which the customer has made an initial deposit or money transfer, of any amount, whose account balance (which is measured as the fair value of assets in the customer’s account less the amount due from the customer) has not dropped to or below zero dollars for 45 consecutive calendar days as of the record date. Funded account reflects unique customers, multiple funded accounts by a single customer are counted as one funded account;

“Incentive Warrants” means, collectively, each redeemable warrant to purchase one Webull Class A Ordinary Share pursuant to the terms of the Incentive Warrant Agreement;

“Initial Shareholders” means the Sponsor and the independent directors of SKGR who hold the Founder Shares;

“Investment Company Act” means the Investment Company Act of 1940, as amended;

“Lock-Up Period” means a period commencing on the Closing Date and ending on the date that is one hundred and eighty (180) days from the Closing Date;

“Lock-Up Shares” means any Ordinary Share held by the Lock-Up Shareholders on the Closing Date and any Ordinary Shares acquired by the Lock-Up Shareholders upon the vesting or exercise of equity awards granted pursuant to the Company’s equity incentive plans;

“Lock-Up Shareholders” means the Members set forth on Schedule A attached to the Amended Webull Articles (and any other person to whom such person may transfer any Lock-Up Shares as permitted under clauses (a) through (h) of Article 6.9 of the Amended Webull Articles);

“Nasdaq” means the Nasdaq Stock Market LLC;

“Non-Redeeming SKGR Shares” means, without duplication, SKGR Ordinary Shares in respect of which the holder thereof is eligible (as determined in accordance with the SKGR Articles) and has not validly exercised (or has validly revoked, withdrawn or lost) his, her or its redemption right, excluding (i) Redeeming SKGR Shares and (ii) Dissenting SKGR Shares;

“Non-Redemption Agreements” means collectively, (i) the agreements entered into by and among SKGR, the Sponsor and certain SKGR Shareholders in December 2023, pursuant to which, (a) the Sponsor agreed to surrender to SKGR and forfeit for no consideration an aggregate of 1,279,536 SKGR Class B Ordinary Shares, and (b) SKGR agreed to issue or cause to be issued to such SKGR Shareholders, for no additional consideration, an aggregate of 1,279,536 SKGR Class A Ordinary Shares, and (ii) any Additional Non-Redemption Agreements;

“Overfunding Loans” means certain non-interest bearing loan in the amount of $5,240,000 made by the Sponsor to SKGR in connection with the SKGR IPO, which shall be settled upon Closing by converting such Overfunding Loans into SKGR Class A Ordinary Shares at a conversion price of $10.00 per share;

“Promissory Notes” means certain non-interest bearing promissory notes issued by SKGR in connection with the Working Capital Loans and the Overfunding Loans;

“Proposals” means the Business Combination Proposal, the Merger Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal;

“Public Shareholders” means holders of SKGR Public Shares;

“quarterly churn rate” means the ratio of (i) churned accounts during the current quarter to (ii) the sum of total funded accounts at the end of the preceding quarter and new funded accounts acquired during the current quarter;

“quarterly retention rate” means one minus the quarterly churn rate;

“Redeeming SKGR Shares” means SKGR Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the SKGR Articles) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its redemption right;

“registered user(s)” means those who have registered on our platform but not necessarily have opened a brokerage account;

“Second Merger” means the merger whereby SKGR (as the surviving entity of the First Merger) will merge with and into Merger Sub II, with Merger Sub II being the surviving company and remaining as a wholly-owned subsidiary of Webull;

“SKGR” means SK Growth Opportunities Corporation, a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination;

“SKGR Articles” means the amended and restated memorandum and articles of association of SKGR adopted pursuant to a special resolution passed on June 23, 2022 and amended by special resolutions dated December 27, 2023 and September 27, 2024;

“SKGR Board” means the board of directors of SKGR;

“SKGR Class A Ordinary Shares” means the Class A ordinary shares of SKGR, par value $0.0001 per share;

“SKGR Class B Ordinary Shares” means the Class B ordinary shares of SKGR, par value $0.0001 per share;

“SKGR IPO” means SKGR’s initial public offering consummated on June 28, 2022;

“SKGR Ordinary Shares” means, the ordinary shares of SKGR, par value $0.0001 per share, consisting of SKGR Class A Ordinary Shares and SKGR Class B Ordinary Shares;

“SKGR Private Warrants” means the warrants sold to the Sponsor in the private placement consummated concurrently with the SKGR IPO, each entitling its holder to purchase one SKGR Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment;

“SKGR Public Shares” means the SKGR Class A Ordinary Shares issued at the SKGR IPO;

“SKGR Public Warrants” means the redeemable warrants issued in the SKGR IPO, each entitling its holder to purchase one SKGR Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment;

“SKGR Shareholders” means holders of SKGR Class A Ordinary Share and SKGR Class B Ordinary Share;

“SKGR Treasury Shares” means any SKGR Ordinary Shares that are owned by SKGR as treasury shares or any SKGR Ordinary Shares owned by any direct or indirect subsidiary of SKGR immediately prior to the First Merger Effective Time;

“SKGR Warrants” means collectively, the SKGR Private Warrants and the SKGR Public Warrants;

“Sponsor” means Auxo Capital Managers LLC, a Delaware limited liability company established for the purpose of forming and managing SKGR;

“Surviving Company” means Merger Sub II, as the surviving company after the consummation of the Second Merger;

“Surviving Entity” means SKGR, as the surviving company after the consummation of the First Merger;

“SKGR Units” means the unit issued in the SKGR IPO, each consisting of one SKGR Class A Ordinary Share and one-half of one SKGR Public Warrant;

“Trust Account” means the U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee, pursuant to an Investment Management Trust Agreement by and between SKGR and Continental Stock Transfer & Trust Company dated June 23, 2022;

“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

“Webull” means Webull Corporation, a Cayman Islands exempted company, and its subsidiaries;

“Webull Options” means all share options to acquire Webull Ordinary Shares, whether or not exercisable and whether or not issued immediately prior to the First Merger Effective Time under the global share incentive plan of Webull or otherwise;

“Webull Class A Ordinary Shares” mean the Class A ordinary shares of Webull, par value US$0.00001 per share, each entitled holder thereof to one vote;

“Webull Class B Ordinary Shares” mean the Class B ordinary shares of Webull, par value US$0.00001 per share, each entitled holder thereof to 20 votes;

“Webull Ordinary Shares” means ordinary shares of Webull, par value US$0.00001 per share, consisting of Webull Class A Ordinary Shares and Webull Class B Ordinary Shares;

“Webull Warrants” means the warrants into which the SKGR Warrants convert at the First Merger Effective Time, each entitling its holder to purchase one Webull Class A Ordinary Share at a price of US$11.50 per share, subject to adjustment; and

“Working Capital Loans” means any loan made to SKGR by any of the Sponsor, an affiliate of the Sponsor, or any of SKGR’s officers or directors, and evidenced by one or more Promissory Notes, for the purpose of financing costs incurred in connection with a Business Combination. For the avoidance of doubt, the Overfunding Loans shall not be deemed Working Capital Loans.

Unless otherwise specified, the voting and economic interests of the combined company’s shareholders set forth in this proxy statement/prospectus assume the following:

•        Webull is valued at $5,000,000,000 on a pre-money equity value basis.

•        No PIPE Investment (as defined herein) has been secured and as a result, no PIPE Investor (as defined herein) will hold any Webull Class A Ordinary Share following the Closing.

•        The Sponsor will forfeit an aggregate of up to 3,279,536 Founder Shares pursuant to the Non-Redemption Agreements and/or the Sponsor Support Agreement, as amended, and the Sponsor will receive 524,000 SKGR Class A Ordinary Shares in connection with the settlement of the Overfunding Loans (which will be converted into SKGR Class A Ordinary Shares at a conversion price of $10.00 per share).

•        As a result of the forfeiture and the issuance discussed in the foregoing sentence, the Initial Shareholders will hold an aggregate of at least 2,484,464 Founder Shares immediately prior to the First Merger Effective Time, of which, 2,394,464 will be held by the Sponsor and 90,000 will be held by the other Initial Shareholders.

•        The Initial Shareholders and holders of any equity securities of Webull do not purchase any SKGR Public Shares in the open market.

•        No SKGR Public Shareholders exercise dissenters’ rights pursuant to the Cayman Companies Act.

•        No SKGR Public Share or Founder Share is held in SKGR’s treasury or owned by Webull, Merger Sub I or Merger Sub II, or any wholly-owned subsidiary of Webull.

•        No Working Capital Loan or any other loan extended to SKGR by the Sponsor will be converted into securities of SKGR or Webull.

•        There are no other issuances of equity interests of SKGR or Webull not described in this proxy statement/prospectus.

•        None of the Initial Shareholders resell any of Webull Class A Ordinary Shares to be received by such Initial Shareholders in the Business Combination pursuant to this proxy statement/prospectus.

In addition, unless otherwise specified, the voting and economic interests of the combined company’s shareholders set forth in this proxy statement/prospectus do not take into account (i) the SKGR Public Warrants or the SKGR Private Warrants, which will convert into Webull Warrants at the Closing, and which will remain outstanding following the Business Combination, so may be exercised at a later date, or (ii) the Incentive Warrants, which will remain outstanding following the Business Combination and may be exercised at a later date. The SKGR Public Warrants represent 10,480,000 redeemable warrants issued in the SKGR IPO, each entitling its holder to purchase one SKGR Public Share at an exercise price of $11.50 per share, subject to adjustment. The SKGR Private Warrants represent 6,792,000 warrants sold to the Sponsor in the private placement consummated concurrently with the SKGR IPO, each entitling its holder to purchase one SKGR Public Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, SKGR Public Warrants and SKGR Private Warrants will be automatically and irrevocably assumed by Webull and converted into Webull Warrants, each entitling its holder to purchase one Webull Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. At the Closing, Incentive Warrants will be issued by Webull to holders of Non-Redeeming SKGR Share (other than the Initial Shareholders or any holder of SKGR Treasury Shares), each entitling its holder to purchase one Webull Class A Ordinary Share at an initial exercise price of $10.00 per share (subject to adjustment pursuant to the terms of the Incentive Warrant Agreement).

Certain sections in this proxy statement/prospectus refer to a “no redemption” scenario, a “50% redemption scenario” or a “maximum redemption” scenario. Unless otherwise specified, these scenarios assume for illustrative purposes that all of the assumptions described above apply, except for the following:

•        In respect of the no redemption scenario, no SKGR Public Share is redeemed by the Public Shareholders, and 29,732,960 Incentive Warrants are issued to the holders of Non-Redeeming SKGR Shares (other than the Initial Shareholders or any holder of SKGR Treasury Shares). It is assumed that 3,279,536 SKGR Class A Ordinary Shares are issued to the SKGR Shareholders who are parties to the Non-Redemption Agreements in the no redemption scenario.

•        In respect of the 50% redemption scenario, 4,866,480 SKGR Public Shares are redeemed by the Public Shareholders and 24,866,480 Incentive Warrants are issued to the holders of Non-Redeeming SKGR Shares (other than the Initial Shareholders or any holder of SKGR Treasury Shares). It is assumed that 2,279,536 SKGR Class A Ordinary Shares are issued to the SKGR Shareholders who are parties to the Non-Redemption Agreements in the 50% redemption scenario.

•        In respect of the maximum redemption scenario, 9,732,960 SKGR Public Shares are redeemed by the Public Shareholders, no Incentive Warrant is issued and 1,279,536 SKGR Class A Ordinary Shares are issued to the SKGR Shareholders who are parties to the Non-Redemption Agreements.

x

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to SKGR Shareholders. SKGR Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: SKGR and Webull have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement and amendment thereto is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 and SKGR encourages its shareholders to read it in its entirety. SKGR Shareholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, pursuant to which, among other things, Merger Sub I will merge with and into SKGR, with SKGR surviving the merger as the Surviving Entity and becoming a wholly-owned subsidiary of Webull, and immediately thereafter and as part of the same overall transaction, the Surviving Entity will merge with and into Merger Sub II, with Merger Sub II surviving the merger as the Surviving Company and remaining a wholly-owned subsidiary of Webull, which will be the parent/public company following the Business Combination, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby. See “Proposal One — The Business Combination Proposal.”

Q: Are there any other matters being presented to shareholders at the extraordinary general meeting?

A: In addition to voting on the Business Combination Proposal, the SKGR Shareholders will vote on the following proposals:

•        To approve the Plan of First Merger by special resolution. See the section of this proxy statement/prospectus titled “Proposal Two — the Merger Proposal;”

•        To approve each of the Advisory Organizational Documents Proposals, on a non-binding advisory basis, by ordinary resolution. See the section of this proxy statement/prospectus titled “Proposal Three — the Advisory Organizational Documents Proposals;” and

•        To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. See the section of this proxy statement/prospectus titled “Proposal Four — The Adjournment Proposal.”

The Business Combination cannot be completed unless SKGR Shareholders approve the Business Combination Proposal and the Merger Proposal (collectively, the “Condition Precedent Proposals”) at the extraordinary general meeting.

The approval of each of the Business Combination Proposal, Advisory Organizational Documents Proposals and the Adjournment Proposal are being proposed as an ordinary resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

The approval of the Merger Proposal is being proposed as a special resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a majority of at least two-thirds of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

SKGR will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. SKGR Shareholders should read it carefully.

The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Are the Proposals conditioned on one another?

A: SKGR may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the extraordinary general meeting. Each Condition Precedent Proposal is cross-conditioned on the approval and adoption of the other Condition Precedent Proposal. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q: Why is SKGR providing shareholders with the opportunity to vote on the Business Combination?

A: Pursuant to the SKGR Articles, SKGR is required to provide shareholders with an opportunity to have their SKGR Public Shares redeemed for cash upon the consummation of its initial business combination, either through a general shareholder meeting or tender offer. Due to the structure of the Transactions, SKGR is providing this opportunity through a shareholder vote.

Q: What will happen to SKGR’s securities upon consummation of the Business Combination?

A: The SKGR Units, SKGR Class A Ordinary Shares, and SKGR Warrants are currently listed on The Nasdaq Global Market under the symbols “SKGRU,” “SKGR” and “SKGRW,” respectively. These SKGR’s securities will cease trading upon consummation of the Business Combination.

Q: Following the Business Combination, will Webull’s securities trade on a stock exchange?

Webull intends to apply for listing of the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants on Nasdaq under the proposed symbol “            ,” “            ” and “            ,” respectively, to be effective upon the consummation of the Business Combination. It is a condition to the consummation of the Business Combination that the Webull Class A Ordinary Shares and Incentive Warrants to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance) (the “Listing Condition”). However, it is not a condition to the consummation of the Business Combination that Webull Warrants be approved for listing on Nasdaq, and the Listing Condition may be waived in accordance with the terms of the Business Combination Agreement. As a result, the Business Combination may be consummated even if such listing of Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants is not approved.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Webull’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Relating to Ownership of Securities of Webull — There can be no assurance that Webull’s securities will be approved for listing on Nasdaq following the Closing or that Webull will be able to comply with the continued listing standards of Nasdaq” and “Risk Factors — Risks Relating to Ownership of Securities of Webull — A market for Webull’s securities may not develop, which would adversely affect the liquidity and price of Webull’s securities.”

Q: What is the value of the equity stake to be received by SKGR Shareholders in connection with the Business Combination?

A: The following table sets forth the amount of consideration received or to be received by (1) the Existing Webull Shareholders, (2) the SKGR Public Shareholders, (3) the holders of SKGR Public Warrant, (4) the Sponsor, and (5) the Initial Shareholders (other than the Sponsor) in connection with the Business Combination, in each case, assuming no redemption, 50% redemption and 100% redemption. Unless otherwise specified, the share amounts have been determined under the assumptions set forth under the section of this proxy statement/prospectus titled “Frequently Used Terms and Basis of Presentation.” If the actual facts are different from the foregoing assumptions, the share amounts and cash value set forth below will be different.

	Assuming no redemption scenario		Assuming 50% redemption scenario		Assuming maximum redemption scenario
	Number of Webull Ordinary Shares	Value ($)	Number of Webull Ordinary Shares	Value ($)	Number of Webull Ordinary Shares	Value ($)
Existing Webull Shareholders(1)
– Share consideration	455,599,005	4,555,990,050	455,599,005	4,555,990,050	455,599,005	4,555,990,050
– Warrant consideration(2)	20,000,000	—	20,000,000	—	20,000,000	—
SKGR Public Shareholders
– Share consideration	13,012,496	130,124,960	7,146,016	71,460,160	1,279,536	12,795,360
– Warrant consideration(3)	9,732,960	—	4,866,480	—	—	—
Holders of SKGR Public Warrant(4)	10,480,000	—	10,480,000	—	10,480,000	—
Sponsor
– Share consideration	2,394,464	23,944,640	2,394,464	23,944,640	2,394,464	23,944,640
– Warrant consideration(5)	6,792,000	—	6,792,000	—	6,792,000	—
Initial Shareholders (other than the Sponsor)	90,000	900,000	90,000	900,000	90,000	900,000

____________

(1)      Includes Webull Ordinary Shares to be held by Webull Partners Limited on behalf of holders of equity incentive awards issued by Webull under the 2021 Global Share Incentive Plan of Webull. The value of the consideration to be received by the Existing Webull Shareholder is calculated based on a deemed value of $10.00 per share.

(2)      Represents the number of Webull Ordinary Shares issuable upon the exercise of the Incentive Warrants that were issued to certain Existing Webull shareholders and that will remain outstanding immediately following the Business Combination. The Incentive Warrants are expected to have zero initial cash value, as both the value of Webull Class A Ordinary Share on the Closing Date and the initial exercise price of Incentive Warrant are $10.

(3)      Represents the number of Webull Ordinary Shares issuable upon the exercise of the Incentive Warrants that were issued to the non-redeeming SKGR Public Shareholders and that will remain outstanding immediately following the Business Combination. The Incentive Warrants are expected to have zero initial cash value, as both the value of Webull Class A Ordinary Share on the Closing Date and the initial exercise price of Incentive Warrant are $10.

(4)      Represents the number of Webull Ordinary Shares issuable upon the exercise of Webull Warrants converted from the SKGR Public Warrants. The Webull Warrants to be received by holders of SKGR Public Warrants have zero initial cash value, as such Webull Warrants are expected to be out of money on the Closing Date.

(5)      Represents the number of Webull Ordinary Shares issuable upon the exercise of Webull Warrants converted from the SKGR Private Warrants. The Webull Warrants to be received by the Sponsor have zero initial cash value, as such Webull Warrants are expected to be out of money on the Closing Date.

Q: What equity stake will holders of SKGR Class A Ordinary Shares, SKGR Class B Ordinary Shares and Webull Ordinary Shares have upon completion of the Business Combination, and what effect will the potential sources of dilution have on the same?

A: Upon consummation of the Business Combination, Webull will become a public company. The existing holders of SKGR Ordinary Shares and SKGR Warrants will become holders of Webull Ordinary Shares, Webull Warrants and Incentive Warrants. It is anticipated that, upon completion of the Business Combination, the ownership of Webull Ordinary Shares will be set forth in the tables below, assuming no redemption, 50% redemption and 100% redemption. The potential source of dilution includes (i) the issuance of up to 44,400,984 Webull Ordinary Shares reserved for issuance under the 2021 Global Share Incentive Plan of Webull, and (ii) the full exercise of the Webull Warrants and the Incentive Warrants. Unless otherwise specified, the share amounts and percentage ownership numbers have been determined under the assumptions set forth under the section of this proxy statement/prospectus titled “Frequently Used Terms and Basis of Presentation.” If the actual facts are different from the foregoing assumptions, the share amounts and percentage ownership numbers set forth below will be different.

	Assuming no redemption scenario		Assuming 50% redemption scenario		Assuming maximum redemption scenario
	Number of Webull Ordinary Shares	Share Ownership %	Number of Webull Ordinary Shares	Share Ownership %	Number of Webull Ordinary Shares	Share Ownership %
Holders of Webull Ordinary Shares Not Reflecting Potential Sources of Dilution
Existing Webull Shareholders(1)	455,599,005	96.71%	455,599,005	97.93%	455,599,005	99.18%
SKGR Public Shareholders(2)	13,012,496	2.76%	7,146,016	1.54%	1,279,536	0.28%
Initial Shareholders(3)	2,484,464	0.53%	2,484,464	0.53%	2,484,464	0.54%
Pro Forma Webull Ordinary Shares Outstanding at Closing	471,095,965	100.00%	465,229,485	100.00%	459,363,005	100.00%

	Assuming no redemption scenario		Assuming 50% redemption scenario		Assuming maximum redemption scenario
	Number of Webull Ordinary Shares	Share Ownership %	Number of Webull Ordinary Shares	Share Ownership %	Number of Webull Ordinary Shares	Share Ownership %
Pro Forma Book Value of Equity	$587,072,742		$533,438,442		$476,837,856
Pro Forma Book Value per Share	$1.25		$1.15		$1.04
Total Webull Ordinary Shares Outstanding at Closing Not Reflecting Potential Sources of Dilution	471,095,965	83.49%	465,229,485	84.05%	459,363,005	84.64%
	Assuming no redemption scenario		Assuming 50% redemption scenario		Assuming maximum redemption scenario
	Number of Webull Ordinary Shares	Share Ownership %	Number of Webull Ordinary Shares	Share Ownership %	Number of Webull Ordinary Shares	Share Ownership %
Potential Sources of Dilution
Shares reserved for issuance under the 2021 Global Share Incentive Plan of Webull(4)	44,400,984	7.87%	44,400,984	8.02%	44,400,984	8.18%
Shares underlying SKGR Public Warrants	10,480,000	1.86%	10,480,000	1.89%	10,480,000	1.93%
Shares underlying SKGR Private Warrants(5)	8,512,000	1.51%	8,512,000	1.54%	8,512,000	1.57%
Shares underlying Incentive Warrants(8)	29,732,960	5.27%	24,866,480	4.49%	20,000,000	3.68%
Total Webull Ordinary Shares Outstanding at Closing (including Ordinary Shares reserved for Webull’s 2021 Global Incentive Plan, Webull Ordinary Shares underlying SKGR Public Warrants, SKGR Private Warrants, and Incentive Warrants)	564,221,909	100.00%	553,488,949	100.00%	542,755,989	100.00%

Holders of Webull Ordinary Shares Reflecting Potential Sources of Dilution
Existing Webull Shareholders(1)(4)	519,999,989	92.16%	519,999,989	93.95%	519,999,989	95.81%
SKGR Public Shareholders(6)	33,225,456	5.89%	22,492,496	4.06%	11,759,536	2.17%
Initial Shareholders(7)	10,996,464	1.95%	10,996,464	1.99%	10,996,464	2.03%
Pro Forma Book Value of Equity	$587,072,742		$533,438,442		$476,837,856
Pro Forma Book Value per Share	$1.04		$0.96		$0.88

____________

(1)      Includes Webull Ordinary Shares to be held by Webull Partners Limited on behalf of holders of equity incentive awards issued by Webull under the 2021 Global Share Incentive Plan of Webull.

(2)      Does not include (i) SKGR Public Warrants that will be converted into Webull Warrants and remain outstanding immediately following the Business Combination, which may be exercised thereafter to acquire Webull Ordinary Shares, or (ii) Incentive Warrants that will remain outstanding immediately following the Business Combination, which may be exercised thereafter to acquire Webull Ordinary Shares.

(3)      Does not include SKGR Private Warrants that will be converted into Webull Warrants and remain outstanding immediately following the Business Combination, which may be exercised thereafter to acquire Webull Ordinary Shares.

(4)      Represents the issuance of up to 44,400,984 Webull Ordinary Shares that were previously reserved for issuance under the 2021 Global Share Incentive Plan of Webull.

(5)      Represents the sum of 6,792,000 Webull Ordinary Shares underlying the SKGR Private Warrants (as converted into Webull Warrants) and 1,720,000 Webull Ordinary Shares issuable to the Sponsor, assuming the Working Capital Loans in the aggregate amount of $1,720,000 are converted into up to 1,720,000 SKGR Private Warrants, which are subsequently converted into Webull Warrants and fully exercised by the Sponsor following the Business Combination.

(6)      Includes 10,480,000 Webull Ordinary Shares underlying the SKGR Public Warrants (as converted into Webull Warrants), and the Webull Ordinary Shares underlying the Incentive Warrants, assuming full exercise of the Webull Warrants and the Incentive Warrants by the SKGR Public Shareholders.

(7)      Includes 6,792,000 Webull Ordinary Shares underlying the SKGR Private Warrants (as converted into Webull Warrants) and 1,720,000 Webull Ordinary Shares issuable to the Sponsor, assuming the Working Capital Loans in the aggregate amount of $1,720,000 are converted into up to 1,720,000 SKGR Private Warrants, which are subsequently converted into Webull Warrants and fully exercised by the Sponsor following the Business Combination.

(8)      Includes 20,000,000 Incentive Warrants issued to certain Existing Webull shareholders.

Q: When will the Initial Shareholders be entitled to transfer the Webull Class A Ordinary Shares and Webull Warrants?

A: In connection with the SKGR IPO, the Initial Shareholders entered into a certain letter agreement on June 23, 2022, pursuant to which the Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of an initial business combination of SKGR; and (ii) subsequent to such initial business combination (x) the date on which SKGR completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their SKGR Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of SKGR Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination of SKGR. Any permitted transferees will be subject to the same restrictions and other agreements of our Initial Shareholders with respect to any Founder Shares. The foregoing transfer restrictions is superseded by the transfer restrictions set forth in the Sponsor Support Agreement, to the extent it is not terminated in accordance with its terms. See “Agreements Entered into in Connection with the Business Combination — Sponsor Support Agreement.”

The following table summarizes the transfer restrictions applicable to the Initial Shareholders based on the terms of the Sponsor Support Agreement.

Subject Securities	Expiration Date	Parties Subject to Transfer Restrictions	Exceptions to Transfer Restrictions
Webull Ordinary Shares

Subject to certain exceptions, the Webull Ordinary Shares to be received by the Initial Shareholders at the Closing shall not be transferred or disposed of for a period of 12-months from the Closing Date.

The Sponsor John Boehner Martin Payne Michael Noonen

Among other exceptions, the transfer restrictions do not apply to (i) transfers made after the date on which the closing price of the Webull Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Closing Date; and (ii) transfers of not more than twenty-five percent (25%) of the number of Webull Ordinary Shares (as of immediately following the Closing) (which shall exclude any Webull Ordinary Shares acquired by the Initial Shareholders upon the conversion, exercise or exchange of Webull Warrants) held by the Initial Shareholders in order to satisfy, reduce or defray any actual or potential taxes imposed (or in the Initial Shareholders’ reasonable judgment expected to be imposed) on the Initial Shareholders or their affiliates as a result of any failure of the Mergers to qualify for the Intended Tax Treatment (as defined herein).

Webull Warrants	Subject to certain exceptions, 30 days after the Closing Date.	The Sponsor	Same as above, other than the exception in connection with the Intended Tax Treatment.

Q: Why is SKGR proposing the Business Combination?

A: SKGR is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On June 28, 2022, SKGR consummated its initial public offering of 20,000,000 SKGR Units, consisting of one SKGR Class A Ordinary Share and one-half of one SKGR Public Warrant at $10.00 per unit, generating gross proceeds of $200.0 million. Simultaneously with the closing of the SKGR IPO, SKGR closed the private placement of 6,600,000 SKGR Private Warrants, at a price of $1.00 per warrant to the Sponsor, generating proceeds of $6.6 million. Since SKGR IPO, SKGR’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of Webull and the industries in which Webull operates, including the financial and other information provided by Webull in the course of SKGR’s due diligence investigations, the SKGR Board believes that the Business Combination with Webull is in the best interests of SKGR and its shareholders. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal.”

Q: Did SKGR Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. The SKGR Board received two separate fairness opinions from Houlihan Capital, LLC (“Houlihan Capital”), as to the fairness, from a financial point of view, to the holders of SKGR Class A Ordinary Shares, as of February 27, 2024 and December 12, 2024, respectively. For more information, see the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Summary of Valuation Analysis and Opinions of Financial Advisor to the SKGR Board and Holders of SKGR Class A Ordinary Shares” and the opinions of Houlihan Capital, copies of which are included as Annex D-1 and Annex D-2 to this proxy statement/prospectus.

Q: Do I have redemption rights?

A: Public Shareholders, excluding the Initial Shareholders, have the right to demand that SKGR redeem their SKGR Public Shares for a pro rata portion of the cash held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the SKGR Public Shares as “redemption rights.”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the SKGR Public Shares without SKGR’s prior consent. Accordingly, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the SKGR Public Shares.

Q: How do I exercise my redemption rights?

A: If you are a Public Shareholder and wish to exercise your right to have your SKGR Public Shares redeemed, you must:

•        submit a written request to Continental Stock Transfer & Trust Company, SKGR’s transfer agent, in which you (i) request that SKGR redeem all or a portion of your SKGR Public Shares for cash, and (ii) identify yourself as the beneficial holder of the SKGR Public Shares and provide your legal name, phone number and address; and

•        deliver your Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company.

Holders of SKGR Public Shares must complete the procedures for electing to redeem their SKGR Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2025, two (2) business days prior to the vote at the extraordinary general meeting in order for their SKGR Public Shares to be redeemed.

The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

If you hold the SKGR Public Shares in “street name,” you will have to coordinate with your broker or bank to have the SKGR Public Shares you beneficially own certificated and delivered electronically.

Holders of SKGR Units must elect to separate the SKGR Units into the underlying SKGR Public Shares and SKGR Public Warrants prior to exercising redemption rights with respect to the SKGR Public Shares. If holders hold their SKGR Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the SKGR Units into the underlying SKGR Public Shares and SKGR Public Warrants, or if a holder holds SKGR Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its SKGR Public Shares.

If the Business Combination is not consummated, the SKGR Public Shares will not be redeemed and instead share certificates representing the same (if any) will be returned to the respective holder, broker or bank. In such case, SKGR Shareholders may only share in the assets of the Trust Account upon the liquidation of SKGR. This may result in SKGR Shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

If a Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the SKGR Public Shares he, she or it holds and the Business Combination is consummated, SKGR will redeem such SKGR Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to SKGR (less taxes payable and up to $100,000 of interest to pay dissolution expenses). For illustrative purposes, as of            , 2025, the Record Date, this would have amounted to approximately $            per issued and outstanding SKGR Public Share. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of SKGR’s creditors, if any, which would have priority over the claims of SKGR Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to Public Shareholders electing to redeem their SKGR Public Shares shall be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a Public Shareholder, may be withdrawn if the SKGR Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Such a request must be made by contacting Continental Stock Transfer & Trust Company, at the phone number or address listed under the question “Who can help answer my questions?” below.

No request for redemption shall be honored unless the holder’s share certificates (if any) or shares have been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company, in the manner described above, at least two (2) business days prior to the vote at the extraordinary general meeting.

If you exercise your redemption rights, then you shall be exchanging your SKGR Public Shares for cash and shall not be entitled to receive any Webull Class A Ordinary Shares in respect of such redeemed shares upon consummation of the Business Combination.

If you are a holder of SKGR Public Shares and you exercise your redemption rights, such exercise shall not result in the loss of any SKGR Warrants that you may hold. Assuming 100% redemption, the SKGR Warrants owned by such redeeming Public Shareholders will be worth approximately $            million in the aggregate based on the closing price of SKGR Warrants on the Record Date of $            .

The closing price of SKGR Public Shares on the Record Date was $            . The cash held in the Trust Account on such date was approximately $            million (approximately $            per SKGR Public Share). Prior to exercising redemption rights, Public Shareholders should verify the market price of SKGR Public Shares as they may receive higher proceeds from the sale of their SKGR Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SKGR cannot assure its shareholders that they shall be able to sell their SKGR Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

For the procedures to be followed if you wish to redeem your shares for cash, see the section of this proxy statement/prospectus titled “Extraordinary General Meeting of SKGR Shareholders — Redemption Rights.”

Q: If I am a holder of SKGR Public Warrants, can I exercise redemption rights with respect to my warrants?

A: No. The holders of SKGR Public Warrants have no redemption rights with respect to such securities.

Q: What are the U.S. federal income tax consequences to me if I exercise my redemption rights?

A: A holder of SKGR Public Shares who is a U.S. Holder (as defined below) and who exercises its redemption rights will receive cash in exchange for the tendered SKGR Public Shares. For U.S. federal income tax purposes, depending on whether the redemption qualifies as a sale of stock under Section 302 of the Code, such U.S. Holder will either be considered to have made a sale or exchange of such shares, or to have received a distribution with respect to such shares, which generally will be treated as a (i) dividend to the extent paid from current or accumulated earnings and profits of SKGR, as determined under U.S. federal income tax principles, (ii) return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s SKGR Public Shares, and then (iii) gain from the sale or exchange of such SKGR Public Shares. See the section of this proxy statement/prospectus titled “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — U.S. Holders Exercising Redemption Rights with Respect to SKGR Public Shares.”

Q: What are the U.S. federal income tax consequences of the Business Combination to me?

A: The tax treatment of the Business Combination will depend on whether the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”) and/or as part of an “exchange” under Section 351(a) of the Code (an “Exchange”). The parties to the Business Combination Agreement intend the Mergers to qualify both as a Reorganization and as part of an Exchange. However, there are significant factual and legal uncertainties in that regard. For example, for the Mergers to qualify as a Reorganization, the acquiring corporation must either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how these rules would apply in the case of an acquisition of a corporation with only investment-type assets, such as SKGR, or how redemptions by SKGR would impact this analysis. Moreover, for the Mergers to qualify as a Reorganization, it is necessary that the “continuity of interest” requirement as set forth in U.S. Treasury Regulations Section 1.368-1(e) be met, which would require that a substantial part of the value of the proprietary interests in SKGR be preserved in the Business Combination. If a significant number of SKGR Shareholders redeem their SKGR Public Shares, this requirement may not be satisfied, in which case the Mergers may not qualify as a Reorganization. Because the qualification of the Mergers as a Reorganization is based on certain facts that will not be known until or following the Closing and the legal uncertainties described above, the qualification of the Mergers as a Reorganization is subject to significant uncertainty. In addition, neither SKGR nor Webull intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the Business Combination qualifies as a Reorganization and/or an Exchange. Further, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify as a Reorganization and/or as part of an Exchange.

If the Mergers qualify as a Reorganization, U.S. Holders of SKGR Public Shares and SKGR Warrants generally will not recognize gain or loss on the exchange of SKGR Public Shares and SKGR Warrants for Webull Class A Ordinary Shares, Webull Warrants and/or Incentive Warrants. However, if the Business Combination does not qualify as a Reorganization but instead qualifies as an Exchange, the receipt of Webull Warrants and/or Incentive Warrants will generally be taxable. If the Business Combination does not qualify as either a Reorganization or as part of an Exchange for U.S. income tax purposes, then a U.S. Holder of SKGR Public Shares and/or SKGR Warrants generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Webull Class A Ordinary Shares, Webull Warrants and/or Incentive Warrants received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding SKGR Public Shares and/or SKGR Warrants surrendered by such U.S. Holder in the Business Combination. For further detail, see “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — The Business Combination.”

Even if the Business Combination otherwise qualifies as a Reorganization or an Exchange, U.S. Holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company (“PFIC”) rules, as described in more detail below under “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — The Business Combination — Application of the PFIC Rules to the Business Combination.”

U.S. Holders of SKGR Public Shares and/or SKGR Warrants should consult their tax advisors to determine the tax consequences of the redemption and the Business Combination, and the application of the PFIC rules to their specific situation in connection with the redemption and the Business Combination.

Q: Do I have dissenters’ rights if I object to the proposed Business Combination?

A: Holders of record of SKGR Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of SKGR Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its SKGR Ordinary Shares must give written objection to the First Merger to SKGR prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. The Business Combination Agreement provides that, if any SKGR Shareholder exercises dissenters’ rights then, unless SKGR and Webull elect by agreement in writing otherwise, the First Merger shall not be consummated before the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act. SKGR believes that such fair value would equal the amount that SKGR Shareholders would obtain if they exercised their redemption rights as described herein. A SKGR Shareholder which elects to exercise dissenters’ rights must do so in respect of all of the SKGR Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of SKGR Shareholders — Dissenters’ Rights under the Cayman Companies Act.”

SKGR Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the dissenters’ rights under the Cayman Companies Act. Public Shareholders who elect to exercise dissenters’ rights will lose their right to exercise their redemption rights as described herein.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: As of the Record Date, the cash held in the Trust Account on such date was approximately $            million. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, Public Shareholders who exercise redemption rights. Any remaining cash will be transferred to a segregated bank account designated by Webull for its immediate use in connection with calculating the taxable income of SKGR Shareholders.

Q: What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders. To the extent that there are fewer SKGR Public Shares and Public Shareholders, the trading market for the Webull Class A Ordinary

Shares may be less liquid than the market was for the SKGR Class A Ordinary Shares prior to the Transactions, and Webull may not be able to meet the listing standards of Nasdaq. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Webull to be used in its business following the consummation of the Business Combination.

Q: What happens if the Business Combination is not consummated?

A: If SKGR does not complete the Business Combination with Webull for whatever reason, SKGR would search for another target business with which to complete a business combination. In accordance with the SKGR Articles, if SKGR has not consummated an initial business combination by March 31, 2025 (or such later date as may be approved by SKGR shareholders in an amendment to the SKGR Articles), SKGR will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the SKGR Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SKGR’s remaining shareholders and SKGR Board, liquidate and dissolve, subject in each case, to SKGR’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to SKGR Warrants, which will expire worthless if SKGR fails to consummate an initial business combination prior to March 31, 2025 (or such later date as may be approved by SKGR shareholders in an amendment to the SKGR Articles). SKGR Articles provide that, if SKGR winds up for any other reason prior to the consummation of an initial business combination, SKGR will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Q: How do the Sponsor and the officers and directors of SKGR intend to vote on the proposals?

A: The Initial Shareholders beneficially own and are entitled to vote an aggregate of approximately            % of the outstanding SKGR Ordinary Shares as of the Record Date. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Assuming all issued and outstanding SKGR Ordinary Shares are voted, in addition to the SKGR Ordinary Shares held by the Initial Shareholders, SKGR would need (i)            SKGR Public Shares, or approximately            %, of the            SKGR Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved, and (ii)            , or approximately            %, of the            SKGR Public Shares to be voted in favor of the Merger Proposal in order to have the Merger Proposal approved. Assuming the minimum number of SKGR Ordinary Shares necessary for a quorum is present at the extraordinary general meeting, the Business Combination Proposal and the Merger Proposal will be approved without any additional vote from holders of SKGR Public Shares, because the Initial Shareholders have agreed to be present at the extraordinary general meeting and vote their shares in favor of the Business Combination Proposal and the Merger Proposal, and their presence would constitute a quorum under the SKGR Articles and be sufficient to approve the Proposals.

The Initial Shareholders have also agreed, prior to the SKGR IPO, to waive their redemption rights. The Initial Shareholders did not receive any consideration for their waiver of redemption rights.

Q: What interests do the Sponsor and the current officers and directors of SKGR have in the Business Combination?

A: When considering SKGR Board’s recommendation to vote in favor of the Business Combination Proposal, the Merger Proposal and other Proposals described herein, SKGR shareholders should keep in mind that, aside from their interests as shareholders, the Sponsor and SKGR’s directors and officers have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of the SKGR Shareholders and holders of SKGR Warrants generally. These interests may have influenced the decision of SKGR Board to approve the Proposals and could incentivize SKGR’s officers, directors and the Sponsor to complete a business combination with a less favorable target company or on terms less favorable to Public Shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve SKGR. Shareholders should take these interests into account in deciding whether to approve the Proposals. These interests include, among other things:

•        The fact that immediately following the consummation of the Business Combination, the Initial Shareholders are expected to hold an aggregate of at least 2,484,464 Webull Class A Ordinary Shares on an as-converted basis, consisting of (i) 1,960,464 Webull Class A Ordinary Shares to be exchanged from SKGR Class B Ordinary Shares held by the Initial Shareholders, and (ii) 524,000 Webull Class A Ordinary Shares to be converted from the Overfunding Loans; and up to 8,512,000 Webull Class A Ordinary Shares underlying the Webull Warrants to be converted from the SKGR Private Warrants (including the SKGR Private Warrants that may be converted from the Working Capital Loans) at the First Merger Effective Time, each entitling the Sponsor to purchase one Webull Class A Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate, would represent approximately 1.95% and 2.03% ownership interest in Webull following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis.

•        The fact that the Sponsor acquired 6,600,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, and an additional 192,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, upon an over-allotment exercise on July 20, 2022.

•        The fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Founder Shares prior to the SKGR IPO, of which (i) 2,875,000 Founder Shares were surrendered and cancelled by SKGR prior to the SKGR IPO, (ii) 90,000 Founder Shares were transferred to independent directors of SKGR prior to the SKGR IPO, (iii) 510,000 Founder Shares were forfeited due to the failure of the underwriter to fully execute their over-allotment option; (iv) 1,279,536 Founder Shares will be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time in connection with certain Non-Redemption Agreements with unaffiliated third-party investors entered into in December 2023, and (v) up to 2,000,000 Founder Shares may be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time pursuant to the Sponsor Support Agreement, as amended, and the Additional Non-Redemption Agreements. All of the remaining 1,870,464 Founder Shares are subject to certain transfer restrictions as described in this proxy statement/prospectus and that such remaining Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $21.6 million, based on the most recent closing price of the SKGR Class A Ordinary Shares of $11.54 per share on December 2, 2024.

•        The fact that SKGR’s independent directors own an aggregate of 90,000 Founder Shares that acquired from the Sponsor at a purchase price of approximately $0.003 per share. The 90,000 Founder Shares held by such independent directors are subject to certain transfer restrictions as described in this proxy statement/prospectus and such Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $1.0 million, based on the most recent closing price of the SKGR Class A Ordinary Shares of $11.54 per share on December 2, 2024.

•        The fact that if the Business Combination or another business combination is not consummated by March 31, 2025 (or such later date as may be approved by SKGR shareholders in an amendment to the SKGR Articles), SKGR will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SKGR Public Shares for cash and, subject to the approval of its remaining shareholders and SKGR Board, liquidating and dissolving. In such event, the Founder Shares held by the Sponsor and SKGR’s independent directors, and the 6,792,000 SKGR Private Warrants held by the Sponsor (for which the Sponsor paid an aggregate of approximately $6.8 million) would be worthless because the holders of SKGR Class B Ordinary Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the SKGR Private Warrants will not be exercisable. If the Business Combination is not consummated, the Sponsor will forfeit an aggregate of up to 3,279,536 Founder Shares pursuant to the Non-Redemption Agreements and/or the Sponsor Support Agreement,

assuming the Webull Class A Ordinary Shares to be issued to the Initial Shareholders are valued at $10.00, and further taking into account the Working Capital Loans extended by the Sponsor to SKGR and any net fees due, both of which will not be paid, the Sponsor could potentially lose approximately $20.9 million in the aggregate. In addition, the independent directors of SKGR could lose in the aggregate of $900,000 with respect to their Founder Shares. On the other hand, if the Business Combination is consummated, each outstanding SKGR Ordinary Share will be converted into one Webull Class A Ordinary Share, and each SKGR Warrant will be converted into one Webull Warrant. Given (i) the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the SKGR Class A Ordinary Shares, (ii) the differential in the purchase price that the Sponsor paid for the SKGR Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Webull Class A Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Founder Shares and/or SKGR Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Public Shareholders have a negative return on their investment.

•        The fact that if the Trust Account is liquidated, the Sponsor has agreed to indemnify SKGR to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.25 per SKGR Public Share and (ii) the actual amount per SKGR Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SKGR Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, by the claims of (1) any third party for services rendered or products sold to SKGR or (2) a prospective target business with which SKGR has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account.

•        The fact that the Sponsor may convert the Working Capital Loans into SKGR Private Warrants or SKGR Class A Ordinary Shares, and convert the Overfunding Loans into SKGR Class A Ordinary Shares, which will then be exchanged for Webull Warrants and Webull Class A Ordinary Shares, respectively, upon the consummation of the Business Combination. As of the date of this proxy statement/prospectus, an aggregate of $5,240,000 Overfunding Loans and an aggregate of $1,720,000 Working Capital Loans have been extended by the Sponsor to SKGR.

•        The fact that the Business Combination Agreement provides for the continued indemnification of SKGR’s current directors and officers and the continuation of directors and officers liability insurance covering SKGR’s current directors and officers.

•        The fact that Webull agreed to reimburse a portion of the monthly deposits and other legal expenses incurred by Sponsor in connection with the extraordinary general meeting of SKGR Shareholders to amend the SKGR Articles, and other operations of SKGR.

•        The fact that Webull agreed to indemnify, to the extent permitted by law, the Initial Shareholders against losses resulting from or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any information of Webull that it has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication (within the meaning of Rule 405 under the Securities Act) with investors, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

•        The fact that the Initial Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights following consummation of the Business Combination.

•        The fact that under the Sponsor Support Agreement, the Initial Shareholders are entitled to the Tax Indemnity.

•        The fact that in addition to these interests of the Sponsor and SKGR’s officers, directors and advisors, to the fullest extent permitted by applicable laws, the SKGR Articles waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SKGR Articles or in the future, and SKGR will renounce any expectancy that any of the directors or officers of SKGR will offer any such corporate opportunity of which he or she may become aware to SKGR. SKGR does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, SKGR does not believe that the waiver of the application of the corporate opportunity doctrine in the SKGR Articles had any impact on its search for a potential business combination target.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the SKGR extraordinary general meeting, which is set for            , 2025; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Agreement.”

Q: What do I need to do now?

A: SKGR urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of SKGR. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the extraordinary general meeting take place?

A: The extraordinary general meeting will be held on            , 2025, at            a.m., Eastern Time, at            and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/            and following the instructions set forth below. However, in order to maintain the interactive nature of the extraordinary general meeting, virtual attendees will be able to:

•        vote via the web portal during the extraordinary general meeting webcast; and

•        submit questions or comments to SKGR’s directors and officers during the extraordinary general meeting.

Shareholders may submit questions or comments during the meeting through the extraordinary general meeting webcast by typing in the “Submit a question” box. Please note that questions will only be answered after the extraordinary general meeting and will be sent to you via the email you provided when registering for the extraordinary general meeting.

Q: How do I attend the extraordinary general meeting?

A: You are encouraged to attend the extraordinary general meeting virtually or in person. To register for and attend the extraordinary general meeting virtually, please follow these instructions as applicable to the nature of your ownership of SKGR Ordinary Shares:

•        Shares Held of Record.    If you are a record holder, and you wish to attend the extraordinary general meeting virtually, you may attend in person at            or go to https://www.cstproxy.com/            , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the extraordinary general meeting, you will need to log back into the meeting site using your control number.

•        Shares Held in Street Name.    If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street” name holders should contact Continental Stock Transfer & Trust Company on or before            , 2025.

Shareholders will also have the option to listen to the extraordinary general meeting by telephone by calling:

•        Within the U.S. and Canada: +            (toll-free)

•        Outside of the U.S. and Canada: +            (standard rates apply)

The passcode for telephone access:            . You will not be able to vote or submit questions unless you register for and log in to the extraordinary general meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of SKGR Ordinary Shares on the Record Date, you may vote by attending the extraordinary general meeting in person, or by virtually attending the extraordinary general meeting and submitting a ballot via the extraordinary general meeting webcast or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting in person or attend the extraordinary general meeting virtually and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The proposals to be presented at the extraordinary general meeting are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders of record may send a later-dated, signed proxy card to Continental Stock Transfer & Trust Company at the address set forth below so that it is received prior to the vote at the extraordinary general meeting, attending the extraordinary general meeting in person, or virtually attend the extraordinary general meeting and submit a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to Continental Stock Transfer & Trust Company, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to attend the extraordinary general meeting in person or attend the extraordinary general meeting virtually and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the extraordinary general meeting?

A: A quorum is the minimum number of SKGR Ordinary Shares that must be present to hold a valid meeting. A quorum would be the holders of one-third of the SKGR Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The SKGR Class A Ordinary Shares and SKGR Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting.

Q: What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

•        Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

•        Merger Proposal — The approval of the First Merger and the Plan of First Merger will require a special resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a majority of at least two-thirds of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

•        The Advisory Organizational Documents Proposals — The approval of the Advisory Organizational Documents Proposals will require an ordinary resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

•        The Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

Brokers are not entitled to vote on each of these proposals absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q: What happens if I fail to take any action with respect to the extraordinary general meeting?

A: If you fail to take any action with respect to the meeting and fail to redeem your SKGR Public Shares following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the SKGR Shareholders and consummated, you will become a shareholder of Webull.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder of SKGR, as applicable, and SKGR will continue to search for another target business with which to complete an initial business combination. If SKGR does not complete an initial business combination by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles), SKGR must cease all operations except for the purpose of winding up, redeem 100% of the outstanding SKGR Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of SKGR’s remaining shareholders and SKGR Board, liquidate and dissolve.

Q: What should I do with my share certificates?

A: Shareholders who do not elect to have their SKGR Public Shares redeemed for a pro rata share of the Trust Account should wait for instructions from Continental Stock Transfer & Trust Company regarding what to do with their certificates. SKGR Shareholders who exercise their redemption rights must deliver their share certificates (if any) and other redemption forms to Continental Stock Transfer & Trust Company (either physically or electronically) no later than two (2) business days prior to the extraordinary general meeting as described above.

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your SKGR Ordinary Shares in more than one brokerage account, you shall receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you shall receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SKGR Ordinary Shares.

Q: What happens if I sell my SKGR Ordinary Shares before the extraordinary general meeting?

A: The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your SKGR Ordinary Shares after the applicable Record Date, but before the extraordinary general meeting date, unless you grant a proxy to the transferee, you shall retain your right to vote at the extraordinary general meeting.

Q: Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A: SKGR will pay the cost of soliciting proxies for the extraordinary general meeting. SKGR has engaged Sodali & Co. to assist in the solicitation of proxies for the extraordinary general meeting. SKGR has agreed to reimburse Sodali & Co. for certain out-of-pocket expenses incurred on SKGR’s behalf, and to indemnify Sodali & Co. against certain losses, claims and liabilities arising from such engagement. SKGR will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SKGR Public Shares for their expenses in forwarding soliciting materials to beneficial owners of SKGR Public Shares and in obtaining voting instructions from those owners. SKGR’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Where can I find the voting results of the extraordinary general meeting?

A: The preliminary voting results will be announced at the extraordinary general meeting. SKGR will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four (4) business days after the extraordinary general meeting.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at:

Sodali & Co.
333 Ludlow Street, 5 Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: SKGR.info@investor.sodali.com

You may also obtain additional information about SKGR from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a Public Shareholder and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption documents (either physically or electronically) to Continental Stock Transfer & Trust Company at the address below at least two (2) business days prior to the vote at the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption forms, please contact:

Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York New York 10004
Email: E-mail: proxy@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement and amendment thereto attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. The Business Combination Agreement is the principal legal document that governs the Business Combination and the other transactions that shall be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal One — The Business Combination Proposal — The Business Combination Agreement.

The Parties to the Business Combination

SK Growth Opportunities Corporation

SK Growth Opportunities Corporation is a blank check company incorporated on December 8, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

SKGR consummated its initial public offering on June 28, 2022. The SKGR Units, the SKGR Public Shares and the SKGR Public Warrants are each traded on Nasdaq under the symbols “SKGRU,” “SKGR” and “SKGRW,” respectively.

SKGR’s business address is 288 Park Avenue S, #96693, New York, NY 10003, and its telephone number is +1 (917) 599-1622.

Webull

Webull is a leading digital investment platform built upon a next-generation, global infrastructure. Webull strives to be the platform of choice for a new generation of investors by building an efficient, low-cost, and easy-to-use global investment platform. Webull differentiates itself from other investment service providers by offering a mobile-first user experience, a broad range of investment products and extensive functionality constructed to help customers build wealth over time. Webull launched in the United States in 2018 and has since expanded to 15 regions covering Asia Pacific, Europe and Latin America. Today, the Webull App has been downloaded more than 40 million times, and has 22.1 million registered users globally.

The mailing address of Webull is 200 Carillon Parkway, St. Petersburg, Florida 33716. Webull’s telephone number in the United States is (917) 725-2448. Webull’s corporate website address is www.webullcorp.com. Webull’s website and the information contained on or accessed through the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

The officers and directors of Webull do not have any material interests in the Business Combination or any related financing transaction that consist of any interest in, or affiliation with, the Sponsor or SKGR.

Merger Sub I

Feather Sound I Inc. (“Merger Sub I”) is a newly incorporated Cayman Islands exempted company and a wholly-owned subsidiary of Webull. Merger Sub I was incorporated for the purpose of effectuating the Business Combination and has not engaged in any business activities or conducted any operations other than those in connection with the Business Combination. The address and telephone number of Merger Sub I’s principal executive offices are the same as those of Webull.

Merger Sub II

Feather Sound II Inc. (“Merger Sub II”) is a newly incorporated Cayman Islands exempted company and a wholly-owned subsidiary of Webull. Merger Sub II was incorporated for the purpose of effectuating the Business Combination and has not engaged in any business activities or conducted any operations other than those in connection with the Business Combination. The address and telephone number of Merger Sub II’s principal executive offices are the same as those of Webull.

Corporate History and Structure of Webull

Webull commenced its operations in February 2016 and began offering brokerage services in the United States in May 2018 through Webull Financial LLC (“Webull Financial”), a limited liability company incorporated under the laws of the State of Delaware in May 2017. Webull chose to launch its trading services in the United States first in order to take advantage of the magnitude of the market opportunity there.

In September 2019, Webull incorporated Webull Corporation under the laws of the Cayman Islands as its holding company. To facilitate its global expansion, Webull has obtained broker-dealer licenses, approvals or registrations in a number of international markets including Canada, Hong Kong, Singapore, Indonesia, Malaysia, Thailand, Australia, Japan, the United Kingdom, South Africa, and the Netherlands, and is in the process of securing the licenses required to commence operations in additional markets in Latin America. As Webull continues to expand its business globally, it will incorporate or acquire subsidiaries and obtain required licenses and approvals for its operations in additional jurisdictions.

The following diagram illustrates Webull’s corporate structure, including its principal broker-dealer entities and other subsidiaries as of the date of this proxy statement/prospectus:

The Business Combination Proposal (page 111)

The Business Combination Agreement

The SKGR Shareholders will vote upon a proposal to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of February 27, 2024 and as amended on December 5, 2024, by and among SKGR, Webull Corporation, Merger Sub I and Merger Sub II, a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 and the transactions contemplated therein. The Business Combination Agreement provides that (i) immediately prior to the effective time of the First Merger (as defined below) (the “First Merger Effective Time”), Webull and its subsidiaries will effectuate the Company Capital Restructuring (as defined below), (ii) promptly following the Company Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into SKGR (the “First Merger”), with SKGR surviving the First Merger as a wholly-owned subsidiary of Webull (such company, as the surviving entity of the First Merger, “Surviving Entity”), and (iii) promptly following the First Merger and at the effective time of the Second Merger (as defined below) (the “Second Merger Effective Time”), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Webull (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”). The closing of the Business Combination is herein referred to as the “Closing” and the date on which the Closing takes place is herein referred to as the “Closing Date.” The Company Capital Restructuring, the Mergers and each of the other transactions contemplated by the Business Combination Agreement or other transaction documents are collectively referred to as the “Transactions.” We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

Pro Forma Capitalization

Webull is valued at $5,000,000,000 on a pre-money equity value basis. It is estimated that, immediately after the consummation of the Business Combination, (x) under the no redemption scenario, (i) the existing shareholders of Webull will own 96.71% of the outstanding Webull Ordinary Shares, representing 99.24% of Webull’s total voting power (Mr. Anquan Wang, one of the founders of Webull, will own 17.62% of the outstanding Webull Ordinary Shares and own all of the outstanding Webull Class B Ordinary Shares, representing 81.05% of Webull’s total voting power), (ii) the SKGR Public Shareholders will own 2.76% of the issued and outstanding Webull Ordinary Shares, representing 0.59% of Webull’s total voting power, and (iii) the Initial Shareholders will own 0.53% of the issued and outstanding Webull Ordinary Shares, representing 0.17% of Webull’s total voting power, and (y) under the maximum redemption scenario, (i) the existing shareholders of Webull will own 99.18% of the issued and outstanding Webull Ordinary Shares, representing 99.77% of Webull’s total voting power, (ii) the SKGR Public Shareholders will own 0.28% of the issued and outstanding Webull Ordinary Shares, representing 0.06% of Webull’s total voting power, and (iii) the Initial Shareholders will own 0.54% of the issued and outstanding Webull Ordinary Shares, representing 0.17% of Webull’s total voting power. The foregoing numbers of percentage ownership have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation. If actual facts are different from the assumptions set forth therein, the percentage ownership numbers will be different.

Webull Capital Restructuring

On the Closing Date, immediately prior to the First Merger Effective Time, (i) immediately prior to the Share Subdivision (as defined below), each preferred share of Webull issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one ordinary share of Webull, par value $0.0001 per share (the “Pre-Subdivision Ordinary Share,” together with preferred shares of the Company, the “Pre-Subdivision Shares”) (the “Conversion”); (ii) immediately following the Conversion, the fifth amended and restated memorandum and articles of association of Webull shall be adopted and become effective (the “Charter Amendment”); (iii) immediately following the Conversion and the Charter Amendment, (A) each Pre-Subdivision Ordinary Share (excluding any Pre-Subdivision Ordinary Shares held by the holding vehicles controlled by founders of Webull (the “Founder Holdcos”)) issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of Webull Class A Ordinary Shares determined by multiplying each such Pre-Subdivision Ordinary Share by 3.3593 (the “Share Subdivision Factor”), and re-designated as Webull Class A Ordinary Shares; and (B) each Pre-Subdivision Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time and held by the Founder Holdcos shall be subdivided into a number of Webull Class B Ordinary Shares determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Webull Class B Ordinary Shares (the transactions contemplated by (A) and (B), collectively referred to herein as the “Share Subdivision”; the Conversion, the Charter Amendment and the Share Subdivision collectively referred to as the “Company Capital Restructuring”), provided, that no fractional Webull Ordinary Shares will be issued by virtue of the Share Subdivision, and each Webull shareholder that would otherwise be so entitled to a fraction of a Webull Ordinary Share (after aggregating all fractional Webull Ordinary Shares that otherwise would be received by such Webull shareholder) shall instead be entitled to receive such number of Webull Ordinary Shares to which such Webull shareholder would otherwise be entitled, rounded down to the nearest whole Webull Ordinary Share.

Issuance of SKGR Class A Ordinary Shares

On the Closing Date, immediately prior to the First Merger Effective Time, each SKGR Class B Ordinary Shares which the Sponsor has agreed to be surrendered and cancelled pursuant to the Non-Redemption Agreements or the Sponsor Support Agreement that is issued and outstanding shall be cancelled and cease to exist, and SKGR shall issue such number of SKGR Class A Ordinary Shares to the SKGR Shareholders who are parties to the Non-Redemption Agreements. Following the cancellation of SKGR Class B Ordinary Shares pursuant to the preceding sentence, and immediately prior to the First Merger Effective Time, each of SKGR Class B Ordinary Shares then issued and outstanding and held by the Initial Shareholders shall automatically be converted into one SKGR Class A Ordinary Share in accordance with the terms of the SKGR Articles and each SKGR Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist.

The Mergers

The First Merger

At the First Merger Effective Time, (i) Merger Sub I shall merge with and into SKGR, following which the separate corporate existence of Merger Sub I shall cease and SKGR shall continue as the surviving entity after the First Merger and as a direct, wholly-owned subsidiary of Webull; (ii) all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and SKGR shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub I and SKGR set forth in the Business Combination Agreement to be performed after the First Merger Effective Time; (iii) the memorandum and articles of association of Merger Sub I, as in effect immediately prior to the First Merger Effective Time, shall be the memorandum and articles of association of the Surviving Entity; and (iv) the directors and officers of SKGR immediately prior to the First Merger Effective Time shall resign and the directors and officers of Merger Sub I immediately prior to the First Merger Effective Time shall be the directors and officers of the Surviving Entity, each to hold office in accordance with the organizational documents of the Surviving Entity.

The Second Merger

At the Second Merger Effective Time, (i) the Surviving Entity shall merge with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity shall cease and Merger Sub II shall continue as the Surviving Company after the Second Merger and as a direct, wholly-owned subsidiary of Webull; (ii) all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and Merger Sub II set forth in the Business Combination Agreement to be performed after the Second Merger Effective Time; (iii) the memorandum and articles of association of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act; and (iv) the directors and officers of Merger Sub II immediately prior to the Second Merger Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company.

Merger Consideration and Effect of the Mergers on Issued Securities of SKGR

Subject to, and in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement, on the Closing Date, by virtue of the Mergers and without any action on the part of SKGR, Webull, Merger Sub I, Merger Sub II or the holders of any of the following securities, (i) each SKGR Unit, each consisting of one SKGR Class A Ordinary Share and one-half of a SKGR Public Warrant, issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SKGR Class A Ordinary Share and one-half of a SKGR Public Warrant in accordance with the terms of the applicable SKGR Unit (the “Unit Separation”); provided that no fractional SKGR Warrants will be issued in connection with the Unit Separation such that if a holder of SKGR Units would be entitled to receive a fractional SKGR Warrant upon the Unit Separation, the number of SKGR Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SKGR Warrants; (ii) immediately following the Unit Separation and the Company Capital Restructuring, each SKGR Class A Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time (other than any SKGR Treasury Shares, Redeeming SKGR Shares and Dissenting SKGR Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Webull Class A Ordinary Share; (iii) each SKGR Warrant outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to SKGR Ordinary Shares and be assumed by Webull and converted into a Webull Warrant (and no fractional Webull Warrants will be issued); (iv) any SKGR Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor; (v) each Redeeming SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable in the Trust Account with respect to all Redeeming SKGR Shares; and (vi) each Dissenting SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the fair value of such Dissenting SKGR Share and such other rights pursuant to Section 238 of the Cayman Companies Act.

In addition, on the Closing Date, upon the terms and subject to the conditions of the Business Combination Agreement and the Incentive Warrant Agreement, Webull shall issue to each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one incentive warrant for each Non-Redeeming SKGR Share held by such SKGR Shareholder. For more information, see the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal.”

Conditions Precedent to Consummate the Business Combination

The Closing is subject to the satisfaction or waiver of certain customary conditions by the parties thereto, including, among other things, (i) approval of the Business Combination by the SKGR Shareholders and the Webull shareholders; (ii) effectiveness of the proxy statement/prospectus; (iii) receipt of approval for listing on the Nasdaq of Webull Class A Ordinary Shares and the incentive warrants to be issued in connection with the Transactions, subject to official notice of issuance thereof; (iv) no governmental authority having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, and all regulatory approvals required in connection with the Business Combination having been obtained from or waived by the relevant governmental authority; (v) the expiration or earlier termination of the waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act; and (vi) the completion of the Company Capital Restructuring.

The Closing is not subject to, and the Business Combination Agreement does not include, any minimum cash condition. In addition, the SKGR Articles also does not provide any specified maximum redemption threshold.

For details of conditions to which the obligations of SKGR and Webull to consummate the Business Combination are subject, see “The Business Combination Agreement — Conditions Precedent to Consummate the Business Combination.”

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the First Merger Effective Time, including, among others, (i) by mutual written consent of Webull and SKGR; (ii) if any governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination; (iii) if the SKGR Board or any committee thereof has changed, or publicly proposed or resolved to change, the recommendation of SKGR Board that the SKGR Shareholders vote in favor of the Business Combination Proposal; (iv) if SKGR or Webull, as applicable, fails to obtain approval of the Business Combination by the SKGR Shareholders or the Webull shareholders, as applicable; (v) if SKGR fails to obtain the approval of SKGR Shareholders in connection with the extension of the Business Combination Deadline (as defined below); (vi) if there is any uncurable (or curable but uncured) breach of any provision of the Business Combination Agreement by either SKGR or Webull that results in a failure of any conditions to Closing to be satisfied; or (vii) if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to the March 31, 2025.

For details of circumstances under which SKGR or Webull may elect to terminate the Business Combination Agreement, see “The Business Combination Agreement — Termination.”

Agreements Entered into in Connection with the Business Combination (page 108)

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, SKGR, Webull and the Initial Shareholders have entered into a support agreement (as amended by Amendment to Sponsor Support Agreement, dated December 5, 2024, and as may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”), pursuant to which, each Initial Shareholder agreed, among other things, (a) at any meeting of SKGR shareholders called to seek SKGR Shareholders’ approval in connection with the Proposals and the amendment to the SKGR Articles to extend the deadline to complete an initial business combination (the “Business Combination Deadline”) (the “SPAC Shareholder Extension Approval”), or in connection with any written consent of SKGR Shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions, such Initial Shareholder (i) agreed to, if a meeting is held, appear at such meeting or otherwise cause the SKGR Class B Ordinary Shares held by such Initial Shareholder to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted the SKGR Class B Ordinary Shares held by such Initial Shareholder in favor of the relevant SKGR Shareholders’ approvals or SPAC Shareholder Extension Approval; and (b) subject to the exceptions set forth in the Sponsor Support Agreement, agreed to become subject to certain transfer restrictions with respect to (i) any Webull Ordinary Shares held by each Initial

Shareholder immediately after the First Merger Effective Time during a period of twelve (12)-months from and after the Closing Date, (ii) Webull Warrants or Webull Ordinary Shares underlying such warrants held by each Initial Shareholder immediately after the First Merger Effective Time until thirty (30) days after the Closing Date. Among other exceptions, the transfer restrictions do not apply to transfers made after the date on which the closing price of the Webull Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Closing Date. If the Mergers fail to qualify for the Intended Tax Treatment (as defined below), each Initial Shareholder is also permitted to transfer not more than twenty-five percent (25%) of the number of Webull Ordinary Shares held by such Initial Shareholder as of immediately following the Closing (which shall exclude any Webull Ordinary Shares acquired by such Initial Shareholder upon the conversion, exercise or exchange of Webull Warrants) in order to satisfy, reduce or defray any actual or potential taxes imposed (or in the Initial Shareholders’ reasonable judgment expected to be imposed) on the Initial Shareholders or their affiliates (for the avoidance of doubt, the Initial Shareholders may avail themselves of this exception regardless of the amount of such actual or potential taxes imposed). Webull, SKGR, the Sponsor and each other Initial Shareholders acknowledge and agree that the Mergers are intended to qualify both as a reorganization within the meaning of Section 368(a) of the Code and as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”).

Following the date of the Business Combination Agreement, SKGR and the Sponsor will use commercially reasonable efforts to enter into Additional Non-Redemption Agreements with the Public Shareholders. Pursuant to such Additional Non-Redemption Agreements, (i) on the Closing Date and immediately prior to the First Merger Effective Time, the Sponsor shall surrender to SKGR and forfeit for no consideration up to 2,000,000 SKGR Class B Ordinary Shares held by Sponsor in the aggregate, (ii) SKGR shall issue or cause to be issued to the SKGR Shareholders that are parties to the Additional No-Redemption Agreements for no additional consideration one SKGR Class A Ordinary Share for each SKGR Class B Ordinary Shares surrendered to SKGR by Sponsor, and (iii) in exchange for such issuance, the relevant SKGR Shareholders shall waive, and agree not to elect or otherwise exercise, his, her or its redemptions in connection with the Business Combination. The Additional Non-Redemption Agreements is required to be in a form and have such terms (including the identity of the SKGR Shareholders that are parties to such Additional Non-Redemption Agreements) that are reasonably acceptable to Webull. To the extent the aggregate amount of SKGR Class B Ordinary Shares to be forfeited by the Sponsor pursuant to the Additional Non-Redemption Agreements is less than 2,000,000, the Sponsor shall forfeit up to the balance of such 2,000,000 SPAC Class B Ordinary Shares in an amount determined by and upon the written request of Webull.

In addition, on the terms and subject to the conditions of the Sponsor Support Agreement, following the Closing until 30 days following the expiration of the statute of limitations for the applicable taxes (or if an audit is commenced during this period, until the completion of the audit), subject to the occurrence of certain triggering events, Webull agreed to indemnify Sponsor and each other Initial Shareholder for any U.S. federal (and applicable U.S. state and U.S. local) income taxes, together with any interests and penalties (the “Indemnifiable Amounts”) payable by Sponsor or the other Initial Shareholders, as applicable, solely arising from or attributable to the failure of the Mergers to qualify for the Intended Tax Treatment, provided, however, that Webull shall not have any liability in respect of any Indemnifiable Amounts to the extent that the aggregate amount of such Indemnifiable Amounts exceeds $5,000,000.

Shareholder Lock-up Agreement

As contemplated by the Business Combination Agreement, as soon as reasonably practicable following the execution of the Business Combination Agreement and in any event prior to the Closing, Webull shall use commercially reasonable efforts to deliver or cause to be delivered, shareholder lock-up agreements by and among Webull, SKGR and each shareholder of Webull (each, a “Shareholder Lock-up Agreement”), pursuant to which such shareholder of Webull shall agree, among other things, (a) at any meeting of Webull shareholders called to seek the Company Shareholders’ Approval (as defined in the Business Combination Agreement), or in connection with any written consent of Webull shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions, such shareholder shall (i) if a meeting is held, appear at such meeting or otherwise cause any Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by proxy, class vote and/or written consent, if applicable) the Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time in favor of granting the Company Shareholders’ Approval; and (b) subject to the exceptions set forth in the Shareholder Lock-up Agreement, during a period of one hundred and eighty (180) days from and after the Closing, such shareholder of Webull will agree to become subject to certain transfer restrictions with respect to any Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time and any Webull Ordinary Shares acquired by such shareholder upon the exercise of Webull Options or the vesting of Webull RSUs held by such shareholder. As of December 2, 2024, 455,599,005 Webull Ordinary Shares are expected to be held by shareholders of Webull immediately after the First Merger Effective Time and subject to the transfer restrictions in the Shareholder Lock-up Agreements (assuming all of Webull’s shareholders as of such date enter into Shareholder Lock-up Agreements).

Registration Rights Agreement

Prior to the First Merger Effective Time, the Initial Shareholders, Webull and certain shareholders of Webull will enter into a registration rights agreement (the “Registration Rights Agreement”), effective upon the Closing, pursuant to which Webull shall grant the Initial Shareholders and certain applicable shareholders of Webull, registration rights and commit to use its commercially reasonable efforts to file a resale shelf registration statement on Form F-1 within 15 business days following the Closing. On the Closing Date, it is anticipated that 137,692,185 Webull Ordinary Shares, being 26.7% and 27.3% of Webull’s then issued and outstanding ordinary shares under the no redemption scenario and the maximum redemption scenario, respectively, will have registration rights under the Registration Rights Agreement.

The Registration Rights Agreement also provides that Webull will pay certain expenses relating to such registrations and indemnify the Initial Shareholders and the applicable shareholders of Webull against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to the securities of Webull or SKGR such parties held.

Warrant Assignment Agreement

Prior to the Closing, SKGR, Webull and Continental Stock Transfer & Trust Company shall enter into the Warrant Assignment Agreement, pursuant to which, among other things, effective as of the First Merger Effective Time, SKGR will assign to Webull, and Webull will assume, all of SKGR’s rights, title, interests, and liabilities and obligations in and under the Warrant Agreement, dated June 23, 2022, by and between SKGR and Continental Stock Transfer & Trust Company (the “Existing Warrant Agreement”). In connection with such assignment, each SKGR Warrant will convert into a Webull Warrant and each Webull Warrant shall continue to have and be subject to substantially the same terms and conditions as were provided in the Existing Warrant Agreement.

Incentive Warrant Agreement

Prior to the Closing, Webull and Continental Stock Transfer & Trust Company shall enter into a warrant agreement (the “Incentive Warrant Agreement”), pursuant to which, in connection with the Mergers and on the Closing Date, Webull will issue to (i) each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one Incentive Warrant to purchase one Webull Class A Ordinary Share at an initial price of $10.00 per share (subject to adjustment pursuant to the terms of the Incentive Warrant Agreement for capitalization, share dividends or split-up) for each Non-Redeeming SKGR Share held by such SKGR Shareholder, and (ii) certain shareholders of Webull, an aggregate of 20,000,000 Incentive Warrants. The Incentive Warrants will become exercisable thirty (30) days after the Closing Date and will expire on earliest to occur of: (x) at 5:00 p.m., New York City time on the date that is four (4) years after the Closing Date, (y) the liquidation of Webull, and (z) at 5:00 p.m., New York City time on the Redemption Date (as defined in the Incentive Warrant Agreement). The Incentive Warrant Agreement also includes provisions relating to redemption of the Incentive Warrants that are similar to those in the SKGR Public Warrants, amendments to the Incentive Warrant Agreement, and indemnification of Continental Stock Transfer & Trust Company by Webull under the Incentive Warrant Agreement.

Indemnity Letter Agreement

On December 5, 2024, Webull and the Initial Shareholders entered into an Indemnity Letter Agreement (the “Indemnity Letter Agreement”). The Indemnity Letter Agreement provides that, among other things, Webull shall indemnify, to the extent permitted by law, the Initial Shareholders against losses resulting from or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any information of Webull that it has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication (within the meaning of Rule 405 under the Securities Act) with investors, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. In connection with the registration statement in which an Initial Shareholder is participating, such Initial Shareholder shall furnish to Webull in writing the SPAC Insider Information (as defined in the Indemnity Letter Agreement) and to the extent permitted by law, shall indemnify Webull against losses resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any Webull information that Webull has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication with investor, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such untrue statement or alleged untrue statement or omission or alleged omission of a material fact are made in reliance upon any information or affidavit furnished in writing by such Initial Shareholder expressly for use therein.

The Merger Proposal (page 139)

The SKGR Shareholders will vote upon a separate proposal to authorize the First Merger and the Plan of First Merger by way of special resolutions under the Cayman Companies Act. For more information, see the section of this proxy statement/prospectus titled “Proposal Two — The Merger Proposal.”

The Advisory Organizational Documents Proposals (page 140)

The SKGR Shareholders will vote upon three separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the SKGR Articles and the Amended Webull Articles, which are being presented separately in accordance with the Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions. For more information, see the section of this proxy statement/prospectus titled “Proposal Three — The Advisory Organizational Documents Proposals.”

The Adjournment Proposal (page 143)

The SKGR Shareholders will vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal or the Advisory Organizational Documents Proposals (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Merger Proposal, the Advisory Organizational Documents Proposals, the “Proposals”).

Reasons for SKGR Board’s Approval of the Business Combination (page 121)

The SKGR Board, in evaluating the transaction with Webull, consulted with SKGR’s management and its counsel. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of SKGR and its shareholders and (ii) to recommend that SKGR Shareholders adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, the SKGR Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the SKGR Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The SKGR Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SKGR Board’s reasons to approve the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus.

The SKGR Board considered a wide variety of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby. In particular, the SKGR Board considered, among other things, the following factors, although not weighted or in any order of significance:

•        Webull satisfies a number of acquisition criteria that SKGR had established to evaluate prospective business combination targets.    The fact that the business, history, prospect, credibility and valuation of Webull satisfies a number of criteria and guidelines set forth in prospectus for the SKGR IPO, including (i) Webull’s credible roadmap to expand horizontally over time, (ii) Webull’s overseas expansion plan, which has the potential to create commercial and strategic synergies with the SK platform, (iii) Webull’s sustainable business models, demonstrated by its track record of rapid growth in a large addressable market, and (iv) Webull’s goal to provide an accessible platform that empowers retail investors with the resources needed to become informed investors and build wealth over time, which the SK Board believes democratize financial investments and aligns with its ESG focused investment approach.

•        Large customer base underpinned by its scalable platform.    The continuous growth in the customer base and retention rate of Webull, which are sustained by the scalability of its cloud-based platform and retainer infrastructure.

•        Webull’s technology-driven infrastructure.    The fact that Webull’s advanced technology infrastructure enables seamless deployment of its platform and services across global markets, while safeguarding customers against fraud, identity theft, and other cybersecurity threats.

•        Webull’s strong financial condition.    The fact that Webull has delivered stable revenue growth since its founding and Webull’s balance sheet is projected to have a sizeable net cash position at the Closing, which will provide flexibility for Webull to, among other opportunities, accelerate its global expansion.

•        Strong existing management team.    The fact that Webull’s senior management members are veterans in financial service industry and have a long track record of driving innovation and managing sustainable growth.

•        Reasonable Valuation.    The fact that Webull’s implied valuation and growth potential following the Business Combination relative to certain selected publicly-traded companies in the same sector appeared favorable to SKGR, and such valuation was supported by two separate fairness opinions issued by an independent financial advisor.

•        Incentive Warrants.    The fact that, upon the Closing, in addition to issuance of Webull Class A Ordinary Shares, Webull will also issue to each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one Incentive Warrant for each Non-Redeeming SKGR Share held by such SKGR Shareholder. If the Business Combination is consummated, SKGR Shareholders would have a substantial economic interest in the combined company, and as a result would have a continuing opportunity to benefit from the success of the combined company following the consummation of the Business Combination.

•        Continued support by Webull existing shareholders.    The fact that existing shareholders of Webull would not be receiving any cash consideration in connection with the Business Combination and will continue to own over 97% of the combined company (assuming no redemptions), and the fact that over 70% of the existing shareholders of Webull indicated their support of the Business Combination as presented at the annual general meeting of the shareholders held on February 22, 2024, and that over 80% of the existing shareholders of Webull indicated their support of the amendments to the Business Combination Agreement and the transactions contemplated thereby as presented at the extraordinary general meeting of shareholders held on December 3, 2024, which the SKGR Board considered to be strong signs of Webull’s existing shareholders’ confidence in the combined company and the benefits to be realized as a result of the Business Combination.

•        Lock-Up of Webull existing shareholders.    The fact that Webull is required under the Business Combination Agreement to use commercially reasonable efforts to cause all of its existing shareholders to agree to be subject to lock-up restrictions for 180 days with respect to the shares they will hold in the combined company.

•        Independent directors’ role.    The fact that the SKGR Board is composed of a majority of independent directors who are not affiliated with the Sponsor or its affiliates, and that SKGR’s independent directors evaluated and approved, as members of the SKGR Board, the Business Combination Agreement, the other transaction documents and the transactions contemplated thereby.

•        Fairness opinions.    The fact that Houlihan delivered its written opinion to the SKGR Board on each of February 27, 2024 and December 12, 2024, that, as of the date of such opinion, and subject to and based on the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Business Combination is fair from a financial point of view to the holders of SKGR Class A Ordinary Shares.

•        Due diligence.    The fact that the SKGR Board reviewed and discussed in detail the results of the due diligence examination of Webull conducted by SKGR’s management and its legal, tax, financial and other advisors which included virtual meetings with the management team and advisors of Webull regarding Webull’s business and business plan, products and technology, operations, prospects and other material matters, as well as financial, legal, intellectual property, regulatory, cybersecurity, insurance, tax and accounting due diligence.

•        Review of negotiated transaction.    The fact that the SKGR Board reviewed and considered in detail the terms of the Business Combination Agreement and the other transaction documents, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein, which were the product of arm’s-length negotiation between the parties.

•        Other alternatives.    The fact that after a review of other business combination opportunities reasonably available to SKGR, the Business Combination represents the best potential business combination reasonably available to SKGR and an attractive opportunity for SKGR’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and that such process has not presented a better alternative.

The SKGR Board also considered a variety of risks and uncertainties relevant to the transaction, including, among other things, the following:

•        Benefits may not be achieved risk.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Redemption risk.    The risk that a significant number of SKGR Shareholders may elect to redeem their SKGR Public Shares in connection with the Closing of the Business Combination, which would reduce the amount of cash available to the combined company to fund its business plan following the Closing.

•        Shareholder vote risk.    The risk that SKGR and/or Webull may fail to receive sufficient votes of SKGR Shareholders or Webull’s shareholders that are necessary to approve the Business Combination.

•        Litigation risk.    The risk of potential litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the Closing of the Business Combination.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits SKGR from soliciting other business combination proposals, which restricts SKGR’s ability to consider other potential business combinations prior to the termination of the Business Combination Agreement by its terms.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of Webull.    The risk that SKGR will not have any surviving remedies against Webull after the Closing to recover for losses as a result of any inaccuracies or breaches of Webull’s representations, warranties or covenants set forth in the Business Combination Agreement.

•        Financing.    The fact that no PIPE financing has been committed as of the date of the Business Combination Agreement, and the receipt of PIPE financing is not a closing condition under the Business Combination Agreement.

•        SKGR Shareholders Holding Minority Position in the Combined Company.    The risk that existing SKGR Shareholders will hold a minority position in the combined company following the consummation of the Business Combination, which will limit existing SKGR Shareholders’ ability to influence the outcome of important transactions, including a change in control.

•        Closing conditions risk.    The risk that the Business Combination might not be consummated in a timely manner or at all, given that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions, including completion of certain regulatory filings in the United States and China, that are not within SKGR and Webull’s control.

•        Fees, expenses and time risk.    The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of the management of SKGR and Webull required to complete the Business Combination.

•        Tax risks.    The risk that the Mergers may not qualify for the Intended Tax Treatment for U.S. income tax purposes.

•        Other risks.    Various other risk factors associated with Webull’s business, operations, and regulations applicable to the industry in which Webull operates, as described in the section entitled “Risk Factors.”

Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination (page 133)

When considering the SKGR Board’s recommendation to vote in favor of the Business Combination Proposal, the Merger Proposal and other Proposals described herein, SKGR Shareholders should keep in mind that SKGR’s directors and officers and the Sponsor have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of the SKGR Shareholders and holders of SKGR Warrants generally. These interests may have influenced the decision of SKGR Board to approve the Proposals and could incentivize SKGR’s officers, directors and the Sponsor to complete a business combination with a less favorable target company or on terms less favorable to Public Shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve SKGR. These interests include, among other things:

•        The fact that immediately following the consummation of the Business Combination, the Initial Shareholders are expected to hold an aggregate of at least 2,484,464 Webull Class A Ordinary Shares on an as-converted basis, consisting of (i) 1,960,464 Webull Class A Ordinary Shares to be exchanged from SKGR Class B Ordinary Shares held by the Initial Shareholders, and (ii) 524,000 Webull Class A Ordinary Shares to be converted from the Overfunding Loans; and up to 8,512,000 Webull Class A Ordinary Shares underlying the Webull Warrants to be converted from the SKGR Private Warrants (including the SKGR Private Warrants that may be converted from the Working Capital Loans) at the First Merger Effective Time, each entitling the Sponsor to purchase one Webull Class A Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate, would represent approximately 1.95% and 2.03% ownership interest in Webull following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis.

•        The fact that the Sponsor acquired 6,600,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, and an additional 192,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, upon an over-allotment exercise on July 20, 2022.

•        The fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Founder Shares prior to the SKGR IPO, of which (i) 2,875,000 Founder Shares were surrendered and cancelled by SKGR prior to the SKGR IPO, (ii) 90,000 Founder Shares were transferred to independent directors of SKGR prior to the SKGR IPO, (iii) 510,000 Founder Shares were forfeited due to the failure of the underwriter to fully execute their over-allotment option; (iv) 1,279,536 Founder Shares will be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time pursuant to certain Non-Redemption Agreements with unaffiliated third-party investors entered into in December 2023, and (v) up to 2,000,000 Founder Shares may be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time pursuant to the Sponsor Support Agreement, as amended, and the Additional Non-Redemption Agreements. All of the remaining 1,870,464 Founder Shares are subject to certain transfer restrictions as described in this proxy statement/prospectus and that such remaining Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $21.6 million, based on the most recent closing price of the SKGR Class A Ordinary Shares of $11.54 per share on December 2, 2024.

•        The fact that SKGR’s independent directors own an aggregate of 90,000 Founder Shares that were acquired from the Sponsor at a purchase price of approximately $0.003 per share. The 90,000 Founder Shares held by such independent directors are subject to certain transfer restrictions as described in this proxy statement/prospectus and such Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $1.0 million, based on the most recent closing price of the SKGR Class A Ordinary Shares of $11.54 per share on December 2, 2024.

•        The fact that if the Business Combination or another business combination is not consummated by March 31, 2025 (or such later date as may be approved by SKGR shareholders in an amendment to the SKGR Articles), SKGR will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding

SKGR Public Shares for cash and, subject to the approval of its remaining shareholders and SKGR Board, liquidating and dissolving. In such event, the Founder Shares held by the Sponsor and SKGR’s independent directors, and the 6,792,000 SKGR Private Warrants held by the Sponsor (for which the Sponsor paid an aggregate of approximately $6.8 million) would be worthless because the holders of SKGR Class B Ordinary Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the SKGR Private Warrants will not be exercisable. If the Business Combination is not consummated, the Sponsor will forfeit an aggregate of up to 3,279,536 Founder Shares pursuant to the Non-Redemption Agreements and/or the Sponsor Support Agreement, assuming the Webull Class A Ordinary Shares to be issued to the Initial Shareholders are valued at $10.00, and further taking into account the Working Capital Loans extended by the Sponsor to SKGR and any net fees due, both of which will not be paid, the Sponsor could potentially lose approximately $20.9 million in the aggregate. In addition, the independent directors of SKGR could lose in the aggregate of $900,000 with respect to their Founder Shares. On the other hand, if the Business Combination is consummated, each outstanding SKGR Ordinary Share will be converted into one Webull Class A Ordinary Share, and each SKGR Warrant will be converted into one Webull Warrant. Given (i) the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the SKGR Class A Ordinary Shares, (ii) the differential in the purchase price that the Sponsor paid for the SKGR Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Webull Class A Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Founder Shares and/or SKGR Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Public Shareholders have a negative return on their investment.

•        The fact that if the Trust Account is liquidated, the Sponsor has agreed to indemnify SKGR to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.25 per SKGR Public Share and (ii) the actual amount per SKGR Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SKGR Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, by the claims of (1) any third party for services rendered or products sold to SKGR or (2) a prospective target business with which SKGR has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account.

•        The fact that the Sponsor may convert the Working Capital Loans into SKGR Private Warrants or SKGR Class A Ordinary Shares, and convert the Overfunding Loans into SKGR Class A Ordinary Shares, which will then be exchanged for Webull Warrants and Webull Class A Ordinary Shares, respectively, upon the consummation of the Business Combination. As of the date of this proxy statement/prospectus, an aggregate of $5,240,000 Overfunding Loans and an aggregate of $1,720,000 Working Capital Loans have been extended by the Sponsor to SKGR.

•        The fact that the Business Combination Agreement provides for the continued indemnification of SKGR’s current directors and officers and the continuation of directors and officers liability insurance covering SKGR’s current directors and officers.

•        The fact that Webull agreed to reimburse a portion of the monthly deposits and other legal expenses incurred by Sponsor in connection with the extraordinary general meeting of SKGR Shareholders to amend the SKGR Articles, and other operations of SKGR.

•        The fact that Webull agreed to indemnify, to the extent permitted by law, the Initial Shareholders against losses resulting from or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any information of Webull that it has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication (within the meaning of Rule 405 under the Securities Act) with investors, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

•        The fact that the Initial Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights following consummation of the Business Combination.

•        The fact that under the Sponsor Support Agreement, the Initial Shareholders are entitled to the Tax Indemnity.

•        The fact that in addition to these interests of the Sponsor and SKGR’s officers, directors and advisors, to the fullest extent permitted by applicable laws, the SKGR Articles waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SKGR Articles or in the future, and SKGR will renounce any expectancy that any of the directors or officers of SKGR will offer any such corporate opportunity of which he or she may become aware to SKGR. SKGR does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, SKGR does not believe that the waiver of the application of the corporate opportunity doctrine in the SKGR Articles had any impact on its search for a potential business combination target.

Fairness Opinions

On each of February 27, 2024 and December 12, 2024, the SKGR Board received a fairness opinion from Houlihan Capital, LLC as to the fairness of the transactions to the holders of SKGR Class A Ordinary Shares from a financial point of view as of such date. See “Proposal One — The Business Combination Proposal — Summary of Valuation Analysis and Opinions of Financial Advisor to the SKGR Board and Holders of SKGR Class A Ordinary Shares” and the opinions of Houlihan Capital, LLC included as Annex D-1 and Annex D-2 to this proxy statement/prospectus. As permitted under the SKGR Articles and the Cayman Companies Act, the independent directors of SKGR did not retain an unaffiliated representative to act solely on behalf of unaffiliated securityholders of SKGR for purposes of negotiating the terms of the Business Combination Agreement and/or preparing a report concerning the approval of the Business Combination.

Value of the Equity Stake to be Received by SKGR Shareholders in connection with the Business Combination

The following table sets forth the amount of consideration received or to be received by (1) the Existing Webull Shareholders, (2) the SKGR Public Shareholders, (3) the holders of SKGR Public Warrant, (4) the Sponsor, and (5) the Initial Shareholders (other than the Sponsor) in connection with the Business Combination, in each case, assuming no redemption, 50% redemption and 100% redemption. Unless otherwise specified, the share amounts have been determined under the assumptions set forth under the section of this proxy statement/prospectus titled “Frequently Used Terms and Basis of Presentation.” If the actual facts are different from the foregoing assumptions, the share amounts and cash value set forth below will be different.

	Assuming no redemption scenario		Assuming 50% redemption scenario		Assuming maximum redemption scenario
	Number of Webull Ordinary Shares	Value ($)	Number of Webull Ordinary Shares	Value ($)	Number of Webull Ordinary Shares	Value ($)
Existing Webull Shareholders(1)
– Share consideration	455,599,005	4,555,990,050	455,599,005	4,555,990,050	455,599,005	4,555,990,050
– Warrant consideration(2)	20,000,000	—	20,000,000	—	20,000,000	—
SKGR Public Shareholders
– Share consideration	13,012,496	130,124,960	7,146,016	71,460,160	1,279,536	12,795,360
– Warrant consideration(3)	9,732,960	—	4,866,480	—	—	—
Holders of SKGR Public Warrant(4)	10,480,000	—	10,480,000	—	10,480,000	—
Sponsor
– Share consideration	2,394,464	23,944,640	2,394,464	23,944,640	2,394,464	23,944,640
– Warrant consideration(5)	6,792,000	—	6,792,000	—	6,792,000	—
Initial Shareholders (other than the Sponsor)	90,000	900,000	90,000	900,000	90,000	900,000

____________

(1)      Includes Webull Ordinary Shares to be held by Webull Partners Limited on behalf of holders of equity incentive awards issued by Webull under the 2021 Global Share Incentive Plan of Webull. The value of the consideration to be received by the Existing Webull Shareholder is calculated based on a deemed value of $10.00 per share.

(2)      Represents the number of Webull Ordinary Shares issuable upon the exercise of the Incentive Warrants that were issued to certain existing Webull shareholders and that will remain outstanding immediately following the Business Combination. The Incentive Warrants are expected to have zero initial cash value, as both the value of Webull Class A Ordinary Share on the Closing Date and the initial exercise price of Incentive Warrant are $10.

(3)      Represents the number of Webull Ordinary Shares issuable upon the exercise of the Incentive Warrants that were issued to the non-redeeming SKGR Public Shareholders and that will remain outstanding immediately following the Business Combination. The Incentive Warrants are expected to have zero initial cash value, as both the value of Webull Class A Ordinary Share on the Closing Date and the initial exercise price of Incentive Warrant are $10.

(4)      Represents the number of Webull Ordinary Shares issuable upon the exercise of Webull Warrants converted from the SKGR Public Warrants. The Webull Warrants to be received by holders of SKGR Public Warrants have zero initial cash value, as such Webull Warrants are expected to be out of money on the Closing Date.

(5)      Represents the number of Webull Ordinary Shares issuable upon the exercise of Webull Warrants converted from the SKGR Private Warrants. The Webull Warrants to be received by the Sponsor have zero initial cash value, as such Webull Warrants are expected to be out of money on the Closing Date.

Compensation Received by the Sponsor and Directors and Officers of SKGR

The Sponsor, Auxo Capital Managers LLC, is mostly owned by Auxo Capital Inc., a Delaware corporation, which is wholly owned by SK Inc. The Sponsor is controlled by Richard Chin and Derek Jensen, who have voting and investment discretion in respect of the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the shares held by the Sponsor. Each of Richard Chin and Derek Jensen disclaims beneficial ownership of the shares held by the Sponsor, directly or indirectly. The Sponsor currently holds 5,150,000 SKGR Class B Ordinary Shares and 6,792,000 SKGR Private Warrants. Immediately prior to the First Merger Effective Time, 1,279,536 SKGR Class B Ordinary Shares will be forfeited for no consideration in connection with certain Non-Redemption Agreements with unaffiliate third-party investors entered into in December 2023, and up to 2,000,000 Class B Ordinary Shares may be surrendered for no consideration pursuant to the Sponsor Support Agreement, as amended, and the Additional Non-Redemption Agreements. As of the date of this proxy statement/prospectus, an aggregate of $5,240,000 Overfunding Loans and an aggregate of $1,720,000 Working Capital Loans have been extended by the Sponsor to SKGR. The Sponsor may convert the Overfunding Loans into SKGR Class A Ordinary Shares at $10.00 per share, and convert the Working Capital Loans into SKGR Private Warrants at $1.00 per warrant or SKGR Class A Ordinary Shares at $10.00 per share, in each case prior to the First Merger Effective Time. In connection with the Business Combination, Webull also agreed to reimburse a portion of the monthly deposits and other legal expenses incurred by Sponsor in connection with the extraordinary general meeting of SKGR Shareholders to amend the SKGR Articles, and other operations of SKGR. Additionally, Webull agreed to indemnify the Initial Shareholders against losses resulting from or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any information of Webull that it has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication (within the meaning of Rule 405 under the Securities Act) with investors, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

At the Closing, the Sponsor is expected to hold an aggregate of at least 2,394,464 Webull Class A Ordinary Shares, consisting of (i) 1,870,464 Webull Class Ordinary Shares to be exchanged from SKGR Class B Ordinary Shares, and (ii) 524,000 Webull Class A Ordinary Shares to be converted from the Overfunding Loans. The Sponsor is also expected to hold Webull Warrants to purchase up to 8,512,000 Webull Class A Ordinary Shares, which are to be converted from SKGR Private Warrants (including SKGR Private Warrants that may be converted from the Working Capital Loans). The independent directors of SKGR currently hold an aggregate of 90,000 SKGR Class B Ordinary Shares. None of our officers or directors have received any cash compensation for services rendered to SKGR or in connection with the Business Combination. At the Closing, the independent directors of SKGR are expected to hold 90,000 Webull Class A Ordinary Shares.The value of Webull Class A Ordinary Shares and Webull Warrants to be received by the Sponsor and the independent directors of SKGR is set forth in “— Value of the Equity Stake to be Received by SKGR Shareholders in connection with the Business Combination.” The Sponsor did not, and will not receive any cash compensation during the ordinary course of managing SKGR or in connection with the Business Combination.

Ownership of Webull Post-Closing

It is anticipated that, upon completion of the Business Combination, the ownership of Webull Ordinary Shares will be set forth in the tables below, assuming no redemption, 50% redemption and 100% redemption. The potential source of dilution includes (i) the issuance of up to 44,400,984 Webull Ordinary Shares reserved for issuance under the 2021 Global Share Incentive Plan of Webull, after giving effect to the amendment of the 2021 Global Share Incentive Plan as discussed under the section of this proxy statement/prospectus titled “Other Related Events or Agreements in Connection with the Business Combination — Amendment of 2021 Global Share Incentive Plan of

Webull”; and (ii) the full exercise of the Webull Warrants and the Incentive Warrants. Unless otherwise specified, the share amounts and percentage ownership numbers have been determined under the assumptions set forth under the section of this proxy statement/prospectus titled “Frequently Used Terms and Basis of Presentation.” If the actual facts are different from the foregoing assumptions, the share amounts and percentage ownership numbers set forth below will be different.

	Assuming no redemption scenario		Assuming 50% redemption scenario		Assuming maximum redemption scenario
	Number of Webull Ordinary Shares	Share Ownership %	Number of Webull Ordinary Shares	Share Ownership %	Number of Webull Ordinary Shares	Share Ownership %
Holders of Webull Ordinary Shares Not Reflecting Potential Sources of Dilution
Existing Webull Shareholders(1)	455,599,005	96.71%	455,599,005	97.93%	455,599,005	99.18%
SKGR Public Shareholders(2)	13,012,496	2.76%	7,146,016	1.54%	1,279,536	0.28%
Initial Shareholders(3)	2,484,464	0.53%	2,484,464	0.53%	2,484,464	0.54%
Pro Forma Webull Ordinary Shares Outstanding at Closing	471,095,965	100.00%	465,229,485	100.00%	459,363,005	100.00%

Pro Forma Book Value of Equity	$587,072,742		$533,438,442		$476,837,856
Pro Forma Book Value per Share	$1.25		$1.15		$1.04
Total Webull Ordinary Shares Outstanding at Closing Not Reflecting Potential Sources of Dilution	471,095,965	83.49%	465,229,485	84.05%	459,363,005	84.64%
Potential Sources of Dilution
Shares reserved for issuance under the 2021 Global Share Incentive Plan of Webull(4)	44,400,984	7.87%	44,400,984	8.02%	44,400,984	8.18%
Shares underlying SKGR Public Warrants	10,480,000	1.86%	10,480,000	1.89%	10,480,000	1.93%
Shares underlying SKGR Private Warrants(5)	8,512,000	1.51%	8,512,000	1.54%	8,512,000	1.57%
Shares underlying Incentive Warrants(8)	29,732,960	5.27%	24,866,480	4.49%	20,000,000	3.68%
Total Webull Ordinary Shares Outstanding at Closing (including Ordinary Shares reserved for Webull’s 2021 Global Incentive Plan, Webull Ordinary Shares underlying SKGR Public Warrants, SKGR Private Warrants, and Incentive Warrants)	564,221,909	100.00%	553,488,949	100.00%	542,755,989	100.00%

Holders of Webull Ordinary Shares Reflecting Potential Sources of Dilution
Existing Webull Shareholders(1)(4)	519,999,989	92.00%	519,999,989	93.95%	519,999,989	95.81%
SKGR Public Shareholders(6)	33,225,456	5.88%	22,492,496	4.06%	11,759,536	2.17%
Initial Shareholders(7)	10,996,464	2.12%	10,996,464	1.99%	10,996,464	2.03%
Pro Forma Book Value of Equity	$587,072,742		$533,438,442		$476,837,856
Pro Forma Book Value per Share	$1.04		$0.96		$0.88

____________

(1)      Includes Webull Ordinary Shares to be held by Webull Partners Limited on behalf of holders of equity incentive awards issued by Webull under the 2021 Global Share Incentive Plan of Webull.

(2)      Does not include (i) SKGR Public Warrants that will be converted into Webull Warrants and remain outstanding immediately following the Business Combination, which may be exercised thereafter to acquire Webull Ordinary Shares, or (ii) Incentive Warrants that will remain outstanding immediately following the Business Combination, which may be exercised thereafter to acquire Webull Ordinary Shares.

(3)      Does not include SKGR Private Warrants that will be converted into Webull Warrants and remain outstanding immediately following the Business Combination, which may be exercised thereafter to acquire Webull Ordinary Shares.

(4)      Represents the issuance of up to 44,400,984 Webull Ordinary Shares that were previously reserved for issuance under the 2021 Global Share Incentive Plan of Webull.

(5)      Represents the sum of 6,792,000 Webull Ordinary Shares underlying the SKGR Private Warrants (as converted into Webull Warrants) and 1,720,000 Webull Ordinary Shares issuable to the Sponsor, assuming the Working Capital Loans in the aggregate amount of $1,720,000 are converted into up to 1,720,000 SKGR Private Warrants, which are subsequently converted into Webull Warrants and fully exercised by the Sponsor following the Business Combination.

(6)      Includes 10,480,000 Webull Ordinary Shares underlying the SKGR Public Warrants (as converted into Webull Warrants), and the Webull Ordinary Shares underlying the Incentive Warrants, assuming full exercise of the Webull Warrants and the Incentive Warrants by the SKGR Public Shareholders.

(7)      Includes 6,792,000 Webull Ordinary Shares underlying the SKGR Private Warrants (as converted into Webull Warrants) and 1,720,000 Webull Ordinary Shares issuable to the Sponsor, assuming the Working Capital Loans in the aggregate amount of $1,720,000 are converted into up to 1,720,000 SKGR Private Warrants, which are subsequently converted into Webull Warrants and fully exercised by the Sponsor following the Business Combination.

(8)      Includes 20,000,000 of Incentive Warrants issued to certain Existing Webull shareholders.

Recommendation to SKGR Shareholders

The SKGR Board submits each of the Business Combination Proposal, the Merger Proposal, the Advisory Organizational Documents Proposal and the Adjournment Proposal for approval by its shareholders and recommends that its shareholders vote “FOR” each such Proposal being submitted to a vote of the shareholders at the extraordinary general meeting. For more information, see sections of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal,” “Proposal Two — The Merger Proposal,” “Proposal Three — The Advisory Organizational Documents Proposals” and “Proposal Four — Adjournment Proposal.”

When you consider the recommendation of the SKGR Board in favor of these Proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and SKGR’s directors and officers have interests in such Proposals that are different from, or in addition to (and which may conflict with), your interests as a shareholder or a warrant holder. Please see the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of SKGR Shareholders (page 93)

The extraordinary general meeting of the SKGR shareholders shall be held at            a.m. Eastern Time, on            , 2025 at            and virtually at https://www.cstproxy.com/            , to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal.

Record Date; Outstanding Shares; Shareholders Entitled to Vote (page 93)

SKGR has fixed the close of business on            , 2025 as the Record Date for determining SKGR Shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. If your SKGR Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the SKGR Ordinary Shares you beneficially own are properly counted. SKGR Warrants do not have voting rights. As of the close of business on the Record Date, there were            SKGR Class A Ordinary Shares and 5,240,000 SKGR Class B Ordinary Shares outstanding in the aggregate, of which            were Public Shares and 5,240,000 were Founder Shares held by the Initial Shareholders.

Quorum (page 94)

A quorum is the minimum number of SKGR Ordinary Shares that must be present to hold a valid meeting. A quorum would be the holders of one-third of the SKGR Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy. As of the Record Date,            SKGR Ordinary Shares would be required to achieve a quorum.

Redemption Rights (page 95)

Pursuant to the SKGR Articles, in connection with the completion of the Business Combination, Public Shareholders may elect to have their SKGR Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the SKGR Articles. If you are a Public Shareholder and wish to exercise your right to have your SKGR Public Shares redeemed, you must:

•        submit a written request to Continental Stock Transfer & Trust Company, SKGR’s transfer agent, in which you (i) request that SKGR redeem all or a portion of your SKGR Public Shares for cash, and (ii) identify yourself as the beneficial holder of the SKGR Public Shares and provide your legal name, phone number and address; and

•        deliver your Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company.

Holders of SKGR Public Shares must complete the procedures for electing to redeem their SKGR Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2025, two (2) business days prior to the vote at the extraordinary general meeting in order for their SKGR Public Shares to be redeemed.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

If you hold the SKGR Public Shares in “street name,” you will have to coordinate with your broker or bank to have the SKGR Public Shares you beneficially own certificated and delivered electronically.

Holders of SKGR Units must elect to separate the SKGR Units into the underlying SKGR Public Shares and SKGR Public Warrants prior to exercising redemption rights with respect to the SKGR Public Shares. If holders hold their SKGR Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the SKGR Units into the underlying SKGR Public Shares and SKGR Public Warrants, or if a holder holds SKGR Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its SKGR Public Shares.

If the Business Combination is not consummated, the SKGR Public Shares will not be redeemed and instead share certificates representing the same (if any) will be returned to the respective holder, broker or bank. In such case, SKGR Shareholders may only share in the assets of the Trust Account upon the liquidation of SKGR. This may result in SKGR Shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

If a Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the SKGR Public Shares he, she or it holds and the Business Combination is consummated, SKGR will redeem such SKGR Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to SKGR (less taxes payable and up to $100,000 of interest to pay dissolution expenses). For illustrative purposes, as of the Record Date, this would have amounted to approximately $            per issued and outstanding SKGR Public Share. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of SKGR’s creditors, if any, which would have priority over the claims of SKGR Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to Public Shareholders electing to redeem their SKGR Public Shares shall be distributed promptly after the consummation of the Business Combination.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate SKGR Public Shares redeemed without the prior consent of SKGR.

Any request for redemption, once made by a Public Shareholder, may be withdrawn if the SKGR Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Such a request must be made by contacting Continental Stock Transfer & Trust Company, at the phone number or address set out elsewhere in this proxy statement/prospectus.

No request for redemption shall be honored unless the holder’s share certificates (if any) or shares have been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company, in the manner described above, at least two (2) business days prior to the vote at the extraordinary general meeting.

If you exercise your redemption rights, then you shall be exchanging your SKGR Public Shares for cash and shall not be entitled to receive any Webull Class A Ordinary Shares in respect of such redeemed shares upon consummation of the Business Combination.

If you are a holder of SKGR Public Shares and you exercise your redemption rights, such exercise shall not result in the loss of any SKGR Warrants that you may hold. Assuming 100% redemption, the SKGR Warrants owned by such redeeming Public Shareholders will be worth approximately $            million in the aggregate based on the closing price of SKGR Warrants on the Record Date of $            .

The closing price of SKGR Public Shares on the Record Date was $            . The cash held in the Trust Account on such date was approximately $            million (approximately $            per SKGR Public Share). Prior to exercising redemption rights, Public Shareholders should verify the market price of SKGR Public Shares as they may receive higher proceeds from the sale of their SKGR Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SKGR cannot assure its shareholders that they shall be able to sell their SKGR Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Dissenters’ Rights under the Cayman Companies Act (page 97)

Holders of record of SKGR Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of SKGR Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its SKGR Ordinary Shares must give written objection to the First Merger to SKGR prior to the shareholder vote to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory dissenters’ rights are separate to and mutually exclusive of the right of Public Shareholders to demand that their SKGR Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the SKGR Articles. It is possible that if a SKGR shareholder exercises dissenters’ rights, the fair value of the SKGR Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. SKGR believes that such fair value would equal the amount that SKGR Shareholders would obtain if they exercise their redemption rights as described herein. SKGR Shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise dissenters’ rights under the Cayman Companies Act. A SKGR Shareholder which elects to exercise dissenters’ rights must do so in respect of all of the SKGR Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Dissenters’ Rights under the Cayman Companies Act.” There are no dissenters’ rights available to holders of the SKGR Warrants in connection with the Business Combination under Cayman Islands law.

Material U.S. Federal Income Tax Consequences (page 251)

For a description of certain material U.S. federal income tax considerations of the Business Combination, the exercise of redemption rights in respect of SKGR Public Shares and the ownership and disposition of Webull Class A Ordinary Shares, Webull Warrants and/or Incentive Warrants, please see the information set forth in “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations” beginning on page 251.

Anticipated Accounting Treatment (page 135)

The Business Combination will be accounted for as a reorganization and recapitalization transaction. SKGR will be treated as the “acquired” company and Webull will be treated as the “legal acquirer” and “accounting acquirer” for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Webull issuing Webull Ordinary Shares at the Closing for the net assets of SKGR as of the Closing Date.

Webull has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Webull’s shareholders will hold a majority of the voting power of the combined company under both the no redemption and 100% redemption scenarios;

•        Webull’s operations will substantially comprise the ongoing operations of the combined company;

•        Webull’s shareholders will have the ability to nominate the majority of the members of the board of directors of the combined company, and

•        Webull’s senior management will comprise the senior management of the combined company.

Comparison of Corporate Governance and Shareholder Rights (page 268)

If the Business Combination is completed, holders of SKGR Ordinary Shares will become holders of Webull Class A Ordinary Shares and their rights as shareholders will be governed by the Amended Webull Articles. Please see “Comparison of Corporate Governance and Shareholder Rights” beginning on page 268 for more information.

Regulatory Matters (page 136)

The Business Combination Agreement and Transactions are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for (i) filings and registration with the Registrar of Companies of the Cayman Islands and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Mergers contemplated by the Business Combination Agreement, (ii) the expiration or early termination of the waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iii) approval by FINRA of Webull Financial’s continuing membership application relating to changes in its structure as a result of the Business Combination.

As of the date of this proxy statement/prospectus, no merger filings under the Cayman Companies Act have been made. On the Closing Date, the Plan of First Merger will be filed with the Cayman Registrar of Companies to effect the First Merger, to be followed by the filing of the Plan of Second Merger to effect the Second Merger. Mr. Anquan Wang and Mr. Jun Yuan, the founders of Webull, each filed the required Notification and Report Forms under the HSR Act on March 20, 2024 and the 30-calendar day waiting period under the HSR Act expired at 11:59 p.m. on April 19, 2024, which means that all HSR waiting periods related to the Business Combination have expired. The continuing membership application submitted by Webull Financial was received by FINRA on May 7, 2024.

In addition, Webull has voluntarily submitted filing application documents to the CSRC according to the Trial Measures and relevant supporting guidelines. It is uncertain whether Webull is required to, or can, or how long it will take it to, obtain approval from or complete such filing procedures with the CSRC and any such approval obtained or filing completed could be rescinded. Because of the voluntary nature of the CSRC application, such approval or filing is not a condition to closing under the Business Combination Agreement. See “Risk Factors — Risks Relating to SKGR and the Business Combination — The approval of, or submission of filings with, the China Securities Regulatory Commission, or the CSRC, may be required in connection with the Business Combination.”

Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 35 of this proxy statement/prospectus. Such risks include, but are not limited to:

Risks Relating to Our Business

•        We have a limited operating history and our historical operating and financial results are not necessarily indicative of future performance, which makes it difficult to predict our future business prospects and financial performance.

•        We incurred net losses in the past, and we may not maintain net income in the future.

•        We face risks associated with our global operations and continued global expansion.

•        We face intense competition, and we may not compete effectively.

•        Our business is heavily reliant on trading related income; if there is a sustained slowdown in securities trading, our results of operations and business prospects may be adversely affected.

•        A majority of our trading-related income is derived from payment for order flow, or PFOF.

•        We are directly and indirectly exposed to fluctuations in interest rates, and rapidly changing interest rate environments could reduce our interest related income and adversely affect our results of operations.

•        We may not be able to successfully execute our strategies and effectively manage our growth and the increasing complexity of our business.

Risks Relating to Regulations Applicable to our Industry

•        We are subject to extensive regulatory requirements in the jurisdictions where we operate.

•        The regulatory environments that we are constantly evolving, which may cause us to incur substantial costs or require us to change our business practices in ways that are adverse to our business.

•        We may be involved in regulatory investigations, actions, and settlements during our course of business, such as the $3 million fine we paid to FINRA in February 2023.

Risks Relating to Attracting, Retaining and Engaging Customers

•        We may be unable to retain existing customers or attract new customers, or fail to offer a positive trading experience to our customers and address their needs.

•        We cannot guarantee the profitability of our customers’ investments or ensure that our customers will exercise rational judgment with respect to their investments.

Risks Relating to Our Platform, Systems and Technology

•        Our platform and internal systems rely on software and applications that are highly technical and may contain undetected errors.

•        An increase in volume on the systems we use or other errors or events could cause them to malfunction.

•        We may experience unexpected network interruptions, security breaches, or computer virus attacks and failures in our information technology systems.

Risks Relating to Our Products and Services

•        Our PFOF practices may potentially create a misalignment of interest.

•        We rely on a limited number of market makers and liquidity providers to generate a large portion of our revenues. A loss of any of those market makers or liquidity providers could negatively affect our business.

Risks Relating to Cybersecurity, Data Privacy, and Intellectual Property

•        Failure to protect customer data and privacy or to prevent security breaches relating to our platform could result in economic loss, damage our reputation, deter customers from using our products and services, and expose us to legal penalties and liability.

•        Laws and regulations regarding cybersecurity and data privacy are complex and evolving.

For additional detail on these and other risks, see “Risk Factors” starting on page 35 of this proxy statement/prospectus.

Emerging Growth Company

Each of SKGR and Webull is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, the combined company has elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies. As a result, the combined company’s operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which Webull has total annual gross revenue of at least US$1.235 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

Webull is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Webull is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, Webull is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. As a result, Webull’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, Webull is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Controlled Company

By virtue of being a controlled company under Nasdaq listing rules, Webull may elect not to comply with certain Nasdaq corporate governance requirements, including that: a majority of board of directors must be independent directors; the compensation and nominating committees composed solely of independent directors; the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and director nominees selected or recommended to the board of directors for selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

Webull intends to rely on all of the foregoing exemptions available to a “controlled company.” As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

SUMMARY HISTORICAL FINANCIAL DATA OF WEBULL

The following summary consolidated statements of operations and comprehensive (loss) income data for the years ended December 31, 2022 and 2023, summary consolidated financial position data as of December 31, 2022 and 2023, and summary consolidated cash flow data for the years ended December 31, 2022 and 2023 have been derived from Webull’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The data for the nine months ended September 30, 2024 and 2023 have been derived from Webull’s unaudited condensed consolidated financial statements included elsewhere in the proxy statement/prospectus. Webull consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Webull’s historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial and Operating Data section together with Webull consolidated financial statements and the related notes and “Webull’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Summary Consolidated Statement of Operations and Comprehensive (Loss) Income Data
Equity and option order flow rebates	138,655	150,997	202,195	278,981
Interest related income	97,379	125,455	155,792	91,882
Handling charge income	36,355	21,695	21,234	9,042
Other revenues	10,136	7,430	10,900	8,969
Total revenues	282,525	305,577	390,121	388,874
Operating expenses(1):
Brokerage and transaction	(56,739)	(48,884)	(66,419)	(59,764)
Technology and development	(46,331)	(39,745)	(52,156)	(46,773)
Marketing and branding	(117,917)	(105,477)	(152,776)	(140,822)
General and administrative	(90,928)	(74,255)	(95,790)	(72,960)
Total operating expenses	(311,915)	(268,361)	(367,141)	(320,319)
Other income (expense), net	31	(496)	(2,801)	(2,869)
(Loss) income from continuing operations, before income taxes	(29,359)	36,720	20,179	65,686
Provision for income taxes	(4,444)	(19,024)	(16,141)	(32,212)
(Loss) income from continuing operations, net of tax	(33,803)	17,696	4,038	33,474
Income from discontinued operations, net of tax	—	1,747	1,784	16,604
Net (loss) income	(33,803)	19,443	5,822	50,078
Less net loss attributable to noncontrolling interest	(347)	(123)	(247)	—
Net (loss) income attributable to the Company	(33,456)	19,566	6,069	50,078
Preferred shares redemption value (increase) decrease	(452,911)	312,039	(340,080)	(51,410)
Net (loss) income attributable to ordinary shareholders	(486,367)	331,605	(334,011)	(1,332)
Net (loss) income	(33,803)	19,443	5,822	50,078

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Other comprehensive income (loss), net of tax:
Change in cumulative foreign currency translation adjustment	1,184	(2,860)	1,660	(3,552)
Other comprehensive income (loss)	1,184	(2,860)	1,660	(3,552)
Comprehensive (loss) income	(32,619)	16,583	7,482	46,526
Less comprehensive loss attributable to noncontrolling interest	(347)	(123)	(247)	—
Less foreign currency translation adjustment	(26)	22	(3)	—
Preferred shares redemption value (increase) decrease	(452,911)	312,039	(340,080)	(51,410)
Total comprehensive (loss) income attributable to ordinary shareholders	(485,157)	328,723	(332,348)	(4,884)

____________

Note:

(1)      Share-based compensation expenses were allocated in operating expenses as follows:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2024	2023	2023	2022
	(in thousands)
Technology and development	6,512	6,069	7,749	7,282
Marketing and branding	1,545	1,380	1,699	2,886
General and administrative	17,909	15,890	19,964	19,854
Total	25,966	23,339	29,412	30,022

The following table presents our summary consolidated balance sheets data as of the dates presented.

	As of September 30,	As of December 31,
	2024	2023	2022
	$	$	$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	314,258	372,340	436,220
Cash segregated under federal and foreign requirements	866,028	621,802	61,097
Receivables from brokers, dealers, and clearing organizations	188,546	60,717	32,927
Receivables from customers	165,623	14,878	18,598
Prepaid expenses and other current assets	77,214	67,404	37,516
Customer-held fractional shares	88,565	45,529	486
Current assets of discontinued operations	—	—	438,724
Total current assets	1,700,234	1,182,670	1,025,568
Total assets	1,839,896	1,260,137	1,091,684
Payables due to customers	1,161,671	624,728	82,856
Payables due to brokers, dealers, and clearing organizations	1,795	2,662	1,081
Lease liabilities – current portion	5,061	3,474	2,511
Accrued expenses and other current liabilities	55,890	49,650	59,044
Current liabilities of discontinued operations	—	—	417,614
Total current liabilities	1,224,417	680,514	563,106
Total liabilities	1,240,750	695,881	578,181
Total mezzanine equity	2,819,571	2,326,363	1,966,283
Total deficit	(2,220,425)	(1,762,107)	(1,452,781)

The following table presents our summary consolidated cash flow data for the periods presented.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	146,782	411,881	470,597	(31,213)
Net cash used in investing activities	(1,951)	(4,940)	(10,040)	(32,429)
Net cash provided by financing activities	40,346	12,837	12,837	17,887
Net increase (decrease) in cash, cash equivalents, segregated cash, and cash of discontinued operations	185,177	419,778	473,394	(45,755)
Effect of exchange rate changes	967	(5,935)	2,451	(5,447)
Cash, cash equivalents, segregated cash, and cash of discontinued operations at beginning of the period	994,142	518,297	518,297	569,499
Cash, cash equivalents, segregated cash, and cash of discontinued operations at end of the period	1,180,286	932,140	994,142	518,297

Non-GAAP Measure

Webull uses adjusted operating income and adjusted net income, both non-GAAP financial measures, to evaluate our operating results and for financial and operational decision-making purposes. Adjusted operating income represents income (loss) from continuing operations, before income taxes, excluding share-based compensation expenses and one-time transactions. Adjusted net income (loss) represents net income (loss) attributable to the Company, excluding share-based and one-time transactions.

Webull believe that both adjusted operating income and adjusted net income helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in income from continuing operations, before income taxes, and net income attributable to the Company. Webull believe that adjusted operating income and adjusted net income (loss) provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted operating income and adjusted net income (loss) should not be considered in isolation or construed as an alternative to net income (loss) or any other measure of performance or as an indicator of Webull’s operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted operating income and adjusted net income (loss) presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. Webull encourages investors and others to review its financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of our adjusted operating income to income (loss) from continuing operations, before income taxes.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Income (loss) from continuing operations, before income taxes	65,686	20,179	36,720	(29,359)
Add:
Other expense (income), net	2,869	2,801	496	(31)
Share-based compensation	30,022	29,412	23,339	25,966
Adjusted operating income (loss)	98,577	52,392	60,555	(3,424)

The table below sets forth a reconciliation of our adjusted net income (loss) to net income (loss) attributable to the Company for the periods indicated.

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2022	2023	2023	2024
	$	$	$	$
	(in thousands)
Net income (loss) attributable to the Company	50,078	6,069	19,566	(33,456)
Add:
Share-based compensation	30,022	29,412	23,339	25,966
Loss on deconsolidation of subsidiary	11,502	—	—	—
Adjusted net income (loss)	91,602	35,481	42,905	(7,490)

SELECTED HISTORICAL FINANCIAL DATA OF SKGR

The following tables present the selected historical financial information derived from SKGR’s audited financial statements as of and for the years ended December 31, 2022 and 2023, and SKGR’s unaudited condensed financial statements as of and for the nine months ended September 30, 2023 and 2024, which are included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “SKGR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. SKGR’s financial statements are prepared and presented in accordance with U.S. GAAP.

Statements of Operations

	For the Nine Months Ended September 30,		For the year ended December 31,
	2024	2023	2023	2022
General and administrative expenses	$2,127,082	$1,572,320	$2,151,130	$717,265
Loss from operations	(2,127,082)	(1,572,320)	(2,151,130)	(717,265)
Other income:
Income from investments held in Trust Account	4,325,071	7,633,712	10,570,325	20,794
Fair value of shares issued pursuant to non-redemption agreement	—	—	(274,826)	—
Change in fair value of derivative liability	—	—	—	2,805,818
Total other income	4,325,071	7,633,712	10,295,499	2,826,612
Net income	$2,197,989	$6,061,392	$8,144,369	$2,109,347
Basic and diluted weighted average shares outstanding, Class A ordinary shares	10,051,872	20,960,000	20,870,383	10,652,308
Basic and diluted net income per share, Class A ordinary shares	$0.14	$0.23	$0.31	$0.13
Basic weighted average shares outstanding, Class B ordinary shares	5,240,000	5,240,000	5,240,000	5,094,945
Basic net income per share, Class B ordinary shares	$0.14	$0.23	$0.31	0.13
Diluted weighted average shares outstanding, Class B ordinary shares	5,240,000	5,240,000	5,240,000	$0.13
Diluted net income per share, Class B ordinary shares	$0.14	$0.23	$0.31	$0.13

Balance Sheets

	As of September 30, 2024	As of December 31,
		2023	2022
Assets:
Current assets:
Cash	$621,449	$163,718	$515,410
Prepaid expenses	27,750	209,750	415,866
Total current assets	649,199	373,468	931,276
Non-current assets:
Prepaid expenses – non-current	—	—	204,750
Investments held in Trust Account	113,898,350	109,573,279	217,645,818
Total non-current assets	113,898,350	109,573,279	217,850,568
Total Assets	$114,547,549	$109,946,747	$218,781,844
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$10,525	$107,223	$2,331
Accrued expenses	2,084,183	1,204,161	300,481
Extension payment payable	279,489	—	—
Promissory note	1,720,000	380,000	—
Class A ordinary shares to be redeemed	3,663,464	—	—
Overfunding loan	—	—	5,240,000
Total current liabilities	7,757,661	1,691,384	5,542,812
Non-current liabilities:
Overfunding loan	5,240,000	5,240,000	—
Deferred underwriting and advisory fees	7,336,000	7,336,000	7,336,000
Total non-current liabilities	12,576,000	7,336,000	7,336,000
Total liabilities	20,333,661	14,267,384	12,878,812
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 9,000,000,000 shares authorized; 9,732,960, 10,056,597 and 20,960,000 shares subject to possible redemption at approximately $11.32, $10.89 and $10.38 per share as of September 30, 2024, December 31, 2023 and 2022, respectively	110,134,886	109,473,279	217,545,818
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 990,000 shares authorized; none issued or outstanding as of September 30, 2024, December 31, 2023 and 2022	—	—	—
Class A ordinary shares, $0.0001 par value; 9,000,000,000 shares authorized; no non-redeemable shares issued or outstanding (excluding 9,732,960 shares subject to possible redemption) as of September 30, 2024, December 31, 2023 and 2022	—	—	—
Class B ordinary shares, $0.0001 par value; 999,000,000 shares authorized; 5,240,000 shares issued and outstanding as of September 30, 2024, December 31, 2023 and 2022	524	524	524
Additional paid-in capital	—	—	—
Accumulated deficit	(15,921,522)	(13,794,440)	(11,643,310)
Total shareholders’ deficit	(15,920,998)	(13,793,916)	(11,642,786)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$114,547,549	$109,946,747	$218,781,844

Statements of Cash Flows

	For the Nine Months Ended September 30,		For the year ended December 31,
	2024	2023	2023	2022
Cash Flows from Operating Activities:
Net income	$2,197,989	$6,061,392	$8,144,369	$2,109,347
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party under promissory note	256,000	—	—	—
Change in fair value of derivative liability	—	—	—	(2,805,818)
Income from investments held in Trust Account	(4,325,071)	(7,633,712)	(10,570,325)	(20,794)
Fair value of shares issued pursuant to non-redemption agreement	—	—	274,826	—
Changes in operating assets and liabilities:
Prepaid expenses	182,000	288,191	410,866	(620,616)
Accounts payable	(96,698)	155,000	104,892	2,331
Accrued expenses	880,022	686,413	903,680	121,650
Extension payment payable	279,489	—	—	—
Net cash used in operating activities	(626,269)	(442,716)	(731,692)	(1,213,900)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	—	—	(214,840,000)
Cash withdrawn for redemptions	—	—	118,642,864	—
Net cash used in investing activities	—	—	118,642,864	(214,840,000)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	—	—	300,000
Repayment of note payable to related party	—	—	—	(300,000)
Proceeds received from Overfunding Loan	—	—	—	5,240,000
Proceeds received from initial public offering, gross	—	—	—	209,600,000
Proceeds received from private placement	—	—	—	6,792,000
Proceeds from promissory note	1,084,000	—	380,000	—
Redemptions of common shares	—	—	(118,642,864)	—
Offering costs paid, net of reimbursement from underwriter	—	—	—	(5,062,690)
Net cash (used in) provided by financing activities	1,084,000	—	(118,642,864)	216,569,310
Net change in cash	457,731	(442,716)	(351,692)	515,410
Cash – beginning of the year/period	163,718	515,410	515,410	—
Cash – end of the year/period	$621,449	$72,694	$163,718	$515,410
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$—	$—	$—	$170,000
Deferred underwriting commissions and advisory fees	$—	$—	$—	$7,336,000
Reversal of previous accrued offering costs	$—	$—	$—	$7,336,000
General and administrative expenses paid by Sponsor under promissory note	$256,000	$—	$—	$—
Class A ordinary shares to be redeemed	$3,663,464

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial information (the “Summary Unaudited Pro Forma Information”) gives effect to the Business Combination. We expect Webull to be both the “legal” and “accounting” acquirer and that SKGR will be treated as the “acquired” company. SKGR is not expected to meet the U.S. GAAP definition of a business as its net assets are predominately cash and investments held in a Trust Account for the sole purpose of effectuating a business combination transaction. As such, Webull expects to account for the Business Combination as a reorganization and recapitalization transaction as Webull is effectively issuing its Ordinary Shares and other securities for the cash and investments held in in the Trust Account at the Closing.

The summary unaudited pro forma condensed combined statement of financial position data as of September 30, 2024 gives effect to the Business Combination as if it had occurred on September 30, 2024. The summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2024 and for the year ended December 31, 2023 gives effect to the Business Combination as if it had occurred on January 1, 2023.

The following Summary Unaudited Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The Summary Unaudited Pro Forma Information has been derived from, and should be read in conjunction with the following information appearing elsewhere in this proxy statement/prospectus:

•        the historical audited financial statements of Webull and SKGR, and their respective related notes, for the applicable periods;

•        the sections entitled “Webull’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SKGR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•        the more detailed Unaudited Pro Forma Information included in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Combined Financial Information,”

•        the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information; and

•        the other financial information included elsewhere in this proxy statement/prospectus.

The Summary Unaudited Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what actual results of operations or financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the combined entities.

The pro forma adjustments that give effect to the Business Combination and the related transactions are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.

The Summary Unaudited Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption of SKGR Class A Ordinary Shares subject to possible redemption for cash.

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no SKGR Public Shareholders exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that SKGR Public Shareholders holding 9,732,960 SKGR Class A Ordinary Shares will exercise their redemption rights for approximately $110 million of funds in the Trust Account. Under this scenario, 1,279,536 of SKGR Class A Ordinary Shares will remain outstanding as they were issued as an incentive and subject to a non-redemption agreement entered into between certain SKGR shareholders and SKGR on December 27, 2023.

The following summarizes the unaudited pro forma Webull Ordinary Shares outstanding, as of September 30, 2024, under the no redemption and maximum redemption scenarios.

	Pro Forma Combined (Assuming No Redemption)			Pro Forma Combined (Assuming Maximum Redemption)
	Class A Ordinary Shares	Class B Ordinary Shares	Equity %	Class A Ordinary Shares	Class B Ordinary Shares	Equity %
SKGR shareholders(1)(2)	13,012,496	—	2.79%	1,279,536	—	0.28%
Sponsor and certain affiliates(3)	2,484,464	—	0.53%	2,484,464	—	0.55%
Webull shareholders(4)(5)	368,386,463	82,988,016	96.68%	368,386,463	82,988,016	99.17%
Total	383,883,423	82,988,016	100.00%	372,150,463	82,988,016	100.00%

____________

Notes:

(1)      Represents the issuance of Webull Class A Ordinary Shares to 9,732,960 non-redeeming SKGR Class A Ordinary shareholders.

(2)      Includes 2,000,000 of Sponsor shares transferred to non-redeeming SKGR Class A Ordinary shareholders and 1,279,536 of Sponsor shares transferred certain SKGR Class A Ordinary shareholders pursuant to a non-redemption agreement entered into in December 2023 under the “no redemption” scenario. Under the “maximum redemption” scenario the Sponsor forfeits 2,000,000 SKGR Class A Ordinary Shares pursuant to the Sponsor Support Agreement.

(3)      Represents 2,394,464 Webull Class A Ordinary Shares held by Sponsor and 90,000 Webull Class A Ordinary Shares held by SKGR independent directors.

(4)      Includes the issuance of 269,379,710 Webull Class A Ordinary Shares in connection with the conversion of Webull’s convertible redeemable preferred shares.

(5)      Webull Class B Ordinary Shares will be issued to the Founder Holdco at Closing. Each Webull Class B Ordinary Share is entitled to 20 votes and will vote together with Webull Class A Ordinary Shares on all matters.

COMPARATIVE PER SHARE DATA

The Summary Unaudited Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption of SKGR Class A Ordinary Shares subject to possible redemption for cash.

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no SKGR Public Shareholders exercises redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that SKGR Public Shareholders holding 9,732,960 SKGR Class A Ordinary Shares will exercise their redemption rights for approximately $110 million of funds in the Trust Account. Under this scenario, 1,279,536 of SKGR Class A Ordinary Shares will remain outstanding as they were issued as an incentive and subject to a non-redemption agreement entered into between certain SKGR shareholders and SKGR on December 27, 2023.

The unaudited pro forma combined per share information has been presented under the two assumed redemption scenarios as follows for the nine months ended September 30, 2024:

	For the Nine Months Ended September 30, 2024
	Webull (Historical)	SKGR (Historical)	Pro Forma Combined Assuming No Redemptions(1)(2)	Pro Forma Combined Assuming Maximum Redemptions(1)(2)
Book value per share(3)	$(53.58)	$(1.06)	$1.26	$1.05
Weighted average number of shares outstanding – basic	41,278,926		466,871,554	455,138,594
Weighted average number of shares outstanding – diluted	41,278,926		466,871,554	455,138,594
Loss per share from continuing operations attributable to ordinary shareholders
Basic	$(11.78)		$(0.10)	$(0.10)
Diluted	$(11.78)		$(0.10)	$(0.10)
Basic and diluted weighted average shares outstanding, Class A ordinary shares		10,051,872
Basic and diluted net loss per share, Class A ordinary shares		$0.14
Basic and diluted weighted average shares outstanding, Class B ordinary shares		5,240,000
Basic and diluted net loss per share, Class B ordinary shares		$0.14

____________

Notes:

(1)      Pro forma combined share amounts and per share data are based upon all the Webull Ordinary Shares to be issued on a pro forma basis assuming the Business Combination occurred on January 1, 2023, under a no redemptions and a maximum redemptions scenario.

(2)      Refer to Note 3 within the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for adjustments made to the weighted average number of shares outstanding.

(3)      The historical book value per share for Webull is calculated as (a) total shareholders (deficit) equity divided by (b) the total number of shares of common stock outstanding as of September 30, 2024. The historical book value per share for SKGR is calculated as (a) total shareholders (deficit) equity divided by (b) the total number of shares of common stock outstanding, inclusive of shares subject to possible redemption as of September 30, 2024. Pro forma book value per share is based on all the Webull Ordinary Shares to be issued and outstanding on a pro forma basis immediately after the Business Combination, under a no redemptions and a maximum redemptions scenario.

The unaudited pro forma combined per share information has been presented under the two assumed redemption scenarios as follows for the year ended December 31, 2023:

	For the Year Ended December 31, 2023
	Webull (Historical)	SKGR (Historical)	Pro Forma Combined Assuming No Redemptions(1)(2)	Pro Forma Combined Assuming Maximum Redemptions(1)(2)
Weighted average number of shares outstanding – basic	41,069,744		464,641,564	452,908,604
Weighted average number of shares outstanding – diluted(4)	41,069,744		464,641,564	452,908,604
Income per share from continuing operations attributable to ordinary shareholders
Basic	$(8.18)		$(0.93)	$(0.95)
Diluted	$(8.18)		$(0.93)	$(0.95)
Basic and diluted weighted average shares outstanding, Class A ordinary shares		20,870,383
Basic and diluted net income per share, Class A ordinary shares		$0.31
Basic and diluted weighted average shares outstanding, Class B ordinary shares		5,240,000
Basic and diluted net income per share, Class B ordinary shares		$0.31

____________

Notes:

(1)      Pro forma combined share amounts and per share data are based upon all the Webull Ordinary Shares to be issued on a pro forma basis assuming the Business Combination occurred on January 1, 2023, under a no redemptions and a maximum redemptions scenario.

(2)      Refer to Note 3 within the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for adjustments made to the weighted average number of shares outstanding.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express SKGR’s and Webull’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements include all matters that are not historical facts and can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “is/are likely to,” “potential,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding SKGR’s and Webull’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which Webull operates as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        the ability of SKGR and Webull to consummate the Business Combination;

•        the anticipated timing of the Business Combination;

•        the expected benefits of the Business Combination;

•        the combined company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•        Webull’s mission, goals and strategies;

•        Webull’s future business development, financial condition and results of operations;

•        expected growth of the global digital trading and investing services industry, and Webull’s ability to grow its market share;

•        expected changes in Webull’s revenues, costs or expenditures;

•        Webull’s expectations regarding demand for and market acceptance of Webull’s products and service;

•        Webull’s expectations regarding its relationships with users, customers and third-party business partners;

•        competition in Webull’s industry;

•        Webull’s future capital requirements and sources and uses of cash;

•        Webull’s ability to obtain funding for its operations and future growth;

•        relevant government policies and regulations relating to Webull’s industry;

•        general economic and business conditions globally and in jurisdictions where Webull operates; and

•        assumptions underlying or related to any of the foregoing.

SKGR and Webull caution you against placing undue reliance on forward-looking statements, which reflect current expectations and beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. SKGR and Webull will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In the event that any forward-looking statement is updated, no inference should be made that SKGR or Webull will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in SKGR’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Webull’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement, such as the receipt of required regulatory approval and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Webull.

RISK FACTORS

If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Webull following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by SKGR and Webull, which later may prove to be incorrect or incomplete. SKGR and Webull may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party or on the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Webull Ordinary Shares or, if the Business Combination is not consummated, SKGR Public Shares, could decline, and you may lose part or all of the value of any Webull Ordinary Shares or SKGR Public Shares that you hold.

In this section, “we,” “us” or “our” refer to Webull and its subsidiaries.

Risks Relating to Our Business

We have a limited operating history and our historical operating and financial results are not necessarily indicative of future performance, which makes it difficult to predict our future business prospects and financial performance.

We have a limited operating history, which makes it difficult to evaluate our future prospects and ability to make profit. We launched our digital trading platform in May 2018, and have experienced a period of significant growth since then. We expect our business expansion to continue as we further grow our customer base, increase customer engagement and explore new market opportunities. However, due to our limited operating history, our historical growth rates and past revenues may not be indicative of our future performance. There is no assurance that our growth rate will continue in future periods and you should not rely on the revenue growth of any given prior quarterly or annual period as an indication of our future performance. If our growth rate were to decline significantly or become negative, it could adversely affect our operating results and financial condition.

We cannot assure you that we can successfully implement our business model. As the market and our business develop, we may modify our platform, products, and services. These changes may not achieve expected results and may have a material and adverse impact on our results of operations and financial condition. Rather than relying on our historical operating and financial results to evaluate us, you should consider our business prospects in light of the risks and difficulties we may encounter as an early-stage company operating in a rapidly evolving and highly competitive market. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, results of operations, and financial condition.

We incurred net losses in the past, and we may not maintain net income in the future.

We incurred net losses in the past. Although we generated net income of $50.1 million and $5.8 million in 2022 and 2023, respectively, we incurred net losses attributable to ordinary shareholders of $1.3 million and $334.0 million in the respective years after recognizing the effects of preferred share redemption value accretion. We cannot assure you that we will be able to maintain net income or achieve net income attributable to ordinary shareholders in the future. Any failure to increase our revenue or to manage our operating expenses could prevent us from maintaining net income or achieving net income attributable to ordinary shareholders. Our ability to continue to generate net income will depend on factors such as growth of our customer base, our ability to engage and monetize our customers, our ability to expand globally, optimization of our operating expenses, and macro-environment and conditions. There can be no assurance that we will achieve such goal.

We face risks associated with our global operations and continued global expansion.

We have businesses in diverse global markets and are subject to risks associated with doing business across the globe and in differing economic and regulatory environments. Our business, financial condition, and results of operations may be influenced to a significant degree by macro-economic and social conditions globally and in our markets. A general slowdown or volatility in the global economy, including recession, inflation, or a tightening of capital markets, could adversely affect our business, financial condition, and results of operations. Changes in retail investors’ behavior due to adverse economic conditions may also adversely impact us as such developments could lead to a decrease in trading volume and reduction in demand for our products and services, which may adversely affect our business, financial condition, results of operations, or competitive position.

We continue to expand our operations into additional international markets. However, offering our products and services in a new geographical area involves numerous risks and challenges. As we enter into countries and markets that are new to us, we must tailor our services and business model to the unique circumstances of such countries and markets, which can be complex, difficult, and costly, and could divert management and personnel resources. In addition, we may face competition in other countries from companies that may have more experience with operations in those countries or with global operations in general. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses, or our failure to adapt our practices, systems, processes, and business models effectively to the customer preferences of each country into which we expand, could slow down our growth. Certain markets in which we operate have, or certain new markets in which we may operate in the future may have, lower margins than our more mature markets, which could have a negative impact on our overall margins as our revenues from these markets grow over time.

In addition to the above, continued operations and expansion around the world exposes us to other risks such as:

•        exposure to local economic or social instability, threatened or actual acts of terrorism and security concerns in general;

•        difficulties in achieving market acceptance of our products and services in different geographic markets with different preferences;

•        difficulties in managing international operations;

•        evolving local government regulation on securities trading activities and foreign investment;

•        potentially more stringent bodies of law regulating our industry, intellectual property, tax, privacy, or data protection;

•        barriers to entry of local markets; and

•        exchange rate fluctuations.

As a result of these risks, we may find it difficult or prohibitively expensive to operate on a global scale or to enter into additional markets. Entry into foreign markets could be delayed, which could hinder our ability to grow our business. There can be no assurance that our global operations or expansion plan will proceed as planned or succeed at all. Unsuccessful global operations or expansion may incur significant expenses and divert management’s attention, which in turn may adversely affect our business, financial condition, and results of operations.

We face intense competition, and we may not compete effectively.

The market for digital trading and investing services is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face competition from traditional retail brokerage firms and digital trading platforms in various markets where we operate our businesses. In an effort to satisfy the demands of investors for next-generation electronic trading systems, universal access to markets, smart routing, better trading tools, and lower financing rates, our competitors have embarked upon building such systems and service enhancements.

We expect competition to increase in the future as current competitors diversify and improve their product and service offerings and as new participants enter the market. We cannot assure you that we will be able to compete effectively or efficiently with current or future competitors. They may be acquired by, receive investment from or enter into strategic relationships with, established and well-financed companies or investors, which would help enhance their competitiveness. Furthermore, the current competitors and new entrants in the digital trading and investing industry may also seek to develop new service offerings, technologies, or capabilities which could render some of the services that we offer obsolete or less competitive. Some of them may adopt more aggressive pricing policies or devote greater resources to marketing and promotional campaigns than we do. The occurrence of any of these circumstances may hinder our growth and reduce our market share, and thus our business, results of operations, financial condition, and prospects would be materially and adversely affected.

Our business is heavily reliant on trading related income; if there is a sustained slowdown in securities trading, our results of operations and business prospects may be adversely affected.

Like other digital trading firms, our business and profitability are directly affected by factors that are beyond our control, such as economic conditions, broad trends in business and finance, investor sentiment in capital markets, changes in the volume of securities and derivative transactions, changes in the markets in which such transactions occur, and changes in how such transactions are processed. Weakness in the equity markets, such as a slowdown causing a reduction in trading volume in U.S. or foreign-listed securities, derivatives, and other financial instruments, may result in reduced transaction revenues and would have a material adverse effect on our business, financial condition, and results of operations.

Our revenues depend substantially on our customers’ trading volume, which is influenced by the general trading activities in the securities trading market. Declines in trading volumes generally result in lower revenues from securities trading activities. Declines in market values of securities or other financial instruments can also result in illiquid markets, which can also result in lower revenues and profitability from securities trading activities. Additionally, securities trading faces competition from other investment products, such as passive investment products and other innovative investment instruments. These alternative investment products may divert investors from or reduce their activity levels in securities trading. Any of the foregoing factors could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

A majority of our trading-related income is derived from payment for order flow.

We derived a majority of our revenues via payments from our market makers and liquidity providers, a practice known as payment for order flow, or PFOF. Revenue generated from equity and option order flow income amounted to $279.0 million in 2022 and $202.1 million in 2023, representing 68.8% and 51.8% of our total revenues during the same period, respectively.

The practice of PFOF has drawn heightened scrutiny from the U.S. Congress, the SEC, state regulators and other regulatory and legislative authorities. For example, regulators have brought enforcement actions against a similarly situated broker-dealer for matters relating to its receipt of PFOF, which resulted in material fines and censures. We cannot assure you that lawmakers and regulators will not bring a similar action against us or impose restrictions on the practice of PFOF in the future, including, but not limited to, requirements to provide additional disclosure on best execution, or impose maximum payment rates and limitations on trading volume applicable to PFOF or ban the practice entirely. For example, in December 2022, the SEC proposed four separate equity market structure rules related to (i) best execution; (ii) order competition, including requiring certain retail equity orders to be exposed in auctions before being internalized; (iii) order execution disclosure; and (iv) order tick size and fee caps. Although these proposed rules related to market structure design do not outright ban PFOF, they introduce new requirements around “conflicted transactions,” and if adopted as proposed, they would have the indirect effect of making PFOF more difficult or impossible to earn and compressing the revenues we could theoretically earn. Any new or heightened PFOF regulation, including the abovementioned proposed rules if adopted as proposed, could have a material and adverse effect on our business operations and we may experience pressure and disruption to our current business operations. In addition, as a broker-dealer facilitating the trading of national market system stocks, we are subject to the disclosure obligations of Rules 605 and 606 of Regulation NMS, which were adopted in 2000 to help the public compare and evaluate execution quality at different market centers. In March 2024, Rule 605 was amended to increase the disclosure obligations of brokerages subject to Rule 605. Compliance with these amendments may require us to make additional disclosures about our execution practices, some of which could cause certain of our customers or potential customers to not use our investing platform. We may incur significant compliance costs in an effort to comply with any such laws and regulations. Because some of our competitors either do not engage in PFOF or derive a lower percentage of their revenues from PFOF than we do, any such heightened regulation or a ban of PFOF could have an outsized impact on our results of operations. Furthermore, depending on the nature of any new requirements, heightened regulation could also increase our risk of potential regulatory violations and civil litigation, which could result in fines or other penalties, as well as negative publicity.

We are directly and indirectly exposed to fluctuations in interest rates, and rapidly changing interest rate environments could reduce our interest related income and adversely affect our results of operations.

A large portion of our revenue comes from interest related income earned from our stock lending services, margin financing services as well as interest income from customers’ and our own bank deposits. Interest rates were the key drivers of our interest related income for 2022 and 2023 and are subject to many factors beyond our control. As interest rates started to increase in 2022, interest related income has contributed an increasing proportion of our total revenues. Reductions in interest rates and a return to a low interest rate environment would adversely affect our revenues and net income.

Higher interest rates also lead to higher payment obligations by our customers to us and to their creditors under mortgage, credit card, and other consumer and merchant loans, which might reduce our customers’ ability to satisfy their obligations to us, including failing to pay for securities purchased, deliver securities sold, or meet margin calls, and therefore lead to increased delinquencies, charge-offs, and allowances for loan and interest receivables, which could have an adverse effect on our revenues and net income. Fluctuations in interest rates could adversely impact our customers’ general spending levels and ability and willingness to invest through our platform.

We may not be able to successfully execute our strategies and effectively manage our growth and the increasing complexity of our business.

We continue to experience rapid growth and expansion in our business, which will continue to place significant demands on our management, operational, compliance, and financial resources. We may encounter difficulties as we execute our strategies and expand our operations, data and technology, marketing and branding, general and administrative and compliance functions. To effectively manage and capitalize on our growth, we must continue to expand our information technology and financial, operating, administrative and compliance systems and controls, and continue to manage headcount, capital, and processes efficiently. Our continued growth could strain our existing resources, and we could experience ongoing operating and compliance difficulties in managing our business as it expands across multiple jurisdictions, including difficulties in hiring, training, and managing a diverse and growing employee base. Failure to scale and preserve our company culture with growth could harm our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed.

Successful implementation of our growth strategy will also require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale and other economic factors beyond our control reduce our ability to accurately forecast quarterly or annual revenue. Failure to manage our future growth effectively could have an adverse effect on our business, operating results, and financial condition.

New lines of business or new services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. For example, during the second quarter of 2023 we began offering investment advisory services through Webull Advisors LLC, and during the first quarter of 2024 we began offering futures products through Webull Financial LLC, in each case exposing us to new rules and regulations relevant to that new line of business. We may also invest significant time and resources in developing and marketing other new lines of business and/or new services. Initial timetables for the introduction and development of new lines of business and/or new services may not be achieved and profitability targets may not prove feasible. External factors such as compliance with regulations, competition, and shifting market preferences may also impact the successful implementation of a new line of business or a new service. Our personnel and technology systems may fail to adapt to the changes in such new areas, and we may fail to effectively integrate new services into our existing operation. We may also lack experience in managing new lines of business or new services. In addition, we may be unable to proceed with our operation as planned or compete effectively due to different competitive landscapes in these new areas. Furthermore, any new line of business and/or new service could place significant challenges on the effectiveness of our internal control system. Failure to successfully manage these risks in the development and implementation of new lines of business or new services could have a material adverse effect on our business, results of operations, and financial condition.

Our business depends on our strong brand. We may fail to protect or promote our brand and reputation, or be subject to negative media coverage of our company, our business partners, or our industry.

We have developed a strong brand that we believe has contributed significantly to the success of our business. Maintaining, protecting, and enhancing the “Webull” brand is critical to expanding our customer base, and depends largely on our ability to continue to develop and provide reliable and satisfactory experiences for our customers and to attract other business partners to work with us. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, misinformation, unexpected events, or actions by third parties. Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products and services for illicit or objectionable ends, the actions of our customers, or the actions of other companies that provide similar services to ours, regardless of the truthfulness of such publicity, has in the past, and could in the future, adversely affect our reputation. Further, we have in the past, and may in the future, be the target of social media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large; these campaigns could materially impact our customers’ decisions to trade on our platform. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in revenue, which could adversely affect our business, operating results, and financial condition. Our brand may also be impaired by a number of other factors, including any failure to keep pace with technological advances, a decline in execution efficiency, failure to protect our intellectual property rights, or alleged violations by us of law and regulations or public policy.

The U.S. Congress and various executive agencies, including the Department of Commerce and the Department of Defense, have become increasingly concerned about companies with connections to China, and continued inquiries and investigations relating to concerns about our connections to China may materially and adversely affect our business, financial condition, and results of operations.

The U.S. Government has in recent years taken several measures directed at companies with connections to the People’s Republic of China. For example:

•        the Holding Foreign Companies Accountable Act, which was passed in 2020, requires foreign companies listed on U.S. stock exchanges to comply with U.S. auditing standards. Companies that fail to allow the Public Company Accounting Oversight Board, or PCAOB, to inspect their audits for three consecutive years face delisting, and on December 16, 2021, the PCAOB determined that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, though it vacated that determination one year later;

•        in February 2024, then U.S. President Biden issued Executive Order 14117, calling for the Department of Justice, or DOJ, to promulgate regulations to prevent the large-scale transfer of sensitive personal data and U.S. Government-related data to “countries of concern,” including China. The DOJ issued a final rule implementing this executive order on December 27, 2024;

•        in April 24, 2024, the Protecting Americans from Foreign Adversary Controlled Applications Act became law, prohibiting the distribution, maintenance, or provision of internet hosting services for social media companies that are controlled by, among others, a foreign adversary (which is defined to include China) and has been determined by the President to present a significant threat to national security;

•        in October 2024, the U.S. Commerce Department introduced a new export license regime restricting the sale of advanced artificial intelligence chips to China; and

•        in January 2025, the U.S. Department of Defense added several prominent Chinese companies to its list of “Chinese military companies,” alleging such companies have ties to China’s military.

We believe that we do not fall within the scope of these or any other laws, rules, or regulations targeting companies with connections to China. This view is based primarily on the facts that (1) we are regulated as broker-dealers in 12 major markets globally; (2) our principal business operations are based in the U.S.; (3) of the six members of our current board of directors and senior management teams, five are U.S. citizens and based in the

U.S. (namely Messrs. Denier, H.C. Wang, James, Lu, and Ms. Adams); (4) our auditor, KPMG LLP, is based in the U.S.; (5) all of the personally identifiable information of the customers of Webull Financial, our U.S. broker-dealer, is stored in servers located in the United States and cannot be transmitted outside of the United States or accessed by our non-U.S. employees without permission and oversight from our U.S. personnel; and (6) our operations in mainland China are limited to research and development and technical support functions. However, our founder and chief executive officer, Mr. Anquan Wang, is a citizen of the People’s Republic of China, and after the consummation of the Business Combination, he will own 17.62% of the outstanding Webull Ordinary Shares and all of the outstanding Webull Class B Ordinary Shares, representing 81.05% of Webull’s total voting power. In addition, our mainland China subsidiary, Hunan Weibu Information Technology Co., Ltd., employs 673 employees, representing 61% of our employees as of September 30, 2024, and is subject to the jurisdiction of the People’s Republic of China. We cannot be certain that future laws, rules, or regulations will not be drafted in a way that brings us within their scope and that such laws will not materially and adversely affect our business, financial condition, and results of operations.

We have also been the subject of inquiries and investigations from various government bodies in the United States relating to concerns about our connections to China. For example, in April 2024, the attorneys general from 14 different U.S. states posted a letter on a social media platform in which they raised concerns about our treatment of the sensitive personal and financial data and alleged that such data could potentially be exposed to the Chinese Communist Party, or CCP. Further, on December 5, 2024, the Select Committee on the Strategic Competition Between the United States and the Chinese Communist Party of the U.S. House of Representatives (the “Select Committee”) delivered a letter to the chief executive officer of Webull Financial requesting information concerning the relationship between Webull Financial and our operations in China, and the security of sensitive customer data. We believe the claims and allegations in both letters were largely based on outdated and inaccurate information about us, and we are cooperating with both the state attorneys general and the Select Committee to address the concerns raised in their respective letters. However, we cannot be certain that we will be able to resolve all of their concerns and that the result of their inquiries will not lead to further action on their part, which may materially and adversely affect our business, financial condition, and results of operations.

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions and their impact on the securities markets and our customers. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. Trade wars, sanctions, and foreign exchange limitations can also increase the severity and levels of unpredictability in economies globally and increase the volatility of global financial markets. To the extent that general economic conditions and securities markets materially deteriorate, our ability to attract and retain customers may suffer.

We depend on our senior management and highly skilled personnel and our ability to attract, retain, and motivate them.

We believe that our future success depends significantly on our continuing ability to attract, develop, motivate, and retain our senior management and a sufficient number of experienced and skilled employees. Qualified individuals are in high demand and we may have to incur significant costs to attract and retain them. Additionally, we use share-based awards to attract talented employees, and if our share price declines in value, we may have difficulties recruiting and retaining qualified employees.

In particular, we cannot ensure that we will be able to retain the services of our senior management and key executive officers. The loss of any key management or executive could be highly disruptive and may adversely affect our business operations and future growth. The loss of even a few qualified employees, or an inability to attract, retain, and motivate additional highly skilled employees required for the planned expansion of our business could adversely impact our operating results and impair our ability to grow. Moreover, if any of these individuals joins a competitor or forms a competing business, we may lose crucial business secrets, technological know-how, and other valuable resources. Although our senior management and executive officers have non-compete agreements with us, we cannot assure you that they will comply with such agreements or that we will be able to effectively enforce them.

We may not be able to obtain additional capital when desired, on favorable terms or at all.

We may make investments from time to time in technologies, facilities, equipment, hardware, software, and other projects to remain competitive. If we are not able to achieve or maintain positive cash flow from operations, our business may be adversely impacted and we may require additional financing. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing results of operations. In addition, our financing activities may also have a dilutive effect on our shareholders. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of business opportunities, develop or enhance our infrastructure, or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted or the newly issued securities may have rights, preferences, or privileges senior to those of existing shareholders.

Our business and reputation may be harmed by the failure of our employees or business partners to perform their duties or their misconduct or errors.

We operate in an industry in which integrity and the confidence of our users and customers are of critical importance. During our daily operations, we are subject to risks of errors and misconduct by our employees and business partners, which include:

•        engaging in misrepresentation or fraudulent activities when marketing or performing brokerage, advisory, and other services to users and customers;

•        improperly using or disclosing confidential information of our users and customers or other parties;

•        concealing unauthorized or unsuccessful activities; or

•        otherwise not complying with applicable laws and regulations or our internal policies or procedures.

Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide trainings to our employees and service providers in order to reduce the likelihood of misconduct and error, these efforts may not be successful.

If any of our employees or business partners engages in illegal or suspicious activities or other misconduct, we could suffer serious harm to our reputation, financial condition, customer relationships, and ability to attract new customers and even be subject to regulatory sanctions and significant legal liability. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, damage to our reputation, and restrictions on our activities for failure to properly identify, monitor, and respond to potentially problematic activity. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory authorities of non-compliance could affect our brand and reputation. We may also be subject to negative publicity from fines and penalties that would adversely affect our brand, public image, and reputation, as well as potential challenges, suspicions, investigations, or alleged claims against us. It is not always possible to deter all misconduct by our employees or business partners during the ongoing operations of our business or uncover any misconduct that occurred in their past employment, and the precautions we take to detect and prevent any misconduct may not always be effective. Misconduct by our employees or business partners, or even unsubstantiated allegations of misconduct, could have a material adverse effect on our reputation and business.

Future strategic alliances or acquisitions may have a material and adverse effect on our business, results of operations, and financial condition.

We may enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party, and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business, or our investments may be subject to loss. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, when appropriate opportunities arise, we may acquire additional assets, products, technologies, or businesses that are complementary to our existing business. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and comply with any applicable laws and regulations, which could result in increased delays and costs, and may derail our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets, and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We face risks related to health epidemics and other outbreaks, as well as natural disasters, which could significantly disrupt our operations and adversely affect our business, results of operations, and financial condition.

Our business could be adversely affected by the effects of epidemics. In recent years, there have been outbreaks of epidemics globally. Our business operations could be disrupted if one or more of our employees are suspected of having contracted COVID-19, H1N1 flu, avian flu or another epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. Our results of operations could be adversely affected to the extent that the outbreak has any negative impact on the global economy in general and the global mobile internet and online brokerage industry in particular.

We are also vulnerable to natural disasters and other calamities. Natural disasters or other catastrophic events may also cause damage or disruption to our operations, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. Further, acts of terrorism, labor activism or unrest, and other geo-political unrest could cause disruptions in our business or the businesses of our partners or the economy as a whole.

It is possible that we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, sabotages, war, riots, terrorist attacks, or similar events. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our platform, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. Any of the foregoing events may give rise to server interruptions, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.

Risks Relating to Regulations Applicable to our Industry

We are subject to extensive regulatory requirements in the jurisdictions where we operate.

Our business is subject to a wide variety of laws, rules, regulations, policies, orders, determinations, directives, treaties, legal and regulatory interpretations and guidance in the markets in which we operate. These local, state, federal, and international laws, regulations, and industry standards include, among others, those governing broker-dealers, investment advisers, money transmission, privacy, data governance, data protection, cybersecurity, risk management, fraud detection, anti-bribery, anti-money laundering, and counter-terrorist financing. The businesses we are involved in are heavily regulated, and firms in our industry have been subject to an increasingly regulated environment over recent years, and penalties and fines sought by regulatory authorities have increased accordingly.

Our ability to comply with all applicable laws and rules is largely dependent on our compliance, audit, and reporting systems to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed non-compliance, including, without limitation, as it relates to obtaining necessary registrations, permits, licenses, and/or other authorizations in a jurisdiction, or maintaining the minimum regulatory capital, which could have a material adverse effect on our business, financial condition, and results of operations. Many of the government agencies and self-regulatory organizations that oversee our business also engage in regular examinations of our business which may lead to identification of areas of our operations that are not in compliance with regulatory requirements. Non-compliance with applicable laws or regulations, including, without limitation, as they relate to registration with applicable legal authorities and the filing of required forms, notices, and other filings with applicable regulatory authorities, could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market, or the revocation or limitation of licenses (or the imposition of a requirement to obtain licenses or permits).

While we have implemented policies and procedures designed to help monitor and ensure compliance with existing and new laws and regulations, there can be no assurance that we and our employees, contractors, and agents will not violate or otherwise fail to comply with such laws and regulations. To the extent that we or our employees, contractors, or agents are deemed or alleged to have violated or failed to comply with any laws or regulations, including related interpretations, orders, determinations, directives, or guidance, we or they could be subject to civil, criminal, and administrative fines, penalties, orders, and actions, including being required to suspend or terminate the offering of certain products and services. Consequently, non-compliance with applicable laws or regulations could adversely affect our reputation, prospects, revenues, and earnings.

As we continue to operate and to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct, or intend to conduct business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear and are subject to change and reinterpretation, may limit our ability to continue existing operations and further expand internationally. There can be no assurance that we will be able to comply with all applicable regulations in a cost-effective and timely manner, or at all. In addition, changes in current laws or regulations or in governmental policies could adversely affect our business, financial condition, and results of operations.

The complexity and the evolution of the regulatory and enforcement regimes that we may be subject to across the globe could result in a single event prompting a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brands and business, and adversely affect our results of operations and financial condition.

The regulatory environments that we are subject to are constantly evolving, which may cause us to incur substantial costs or require us to change our business practices in ways that are adverse to our business.

Over the past few decades, the brokerage and investment industry has experienced meaningful technological innovations and developments, including the introduction of electronic trading, order handling, decimal pricing, mobile internet, and other advances, which have given rise to industry reforms. However, certain legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, and related technologies. Therefore, these legal and regulatory regimes, including the laws, rules, and regulations thereunder, may continue to evolve and may be modified, interpreted, and applied in a manner to keep up with the industry developments and trends, and may take a while to formalize. As a result, substantial costs, risks, and uncertainties may arise in relation to adapting to these regulatory changes. As the laws, rules, and regulations applicable to broker-dealers and investment advisers that provide services to retail customers, which constitute substantially all of our business, are becoming increasingly scrutinized, we may be required to change our current business practices in a materially adverse manner to comply with the evolving laws, regulations, or other government or regulatory scrutiny and our introduction of new products or services, our expansion into new lines of business, and our pursuit of other business opportunities or actions may also be restricted. Adverse changes to, or our failure to comply with, any additional laws and regulations may have an adverse effect on our reputation and brand and our business, operating results, and financial condition.

We may be involved in regulatory investigations, actions, and settlements during our course of business, such as the $3 million fine we paid to FINRA in February 2023.

We operate in a highly regulated industry, and scrutiny of our industry is expected to increase the regulatory risks applicable to us and make compliance with the applicable laws, rules, and regulations more challenging. Furthermore, laws regulating financial services, the internet, mobile technologies, and related technologies among various markets may impose different, more specific, or even conflicting obligations on us, as well as broader liability. There have been a number of legal and regulatory examinations and investigations conducted by the SEC, FINRA, other federal or state regulatory agencies, as well as non-U.S. regulatory bodies, arising out of certain business practices and the operations of other market players in our industry, which have lead to lawsuits, arbitration claims, and enforcement proceedings, as well as other actions and claims, and resulted in injunctions, fines, penalties, and monetary settlements.

We are subject to routine regulatory oversight, examinations, and inquiries by regulatory authorities as part of the ordinary course of our business. These have in some instances led to, and might in the future lead to, enforcement proceedings, lawsuits, arbitration claims, as well as other actions and claims, resulting in injunctions, fines, penalties, and monetary settlements. For example, in 2022 FINRA informed Webull Financial that it had found instances of alleged non-compliance relating to its option trading approval process and our handling of customer complaints. Specifically, FINRA alleged that from December 2019 (when Webull Financial first offered options trading) through July 2021, Webull Financial did not exercise reasonable due diligence before approving customers to trade options as flaws in its automated, electronic system to approve or disapprove customer accounts for options trading — and Webull Financial’s inadequate supervision of the system — resulted in customers being approved for options trading authority who did not satisfy its eligibility criteria or whose accounts contained red flags that options trading was potentially inappropriate for them. FINRA also claimed that from May 2018 through December 2021, Webull Financial’s supervisory system, including written supervisory procedures, was not reasonably designed to identify and respond to customer complaints. Finally, FINRA alleged that from December 2019 through March 2021, Webull Financial did not maintain and keep current an options complaint log. As a result, in February 2023, we signed a letter of acceptance, waiver, and consent and paid a $3 million fine. In addition, in 2022 the Massachusetts Securities Division, or MSD, began examining Webull Financial for allegations that it did not dedicate sufficient resources to compliance, leading Webull Financial to eventually settle with the MSD for $500,000. Further, the SEC found that from October 2018 through December 2022 Webull Financial filed deficient suspicious activity reports, or SARs, with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network, in that the SARs failed to include all of the required details of the reported suspicious transactions that Webull Financial knew or should have known in the narrative of the SARs. Webull Financial agreed to cease and desist the filing of deficient SARs and paid a fine of $125,000.

There can be no assurance that we will not be subject to any material regulatory investigations, actions, or settlements in the future. These sorts of proceedings, inquiries, examinations, investigations, and other regulatory matters might subject us to fines, penalties, and monetary settlements, harm our reputation and brand, require substantial management attention, result in additional compliance requirements, result in certain of our subsidiaries having their regulatory licenses or ability to conduct business in some jurisdictions (which could, among other things, result in statutory disqualification by FINRA and the SEC) suspended or revoked, increase regulatory scrutiny of our business, restrict our operations or require us to change our business practices, require changes to our products and services, require changes in personnel or management, delay planned product or service launches or development, limit our ability to acquire other complementary businesses and technologies, or lead to the suspension or expulsion of our broker-dealer or other regulated subsidiaries or their officers or employees.

We may not be able to obtain or maintain all necessary licenses, permits, and approvals and to make all necessary registrations and filings for our business activities in multiple jurisdictions.

The securities and derivatives business is heavily regulated, and requires certain regulatory licenses, permits, filings, and approvals to conduct and develop business. Currently, we have obtained broker-dealer licenses, approvals or registrations in the United States, Canada, Hong Kong, Singapore, Indonesia, Australia, Japan, the United Kingdom, South Africa, and the Netherlands, and are in the process of securing the licenses required to commence operations in additional markets in Latin America. For a detailed description of the licenses obtained for our business, see “Business — Risk Management — Our Licenses and Applicable Jurisdictions.”

Although we generally ensure we have the requisite licenses in a new market before onboarding customers, rules relating to solicitation of customers by foreign registered broker-dealers are sometimes unclear and subject to interpretation, therefore regulators in some jurisdictions in which we have customers but do not have locally registered broker-dealer licenses may determine that we lack the necessary registrations, licenses, permits, or other authorizations in order to avail our platform to those customers, which could result in fines, censures, or other penalties, including expulsion from that jurisdiction.

Due to the uncertainties of interpretation and implementation of existing and future laws and regulations, regulators may determine that the licenses we hold may not be sufficient to meet the regulatory requirements of the business we conduct or otherwise plan to conduct, which may restrain our ability to expand our business scope and subject us to fines or other regulatory actions by relevant regulators. As we further develop and expand our business, we will likely need to obtain additional qualifications, permits, filings, approvals, or licenses. Moreover, we may be required to obtain additional licenses or approvals for our existing business if the regulatory authorities adopt more stringent policies or regulations for our industry.

In addition, to expand our business scope and explore innovative business models, we have adopted and will continue to adopt various operating strategies and measures. Due to the uncertainties of interpretation and application of pertinent laws by government authorities, we cannot guarantee that such strategies and measures will not be challenged under laws and regulations in the jurisdictions where we conduct our business. If so, relevant regulatory authorities may issue warnings, order us to rectify our non-compliant operations and impose fines on us. In the case of serious violations as determined by relevant authorities at their discretion, they may ban the relevant operations, seize our equipment in connection with such operations, impose fines, or revoke our licenses, which may materially and adversely affect our business.

As of the date of this proxy statement/prospectus, we have not been subject to any material penalties from any relevant regulatory authorities for failure to obtain any regulatory licenses for our business operations in the past. The lack of material fines and other penalties is not a guarantee that we have obtained all required licenses, registrations or other authorizations in each jurisdiction in which we conduct our business. Further, we cannot assure you that U.S. federal, state, and local and foreign regulatory agencies will not impose such penalties on us in the future. In addition, we may be required to obtain additional licenses or permits, and we cannot assure you that we will be able to timely obtain, maintain, or renew all required licenses or permits or make all necessary filings in the future. If we fail to obtain, hold, or maintain any of the required licenses or permits or make the necessary filings on time or at all, we may be subject to various penalties, such as confiscation of the revenues that were generated through the unlicensed activities, the imposition of fines, and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition, and results of operations.

We have been in the past and may continue to be subject to complaints, claims, controversies, regulatory actions, and legal proceedings.

We have been and may continue to be subject to or involved in various complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings. Complaints, claims, arbitration, lawsuits, litigation, and government and regulatory investigations, inquiries, actions or requests are unfortunately common in our industry, and subject to inherent uncertainties, and we are uncertain whether existing or new claims against us would develop into lawsuits or regulatory penalties and other disciplinary actions. We have devoted considerable time and resources to dealing these issues in the past and may have to do so from time to time in the future. Lawsuits, litigation, arbitration and regulatory actions may cause us to incur substantial costs or fines, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, materially modify or suspend our business operations, or delay planned transactions, product launches or improvements, and may result in additional compliance and licensure requirements, loss or non-renewal of existing licenses or authorizations, prohibition from or delays in obtaining additional licenses or authorizations required for our business, and/or barring or termination of certain employees, any of which could materially and adversely affect our financial condition, results of operations, business prospects, brand, and reputation.

Defending against litigation, investigations, inquiries, or other claims is costly and can impose a significant burden on our management and employees, and there can be no assurance that favorable final outcomes will be obtained in all cases. Settlements of such claims can also be costly. In addition, there can be no assurance that we will be successful in the claims we pursue against other parties. Any resulting liability, losses or expenses, or changes required to our businesses to reduce the risk of future liability may have a material adverse effect on our business, financial condition, and prospects. An adverse outcome of a single claim against us in one jurisdiction may result in significant negative publicity and heightened scrutiny by regulators and courts of our business operations in other jurisdictions, or potential penalties or other regulatory actions against us. Any of such outcomes may cause significant disruptions to our operations and materially and adversely affect our results of operations and financial condition.

We may become subject to regulatory scrutiny relating to digital engagement practices or predictive data analytics in the future, which may require us to make significant changes to our business model and practices.

On October 14, 2021, the SEC issued the “Staff Report on Equity and Options Market Structure Conditions in Early 2021.” In its report, the SEC concluded that “consideration should be given to whether game-like features and celebratory animations that are likely intended to create positive feedback from trading lead investors to trade more than they would otherwise,” and that “payment for order flow and the incentives it creates may cause broker-dealers to find novel ways to increase customer trading, including through the use of digital engagement practices.” Additionally, on August 27, 2021, the SEC issued a request for information and comments on broker-dealer and investment adviser digital engagement practices, or the DEPs, related tools and methods, regulatory considerations, and potential approaches. In the SEC’s request, DEPs referred to behavioral prompts, differential marketing, game-like features (commonly referred to as gamification), and other design elements or features designed to engage with retail investors on digital platforms. In its request, the SEC noted that certain practices, such as PFOF, in combination with zero commissions, create incentives for firms to use DEPs to encourage frequent trading, and that these incentives may not be transparent to retail investors. The SEC noted that DEPs can potentially harm retail investors if they prompt them to engage in trading activities that may not be consistent with their investment goals or risk tolerance. Previously, on May 6, 2021, in testimony to the House Committee on Financial Services, Chair Gensler also discussed the use of mobile app features such as rewards, bonuses, push notifications, and other prompts. In his April 2023 testimony before the U.S. House of Representatives Committee on Financial Services, Chair Gensler stated that he had asked the SEC staff to make recommendations for rule proposals addressing conflicts that can arise from the use of predictive analytics, in particular conflicts that may arise to the extent advisors or brokers are optimizing their own interests as well as others. On July 26, 2023, the SEC proposed new rules that would impose new obligations on registered broker-dealers and investment advisers with respect to their use of certain covered technologies when interacting with investors. If adopted as proposed, the new rules proposed in July 2023 may require us to modify, limit, or discontinue our use of certain technologies and product features and could significantly change the way that we interact with existing and prospective customers, which may adversely impact our business and revenues.

Any regulatory initiatives that result from the information submitted in response to the request for comment could adversely affect our business, operating results, and financial condition. For example, the SEC or another relevant governmental agency may impose limitations on social networking tools and other digital engagement practices in the future. Although we have not designed our platform to encourage our users to trade more frequently, invest in particular securities, or change their investment strategies, we cannot guarantee you that certain features on our platform, such as the social features of the Webull Community, simulated trading competitions, use of push mobile notifications, or rewards for using our investment education resources, will not be viewed as digital engagement practices or subjected to increased scrutiny in the future.

We are subject to regulatory capital requirements set by local securities regulatory authorities and agencies.

Stringent rules with respect to the maintenance of specific levels of net capital by broker-dealers or investment advisory firms have been adopted by many regulatory authorities and agencies. Our business operations may cause us and our subsidiaries to be subject to regulatory capital requirements set by local regulatory authorities and agencies. For a detailed description of the regulatory capital requirements that our operating subsidiaries are subject to, see “Webull’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Regulatory capital requirements.”

We believe we currently are in compliance with all capital requirements set by all applicable regulatory authorities. However, if we fail to remain in compliance with such capital adequacy requirements, or a regulator takes an adverse action against us or our affiliates as a result of historical non-compliance, we could be forced to suspend our business operations until such time as we have injected enough capital to comply with applicable rules and regulations or otherwise be subject to censures, fines or other sanctions. Additionally, the regulators could suspend or revoke our registration, expel us from membership, or impose censures, fines, or other sanctions. If the net capital requirements are changed or expanded, or if there is an unusually large charge against net capital, then our operations that require capital could be limited. A large operating loss or charge against net capital could have a material adverse effect on our ability to maintain or expand our business. Further, we may from time to time incur indebtedness and other obligations which could make it more difficult to meet these capitalization requirements or any additional regulatory requirements.

Risks Relating to Attracting, Retaining and Engaging Customers

We may be unable to retain existing customers or attract new customers, or fail to offer a positive trading experience to our customers and address their needs.

We provide comprehensive digital trading and investing services and derive substantially all of our revenues from such services. Maintaining growth momentum of our platform depends on retaining existing customers and attracting new customers. If there is insufficient demand for our products and services, we might not be able to maintain and increase our trading volume and revenues as we expect, and our business and results of operations may be adversely affected.

Our success depends largely on our ability to attract new customers and retain existing customers. Although we have been able to develop a large and growing customer base, to continue doing so we must attract new customers by continuing to build our brand and reputation as a convenient and reliable digital investment platform, as well as effectively market and precisely target our products and services to prospective users. To retain and engage our user base, we must provide a superior trading and investing experience, offer quality services, introduce effective trading and investment tools, develop engaging and informative platform features, and build and manage an active user community.

Our customers may not continue to place trading orders or increase the level of their trading activities on our platform if we fail to deliver satisfactory services and experience. Failure to deliver services in a timely manner with satisfactory experience could cause our customers to lose confidence in us and use our platform less frequently or even stop using our platform altogether, which in turn could materially and adversely affect our business. Even if we are able to provide high-quality and satisfactory services on our platform in a timely manner, we cannot assure you that we will be able to retain existing customers and increase trading volume when faced with events out of our control, such as changes to our customers’ personal financial situations or the deterioration of capital markets conditions.

In addition, we may not be able to retain our existing customers or attract new customers in a cost-effective manner. Historically, we incurred significant expenditures in marketing and branding expenses. However, there can be no assurance that these efforts will yield satisfactory results in retaining our existing customers or attracting new customers. We cannot assure you that we will be able to maintain or grow our customer base in a cost-effective way, and failure to do so may cause our business, financial condition, and results of operations to be adversely affected.

Finally, to the extent any regulatory body determines that our methods of marketing (including the use of testimonials or other endorsements of third parties) and/or encouraging engagement on our platform (including through the provision of free stocks) violate any law, rule, or regulation, we expect that our marketing efforts and/or the level of trading activities on our platform may be adversely affected and we may be subject to fines, censures, or other regulatory actions in such jurisdictions.

The Webull Affiliate Program exposes us to regulatory scrutiny while our control over the participants and the content that they post about us is limited.

Webull Affiliate Programs are part of a marketing strategy under which certain of our subsidiaries establish relationships with content creators who use social media to promote the Webull platform and are compensated for referring new customers to open brokerage accounts. Our subsidiaries take steps to ensure that the affiliate program complies with applicable laws and regulations, including by (i) conducting due diligence on prospective participants, (ii) requiring approved participants to comply with specified policies and standards of conduct, as well as to adhere to all applicable laws and regulations, and (iii) monitoring participants’ social media for compliance on an ongoing basis. However, such steps may not be sufficient to prevent or significantly mitigate all risks associated with these program. Due diligence on prospective participants is limited to their currently available, public, identifiable and disclosed social media accounts and information that they provide to our subsidiaries, and may not take into account private social media accounts or unidentified accounts associated with prospective participants or private content and messages. Additionally, while our subsidiaries monitor affiliate marketing program participants’ social media, certain participants’ posts and communications may not be subject to pre-approval, and may contain content which violates the policies and standards they agree to with us or other laws or regulations. There can be no assurance that participants in our affiliate marketing programs will comply with all applicable laws and regulations, as required by the terms of the programs, or that the operation of affiliate marketing programs will not result in adverse consequences to our subsidiaries that run the programs, including investigations, regulatory enforcement actions, fines or other penalties. Further, the regulatory landscape surrounding digital marketing, including affiliate marketing programs, is evolving, with governments and regulatory bodies increasingly scrutinizing online advertising practices. Changes in regulations or interpretations thereof could require costly adjustments to our program, such as compliance measures or alterations to our affiliate agreements.

We cannot guarantee the profitability of our customers’ investments or ensure that our customers will exercise rational judgment with respect to their investments.

We cannot guarantee the profitability of the trades and investments made by customers on our platform. Substantially all of the trades on our platform are self-directed by our customers and the profitability of our customers’ investments is directly affected by elements beyond our control, such as changes in price and market liquidity, economic conditions, and broad trends in business and finance. We have created a social community to facilitate the learning and sharing of financial and market information. Although these materials and commentaries contain prominent disclaimers, our customers may seek to hold us responsible when they use such information to make trading decisions and suffer financial loss on their trades, or if their trades are not as profitable as they had expected. Furthermore, it is possible that some customers could solely rely on certain predictive statements made by other customers on our platform, ignoring our alert warnings that customers should make their own investment judgments and should not predict future performance based on historical results. As a result, our customers’ trading loss may affect our transaction volumes and revenues as customers decide to reduce trading activities. In addition, some customers who have suffered substantial losses on our platform may blame our platform, attempt to harm our reputation, seek to recover damages from us or bring lawsuits against us.

We may fail to respond or adapt to the rapidly evolving needs of our customers in a timely and cost-effective manner, or our new product and service offerings may not achieve sufficient market acceptance.

As we provide services in markets that are characterized by rapid technological change, evolving industry standards, frequent new service introductions, and increasing demand for higher levels of customer experience, we seek to stay abreast of the needs and preferences of our customers to serve their evolving trading needs and investment demands and keep up with any technological innovations and developments. We believe our ability to anticipate and identify the evolving needs of our users and customers and develop and introduce new service offerings to address such needs will be a significant factor in maintaining or improving our competitive position and prospects for growth. We may also have to incur substantial unanticipated costs to develop and deliver these service offerings, and we cannot assure you that we can obtain financing to cover such expenditure. See “— Risks Relating to Our Business — We may not be able to obtain additional capital when desired, on favorable terms or at all.” Our success will also depend on our ability to develop and introduce new services and enhance existing services for our users and customers in a timely manner. Even if we introduce new and enhanced services to the market, they may not achieve market acceptance.

If we fail to offer services that cater to our customers’ evolving investment and trading needs as well as technological innovations and developments, we may not be able to maintain and continue to grow the trading volume on our platform, and our business and results of operations may be adversely affected. In recent years, we have expanded our service offerings for our users and customers from information and digital trading services to wealth management services, as well as other ancillary tools and functions, and we may expand to new service offerings in the future. However, we may have limited experience with these new service offerings, and expansion into new service offerings may involve new risks and challenges that we may not have experienced before. We cannot assure you that we will be able to overcome such new risks and challenges and make our new service offerings successful. Initial timetables for the introduction and development of new service offerings may not be achieved and profitability targets may not prove feasible. External factors, such as compliance with regulations, competition, and shifting market preferences, may also impact the successful implementation of our new service offerings. Our personnel and technology systems may fail to adapt to the changes in such new areas or we may fail to effectively integrate new services into our existing operation. We may lack experience in managing our new service offerings. In addition, we may be unable to compete effectively due to different competitive landscapes in these new areas. Even if we expand our businesses into new areas, the expansion may not yield intended profitable results. Furthermore, any new service offerings could have a significant impact on the effectiveness of our internal control system. Failure to successfully manage these risks in the development and implementation of new service offerings could have a material adverse effect on our business, results of operations, and financial condition.

Disputes with our customers could adversely impact our brand and reputation.

From time to time, we have been, and may in the future be, subject to claims and disputes with our customers with respect to our products and services, such as regarding the execution and settlement of trades, fraudulent or unauthorized transactions, account takeovers, deposits and withdrawals of assets, failures or malfunctions of our systems and services, or other issues relating to our products services. Additionally, the ingenuity of criminal fraudsters, combined with many consumers’ susceptibility to fraud, may cause our customers to be subject to ongoing unauthorized account access and identity fraud issues. While we have taken measures to detect and reduce the risk of fraud, there is no guarantee that they will be successful and, in any case, they require continuous improvement and optimization to be effective. There can be no guarantee that we will be successful in preventing and resolving these disputes or defending ourselves in any of these matters, and any failure may result in impaired relationships with our customers, damage to our brand and reputation, and substantial fines and damages. In some cases, the measures we have implemented to detect and deter fraud have led to poor customer experiences, including indefinite account inaccessibility for some of our customers, which increases our customer support costs and can compound damages. We could incur significant costs in compensating our customers, such as if a transaction was unauthorized, erroneous, or fraudulent. We could also incur significant legal expenses resolving and defending claims, even those without merit. To the extent we are found to have failed to fulfill our regulatory obligations, we could also lose our authorizations or licenses or become subject to conditions that could make future operations more costly, impair our ability to grow, and adversely impact our operating results. We may in the future become subject to investigation and enforcement action by state, federal, and international consumer protection agencies, which monitor customer complaints against us and, from time to time, escalate matters for investigation and potential enforcement against us.

While certain of our customer agreements contain arbitration provisions with class action waiver provisions that may limit our exposure to consumer class action litigation, some federal, state, and foreign courts have refused to enforce one or more of these provisions, and there can be no assurance that we will be successful in enforcing these arbitration provisions, including the class action waiver provisions, in the future or in any given case. Legislative, administrative, or regulatory developments may directly or indirectly prohibit or limit the use of pre-dispute arbitration clauses and class action waiver provisions. Any such prohibitions or limitations on or discontinuation of the use of such arbitration or class action waiver provisions could subject us to additional lawsuits, including additional consumer class action litigation, and significantly limit our ability to avoid exposure from consumer class action litigation.

Risks Relating to Our Platform, Systems and Technology

Our platform and internal systems rely on software and applications that are highly technical and may contain undetected errors.

Our platform and internal systems rely on software and applications that are highly technical and complex. In addition, our platform and internal systems depend on the ability of the software and applications to store, retrieve, process, and manage immense amounts of data. The software and applications on which we rely have contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Driven by the evolvement of our product and service offerings, our platform, internal systems, and software and applications are becoming more and more complex and the possibility of having undetected errors or bugs may increase as a result, which in turn may expose us to greater uncertainties and risks and make higher demands for our technical capabilities. Errors or other design defects within the software and applications on which we rely may result in a negative experience for users and customers, delay the introduction of new features or enhancements, result in trade execution errors, or compromise our ability to protect customer data or our intellectual property. Any errors, bugs or defects discovered in the software and applications on which we rely could result in harm to our reputation, loss of users or financial service providers, significant expenses, or liability for damages, any of which could adversely affect our business, results of operations, and financial condition.

An increase in volume on the systems we use or other errors or events could cause them to malfunction.

The trade orders to buy or sell securities or invest in other investment products that we offer are received and processed electronically. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. Heavy stress placed on the systems we use during peak trading times or in periods of increased market volatility could cause our systems to operate at unacceptably slow speeds or fail altogether. Any significant degradation or failure of our systems or the systems of third parties involved in the trading process, even for a short time, could cause customers to suffer delays in trading. In addition, systems errors, including as a result of human error or traffic overload, could occur. These delays or errors could cause substantial losses for customers and subject us to claims from these customers for losses or other regulatory penalties or other sanctions or increased settlement disbursements. There can be no assurance that our network structure will operate appropriately in the event of a subsystem, component or software failure or error. Furthermore, we cannot assure you that we will be able to prevent an extended systems failure in the event of a power or telecommunications failure, terrorist attack, epidemic or pandemic, fire, or any natural disaster. Any systems failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition, and results of operations.

We may experience unexpected network interruptions, security breaches, or computer virus attacks and failures in our information technology systems.

Our information technology systems support all phases of our operations and are an essential part of our technology infrastructure. If our systems fail to perform, we could experience disruptions in operations, slower response times, or decreased customer satisfaction. We must process, record, and monitor a large number of transactions and our operations are highly dependent on the integrity of our technology systems and our ability to make timely enhancements and additions to our systems. System interruptions, errors, or downtime can result from a variety of causes, including unexpected interruptions to the internet infrastructure, technological failures, changes to our systems, changes in customer usage patterns, linkages with third-party systems, and power failures. Our systems are also vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, or cyberattacks, terrorist attacks, natural disasters, power outages, capacity constraints, software flaws, events impacting our key business partners and vendors, and other similar events.

Our cloud-based business depends on the performance and reliability of the cloud infrastructure. We currently host our platform and support our operations on data centers provided by Amazon Web Services, or AWS, a third-party provider of cloud infrastructure services. We cannot assure you that the cloud infrastructure we depend on will remain sufficiently reliable for our needs. Any failure to maintain the performance, reliability, security, or availability of our cloud network infrastructure may cause significant damage to our ability to attract and retain users and customers. Major risks involving our cloud network infrastructure include:

•        breakdowns or system failures resulting in a prolonged shutdown of our servers;

•        disruption or failure in the national or regional backbone networks where our servers are located, which would make it impossible for users and customers to access our online and mobile platforms;

•        damage from natural disasters or other catastrophic events such as typhoons, volcanic eruptions, earthquakes, floods, telecommunications failures, or other similar events; and

•        any infection by or spread of computer viruses or other system failures.

Any network interruption or inadequacy that causes interruptions in the availability of our online and mobile platforms or deterioration in the quality of access to our online and mobile platforms could reduce user and customer satisfaction and result in a reduction in the activity level of our users and customers as well as the number of customers making trading transactions on our platform. Furthermore, increases in the volume of traffic on our online and mobile platforms could strain the capacity of our existing computer systems and bandwidth, which could lead to slower response times or system failures. This could cause a disruption or suspension in our service delivery, which could hurt our brand and reputation. We may need to incur additional costs to upgrade our technology infrastructure and computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic and transactions in the future. Implementation of new systems and technologies is complex, expensive, and time consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or make improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

In addition, it could take an extended period of time to restore full functionality to our technology or other operating systems in the event of an unforeseen occurrence, which could affect our ability to process customer transactions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Frequent or persistent interruptions in our services could cause current or potential customers or partners to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brand. Moreover, to the extent that any system failure or similar event results in damages to our customers, these customers could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our systems could harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition. Frequent or persistent interruptions could also lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business practices, or prevent or delay us from obtaining future licenses that may be required for our business. Despite our efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that we will not suffer unexpected losses, reputational damage, or regulatory actions due to technology or other operational failures or errors, including those of our vendors or other third parties.

Although we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, and effectively respond to known and potential risks, and we expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. We cannot assure you that there will not be any material breaches of our security measures due to human error, system errors or vulnerabilities, or other irregularities. Unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our customers, partners, and external service providers, through various means including hacking, social engineering, phishing, and attempting to fraudulently induce individuals (including employees, service providers, and our customers) into disclosing usernames, passwords, or other sensitive information, which may in turn be used to access our information technology systems and customers’ assets. Threats can come from a variety of sources, including criminal hackers, industrial espionage, and insiders. Certain attackers may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time.

The development and use of artificial intelligence (AI) presents risks and potential challenges to our business.

Integrating artificial intelligence (AI) into our products and processes offers promising opportunities but also presents risks that require careful management. Currently, we apply AI technologies, including machine learning, in limited areas, such as enhancing in-app support efficiency and fraud detection. However, we plan to expand AI’s use across more facets of our business. While these developments can strengthen our competitive edge, they also introduce a range of business, compliance, and reputational risks that could negatively affect our operations. The rapid evolution and expected adoption of AI technology, especially in the fintech industry, means we must constantly update our systems to stay competitive. If we cannot keep pace with these advancements, we risk losing market share and having a negative impact on our business performance.

Generative AI, one of the newer and more complex forms of AI, brings unique challenges. The technology has received significant media attention and regulatory scrutiny due to its ability to produce content that may seem correct but can be factually inaccurate, misleading, or biased. Such unintended results could not only dissatisfy customers but also harm our reputation and expose us to potential liability. Furthermore, the legal and regulatory landscape for AI is developing quickly, both in the U.S. and internationally, affecting not only AI-specific regulations but also intersecting with laws in intellectual property, privacy, consumer protection, and employment. As AI-related regulations evolve, we may face increased compliance costs and additional non-compliance risks, which could limit our ability to use and deploy AI technologies effectively.

Our use of AI models developed by third parties, some of which involve open-source software and external data, presents additional challenges. If we are unable to secure rights to use these third-party AI technologies on commercially viable terms, we may need to acquire or develop alternative solutions, which could delay our ability to offer competitive products and raise our operational costs. Additionally, reliance on third-party data in these models could expose us to data rights and protection risks, as we may have limited insight into how third parties train and develop their models. This dependency could expose us to liabilities if unauthorized or infringing materials are included in their training data.

Finally, our historical success has been largely attributed to our proprietary technology, which we believe gives us a competitive advantage. However, if similar technologies become more accessible to current or future competitors, or if competitors use AI to develop superior solutions, we may need to invest significantly in new technology to maintain our edge. In a market characterized by rapidly evolving technology and industry standards, it will be essential to continue innovating, developing, and protecting our technologies to safeguard our business performance and financial stability.

Fraudulent or illegal activities on our platform could negatively impact our brand and reputation and cause financial loss.

We have implemented stringent internal control policies, insider trading, anti-money laundering, and other anti-fraud rules and mechanisms on our platform. Nevertheless, we remain subject to the risk of fraudulent or illegal activities both on our platform and associated with our users and customers, business partners, and third parties handling user and customer information. Our resources, technologies, and fraud detection tools may be insufficient to accurately and timely detect and prevent all fraudulent or illegal activities. Significant increases in fraudulent or illegal activities could negatively impact our brand and reputation, reduce the trading volume on our platform, and therefore harm our operating and financial results. The use of our platform for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. Any misbehavior or violation of applicable laws and regulations by our customers could lead to regulatory inquiries and investigations that involve us, which may affect our business operations and prospects. We might also incur higher costs than expected in order to take additional steps to reduce risks related to fraudulent and illegal activities. High-profile fraudulent or illegal activities could also lead to regulatory investigation and may divert our management’s attention and cause us to incur additional regulatory and litigation expenses and costs. In addition, we could suffer serious harm to our reputation, financial condition, customer relationships, and ability to attract new customers and even be subject to regulatory sanctions and significant legal liability, if any of our employees engage in illegal or suspicious activities or other misconduct. Although we have not experienced any material business or reputational harm as a result of fraudulent or illegal activities in the past, we cannot rule out the possibility that any of the foregoing may occur, causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial condition could be materially and adversely affected.

We rely on a number of external service providers for certain key market information and data, technology, processing and supporting functions, and any interruptions in services provided by these external service providers may impair our ability to support our customers.

We rely on a number of external service providers for certain key market information and data, technology, processing and supporting functions. Furthermore, external content providers provide us with financial information, market news, charts, option and stock quotes, and other fundamental data that we offer to our customers and users. Particularly, we have contracted with a number of major financial market data providers, including Refinitiv, Nasdaq, Hong Kong Exchange, Toronto Exchange, and EuroNext, among others, to allow our customers to access real-time market information data which is essential for our customers to make their investment decisions and take actions. These service providers face technical, operational, and security risks of their own. These external service providers may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics, and similar events. Any significant failures by them, including improper use or disclosure of our confidential customer, employee, or company information, could interrupt our business, cause us to incur losses and harm our reputation. Any failure of such information providers to update or deliver the data in a timely and accurate manner as provided in our agreements with them could lead to potential losses for our customers, which would in turn affect our business operations and reputation.

An interruption in or the cessation of service by any external service provider as a result of system failures, capacity constraints, financial constraints or problems, unanticipated trading market closures or for any other reason and our inability to make alternative arrangements in a smooth and timely manner, if at all, could have a material adverse effect on our business, results of operations and financial condition.

In addition, these service providers may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew their agreements on commercially reasonable terms or at all, fail or refuse to provide services adequately, take actions that degrade the functionality of our services, impose additional costs or requirements on us or our customers, or give preferential treatment to competitors. Further, disputes might arise out of or in connection with the agreements regarding our or the service providers’ performance of the obligations thereunder. To the extent that any service provider disagrees with us on the quality of the products or services, terms and conditions of the payment or other provisions of such agreements, we may face claims, disputes, litigations or other proceedings initiated by such service provider against us. We may incur substantial expenses and require significant attention of management in defending against these claims, regardless of their merit. We could also face damages to our reputation as a result of such claims, and our business, financial condition, results of operations and prospects could be materially and adversely affected.

We rely on mobile application distribution channels to make our mobile application accessible to customers.

We rely on third-party mobile application distribution channels such as iOS App Store, various Android App Stores and other channels to distribute our mobile application to users. We expect a substantial number of downloads of our mobile apps will continue to come from these distribution channels. As such, the promotion, distribution and operation of our applications are subject to such distribution platforms’ standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If the iOS App Store or any other major distribution channels interpret or change their standard terms and conditions in a manner that is detrimental to us, or terminate their existing relationship with us, or change their economic relationship with us, our business, financial condition, and results of operations may be materially and adversely affected. There can be no guarantee that third-party platforms will continue to support our product offerings, or that customers will be able to continue to use our products.

We rely on various third-party vendors and service providers to provide integral services related to our business and our supervision of such third parties may be subject to regulatory scrutiny.

We rely on certain third parties to provide services that are integral to the proper operation of our business and provision of uninterrupted services to our customers. To the extent any of these third-party service providers suffers an interruption or failure of its systems or otherwise fails to provide its respective services in a manner adequate to satisfy the needs of ours and our customers and satisfy applicable legal and regulatory requirements, our business operations could be materially and adversely impacted. Further, certain regulators, including FINRA, have indicated that, while a broker-dealer may delegate certain functions to third parties, it remains ultimately responsible for the proper execution of such services and must maintain and implement supervisory procedures that are reasonably designed to ensure such services are being provided in a manner that complies with applicable legal and regulatory requirements. If one of our third-party service providers suffers an interruption or failure of its systems or otherwise fails to provide its services in accordance with applicable legal and regulatory requirements, there can be no assurance that we may be able to find alternative or replacement vendors or service providers in a timely manner or on favorable terms, and we could be found to have failed to satisfy our duty of supervision. Any such finding could result in fines, censures, or other enforcement actions from the applicable regulatory authority and could materially and adversely impact our business operations.

We may be held liable for information or content displayed on, retrieved from or linked to our platform.

We embed social media tools and user-generated content into our platform to create an active community of investors, companies, analysts, the media, and opinion leaders, also known as our Webull Community. Our Webull Community complements the investing tools, education, market data, and research we provide and drives customer education, engagement, and retention. Because we may not have timely or sufficient control over the activities conducted within our Webull Community, our platform may be misused by others to engage in illegal or inappropriate activities, or other activities that require permits, licenses or approval from governmental authorities. If any illegal, inappropriate or unauthorized activities are found on or linked to our platform, we as the service provider may be held liable for such activities under applicable laws and regulations. The government may impose other legal sanctions against us, including, in serious cases, suspending our Webull Community platform or revoking the licenses needed to operate our platform.

Risks Relating to Our Products and Services

Our PFOF practices may potentially create a misalignment of interest.

Registered broker-dealers are subject to “best execution” requirements under the applicable regulatory regime, which require them to obtain the best reasonably available terms for customer orders. Pursuant to such requirements, broker-dealers should use reasonable diligence so that the price to the customer is as favorable as possible under prevailing market conditions, taking into account, among other things, the character of the market for the security, the size and type of the transaction, the number of markets checked, accessibility of quotations and the terms and conditions of the order as communicated by the broker-dealer’s customer. Although a broker-dealer is not required to examine every customer order individually for compliance with its duty of best execution, it must undertake regular and rigorous reviews of the quality of its customer order executions.

PFOF practices may give rise to potential misalignment of interests between a broker and its customers in terms of best execution, as the brokers may be incentivized to route customer orders to the highest bidder rather than to the market makers or trading venues offering the best prices and fastest execution. We have implemented a series of conflict management procedures and arrangements to ensure that our PFOF practices do not damage the interests of our customers, taking into account our overall duty to act in the best interests of our customers and our duty to achieve the best possible result when executing orders for our customers. For example, we maintain the same PFOF rates for all our wholesale market makers, so they compete only on execution quality. In addition, the quality of our order execution may be negatively impacted by the fact that we rely on a limited number of market makers and liquidity providers to execute orders. Reliance on a limited number of market makers and liquidity providers may reduce competition for orders, which in turn may adversely affect order execution quality. Also, our payment arrangements with market makers and liquidity providers are not contingent on us allocating to them minimum order flow volumes or other similar requirements.

We have been subject to examinations by regulatory authorities, including the SEC, regarding our best execution and PFOF practices with respect to whether we had conducted a regular and rigorous review of our execution quality to ensure we had fulfilled our duty to seek best execution. Such investigations did not result in any material fines or penalties borne by us. However, there can be no assurance that we will not face additional investigations in the future and we cannot guarantee that we will not face fines or penalties in the future in connection with allegations about our best execution practices. If we fail to manage such potential misalignment of interests, our duty to provide best execution and execution quality may be impaired and we may be subject to scrutiny and penalties by regulatory authorities, which may materially and adversely affect our business prospects, financial position and results of operations.

We rely on a limited number of market makers and liquidity providers to generate a large portion of our revenues. A loss of any of those market makers or liquidity providers could negatively affect our business.

We rely on a limited number of wholesale market makers and liquidity providers to generate a large portion of our revenues. During 2022 and 2023, 22.7% and 23.3% of our consolidated revenue was from our top market maker and liquidity provider, respectively. See “Information About Webull—Investing through the Webull Platform” for more information.

There is no assurance that business relationships with our market makers or liquidity providers can be maintained in the future. Any interruption of the operations of those market makers or liquidity providers, any failure on their part to accommodate our business growth, any termination or suspension of our cooperation with those parties, any change of terms in our agreements, or the deterioration of relationship with them may materially and adversely affect our results of operations. In the event that the key market makers and liquidity providers that we work with experience any operational difficulties, including system breakdowns, security breaches, violation of applicable laws and regulations, labor strikes or shortages, natural disasters, health epidemics, or other problems, such difficulties may cause significant interruption to our business operations, as we may not be able to address such difficulties or find replacement market makers or liquidity providers in a timely or cost-effective manner. We may have disputes with these business partners, which may result in litigation expenses, divert our management’s attention and cause us operational difficulties. In addition, we may not be able to renew contracts with these business partners or identify or enter into new agreements with them for additional services or on favorable terms.

Any failure of such market makers or liquidity providers to perform effectively or efficiently may have a material negative impact on our business and results of operations. In addition, market makers and liquidity providers may be required to maintain various approvals, licenses, and permits to operate their business. There can be no assurance that they can maintain their requisite approvals, licenses, or permits applicable to their business at all times or obtain such approvals, licenses, or permits at all. In the event that they are not in compliance with such approvals, licenses, or permits requirements, they may not be able to rectify such incompliance in a timely manner or at all, which may adversely affect the execution of the order flow we direct to them. As a result, our business, results of operations, and financial condition may be materially and adversely affected.

A substantial portion of our business currently relies on collaboration with our clearing partner.

We currently rely on Apex Clearing Corporation, or Apex Clearing, to hold the Webull brokerage accounts where certain of our customers’ funds and securities are deposited and to settle and clear all stock and securities trades in the United States. Apex Clearing is indirectly owned by PEAK6 Investments LLC, which also owns 100% of the equity interests in PEAK6 Group LLC, which is a minority shareholder of Webull Corporation. Our agreements with Apex Clearing are non-exclusive and do not prohibit it from working with our competitors or from offering competing services. Apex Clearing currently provides execution and clearing services for other online brokerage platforms and other alternative brokers, and it could decide to offer better terms to our competitors. In addition, our clearing partner may not perform as expected under our agreements for a variety of reasons, including commercial decisions made at their own discretion, or they may be unable to accommodate our projected growth in customer base, trading volume, and technological upgrades. We cannot assure you that trading will be available or processed at all times during market hours. For example, on January 28, 2021, we had to halt purchases of stocks of GameStop, AMC, and Koss Corporation on our platform for approximately one and a half hours because Apex Clearing halted purchases of these stocks on their end. Some customers claimed that they suffered significant economic loss because of the halt and brought class action lawsuits against us. There can be no assurance that similar incidents will not happen again. Also, the ability of Apex Clearing to manage and accurately safeguard the funds and securities deposited in the Webull brokerage accounts requires a high level of internal controls. In the event our clearing partner fails to perform as expected, our business operations and reputation may be materially and adversely affected. We may in the future have disagreements or disputes with our clearing partner, which could negatively impact our working relationship with it and in turn adversely impact our business operations.

Additionally, the growth and success of our margin financing business depends on the availability of adequate funding to meet our customer demand for loans on our platform. In the United States, we derive the funding for our margin financing business from our clearing partner, for which we earn service fees. For the years ended December 31, 2022 and 2023, 21.7% and 32.2% of our total revenues were attributable to payments from our clearing partner for our interest related income, respectively. To the extent there is insufficient funding from our clearing partner, the funds available for our margin financing business might be limited and our ability to provide margin financing services to our customers to address their demand for loans would be adversely impacted. If we cannot continue to maintain our relationship with our clearing partner and obtain adequate funding at reasonable costs, we may not be able to continue to offer or grow our margin financing business.

Our clearing partner is subject to oversight by the SEC, FINRA, and other regulatory authorities in the United States and other jurisdictions and must comply with complex rules, regulations, and licensing and examination requirements. Failure to comply with those rules and regulations as well as licensing and examination requirements may subject our clearing partner to investigations, penalties, and legal proceedings, which may in turn materially and adversely affect its performance. In the event that our clearing partner cannot perform as expected due to its own non-compliance with applicable laws, rules, and regulations, which is beyond our control, our business, reputation, results of operations, and financial condition may be materially and adversely affected.

In the event we need to enter into alternative arrangements with a different clearing partner to replace our existing arrangements, such transition may be time-consuming and affect our users’ experience or, if our platform becomes inoperable, may result in our inability to facilitate trades through our platform. We would also need to comply with applicable rules and regulations regarding execution and clearing services, which would be costly and time-consuming.

We historically provided our customers access to digital assets trading via our Webull App, which may subject us to risks.

We historically provided our customers access to digital assets trading via our Webull App through a collaboration between Webull Pay LLC, a then wholly-owned subsidiary of ours, and a third-party digital assets platform. In 2022, $16.6 million of our total revenues was generated in connection with digital assets. In July 2023, we restructured to spin-off Webull Pay LLC, together with its digital assets business, into a separate entity outside of the Webull Corporation group, of which Mr. Anquan Wang is the sole director. Pursuant to the spin-off, we ceased providing customers with access to services relating to digital assets trading through our Webull App. As a result, since July 2023, we have ceased to consolidate the financial results of Webull Pay LLC in our financial statements. The historical financial results of Webull Pay LLC, to the extent applicable, are reflected in our consolidated financial statements as discontinued operations.

Digital assets laws, regulations and accounting standards are often difficult to interpret and may continue to develop in ways that are difficult to predict. U.S. and foreign regulators and governments have recently increasingly focused on the regulation of digital assets. Even though we have spun off the digital assets business, there can be no assurance that our historical digital assets operation would not subject us to inquiry, investigation or penalties, including such inquiries, investigations or penalties in relation to potential violations of state and/or federal securities laws. The legal test for determining whether any given digital asset is a security is a highly complex, fact-driven analysis, and the outcome is difficult to predict. The SEC staff has indicated that the determination of whether or not a digital asset is a security depends on the characteristics and use of that particular asset. The SEC generally does not provide advance guidance or confirmation on the status of any particular digital asset as a security. Occasionally, though the SEC and its staff have taken positions that certain digital asset are “securities” — often in the context of enforcement actions — and it is possible that a federal or state court may agree with a determination made by the SEC regarding the security status of any digital asset, including any digital assets that we may have offered through our Webull App. While we believe the digital assets we historically offered were not securities, we cannot assure you that future legislation, regulation or determination will not have an adverse effect upon us. For instance, any venue that brings together purchasers and sellers of cryptocurrencies or other digital assets that are characterized as securities in the U.S. is generally subject to registration as a national securities exchange, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system. If any of the digital assets we historically offered were subsequently determined to be securities, we may be found to have violated applicable legislation or regulation due to a failure to comply with registration requirements or to have operated as an unregistered securities exchange, broker, dealer, and clearing agency, and could be subject to judicial or administrative sanctions, significant monetary penalties, censure or other actions that may have a material and adverse effect on us, including reputational harm.

Additionally, to the extent we still need to comply with accounting standards in connection with our historical digital assets operations, the digital assets accounting rules and regulations are complex and subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC and various bodies formed to promulgate and interpret accounting principles. A change in these rules and regulations or interpretations could have a significant effect on our reported financial results and financial position, and could even affect the reporting of transactions completed before the announcement or effectiveness of a change. Further, there are a limited number of precedents for the financial accounting treatment of digital assets (including related issues of valuation and revenue recognition). Accordingly, there remains significant uncertainty as to the appropriate accounting for digital asset transactions, digital assets, and related revenues. Uncertainties in or changes in regulatory or financial accounting standards could result in the need to change our accounting methods and/or restate our financial statements, and could impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, and result in a loss of investor confidence.

Our customers may provide outdated, inaccurate, false, or misleading information during our “know your customer” procedures.

We collect personal information during the account opening and registration process and screen this information against public databases for purposes of verifying customer identity and detecting risks. Although we require our customers to submit documents and other information such as their address to prove their identity and complete the account registration process, and to update such information from time to time, the information provided by our customers may be outdated, inaccurate, false, or misleading. Though we believe we have appropriate ongoing monitoring procedures in place to keep customer information up to date pursuant to applicable regulatory requirements, we cannot fully verify the accuracy, up-to-date status and completeness of such information beyond reasonable effort. Under such circumstances, our provision of products and services to certain ineligible customers could be in violation of applicable laws and regulations and we may not be aware of this violation until we are warned by the relevant supervising authorities. We could still be subject to certain legal or regulatory sanctions, fines or penalties, financial loss, or damage to our reputation resulting from such violations.

We are exposed to credit risks associated with our margin financing services.

Our margin financing services will expose us to credit risks if our customers fail to perform contractual obligations or if the value of collateral held to secure the obligations is inadequate. We provide our margin financing services to our customers in the United States through Apex Clearing, our clearing partner, who provides the funding for these services. Pursuant to our agreement with Apex Clearing, we indemnify and hold them harmless from certain losses, liabilities, or claims resulting from any failure of the customers to make payments upon demand, which exposes us to off-balance sheet risk of credit loss in the event that our customers fail to satisfy their obligations or if the value of collateral held to secure the obligations is inadequate.

The risks associated with margin credit increase during periods of heightened market volatility or in cases where collateral is concentrated and market movements occur. During such periods, customers who utilize margin loans and who have collateralized their obligations with securities may find that the securities have a rapidly depreciating value and may not be sufficient to cover their obligations in the event of liquidation. We are also exposed to credit risk when our customers execute transactions, such as short sales of options and equities that can expose them to losses beyond their invested capital. We expect this kind of exposure to increase with the growth of our overall business, and, as a result, we may incur increasing amount of provision for contingent liabilities if we fail to manage the credit risks, which may materially and adversely affect our business, results of operations and financial condition.

In order to mitigate our credit risks associated with our margin financing services, we have adopted comprehensive internal policies and procedures designed to manage such risks. For details of such policies and procedures, see “Business — Risk Management — Margin Financing Risks.” However, there can be no assurance that our internal policies and procedures will timely and effectively mitigate our exposure to credit risks or prevent us from incurring loss in this regard. See “— Risks Relating to Our Products and Services — Our compliance and risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risks.” If we fail to address these challenges and risks, our margin financing services may not develop as expected and our business prospects, results of operations, and financial condition may be adversely affected.

Our compliance and risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risks.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We have devoted significant resources to developing our compliance and risk management policies and procedures and will continue to do so. Nonetheless, our policies and procedures to identify, monitor, and manage risks may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks. Our compliance and risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Many of our risk management policies are based upon observed historical market behavior or statistics based on historical models. During periods of market volatility or due to unforeseen events, the historically derived correlations upon which these methods are based may not be valid. As a result, these methods may not predict future exposures accurately, and these exposures could be significantly greater than what our models indicate. This could cause us to incur losses or cause our risk management strategies to be ineffective. Other risk management methods depend upon the evaluation of information regarding markets, customers, catastrophe occurrence, or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date, or properly evaluated. Our risk management policies and procedures may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

In addition, although we perform due diligence on potential customers, it is possible that a regulator could determine we have not satisfied our legal and regulatory obligations, including, for example, our obligation to ensure all investment products offered on our platform are suitable for customers. If a user or customer does not meet the relevant qualification requirements under applicable laws but is still able to use our services, we may be subject to regulatory actions and penalties and held liable for damages. Management of operational, legal, and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events, and these policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks. To the extent a regulatory body determines that certain investment products on our platform (such as options trading, margin trading) are not suitable for all customers, we would have to cease offering those products to customers for whom they are not suitable, which we would expect to adversely impact our financial position. In the event of a regulatory action as a result of such determination, we could be subject to fines, penalties, and censures that generally would be expected to adversely impact our business.

Regulators periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. We have received in the past and may from time to time receive additional examination reports citing violations of rules and regulations and inadequacies in our existing compliance program, and requiring us to enhance certain policies, procedures, and practices with respect to such compliance program, including training, reporting, and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business. In addition, regulators have broad enforcement powers to censure, fine, issue cease-and-desist orders, or prohibit us from engaging in some of our business activities. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be significant. Any of these outcomes would adversely affect our reputation, brand, business, operating results, and financial condition.

Providing market insights and analytical tools could subject us to additional risks if such tools are construed to be investment advice or recommendations.

We provide a variety of market insights and analytical tools on our platform. While we do not consider such market information or tools to constitute investment advice or an investment recommendation, we cannot guarantee that such services could not be construed as constituting investment advice or recommendations by customers or regulatory agencies. If we are deemed to be providing investment advice, we will be subject to additional risks and challenges, including those arising from how we disclose and address possible conflicts of interest, inadequate due diligence, inadequate disclosure, human error, and fraud. New regulations, such as the SEC’s Regulation Best Interest and certain state broker-dealer regulations, will impose heightened conduct standards and requirements if we are deemed to provide recommendations to retail investors. In addition, various states are considering potential regulations or have already adopted certain regulations that could impose additional standards of conduct or other obligations on us if we provide investment advice or recommendations to our customers. Furthermore, we could be subject to investigations by regulatory agencies if our services are construed as constituting investment advice or recommendations. To the extent that the services we provide are construed or alleged to constitute investment advice or recommendations and we fail to satisfy regulatory requirements, fail to know our customers, improperly advise our customers, or if the risks associated with advisory services otherwise materialize, we could be found liable for losses suffered by those customers, or could be subject to regulatory fines, penalties, and other actions such as business limitations, any of which could harm our reputation and business.

Risks Relating to Cybersecurity, Data Privacy, and Intellectual Property

Failure to protect customer data and privacy or to prevent security breaches relating to our platform could result in economic loss, damage our reputation, deter customers from using our products and services, and expose us to legal penalties and liability.

Our computer system, the networks we use, and the networks and online trading platforms of the exchanges and other third parties with whom we interact are potentially vulnerable to physical or electronic computer break-ins, viruses, and similar disruptive problems or security breaches. A party that is able to circumvent our security measures could misappropriate proprietary information or customer information, jeopardize the confidential nature of the information we transmit over the internet and mobile networks, or cause interruptions in our operations. We or our service providers may be required to invest significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches.

We collect, store, and process certain personal and other sensitive data from our customers, which makes us a potentially vulnerable target to cyberattacks, computer viruses, physical or electronic break-ins, or similar disruptions. Individuals who wish to create non-trading accounts on the Webull platform provide us with their contact information, such as their email address or mobile phone number, or existing accounts they have opened with third parties, such as Google and Facebook, so that they can log in to the Webull platform. If these users proceed to open trading accounts with our registered broker-dealers, then in the course of providing services to them, we collect or receive identity, biometric, contact, financial and profile data, and other information from these users, as well as usage information, geolocation data, activity date, and tracking data. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because the techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may not be able to anticipate these techniques or implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system could cause confidential customer information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. We have not been subject to any material breaches of any of our cybersecurity measures in the past. If security measures are breached and perceived to be breached, including because of third-party action, employee error, malfeasance, or otherwise, or if design flaws in our technology infrastructure are or are perceived to b exposed and exploited, our relationships with customers could be severely damaged, we could incur significant liability and our business operations could be adversely affected. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our customers to lose trust in us and could expose us to legal claims.

Laws and regulations regarding cybersecurity and data privacy are complex and evolving.

Due to our global operations, we are subject to laws and regulations related to the protection of personal data, privacy, and information security of various jurisdictions where we do business and/or have customers, including but not limited to the United States, Hong Kong, Singapore, and the United Kingdom. As we further proceed with our global expansion and penetrate into additional markets, we may be subject to laws and regulations of additional jurisdictions. These legislations and regulations govern our practices in relation to the collection, use, retention, protection, disclosure, transfer, and processing of personal data. For example, legislation and regulations of several jurisdictions to which we are subject require network operators to follow the principles of legitimacy in relation to the requirement of lawful and fair collection of personal data, consent of data subjects, retention of personal data, use and disclosure of personal data, security of personal data, personal data policies and practices, and rights to access and correction of personal data.

Compliance with applicable laws and regulations in multiple jurisdictions across the globe is challenging. Many of the data-related legislations are evolving and vary from jurisdiction to jurisdiction. Certain concepts thereunder may also be subject to clarifications and interpretations by the regulators. Also, there are uncertainties as to the interpretation and application of laws in one jurisdiction which may be interpreted and applied in a manner inconsistent with another jurisdiction and may conflict with our current policies and practices or require changes to the features of our systems. Despite our efforts to comply with applicable laws and regulations relating to cybersecurity and data privacy in connection with our ordinary course of business, we cannot assure you that our existing user information protection systems and technical measures will be considered sufficient or compliant under applicable laws and regulations. Any actual or perceived failure on our part to comply with applicable laws or regulations relating to cybersecurity or data privacy, or the perception or allegation that any of the foregoing types of failures have occurred, could damage our reputation or result in investigations, fines, suspension of our app, or other forms of sanctions or penalties by governmental authorities and private claims or litigation, any of which could materially and adversely affect our business, financial condition, results of operations, and prospects.

We expect that cybersecurity and data privacy compliance will receive greater attention and focus from regulators across the globe as well as attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with cybersecurity and data privacy.

We may also be subject to new laws, regulations, or standards or new interpretations of existing laws, regulations, or standards regarding cybersecurity and data privacy, which may require us to incur additional costs and restrict our business operations. For instance, several U.S. states have enacted new cybersecurity laws and regulations to protect the personally identifiable information of their residents, including California, Nevada, Maine, Massachusetts, Virginia, Colorado, Delaware, Connecticut, Florida, Indiana, Iowa, Montana, Oregon, Texas, Tennessee, Utah, and Virginia. Additionally, state legislative activity and public pressure have prompted new proposals for comprehensive federal data privacy laws and regulations. These and other data privacy laws, and proposed laws, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data, and could result in increased compliance costs and/or changes in business practices and policies. Any violations or perceived violation of these laws and regulations by our business or the third-party service providers with which we share personally identifiable information may require us to change our business practices or operational structure, including limiting our activities in the applicable market(s), address legal and/or regulatory investigations and claims, and sustain monetary penalties, reputational damage and/or other harms to our business.

We may face intellectual property infringement claims and other claims of third-party rights, which may be expensive to defend and may disrupt our business operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property rights that are infringed by our products and services or other aspects of our business. There could also be existing intellectual property rights of which we are not aware that we may inadvertently infringe. The conduct of our business including our products and services may also infringe intellectual property rights of other third parties. Our existing intellectual property rights may be revoked, invalidated, or otherwise limited if other third parties successfully raise challenges or claims against us. Although we have not been subject to any material intellectual property infringement claim in the past, we cannot assure you that holders of intellectual property rights purportedly relating to some aspect of our technology or business, if any such holders exist, would not seek to enforce such intellectual property rights against us. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringing activities or may be prohibited from using such certain intellectual property or technology, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business operations to defend against these third-party infringement claims, regardless of their merits.

We may not be able to prevent others from making unauthorized use of our intellectual property, and may incur increasing costs to protect us against such infringements. If we fail to protect our intellectual property rights, our brand and business may suffer.

We rely primarily on trade secret, contract, copyright, trademark, and patent law to protect our proprietary technology. It is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe our rights. We cannot assure you that any of our intellectual property rights would not be challenged, invalidated, or circumvented, or such intellectual property will be sufficient to provide us a competitive advantage. In addition, other parties may infringe or misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages, and we may not able to successfully assert infringement or misappropriation of our intellectual property rights. Because of the rapid pace of technological change, we cannot assure you that all of our proprietary technologies and similar intellectual property will be patented in a timely or cost-effective manner, or at all. Furthermore, parts of our business rely on technologies developed or licensed by other parties, or co-developed with other parties, and we may not be able to obtain or continue to obtain licenses and technologies from these other parties on reasonable terms, or at all.

Some of our products and services contain open-source software, which may pose particular risk to our proprietary software, products and services in a manner that negatively affects our business.

We use open-source software in some of our products and services. There is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we may face claims from third parties demanding release of our proprietary software as a result of our use of open-source software. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully.

Although we monitor our use of open-source software to avoid subjecting our platform to conditions we do not intend, we have not recently conducted an extensive audit of our use of open-source software and, as a result, we cannot assure you that our processes for controlling our use of open-source software in our platform are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open-source software license, we could face litigation, infringement, or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition. Moreover, the terms of many open-source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims based on improper use of open-source software against companies that incorporate open-source software into their solutions. As a result, we could be subject to lawsuits by parties claiming improper use of what we believe to be open-source software.

Risks Relating to Finance, Accounting and Tax Matters

We expect our operating expenses to increase significantly in the foreseeable future and may not be able to achieve profitability or achieve positive cash flow from operations on a consistent basis.

We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to hire additional employees, expand our marketing and branding efforts, develop additional products and services, and expand our geographic footprint. Moreover, we expect to incur significant legal, accounting, and other expenses, including substantially higher costs to obtain and maintain director and officer liability insurance, as a result of becoming a public company. This may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Our revenue growth may slow down or our revenue may decline for a number of other reasons, including reduced demand for our products and services, increased competition, or any failure to capitalize on growth opportunities. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, operating results, and financial condition may suffer.

Fluctuations in exchange rates could have a material adverse effect on our business and results of operations.

Our revenues and expenses are currently denominated predominantly in U.S. dollars. However, revenues and expenses incurred from our non-U.S. operations — both of which will likely increase as a result of our plans to expand our business operations to new markets — are or will typically be denominated in the local currency of the applicable country. The exchange rates of certain foreign currency against the U.S. dollar may fluctuate significantly and unpredictably. The value of foreign currencies against the U.S. dollar may be affected by changes in economic conditions and by foreign exchange policies, among other things. It is difficult to predict how market forces or government policy may impact the exchange rates in the future.

To date, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to make greater use of hedging instruments in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

In addition, as we plan to expand our operations to additional regions, including additional countries in Asia Pacific, Africa, Europe, and Latin America, we will be exposed to the effects of fluctuations in the exchange rates of additional currencies. The value of the currencies used in the regions where we plan to expand may fluctuate and are affected by, among other things, changes in economic conditions. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods.

We have granted and may continue to grant share incentive awards in the future, which may result in increased share-based compensation expenses.

In order to promote the success and enhance the value of our company, our shareholders have approved and authorized to reserve a certain number of our Class A ordinary shares as an award pool for the purpose of share incentive award grants, and we have granted share incentive awards under such award pool from time to time. For further detailed information, please refer to “Management Following The Business Combination — Share Incentive Plan.” For the years ended December 31, 2022 and 2023, we recorded $30.1 million and $29.4 million, respectively, in share-based compensation. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

If we are not able to control our labor costs in an effective way, our business, results of operations, and financial condition may be adversely affected.

Labor costs are the most significant component of our fixed costs. As the world recovered from the COVID-19 pandemic, supply chain disruptions and labor shortages kept inflation elevated and increased labor costs in our key markets. In addition, we are required by local laws and regulations to pay various statutory employee benefits, including Social Security and Medicare in the United States and employer-sponsored health insurance plans for the benefit of our employees. We expect that our labor costs, including wages and employee benefits, will continue to grow as our business grows in scale. Significant additional increase in government-imposed wage and employee benefits in the jurisdictions where we have operations may affect our profitability and results of operations, unless we are able to pass these costs onto our users by increasing prices of our products and services.

Failure to comply with local labor laws and make adequate contributions to various employee benefits plans as required by local regulations may subject us to penalties.

As we have corporate offices in multiple jurisdictions, we are required to register with governmental authorities and participate in various government-sponsored employee benefit plans, including certain social insurance, provident funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. Failure in making contributions to various employee benefit plans in strict compliance with applicable local labor-related laws may subject us to late payment penalties, and we could be required to make up the contributions for these plans as well as to pay late fees and fines. Further, failure to timely obtain work permits for our foreign employees may subject us to penalties and we may be unable to hire such foreign employees. If any of the foregoing were to occur, our financial condition and results of operations may be adversely affected.

Changes to U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

We are subject to complex tax laws and regulations in the United States and a variety of foreign jurisdictions. All of these jurisdictions have in the past and may in the future make changes to their corporate income tax rates and other income tax laws which could increase our future income tax provision. For example, our future income tax obligations could be adversely affected by earnings that are lower than anticipated in jurisdictions where we have lower statutory rates and by earnings that are higher than anticipated in jurisdictions where we have higher statutory rates, by changes in the valuation of our deferred tax assets and liabilities, by changes in the amount of unrecognized tax benefits, or by changes in tax laws, regulations, accounting principles, or interpretations thereof, including changes with possible retroactive application or effect.

Our determination of our tax liability is subject to review and may be challenged by applicable tax authorities. Any adverse outcome of such challenge could harm our operating results and financial condition. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Moreover, as a multinational business, we have subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. Furthermore, as we operate in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the characterization and source of income or other tax items, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. The taxing authorities of the jurisdictions in which we operate may challenge our tax treatment of certain items or the methodologies we use for valuing developed technology or intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and operating results.

We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes in the United States and various foreign jurisdictions. Specifically, we may be subject to “digital service taxes” or new allocations of tax as a result of increasing efforts by certain jurisdictions to tax cross border activities that may not have been subject to tax under existing international tax principles. Technology companies such as ours may be subject to such taxes. Tax authorities may disagree with certain positions we have taken. As a result, we may have exposure to additional tax liabilities that could have an adverse effect on our operating results and financial condition.

In addition, our future effective tax rates could be favorably or unfavorably affected by changes in tax rates, changes in the valuation of our deferred tax assets or liabilities, the effectiveness of our tax planning strategies, or changes in tax laws or their interpretation. Such changes could have an adverse impact on our financial condition.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may harm our operating results in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial conditions could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review key business metrics, including the number of our registered users, funded accounts, our trading volume, and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, calculations of our key metrics may be inaccurate, and we may not be able to identify those inaccuracies. Our key business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our platform. We regularly deactivate fraudulent and spam accounts that violate our terms of service and exclude these users from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our platform. If our metrics provide us with incorrect or incomplete information about users and their behavior, we may make inaccurate conclusions about our business.

We have limited insurance coverage of our operations, which may expose us to significant costs and business disruption.

We currently carry limited insurance in connection with our brokerage business, which does not cover customer losses from fraud or theft. However, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. We also do not maintain general product liability insurance or key-man insurance, and only maintain limited general property insurance. We consider our insurance coverage to be reasonable in light of the nature of our business, but we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition, and results of operations could be materially and adversely affected.

We and our independent registered public accounting firm have identified a material weakness in our internal control over financial reporting.

Prior to the Closing, we have been a private company and we were never required to evaluate our internal controls within a specified period of time. As a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal controls over financial reporting.

In the course of preparing and auditing our consolidated financial statements for the year ended December 31, 2023, we and our independent registered public accounting firm did not identify any material weaknesses in our internal control over financial reporting as of December 31, 2023, though several deficiencies were identified. However, in the course of preparing and auditing our consolidated financial statements for the year ended December 31, 2022, we and our independent registered public accounting firm identified one material weakness and other deficiencies in our internal control over financial reporting as of December 31, 2022. According to the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness identified as of December 31, 2022 relates to our inability to sufficiently evaluate certain control activities performed by our digital assets service provider as such provider did not have a SOC 1 report. In July 2023, we spun off our digital assets business into a separate entity outside of Webull Corporation and we ceased to provide customers with access to services relating to digital assets trading through our platform.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal controls under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of the effectiveness of our internal control over financial reporting, additional material weaknesses may have been identified.

Our failure to correct the material weakness identified or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Upon the Closing, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting commencing with our second annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Risks Relating to SKGR and the Business Combination

The approval of, or submission of filings with, the China Securities Regulatory Commission, or the CSRC, may be required in connection with the Business Combination.

The PRC government has expanded oversight over offerings that are conducted overseas by China-based issuers and foreign investment in China-based issuers in recent years. On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill certain filing procedures and report relevant information to the CSRC. If the issuer meets both of the following conditions, an overseas offering and listing will be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenue or profits of the PRC-incorporated operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period, and (ii) the issuer’s major operational activities are carried out in the PRC or its main places of business are located in the PRC, or the senior managers in charge of operation and management of the issuer are mostly PRC citizens or are domiciled in the PRC. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis.

Based on the advice of Webull’s PRC legal counsel, Han Kun Law Offices, and the laws of mainland China that are currently in effect, Webull believes that, as of the date of this proxy statement/prospectus, this Business Combination and Webull’s proposed listing on Nasdaq shall not be deemed as a domestic enterprise that indirectly offer or list securities on an overseas stock exchange and therefore does not require filing or approvals from the CSRC. This determination is made on the basis that (i) in 2022, none of the total assets, net assets, revenue or profits of Webull’s subsidiaries in China accounted for more than 50% of the corresponding figure in Webull’s audited consolidated financial statements in 2022, and Webull expects the same to be true for 2023; (ii) Webull primarily conducts its business in the United States and except for a research and development center mainly responsible for technical and other support services, does not have any operation in the PRC; and (iii) most senior managers in charge of operation and management of Webull are not PRC citizens and are not domiciled in the PRC. However, given that the Trial Measures were recently promulgated, there remains uncertainties as to their interpretation, application, and enforcement. As advised by Webull’s PRC legal counsel, Han Kun Law Offices, Webull has voluntarily submitted filing application documents according to the Trial Measures and relevant supporting guidelines. Because of the voluntary nature of the CSRC application, approval is not a condition to closing under the Business Combination Agreement.

It is uncertain whether Webull is required to, or will be able to, or how long it will take it to, obtain such approval or complete the filing procedures and any such approval or filing could be rescinded. Any failure to obtain or delay in obtaining clearance of such approval or completing such filing procedures for this Business Combination or Webull’s proposed listing on Nasdaq, or a rescission of any such approval obtained or filing completed by Webull, would subject Webull to regulatory actions or other sanctions by the CSRC or other PRC regulatory authorities for failure to obtain required governmental authorization. These governmental authorities may impose fines, restrictions and penalties on Webull or other actions that could materially and adversely affect our operations and prospects, which might make it advisable for Webull to suspend the Business Combination or Webull’s proposed listing on Nasdaq.

All of these could have a material adverse effect on the trading price of Webull’s securities and could significantly limit or completely hinder Webull’s ability and the ability of any holder of Webull’s securities to offer or continue to offer such securities.

The Business Combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”) or may be ultimately prohibited.

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

For so long as SK, Inc. retains a material ownership interest in SKGR, SKGR may be deemed a “foreign person” under the regulations relating to CFIUS. As such, the Business Combination may be subject to CFIUS review. CFIUS may decide to block or delay the Business Combination, impose conditions with respect to the Business Combination or request the President of the United States to order SKGR to divest all or a portion of Webull’s U.S. business following the completion of the Business Combination. In addition, certain federally licensed businesses may be subject to rules or regulations that limit foreign ownership.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because SKGR has only a limited time to complete the Business Combination, SKGR’s failure to obtain any required approvals within the requisite time period may require SKGR to liquidate. If SKGR is unable to consummate the Business Combination within the applicable time period required under SKGR’s then effective amended and restated memorandum and certificate of incorporation, including as a result of extended regulatory review of a potential initial business combination, SKGR will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares for a pro rata portion of the funds held in the trust account and as promptly as reasonably possible following such redemption, subject to the approval of SKGR’s remaining shareholders and SKGR’s board of directors, liquidate and dissolve, subject in each case to SKGR’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, SKGR’s shareholders will miss the opportunity to benefit from the Business Combination and the appreciation in value from the Business Combination. Additionally, the SKGR warrants will be worthless.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through a traditional initial public offering and may create risks for SKGR’s unaffiliated investors.

A traditional initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition and results of operations of the issuer and its subsidiaries. In a traditional initial public offering, investors may be able to recover damages from the underwriters in the event of misstatements and omission in the registration statement and unavailability of the due diligence defense. Going public via a business combination with a special purpose acquisition company (“SPAC”) does not involve any underwriters and may therefore result in less vigorous vetting of the operating company’s information that is presented to the public. In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in a traditional initial public offering. In a traditional initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination with a SPAC, the value of the target company is established by means of negotiations between the target company, the SPAC and, in many cases, investors in a private investment in public equity deal who agree to purchase shares at the time of the business combination. The process of establishing the value of a target company in a business combination with a SPAC may be less effective than a traditional initial public offering book-building process and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing.

In addition, while traditional initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the after-market following the initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, which may result in lower demand for Webull’s securities after the Closing, which could in turn, decrease liquidity and trading prices as well as increase the trading volatility of Webull’s securities after the Closing.

The underwriters of the SKGR IPO were to be compensated in part on a deferred basis for already-rendered services in connection with the SKGR IPO. However, Deutsche Bank Securities Inc. (“DB”) gratuitously waived such compensation with respect to the Business Combination with Webull. DB had no role in this Business Combination and does not have any responsibility for disclosure in the proxy statement/prospectus.

Pursuant to the underwriting agreement SKGR entered into in connection with the SKGR IPO, DB was entitled to deferred underwriting commissions in the aggregate amount of approximately $7.0 million as consideration for services rendered to SKGR in connection with the SKGR IPO, which was to become payable upon consummation of a business combination transaction. Even though the services of DB for such deferred underwriting commissions had already been rendered in full in connection with the SKGR IPO, DB gratuitously waived its entitlement to the payment of the deferred underwriting commissions with respect to the Business Combination on February 27, 2024. Accordingly, the underwriters of the SKGR IPO will not receive any portion of the deferred underwriting commissions. DB was not provided, and will not be provided, from any source, any consideration in exchange for its waiver of its entitlement to the payment of the deferred underwriting commissions with respect to the Business Combination. The waiver is only with respect to the deferred underwriting commission in connection with the Business Combination,

DB may be entitled to other indemnification or contribution pursuant to the underwriting agreement entered into in connection with the SKGR IPO. DB did not provide a reason for gratuitously granting the waiver and SKGR did not engage in any substantive dialogue with DB regarding the reason for waiving the deferred underwriting commissions.

There is no dispute between SKGR and DB regarding the disclosure in the proxy statement/prospectus. DB has not played any role in connection with the Business Combination, and has not been involved in the preparation of any disclosure that is included in the proxy statement/prospectus, or any business analysis underlying such disclosure. Accordingly, DB has produced no work product in relation to the Business Combination for which SKGR relied on their expertise. As a result, SKGR Shareholders do not have the benefit of DB’s independent review and investigation of the disclosures provided in the proxy statement/prospectus, and should not place any reliance on the fact that DB was involved with the SKGR IPO. Investors should be aware that the waiver of a deferred underwriting commission is unusual and some investors may find the Business Combination less attractive as a result, which may make it more difficult for SKGR to complete the Business Combination.

The Sponsor and SKGR’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of the Business Combination. Such conflicts of interests include that the Sponsor as well as SKGR’s directors and officers are expected to lose their entire investment in SKGR if the Business Combination is not completed.

When considering the SKGR Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Merger Proposal and other Proposals described herein, SKGR Shareholders should keep in mind that the Sponsor and SKGR’s directors and officers have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of SKGR shareholders and holders of SKGR Warrants generally.

These interests include, among other things:

•        The fact that immediately following the consummation of the Business Combination, the Initial Shareholders are expected to hold an aggregate of at least 2,484,464 Webull Class A Ordinary Shares on an as-converted basis, consisting of (i) 1,960,464 Webull Class A Ordinary Shares to be exchanged from SKGR Class B Ordinary Shares held by the Initial Shareholders, and (ii) 524,000 Webull Class A Ordinary Shares to be converted from the Overfunding Loans; and up to 8,512,000 Webull Class A Ordinary Shares underlying the Webull Warrants to be converted from the SKGR Private Warrants (including the SKGR Private Warrants that may be converted from the Working Capital Loans) at the First Merger Effective Time, each entitling the Sponsor to purchase one Webull Class A Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate, would represent approximately 1.95% and 2.03% ownership interest in Webull following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis.

•        The fact that the Sponsor acquired 6,600,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, and an additional 192,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, upon an over-allotment exercise on July 20, 2022.

•         The fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Founder Shares prior to the SKGR IPO, of which (i) 2,875,000 Founder Shares were surrendered and cancelled by SKGR prior to the SKGR IPO, (ii) 90,000 Founder Shares were transferred to independent directors of SKGR prior to the SKGR IPO, (iii) 510,000 Founder Shares were forfeited due to the failure of the underwriter to fully execute their over-allotment option; (iv) 1,279,536 Founder Shares will be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time in connection with certain Non-Redemption Agreements with unaffiliated third-party investors entered into in December 2023, and (v) up to 2,000,000 Founder Shares may be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time pursuant to the Sponsor Support Agreement, as amended, and the Additional Non-Redemption Agreements. All of the remaining 1,870,464 Founder Shares are subject to certain transfer restrictions as described in this proxy statement/prospectus and that such remaining Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $21.6 million, based on the most recent closing price of the SKGR Class A Ordinary Shares of $11.54 per share on December 2, 2024.

•        The fact that SKGR’s independent directors own an aggregate of 90,000 Founder Shares that were acquired from the Sponsor at a purchase price of approximately $0.003 per share. The 90,000 Founder Shares held by such independent directors are subject to certain transfer restrictions as described in this proxy statement/prospectus and such Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $1.0 million, based on the most recent closing price of the SKGR Class A Ordinary Shares of $11.54 per share on December 2, 2024.

•        The fact that if the Business Combination or another business combination is not consummated by March 31, 2025 (or such later date as may be approved by SKGR shareholders in an amendment to the SKGR Articles), SKGR will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SKGR Public Shares for cash and, subject to the approval of its remaining shareholders and SKGR Board, liquidating and dissolving. In such event, the Founder Shares held by the Sponsor and SKGR’s independent directors, and the 6,792,000 SKGR Private Warrants held by the Sponsor (for which the Sponsor paid an aggregate of approximately $6.8 million) would be worthless because the holders of SKGR Class B Ordinary Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the SKGR Private Warrants will not be exercisable. If the Business Combination is not consummated, the Sponsor will forfeit an aggregate of up to 3,279,536 Founder Shares pursuant to the Non-Redemption Agreements and/or the Sponsor Support Agreement, assuming the Webull Class A Ordinary Shares to be issued to the Initial Shareholders are valued at $10.00, and further taking into account the Working Capital Loans extended by the Sponsor to SKGR and any net fees due, both of which will not be paid, the Sponsor could potentially lose approximately $20.9 million in the aggregate. In addition, the independent directors of SKGR could lose in the aggregate of $900,000 with respect to their Founder Shares. On the other hand, if the Business Combination is consummated, each outstanding SKGR Ordinary Share will be converted into one Webull Class A Ordinary Share, and each SKGR Warrant will be converted into one Webull Warrant. Given (i) the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the SKGR Class A Ordinary Shares, (ii) the differential in the purchase price that the Sponsor paid for the SKGR Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Webull Class A Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Founder Shares and/or SKGR Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Public Shareholders have a negative return on their investment.

•        The fact that if the Trust Account is liquidated, the Sponsor has agreed to indemnify SKGR to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.25 per SKGR Public Share and (ii) the actual amount per SKGR Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SKGR Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, by the claims of (1) any third party for services rendered or products sold to SKGR or (2) a prospective target business with which SKGR has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account.

•        The fact that the Sponsor may convert the Working Capital Loans into SKGR Private Warrants or SKGR Class A Ordinary Shares, and convert the Overfunding Loans into SKGR Class A Ordinary Shares, which will then be exchanged for Webull Warrants and Webull Class A Ordinary Shares, respectively, upon the consummation of the Business Combination. As of the date of this proxy statement/prospectus, an aggregate of $5,240,000 Overfunding Loans and an aggregate of $1,720,000 Working Capital Loans have been extended by the Sponsor to SKGR.

•        The fact that the Business Combination Agreement provides for the continued indemnification of SKGR’s current directors and officers and the continuation of directors and officers liability insurance covering SKGR’s current directors and officers.

•        The fact that Webull agreed to reimburse a portion of the monthly deposits and other legal expenses incurred by Sponsor in connection with the extraordinary general meeting of SKGR Shareholders to amend the SKGR Articles, and other operations of SKGR.

•        The fact that Webull agreed to indemnify, to the extent permitted by law, the Initial Shareholders against losses resulting from or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any information of Webull that it has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication (within the meaning of Rule 405 under the Securities Act) with investors, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

•        The fact that the Initial Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights following consummation of the Business Combination.

•        The fact that under the Sponsor Support Agreement, the Initial Shareholders are entitled to the Tax Indemnity.

•        The fact that in addition to these interests of the Sponsor and SKGR’s officers, directors and advisors, to the fullest extent permitted by applicable laws, the SKGR Articles waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SKGR Articles or in the future, and SKGR will renounce any expectancy that any of the directors or officers of SKGR will offer any such corporate opportunity of which he or she may become aware to SKGR. SKGR does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, SKGR does not believe that the waiver of the application of the corporate opportunity doctrine in the SKGR Articles had any impact on its search for a potential business combination target.

See “Proposal One — The Business Combination Proposal — Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination” for additional information.

The personal and financial interests of SKGR’s directors and officers may have influenced their motivation in identifying and selecting Webull as a business combination target, completing an initial business combination with Webull and influencing the operation of the business following the initial business combination. In considering the recommendations of the SKGR Board to vote for the Business Combination Proposal, the Merger Proposal and other Proposals, you should consider these interests.

The exercise of SKGR’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in SKGR’s best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require SKGR to agree to amend the Business Combination Agreement, to consent to certain actions taken by Webull or to waive rights that SKGR is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Webull’s business, a request by Webull to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Webull’s business or could entitle SKGR to terminate the Business Combination Agreement. In any of such circumstances, it would be at SKGR’s discretion, acting through the SKGR Board, to grant its consent or waive those rights; provided that under the terms of the Business Combination Agreement, such consent or waiver in certain cases is not to be unreasonably withheld. The existence of financial and personal interests of one or more of the directors may result in conflicts of interest on the part of such director(s) between what he or they may believe is best for SKGR and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SKGR does not believe there will be any changes or waivers that SKGR’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal, the Merger Proposal and the other Proposals have been obtained. While certain changes could be made without further shareholder approval, SKGR will circulate a new or amended proxy statement/prospectus and resolicit SKGR shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal, the Merger Proposal and the other Proposals. As a matter of Cayman Islands law, the directors of SKGR are under a fiduciary duty to act in the best interest of SKGR.

SKGR may be forced to close the Business Combination even if it determines it is no longer in SKGR Shareholders’ best interest.

Public Shareholders are protected from a material adverse event of Webull arising between the date of the Business Combination Agreement and the date of the extraordinary general meeting, primarily by the right to redeem their SKGR Public Shares for a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. If a material adverse event were to occur after approval of the Business Combination Proposal, the Merger Proposal and other Proposals at the extraordinary general meeting, SKGR may be forced to close the Business Combination even if it determines it is no longer in its shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on SKGR’s business, financial condition or results of operations.

The Initial Shareholders agreed to vote in favor of the Business Combination, regardless of how Public Shareholders vote.

The Initial Shareholders have agreed to vote all of their Founder Shares in favor of all the Proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Mergers). In addition, the Sponsor and each director and officer of SKGR may also, from time to time, purchase SKGR Public Shares before the Business Combination. As a result, the agreement by the Initial Shareholders to vote in favor of all the Proposals will increase the likelihood that SKGR will receive the requisite shareholder approval for such proposals.

SKGR is dependent upon its directors and officers and their loss could adversely affect SKGR’s ability to complete the Business Combination.

SKGR’s operations are dependent upon a relatively small group of individuals and, in particular, its officers and directors. SKGR believes that its success depends on the continued service of its officers and directors, at least until it has completed an initial business combination. In addition, its officers and directors are not required to commit any specified amount of time to SKGR’s affairs and, accordingly, will have conflicts of interest in allocating their time among various business activities, including identifying potential business combinations and monitoring the related due diligence. SKGR does not have an employment agreement with, or key-man insurance on the life of, any of its directors or officers. The unexpected loss of the services of one or more of SKGR’s directors or officers could have a detrimental effect on SKGR.

SKGR’s directors and officers will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to SKGR’s affairs. This conflict of interest could have a negative impact on SKGR’s ability to complete the Business Combination.

SKGR’s directors and officers are not required to, and may not, commit their full time to its affairs, which may result in a conflict of interest in allocating their time between SKGR’s operations and the Closing, on the one hand, and their other business endeavors. SKGR’s directors and officers are not obligated to contribute any specific number of hours per week to SKGR’s affairs and may also serve as officers or board members for other entities. If its officers’ and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on SKGR’s ability to complete the Business Combination.

Past performance by SKGR’s management team or entities affiliated with SKGR or the Sponsor, may not be indicative of future performance of an investment in Webull.

Past performance by SKGR’s management team or entities affiliated with SKGR or the Sponsor is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of SKGR’s management team, entities affiliated with SKGR or the Sponsor as indicative of the future performance of an investment in Webull or the returns Webull will, or is likely to, generate going forward.

SKGR’s management concluded that there is substantial doubt about its ability to continue as a “going concern.”

As of September 30, 2024, SKGR had $621,449 in its operating bank accounts and $113,898,350 in marketable securities held in the Trust Account to be used for a business combination or to repurchase or redeem the SKGR Ordinary Shares in connection therewith. If SKGR is unable to raise additional funds to alleviate liquidity needs and complete a business combination by March 31, 2025 (or such later date as may be extended in accordance with the SKGR Articles and the Business Combination Agreement), SKGR will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about SKGR’s ability to continue as a going concern.

Webull’s Forecasts are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Webull’s actual operating results may differ materially and adversely from those projected.

Webull’s Forecasts (as defined herein) are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by its management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Webull’s actual operating results may differ materially and adversely from those projected. Realization of the results forecasted will depend on, among others, the successful implementation of Webull’s proposed business plan, market condition and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond Webull’s control, including, but not limited to, the competitive environment, its executive team, rapid technological change, economic and other conditions in the markets in which Webull operates or seeks to enter, governmental regulations that affect Webull’s operations, Webull’s future financing needs and its ability to grow and to manage growth effectively. In particular, the Forecasts assume forecasts and estimates relating to the expected size and growth of the markets in which Webull operates. For the reasons described above, it is likely that the actual results of Webull’s operations will be different from the results projected and those differences may be material and adverse.

The Forecasts have been prepared by the management of Webull and reflects estimates of future performance as of the date the Forecasts were prepared. The Forecasts have not been certified or examined by an independent registered public accounting firm.

The assumptions underlying the Forecasts require the exercise of judgment and may not occur, and the Forecasts are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative or other changes. There can be no assurance that Webull’s financial condition, including its revenue, expenses or results of operations, will be consistent with those set forth in the Forecasts, which could have an adverse impact on the market price of the securities of Webull, or its financial condition following the Business Combination. Webull does not have any duty to update the Forecasts included in this proxy statement/prospectus other than as required by applicable law.

The fairness opinions obtained by the SKGR Board will not reflect changes in circumstances subsequent to the date of Business Combination Agreement, or any amendments to the Business Combination Agreement, and were based on estimates and assumptions at the date of such opinion.

In connection with the execution of the Business Combination on February 27, 2024, the SKGR Board obtained a fairness opinion dated as of February 27, 2024 from Houlihan Capital. In connection with the execution of the amendment to the Business Combination Agreement on December 5, 2024, SKGR commissioned Houlihan Capital to render a separate fairness opinion in light of the changes in the financial projections of Webull provided by Webull’s management. Houlihan Capital rendered the fairness opinion as to the fairness, from a financial point of view, to the holders of SKGR Class A Ordinary Shares on December 12, 2024. SKGR has not obtained an updated opinion since December 12, 2024 and up to the date of this proxy statement/prospectus from Houlihan Capital. Changes in the operations and prospects of Webull, general market and economic conditions, cost and other estimates with respect to revenues and margins and other factors that may be beyond the control of Webull and SKGR, and on which the fairness opinions were based, may further alter the value of Webull by time the Business Combination between SKGR and Webull is ultimately completed. The fairness opinions do not speak to the time the Business Combination will be completed or to any other date other than the date of such opinion. For a description of the fairness opinions that the SKGR Board received from Houlihan Capital, please see “Proposal One — The Business Combination Proposal — Summary of Valuation Analysis and Opinions of Financial Advisor to the SKGR Board and Holders of SKGR Class A Ordinary Shares” and the opinions of Houlihan Capital, LLC included as Annex D-1 and Annex D-2 to this proxy statement/prospectus.

Shareholder litigation could prevent or delay the Closing or otherwise negatively impact business, operating results and financial condition.

SKGR may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect SKGR’s ability to complete the proposed Business Combination. SKGR could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to SKGR’s directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting SKGR’s ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected timeframe or at all.

There is no assurance when or if the Business Combination will be completed.

The completion of the Business Combination is subject to the satisfaction or waiver of a number of conditions as set forth in the Business Combination Agreement, including, among others, (i) approval of the Business Combination by the SKGR Shareholders and the Webull shareholders; (ii) effectiveness of the proxy statement/prospectus; (iii) receipt of approval for listing on the Nasdaq of Webull Class A Ordinary Shares and the Incentive Warrants to be issued in connection with the Transactions, subject only to official notice of issuance thereof; (iv) no governmental authority having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, and all regulatory approvals required in connection with the Business Combination have been obtained from or waived by the relevant governmental authority; (v) the expiration or early termination of the waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act; and (vi) the completion of the Company Capital Restructuring.

In addition to the conditions listed above, because completion of the Business Combination will result in Mr. Anquan Wang controlling more than 25% of Webull’s total voting power, FINRA considers the Business Combination to constitute a change of control of Webull Financial under FINRA Rule 1017. Webull Financial has submitted a continuing membership application to FINRA relating to the Business Combination, and FINRA notified Webull Financial that it received the complete application on May 7, 2024.

No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the Business Combination will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. SKGR cannot provide assurance that the Business Combination will be completed on the terms or timeline currently contemplated, or at all.

The extraordinary shareholder meeting of SKGR may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the Business Combination Proposal and the Merger Proposal are approved by SKGR Shareholders, SKGR would not be required to seek further approval of SKGR Shareholders, even if the conditions imposed in obtaining required regulatory approvals could have an adverse effect on SKGR or Webull.

There is no assurance if any PIPE financing as contemplated in the Business Combination can be completed.

SKGR and Webull have agreed to use commercially reasonable efforts to obtain PIPE financing from third-party investors and to consummate the PIPE Investment substantially concurrently with the Closing. Receipt of such PIPE financing is not a closing condition to the Business Combination Agreement. Although SKGR and Webull continue to work toward obtaining the PIPE financing on market terms, no subscription agreements have been entered into as of the date of this proxy statement/prospectus. Accordingly, there are substantial uncertainties with respect to the financing amount, terms and timing of PIPE financing, as well as the dilutive effect of such PIPE financing to non-redeeming SKGR Shareholders. Furthermore, there can be no assurances that such PIPE financing can be secured at all. Lack of PIPE financing may cause the Business Combination to become less attractive to some investors, which may make it more difficult for SKGR to complete the Business Combination.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, SKGR expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that SKGR expects to achieve from the Business Combination.

SKGR may not have sufficient funds to consummate the Business Combination.

As of September 30, 2024, SKGR had US$621,449 of cash held outside the Trust Account. If SKGR is required to seek additional capital, it may need to borrow funds from the Sponsor, directors, officers, their affiliates or other third parties to operate or may be forced to liquidate. SKGR believes that the funds available to it outside of the Trust Account, together with funds available from loans from Sponsor, its affiliates or members of SKGR’s management team will be sufficient to allow it to operate for at least the period ending on March 31, 2025 (or such later date as may be approved by SKGR shareholders in an amendment to the SKGR Articles); however, SKGR cannot assure you that its estimate is accurate, and the Sponsor, directors, officers and their affiliates are under no obligation to advance funds to SKGR in such circumstances.

If SKGR is unable to complete this Business Combination, or another business combination, within the prescribed time frame, SKGR would cease all operations except for the purpose of winding up and redeem all the SKGR Public Shares and liquidate.

SKGR must complete its initial business combination by March 31, 2025 (or such later date as may be approved by SKGR shareholders in an amendment to the SKGR Articles). If SKGR has not completed this Business Combination, or another business combination, within such time period, SKGR will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SKGR Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SKGR (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding SKGR Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SKGR’s remaining shareholders and the SKGR Board, liquidate and dissolve, subject in each case to SKGR’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The SKGR Articles provide that, if SKGR voluntarily winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, Public Shareholders may receive only US$10.25 per share, or less than US$10.25 per share, on the redemption of their shares, and SKGR Warrants will expire worthless.

If, before distributing the proceeds in the Trust Account to Public Shareholders, SKGR files a bankruptcy, insolvency, or winding up petition or an involuntary bankruptcy, insolvency or winding up petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders, even for funds in the Trust Account and the per-share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Public Shareholders, SKGR files a bankruptcy, insolvency or winding up petition or an involuntary bankruptcy, insolvency or winding up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in SKGR’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by shareholders in connection with SKGR’s liquidation may be reduced.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the SKGR Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The SKGR Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination or if holders of SKGR Public Shares have elected to redeem an amount of SKGR Public Shares such that the minimum available cash condition contained in the Business Combination Agreement would not be satisfied. If the Adjournment Proposal is not approved, the SKGR Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such an event, the Business Combination would not be completed.

If third parties bring claims against SKGR, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than US$10.25 per share.

SKGR’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although it will seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SKGR’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SKGR’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SKGR than any alternative.

Examples of possible instances where SKGR may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SKGR and will not seek recourse against the Trust Account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, SKGR will be required to provide for payment of claims of creditors that were not waived that may be brought against SKGR within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the US$10.25 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement with the Initial Shareholders, the Sponsor has agreed that it will be liable to SKGR if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which SKGR has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) US$10.25 per share and (ii) the actual amount per SKGR Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than US$10.25 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay its tax obligations; provided, that, such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under SKGR’s indemnity of the underwriter of the SKGR IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, SKGR has not asked the Sponsor to reserve for such indemnification obligations, nor has SKGR independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and SKGR believes that the Sponsor’s only assets are securities of SKGR. Therefore, SKGR cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than US$10.25 per share. In such event, SKGR may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your SKGR Public Shares. None of SKGR’s officers or directors will indemnify SKGR for claims by third parties including claims by vendors and prospective target businesses.

If, after SKGR distributes the proceeds in the Trust Account to Public Shareholders, SKGR files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the SKGR Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of its board of directors and SKGR to claims of punitive damages.

If SKGR files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by SKGR shareholders. In addition, the SKGR Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and SKGR to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either SKGR or Webull can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on Webull, including, among others, the following events (except, in some cases, where the change has a disproportionate effect on a party):

(a)     any change in applicable laws or U.S. GAAP or any interpretation thereof following the date of the Business Combination Agreement;

(b)    any change in interest rates or economic business or financial market conditions generally;

(c)     the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement;

(d)    any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate;

(e)     any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(f)     any failure in and of itself of Webull and any of its subsidiaries to meet any projections or forecasts (provided, however, that this exception shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect (as defined in the Business Combination Agreement));

(g)    any event, state of facts, development, change, circumstance, occurrence or effect generally applicable to the industries or markets in which Webull or any of its subsidiaries operate;

(h)    any action taken by, or at the written request of, SKGR;

(i)     the announcement of the Business Combination Agreement and the Merger and each of the other transactions contemplated under the Business Combination Agreement and related agreements, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on Webull’s and its subsidiaries’ relationships, contractual or otherwise, with any governmental authority, third parties or other person;

(j)     any matter set forth on, or deemed to be incorporated in the Company Disclosure Letter (as defined in the Business Combination Agreement);

(k)    any event, state of facts, development, change, circumstance, occurrence or effect that is cured by Webull prior to the Closing; or

(l)     any worsening of the event, state of facts, development, change, circumstance, occurrence or effect referred to in (a), (b), (d), (e), (g) or (j) above to the extent existing as of the date of the Business Combination Agreement.

Furthermore, SKGR or Webull may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Webull’s share price may suffer.

Subsequent to the completion of the Business Combination, Webull may be required to take write-downs or write-offs, restructure its operations, or incur unanticipated losses, impairment or other charges or liabilities that could have a significant negative effect on its financial condition, results of operations and the trading price of Webull’s securities, which could cause SKGR shareholders to lose some or all of their investment.

Although SKGR has conducted due diligence on Webull, SKGR cannot assure you that this diligence identified all material issues that may be present with the business of Webull. SKGR cannot rule out that factors outside of the target business and outside of its control will not later arise. As a result of these factors, following the consummation of the Business Combination, Webull may be forced to write down or write off assets, restructure its operations, or incur unanticipated losses impairment or other charges or liabilities that could result in it reporting losses. Even if SKGR’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SKGR’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Webull’s liquidity, the fact that Webull reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause Webull to be unable to obtain future financing on favorable terms or at all.

During the interim period, SKGR is prohibited from entering into certain transactions that might otherwise be beneficial to SKGR or its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, SKGR is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner ) any entity other than Webull, as summarized under the “The Business Combination Agreement — Covenants.” The limitations on SKGR’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The Business Combination remains subject to conditions that SKGR cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), then either SKGR or Webull may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement or amend the termination date upon which either SKGR or Webull may terminate the Business Combination Agreement. See “Proposal One — The Business Combination Proposal.”

A shareholder who has exercised dissenters’ rights and followed the dissent procedure prescribed by the Cayman Companies Act may subsequently lose their dissenters’ rights following the extraordinary general meeting, including where completion of the First Merger is delayed in order to invoke the exemption under Section 239 of the Cayman Companies Act, in which event such dissenting shareholder would not receive cash for their SKGR Ordinary Shares and instead would only be entitled to receive the merger consideration and would become a shareholder of Webull upon consummation of the Business Combination.

Holders of record of SKGR Ordinary Shares wishing to exercise dissenters’ rights and make a demand for payment of the fair market value for his, her or its SKGR Ordinary Shares must give written objection to the First Merger to SKGR prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. However, the Business Combination Agreement provides that, if any SKGR shareholder exercises dissenters’ rights, SKGR shall in accordance with Section 238 of the Cayman Companies Act promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SKGR Shareholder who has made a written objection, and unless SKGR and Webull elect by agreement in writing to waive this provision in the Business Combination Agreement, no party shall be obligated to consummate the Business Combination, and the Plan of First Merger shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238 of the Cayman Companies Act, as referred to in Section 239 of the Cayman Companies Act). Section 239 of the Cayman Companies Act states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where completion of the First Merger shall be delayed and the limitation under Section 239 of the Cayman Companies Act is invoked, no dissenters’ rights would be available to SKGR Shareholders, including those SKGR Shareholders who previously delivered a written objection to the First Merger prior to the extraordinary general meeting and followed the procedures set out in Section 238 of the Cayman Companies Act in full up to such date, and such holder’s former SKGR Ordinary Shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Merger Effective Time, the right to receive one newly issued Webull Class A Ordinary Share for each SKGR Share, without interest thereon. Accordingly, SKGR Shareholders are not expected to ultimately have any dissenters’ rights in respect of their SKGR Ordinary Shares and the certainty provided by the redemption process may be preferable for Public Shareholders wishing to exchange their SKGR Public Shares for cash. See “Dissenters’ Rights” for additional information.

SKGR shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because SKGR (and also Webull, the surviving company) is incorporated under the laws of the Cayman Islands, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited.

Any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by SKGR’s officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities laws that the proxy/registration statement relating to the Business Combination contained an actionable material misstatement or material omission.

SKGR and Webull are both exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for their shareholders to effect service of process within the United States upon the directors or executive officers of SKGR and Webull, or enforce judgments obtained in the United States courts against the directors or officers of SKGR and Webull. We are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions as a matter of common law.

The corporate affairs of SKGR and Webull are governed by their respective amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the directors of SKGR and Webull to each of SKGR and Webull under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of the shareholders of SKGR and Webull and the fiduciary responsibilities of the directors of SKGR and Webull under Cayman Islands law are not clearly established as what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

It is uncertain whether the courts of the Cayman Islands will allow shareholders of SKGR and Webull to originate actions in the Cayman Islands based upon securities laws of the U.S. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as SKGR and Webull. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. See “Enforceability of Civil Liability.”

In addition, our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with our amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our amended and restated memorandum and articles of association, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. This forum selection provision in our amended and restated memorandum and articles of association will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim. Our amended and restated memorandum and articles of association provide that the federal district courts in the United States shall be the exclusive forum for claims against us under the Securities Act and the Exchange Act.

As a result of all of the above, public shareholders of SKGR and Webull may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors of SKGR and Webull or controlling shareholders than they would as public shareholders of a U.S. company.

If the Business Combination does not qualify as a “Reorganization” within the meaning of Section 368(a) of the Code or as part of an “Exchange” within the meaning of Section 351(a) of the Code, then the Business Combination generally will be taxable to U.S. Holders.

To qualify as a Reorganization, the Business Combination must satisfy certain requirements, some of which are based on factual determinations, and actions or events after the Business Combination could adversely affect such qualification. For example, under the “continuity of business” enterprise requirement under U.S. Treasury Regulations Section 1.368-1(d), the acquiring corporation must either directly or indirectly through certain controlled corporations, either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how these rules would apply in the case of an acquisition of a corporation with only investment-type assets, such as SKGR, or how redemptions by SKGR in connection with the Mergers (which will not be known until Closing) and prior to the date of signing the Business Combination Agreement, would impact this analysis. Moreover, for the Business Combination to qualify as a Reorganization, it is necessary that the “continuity of interest” requirement as set forth in U.S. Treasury Regulations Section 1.368-1(e) be met, which would require that a substantial part of the value of the proprietary interests in SKGR be preserved in the Business Combination. If a significant number of SKGR Shareholders decide to redeem their SKGR Public Shares, this requirement may not be satisfied, in which case the Business Combination may not qualify as a Reorganization. Because the qualification of the Business Combination as a Reorganization is based on certain facts that will not be known until or following the Closing and the legal uncertainties described above, the qualification of the Business Combination as a Reorganization is subject to significant uncertainty, and is therefore not capable of being the subject of a representation regarding its tax treatment. In addition, neither SKGR nor Webull intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the Business Combination will qualify as a Reorganization, that the IRS will not challenge the Business Combination’s qualification as a Reorganization or that a court will not sustain such a challenge by the IRS.

Even if the Business Combination does not qualify as a Reorganization, the parties intend to take the position that the Business Combination, together with the Conversion, qualify as an exchange described in Section 351(a) of the Code (an “Exchange”). However, there is a lack of legal authority supporting the treatment of the Business Combination, together with the Conversion, as an Exchange, and accordingly there is significant uncertainty that the Business Combination would so qualify. Neither SKGR nor Webull intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination as part of an Exchange, and no assurance can be given that Business Combination will qualify as part of an Exchange, that the IRS will not challenge this position or that a court will not sustain such a challenge by the IRS. Further, the Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify as a Reorganization and/or as part of an Exchange.

If the Business Combination does not qualify as a Reorganization or as part of an Exchange, then a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the fair market value (as of the Closing Date of the Business Combination) of Webull Class A Ordinary Shares, Webull Warrants and/or Incentive Warrants received in the Business Combination, over such holder’s aggregate adjusted tax basis in the corresponding SKGR Public Shares and SKGR Public Warrants surrendered by such holder in the Business Combination. Even if the Business Combination otherwise qualifies as a Reorganization or part of an Exchange, U.S. Holders may be required to recognize gain (but not loss) in the Business Combination under the PFIC rules, as described in more detail below under the section entitled “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — The Business Combination — Application of the PFIC Rules to the Business Combination.”

The tax consequences of the Business Combination are complex and will depend on each U.S. Holder’s particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination for U.S. Holders, see the section of this proxy statement/prospectus titled “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — The Business Combination.” U.S. Holders exchanging their SKGR Public Shares and/or SKGR Public Warrants in the Business Combination should consult their tax advisors to determine the tax consequences thereof.

The SEC has issued final rules and guidance relating to certain activities of SPACs. The need for compliance with these rules and the guidance may increase the costs and time needed to complete SKGR’s initial business combination and may constrain the circumstances under which SKGR could complete the Business Combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”) relating to, among other things, disclosures in SEC filings in connection with business combination transactions involving special purpose acquisition companies (“SPACs”) such as SKGR and private operating companies; the financial statement requirements applicable to transactions involving shell companies; and the use of projections by SPACs in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the 2024 SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which SPACs could become subject to regulation under the Investment Company Act. The need for compliance with the 2024 SPAC Rules and the SPAC Guidance may increase the costs and time required to consummate a business combination and may constrain the circumstances under which SKGR could complete the Business Combination.

If SKGR is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for SKGR to complete the Business Combination and the other proposed transactions.

If SKGR is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of its investments; and

•        restrictions on the issuance of securities; each of which may make it difficult for SKGR to complete its initial business combination. In addition, SKGR may have imposed upon us burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not currently subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless SKGR can qualify for an exclusion, SKGR must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. SKGR’s business will be to enter into the Business Combination and thereafter to operate the post-Business Combination business or assets for the long term.

SKGR does not believe that its activities or the Business Combination or other transactions described herein will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds to these instruments, and by entering into the Business Combination and other transactions for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), SKGR intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act.

If SKGR were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which SKGR has not allotted funds and may hinder its ability to complete the Business Combination and the other transactions contemplated herein. If SKGR is unable to complete the Business Combination and other transactions within the required time period, our Public Shareholders may receive only approximately $10.25 per share, or less in certain circumstances, on the liquidation of our Trust Account and the SKGR Warrants will expire worthless.

Risks Relating to Redemption of SKGR Public Shares

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your SKGR Public Shares or SKGR Public Warrants, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) SKGR’s completion of the Business Combination, and then only in connection with those SKGR Public Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any SKGR Public Shares properly tendered in connection with a shareholder vote to amend the SKGR Articles (A) to modify the substance or timing of SKGR’s obligation to provide holders of SKGR Class A Ordinary Shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of the SKGR Public Shares if SKGR does not complete a business combination by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles), or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Shareholders may be forced to wait beyond March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles), before they receive funds from the Trust Account. In no other circumstances will SKGR Shareholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your SKGR Public Shares or SKGR Public Warrants, potentially at a loss.

SKGR Public Shareholders who wish to redeem their SKGR Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their SKGR Public Shares for a pro rata portion of the funds held in the Trust Account.

Public Shareholders who wish to redeem their SKGR Public Shares for a pro rata portion of the Trust Account must (i) submit a written request to Continental, SKGR’s transfer agent, in which you request that SKGR redeem all or a portion of your SKGR Public Shares for cash, and identify yourself as the beneficial holder of the SKGR Public Shares and provide your legal name, phone number and address; and (ii) deliver your Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company, in each case at least two (2) business days prior to the vote at the extraordinary general meeting. Any SKGR Public Shareholder who fails to properly demand redemption of such shareholder’s SKGR Public Shares will not be entitled to convert his, her or its SKGR Public Shares into a pro rata portion of the Trust Account. In addition, SKGR will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite SKGR’s compliance with these rules, if a shareholder fails to receive SKGR’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its SKGR Public Shares. Furthermore, the proxy materials, as applicable, that SKGR will furnish to holders of SKGR Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem SKGR Public Shares. In the event that a shareholder fails to comply with these procedures, his, her or its SKGR Public Shares will not be redeemed.

SKGR does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for SKGR to complete a business combination with which a substantial majority of its shareholders do not agree.

The SKGR Articles does not provide a specified maximum redemption threshold. As a result, SKGR may be able to complete an initial business combination even though a substantial majority of Public Shareholders do not agree with the transaction and have redeemed their shares or, if SKGR seeks shareholder approval of an initial business combination and do not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to the Initial Shareholders, and SKGR’s officers, directors, advisors or their affiliates. In the event the aggregate cash consideration SKGR would be required to pay for all SKGR Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to it, it will not complete the business combination or redeem any shares, all SKGR Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and SKGR instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the SKGR Public Shares issued in the SKGR IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the SKGR Public Shares issued in the SKGR IPO.

A shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from redeeming in the aggregate his, her or its SKGR Public Shares or, if part of such a group, the group’s SKGR Public Shares, in excess of 15% of the SKGR Public Shares included in the SKGR Units sold in the SKGR IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, SKGR will require each shareholder seeking to exercise redemption rights to certify to SKGR whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to SKGR at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which SKGR makes the above-referenced determination. Your inability to redeem any such excess SKGR Public Shares will reduce your influence over SKGR’s ability to consummate the Business Combination and you could suffer a material loss on your investment in SKGR if you sell such excess SKGR Public Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess SKGR Public Shares if SKGR consummates the Business Combination. As a result, you will continue to hold that number of SKGR Public Shares aggregating to more than 15% of the SKGR Public Shares included in the SKGR Units sold in the SKGR IPO and, in order to dispose of such excess SKGR Public Shares, would be required to sell your SKGR Public Shares in open market transactions prior to the consummation of the Business Combination, potentially at a loss. There is no assurance that the value of such excess SKGR Public Shares (or Webull Ordinary Shares received in exchange therefor) will appreciate over time following the Business Combination or that the market price of the SKGR Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge SKGR’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, SKGR Shareholders’ ability to vote all of their SKGR Ordinary Shares (including such excess SKGR Public Shares) for or against the Business Combination Proposal and all other proposals presented at the extraordinary general meeting is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its SKGR Public Shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a SKGR shareholder may be able to sell its SKGR Public Shares (or Webull Ordinary Shares received in exchange therefor) in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a SKGR Public Shareholder might realize in the future had the shareholder not redeemed its SKGR Public Shares. Similarly, if a SKGR Public Shareholder does not redeem its SKGR Public Shares, the shareholder will bear the risk of ownership of the Webull Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A SKGR Shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Risks Relating to Ownership of Securities of Webull

There will be material differences between your current rights as a holder of SKGR Public Shares and the rights you will have as a holder of Webull Class A Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, SKGR Shareholders (other than Public Shareholders that validly exercise their redemption rights with respect to their SKGR Public Shares and Dissenting SKGR Shareholders) will no longer be shareholders of SKGR, but will be shareholders of Webull. There will be material differences between the current rights of SKGR Shareholders and the rights you will have as a holder of the Webull Class A Ordinary Shares, some of which may adversely affect you. Among other things, each SKGR Public Share has one vote per share, whereas Webull has two classes of shares: each Webull Class A Ordinary Share has one vote per share and each Webull Class B Ordinary Share has twenty votes per share. For a more detailed discussion of the differences in the rights of SKGR Shareholders and the Webull shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

Upon completion of the Business Combination, SKGR Shareholders will become Webull shareholders, SKGR warrant holders will become holders of Webull Warrants and the market price for the Webull’s securities may be affected by factors different from those that historically have affected SKGR.

Upon completion of the Business Combination, SKGR shareholders (other than Public Shareholders that validly exercise their redemption rights with respect to their SKGR Public Shares and Dissenting SKGR Shareholders) will become Webull shareholders and SKGR warrant holders will become holders of Webull Warrants, which may be exercised to acquire Webull Class A Ordinary Shares. Webull’s business differs from that of SKGR’s, and, accordingly, the results of operations of Webull will be affected by some factors that are different from those currently affecting the results of operations of SKGR. SKGR is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. Webull is a holding company incorporated in the Cayman Islands and, after the consummation of the Business Combination, will continue to offer automotive intelligence technology platforms and solutions through its consolidated subsidiaries. Webull’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which SKGR was not exposed. For a discussion of the business that is currently conducted and proposed to be conducted by Webull, see the section of this proxy statement/prospectus titled “Information about Webull.”

Webull Warrants and Incentive Warrants will become exercisable for Webull Class A Ordinary Shares, which would increase the number of Webull shares eligible for future resale in the public market and result in dilution to Webull shareholders.

Following the consummation of the Business Combination, Webull Warrants to purchase an aggregate of up to 18,992,000 Webull Class A Ordinary Shares will become exercisable in accordance with the terms of the Warrant Assignment Agreement. The exercise price of the Webull Warrants will be US$11.50 per share (subject to adjustment pursuant to the Warrant Assignment Agreement). Incentive Warrants to purchase up to 29,732,960 Webull Class A Ordinary Shares will also become exercisable in accordance with the terms of the Incentive Warrant Agreement governing those securities, assuming a no redemption scenario. The exercise price of the Incentive Warrants will be US$10.00 per share (subject to adjustment pursuant to the Incentive Warrant Agreement). The Webull Warrants and Incentive Warrants will become exercisable 30 days after the completion of the Business Combination, except as Webull will not be obligated to deliver any Webull Class A Ordinary Shares pursuant to the exercise of Webull Warrants and Incentive Warrants and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Webull Class A Ordinary Shares underlying the respective warrants is then effective and a prospectus relating thereto is current, subject to our satisfying Webull’s obligations with respect to registration, or a valid exemption from registration is available. To the extent such Webull Warrants or Incentive Warrants are exercised, additional Webull Class A Ordinary Shares will be issued, which will result in dilution to the existing holders of Webull Class A Ordinary Shares and increase the number of Webull shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Webull Warrants and Incentive Warrants may be exercised could adversely affect the market price of Webull Class A Ordinary Shares. However, there is no guarantee that the Webull Warrants or Incentive Warrants will ever be in the money prior to their expiration, and as such, the Webull Warrants or Incentive Warrants may expire worthless.

We may redeem your unexpired Webull Warrants and Incentive Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Webull Warrants or Incentive Warrants worthless.

After the consummation of the Business Combination, we will have the ability to redeem outstanding Webull Warrants and Incentive Warrants at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, provided that the last reported sales price of Webull Class A Ordinary Shares equals or exceeds US$18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and there is an effective registration statement covering the issuance of the Webull Class A Ordinary Shares issuable upon exercise of the Webull Warrants or Incentive Warrants. Redemption of the outstanding Webull Warrants and Incentive Warrants could force you (i) to exercise your Webull Warrants or Incentive Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Webull Warrants or Incentive Warrants at the then-current market price when you might otherwise wish to hold your Webull Warrants or Incentive Warrants, or (iii) to accept the nominal redemption price, which, at the time the outstanding Webull Warrants or Incentive Warrants are called for redemption, is likely to be substantially less than the market value of your Webull Warrants or Incentive Warrants. As a point of reference, as of the date of this proxy statement/prospectus, SKGR Public Shares have never traded above US$18.00 per share.

In the event that Webull elects to redeem all of the Webull Warrants or Incentive Warrants as described above, it will fix a date for the redemption. Pursuant to the Warrant Assignment Agreement or the Incentive Warrant Agreement, as applicable, notice for redemption will be mailed by first class mail, postage paid, by Webull not less than 30 days prior to the date for redemption to the registered holders of the Webull Warrants or the Incentive Warrants (who will, in turn, notify the beneficial holders thereof) to be redeemed at their last addresses as they appear on the registration books. In addition, Webull expects that it will issue a press release and file a current report on Form 6-K with the SEC containing the notice of redemption.

Webull will not be contractually obligated to notify investors when the Webull Warrants or the Incentive Warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the Webull Warrants or the Incentive Warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the Warrant Assignment Agreement or the Incentive Warrant Agreement.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Webull, its share price and trading volume could decline significantly.

The trading market for Webull’s securities will depend, in part, on the research and reports that securities or industry analysts publish about Webull or its business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of Webull, or if these securities or industry analysts are not widely respected within the general investment community, the demand for Webull’s securities could decrease, which might cause its share price and trading volume to decline significantly. In the event that Webull obtains securities or industry analyst coverage, if one or more of the analysts who cover Webull downgrade their assessment of Webull or publish inaccurate or unfavorable research about our business, the market price and liquidity for Webull’s securities could be negatively impacted.

Future resales of Webull Ordinary Shares issued to Webull shareholders and other significant shareholders may cause the market price of the Webull Class A Ordinary Shares to drop significantly, even if Webull’s business is doing well.

Pursuant to the Shareholder Lock-up Agreement and Sponsor Support Agreement, the Initial Shareholders and certain existing Webull shareholders will be restricted, subject to certain exceptions, from selling any of the Webull Ordinary Shares that they receive as a result of the share exchange, which restrictions will expire, and therefore additional Webull Ordinary Shares will be eligible for resale 180 days after the consummation of the Business Combination in the case of existing Webull shareholders, and one year after the consummation of the Business Combination, in the case of the Initial Shareholders. As of December 2, 2024, 455,599,005 Webull Ordinary Shares are expected to be held by shareholders of Webull immediately after the First Merger Effective Time and subject to the transfer restrictions in the Shareholder Lock-up Agreements (assuming all of Webull’s shareholders as of such date enter into Shareholder Lock-up Agreements).

Subject to the Shareholder Lock-up Agreement, certain Webull shareholders party thereto may sell Webull Securities pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule.

This proxy statement/prospectus also covers the resale by the Initial Shareholders as described in the section entitled “Selling Shareholders,” of up to 4,484,464 Webull Class A Ordinary Shares to be received by such Initial Shareholders in the Business Combination (after giving effect to the conversion of the Overfunding Loans into 524,000 SKGR Class A Ordinary Shares, and excluding the impact of the potential forfeiture by the Sponsor of up to 2,000,000 SKGR Class B Ordinary Shares pursuant to the Sponsor Support Agreement and the Additional Non-Redemption Agreements). Each Initial Shareholder may sell all, some or none of such Webull Class A Ordinary Shares to be received by such Initial Shareholder in the Business Combination. Webull will not receive any proceeds from any such offer or sale by the Initial Shareholders.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement Webull files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, certain Webull shareholders and certain other significant shareholders of Webull may sell large amounts of Webull Securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of the Webull Class A Ordinary Shares.

There can be no assurance that Webull’s securities will be approved for listing on Nasdaq following the Closing or that Webull will be able to comply with the continued listing standards of Nasdaq.

Webull intends to apply for listing of the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants on Nasdaq under the proposed symbol “            ,” “            ” and “            ,” respectively, to be effective upon the consummation of the Business Combination. It is a condition to the consummation of the Business Combination that the Webull Class A Ordinary Shares and Incentive Warrants to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance) (the “Listing Condition”). However, it is not a condition to the consummation of the Business Combination that Webull Warrants be approved for listing on Nasdaq, and the Listing Condition may be waived in accordance with the terms of the Business Combination Agreement. As a result, the Business Combination may be consummated even if such listing of Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants is not approved.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Webull’s securities will be listed on Nasdaq or that a viable and active trading market will develop. If such listing of Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants is not approved, or if, after the Business Combination, Nasdaq delists Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants from trading on its exchange due to failure to meet the listing standards, Webull and its shareholders could face significant material adverse consequences including:

•        a lack of liquidity available to holders of Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants;

•        an active trading market of Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants may not be developed immediately upon the consummation of the Business Combination;

•        a limited availability of market quotations for Webull’s securities;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

A market for Webull’s securities may not develop, which would adversely affect the liquidity and price of Webull’s securities.

An active trading market for Webull’s securities may never develop or, if developed, may not be sustained. You may be unable to sell your Webull’s securities unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of SKGR Public Shares in connection with the Closing.

The trading prices of Webull’s securities may be volatile and may fluctuate due to a variety of factors, some of which are beyond our control, including, but not limited to:

•        actual or anticipated fluctuations in our financial condition or results of operations;

•        variance in our financial performance from expectations of securities analysts;

•        changes in our projected operating and financial results;

•        changes in laws and regulations affecting our business, our customers, suppliers, or our industry;

•        announcements of new services and expansions by us or our competitors;

•        our ability to continue to innovate and bring products to market in a timely manner;

•        our involvement in actual or potential litigation or regulatory investigations;

•        negative publicity about us, our products or our industry;

•        changes in our senior management or key personnel;

•        announcements of new investments, acquisitions, strategic partnerships, or joint ventures by us or our competitors;

•        sales of our securities by us, our shareholders or our warrant holders, as well as the anticipation of lockup releases;

•        general economic, regulatory, industry, and market conditions; and

•        natural disasters or major catastrophic events.

•        other events or factors, including those resulting from war, incidents of terrorism, natural disasters, pandemics or responses to these events.

These and other factors may cause the market price and demand for Webull’s securities to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of Webull’s securities. Fluctuations may be even more pronounced in the trading market for Webull’s securities shortly following the Business Combination. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of Webull’s securities, Webull may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from its business.

The Existing Warrant Agreement, which is being assigned to Webull pursuant to the Warrant Assignment Agreement upon the Closing and under which one SKGR Warrant will become one Webull Warrant upon such Closing, and the Incentive Warrant Agreement, each designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Webull in connection with such warrants.

Prior to the First Merger, SKGR, Webull and Continental Stock Transfer & Trust Company shall enter into the Warrant Assignment Agreement, pursuant to which SKGR will assign to Webull all of its rights, title, interests, and liabilities and obligations in and under the Warrant Agreement, dated June 23, 2022, by and between SKGR and Continental Stock Transfer & Trust Company (the “Existing Warrant Agreement”), effective as of the First Merger Effective Time. In connection with such assignment, each SKGR Warrant will convert into a Webull Warrant at such time and all of the terms of the Existing Warrant Agreement not amended by the Warrant Assignment Agreement will remain in effect and applicable to each warrant holder and to Webull after such Closing.

The Existing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against SKGR arising out of or relating in any way to the warrant agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) SKGR irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Each of SKGR and Webull has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Existing Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of warrants under the Existing Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions of the Existing Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Existing Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

Since the provisions of the Existing Warrant Agreement will continue to apply unless amended by the Existing Warrant Agreement after the Closing and the conversion of each warrant from a SKGR Warrant into a Webull Warrant, and since the choice-of-forum and related provisions have not been amended by the Existing Warrant Agreement, the choice-of-forum provision may limit a warrant holder’s ability after the Closing to bring a claim in a judicial forum that it finds favorable for disputes with Webull, which may discourage such lawsuits. The Incentive Warrant Agreement contains identical choice of law and forum provision as that of the Existing Warrant Agreement. Alternatively, if a court were to find this provision of the Existing Warrant Agreement and Incentive Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Webull may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of Webull’s management and board of directors.

Following the Business Combination, Webull may redeem Webull Warrants and Incentive Warrants held by holders other than the Sponsor or its permitted transferees prior to their exercise at a time that is disadvantageous to the holders of such Webull Warrants and Incentive Warrants.

Upon the consummation of the Business Combination, each SKGR Warrant outstanding immediately prior will cease to be a warrant with respect to SKGR Class A Ordinary Shares and be assumed by Webull and converted into a Webull Warrant entitling the holder thereof to purchase such number of Webull Ordinary Share on a one-on-one basis. Each Webull Warrant will otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such SKGR Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

Following the Business Combination, Webull may redeem public Webull Warrants prior to their exercise at a time that is disadvantageous to the holders of such Webull Warrants, thereby making such warrants worthless. More specifically:

•        Webull will have the ability to redeem outstanding Webull Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Webull Ordinary Shares equals or exceeds $18.00 per share (as adjusted for capitalization, share dividends, or split-up) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met.

•        Webull will also have the ability to redeem outstanding Webull Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the last reported sales price of Webull Ordinary Shares equals or exceeds $11.50 per share (as adjusted for capitalization, share dividends, or split-up) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders of the Webull Warrants will be able to exercise their Webull Warrants prior to redemption for a number of Webull Ordinary Shares determined based on the redemption date and the fair market value of the Webull Ordinary Shares. See “Description of Webull Securities — Warrants.”

The value received upon exercise of the Webull Warrants (1) may be less than the value the holders would have received if they had exercised their Webull Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Webull Warrants. In each case, Webull may only call the Webull Warrants for redemption upon a minimum of 30 days’ prior notice of redemption.

Redemption of the outstanding Webull Warrants could force holders of the Webull Warrants to (i) exercise Webull Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders to do so, (ii) sell Webull Warrants at the then-current market price when they might otherwise wish to hold their Webull Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Webull Warrants are called for redemption, is likely to be substantially less than the market value of the Webull Warrants. The Incentive Warrants have similar redemption features with downward adjustment of reference value, which could also cause holders of Incentive Warrants to exercise their warrants at a time that is disadvantageous to them.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of Webull Class A Ordinary Shares to decline.

The grant and future exercise of registration rights may adversely affect the market price of Webull Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/prospectus, Initial Shareholders and certain holders of Webull securities that entered into such agreement can each demand that Webull register their registrable securities and assist in underwritten takedown of such securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that Webull undertakes. In addition, following the consummation of the Business Combination, Webull is required to use its commercially reasonable efforts to file a resale shelf registration statement on Form F-1 within 15 business days following the Closing.

The registration of these securities will permit the public sale of such securities subject to any contractual lock-up any such shareholder may have signed. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Webull’s securities post-Business Combination.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, Nasdaq listing requirements and other applicable securities rules and regulations. As such, we will incur additional legal, accounting and other expenses following completion of the Business Combination. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase our post-Business Combination costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Many members of our management team will have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of its board of directors, particularly to serve on our audit committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

We will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Webull Class A Ordinary Shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

Upon consummation of the Business Combination, we will be an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which we have total annual gross revenue of at least US$1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of Webull shares held by non-affiliates exceeds US$700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

As a result, our shareholders may not have access to certain information they deem important or at the same time if we were a non-foreign private issuer. We cannot predict if investors will find Webull Class A Ordinary Shares less attractive because we rely on these exemptions. If some investors find Webull Class A Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Webull Class A Ordinary Shares may be more volatile.

We will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we will qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold our securities, you may receive less or different information about us than you currently receive about SKGR or that you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

We are an exempted company incorporated in the Cayman Islands, and, after the consummation of the Business Combination, will be listed on Nasdaq as a foreign private issuer. Nasdaq listing rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies.

Among other things, we are not required to have: (i) a majority of the board of directors consist of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we intend to have, as of the consummation of the Business Combination, a majority-independent compensation committee and nominating and corporate governance committee. Subject to the foregoing, we intend to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Some of our assets are located outside the United States. One of our officers resides outside the United States and a substantial portion of the assets of such person are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such officer, or to enforce judgments obtained in the United States courts against such officer. For more information regarding the relevant laws of the Cayman Islands, see “Enforceability of Civil Liability.”

Our corporate affairs will be governed by the Amended Webull Articles, the Cayman Companies Act and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by minority Webull shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States and some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, special resolutions, and the register of mortgages and charges, of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under the Amended Webull Articles that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Comparison of Corporate Governance and Shareholder Rights.”

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Webull Class A Ordinary Shares may consider beneficial.

Upon consummation of the Business Combination, we will adopt a dual-class voting structure such that our Ordinary Shares will consist of Webull Class A Ordinary Shares and Webull Class B ordinary shares. Holders of Webull Class A Ordinary Shares and Webull Class B Ordinary Shares have the same rights other than voting and conversion rights. Each holder of Webull Class A Ordinary Shares is entitled to one vote per share and each holder of Webull Class B Ordinary Shares is entitled to 20 votes per share on all matters submitted to them for a vote. Webull Class A Ordinary Shares and Webull Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Webull Class B Ordinary Share is convertible into one Webull Class A Ordinary Share, whereas Webull Class A Ordinary Shares are not convertible into Webull Class B Ordinary Shares under any circumstances. Upon any transfer of Webull Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Webull Class B Ordinary Shares are automatically and immediately converted into the equal number of Webull Class A Ordinary Shares.

Assuming a no redemptions scenario, it is anticipated that, immediately after the consummation of the Business Combination, (a) existing shareholders of Webull will own 96.71% of the outstanding Webull Ordinary Shares, representing 99.24% of the voting power of issued and outstanding Webull Ordinary Shares, and (b) Mr. Anquan Wang, one of the founders of Webull, will own 17.62% of the outstanding Webull Ordinary Shares and own all of the outstanding Webull Class B Ordinary Shares, representing 81.05% of Webull’s total voting power. After the consummation of the Business Combination, Mr. Anquan Wang will continue to have considerable influence over matters requiring shareholder approval, such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover, or other change of control transaction, which could have the effect of depriving the holders of our Class A ordinary shares of the opportunity to sell their shares at a premium over the prevailing market price.

Our dual-class voting structure may render Webull Class A Ordinary Shares and Webull Warrants ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of such securities.

Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our dual-class voting structure may prevent the inclusion of Webull Class A Ordinary Shares and Webull Warrants in such indices, which could adversely affect the trading price and liquidity of such securities.

If Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants may be disrupted.

The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. We expect that Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants. We expect these actions, among others, will result in DTC agreeing to accept the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants for deposit and clearing within its facilities in connection with the listing, and even if DTC does initially accept Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants, it will generally have discretion to cease to act as a depository and clearing agency for Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants.

If DTC determines prior to the consummation of the Business Combination that Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants are not eligible for clearance within the DTC system, then we would not expect to consummate the Business Combination or the listing contemplated by this proxy statement/prospectus in its current form. However, if DTC determines at any time after the completion of the transactions and the listing that Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants were not eligible for continued deposit and clearance within its facilities, then we believe that Webull Class A Ordinary Shares, Webull Warrants or Incentive Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the securities or warrants would be disrupted. While we would pursue alternative arrangements to preserve its listing and maintain trading of its securities, any such disruption could have a material adverse effect on the market price of Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants.

There can be no assurance that Webull will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

A non-U.S. corporation, such as Webull, will be classified as a “passive foreign investment company” for U.S. federal income tax purposes (“PFIC”) if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The calculation of the value of our assets will be based, in part, on the quarterly market value of Webull Ordinary Shares.

Based on the composition of the income, assets and operations of Webull and its subsidiaries for 2023, Webull is not expected to be treated as a PFIC for the taxable year that includes the Business Combination. However, whether Webull is treated as a PFIC for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. In addition, the determination of whether Webull is treated as a PFIC for the taxable year that includes the Business Combination and subsequent taxable years depends upon whether Webull’s market capitalization stays the same or declines. Accordingly, there can be no assurance with respect to Webull’s status as a PFIC for the taxable year that includes the Business Combination or any future taxable year. If Webull was to be or become a PFIC for the taxable year that includes the Business Combination or any taxable year during which a U.S. Holder holds Webull Class A Ordinary Shares, Webull Warrants and/or Incentive Warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See the section of this proxy statement/prospectus titled “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — “Ownership and Disposition of Webull Securities by U.S. Holders — Passive Foreign Investment Company Rules.”

EXTRAORDINARY GENERAL MEETING OF SKGR SHAREHOLDERS

General

SKGR is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the SKGR Board for use at the extraordinary general meeting to be held at            , Eastern Time, at            on            , 2025, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to SKGR Shareholders on or about            , 2025. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

All SKGR Shareholders as of the Record Date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands law, the extraordinary general meeting will be conducted at a physical location. SKGR is also providing a live webcast of the extraordinary general meeting via a virtual shareholder meeting format, which is accessible at https://www.cstproxy.com/            .

SKGR’s virtual extraordinary general meeting format uses technology designed to increase shareholder access, save SKGR and its shareholders time and money, and provide its shareholders rights and opportunities to participate in the virtual extraordinary general meeting similar to those they would have at the in-person extraordinary general meeting, at no cost. In addition to online attendance, SKGR provides shareholders with an opportunity to hear all portions of the official extraordinary general meeting as conducted by the SKGR Board, submit written questions and comments during the extraordinary general meeting, and vote online during the open poll portion of the extraordinary general meeting. SKGR welcomes your suggestions on how it can make its virtual extraordinary general meeting more effective and efficient.

Shareholders will have multiple opportunities to submit questions to SKGR for the extraordinary general meeting. Shareholders who wish to submit a question in advance may do so by pre-registering online and then selecting the chat box link. Shareholders also may submit questions live during the meeting. Questions pertinent to extraordinary general meeting matters may be recognized and answered during the extraordinary general meeting in SKGR’s discretion, subject to time constraints. SKGR reserves the right to edit or reject questions that are inappropriate for extraordinary general meeting matters. In addition, SKGR will offer live technical support for all shareholders attending the extraordinary general meeting virtually.

To attend online and participate in the extraordinary general meeting, shareholders of record will need to visit and enter the control number provided on your proxy card, regardless of whether you have pre-registered.

Date, Time and Place of Extraordinary General Meeting of SKGR Shareholders

The extraordinary general meeting of the SKGR Shareholders shall be held at            , Eastern Time, on            , 2025 at            and virtually at https://www.cstproxy.com/            , to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, SKGR is asking the holders of SKGR Ordinary Shares to consider and vote upon the Proposals set forth below. SKGR also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned SKGR Ordinary Shares at the close of business on            , 2025, which is the Record Date for the extraordinary general meeting. You are entitled to one vote for each SKGR Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own

are properly counted. SKGR Warrants do not have voting rights. As of the close of business on the Record Date, there were            SKGR Class A Ordinary Shares and 5,240,000 SKGR Class B Ordinary Shares outstanding in the aggregate, of which            were Public Shares.

Vote of the Sponsor and the Directors and Officers of SKGR

The Initial Shareholders beneficially own and are entitled to vote an aggregate of approximately            % of the outstanding SKGR Ordinary Shares as of the Record Date. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Assuming all issued and outstanding SKGR Ordinary Shares are voted, in addition to the SKGR Ordinary Shares held by the Initial Shareholders, SKGR would need (i)            SKGR Public Shares, or approximately            %, of the            SKGR Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved, and (ii)            , or approximately            %, of the            SKGR Public Shares to be voted in favor of the Merger Proposal in order to have the Merger Proposal approved. Assuming the minimum number of SKGR Ordinary Shares necessary for a quorum is present at the extraordinary general meeting, the Business Combination Proposal and the Merger Proposal will be approved without any additional vote from holders of SKGR Public Shares, because the Initial Shareholders have agreed to be present at the extraordinary general meeting and vote their shares in favor of the Business Combination Proposal and the Merger Proposal, and their presence would constitute a quorum under the SKGR Articles and be sufficient to approve the Proposals.

The Initial Shareholders have also agreed, prior to the SKGR IPO, to waive their redemption rights. The Initial Shareholders did not receive any consideration for their waiver of redemption rights.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum is the minimum number of SKGR Ordinary Shares that must be present to hold a valid meeting. A quorum would be the holders of one-third of the SKGR Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The SKGR Class A Ordinary Shares and SKGR Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of unaffiliated securityholders of SKGR, as permitted under the SKGR Articles and the Cayman Companies Act. The shareholder vote thresholds required for the approval of each Proposal brought before the extraordinary general meeting are set forth below:

•        Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

•        Merger Proposal — The approval of the First Merger and the Plan of First Merger will require a special resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a majority of at least two-thirds of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

•        The Advisory Organizational Documents Proposals and the Adjournment Proposal — The approval of such proposals will require an ordinary resolution under Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

Brokers are not entitled to vote on each of these proposals absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Voting Your Shares

Each SKGR Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of SKGR Ordinary Shares that you own. There are several ways to vote your SKGR Ordinary Shares:

•        You can vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

•        You can attend the extraordinary general meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your SKGR Ordinary Shares are held in the name of your broker, bank, or other nominee, you must get a proxy from the broker, bank, or other nominee. That is the only way that SKGR can be sure that the broker, bank, or nominee has not already voted your SKGR Ordinary Shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Continental Stock Transfer & Trust Company, in writing, before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting virtually, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your SKGR Ordinary Shares or the extraordinary shareholder meeting, you may call Sodali & Co., SKGR’s proxy solicitor, toll-free at (800) 662-5200 (Individuals) or (203) 658-9400 (Banks and brokers), or email SKGR.info@investor.sodali.com.

Redemption Rights

Pursuant to the SKGR Articles, a Public Shareholder may request that SKGR redeem all or a portion of its SKGR Public Shares for cash if the Business Combination is consummated. As a holder of SKGR Public Shares, you will be entitled to receive cash for any SKGR Public Shares to be redeemed only if you:

•        submit a written request to Continental Stock Transfer & Trust Company, SKGR’s transfer agent, in which you (i) request that SKGR redeem all or a portion of your SKGR Public Shares for cash, and (ii) identify yourself as the beneficial holder of the SKGR Public Shares and provide your legal name, phone number and address; and

•        deliver your Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company.

Holders of SKGR Public Shares must complete the procedures for electing to redeem their SKGR Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , two (2) business days prior to the vote at the extraordinary general meeting in order for their SKGR Public Shares to be redeemed. If you hold the SKGR Public Shares in “street name,” you will have to coordinate with your broker or bank to have the SKGR Public Shares you beneficially own certificated and delivered electronically.

Holders of SKGR Units must elect to separate the SKGR Units into the underlying SKGR Public Shares and SKGR Public Warrants prior to exercising redemption rights with respect to the SKGR Public Shares. If holders hold their SKGR Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the SKGR Units into the underlying SKGR Public Shares and SKGR Public Warrants, or if a holder holds SKGR Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its SKGR Public Shares.

If a Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the SKGR Public Shares he, she or it holds and the Business Combination is consummated, SKGR will redeem such SKGR Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to SKGR (less taxes payable and up to $100,000 of interest to pay dissolution expenses). For illustrative purposes, as of the Record Date, this would have amounted to approximately $            per issued and outstanding SKGR Public Share. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of SKGR’s creditors, if any, which would have priority over the claims of SKGR Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to Public Shareholders electing to redeem their SKGR Public Shares shall be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a Public Shareholder, may be withdrawn if the SKGR Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

If you exercise your redemption rights, then you shall be exchanging your SKGR Public Shares for cash and shall not be entitled to receive any Webull Class A Ordinary Shares in respect of such redeemed shares upon consummation of the Business Combination.

If you are a holder of SKGR Public Shares and you exercise your redemption rights, such exercise shall not result in the loss of any SKGR Warrants that you may hold. Assuming 100% redemption, the SKGR Warrants owned by such redeeming Public Shareholders will be worth approximately $            million in the aggregate based on the closing price of SKGR Warrants on the Record Date of $            .

The closing price of SKGR Public Shares on the Record Date was $            . The cash held in the Trust Account on such date was approximately $            million (approximately $            per SKGR Public Share). Prior to exercising redemption rights, Public Shareholders should verify the market price of SKGR Public Shares as they may receive higher proceeds from the sale of their SKGR Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SKGR cannot assure its shareholders that they shall be able to sell their SKGR Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If the Business Combination is not consummated, the SKGR Public Shares will not be redeemed and instead share certificates representing the same (if any) will be returned to the respective holder, broker or bank. In such case, SKGR Shareholders may only share in the assets of the Trust Account upon the liquidation of SKGR. This may result in SKGR Shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

Dissenters’ Rights under the Cayman Companies Act

Holders of record of SKGR Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of SKGR Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its SKGR Ordinary Shares must give written objection to the First Merger to SKGR prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. The Business Combination Agreement provides that, if any SKGR Shareholder exercises dissenters’ rights then, unless SKGR and Webull elect by agreement in writing otherwise, the First Merger shall not be consummated before the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act. SKGR believes that such fair value would equal the amount that SKGR Shareholders would obtain if they exercised their redemption rights as described herein. A SKGR Shareholder which elects to exercise dissenters’ rights must do so in respect of all of the SKGR Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Dissenters’ Rights.”

Proxy Solicitation Costs

SKGR is soliciting proxies on behalf of the SKGR Board. This solicitation is being made by mail but also may be made by telephone or in person. SKGR and its directors, officers, and employees may also solicit proxies in person. SKGR will file with the SEC all scripts and other electronic communications as proxy soliciting materials. SKGR will bear the cost of the solicitation.

SKGR has engaged Sodali & Co. to assist in the solicitation of proxies for the extraordinary general meeting. SKGR has agreed to reimburse Sodali & Co. for certain out-of-pocket expenses incurred on SKGR’s behalf, and to indemnify Sodali & Co. against certain losses, claims and liabilities arising from such engagement. SKGR will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SKGR Public Shares for their expenses in forwarding soliciting materials to beneficial owners of SKGR Public Shares and in obtaining voting instructions from those owners.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and amendment thereto, a copy of which is attached as Annex A-1 and Annex A-2 hereto. You are urged to carefully read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Business Combination Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure letters referred to therein which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than for the purpose of establishing matters as facts. SKGR and Webull do not believe that the disclosure letters contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SKGR or Webull or any other matter. Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

The Business Combination Agreement

Transaction Structure

The Business Combination Agreement provides that (i) immediately prior to the effective time of the First Merger (as defined below) (the “First Merger Effective Time”), Webull and its subsidiaries will effectuate the Company Capital Restructuring (as defined below), (ii) promptly following the Company Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into SKGR (the “First Merger”), with SKGR surviving the First Merger as a wholly-owned subsidiary of Webull (such company, as the surviving entity of the First Merger, “Surviving Entity”), and (iii) promptly following the First Merger and at the effective time of the Second Merger (as defined below) (the “Second Merger Effective Time”), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Webull (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”). The closing of the Business Combination is herein referred to as the “Closing” and the date on which the Closing takes place is herein referred to as the “Closing Date.” The Company Capital Restructuring, the Mergers and each of the other transactions contemplated by the Business Combination Agreement or other transaction documents are collectively referred to as the “Transactions.”

Webull Capital Restructuring

On the Closing Date, immediately prior to the First Merger Effective Time, (i) immediately prior to the Share Subdivision (as defined below), each preferred share of Webull issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one ordinary share of Webull, par value $0.0001 per share (the “Pre-Subdivision Ordinary Share,” together with preferred shares of the Company, the “Pre-Subdivision Shares”) (the “Conversion”); (ii) immediately following the Conversion, the fifth amended and restated memorandum and articles of association of Webull shall be adopted and become effective (the “Charter Amendment”); (iii) immediately following the Conversion and the Charter Amendment, (A) each Pre-Subdivision Ordinary Share (excluding any Pre-Subdivision Ordinary Shares held by the holding vehicles controlled by founders of Webull (the “Webull Founder Holdcos”)) issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of Webull Class A Ordinary Shares determined by multiplying each such Pre-Subdivision Ordinary Share by 3.3593 (the “Share Subdivision Factor”), and re-designated as Webull Class A Ordinary Shares; and (B) each Pre-Subdivision Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time and held by the Webull Founder Holdcos shall be subdivided into a number of Webull Class B Ordinary Shares determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Webull Class B Ordinary Shares (the transactions contemplated by (A) and (B), collectively referred to herein as the “Share Subdivision”; the Conversion, the Charter Amendment and the Share Subdivision collectively referred to as the “Company Capital Restructuring”), provided, that no fractional Webull Ordinary Shares will be issued by virtue of the Share Subdivision, and each Webull shareholder that would otherwise be so entitled to a fraction of a Webull Ordinary Share (after aggregating all fractional Webull Ordinary Shares that otherwise would be received by such Webull shareholder) shall instead be entitled to receive such number of Webull Ordinary Shares to which such Webull shareholder would otherwise be entitled, rounded down to the nearest whole Webull Ordinary Share.

On the Closing Date, immediately prior to the First Merger Effective Time and immediately following the Share Subdivision, (i) each option to purchase Pre-Subdivision Ordinary Shares of Webull outstanding as of the effective time of the Share Subdivision (the “Share Subdivision Effective Time”) will become an option to purchase Webull Ordinary Shares (each a “Webull Option”), subject to substantially the same terms and conditions as were applicable to such Webull Option immediately before the effective time of the Share Subdivision (including expiration date and exercise provisions), except that: (A) each Webull Option shall be exercisable for that number of Webull Class A Ordinary Shares equal to the product (rounded down to the nearest whole Webull Class A Ordinary Share) of (1) the number of Pre-Subdivision Ordinary Shares subject to such option immediately before the Share Subdivision Effective Time multiplied by (2) the Share Subdivision Factor; and (B) the per share exercise price for each Webull Ordinary Share issuable upon exercise of the Webull Option shall be equal to the quotient obtained by dividing (1) the exercise price per Pre-Subdivision Ordinary Share of such option immediately before the Share Subdivision Effective Time by (2) the Share Subdivision Factor (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of Webull Ordinary Shares purchasable under each Webull Option shall, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and provided, further, that in the case of any option to which Section 422 of the Code applies, the exercise price and the number of Webull Ordinary Shares purchasable under such Webull Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and (ii) each restricted share unit of Webull (each a “Webull RSU”), whether vested or unvested, shall cease to represent the right to acquire Pre-Subdivision Ordinary Shares of Webull and be cancelled in exchange for a right to acquire a number of Webull Ordinary Shares (each, a “Rollover RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of Pre-Subdivision Shares subject to such restricted share unit immediately prior to the Share Subdivision and (y) the Share Subdivision Factor. Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Webull RSU immediately prior to the Share Subdivision. Notwithstanding the foregoing, such conversion, including the number of Webull Ordinary Shares subject to any such Rollover RSU and the terms and conditions of any Rollover RSU, will, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and Section 457A of the Code.

On the Closing Date, immediately prior to the First Merger Effective Time, any restricted Pre-Subdivision Shares granted under the 2021 Global Share Incentive Plan of Webull (the “Webull Restricted Shares”) that are issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of restricted Webull Ordinary Shares subject to the same terms and conditions as were applicable to such Webull Restricted Shares immediately prior to the First Merger Effective Time (including with respect to vesting and termination-related provisions).

Dual-class structure

After the Company Capital Restructuring, the issued and outstanding share capital of Webull will consist of Webull Class A Ordinary Shares and Webull Class B Ordinary Shares. Mr. Anquan Wang, one of the founders of Webull will beneficially own all of the issued Webull Class B Ordinary Shares. Holders of Webull Class A Ordinary Shares and Webull Class B Ordinary Shares have the same rights except for voting and conversion rights. Each Webull Class A Ordinary Share is entitled to one (1) vote, and each Webull Class B Ordinary Share is entitled to twenty (20) votes. Webull Class B Ordinary Shares may be converted into the same number of Webull Class A Ordinary Shares by the holders thereof at any time, while Webull Class A Ordinary Shares cannot be converted into Webull Class B Ordinary Shares under any circumstances.

Issuance of SKGR Class A Ordinary Shares

On the Closing Date, immediately prior to the First Merger Effective Time, each SKGR Class B Ordinary Shares which the Sponsor has agreed to be surrendered and cancelled pursuant to the Non-Redemption Agreements or the Sponsor Support Agreement that is issued and outstanding shall be cancelled and cease to exist, and SKGR shall issue such number of SKGR Class A Ordinary Shares to the SKGR Shareholders who are parties to the Non-Redemption Agreements. Following the cancellation of SKGR Class B Ordinary Shares pursuant to the preceding sentence, and immediately prior to the First Merger Effective Time, each of SKGR Class B Ordinary Shares then issued and outstanding and held by the Initial Shareholders shall automatically be converted into one SKGR Class A Ordinary Share in accordance with the terms of the SKGR Articles and each SKGR Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist.

The First Merger

At the First Merger Effective Time, (i) Merger Sub I shall merge with and into SKGR, following which the separate corporate existence of Merger Sub I shall cease and SKGR shall continue as the surviving entity after the First Merger and as a direct, wholly-owned subsidiary of Webull; (ii) all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and SKGR shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub I and SKGR set forth in the Business Combination Agreement to be performed after the First Merger Effective Time; (iii) the memorandum and articles of association of Merger Sub I, as in effect immediately prior to the First Merger Effective Time, shall be the memorandum and articles of association of the Surviving Entity; and (iv) the directors and officers of SKGR immediately prior to the First Merger Effective Time shall resign and the directors and officers of Merger Sub I immediately prior to the First Merger Effective Time shall be the directors and officers of the Surviving Entity, each to hold office in accordance with the organizational documents of the Surviving Entity.

The Second Merger

At the Second Merger Effective Time, (i) the Surviving Entity shall merge with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity shall cease and Merger Sub II shall continue as the Surviving Company after the Second Merger and as a direct, wholly-owned subsidiary of Webull; (ii) all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and Merger Sub II set forth in the Business Combination Agreement to be performed after the Second Merger Effective Time; (iii) the memorandum and articles of association of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act; and (iv) the directors and officers of Merger Sub II immediately prior to the Second Merger Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company.

Merger Consideration and Effect of the Mergers on Issued Securities of SKGR

Subject to, and in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement, on the Closing Date, by virtue of the Mergers and without any action on the part of SKGR, Webull, Merger Sub I, Merger Sub II or the holders of any of the following securities, (i) each SKGR Unit, each consisting of one SKGR Class A Ordinary Share and one-half of a SKGR Public Warrant, issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SKGR Class A Ordinary Share and one-half of a SKGR Public Warrant in accordance with the terms of the applicable SKGR Unit (the “Unit Separation”); provided that no fractional SKGR Warrants will be issued in connection with the Unit Separation such that if a holder of SKGR Units would be entitled to receive a fractional SKGR Warrant upon the Unit Separation, the number of SKGR Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SKGR Warrants; (ii) immediately following the Unit Separation and the Company Capital Restructuring, each SKGR

Class A Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time (other than any SKGR Treasury Shares, Redeeming SKGR Shares and Dissenting SKGR Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Webull Class A Ordinary Share; (iii) each SKGR Warrant outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to SKGR Ordinary Shares and be assumed by Webull and converted into a Webull Warrant (and no fractional Webull Warrants will be issued); (iv) any SKGR Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor; (v) each Redeeming SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable in the Trust Account with respect to all Redeeming SKGR Shares; and (vi) each Dissenting SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the fair value of such Dissenting SKGR Share and such other rights pursuant to Section 238 of the Cayman Companies Act.

In addition, on the Closing Date, upon the terms and subject to the conditions of the Business Combination Agreement and the Incentive Warrant Agreement, Webull shall issue to each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one incentive warrant for each Non-Redeeming SKGR Share held by such SKGR Shareholder.

Covenants of the Parties

Covenants of Webull

Webull made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among other things, the following:

•        During the period from the date of the Business Combination Agreement until the earlier of its termination or the Closing (the “Interim Period”), subject to certain exceptions, Webull shall use its commercially reasonable efforts to operate its business in the ordinary course of business in all material respects and preserve the current business and operational relationships in all material respects with the suppliers, customers (other than individual consumer or end customer) and other parties that are material to Webull’s business; and shall not, and shall cause its subsidiaries not to:

•        amend its organizational documents, or liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization;

•        incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness, or issue or sell any debt securities or rights to acquire debt securities, in any such case in a principal amount exceeding $1,000,000, subject to certain exceptions;

•        transfer, issue, sell, grant, pledge, create a security interest over, or otherwise dispose of (i) any of the equity interests of Webull or any of its subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of Webull or any of its subsidiaries to purchase or obtain any equity securities of Webull or any of its subsidiaries to a third party, subject to certain exceptions;

•        sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than intellectual property), subject to certain exceptions;

•        sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of or impose any encumbrance upon any material Owned IP (as defined in the Business Combination Agreement), in each case, except for non-exclusive licenses or non-material exclusive licenses under material Owned IP granted in the ordinary course, or the expiration of any Registered IP (as defined in the Business Combination Agreement) at the end of its statutory term;

•        disclose any material trade secrets or material confidential information other than pursuant to a written non-disclosure agreement or other non-disclosure obligation;

•        make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $1,000,000 individually and $2,000,000 in the aggregate;

•        settle any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation or other similar proceeding by any governmental authority or any other third party for an amount in excess of $1,000,000 individually and $2,000,000 in the aggregate;

•        split, combine, subdivide, reclassify, or amend any terms of its equity securities, subject to certain exceptions;

•        authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than in the ordinary course, or any capital expenditures or obligations or liabilities in an amount not to exceed $1,000,000 individually and $2,000,000 in the aggregate;

•        except in the ordinary course, enter into any material contract, or amend in any material aspect or transfer, terminate or waive any rights or entitlement of material value under any such material contract, in a manner that is materially adverse to Webull and its subsidiaries, taken as a whole;

•        voluntarily terminate (or permit to lapse) (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any material permit except in the ordinary course or as would not be material to the business of Webull and its subsidiaries, taken as a whole;

•        make any material change in its accounting principles or methods unless required by U.S. GAAP or applicable Laws;

•        except in the ordinary course, (i) make, change or revoke any election in respect of material taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended tax return, (iv) enter into any material tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with any governmental authority, (v) settle any income or other material tax claim or assessment, (vi) surrender any right to claim a refund of material taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, or (viii) knowingly fail to pay any material tax that becomes due and payable (including estimated tax payments) (other than taxes being contested in good faith and for which adequate reserves have been established in the audited consolidated financial statements of Webull for the fiscal year ended December 31, 2022 in accordance with U.S. GAAP);

•        take any action where such action could reasonably be expected to prevent, impair or impede the Intended Tax Treatment (as defined below);

•        (i) increase the compensation or benefits payable or provided, or to become payable or provided to, any key officer or any current or former directors, officers or individual service providers of Webull or any of its subsidiaries whose total annual compensation opportunity exceeds $200,000, (ii) grant or announce any cash or equity or equity-based incentive awards, transaction bonuses, retention bonuses, or severance to any current or former directors, officers or individual service providers of Webull or any of its subsidiaries, (iii) accelerate the time of payment, vesting or funding of any compensation or benefits under any material Benefit Plan (as defined in the Business Combination Agreement) due to any current or former directors, officers or individual service providers of Webull or any of its subsidiaries, or (iv) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of Webull or any of its subsidiaries whose total annual cash compensation exceeds $1,000,000, in each case subject to certain exceptions;

•        amend, modify, or terminate any Benefit Plan (as defined in the Business Combination Agreement) or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of the Business Combination Agreement), subject to certain exceptions;

•        affirmatively waive or release any non-competition or non-solicitation obligation of any current or former directors, officers or individual service providers (whose total annual cash compensation exceeds $1,000,000) of Webull or any of its subsidiaries; or

•        enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted under the Business Combination Agreement).

•        During the Interim Period, upon reasonable prior written notice and subject to applicable laws, Webull shall afford SKGR reasonable access to officers, directors and information as necessary to consummate the Transactions in such manner as to not interfere with the normal business operation of Webull and its subsidiaries, subject to certain exceptions.

•        During the Interim Period, Webull shall not and shall cause its representatives not to, directly or indirectly, solicit or negotiate with third parties regarding alternative transactions.

•        For a period of six years from the Closing, Webull shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies) on terms not less favorable than the terms of such current insurance coverage and with insurance carriers with the same or better credit rating and bear the relevant cost, except that in no event shall Webull be required to pay an aggregate amount for such insurance in excess of 300% of the aggregate premium payable by SKGR for such insurance policy for the year ended December 31, 2023.

•        As promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event prior to the First Merger Effective Time, Webull shall use its commercially reasonable efforts to cause Webull’s initial listing application to Nasdaq in connection with the Transactions to be approved, to satisfy all applicable listing requirements of the Nasdaq, and cause the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants to be approved for listing on the Nasdaq.

•        Webull undertakes to complete certain pre-closing actions, including using commercially reasonable efforts to deliver to SKGR fully executed copies of Shareholder Lock-Up Agreements.

Covenants of SKGR

SKGR made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among other things, the following:

•        During the Interim Period, SKGR shall use reasonable best efforts to ensure SKGR remains listed as a public company on Nasdaq and to continue the listing of the SKGR A Ordinary Shares, the SKGR Warrants and the SKGR Units on the Nasdaq.

•        During the Interim Period, subject to certain exceptions, SKGR shall operate its business in the ordinary course and shall not:

•        seek any approval from SKGR Shareholders to change, modify or amend, or change, modify or amend, the Investment Management Trust Agreement, dated as of June 23, 2022, between SPAC and Continental Stock Transfer & Trust Company, as trustee, or the SKGR Articles, except as contemplated by the Business Combination Proposal and the Merger Proposal;

•        (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its equity securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity securities, other than a redemption of SKGR Class A Ordinary Shares in connection with the exercise of redemption rights by any SKGR Shareholder or upon conversion of SKGR Class B Ordinary Shares in accordance with the SKGR Articles;

•        merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other person or be acquired by any other person;

•        except in the ordinary course, (i) make, change or revoke any election in respect of material taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended tax return, (iv) enter into any material tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with any governmental authority, (v) settle any income or other material tax claim or assessment, (vi) surrender any right to claim a refund of material taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, or (viii) knowingly fail to pay any material tax that becomes due and payable (including estimated tax payments) (other than taxes being contested in good faith and for which adequate reserves have been established in the financial statements of SKGR in accordance with U.S. GAAP)

•        take any action which could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

•        (i) except for material contracts entered into in the ordinary course, enter into, renew or amend in any material respect any transaction or material contract, (ii) extend, transfer, terminate or waive any right or entitlement of material value under any material contract, in a manner that is materially adverse to SKGR, (iii) enter into any settlement, conciliation or similar contract that would impose non-monetary obligations of SKGR or any of its affiliates; and (iv) enter into, renew or amend in any respect, any transaction or contract involving an affiliate or related party of SKGR, the Sponsor or any affiliate of the Sponsor, even if done in the ordinary course of business, except as expressly provided in the transaction documents;

•        incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material liability, subject to certain exceptions;

•        incur any Working Capital Loan (except as previously disclosed to Webull) or convert any Working Capital Loan into SKGR Units or other equity securities of Webull;

•        make any change in its accounting principles or methods unless required by U.S. GAAP or applicable laws;

•        (i) issue any equity securities, other than the issuance of equity securities of SKGR pursuant to the Transactions or in accordance with the SKGR Articles or (ii) grant any options, warrants, rights of conversion or other equity-based awards or phantom equity;

•        settle or agree to settle any action before any governmental authority or any other third party or that imposes injunctive or other non-monetary relief on SKGR;

•        form any subsidiary;

•        liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SKGR or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SKGR; or

•        enter into any agreement or otherwise make any commitment to do any action prohibited by the foregoing restrictions.

•        During the Interim Period, SKGR shall not and shall cause its representatives not to, directly or indirectly, solicit or negotiate with third parties regarding alternative transactions.

•        SKGR shall use reasonable best efforts to keep current and accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

•        SKGR shall take all reasonable steps to cause any acquisition or disposition of SKGR Class A Ordinary Shares to be exempt from Section 16 of the Exchange Act pursuant to Rule 16b-3 thereunder.

•        In the event that the Business Combination is not consummated by September 1, 2024 and it is reasonably determined by Webull and SKGR that it is reasonably likely that the Business Combination will not be consummated by September 30, 2024, SKGR shall use its reasonable best efforts to extend the date by which SKGR must consummate an initial business combination in accordance with the SKGR Articles (the “Business Combination Deadline”) from September 30, 2024 to March 31, 2025.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among other things, that each of Webull and SKGR shall use commercially reasonable efforts to, subject to the terms and conditions contained therein:

•        Each of Webull, SKGR and the Merger Subs shall use their commercially reasonable efforts to cooperate in good faith with any governmental authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals or waivers in connection with the Transactions.

•        SKGR and Webull shall cooperate on the preparation of and cause this proxy statement/prospectus to be declared effective by the SEC.

•        SKGR shall, prior to or as promptly as practicable following the date this proxy statement/prospectus is declared effective by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of SKGR Shareholders to provide the Public Shareholders with the opportunity to redeem their SKGR Public Shares; obtain all requisite approvals and authorizations from the SKGR Shareholders in connection with the Transactions; adopt or approve such other proposals as may be reasonably agreed to by SKGR and Webull as necessary or appropriate in connection with the consummation of the Transactions; adopt or approve any other proposal that either the SEC or the Nasdaq indicates is necessary in its comments to this proxy statement/prospectus, and related and customary procedural and administrative matters;

•        Webull shall, prior to or as promptly as practicable following the date this proxy statement/prospectus is declared effective by the SEC, solicit and obtain required approval from Webull’s shareholders to approve the Transactions in the form of an irrevocable unanimous written consent or at an extraordinary general meeting of Webull.

•        SKGR and Webull shall cooperate in connection with the filing of relevant tax returns and the defense of relevant tax audits or other similar proceedings, and shall each comply with certain covenants related to the tax treatment for the Transactions.

•        SKGR and Webull shall promptly advise each other any shareholder litigation commenced on or after the date of the Business Combination Agreement in connection with the Transactions, and such party shall keep the other party reasonably informed regarding any such shareholder litigation.

•        SKGR and Webull shall use commercially reasonable efforts to obtain executed subscription agreements, which shall have terms and be in a form reasonably acceptable to SKGR and Webull from third party investors (the “PIPE Investors”) pursuant to which, on the terms and subject to the conditions set forth therein, such PIPE Investors will commit to make private investments in public equity (in the form of SKGR Class A Ordinary Shares, Webull Class A Ordinary Shares or other equity securities of Webull, as may be agreed by SKGR and Webull) at the Closing (the “PIPE Investment”), and to consummate the PIPE Investment substantially concurrently with the Closing.

Representations and Warranties

Under the Business Combination Agreement, Webull made customary representations and warranties to SKGR relating to, among other things: organization, good standing and qualification; validly existing subsidiaries; capitalization of Webull and its subsidiaries; authorization; absence of conflicts; governmental consents; compliance with laws; tax matters; financial statements; absence of certain changes; litigations and actions; absence of undisclosed liabilities; material contracts; property and assets; intellectual property; data security; labor and employee matters; brokers’, investment bankers’ and finders’ fees; environmental matters; insurance; absence of undisclosed related party transactions; accuracy of disclosure in this proxy statement/registration statement; foreign private issuer status; and major customer and suppliers.

Under the Business Combination Agreement, SKGR made customary representations and warranties to Webull relating to among other things: organization, good standing, corporate power and qualification; capitalization and voting rights; corporate structure and subsidiaries; authorization; consents and absence of conflicts; tax matters; financial statements; absence of certain changes, litigation and action; brokers’, investment bankers’ and finders’ fees; accuracy of disclosure in this proxy statement/registration statement; SEC reporting; Trust Account; status under the Investment Company Act and the JOBS Act; certain business activities; Nasdaq listing; absence of undisclosed related party transactions; and receipt of financial advisor opinion.

The representations and warranties are, in certain cases, subject to specified exceptions and materiality, “Company Material Adverse Effect” and “SPAC Material Adverse Effect” (in each case as defined in the Business Combination Agreement), knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the disclosure letters to the Business Combination Agreement.

The representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing Date.

Conditions Precedent to Consummate the Business Combination

The Closing is subject to the satisfaction or waiver of certain customary conditions by the parties thereto, including, among other things, (i) approval of the Business Combination by the SKGR Shareholders and the Webull shareholders; (ii) effectiveness of the proxy statement/prospectus; (iii) receipt of approval for listing on the Nasdaq of Webull Class A Ordinary Shares and the Incentive Warrants to be issued in connection with the Transactions, subject to official notice of issuance thereof; (iv) no governmental authority having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, and all regulatory approvals required in connection with the Business Combination having been obtained from or waived by the relevant governmental authority; (v) the expiration or earlier termination of the waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act; and (vi) the completion of the Company Capital Restructuring.

The obligations of SKGR to consummate the Business Combination are conditioned upon, among other things, (i) the accuracy of the representations and warranties of Webull and the Merger Subs (subject to customary bring-down standards and materiality qualifiers); (ii) the obligations and covenants of Webull and the Merger Subs to be performed as of or prior to the Closing Date having been performed in all material respects; and (iii) the absence of any Company Material Adverse Effect (as defined in the Business Combination Agreement) following the date of the Business Combination Agreement that is continuing and uncured.

The obligations of Webull and the Merger Subs to consummate the Business Combination are conditioned upon, among other things, (i) the accuracy of the representations and warranties of SKGR (subject to customary bring-down standards and materiality qualifiers); (ii) the obligations and covenants of SKGR to be performed as of or prior to the Closing Date having been performed in all material respects; (iii) the absence of any SPAC Material Adverse Effect (as defined in the Business Combination Agreement) following the date of the Business Combination Agreement that is continuing and uncured; and (iv) the Sponsor Support Agreement and the Deferred Underwriting Commission Waiver (as defined in the Business Combination Agreement) being in full force and effect and no party thereto being in breach thereof or having failed to perform thereunder in any material respect.

The Closing is not subject to, and the Business Combination Agreement does not include, any minimum cash condition. In addition, the SKGR Articles also does not provide any specified maximum redemption threshold.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the First Merger Effective Time, including, among others:

•        by mutual written consent of Webull and SKGR;

•        by written notice from Webull or SKGR to the other if any governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•        by written notice from Webull to SKGR if the SKGR Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the recommendation of SKGR Board that the SKGR Shareholders vote in favor of the Business Combination Proposal (the “Change of SKGR Board Recommendation”);

•        by written notice from Webull to SKGR if SKGR shall have failed to obtain the approval of SKGR Shareholders in an extraordinary general meeting in connection with the amendment to SKGR’s organizational documents to extend the Business Combination Deadline;

•        by written notice from SKGR or Webull to the other if the SKGR Shareholders’ approval for the Business Combination Proposal shall not have been obtained by reason of the failure to obtain the required vote at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof, except that SKGR cannot exercise the termination right when it has materially breached any of its obligations under the Business Combination Agreement;

•        by written notice from SKGR or Webull to the other if Webull shareholders’ approval for the Business Combination Proposal shall not have been obtained by reason of the failure to obtain the required vote at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof or to receive the unanimous written consent, except that Webull cannot exercise the termination right when it has materially breached any of its obligations with respect to obtaining its shareholder approval under the Business Combination Agreement;

•        by written notice from SKGR to Webull if there is any breach of any representation, warranty, covenant or agreement on the part of Webull or a Merger Sub set forth in the Business Combination Agreement, such that the conditions to SKGR’s obligations to consummate the Business Combination would not be satisfied at the Closing, and such breach cannot be or has not been cured within 30 days following receipt by Webull of notice from SKGR of such breach, provided that SKGR shall not have the right to terminate the Business Combination Agreement pursuant to this paragraph if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement;

•        by written notice from Webull to SKGR if there is any breach of any representation, warranty, covenant or agreement on the part of SKGR set forth in the Business Combination Agreement, such that the conditions to Webull and Merger Subs’ obligations to consummate the Business Combination would not be satisfied at the Closing, and such breach cannot be or has not been cured within 30 days following receipt by SKGR of notice from Webull of such breach, provided that Webull shall not have the right to terminate the Business Combination Agreement pursuant to this paragraph if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement; or

•        by written notice from SKGR or Webull to the other, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to the March 31, 2025 (the “Outside Date”); provided that the right to terminate the Business Combination Agreement pursuant to this paragraph will not be available to any party whose breach of any provision of the Business Combination Agreement primarily caused or resulted in the failure of the transactions to be consummated by such time; provided, further, that the Outside Date may be extended to a later date by mutual written consent of Webull and SKGR, in which case such later date shall be deemed the “Outside Date.”

In the event of termination of the Business Combination Agreement, the Business Combination Agreement shall become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of Webull, SKGR or the Merger Subs, as the case may be, for actual fraud or for any willful and material breach of the Business Combination Agreement occurring prior to such termination. In the event that the Business Combination is terminated pursuant to its terms (other than a termination due to Change of SKGR Board Recommendation, failure to obtain SKGR Shareholders’ approval to extend the Business Combination Deadline, or due to SKGR’s material uncurable (or curable but uncured) breach of the Business Combination Agreement), then Webull shall reimburse SKGR for expenses incurred by SKGR in connection with the seeking an extension of the Business Combination Deadline beyond September 30, 2024, subject to certain requirements.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, SKGR, Webull and the Initial Shareholders have entered into a support agreement (as amended by Amendment to Sponsor Support Agreement, dated December 5, 2024, and as may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”), pursuant to which, each Initial Shareholder agreed, among other things, (a) at any meeting of SKGR Shareholders called to seek SKGR Shareholders’ approval in connection with the Proposals and the amendment to the SKGR Articles to extend the Business Combination Deadline (the “SPAC Shareholder Extension Approval”), or in connection with any written consent of SKGR Shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions, such Initial Shareholder (i) agreed to, if a meeting is held, appear at such meeting or otherwise cause the SKGR Class B Ordinary Shares held by such Initial Shareholder to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted the SKGR Class B Ordinary Shares held by such Initial Shareholder in favor of the relevant SKGR Shareholders’ approvals or SPAC Shareholder Extension Approval; and (b) subject to the exceptions set forth in the Sponsor Support Agreement, agreed to become subject to certain transfer restrictions with respect to (i) any Webull Ordinary Shares held by each Initial Shareholder immediately after the First Merger Effective Time during a period of twelve (12)-months from and after the Closing Date, (ii) Webull Warrants or Webull Ordinary Shares underlying such warrants held by each Initial Shareholder immediately after the First Merger Effective Time until thirty (30) days after the Closing Date. Among other exceptions, the transfer restrictions do not apply to (i) transfers made after the date on which the closing price of the Webull Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Closing Date; and (ii) transfers of not more than twenty-five percent (25%) of the number of Webull Ordinary Shares (as of immediately following the Closing) (which shall exclude any Webull Ordinary Shares acquired by the Initial Shareholders upon the conversion, exercise or exchange of Webull Warrants) held by the Initial Shareholders in order to satisfy, reduce or defray any actual or potential taxes imposed (or in the Initial Shareholders’ reasonable judgment expected to be imposed) on the Initial Shareholders or their affiliates as a result of any failure of the Mergers to qualify for the Intended Tax Treatment (as defined below) (for the avoidance of doubt, the Initial Shareholders may avail themselves of this exception regardless of the amount of such actual or potential taxes imposed). Webull, SKGR, the Sponsor and each other Initial Shareholders acknowledge and agree that the Mergers are intended to qualify both as a reorganization within the meaning of Section 368(a) of the Code and as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”).

Following the date of the Business Combination Agreement, SKGR and the Sponsor will use commercially reasonable efforts to enter into Additional Non-Redemption Agreements with the Public Shareholders. Pursuant to such Additional Non-Redemption Agreements, (i) on the Closing Date and immediately prior to the First Merger Effective Time, the Sponsor shall surrender to SKGR and forfeit for no consideration up to 2,000,000 SKGR Class B Ordinary Shares held by Sponsor in the aggregate, (ii) SKGR shall issue or cause to be issued to the SKGR Shareholders that are parties to the Additional No-Redemption Agreements for no additional consideration one SKGR Class A Ordinary Share for each SKGR Class B Ordinary Shares surrendered to SKGR by Sponsor, and (iii) in exchange for such issuance, the relevant SKGR Shareholders shall waive, and agree not to elect or otherwise exercise, his, her or its redemptions in connection with the Business Combination. The Additional Non-Redemption Agreements is required to be in a form and have such terms (including the identity of the SKGR Shareholders that are parties to such Additional Non-Redemption Agreements) that are reasonably acceptable to Webull. To the extent the aggregate amount of SKGR Class B Ordinary Shares to be forfeited by the Sponsor pursuant to the Additional Non-Redemption Agreements is less than 2,000,000, the Sponsor shall forfeit up to the balance of such 2,000,000 SPAC Class B Ordinary Shares in an amount determined by and upon the written request of Webull.

In addition, on the terms and subject to the conditions of the Sponsor Support Agreement, following the Closing until 30 days following the expiration of the statute of limitations for the applicable taxes (or if an audit is commenced during this period, until the completion of the audit), subject to the occurrence of certain triggering events, Webull agreed to indemnify Sponsor and each other Initial Shareholder for any U.S. federal (and applicable U.S. state and U.S. local) income taxes, together with any interests and penalties (the “Indemnifiable Amounts”) payable by Sponsor or the other Initial Shareholders, as applicable, solely arising from or attributable to the failure of the Mergers to qualify for the Intended Tax Treatment, provided, however, that Webull shall not have any liability in respect of any Indemnifiable Amounts to the extent that the aggregate amount of such Indemnifiable Amounts exceeds $5,000,000.

Shareholder Lock-up Agreement

As contemplated by the Business Combination Agreement, as soon as reasonably practicable following the execution of the Business Combination Agreement and in any event prior to the Closing, Webull shall use commercially reasonable efforts to deliver or cause to be delivered, shareholder lock-up agreements by and among Webull, SKGR and each shareholder of Webull (each, a “Shareholder Lock-up Agreement”), pursuant to which such shareholder of Webull shall agree, among other things, (a) at any meeting of Webull shareholders called to seek the Company Shareholders’ Approval (as defined in the Business Combination Agreement), or in connection with any written consent of Webull shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions, such shareholder shall (i) if a meeting is held, appear at such meeting or otherwise cause any Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by proxy, class vote and/or written consent, if applicable) the Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time in favor of granting the Company Shareholders’ Approval; and (b) subject to the exceptions set forth in the Shareholder Lock-up Agreement, during a period of one hundred and eighty (180) days from and after the Closing, such shareholder of Webull will agree to become subject to certain transfer restrictions with respect to any Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time and any Webull Ordinary Shares acquired by such shareholder upon the exercise of Webull Options or the vesting of Webull RSUs held by such shareholder.

Registration Rights Agreement

Prior to the First Merger Effective Time, the Initial Shareholders, Webull and certain shareholders of Webull will enter into a registration rights agreement (the “Registration Rights Agreement”), effective upon the Closing, pursuant to which Webull shall grant the Initial Shareholders and certain applicable shareholders of Webull, registration rights and commit to use its commercially reasonable efforts to file a resale shelf registration statement on Form F-1 within 15 business days following the Closing. On the Closing Date, it is anticipated that 137,692,185 Webull Ordinary Shares, being 19.5% and 19.9% of Webull’s then issued and outstanding ordinary shares under the no redemption scenario and the maximum redemption scenario, respectively, will have registration rights under the Registration Rights Agreement.

The Registration Rights Agreement also provides that Webull will pay certain expenses relating to such registrations and indemnify the Initial Shareholders and the applicable shareholders of Webull against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to the securities of Webull or SKGR such parties held.

Warrant Assignment Agreement

Prior to the Closing, SKGR, Webull and Continental Stock Transfer & Trust Company shall enter into the Warrant Assignment Assumption and Amendment Agreement, pursuant to which, among other things, effective as of the First Merger Effective Time, SKGR will assign to Webull, and Webull will assume, all of SKGR’s rights, title, interests, and liabilities and obligations in and under the Warrant Agreement, dated June 23, 2022, by and between SKGR and Continental Stock Transfer & Trust Company (the “Existing Warrant Agreement”). In connection with such assignment, each SKGR Warrant will convert into a Webull Warrant and each Webull Warrant shall continue to have and be subject to substantially the same terms and conditions as were provided in the Existing Warrant Agreement.

Incentive Warrant Agreement

Prior to the Closing, Webull and Continental Stock Transfer & Trust Company shall enter into a warrant agreement (the “Incentive Warrant Agreement”), pursuant to which, in connection with the Mergers and on the Closing Date, Webull will issue to (i) each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one Incentive Warrant to purchase one Webull Class A Ordinary Share at an initial price of $10.00 per share (subject to adjustment pursuant to the terms of the Incentive Warrant Agreement for capitalization, share dividends or split-up) for each Non-Redeeming SKGR Share held by such SKGR Shareholder, and (ii) certain shareholders of Webull, an aggregate of 20,000,000 Incentive Warrants. The Incentive Warrants will become exercisable thirty (30) days after the Closing Date and will expire on earliest to occur of: (x) at 5:00 p.m., New York City time on the date that is four (4) years after the Closing Date, (y) the liquidation of Webull, and (z) at 5:00 p.m., New York City time on the Redemption Date (as defined in the Incentive Warrant Agreement). The Incentive Warrant Agreement also includes provisions relating to redemption of the Incentive Warrants that are similar to those in the SKGR Public Warrants, amendments to the Incentive Warrant Agreement, and indemnification of Continental Stock Transfer & Trust Company by Webull under the Incentive Warrant Agreement.

Indemnity Letter Agreement

On December 5, 2024, Webull and the Initial Shareholders entered into an Indemnity Letter Agreement (the “Indemnity Letter Agreement”). The Indemnity Letter Agreement provides that, among other things, Webull shall indemnify, to the extent permitted by law, the Initial Shareholders against losses resulting from or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any information of Webull that it has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication (within the meaning of Rule 405 under the Securities Act) with investors, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. In connection with the registration statement in which an Initial Shareholder is participating, such Initial Shareholder shall furnish to Webull in writing the SPAC Insider Information (as defined in the Indemnity Letter Agreement) and to the extent permitted by law, shall indemnify Webull against losses resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any Webull information that Webull has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication with investor, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such untrue statement or alleged untrue statement or omission or alleged omission of a material fact are made in reliance upon any information or affidavit furnished in writing by such Initial Shareholder expressly for use therein.

PROPOSAL ONE — THE BUSINESS COMBINATION PROPOSAL

General

Holders of SKGR Ordinary Shares are being asked to adopt the Business Combination Agreement, approve the terms thereof and approve the Business Combination. Holders of SKGR Ordinary Shares should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement and amendment thereto, a copy of, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. For additional information and a summary of the material terms of the Business Combination Agreement, see sections entitled “The Business Combination Agreement.” You are urged to carefully read the Business Combination Agreement in its entirety before voting on this Proposal.

SKGR may consummate the Business Combination only if the Business Combination Proposal is approved by an ordinary resolution, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution, and the Merger Proposal is approved by a special resolution, being a resolution passed by holders of a majority of at least two-thirds of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

The Business Combination Agreement

Please see sections entitled “The Business Combination Agreement” and “Agreements Entered Into in Connection with the Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement and the Related Agreements. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this Proposal.

Resale of Webull Ordinary Shares

The Webull Ordinary Shares to be issued to the SKGR Shareholders in connection with the Business Combination will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of SKGR immediately prior to the First Merger Effective Time or an “affiliate” of Webull following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Webull or SKGR (as appropriate) and may include the executive officers, directors and significant shareholders of Webull or SKGR (as appropriate).

This proxy statement/prospectus also covers the resale by the Initial Shareholders as described in the section entitled “Selling Shareholders,” of up to 4,484,464 Webull Class A Ordinary Shares to be received by such Initial Shareholders in the Business Combination (after giving effect to the conversion of the Overfunding Loans into 524,000 SKGR Class A Ordinary Shares, and excluding the impact of the potential forfeiture by the Sponsor of up to 2,000,000 SKGR Class B Ordinary Shares pursuant to the Sponsor Support Agreement and the Additional Non-Redemption Agreements). Each Initial Shareholder may sell all, some or none of such Webull Class A Ordinary Shares to be received by such Initial Shareholder in the Business Combination. Webull will not receive any proceeds from any such offer or sale by the Initial Shareholders.

Stock Exchange Listing

Webull will use commercially reasonable efforts to cause, prior to the First Merger Effective Time, the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants issuable pursuant to the Business Combination Agreement to be approved for listing on Nasdaq under the symbols “          ,” “          ” and “          ,” respectively, subject to official notice of issuance. Approval of the listing on Nasdaq of the Webull Class A Ordinary Shares and Incentive Warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of SKGR Class A Ordinary Shares and SKGR Warrants

If the Business Combination is completed, the SKGR Class A Ordinary Shares (i.e., SKGR Public Shares) and SKGR Warrants will be delisted from Nasdaq and will be deregistered under the Exchange Act.

Charter Documents of Webull Following the Business Combination

Pursuant to the Business Combination Agreement, immediately prior to the First Merger Effective Time, Webull’s fourth amended and restated memorandum and articles of association shall be further amended and restated to read in their entirety in the form of the Amended Webull Articles attached as Annex B. For a description of the Amended Webull Articles, see the section of this proxy statement/prospectus titled “Description of Webull Securities.” For a comparison to the provisions of the SKGR Articles, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

Background of the Business Combination

The terms of the Business Combination were the result of thorough negotiations among SKGR’s directors and management team, the Sponsor, Webull’s management team and representatives of SKGR and Webull. The following is a brief description of SKGR’s formation, its previous engagements with potential target companies other than Webull, and its evaluation of, and negotiations with, Webull.

SKGR is a blank check company incorporated on December 8, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. SK, Inc. (“SK”) is a leading global conglomerate based in the Republic of Korea with breadth and depth across a diverse array of industries spanning multiple continents, and a wholly owned subsidiary of SK is the anchor investor in the Sponsor. SKGR’s investment focus is toward transformative businesses that can build industries to deliver future financial and social prosperity, and SKGR’s intention was to pursue a business combination with a company that is involved in developing and/or deploying technologies and products that address and solve ESG-related issues or is operated in a fashion that is consistent with ESG principles.

On June 28, 2022, SKGR consummated its initial public offering of 20,000,000 SKGR Units, consisting of one SKGR Class A Ordinary Share and one-half of one SKGR Public Warrant at $10.00 per unit, generating gross proceeds of $200.0 million. Simultaneously with the closing of the SKGR IPO, SKGR closed the private placement of 6,600,000 SKGR Private Warrants, at a price of $1.00 per warrant to the Sponsor, generating proceeds of $6.6 million.

On July 20, 2022, pursuant to the underwriter’s notice of the partial exercise of the over-allotment option, SKGR sold an additional 960,000 SKGR Units, at $10.00 per unit, generating aggregate additional gross proceeds of $9.6 million. Substantially concurrently with the closing of the partial over-allotment exercise, SKGR sold an additional 192,000 SKGR Private Warrants to the Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds of $192,000. The remaining unexercised over-allotment option expired on August 7, 2022.

In connection with the SKGR IPO and the partial over-allotment exercise, the Sponsor also provided SKGR with Overfunding Loans in the aggregate amount of $5,240,000.

Upon the closing of the SKGR IPO and the partial over-allotment exercise, approximately $214.8 million ($10.25 per unit) of net proceeds, including the net proceeds of the SKGR IPO, the partial over-allotment exercise, the proceeds of the Overfunding Loans and certain of the proceeds of the private placements, was placed in the Trust Account.

SKGR’s amended and restated memorandum and articles of association had provided that SKGR was required to complete its initial business combination within 18 months (or 21 months if SKGR had executed a definitive agreement for an initial business combination) from the closing of the SKGR IPO (which deadline could be extended by up to two additional three-month periods for a total of up to 24 months from the closing of the SKGR IPO if additional funds were deposited in the Trust Account). However, in order to provide SKGR with additional time to consummate its initial business combination, on December 27, 2023, SKGR Shareholders approved an amendment to SKGR’s amended and restated memorandum and articles of association to extend the deadline by which SKGR was required to complete its initial business combination (such deadline, as may be further extended from time to time, the “Business Combination Deadline”) from December 28, 2023 to September 30, 2024. On September 27, 2024, the SKGR Shareholders approved an amendment to SKGR’s amended and restated memorandum and articles of association to extend the Business Combination Deadline from September 30, 2024 to March 31, 2025.

Prior to the closing of the SKGR IPO, neither SKGR, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any potential business combination transaction with SKGR.

After the SKGR IPO, and consistent with SKGR’s business purpose, SKGR’s directors and management team commenced an active, targeted search for an initial set of potential business combination targets, leveraging SKGR’s and the Sponsor’s network of relationships and intimate knowledge of the private company marketplace, as well as the prior experience and network of SKGR’s directors and management team.

In evaluating potential businesses and assets for an initial business combination, SKGR, together with its directors and management team and the Sponsor, considered acquisition candidates across various industry categories. SKGR generally focused on companies that it believed were: (i) companies strongly aligned with ESG, including companies with environmentally friendly technologies, products, and services that can improve the value chain of the ESG landscape while adhering to strict social responsibilities and ethics to enhance value for all stakeholders, (ii) companies with portfolio optionality, such as companies that have platform opportunities and a credible roadmap to expand vertically and/or horizontally over time, (iii) companies with potential commercial and strategic synergies with SK’s platform, including companies that can benefit from the investment and operational expertise, relationships and contacts of SKGR’s management and SK, (iv) sustainable standalone companies, including companies with sustainable business models having the capacity to grow quickly in large addressable markets, and (v) companies in areas of interest, including, among others, new energy, electrification, clean solutions, sustainable food, carbon management and materials. When evaluating potential targets, SKGR generally assessed opportunities against these criteria, in addition to others.

The SKGR Articles waive certain applications of the doctrine of corporate opportunity to the fullest extent permitted by applicable laws in some circumstances where the application of such doctrine would conflict with any fiduciary duties or contractual obligations SKGR’s directors and officers may have as of the date of the SKGR Articles or in the future, and SKGR will renounce any expectancy that any of the directors or officers of SKGR will offer any such corporate opportunity of which he or she may become aware to SKGR. SKGR does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, SKGR does not believe that the waiver of the application of the corporate opportunity doctrine in the SKGR Articles had any impact on its search for a potential business combination target.

The following is a brief description of the background of SKGR’s search for and discussion with various potential target companies. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties.

Since the consummation of the SKGR IPO, SKGR identified and evaluated a total of 211 potential target companies (including Webull) with the objective of consummating a business combination, through start-up database searches, industry conferences and introductions through connections with advisors and networks, as well as inbound proposals. During that period, among the companies that SKGR evaluated, SKGR held management meetings with 36 potential targets (including Webull). In order to receive further information about these potential targets, SKGR executed non-disclosure agreements with 19 potential targets (including Webull) and/or their representatives, which contained customary terms for non-disclosure agreements between a special purpose acquisition company and a private company target. None of the confidentiality agreements included a standstill provision that would prevent SKGR from making an offer to the counterparty or would prevent any party from making an offer to SKGR nor did these agreements prevent either party from pursuing another transaction. Among the 19 potential targets that had entered into non-disclosure agreements with SKGR, SKGR gained access to the data room of nine companies (including Webull) to obtain further information, and based on its preliminary due diligence, discussed potential transaction proposals with five potential targets (including Webull). SKGR’s management held a number of meetings with the management and representatives of these five potential targets. As part of its evaluation process, SKGR’s directors and management team then considered, among other things, each such potential target companies’ growth characteristics, future suitability as a public company, competitive positioning within its industry, historical profitability, and predictability of its financial performance. The following is a brief description of the interactions that took place between SKGR’s directors and management team and management or representatives of the four potential targets other than Webull before SKGR ultimately identified Webull as its preferred target for its initial business combination.

Company A.    On or around September 8, 2022, Mr. Derek Jensen, SKGR’s Chief Financial Officer, contacted the Chief Executive Officer at Company A. Company A was a developer of energy storage and delivery systems. Around December 7, 2022, after reviewing basic information of Company A, SKGR’s management decided to engage in further diligence of Company A for a potential business combination. However, around April 4, 2023, SKGR decided not to pursue a business combination with Company A because SKGR and Company A could not agree on the size of additional capital investment from the Sponsor in connection with the proposed business combination, if any, and Company A decided to pursue alternative funding strategies.

Company B.    On or around September 14, 2022, an investor in Company B introduced Company B’s Chief Executive Officer and Chief Financial Officer to Mr. Richard Chin, SKGR’s Chief Executive Officer, via email. Company B was a clinical-stage biotechnology company developing therapeutics for aging related health issues. Around October 5, 2022, after reviewing basic information of Company B, SKGR’s management decided to engage in further diligence of Company B for a potential business combination. However, around February 15, 2023, Company B decided not to pursue a business combination with SKGR because Company B decided to proceed with another SPAC.

Company C.    On or around October 18, 2022, Mr. Chin and Mr. Jensen had dinner with a partner of a private equity firm that was the principal owner of Company C. This introduction was facilitated by an investment banker in SKGR’s management team’s network. Company C operated in the chemical industry sector and is a producer of fertilizers, ammonia and derivatives principally in the European Union. Around October 21, 2022, after reviewing basic information of Company C, SKGR’s management decided to engage in further diligence of Company C for a potential business combination. Subsequently, SKGR’s management had an onsite visit at the European headquarter of Company C, during which SKGR’s management team met with key management members of Company C and toured one of their facilities. However, around February 18, 2023, SKGR decided not to pursue a business combination with Company C because Company C decided not to pursue a U.S. listing with a SPAC.

Company D.    On February 27, 2023, Mr. Jensen reached out to the Chief Executive Officer at Company D. Company D was a technology company focusing on the design and development of small modular reactors. Around March 10, 2023, after reviewing basic information of Company D, SKGR’s management decided to engage in further diligence of Company D for a potential business combination. On June 28, 2023, following preliminary diligence of Company D, SKGR entered into a letter of intent with Company D. The letter of intent provided for a 45-day exclusivity period, which would expire on August 12, 2023. On August 11, 2023, Mr. Chin emailed the Chief Executive Officer of Company D stating that SKGR would not be extending the exclusivity period beyond the initial 45-day exclusivity period as contemplated by the letter of intent. In August 2023, Deutsche Bank Securities Inc. (“DB”) was retained by SKGR to act as placement agent pursuant for a potential PIPE transaction in connection with a potential business combination with Company D. Around November 17, 2023, SKGR decided not to pursue a business combination with Company D because of the lack of investor interest in raising PIPE capital for Company D in large part due to the poor recent share price performance of key public comparable companies, and ceased active engagement with Deutsche Bank Securities Inc. The waiver letter received by SKGR from DB on February 27, 2024 also constituted a written notice advising SKGR that DB had terminated its engagement with SKGR with respect to the PIPE transaction.

In addition to those specified above, the reasons that SKGR did not continue discussions with potential targets other than Webull included the following:(i) decision on the part of the other potential targets to pursue alternative transaction structures or strategies, (ii) failure by the other potential targets and SKGR to align on valuation or capital investment expectations, (iii) various factors that led SKGR to conclude that the combined company resulting from the proposed business combination would not be perceived as an attractive investment by public and/or PIPE investors, including, but not limited to, the valuation attributed to such potential targets, the maturity of such potential targets’ businesses, their respective business plans, market sentiments of the industries in which the potential targets operated and market performance of their respective public company comparables, and (iv) transaction terms requested by such potential targets that were difficult for SKGR to accept, such as requesting SKGR to make up-front investments in such potential targets prior to the closing of the proposed business combination.

All discussions with representatives of potential targets other than Webull ceased on or before December 18, 2023, the date on which SKGR and Webull executed a non-binding letter of intent (the “Letter of Intent”).

Timeline of the Business Combination

On November 1, 2023, Cohen & Company (“Cohen”) contacted SKGR through email inquiring if SKGR had interest in pursuing a business combination transaction with Webull, as Webull was considering a de-SPAC transaction. On the same day, SKGR entered into a customary non-disclosure agreement with Aqua Pursuit International Limited (“Aqua Pursuit”), acting in the capacity of financial advisor to Webull.

Later on November 1, 2023, following SKGR’s entry into the non-disclosure agreement, Webull provided SKGR with introductory materials regarding its business. From November 1, 2023 to November 10, 2023, SKGR’s management team reviewed those materials and publicly available information regarding Webull and companies operating in the same industry as Webull to understand Webull’s industry position, operations, business model, technologies, and investment highlights. SKGR’s management also held multiple follow-up discussions with Cohen to analyze and deliberate the risks and merits of a potential business combination transaction with Webull, including whether such a transaction was feasible in light of SKGR’s Business Combination Deadline. Following such preliminary review and discussions, SKGR concluded that it was desirable to proceed with negotiating the Letter of Intent with Webull.

On November 8, 2023, SKGR and Webull held an in-depth management session, attended by Mr. H.C. Wang, Webull’s Chief Financial Officer, Mr. Benjamin James, Webull’s General Counsel, Mr. Chin and Mr. Jensen, as well as professionals from SK Global Development Advisors LLC, an affiliate of the Sponsor. During the meeting, Webull presented its business model, key technologies, platform features, historical financial performance, and the credentials of members of management. The parties then had preliminary discussions of the proposed terms of a potential business combination (the “Proposed Business Combination”).

On November 10, 2023, SKGR provided Webull with the first draft of the Letter of Intent, which included a valuation of Webull based on a total pre-money enterprise value of $5.0 billion and, assuming $500 million net cash, was equivalent to $5.5 billion pre-money equity value. From November 10, 2023 to December 17, 2023, representatives from both SKGR and Webull discussed the terms of the Letter of Intent, including, among other things, (i) the proposed pre-money equity valuation of Webull, (ii) conditions to the consummation of the Proposed Business Combination, (iii) obligation on the parties to secure PIPE investment, (iv) commitment by the Sponsor to use a portion of the Founder Shares to incentivize SKGR Shareholders not to exercise their redemption rights in connection with the Proposed Business Combination, (v) estimates of transaction expenses, (vi) potential synergies between Webull and SK’s platform, (vii) the target amount that SKGR aimed to retain in the Trust Account following the proposed extension of SKGR’s Business Combination Deadline, and (viii) the length of and business conduct during the exclusivity period. Throughout this period, the parties exchanged eight drafts of the Letter of Intent, as negotiations progressed regarding all of these terms.

During the period in which negotiations of the Letter of Intent were carried out, Webull continued to communicate with other special purpose acquisition companies as potential partners for a business combination. When comparing potential business combination partners, Webull mainly considered, among other factors, (i) the proposed valuation ascribed to Webull by the potential business combination partners, (ii) whether the potential business combination partners had sufficient time remaining in their lifespan to complete the business combination, and (iii) potential synergies between Webull and the potential business combination partners. Webull progressed its discussions and eventually entered into the Letter of Intent with SKGR because it believed SKGR was best aligned with Webull in each of these factors.

On November 21, 2023, Mr. Chin and Mr. Jensen travelled to Webull’s US headquarters to meet with Mr. Anquan Wang, Webull’s Chief Executive Officer and Mr. H. C. Wang. The group discussed, among other things, (i) Webull’s business strategy and operational performance, (ii) SKGR’s vision for synergies between Webull and SK’s platform, (iii) timeline for, and regulatory filings that may be required in connection with, the Proposed Business Combination, (iv) SKGR’s proposed extension of its Business Combination Deadline, and (v) valuation of Webull.

On December 6, 2023, Cohen was formally engaged by SKGR as its exclusive financial advisor and lead capital markets advisor. Cohen was engaged by SKGR given its extensive experience in advising SPACs in similar de-SPAC transactions and its initial introduction of Webull to SKGR.

On December 18, 2023, SKGR and Webull entered into the Letter of Intent. The Letter of Intent provided that, among other things, (i) the Proposed Business Combination would value Webull at $7.7 billion on a pre-money equity value basis, (ii) the structure of the Proposed Business Combination would be determined by the parties based on the results of due diligence, as well as business, legal, tax, accounting and other considerations, (iii) the initial board of directors of the combined company will include one independent director mutually agreed on by the Sponsor and Webull with an initial term of no more than one year (the “SPAC Director Appointment”), (iv) the Sponsor would use its best efforts to retain $100 million in the Trust Account following the proposed extension of SKGR’s Business Combination Deadline, (v) the Sponsor would facilitate PIPE financing to ensure aggregate proceeds (net of transaction expenses) of no less than $100 million to Webull in connection with the Proposed Business Combination, (vi) the Sponsor would use 2,000,000 Founder Shares (the “Incentive Shares”) to incentivize SKGR Shareholders not to exercise their redemption rights in connection with the closing of the Proposed Business Combination, and (vii) the parties would be subject to an initial exclusivity period of 60 days, which could be extended for an additional 30 days if the parties were then negotiating the terms of the Proposed Business Combination in good faith. The SKGR Board had determined to accept the $7.7 billion pre-money equity value set forth in the Letter of Intent based, in part, on the information it received from Webull’s presentations and discussions with management, its evaluation of public company comparables and assumptions regarding company and industry performance, Webull’s outstanding growth prospects and track record of executing on its strategic vision, and other financial due diligence customarily provided in transactions of this nature.

On January 2, 2024, SKGR, Webull, Cohen, Aqua Pursuit, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), acting in the capacity of U.S. legal counsel to SKGR, Kirkland & Ellis LLP (“K&E”), acting in the capacity of U.S. legal counsel to Webull, and Han Kun Law Offices, acting in the capacity of PRC legal counsel to Webull held a kick-off call with management of Webull and SKGR and discussed the main transaction terms, the preliminary transaction timetable (including the timetable for Webull to prepare audited financial statements for fiscal year 2023), public disclosures, ongoing diligence process, the preparation of a presentation for PIPE investors and the need for SKGR to obtain a fairness opinion from an independent financial advisor for the Proposed Business Combination. Also at the kick-off call, Webull and K&E proposed that, due to tax and regulatory considerations, the Proposed Business Combination should be structured so that following the closing SKGR would be a wholly-owned subsidiary of Webull (the “SPAC as Target Structure”), as opposed to the alternative structure where Webull would become a wholly-owned subsidiary of SKGR following the closing.

On January 3, 2024, Webull granted data room access to SKGR and WSGR.

On January 4, 2024, SKGR and WSGR held a conference call to discuss implications of the Proposed Business Combination to SKGR and its shareholders, including the tax implications of the proposed SPAC as Target Structure. On the same day, SKGR, Webull and their respective representatives held a conference call to discuss the proposed transaction structure, due diligence status, and the requirement and timing for submission of filings with the CSRC.

Between January 4, 2024 to January 11, 2024, WSGR and SKGR continued to review the diligence materials provided by Webull. On January 11, 2024, WSGR shared a legal diligence request list with Webull and K&E.

On January 9, 2024, K&E contacted WSGR and reiterated Webull’s preference to use a SPAC as Target Structure. On January 11, 2024, WSGR and K&E held a conference call to further discuss the benefits and risks of a SPAC as Target Structure. On the same day, Cohen sent a due diligence questionnaire on behalf of SKGR to Webull as part of the ongoing business and financial due diligence.

On January 13, 2024, SKGR received Webull’s responses to the due diligence questionnaire. From January 13, 2024 to January 15, 2024, SKGR’s management visited Webull’s office in Changsha, China, and conducted onsite business and management due diligence at Webull’s Changsha office. On January 18, 2024, Mr. Jensen held a video conference call with Mr. H. C. Wang, where Mr. H. C. Wang provided detailed answers to SKGR’s additional follow-up questions regarding business and financial diligence.

From January 11, 2024 to January 19, 2024, SKGR and Webull’s management, WSGR and K&E had additional discussions regarding the SPAC as Target Structure, including the potential U.S. tax implications for SKGR Shareholders if the Mergers failed to qualify both as a reorganization within the meaning of Section 368(a) of the Code and as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”). SKGR and WSGR noted that in the event the Mergers failed to qualify for the Intended Tax Treatment, that the Initial Shareholders, including the Sponsor, would likely face more adverse tax consequences in comparison to other SKGR Shareholders given that the Webull Class A Ordinary Shares to be issued to them would be subject to a 12-month lockup period and given the low basis in their Founder Shares. During this period, SKGR and WSGR also discussed and proposed various ways to protect against the risk that the Mergers failed to qualify for the Intended Tax Treatment, including, among others, (i) a tax indemnity from Webull, and (ii) early release of the lock-up restrictions imposed on the Founder Shares to defray taxes imposed as a result of the Mergers failing to qualify for the Intended Tax Treatment, the terms of which were further negotiated and ultimately agreed upon by SKGR and Webull as discussed below in connection with the parties’ agreement to proceed with the SPAC as Target Structure.

During the same period, SKGR also contacted Houlihan Capital, LLC (“Houlihan Capital”) and discussed the terms of its engagement as the independent financial advisor to SKGR to render a fairness opinion to the SKGR Board and holders of SKGR Class A Ordinary Shares.

On January 25, 2024, WSGR sent K&E an initial draft of the Business Combination Agreement, which reflected, among other things, (i) the SPAC as Target Structure, (ii) a $7.7 billion pre-money equity valuation for Webull, consistent with the Letter of Intent, (iii) the SPAC Director Appointment, (iv) a structure whereby the Incentive Shares will be allocated among the holders of Non-Redeeming SKGR Shares equally, such that each Non-Redeeming SKGR Share will be exchanged into more than one Webull Class A Ordinary Shares, (v) that the

Initial Shareholders will be subject to a one-year lock-up with respect to the Webull Class A Ordinary Shares, Webull Warrants and Webull Class A Ordinary Shares issuable upon the exercise of the Webull Warrants held by them, and (vi) that Webull will adopt a new equity incentive plan post-Closing.

On January 27, 2024, Webull provided its initial responses to the legal diligence request list from SKGR and WSGR.

From January 27, 2024 to February 26, 2024, SKGR’s management and its counsel conducted due diligence on Webull, including but not limited to, review of Webull’s corporate documents, shareholder matters, financing documents and other material agreements. In addition, as further discussed below, during this period the management of SKGR and Webull also discussed, among other things, the potential issuance of other securities of Webull, such as warrants, as well as the structure for allocating Incentive Shares among holders of Non-Redeeming SKGR Shares, in order to incentivize SKGR Shareholders not to exercise their redemption rights in connection with the closing of the Proposed Business Combination.

On February 6, 2024, K&E provided WSGR with comments to the initial draft of the Business Combination Agreement, which reflected, among other things, (i) numerous revisions to the representations and warranties of the parties, including representations and warranties relating to the capitalization of Webull, (ii) deletion of the provisions regarding the SPAC Director Appointment based on commercial discussion between SKGR and Webull, (iii) a new covenant for SKGR to seek further extension of its Business Combination Deadline to the extent the Proposed Business Combination is not consummated by September 1, 2024 and it is reasonably determined by SKGR and Webull that it will not be consummated by September 30, 2024, (iv) a new covenant for the parties to use commercially reasonable efforts to secure PIPE Investment, (v) a long-stop date of December 31, 2024, and (v) deletion of provisions relating to the new post-closing equity incentive plan as Webull intended to keep its existing 2021 Global Share Incentive Plan in place post-closing.

On February 8, 2024, SKGR held a board meeting to update the SKGR Board on the negotiation of the Business Combination Agreement, including the SPAC as Target Structure, and discussed several commercial considerations, including the potential tax consequences of the transaction structure to the SKGR Shareholders, the potential issuance of Incentive Warrants and the structure of allocating Incentive Shares to holders of Non-Redeeming SKGR Shares. On the same date, SKGR’s management held a conference call with WSGR to review the proposed terms of the Incentive Warrants and discussed the possibility of using Incentive Shares to induce SKGR Public Shareholders to enter into additional non-redemption agreements prior to the Closing.

On February 12, 2024, Houlihan Capital was engaged by SKGR as the independent financial advisor to SKGR to render a fairness opinion to the SKGR Board and holders of SKGR Class A Ordinary Shares. On February 12, 2024, SKGR reached out to representatives of DB to discuss whether DB would waive its rights to deferred underwriting commissions it was entitled to in connection with the SKGR IPO.

On February 13, 2024, WSGR provided K&E with an initial draft of the Sponsor Support Agreement, which reflected, among other things, (i) that only the Sponsor (and no other Initial Shareholder) will enter into the Sponsor Support Agreement, (ii) that only the Webull Class A Ordinary Shares held by the Sponsor at the Closing would be subject to a one-year lock-up (and the Webull Warrants and the Webull Class A Ordinary Shares underlying the Webull Warrants would be subject to a 30-day lock-up only), (iii) a provision that if any holder of any securities of Webull are subject to less restrictive lock-up terms (or any lock-up terms initially applicable to such holder are subsequently relaxed), then the less restrictive terms would apply to the Sponsor (the “Lock-Up MFN”), (iv) a release of 25% of the Webull Class A Ordinary Shares held by the Sponsor from lock-up restrictions to defray actual or potential taxes that may be imposed as a result of the failure of the Mergers to qualify for the Intended Tax Treatment, and (v) a general indemnity for Webull to indemnify the Sponsor and the other SKGR Shareholders for any taxes arising from or attributable to failure of the Mergers to qualify for the Intended Tax Treatment (the “Tax Indemnity”). On the same day, WSGR discussed with K&E regarding the potential tax consequences of the SPAC as Target Structure to SKGR Shareholders, the proposed terms of the Incentive Warrants and proposed forfeiture of Incentive Shares to induce non-redemption by SKGR Shareholders.

On February 15, 2024, the management teams of Webull and SKGR confirmed via email that the initial 60-day exclusivity period as contemplated by the Letter of Intent, which would otherwise expire on February 16, 2024, would be extended until February 29, 2024.

On February 16, 2024, WSGR provided K&E with a revised draft of the Business Combination Agreement, reflecting, among other things, (i) re-insertion of the provisions regarding the SPAC Director Appointment, (ii) a long-stop date of March 31, 2025, (iii) provisions related to the issuance of the Incentive Warrants, and (iv) changes to representations and warranties of Webull based on SKGR’s ongoing legal due diligence.

From February 16, 2024 to February 27, 2024, the date when the Business Combination Agreement was executed, the management of SKGR, Webull, and advisors for each party had update calls on a daily basis to discuss the status of negotiation of the transaction documents, unresolved issues, timetable leading to the announcement of the Proposed Business Combination and preparation of the proxy statement/prospectus and filings with the CSRC.

On February 19, 2024, K&E provided WSGR with comments to the Sponsor Support Agreement, which, among other things, (i) expanded the parties who would enter into the Sponsor Support Agreement to include the other Initial Shareholders in addition to the Sponsor, (ii) included a covenant that SKGR and Sponsor will use reasonable best efforts to use Incentive Shares to induce Public Shareholders to enter into Additional Non-Redemption Agreements and forfeit, upon the Closing, any Incentive Shares that the Sponsor would not otherwise be forfeiting pursuant to the Non-Redemption Agreements, (iii) deleted the Lock-Up MFN, and (iv) reserved comments to the Tax Indemnity subject to ongoing discussion between the parties.

From February 19, 2024 to February 27, 2024, counsels to Webull and SKGR exchanged drafts of the transaction documents on a daily basis to reflect the ongoing discussions taking place between management of Webull and SKGR.

On February 21, 2024, K&E and WSGR held a conference call to review the status of the various transaction documents, and to discuss the corporate approvals required for Webull to enter into the Business Combination Agreement, including the proposed agenda of an upcoming annual general meeting of Webull’s shareholders that would allow them to confirm their support of the Proposed Business Combination.

Also on February 21, 2024, K&E provided WSGR with comments to the Tax Indemnity, which reflected, among other things, (i) the parties’ acknowledgement and agreement that the Mergers are intended to qualify for the Intended Tax Treatment and agreement by the parties to report the Mergers consistent with the Intended Tax Treatment, (ii) a three-year term of the Tax Indemnity (which may be extended if an audit is commenced during such three -year period), (iii) a $5,000,000 cap on Webull’s liability pursuant to the Tax Indemnity, (iv) that only the Sponsor would be entitled to the Tax Indemnity, and (v) that only 50% of the U.S. federal (and applicable U.S. state and U.S. local) income Taxes, together with interests and penalties would be indemnifiable under the Tax Indemnity.

On the morning of February 22, 2024, a meeting of the board of directors of Webull was held, and at the meeting, the board unanimously adopted resolutions (i) determining that it is in the best interests of Webull to approve the Business Combination Agreement and the ancillary documents and the transactions contemplated by each of the foregoing, (ii) approving the execution and delivery of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby, and (iii) recommending that the shareholders of Webull adopt and approve the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.

Immediately thereafter, on the morning of February 22, 2024, an annual general meeting of the shareholders of Webull was held. Mr. Anthony Denier, the President of Webull and Mr. H. C. Wang provided an overview of the status of the financial markets in 2023, Webull’s financial performance in 2023, Webull’s business strategy for 2024, as well as Webull’s proposal to enter into the Business Combination Agreement with SKGR.

On February 22, 2024, K&E provided WSGR with a revised draft of the Business Combination Agreement, which, in addition to other changes, noted that the SPAC Director Appointment was subject to further discussion between the parties.

Later on February 22, 2024, WSGR provided K&E with a revised draft of the Sponsor Support Agreement, which reflected, among other things, (i) re-insertion of the Lock-Up MFN, (ii) reverting to the position that only the Webull Class A Ordinary Shares held by the Initial Shareholders at the Closing would be subject to a one-year lock-up (and the Webull Warrants and the Webull Class A Ordinary Shares underlying the Webull Warrants would be subject to a 30-day lock-up only), (iii) that the term of the Tax Indemnity would last until the expiration of the statute of limitation, (iv) a cap of $6,000,000 for Webull’s liability pursuant to the Tax Indemnity, (v) that 100% of the U.S. federal (and applicable U.S. state and U.S. local) income Taxes, together with interests and penalties, in each case up to the cap, would be indemnifiable under the Tax Indemnity, and (vi) that the Sponsor and the other Initial Shareholders would be entitled to the Tax Indemnity. Later on the same day, WSGR provided K&E with an initial draft of the Incentive Warrant Agreement, and a further revised draft of the Business Combination Agreement.

On the morning of February 26, 2024, Webull informed SKGR that more than 70% of Webull’s shareholders present at its annual general meeting on February 22, 2024 indicated their support and approval of the Proposed Business Combination, and the management teams of Webull and SKGR held a virtual conference meeting to agree on all outstanding commercial issues related to the Business Combination Agreement. Shortly thereafter, the SKGR

Board gathered with representatives of WSGR and Houlihan Capital. WSGR provided an update to the SKGR Board regarding the status of negotiations with Webull, a summary of key terms of the Business Combination Agreement and other transaction documents, as well as an overview of the SKGR Board’s fiduciary duties. Houlihan Capital also rendered its oral opinion to the SKGR Board.

Later on February 26, 2024, K&E provided WSGR with revised drafts of the Business Combination Agreement, the Sponsor Support Agreement and the Incentive Warrant Agreement, reflecting the agreed-upon positions of the parties, including, among other things, (i) deletion of the Lock-Up MFN, (ii) a right of SKGR to appoint an observer to the board of directors of the combined company post-closing, (iii) a three-year term for the Tax Indemnity and a cap of $5,000,000 for Webull’s liability pursuant to the Tax Indemnity, and (iv) that 100% of the U.S. federal (and applicable U.S. state and U.S. local) income Taxes, together with interests and penalties, in each case up to the cap, would be indemnifiable under the Tax Indemnity.

From February 26, 2024 to February 28, 2024, K&E and WSGR further exchanged drafts of the transaction documents to reflect the parties’ agreement on various issues, including, among other things, that the Tax Indemnity would last until the expiration of the statute of limitation (which may be extended if an audit is commenced prior to the expiration of the statute of limitation).

On the morning of February 27, 2024, Houlihan delivered its written opinion to the SKGR Board that as of the date of such opinion, and subject to certain assumptions set forth therein, the Transactions are fair from a financial point of view to the holders of SKGR Class A Ordinary Shares. For a detailed discussion of Houlihan’s opinion, see “— Summary of Valuation Analysis and Opinion of Financial Advisor to the SKGR Board and Holders of SKGR Class A Ordinary Shares” below. On February 27, 2024, representatives of DB informed SKGR that DB would waive its rights to deferred underwriting commissions. Later on the same day, SKGR received a formal waiver letter from DB, advising SKGR that DB had waived its entitlement to the payment of any deferred underwriting commissions in respect to SKGR’s potential business combination with Webull, and disclaimed any responsibility for any portion of any proxy statement, registration statement, or statutory prospectus in connection with SKGR’s potential business combination with Webull.

Also on February 27, 2024, the sole director of each of Merger Sub I and Merger Sub II unanimously adopted, pursuant to an action by written consent, resolutions (i) determining that it is in the best interests of Merger Sub I and Merger Sub II, as applicable, to approve the Business Combination Agreement and the ancillary documents and the transactions contemplated by each of the foregoing, (ii) approving the execution and delivery of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby, and (iii) recommending that the shareholders of Merger Sub I and Merger Sub II, as applicable, adopt and approve the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby. Subsequently, Webull, in its capacity as shareholder of Merger Sub I and Merger Sub II, adopted written resolutions to adopt and approve the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.

In the evening on February 27, 2024, the SKGR Board gathered with representatives from WSGR. Following a review of the latest changes to the Business Combination Agreement and other transaction documents, the SKGR Board unanimously adopted, based on the factors cited in “— Reasons for SKGR Board’s Approval of the Business Combination,” among things, resolutions: (i) determining that the Business Combination Agreement, each of the other transaction documents and the Business Combination Transaction are fair to, advisable and in the best interests of SKGR and that it is advisable for SKGR to enter into the Business Combination Agreement and each of the other transaction documents and to consummate the Business Combination, (ii) determining that the proposed transactions are fair from a financial point of view to the holders of SKGR Class A Ordinary Shares, and (iii) recommending that the SKGR Shareholders adopt and approve the Business Combination Agreement, the other transaction documents and each of the proposals to be submitted to the SKGR Shareholders at the extraordinary general meeting.

On February 27, 2024, shortly after receiving the approval from the SKGR Board, the parties entered into the Business Combination Agreement and the Sponsor Support Agreement.

On February 28, 2024, before the stock market opened in the United States, Webull and SKGR issued a joint press release announcing the execution of the Business Combination Agreement and SKGR filed a Current Report on Form 8-K, with the Business Combination Agreement, the Form of Sponsor Support Agreement, the Form of Shareholder Lock-up Agreement, the Form of Registration Rights Agreement, the Form of Warrant Assignment Agreement, the Form of the Incentive Warrant Agreement, the press release, and an investor presentation included as exhibits, which filing was also filed pursuant to Rule 425 under the Securities Act.

On August 5, 2024, Webull confidentially filed a registration statement on Form F-4 in connection with the Business Combination Agreement. In connection with the preparation for this confidential filing, SKGR received financial statements for Webull for the period ended March 31, 2024 reflecting trends suggesting that the actual 2024 revenue may be lower than the projected revenue.

On August 9, 2024, SKGR filed a preliminary proxy statement with the SEC in connection with a proposed extraordinary general meeting to amend, by way of special resolutions, the SKGR Articles to extend the date by which SKGR has to consummate a business combination from September 30, 2024 to March 31, 2025 (the “Extension Proposal”).

On September 17, 2024, the Sponsor agreed to make monthly deposits to the Trust Account of $0.01 for each outstanding SKGR Public Share that is not redeemed in connection with the Extension Proposal, for each calendar month commencing on October 1, 2024 and ending on March 31, 2025. Subsequently on September 25, 2024, the Sponsor agreed to increase such monthly deposits from $0.01 to $0.03 for each SKGR Public Share that is not redeemed in connection with the Extension Proposal. Webull agreed to reimburse a portion of the monthly deposits payable by the Sponsor in connection with seeking shareholder approval for the Extension Proposal.

On September 27, 2024, SKGR held an extraordinary general meeting of shareholders, and the SKGR Shareholders voted to approve the Extension Proposal. In connection with such approval, SKGR Shareholders elected to redeem an aggregate of 323,637 SKGR Class A Ordinary Shares, for which SKGR paid cash from the Trust Account in the aggregate amount of approximately $3.7 million (approximately $11.32 per share) to such redeeming SKGR Shareholders.

On October 29, 2024, representatives of Webull discussed its latest operating and financial performance for the period ended June 30, 2024 with representatives of SKGR, and the continuing trend suggesting that the actual 2024 revenue may be lower than projected revenue. Representatives of Webull and SKGR also discussed the potential market reaction from such changes to the Business Combination. During this meeting, representatives of Webull answered questions about operational changes that had been commenced to improve revenue growth in the third quarter of 2024 and thereafter.

Based on the foregoing developments, representatives of Webull and SKGR commenced discussions regarding potential revisions to the terms of the Business Combination, including, among others, a decrease in the pre-money equity value ascribed to Webull. The parties discussed the desire to reduce the likelihood of redemptions in connection with closing of the Business Combination, establish a pre-money equity value that would better support the stock price after closing of the Business Combination, make Webull more attractive to new investors and encourage the establishment of a healthy trading market, and was consistent with the current trading value of publicly traded peer group companies. Management of Webull proposed a reduction to Webull’s pre-money equity value to $5,000,000,000, which management believed was appropriate given the increase from the valuation at which Webull had last raised capital and the expectations during that prior fundraising transaction of an acceptable equity value for a public offering. Webull’s current Fifth Amended and Restated Memorandum and Articles of Association provided for a qualified initial public offering definition of an implied pre-money equity valuation of at least US$5,000,000,000, and management did not believe that a value below that threshold would be acceptable to its shareholders.

Around that time, Webull also engaged actively with its stockholder base to discuss the potential reduction in equity value under discussion with SKGR. On November 25, 2024, management of Webull and certain of its stockholders reached agreement in principle to an implied equity value of $5,000,000,000 for the combined company. As part of the agreement with its stockholders, Webull agreed to issue promissory notes with an aggregate principal balance of $100,000,000 in connection with the repurchase of 3,017,119 Company Pre-Closing Series D Shares from certain shareholders of Webull and the issuance of an aggregate of 20,000,000 Incentive Warrants to its later round investors.

On November 27, 2024, K&E circulated (1) a draft amendment to the Business Combination Agreement (the “First Amendment”), which, among others, proposed that the pre-money equity value of Webull be reduced from $7.7 billion to $5.0 billion for the combined company, and an aggregate of 20,000,000 Incentive Warrants be issued to its later round investors, and (2) a draft amendment to the Sponsor Support Agreement, which proposed that if the number of Founder Shares forfeited, as of the Closing, was less than 2,000,000, the obligation to forfeit additional shares would only be triggered upon the written request of Webull (the “Sponsor Support Amendment,” and together with the First Amendment, the “Amendment Agreements”).

Between November 28, 2024 and December 3, 2024, representatives of Webull and SKGR continued to discuss the proposed changes in the draft Amendment Agreements. Representatives of Webull also indicated that they were working to complete their financials for the third quarter of 2024, and that they anticipated that they would then incorporate such financial performance into revised financial projections for fiscal years 2024, 2025 and 2026.

The management of SKGR provided regular updates to the SKGR Board regarding the ongoing negotiations regarding the appropriate pre-money equity value of Webull and factors affecting that determination, which did not include the ongoing efforts to revise the financial projections, describing the dilutive impact of the additional 20,000,000 Incentive Warrants to be issued to Webull’s later round investors, as well as the increased ownership equity assigned to the SKGR Shareholders as a result of the reduced pre-money equity value of Webull. On December 3, 2024, SKGR informed Houlihan Capital of the anticipated reduction in equity value of Webull, and Houlihan Capital confirmed that such reduction did not change their opinion regarding the fairness of the transaction to the holders of SKGR Class A Ordinary Shares from a financial point of view and continued inclusion of such opinion and description thereof in the registration statement on Form F-4. On December 3, 2024, Webull informed SKGR that its shareholders approved the Amendment Agreements at an extraordinary general meeting held on the same day. On December 5, 2024, the SKGR Board unanimously adopted resolutions approving the First Amendment and related ancillary agreements, and further determined that the Amendment Agreements were fair to, advisable and in the best interests of SKGR and that it is advisable for SKGR to enter into the Amendment Agreements and to consummate the transactions contemplated therein, determined that the proposed transactions were fair from a financial point of view to the holders of SKGR Class A Ordinary Shares, and recommended that the SKGR Shareholders adopt and approve the Business Combination Agreement, as amended by the First Amendment, the other transaction documents and each of the proposals to be submitted to the SKGR Shareholders at the extraordinary general meeting.

On December 6, 2024, Webull’s management provided updated financial projections for fiscal years 2024, 2025, and 2026 to SKGR. SKGR provided the updated financial projections to Houlihan Capital and engaged them to provide an updated opinion as to the fairness of the transaction to the holders of SKGR Class A Ordinary Shares from a financial point of view based on those updated financials projections. Houlihan Capital conducted its analysis and on December 12, 2024, Houlihan Capital provided an updated opinion to management of SKGR based on the updated financial projection information prepared by the management of Webull. On December 16, 2024, Houlihan Capital orally rendered its opinion to the SKGR Board as to the fairness of the transactions to the holders of SKGR Class A Ordinary Shares from a financial point of view based on the pre-money valuation of $5,000,000,000, and following such presentation and discussion, the SKGR Board reconfirmed and ratified its decision to recommend that the holders of SKGR Class A Ordinary Shares vote in favor of the Business Combination Proposal, the Merger Proposal, and the other Proposals described herein.

Reasons for SKGR Board’s Approval of the Business Combination

The SKGR Board, in evaluating the transaction with Webull, consulted with SKGR’s management and its counsel. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of SKGR and its shareholders and (ii) to recommend that SKGR Shareholders adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, the SKGR Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the SKGR Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The SKGR Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SKGR Board’s reasons to approve the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus.

Before reaching its decision to approve the Business Combination, the SKGR Board reviewed the results of due diligence conducted by SKGR’s management and by its legal, financial and tax advisors, which included, among other things:

•        extensive meetings with Webull’s management team;

•        research of market prospects of Webull, including historical growth trends and market share information as well as end-market size and growth projections;

•        analysis of Webull’s planned global expansion strategy and operations;

•        review of the Forecasts provided by Webull’s management, and the assumptions underlying such projections;

•        financial and valuation analysis of Webull and the Business Combination, details of which are set forth in “— Summary of Valuation Analysis and Opinion of Financial Advisor to the SKGR Board and Holders of SKGR Class A Ordinary Shares”;

•        results of tax, financial, corporate, and technological and legal due diligence, including reports of such results prepared by external advisors; and

•        assessment of Webull’s readiness to operate as a public company.

The SKGR Board considered a wide variety of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby. In particular, the SKGR Board considered, among other things, the following factors, although not weighted or in any order of significance:

•        Webull satisfies a number of acquisition criteria that SKGR had established to evaluate prospective business combination targets.    The fact that the business, history, prospect, credibility and valuation of Webull satisfies a number of criteria and guidelines set forth in prospectus for the SKGR IPO, including (i) Webull’s credible roadmap to expand horizontally over time, (ii) Webull’s overseas expansion plan, which has the potential to create commercial and strategic synergies with the SK platform, (iii) Webull’s sustainable business models, demonstrated by its track record of rapid growth in a large addressable market, and (iv) Webull’s goal to provide an accessible platform that empowers retail investors with the resources needed to become informed investors and build wealth over time, which the SK Board believes democratize financial investments and aligns with its ESG focused investment approach.

•        Large customer base underpinned by its scalable platform.    The continuous growth in the customer base and retention rate of Webull, which are sustained by the scalability of its cloud-based platform and retainer infrastructure.

•        Webull’s technology-driven infrastructure.    The fact that Webull’s advanced technology infrastructure enables seamless deployment of its platform and services across global markets, while safeguarding customers against fraud, identity theft, and other cybersecurity threats.

•        Webull’s strong financial condition.    The fact that Webull has delivered stable revenue growth since its founding and Webull’s balance sheet is projected to have a sizeable net cash position at the Closing, which will provide flexibility for Webull to, among other opportunities, accelerate its global expansion.

•        Strong existing management team.    The fact that Webull’s senior management members are veterans in financial service industry and have a long track record of driving innovation and managing sustainable growth.

•        Reasonable Valuation.    The fact that Webull’s implied valuation and growth potential following the Business Combination relative to certain selected publicly-traded companies in the same sector appeared favorable to SKGR, and such valuation was supported by two separate fairness opinions issued by an independent financial advisor.

•        Incentive Warrants.    The fact that, upon the Closing, in addition to issuance of Webull Class A Ordinary Shares, Webull will also issue to each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one Incentive Warrant for each Non-Redeeming SKGR Share held by such SKGR Shareholder. If the Business Combination is consummated, SKGR Shareholders would have a substantial economic interest in the combined company, and as a result would have a continuing opportunity to benefit from the success of the combined company following the consummation of the Business Combination.

•        Continued support by Webull existing shareholders.    The fact that existing shareholders of Webull would not be receiving any cash consideration in connection with the Business Combination and will continue to own over 97% of the combined company (assuming no redemptions), and the fact that over 70% of the existing shareholders of Webull indicated their support of the Business Combination as presented at the annual general meeting of the shareholders held on February 22, 2024, and that over 80% of the existing shareholders of Webull indicated their support of the amendments to the Business Combination Agreement and the transactions contemplated thereby as presented at the extraordinary general meeting of shareholders held on December 3, 2024, which the SKGR Board considered to be strong signs of Webull’s existing shareholders’ confidence in the combined company and the benefits to be realized as a result of the Business Combination.

•        Lock-Up of Webull existing shareholders.    The fact that Webull is required under the Business Combination Agreement to use commercially reasonable efforts to cause all of its existing shareholders to agree to be subject to lock-up restrictions for 180 days with respect to the shares they will hold in the combined company.

•        Independent directors’ role.    The fact that the SKGR Board is composed of a majority of independent directors who are not affiliated with the Sponsor or its affiliates, and that SKGR’s independent directors evaluated and approved, as members of the SKGR Board, the Business Combination Agreement, the other transaction documents and the transactions contemplated thereby.

•        Fairness opinion.    The fact that Houlihan delivered its written opinion to the SKGR Board that, as of the date of such opinion, and subject to and based on the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Business Combination is fair from a financial point of view to the holders of SKGR Class A Ordinary Shares.

•        Due diligence.    The fact that the SKGR Board reviewed and discussed in detail the results of the due diligence examination of Webull conducted by SKGR’s management and its legal, tax, financial and other advisors which included virtual meetings with the management team and advisors of Webull regarding Webull’s business and business plan, products and technology, operations, prospects and other material matters, as well as financial, legal, intellectual property, regulatory, cybersecurity, insurance, tax and accounting due diligence.

•        Review of negotiated transaction.    The fact that the SKGR Board reviewed and considered in detail the terms of the Business Combination Agreement and the other transaction documents, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein, which were the product of arm’s-length negotiation between the parties.

•        Other alternatives.    The fact that after a review of other business combination opportunities reasonably available to SKGR, the Business Combination represents the best potential business combination reasonably available to SKGR and an attractive opportunity for SKGR’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and that such process has not presented a better alternative.

The SKGR Board also considered a variety of risks and uncertainties relevant to the transaction, including, among other things, the following:

•        Benefits may not be achieved risk.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Redemption risk.    The risk that a significant number of SKGR Shareholders may elect to redeem their SKGR Public Shares in connection with the Closing of the Business Combination, which would reduce the amount of cash available to the combined company to fund its business plan following the Closing.

•        Shareholder vote risk.    The risk that SKGR and/or Webull may fail to receive sufficient votes of SKGR Shareholders or Webull’s shareholders that are necessary to approve the Business Combination.

•        Litigation risk.    The risk of potential litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the Closing of the Business Combination.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits SKGR from soliciting other business combination proposals, which restricts SKGR’s ability to consider other potential business combinations prior to the termination of the Business Combination Agreement by its terms.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of Webull.    The risk that SKGR will not have any surviving remedies against Webull after the Closing to recover for losses as a result of any inaccuracies or breaches of Webull’s representations, warranties or covenants set forth in the Business Combination Agreement.

•        Financing.    The fact that no PIPE financing has been committed as of the date of the Business Combination Agreement, and the receipt of PIPE financing is not a closing condition under the Business Combination Agreement.

•        SKGR Shareholders Holding Minority Position in the Combined Company.    The risk that existing SKGR Shareholders will hold a minority position in the combined company following the consummation of the Business Combination, which will limit existing SKGR Shareholders’ ability to influence the outcome of important transactions, including a change in control. For details of the ownership of SKGR Shareholders in Webull and the potential sources of dilution following the Closing, see “Summary of the Proxy Statement/Prospectus — Ownership of Webull Post-Closing.”

•        Closing conditions risk.    The risk that the Business Combination might not be consummated in a timely manner or at all, given that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions, including completion of certain regulatory filings in the United States and China, that are not within SKGR and Webull’s control.

•        Fees, expenses and time risk.    The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of the management of SKGR and Webull required to complete the Business Combination.

•        Tax risks.    The risk that the Mergers may not qualify for the Intended Tax Treatment for U.S. income tax purposes.

•        Other risks.    Various other risk factors associated with Webull’s business, operations, and regulations applicable to the industry in which Webull operates, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the SKGR Board also considered that certain directors and officers of SKGR and the Sponsor may have interests in the Business Combination that are in addition to, and that may be different from, the interests of SKGR Shareholders. The SKGR Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. See the section entitled “— Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination” for a further discussion of these considerations.

While this discussion of the information and factors considered by the SKGR Board includes the principal positive and negative factors, it is not intended to be exhaustive and may not include all of the factors considered by the SKGR Board or any of its individual directors.

After considering the foregoing potentially negative and potentially positive reasons, the SKGR Board concluded, in its business judgment, that the potential benefits that the SKGR Board expected SKGR and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the SKGR Board determined that the Business Combination Agreement, the other transaction documents, the Business Combination, and the other transactions contemplated by the Business Combination Agreement and the other transaction documents, were in the best interests of SKGR and its shareholders.

Summary of Valuation Analysis and Opinions of Financial Advisor to the SKGR Board and Holders of SKGR Class A Ordinary Shares

Fairness Opinion of Houlihan

Description of Process/Qualifications

Pursuant to an engagement letter dated February 12, 2024, and subject to an amendment dated December 6, 2024, the SKGR Board retained Houlihan Capital, LLC (“Houlihan”) to act as its financial advisor in connection with the Business Combination. SKGR selected Houlihan to act as its financial advisor based on Houlihan’s qualifications, expertise and reputation, its knowledge of, and involvement in, similar transactions and its knowledge of SKGR’s business and affairs as a special purpose acquisition company.

Fairness Opinion of Houlihan, as Financial Advisor to the SKGR Board

On February 26, 2024, Houlihan rendered its oral opinion to the SKGR Board, which oral opinion was subsequently confirmed by delivery of a written opinion addressed to the SKGR Board dated February 27, 2024 (the “February 2024 Fairness Opinion”), and subject to the qualifications, assumptions, and limitations set forth therein, as to, as of February 27, 2024, the fairness, from a financial point of view, to the Business Combination to the Class A shareholders of SKGR.

Pursuant to an amendment to the February 12, 2024 engagement letter dated December 6, 2024, the SKGR Board requested that Houlihan provide an updated fairness opinion for the February 2024 Fairness Opinion to consider certain information learned since the issuance of the February 2024 Fairness Opinion, including, among other things, changes to certain material details of the Business Combination. On December 12, 2024, Houlihan delivered such updated fairness opinion (the “Updated Fairness Opinion” and together with the February 2024 Fairness Opinion, the “Fairness Opinions”) addressed to the SKGR Board dated December 12, 2024, reaffirming the conclusion reached in the February 2024 Fairness Opinion. The Fairness Opinions are subject to the qualifications, assumptions, and limitations set forth therein.

Houlihan’s Fairness Opinions were provided for the use and benefit of the SKGR Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan provided its consent to the inclusion of the text of its Fairness Opinions as part of this proxy statement/prospectus). The full text of the February 2024 Fairness Opinion and Updated Fairness Opinion are attached as Annex D-1 and Annex D-2 and incorporated by reference into this proxy statement/prospectus in its entirety. As described herein, the members of the SKGR Board considered a wide variety of factors in connection with their respective evaluations of the Business Combination, including, the Fairness Opinions obtained by SKGR from Houlihan. Houlihan’s only opinion is the formal written opinion Houlihan has expressed as to whether, as of December 12, 2024, the Business Combination is fair, from a financial point of view to Class A shareholders of SKGR. The Fairness Opinions do not constitute a recommendation to proceed with the Business Combination. Houlihan’s Fairness Opinions did not address any other aspect or implications of the Business Combination, and the Fairness Opinions do not address any aspect of the SKGR Board’s recommendation to the SKGR Shareholders with respect to the adoption of the Business Combination or how any SKGR Shareholder should vote with respect to such adoption. Houlihan was not requested to opine on, and the Fairness Opinions do not, address (i) the underlying business decision of Webull, its shareholders or any other party to proceed with or effect the Business Combination, (ii) financial fairness of any aspect of the Business Combination not expressly addressed in the opinion, (iii) the terms of the Business Combination (except with respect to financial fairness), including the closing conditions, (iv) fairness of any portion or aspect of the Business Combination to the holders of any securities, creditors, or other constituencies of SKGR, or any other party, other than set forth in the Fairness Opinions, (v) relative corporate or other merits of the Business Combination as compared to alternatives that might exist for SKGR, or (vi) tax, accounting, or legal consequences of the Business Combination to SKGR, its shareholders or any other party.

The summary of the Fairness Opinions set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Fairness Opinions attached as Annex D-1 and Annex D-2 hereto.

For purposes of rendering the Fairness Opinions, Houlihan, among other things:

•        Held discussions with certain members of SKGR’s management and Webull’s management regarding the Business Combination, the business of Webull, and the future outlook for Webull;

•        Reviewed information provided by SKGR and Webull including, but not limited to:

•        Non-binding letter of intent between SKGR and Webull, dated December 18, 2023;

•        Draft Business Combination Agreement, dated February 13, 2024;

•        SKGR/Webull proposed warrant structure (the “Proposed Warrant Structure) outlined in a document sent to Houlihan via email on February 21st, 2024 (filename “SK — Webull Warrant Structure.pdf);

•        Webull investor presentation, dated February 2024;

•        Transaction framework including an illustrative source and uses table for the Business Combination and an illustrative pro forma capitalization table for the Business Combination;

•        Webull audited financial statements for the fiscal year 2022;

•        Webull audited financial statements for the fiscal year ended December 31, 2023;

•        the forecasted revenue of Webull for the years ended December 31, 2024, December 31, 2025, and December 31, 2026 (the “Original Forecast”).

•        Discussed with SKGR management and Webull’s management the status of current outstanding legal and environmental claims (if any) and confirmed that any potential related financial exposure had been properly disclosed.

•        Reviewed the industry in which Webull operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for Webull using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Webull specific information.

Additionally, for purposes of rendering the Updated Fairness Opinion, Houlihan, among other things:

•        Reviewed information provided by SKGR and Webull including, but not limited to:

•        Webull investor presentation, dated December 5, 2024;

•        Transaction framework including an illustrative source and uses table for the Transaction and an illustrative pro forma capitalization table for the Transaction;

•        Certain forecasted financial information dated December 6, 2024 (the “Updated Forecast” and together with the Original Forecast, the “Forecasts”), namely the forecasted revenue of Webull for the years ended December 31, 2024, December 31, 2025, and December 31, 2026.

In addition, Houlihan had discussions with SKGR management and SKGR’s advisors concerning the material terms of the Business Combination and Webull’s business and operations, assets, present condition, and future prospects, and undertook such other studies, analyses and investigations as Houlihan deemed relevant, necessary or appropriate.

In connection with its review, Houlihan relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SKGR or Webull, nor, except as stated herein, was it furnished with any such evaluation or appraisal. Houlihan further relied upon the assurances and representations from SKGR management that they were unaware of any facts that would make the information provided to Houlihan to be incomplete or misleading in any material respect for the purposes of the Fairness Opinions. SKGR management represented: (1) that it directed Houlihan to rely on the forecasted revenue of Webull for the years ended December 31, 2024, December 31, 2025, and December 31, 2026; (2) the Forecasts represent SKGR management’s good faith assessment of SKGR’s forecasted future financial performance pro forma for closing of its pending business combination with Webull (i.e., de-SPAC), and SKGR management has a reasonable basis for such an assessment; (3) Houlihan had no role whatsoever in the preparation of the Forecasts; (4) Houlihan was not asked to provide an outside “reasonableness review” of the Forecasts; and (5) SKGR did not engage Houlihan to audit or otherwise validate any of the Forecasts’ underlying inputs and assumptions; Houlihan has not assumed responsibility for any independent verification of this information nor has it assumed any obligation to verify this information. Nothing came to Houlihan’s attention in the course of the engagement which would lead Houlihan to believe that (i) any information provided to Houlihan or assumptions made by Houlihan are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan to use and rely upon such information or make such assumptions. For the inherent risks associated with the Forecasts, see “Risk Factors — Risks Relating to SKGR and the Business Combination — Webull’s Forecasts are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Webull’s actual operating results may differ materially and adversely from those projected”.

In connection with the preparation of the Fairness Opinions, Houlihan made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination. Houlihan’s Fairness Opinions are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of each Fairness Opinion. Except as described in the Updated Fairness Opinion,

Houlihan is under no obligation to update, revise, reaffirm or withdraw the February 2024 Fairness Opinion. Houlihan is under no obligation to update, revise, reaffirm or withdraw the Updated Fairness Opinion, or otherwise comment on or consider events occurring after December 12, 2024.

The following is a summary of the material financial and comparative analyses presented by Houlihan to the SKGR Board in its Updated Fairness Opinion dated December 12, 2024, in connection with Houlihan’s Updated Fairness Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan’s financial analyses described below is not a complete description of the analyses underlying its Updated Fairness Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Several analytical methodologies were employed by Houlihan in its Updated Fairness Opinion, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the conclusion reached in the Updated Fairness Opinion, Houlihan did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by Houlihan and in the context of the circumstances of the Business Combination. Accordingly, Houlihan believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan as support for, the conclusion set forth in the Updated Fairness Opinion.

The conclusions Houlihan has reached are based on all the analyses and factors presented in the Updated Fairness Opinion taken as a whole and also on application of its own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. Houlihan therefore gives no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Summary of Financial Analyses

In assessing whether the Business Combination is fair from a financial point of view to the Class A shareholders of SKGR, Houlihan compared the price per share at which the Class A shareholders may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan. If the fair market value per share pro forma for the Business Combination exceeds the redemption value ($11.32 per share), then the Business Combination is fair from a financial point of view to the Class A shareholders of SKGR.

Houlihan concluded that the Business Combination is fair from a financial point of view to the Class A shareholders of SKGR.

Webull’s Financial Projections and Analytical Methodologies

There are three primary approaches that have traditionally been used to estimate fair market value: the adjusted book value approach, the market approach (which includes the guideline public company method and the comparable transactions method), and the income approach, each as briefly described below.

Adjusted Book Value Approach.    The adjusted book value approach estimates fair market value based on the principle of substitution, assuming that a prudent investor would pay no more for an asset than the amount for which the asset or property could be reproduced or replaced, less depreciation from physical deterioration and functional and economic obsolescence, if present and measurable. This approach is typically considered appropriate for capital-intensive businesses, real estate holding companies, or other types of holding companies where the value of the entity is derived primarily from the underlying assets held by the entity and not from additional value added from labor or profitable use of the assets owned. This valuation approach may also be used to value companies that are in bankruptcy or liquidation, or those that are otherwise not considered a going concern. Because Webull operates as a going concern business and is not asset intensive, Houlihan did not utilize the adjusted book value approach in support of the Updated Fairness Opinion.

Market Approach.    The market approach references actual transactions of the asset to be valued, similar assets, or assets that can otherwise be used to infer the value of the subject asset. The application of methods within the market approach often requires identifying companies comparable to a subject company, observing transaction prices of those companies’ securities, deriving valuation multiples based on the ratio of such transaction prices to financial metrics (e.g., Revenue, EBITDA, Tangible Book Value, Book Value), and then applying selected valuation multiples to the subject company’s same financial metrics.

The Guideline Public Company Method is a valuation method within the Market Approach that involves identifying and selecting guideline public companies with financial and operating characteristics similar to the enterprise being valued. Once publicly traded peer group companies are identified, valuation multiples can be derived from the publicly traded market transaction data (stock prices), adjusted for comparability, and then applied to the financial metrics of the subject enterprise to estimate the value of the subject enterprise’s equity, total invested capital, or enterprise value (total invested capital less cash and cash equivalents). Houlihan was able to identify a sufficiently robust set of guideline public companies similar to Webull. Therefore, Houlihan utilized the Guideline Public Company Method of the Market Approach to support the Updated Fairness Opinion.

The Comparable Transactions Method is another commonly used method under the Market Approach. This valuation method involves determining valuation multiples from sales of companies with financial and operating characteristics considered reasonably similar to those of the company being valued and applying representative multiples to the financial metrics of the subject company to estimate value, similar to the Guideline Public Company Method. Houlihan was unable to identify a sufficiently robust set of transactions involving target companies considered reasonably similar to Webull for which publicly disclosed data was available to calculate and adjust valuation multiples. Therefore, Houlihan did not utilize the Comparable Transactions Method of the Market Approach in support of the Updated Fairness Opinion.

Income Approach.    The income approach is a calculation of the present value of the future monetary benefits expected to flow to the owner of the subject asset. A commonly applied methodology under the Income Approach is the Discounted Cash Flow (“DCF”) Method. Using a DCF analysis, value is indicated from all the future cash flows attributable to the firm or asset, discounted to present value at an appropriate required rate of return. Houlihan was provided with a three-year revenue forecast for Webull. Houlihan did not utilize the income approach in support of the Updated Fairness Opinion because available forecasted financials (consisting only of revenues from 2024 through 2026), were insufficiently detailed for calculating annual cash flows.

Guideline Public Company Analysis

Houlihan searched the universe of publicly traded companies for companies with operations that are similar to Webull and identified seven reasonably similar companies with operations in the U.S. and six reasonably similar companies with international operations. In selecting these guideline public companies, Houlihan searched for companies with similar business operations, size, prospects for growth, profitability and risk. Houlihan relied upon the guideline public company peer group presented in the table below.

Ticker	Name
U.S.
NasdaqGS:HOOD	Robinhood Markets, Inc.
NYSE:SCHW	The Charles Schwab Corporation
NasdaqGS:LPLA	LPL Financial Holdings, Inc.
NasdaqGS:IBKR	Interactive Brokers Group, Inc.
NasdaqGS:VIRT	Virtu Financial, Inc.
NasdaqGS:BGC	BGC Group, Inc.
NasdaqGS:COIN	Coinbase Global, Inc.
International
NasdaqGM:FUTU	Futu Holdings Limited
NasdaqGS:TIGR	UP Fintech Holding Limited
NasdaqCM:TOP	TOP Financial Group Limited
NasdaqCM:LGHL	Lion Group Holding Ltd.
TSE:8473	SBI Holdings, Inc.
ASX:HUB	HUB24 Limited

Houlihan considered applying multiples of Webull’s revenues, EBITDA, net income, and book value; however, based on Webull’s and the peer group’s business model and Webull’s early stage of development, Houlihan concluded that multiples of revenue were the most applicable in this instance.

Webull Corporation
Guideline Public Company: Multiples at Date of Value
As of December 9, 2024

Ticker	Company Name	Market Cap / Revenue LTM	2024F	2025F	2026F
U.S.					
NasdaqGS:HOOD	Robinhood Markets, Inc.	14.52x	12.94x	11.52x	10.45x
NYSE:SCHW	The Charles Schwab Corporation	7.96x	7.70x	6.91x	6.18x
NasdaqGS:LPLA	LPL Financial Holdings Inc.	2.08x	2.01x	1.72x	1.50x
NasdaqGS:IBKR	Interactive Brokers Group, Inc.	3.97x	3.84x	3.77x	3.53x
NASDAQGS:VIRT	Virtu Financial, Inc.	1.61x	2.05x	2.01x	1.94x
NASDAQGS:BGC	BGC Group, Inc.	2.07x	1.94x	1.76x	1.61x
NASDAQGS:COIN	Coinbase Global, Inc.	15.55x	13.69x	13.19x	13.25x
International					
NasdaqGM:FUTU	Futu Holdings Limited	11.62x	8.38x	7.24x	6.59x
NASDAQGS:TIGR	UP Fintech Holding Limited	5.24x	3.93x	3.90x	3.71x
NASDAQCM:TOP	TOP Financial Group Limited	7.79x	N/A	N/A	N/A
NASDAQCM:LGHL	Lion Group Holding Ltd.	N/A	N/A	N/A	N/A
TSE:8473	SBI Holdings, Inc.	0.88x	0.92x	0.93x	0.87x
ASX:HUB	HUB24 Limited	18.13x	17.17x	14.40x	12.57x
Max		**18.13x**	**17.17x**	**14.40x**	**13.25x**
75th Percentile		**12.34x**	**10.66x**	**9.38x**	**8.52x**
Mean		**7.62x**	**6.78x**	**6.12x**	**5.65x**
Median		**6.51x**	**3.93x**	**3.90x**	**3.71x**
25th Percentile		**2.08x**	**2.03x**	**1.89x**	**1.77x**
Min		**0.88x**	**0.92x**	**0.93x**	**0.87x**

Houlihan applied the multiple of forecasted CY2026 revenue which is $662.3 million given that Webull has experienced some strategic changes in 2023 and 2024 and will reach a more matured stage by the end of the period covered in the Forecasts.

In selecting multiples applied to Webull, Houlihan reviewed the growth expectations (as presented in the Forecasts provided by SKGR management), risk, and profit margins of Webull and the guideline public companies identified by Houlihan. Based on this information and other factors, Houlihan used professional judgment to select multiples that Houlihan believes reflect the relative comparability of Webull to the guideline public companies.

Certain factors suggest that Webull would trade at a premium to the guideline public companies, and other factors indicate it would trade at a discount. Ultimately, Houlihan placed significant weight on the projected growth of Webull and applied CY2026 multiples of 6.0x and 8.0x to estimate an indicated equity value range.

Based on the analyses described above, Houlihan calculated an indicated equity value range for Webull, prior to giving effect to the Transaction Adjustments (as defined below), of $4.0 billion to $5.3 billion.

Fairness Opinion Conclusion

To determine the indicated fair market value of the Surviving Company stock pro forma for the Business Combination, Houlihan started with the equity value of Webull determined using the Guideline Public Company method, (i) subtracted the estimated Business Combination expenses, (ii) and added cash in Trust Account ((i) – (ii) collectively, the “Transaction Adjustments”). Houlihan calculated an indicated equity value range for Webull, after giving effect to the Transaction Adjustments, of $4.0 billion to $5.3 billion.

Next, Houlihan subtracted the value of SKGR Public Warrants, private placement warrants held by Sponsor, and Incentive Warrants (as calculated by Houlihan using the Black-Scholes option pricing model). Houlihan then calculated the per share value based on shares outstanding at the close of the Business Combination. Finally, Houlihan added the Incentive Warrants value to estimate the valuation of consideration on offer to SKGR’s Class A shareholders pursuant to the terms of the Business Combination. These calculations indicated that the fair market value of the Surviving Company stock pro forma for the Business Combination is $8.93 to $11.92 per share. Since, as of December 12, 2024, the expected redemption value ($11.32 per share) was within this range, Houlihan determined that, as of December 12, 2024, the Business Combination is fair from a financial point of view to the Class A shareholders of SKGR.

Houlihan concluded that, as of December 12, 2024, and based upon and subject to the assumptions, conditions and limitations set forth in the written Fairness Opinion, the Business Combination is fair from a financial point of view to SKGR’s Class A shareholders. The Fairness Opinion was reviewed and unanimously approved by Houlihan’s fairness opinion committee.

Houlihan Conflict Disclosure and Fees

Houlihan, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Business Combination Agreement or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Business Combination Agreement or any of their affiliates. There is no current agreement between Houlihan, its principals, or affiliates and any party to the Business Combination Agreement or any of their affiliates providing for the provision of future services by Houlihan, its principals, or any of its affiliates to or for the benefit of any party to the Business Combination Agreement or any of their affiliates. Houlihan was engaged on a fixed fee basis. Houlihan’s fees to SKGR for services in connection with issuing the Fairness Opinions were $230,000. SKGR has agreed to indemnify Houlihan for certain specified matters in connection with Houlihan’s services relating to the Fairness Opinions.

Financial Projections

In connection with the approval of the Business Combination the SKGR Board reviewed projected revenues for CY 2024 of $498.6 million; CY 2025 of $670.2 million; and CY2026 of $886.7 million (collectively, the “Original Revenue Projections”).

In connection with the negotiation of the amendment to the Business Combination Agreement dated December 5, 2024, Webull has informed the SKGR Board that the Original Revenue Projections no longer reflect the view of Webull’s management about its future performance. SKGR continues to disclose the Original Revenue Projections because they were material to the decision of SKGR Board to approve the Business Combination. As of the date of this proxy statement/prospectus, Webull projects approximate revenue for CY 2024 of $390 million, CY 2025 of $510 million, and CY 2026 of $660 million (collectively, the “Updated Revenue Projections”). The decrease in projected revenue is largely due to (i) a decrease in Webull’s order flow rebates as a result of a shift in the composition of its customers’ transactions towards securities with narrower spreads, (ii) fully paid stock lending not being available to Webull’s omnibus accounts until August 2024, and (iii) certain new products taking longer to bring to market than anticipated. The Original Revenue Projections and Updated Revenue Projections were also provided to Houlihan for the purpose of rendering its Fairness Opinions, which opinions are materially related to the Business Combination.

Please see “Risk Factors — Webull’s Forecasts are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Webull’s actual operating results may differ materially and adversely from those projected.”

The Forecasts were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP with respect to forward looking financial information. As a private company, Webull does not, as a matter of course, make public projections as to future performance, revenues, earnings, or other results of operations, nor does it expect or undertake to do so in the future. The Forecasts were previously prepared and solely for internal reference, capital budgeting and other management purposes. The Forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual occurrence and business developments, and were not intended for third-party use, including by investors or equity or debt holders.

The Forecasts are being provided here solely to disclose information that was provided to the SKGR Board in connection with its evaluation of Webull and is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of Webull, SKGR or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date the Forecasts were generated, or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be erroneous, in each case, except as may be required under applicable law.

While presented with numerical specificity, the Forecasts were based on numerous variables and assumptions known to Webull at the time of preparation, many of which are inherently uncertain and beyond the control of Webull. The assumptions and estimates that Webull’s management believed to be material to the Forecasts included the following:

•        Projected 3-year revenues from 2024 to 2026 included in the Forecasts were based on numerous assumptions specifically considered for Webull’s different revenue streams, namely trading related revenues, interest related revenues, ancillary revenues and new business revenues.

•        Trading related revenues captured payments for order flow paid by market makers, commissions collected from retail customers, as well as ancillary fees such as OCC fees, exchange fees, FX fees that are charged to customers by subsidiaries of the Company. The projected trading related revenues were based on:

•        Equities trading revenue:    Webull Financial adopts a zero-commission model for equities trading within the US, consistent with the pricing model of other retail brokers in the US, and collects PFOF from market makers based on a percentage of notional value traded by customers. Webull Financial experienced a period of declining PFOF rates for equities, from approximately 2.2 basis points in 2022 to 1.6 basis points due to the narrowing of spreads in the equities market, as equities trading in the US was increasingly dominated by large cap technology stocks. The Company assumed PFOF rate for equities will remain at 1.6 basis points for the projection period as it anticipates PFOF rate to stabilize as market breadth is expected to improve starting in 2024. In markets outside of the US, subsidiaries of Webull do not employ a zero-commission model and charge customers commissions, ranging from 2 basis points to 20 basis points on notional value, which varies by market and is generally among the lowest commissions for brokers operating in that market. For the projection period, Webull assumed commission rates for equities trading by its non-US customers will average 2.5 basis points. To forecast the equities trading revenue, Webull further assumed that equities notional value traded on its subsidiaries’ platforms will increase to US$473 billion in 2024, US$641 billion in 2025, and US$828 billion in 2026, reflecting a 3-year CAGR of 31% from 2023 level. The projected growth in equities notional value is based on assumptions of continued growth in the customer bases and customer assets of Webull’s subsidiaries, both in the US and globally, and rebound in retail trading activity level. As the US stock market and retail trading activity began to pick up in fourth quarter of 2023 and early 2024 following two years of bear markets, Webull anticipated the favorable trend to continue especially against the backdrop of a strong US economy and expected rate easing cycle by the Federal Reserve following two years of unprecedented rate hikes and monetary tightening.

•        Options trading revenue:    Similar to equities, Webull Financial adopts a zero-commission model for options trading within the US, and collects PFOF from market makers based on the number of options contracts traded by customers. Webull Financial experienced a period of declining PFOF rates for options, from more than 50 cents per contract in 2022 to approximately 33 cents per contract in 2023 due to the narrowing of spreads in the options market, driven by a surge in retail trading in options linked to indices and short-dated options. Webull assumed PFOF rate for options of 30 cents per contract for the projection period as it anticipates PFOF rate to stabilize as market breadth is expected to improve starting in 2024. In markets outside of the US, subsidiaries of Webull do not have zero-commission model and charge customers commissions, ranging from 50 to 80 cents per contract, which varies by market and is generally among the lowest commissions for brokers operating in that market. For the projection period, Webull assumed commission rates for options trading by its non-US customers will average 55 cents per contract. To forecast the options trading revenue, Webull further assumed that the number of options contracts traded on its subsidiaries’ platforms will increase to 509 million in 2024, 641 million in 2025, and 819 million in 2026, reflecting a 3-year CAGR of 24% from 2023 level. The projected growth in options contracts traded is based on assumptions of continued growth in the customer bases of its subsidiaries, both in the US and globally, and continuing trend of strong retail participation in options trading. According to NYSE data, retail participation in options market trading rose sharply since the Covid-19 pandemic, peaking at 48% in July 2022, and has remained above 40% since then, well above pre-pandemic levels.

•        Interest related revenues captured interest income on customer cash, interest income on corporate cash, interest income from margin financing, and interest income from fully-paid stock lending (“FPSL”):

•        Interest income on customer and corporate cash:    Customer cash deposits with Webull’s subsidiaries are held in segregated accounts at various commercial banks. These customer cash generate interest income for Webull and the amount of interest income is a function of the customer cash balance and the interest rate that the banks pay for such deposits. The Forecasts assume steady growth in customer cash balance as Webull continues to acquire customers and grow customer assets, and gradual declining interest rates as the Federal Reserves is expected to begin cutting rates in 2024. Webull also earns interest on its own cash, which it primarily invests in the form of bank deposits and treasury securities. The Forecasts assume Webull’s own cash balance to grow by the amount of its earnings and profits while interest rate to decline over time.

•        Interest income from margin loan and FPSL:    Where Webull Financial provides margin loans to customers, it typically charges customers an interest rate at a fixed spread above its cost of funds, so the amount of interest income generated from margin loan business is less sensitive to the macro interest rate environment. For FPSL, the interest rate charged to customers is more related to the supply-demand dynamics of the specific stocks borrowed, and less dependent on the macro interest rate cycle. Therefore, Webull anticipates Webull Financial will earn similar spreads on margin loans and FPSL business during the projection period as it did in the past, and the amount of interest income will be primarily driven by customers’ margin loan and FPSL balances, which is assumed to grow in proportion to the growth of total customer assets over the projection period.

•        Ancillary revenues captured revenues generated from ancillary services such as advanced market data subscription, where Webull charges customers a monthly fee to get access to Level 2 market data (e.g., $2.99/month for Nasdaq TotalView access), OCC fees of approximately 2 cents per contract which Webull Financial collects from customers and passes on to the OCC, and FX related fees which Webull Financial earns when non-US customers exchange between local currencies and US dollars. Revenue forecast for these ancillary services are based on assumptions of continued growth in customer base and transaction volumes.

•        New business revenues captured revenues from new businesses that subsidiaries of Webull are expected to launch in the near future but have not yet launched at the time of preparation of the Forecasts, such as futures, event contracts and debit cards. As these are new businesses that have not launched, Webull does not have historical data it can reference. Instead, Webull based its revenue forecast for these new businesses on internally developed business plans and management’s best estimates using publicly available data. Combined revenues from all new businesses accounted for approximately 4% of the total revenues during the projection period.

Webull believes that the assumptions relating to the Forecasts were reasonable at the time the Forecasts were prepared, given the information Webull had at the time. However, important factors may affect actual results and cause the Forecasts to not be achieved. Such factors include, but are not limited to, risks and uncertainties relating to the businesses of Webull (including, among other things, its ability to achieve strategic goals, objectives and targets, its ability to execute product development and delivery plans, its ability to maintain and strengthen its brand, in each case, over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The Forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. Assumptions underlying the Forecasts may prove to not have been, or may no longer be, accurate. As a result, the inclusion of the Forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise indicative or predictive of actual future events. The Forecasts may not be realized, and actual results may be significantly higher or lower than projected in the Forecasts or otherwise differ materially from the Forecasts. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative, and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them. See “Risk Factors — Webull’s Forecasts are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Webull’s actual operating results may differ materially and adversely from those projected.”

The Forecasts are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Webull’s control. Webull has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including SKGR. Neither Webull’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Webull compared to the information contained in the Forecasts.

The prospective financial information included in this proxy statement/prospectus, including the Forecasts, has been prepared by, and is the responsibility of, Webull’s management. Neither Webull’s independent registered public accounting firm, KPMG LLP, nor any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information contained herein, including the Forecasts. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

THE FORECASTS ARE NOT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IN ORDER TO INDUCE ANY SKGR SHAREHOLDERS TO VOTE IN FAVOR OF ANY OF THE PROPOSALS AT THE EXTRAORDINARY GENERAL MEETING.

NONE OF SKGR, WEBULL AND ANY OF THEIR RESPECTIVE AFFILIATES INTENDS TO, AND, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, EACH EXPRESSLY DISCLAIMS ANY OBLIGATION TO, UPDATE, REVISE OR CORRECT THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE SUCH FORECASTS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FORECASTS ARE SHOWN TO BE INAPPROPRIATE OR ANY OF THE FORECASTS OTHERWISE WOULD NOT BE REALIZED.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Reasons for SKGR Board’s Approval of the Business Combination,” the SKGR Board concluded that the Business Combination met the requirements disclosed in the prospectus of the SKGR IPO with respect to SKGR’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.

Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination

When considering the SKGR Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Merger Proposal and other Proposals described herein, SKGR Shareholders should keep in mind that the Sponsor and SKGR’s directors and officers have interests in such proposals that are different from, or in addition to (and which may conflict with), those of SKGR Shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•        The fact that immediately following the Closing of the Business Combination, the Sponsor and its affiliates are expected to hold an aggregate of at last 2,484,464 Webull Class A Ordinary Shares on an as-converted basis, consisting of (i) up to 1,960,464 Webull Class A Ordinary Shares to be converted from SKGR Class B Ordinary Shares held by the Initial Shareholders, (ii) 524,000 Webull Class A Ordinary Shares to be converted from the Overfunding Loans, and up to 8,512,000 Webull Class A Ordinary Shares underlying the Webull Warrants to be converted from the SKGR Private Warrants (including the SKGR Private Warrants that may be converted from the Working Capital Loans) at the First Merger Effective Time, each entitling the Sponsor to purchase one Webull Class A Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate, would represent approximately 1.95% and 2.03% ownership interest in Webull following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis.

•        The fact that the Sponsor acquired 6,600,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, and an additional 192,000 SKGR Private Warrants at a purchase price of $1.00 per warrant, upon an over-allotment exercise on July 20, 2022.

•        The fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Founder Shares prior to the SKGR IPO, of which (i) 2,875,000 Founder Shares were surrendered and cancelled by SKGR prior to the SKGR IPO, (ii) 90,000 Founder Shares were transferred to independent directors of SKGR prior to the SKGR IPO, (iii) 510,000 Founder Shares were forfeited due to the failure of the underwriter to fully execute their over-allotment option; (iv) 1,279,536 Founder Shares will be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time in connection with certain Non-Redemption Agreements with unaffiliated third-party investors entered into in December 2023, and (v) up to 2,000,000 Founder Shares may be surrendered to SKGR and forfeited for no consideration immediately prior to the First Merger Effective Time pursuant to the Sponsor Support Agreement, as amended, and the Additional Non-Redemption Agreements. All of the remaining 1,870,464 Founder Shares are subject to certain transfer restrictions as described in this proxy statement/prospectus and such remaining Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $21.6 million, based on the most recent closing price of the SKGR Class A Ordinary Shares of $11.54 per share on December 2, 2024.

•        The fact that SKGR’s independent directors own an aggregate of 90,000 Founder Shares that acquired from the Sponsor at a purchase price of approximately $0.003 per share. The 90,000 Founder Shares held by such independent directors are subject to certain transfer restrictions as described in this proxy statement/prospectus and such Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $1.0 million, based on the most recent closing price of the SKGR Class A Ordinary Shares of $11.54 per share on December 2, 2024.

•        The fact that if the Business Combination or another business combination is not closed by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles), SKGR will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SKGR Public Shares for cash and, subject to the approval of its remaining shareholders and SKGR Board, liquidating and dissolving. In such event, the Founder Shares held by the Sponsor and SKGR’s independent directors, and the 6,792,000 SKGR Private Warrants held by the Sponsor (for which the Sponsor paid an aggregate of approximately $6.8 million) would be worthless because the holders of SKGR Class B Ordinary Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the SKGR Private Warrants will not be exercisable. If the Business Combination is not consummated, the Sponsor will forfeit an aggregate of up to 3,279,536 Founder Shares pursuant to the Non-Redemption Agreements and/or the Sponsor Support Agreement, assuming the Webull Class A Ordinary Shares to be issued to the Initial Shareholders are valued at $10.00, and further taking into account the Working Capital Loans extended by the Sponsor to SKGR and any net fees due, both of which will not be paid, the Sponsor could potentially lose approximately $20.9 million in the aggregate. In addition, the independent directors of SKGR could lose in the aggregate of $900,000 with respect to their Founder Shares. On the other hand, if the Business Combination is closed, each outstanding SKGR Ordinary Share will be converted into one Webull Class A Ordinary Share, and each SKGR Warrant will be converted into one Webull Warrant. Given (i) the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the purchase price of the SKGR Class A Ordinary Shares, (ii) the differential in the purchase price that the Sponsor paid for the SKGR Private Warrants as compared to the purchase price of the Public Warrants, and (iii) the substantial number of Webull Class A Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Founder Shares and/or SKGR Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Public Shareholders have a negative return on their investment.

•        The fact that if the Trust Account is liquidated, the Sponsor has agreed to indemnify SKGR to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.25 per SKGR Public Share and (ii) the actual amount per SKGR Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SKGR Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, by the claims of (1) any third party for services rendered or products sold to SKGR or (2) a prospective target business with which SKGR has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account.

•        The fact that the Sponsor may convert the Working Capital Loans into SKGR Private Warrants or SKGR Class A Ordinary Shares, and convert the Overfunding Loans into SKGR Class A Ordinary Shares, which will then be exchanged for Webull Warrants and Webull Class A Ordinary Shares, respectively, upon the consummation of the Business Combination. As of the date of this proxy statement/prospectus, an aggregate of $5,240,000 Overfunding Loans and an aggregate of $1,720,000 Working Capital Loans have been extended by the Sponsor to SKGR.

•        The fact that the Business Combination Agreement provides for the continued indemnification of SKGR’s current directors and officers and the continuation of directors and officers liability insurance covering SKGR’s current directors and officers.

•        The fact that Webull agreed to reimburse a portion of the monthly deposits and other legal expenses incurred by Sponsor in connection with the extraordinary general meeting of SKGR Shareholders to amend the SKGR Articles, and other operations of SKGR.

•        The fact that Webull agreed to indemnify, to the extent permitted by law, the Initial Shareholders against losses resulting from or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, any issuer free writing prospectus, any information of Webull that it has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any written communication (within the meaning of Rule 405 under the Securities Act) with investors, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

•        The fact that the Initial Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights following consummation of the Business Combination.

•        The fact that under the Sponsor Support Agreement, the Initial Shareholders are entitled to the Tax Indemnity.

•        The Initial Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights following consummation of the Business Combination.

•        The fact that in addition to these interests of the Sponsor and SKGR’s officers, directors and advisors, to the fullest extent permitted by applicable laws, the SKGR Articles waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SKGR Articles or in the future, and SKGR will renounce any expectancy that any of the directors or officers of SKGR will offer any such corporate opportunity of which he or she may become aware to SKGR. SKGR does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, SKGR does not believe that the waiver of the application of the corporate opportunity doctrine in the SKGR Articles had any impact on its search for a potential business combination target.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reorganization and recapitalization transaction. SKGR will be treated as the “acquired” company and Webull will be treated as the “legal acquirer” and “accounting acquirer” for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Webull issuing Webull Ordinary Shares at the Closing for the net assets of SKGR as of the Closing Date.

Webull has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Webull’s shareholders will hold a majority of the voting power of the combined company under both the no redemption and 100% redemption scenarios;

•        Webull’s operations will substantially comprise the ongoing operations of the combined company;

•        Webull’s shareholders will have the ability to nominate the majority of the members of the board of directors of the combined company; and

•        Webull’s senior management will comprise the senior management of the combined company.

Sources and Uses of Funds for the Business Combination

Under the Business Combination Agreement, the Business Combination will not be consummated unless all closing conditions are satisfied or, as applicable, waived. Assuming maximum redemptions by SKGR Public Shareholders and based on the assumptions set forth under the section of this proxy statement/prospectus titled “Frequently Used Terms and Basis of Presentation,” it is anticipated that the securities of Webull issued and outstanding immediately following the Closing would be worth approximately $6.9 billion.

As of the record date, SKGR had $            cash held in the Trust Account. SKGR intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned (less income taxes payable), to complete the Business Combination, after payment to SPAC Public Shareholders who have validly redeemed their SKGR Public Shares upon the consummation of the Business Combination. Any remaining amount will be held in a segregated bank account designated by Webull for its immediate use in accordance with the Business Combination Agreement.

To finance transaction costs in connection with the Business Combination, or in connection with additional deposits into the Trust Account to extend the time available to SKGR to consummate the Business Combination, the Sponsor has extended an aggregate of $5,240,000 Overfunding Loans and an aggregate of $1,720,000 Working

Capital Loans, and may extend additional Working Capital Loans in the future, to SKGR. The Sponsor may convert the Working Capital Loans into SKGR Private Warrants or SKGR Class A Ordinary Shares, and convert the Overfunding Loans into SKGR Class A Ordinary Shares, which will then be exchanged for Webull Warrants and Webull Class A Ordinary Shares, respectively, upon the consummation of the Business Combination.

SKGR and Webull have agreed to use commercially reasonable efforts to obtain PIPE financing from third-party investors and to consummate the PIPE Investment substantially concurrently with the Closing. Receipt of such PIPE financing is not a closing condition to the Business Combination Agreement. Although SKGR and Webull continue to work toward obtaining the PIPE financing on market terms, no subscription agreements have been entered into as of the date of this proxy statement/prospectus.

Regulatory Matters

The Business Combination Agreement and the Transactions are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for (i) filings and registration with the Registrar of Companies of the Cayman Islands and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Mergers contemplated by the Business Combination Agreement, (ii) the expiration or early termination of the waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act, and (iii) approval by FINRA of Webull Financial’s continuing membership application relating to changes in its structure as a result of the Business Combination.

As of the date of this proxy statement/prospectus, no merger filings under the Cayman Companies Act have been made. On the Closing Date, the Plan of First Merger will be filed with the Cayman Registrar of Companies to effect the First Merger, to be followed by the filing of the Plan of Second Merger to effect the Second Merger. Mr. Anquan Wang and Mr. Jun Yuan, the founders of Webull, each filed the required Notification and Report Forms under the HSR Act on March 20, 2024 and the 30-calendar day waiting period under the HSR Act expired at 11:59 p.m. on April 19, 2024, which means that all HSR waiting periods related to the Business Combination have expired. The continuing membership application submitted by Webull Financial was received by FINRA on May 7, 2024.

In addition, while completing any filing procedures with the CSRC or receipt of any approval from the CSRC is not a condition to the consummation of the Business Combination, Webull has voluntarily submitted filing application documents to the CSRC according to the Trial Measures and relevant supporting guidelines. It is uncertain whether Webull is required to, or will be able to, or how long it will take it to, obtain approval or complete the filing procedures and any such approval or filing could be rescinded. Any failure to obtain or delay in obtaining clearance of such approval or completing such filing procedures for this Business Combination or Webull’s proposed listing on Nasdaq, or a rescission of any such approval obtained or filing completed by Webull, would subject Webull to regulatory actions or other sanctions by the CSRC or other PRC regulatory authorities for failure to obtain required governmental authorization. See “Risk Factors — Risks Relating to SKGR and the Business Combination — The approval of, or submission of filings with, the China Securities Regulatory Commission, or the CSRC, may be required in connection with the Business Combination.”

Dissenters’ Rights

Holders of record of SKGR Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of SKGR Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its SKGR Ordinary Shares must give written objection to the First Merger to SKGR prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. The Business Combination Agreement provides that, if any SKGR Shareholder exercises dissenters’ rights then, unless SKGR and Webull elect by agreement in writing otherwise, the Business Combination shall not be consummated before the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act. SKGR believes that such fair value would equal the amount that SKGR Shareholders would obtain if they exercised their redemption rights as described herein. A SKGR Shareholder which elects to exercise dissenters’ rights must do so in respect of all of the SKGR Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of SKGR Shareholders — Dissenters’ Rights under the Cayman Companies Act.”

Holders of SKGR Ordinary Shares are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the dissenters’ rights under the Cayman Companies Act.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to the relevant parties in connection with the Business Combination:

•        SKGR:    The SKGR Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including, among others, the operational track-record of Webull, its experienced management team and strong financial condition, as compared with other opportunities for potential business combinations reasonably available to SKGR. The SKGR Board also considered the potential detriments of the Business Combination to SKGR, including, among others, the uncertainty with respect to the potential benefits of the Business Combination, and the risks and costs to SKGR if the Business Combination is not consummated, and various other risks associated with Webull’s business, operations and applicable regulations. For more information, see “ — Reasons for SKGR Board’s Approval of the Business Combination.”

•        Sponsor:    The Sponsor and its affiliates expect to receive substantial consideration in the Business Combination. Immediately following the Closing of the Business Combination, the Sponsor and its affiliates are expected to hold an aggregate of at least 2,484,464 Webull Class A Ordinary Shares on an as-converted basis, consisting of (i) 1,960,464 Webull Class A Ordinary Shares to be exchanged from SKGR Class B Ordinary Shares held by the Initial Shareholders, and (ii) 524,000 Webull Class A Ordinary Shares to be converted from the Overfunding Loans; and up to 8,512,000 Webull Class A Ordinary Shares underlying the Webull Warrants to be converted from the SKGR Private Warrants (including the SKGR Private Warrants that may be converted from the Working Capital Loans) at the First Merger Effective Time, each entitling the Sponsor to purchase one Webull Class A Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate, would represent approximately 1.95% and 2.03% ownership interest in Webull following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis. See “Summary of the Proxy Statement/Prospectus — Value of the Equity Stake to be Received by SKGR Shareholders in connection with the Business Combination.” In addition, the Sponsor faces potential detriments from the Business Combination, including the risk that if the Business Combination is not consummated, SKGR will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SKGR Public Shares for cash and, subject to the approval of its remaining shareholders and SKGR Board, liquidating and dissolving. In such event, the Founder Shares held by the Sponsor and SKGR’s independent directors, and the 6,792,000 SKGR Private Warrants held by the Sponsor (for which the Sponsor paid an aggregate of approximately $6.8 million) would be worthless. See “ — Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination.”

•        SKGR Public Shareholders:    The SKGR Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their SKGR Class A Ordinary Shares in connection with the consummation of the Business Combination. Non-redeeming SKGR Public Shareholders will have the opportunity to participate in the potential future growth of Webull, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by SKGR Board described in “ — Reasons for SKGR Board’s Approval of the Business Combination,” the various other risks associated with the Business Combination, the business of Webull as described in “Risk Factors,” the potential conflicts of interest described in “ — Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination,” and the potential material dilution they may experience as described in “Questions and Answers About the Business Combination and the Extraordinary General Meeting — Q: What equity stake will holders of SKGR Class A Ordinary Shares, SKGR Class B Ordinary Shares and Webull Ordinary Shares have upon completion of the Business Combination, and what effect will the potential sources of dilution have on the same?” SKGR Public Shareholders who choose to redeem their SKGR Class A Ordinary Shares have the opportunity to receive a pro rata portion of the cash held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. However, such redeeming SKGR Public Shareholders face the potential of not benefiting from any future growth in value of Webull following the Business Combination.

•        Webull:    In reaching its decision to approve the Transactions, including the Business Combination, the board of directors of Webull (the “Webull Board”) consulted with Webull’s management and advisors and considered a wide variety of factors, including the significant factors listed here as generally supporting its decision: greater liquidity for Webull shareholders as well as increased access to capital and an expanded range of potential investors for Webull as a public company; the synergies associated with anticipated cooperation between Webull and the SK platform; enhanced institutional visibility and credibility, as well as increased public market awareness of Webull and its business model; and the advantages of the Business Combination over a traditional IPO, including greater speed of execution and higher certainty of closing and less dilution of Webull’s existing shareholders. The Webull Board also considered a variety of risks and potentially negative factors, including the following: the possibility that the Transactions may not be completed on the terms or the timeline contemplated by Webull and SKGR or at all; the risk that the completion of the Transactions (or the failure to complete the Transactions) could negatively affect Webull’s future business and financial results; the potential risk of diverting Webull’s management’s focus and resources from operational matters and other strategic opportunities while working to implement the Transactions; and the additional costs and expenses that Webull will incur in connection with the Transactions and following the completion of the Transactions. The foregoing discussion of the factors considered by the Webull Board is not exhaustive and is intended only to reflect the principal factors considered by the Webull Board. In view of the wide variety of factors considered by the Webull Board in connection with its evaluation of the Transactions and the complexity of these matters, the Webull Board did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In consideration of the factors described above and the other factors, individual members of the Webull Board may have viewed factors differently or given different weights to these factors. After considering the various potentially positive and negative factors, including the foregoing, the Webull Board determined that, in the aggregate, the potential benefits of the Transactions outweigh the risks and uncertainties of the Transactions.

Resolutions to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that SK Growth Opportunities Corporation (“SKGR”)’s entry into the Business Combination Agreement, dated as of February 27, 2024 and as amended on December 5, 2024, by and among SKGR, Webull Corporation (“Webull”), Feather Sound I Inc. (“Merger Sub I”) and Feather Sound II Inc. (“Merger Sub II”), a copy of which is included as Annex A-1 and Annex A-2 to the accompanying proxy statement/prospectus, pursuant to which, among other things, Merger Sub I will merge with and into SKGR, with SKGR surviving the merger as the surviving entity (the “Surviving Entity”) and becoming a wholly-owned subsidiary of Webull, and immediately thereafter and as part of the same overall transaction, the Surviving Entity will merge with and into Merger Sub II, with Merger Sub II surviving the merger as the surviving entity (the “Surviving Company”) and remaining a wholly-owned subsidiary of Webull, which will become the parent/public company following the Business Combination, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby be approved, ratified and confirmed in all respects.”

Votes Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under the Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) shall not be presented to the holders of SKGR Ordinary Shares for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

Recommendation of the SKGR Board

THE SKGR BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SKGR ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL TWO — THE MERGER PROPOSAL

General

Assuming the Business Combination Proposal is approved, SKGR will cease to exist and consequent to the First Merger under Cayman Islands law. Holders of SKGR Ordinary Shares are being asked to authorize the First Merger and the Plan of First Merger. A copy of the Plan of First Merger is attached as Annex C to this proxy statement/prospectus.

Resolutions to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that (i) the Plan of First Merger, substantially in the form attached to the accompanying proxy statement/prospectus as Annex C, be authorized, approved and confirmed in all respects, that SK Growth Opportunities Corporation be and is hereby authorized to enter into the Plan of First Merger, and that the merger of Merger Sub I with and into SK Growth Opportunities Corporation, with SK Growth Opportunities Corporation surviving the merger as a wholly-owned subsidiary of Webull Corporation is hereby authorized, approved and confirmed in all respects.”

Votes Required for Approval

If the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting. The approval of the Merger Proposal will require a special resolution under the Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a majority of at least two-thirds of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The Merger Proposal is conditioned on the approval of the Business Combination Proposal, and vice versa. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting.

Recommendation of the SKGR Board

THE SKGR BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SKGR ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL THREE — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

General

If the Merger Proposal is approved and the Business Combination is to be consummated, in lieu of the SKGR Articles, the Amended Webull Articles and the Cayman Companies Act (as revised) will govern the rights of SKGR Shareholders.

As required by SEC guidance, to give shareholders the opportunity to present their separate views on important corporate governance provisions, SKGR is asking its shareholders to consider and vote upon and to approve on a non-binding advisory basis, by ordinary resolution, three separate proposals in connection with the adoption of the Amended Webull Articles. The shareholder vote regarding each of the Advisory Organizational Documents Proposals is an advisory vote, and is not binding on SKGR or the SKGR Board (separate and apart from the approval of the Merger Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, SKGR intends that the Amended Webull Articles will take effect upon the First Merger Effective Time (assuming approval of the Merger Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the SKGR Articles and the Amended Webull Articles. This summary is qualified by reference to the complete text of the SKGR Articles and the Amended Webull Articles, copies of which are attached to this proxy statement/prospectus as exhibit 3.3 and Annex B, respectively. All shareholders are encouraged to read the SKGR Articles and the Amended Webull Articles in their entirety for a more complete description of their terms.

	SKGR Articles	Amended Webull Articles
Proposal 3A – Authorized Shares Capital

The share capital SKGR is $999,999 divided into 9,000,000,000 SKGR Class A Ordinary Shares of a par value of US$0.0001 each, 999,000,000 Class B Ordinary Shares of a par value of $0.0001 each and 990,000 preference shares of a par value of US$0.0001 each.

The authorized share capital of Webull is $50,000.00 divided into: (i) 4,000,000,000 Webull Class A Ordinary Shares of par value of $0.00001 each, and (ii) 1,000,000,000 Webull Class B Ordinary Shares of par value of $0.00001 each.

Proposal 3B – Dual Class

Each holder of SKGR Class A Ordinary Shares is entitled to one vote per share and each holder of SKGR Class B Ordinary Shares is entitled to one vote per share on all matters submitted to them for a vote. SKGR Class A Ordinary Shares and SKGR Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of shareholders of Webull, except as may otherwise be required by law. There is no preference share in issuance.

Each holder of Webull Class A Ordinary Shares is entitled to one vote per share and each holder of Webull Class B Ordinary Shares is entitled to 20 votes per share on all matters submitted to them for a vote. Webull Class A Ordinary Shares and Webull Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of shareholders of Webull, except as may otherwise be required by law.

Proposal 3C – Provisions Related to Status a Blank Check Company	The SKGR Articles contain various provisions applicable only to blank check companies.	The Amended Webull Articles do not include provisions related to status as a blank check company, which no longer will apply upon consummation of the Business Combination.

Proposal 3A — Authorized Shares Capital

SKGR Shareholders are being asked to approve the adoption of the Amended Webull Articles to authorize the adoption of Webull’s authorized share capital, which consists of 4,000,000,000 Webull Class A Ordinary Shares and 1,000,000,000 Webull Class B Ordinary Shares.

In order to ensure that Webull has sufficient authorized share capital to issue shares in connection with the Company Capital Restructuring, the First Merger, and any future capital-raising activities, including the PIPE Investment, the SKGR Board has approved, subject to approval from SKGR Shareholders, that the Amended Webull Articles shall have an authorized share capital of 4,000,000,000 Webull Class A Ordinary Shares and 1,000,000,000 Webull Class B Ordinary Shares.

Proposal 3B — Dual Class

SKGR Shareholders are being asked to approve the adoption of the Amended Webull Articles to authorize to authorize a dual class structure, in which holders of Webull Class A Ordinary Shares will be entitled to one vote per share, and holders of Webull Class B Ordinary Shares will be entitled to 20 votes per share, on all matters properly submitted to Webull’s shareholders entitled to vote thereon.

Proposal 3C — Provisions Related to Status as Blank Check Company

SKGR Shareholders are being asked to approve the adoption of the Amended Webull Articles to authorize the removal of provisions related to SKGR’s status as a blank check company, which will no longer apply to SKGR upon consummation of the Business Combination, as SKGR will cease to be a blank check company at such time.

This summary is qualified by reference to the complete text of the Amended Webull Articles, a copy of which is attached to this proxy statement/prospectus as Annex B. All SKGR Shareholders are encouraged to read the Amended Webull Articles in its entirety for a more complete description of its terms.

Reasons for Amendments

Proposal 3A: Authorized Shares Capital

The principal purpose of the Advisory Organizational Documents Proposal 3A is to provide for an authorized capital structure of Webull that will enable it to have sufficient share capital to consummate the Business Combination and to continue as an operating company governed by the Cayman Companies Act (as revised). The SKGR Board believes that it is important for Webull to have available for issuance a sufficient number of authorized shares to support its growth and to provide flexibility for future corporate and financing needs.

Proposal 3B: Dual Class

The Amended Webull Articles provide that holders of Webull Class A Ordinary Shares will be entitled to one vote on each matter properly submitted to the shareholders entitled to vote. Holders of Webull Class B Ordinary Shares will have 20 votes on each matter properly submitted to the shareholders entitled to vote. Upon consummation of the Business Combination, Mr. Anquan Wang, one of the founders of Webull, through his Founder Holdco, will beneficially own all of Webull Class B Ordinary Shares, representing approximately             % of the aggregate voting power of Webull’s issued and outstanding share capital immediately following the Closing, assuming no redemption scenario, and approximately             % of voting power, assuming maximum redemption scenario. This dual class share structure provides the founders of Webull with the ability to influence the outcome of matters requiring shareholder approval.

Proposal 3C: Provisions Related to Status as Blank Check

The SKGR Board believes that the removal of certain provisions related to SKGR’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the SKGR Articles require that proceeds from the SKGR IPO be held in the Trust Account until a business combination or liquidation of SKGR has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Amended Webull Articles.

Resolutions to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the material differences between the SKGR Articles and the Amended Webull Articles as described in Proposals 3A-C in this proxy statement/prospectus be and are hereby approved and adopted.”

Vote Required for Approval

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding advisory vote, will require an ordinary resolution under the Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Organizational Documents Proposals.

The Advisory Organizational Documents Proposals are not conditioned on the approval of any other Proposal at the extraordinary general meeting.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on SKGR or the SKGR Board. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, SKGR intends that the Amended Webull Articles will take effect upon the First Merger Effective Time (assuming approval of the Merger Proposal).

Recommendation of the SKGR Board

THE SKGR BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SKGR ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL FOUR — ADJOURNMENT PROPOSAL

General

Holders of SKGR Ordinary Shares are being asked to adopt the Adjournment Proposal, if presented.

The Adjournment Proposal, if adopted, shall allow the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event shall SKGR solicit proxies to adjourn the extraordinary general meeting or consummate the Business Combination beyond the date by which it may properly do so under the SKGR Articles and the Cayman Companies Act. The purpose of the adjournment proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Interests of SKGR’s Directors, Officers and the Sponsor in the Business Combination.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, the SKGR Board may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Business Combination would not be completed.

Resolutions to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the extraordinary general meeting, be and is hereby approved.”

Votes Required for Approval

The approval of the Adjournment Proposal will require an ordinary resolution under the Cayman Companies Act and the SKGR Articles, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution.

Recommendation of the SKGR Board

THE SKGR BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SKGR ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT SKGR

Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or “SKGR” refer to SK Growth Opportunities Corporation prior to the consummation of the Business Combination.

Introduction

SKGR is a blank check company incorporated on December 8, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. SK Inc. (“SK”) is a leading global conglomerate based in the Republic of Korea with breadth and depth across a diverse array of industries spanning multiple continents. A wholly-owned subsidiary of SK is the anchor investor in the Sponsor. SK and its affiliated companies operate more than 125 businesses across the energy, life sciences, advanced materials, mobility, and semiconductors industries with over $130 billion in assets globally. For nearly 70 years, SK and its affiliated companies have grown through innovation, long-term partnerships, and a commitment to social value. In 2021, SK was ranked 129th on the Fortune Global 500 list.

SKGR reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on February 27, 2024, as further described in the section entitled “Proposal One — The Business Combination Proposal” in this proxy statement/prospectus.

On June 28, 2022, we consummated the SKGR IPO of 20,000,000 SKGR Units, at $10.00 per SKGR Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $12.0 million, of which $7.0 million was for deferred underwriting commissions. The underwriter was granted a 45-day option from the date of the final prospectus relating to the SKGR IPO to purchase up to 3,000,000 additional SKGR Units to cover over-allotments, if any, at $10.00 per SKGR Unit (the “Over-Allotment Option”). On July 20, 2022, pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option, SKGR sold an additional 960,000 SKGR Units, at $10.00 per SKGR Unit, generating aggregate additional gross proceeds of $9.6 million to us (the “Partial Over-Allotment Exercise”). On August 7, 2022, the remaining Over-Allotment Option expired unexercised. In connection with the SKGR IPO, the Initial Shareholders entered into a certain letter agreement on June 23, 2022, pursuant to which the Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of our initial business combination; and (ii) subsequent to our initial business combination (x) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their SKGR Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of SKGR Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination. Any permitted transferees will be subject to the same restrictions and other agreements of our Initial Shareholders with respect to any Founder Shares. The foregoing transfer restrictions is superseded by the transfer restrictions set forth in the Sponsor Support Agreement, to the extent that it is not terminated in accordance with its terms. See “Agreements Entered into in Connection with the Business Combination — Sponsor Support Agreement.”

On August 10, 2022, we announced that, effective August 15, 2022, SKGR Class A Ordinary Shares and warrants comprising each issued and outstanding SKGR Unit commenced trading separately under the ticker symbols “SKGR” and “SKGRW,” respectively. Holders of SKGR Units may elect to continue to hold SKGR Units or separate their SKGR Units into the component securities.

Simultaneously with the closing of the SKGR IPO, we consummated the private placement (the “Private Placement”) of 6,600,000 private placement warrants, at a price of $1.00 per private placement warrant in a private placement to the Sponsor, generating proceeds of $6.6 million. Substantially concurrently with the closing of the Partial Over-Allotment Exercise, we completed an additional private placement of 192,000 private placement warrants to the Sponsor (the “Additional Private Placement”) at a purchase price of $1.00 per private placement warrant, generating gross proceeds to the company of $192,000.

In addition, upon the consummation of the SKGR IPO on June 28, 2022, the Sponsor provided us with the first overfunding loan (the “First Overfunding Loan”) in the amount of $5.0 million to deposit in the Trust Account at no interest. In connection with the Partial Over-Allotment Exercise on July 20, 2022, the Sponsor provided us with the second overfunding loan (the “Second Overfunding Loan”; together with the First Overfunding Loan, the “Overfunding Loans”) in the amount of $240,000 to deposit in the Trust Account.

Upon the closing of the SKGR IPO and the Partial Over-Allotment Exercise, approximately $214.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the SKGR IPO, the Partial Over-Allotment Exercise, the proceeds of the overfunding loans and certain of the proceeds of the Private Placement and the Additional Private Placement, was placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

If we do not complete an initial business combination by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SKGR Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding SKGR Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On December 27, 2023, we held an extraordinary general meeting of shareholders (the “Extension Meeting”), to, among other things, amend our amended and restated memorandum and articles of association to extend the date by which we have to consummate a business combination from December 28, 2023 to September 30, 2024, or such earlier date as the SKGR Board may approve in accordance with the SKGR Articles (such amendment, the “Articles Amendment”). We, the Sponsor, and certain unaffiliated SKGR Shareholders entered into certain Non-Redemption Agreements in connection with the Extension Meeting and the Articles Amendment, pursuant to which such unaffiliated SKGR Shareholders agreed not to redeem (or to validly rescind any redemption requests on) 8,530,242 SKGR Class A Ordinary Shares. In exchange for the foregoing commitments not to redeem SKGR Class A Ordinary Shares, the Sponsor agreed to surrender to SKGR and forfeit for no consideration an aggregate of 1,279,536 SKGR Class B Ordinary Shares, and SKGR agreed to issue or cause to be issued to such SKGR Shareholders, for no additional consideration, an aggregate of 1,279,536 SKGR Class A Ordinary Shares, each in connection with SKGR’s completion of its initial business combination. In connection with the vote to approve the Articles Amendment, the holders of 10,903,403 SKGR Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.88 per share, for an aggregate redemption amount of approximately $118,642,864.

On September 27, 2024, we held an extraordinary general meeting of shareholders to, among other things, amend our amended and restated memorandum and articles of association to extend the date by which we have to consummate a business combination from September 30, 2024 to March 31, 2025. In connection with such shareholder vote, the holders of 323,637 SKGR Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.32 per share, for an aggregate redemption amount of approximately $3,663,464.

As of September 30, 2024, SKGR had $621,449 in cash and working capital deficit of approximately $6.8 million.

Effecting Our Initial Business Combination

Fair market value of Webull’s business

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of our assets held in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into the initial business combination. We will only complete such business combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. The SKGR Board has determined that this test was met in connection with the proposed Business Combination.

Sponsor consent right

In connection with the SKGR IPO, we agreed that we would not enter into a definitive agreement regarding an initial business combination without the prior written consent of the Sponsor. The Sponsor has consented to our entry into the Business Combination Agreement.

Voting restrictions in connection with extraordinary general meeting

The Initial Shareholders (including the Sponsor) have agreed to vote in favor of the Business Combination, regardless of how Public Shareholders vote.

Redemption rights for Public Shareholders upon completion of our initial business combination

We will provide Public Shareholders with the opportunity to redeem all or a portion of their SKGR Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account (net of taxes payable) divided by the number of then-outstanding SKGR Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.25 per SKGR Public Share and such amount is increased for each three-month extension by $0.10 to consummate an initial business combination. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming SKGR Public Shares, even if a SKGR Public Shareholder has properly elected to redeem its shares, if a business combination does not close.

The Initial Shareholders have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and SKGR Public Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the SKGR Articles (A) that would modify the substance or timing of our obligation to provide holders of SKGR Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of SKGR Public Shares if we do not complete our initial business combination within 24 months from the closing of the SKGR IPO or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

Limitations on redemptions

The proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all SKGR Public Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all SKGR Public Shares submitted for redemption will be returned to the holders thereof.

Redemption of SKGR Public Shares and liquidation if no initial business combination

If we do not complete an initial business combination by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SKGR Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding SKGR Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within such prescribed timeline. The SKGR Articles provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Initial Shareholders have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination within 24 months from the closing of the SKGR IPO to consummate a business combination although they will be entitled to liquidating distributions from the Trust Account with respect to any SKGR Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame.

The Initial Shareholders have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the SKGR Articles (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the SKGR Public Shares if we do not complete our initial business combination within 24 months from the closing of the SKGR IPO to consummate a business combination or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide our Public Shareholders with the opportunity to redeem their SKGR Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable) divided by the number of the then-outstanding SKGR Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any officer or director, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $621,449 held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. On February 27, 2024, Deutsche Bank Securities Inc. executed a letter to gratuitously waive its entitlement to the payment of any deferred discount held in the Trust Account with respect to this Business Combination. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per SKGR Public Share and (ii) the actual amount per SKGR Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SKGR Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriter of the SKGR IPO against certain liabilities, including liabilities under the Securities Act and liabilities related to our initial business combination. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.25 per SKGR Public Share and (ii) the actual amount per SKGR Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SKGR Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.25 per SKGR Public Share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriter of the SKGR IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.25 per SKGR Public Share to our Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the SKGR Public Shares if we do not complete our business combination by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles), (ii) in connection with a shareholder vote to amend the SKGR Articles (A) to modify the substance or timing of our obligation to provide holders of the SKGR Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the SKGR Public Shares if we do not complete our initial business combination by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Shareholders who redeem their SKGR Public Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles), with respect to such SKGR Public Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the SKGR Articles, like all provisions of the SKGR Articles, may be amended with a shareholder vote.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Officers and Directors

Our directors and officers are as follows:

Name	Age	Position
Richard Chin	60	Chief Executive Officer and Director
Derek Jensen	51	Chief Financial Officer and Director
Speaker John Boehner	74	Director
Martin Payne	55	Director
Michael Noonen	60	Director

Richard Chin has served as our Chief Executive Officer and director since our inception in 2021. From 2017 to 2021, Mr. Chin served as President at SK hynix and Head of Global Development Group (“GDG”). Under Mr. Chin’s leadership, GDG developed and executed inorganic growth strategies for SK’s affiliates in the United States, including mergers and acquisitions, strategic investments, and joint venture partnerships. Concomitant with SK’s continued expansion into the U.S., Mr. Chin has significantly accelerated SK’s brand presence in recent years through his oversight of SK’s external affairs activities, including regulatory affairs and public policy activities in the United States, leading dialogue with prominent public and private investors and spearheaded the marketing efforts to expand SK’s brand prominence in the U.S. and globally. Prior to that, Mr. Chin also served as Chief Executive Officer of SK hynix America from 2016 to 2017, Chief Marketing Officer of SK hynix (world’s second largest memory semiconductor company) from 2013 to 2016, and President of SK telecom Americas, a U.S. subsidiary of SK telecom from 2007 to 2012. As the President of SK telecom Americas, Mr. Chin developed the U.S. market entrance strategy for SK telecom and led the development of organic growth engine solutions, establishment of venture capital operations, and execution of inorganic strategies adjacent to the wireless telecom industry. Prior to heading SK telecom Americas, Mr. Chin held key executive positions at Motorola Inc., including Corporate Vice President in charge of business ventures and development from 2006 to 2007 and Corporate Vice President and Director of Global Product Marketing from 2005 to 2006 and other senior positions from 1999 to 2005. Prior to Motorola, he held senior positions at Searle Pharmaceuticals from 1997 to 1999 and The NutraSweet Company from 1991 to 1997. Mr. Chin has served as a director on the boards of Virgin Mobile USA, Inc. from 2008 to 2009 and Mobile Money Ventures LLC from 2008 to 2011. Mr. Chin received a BA in Economics from the University of Chicago and a JD from the John Marshall Law School at the University of Illinois at Chicago.

Derek Jensen has served as our Chief Financial Officer and director since our inception in 2021. From 2020 to 2021, Mr. Jensen served as the Vice President of Corporate Development of GDG, where he was responsible for sourcing and executing mergers and acquisitions and strategic investments for SK in the United States. Prior to this role, Mr. Jensen served as Vice President of Corporate Business Development at Magic Leap from 2018 to 2020, Vice President of Corporate Development and Head of M&A at GlobalFoundries from 2016 to 2018, Vice President of Corporate Development at Xperi (formerly Tessera Technologies) from 2015 to 2016. In addition, from 2017 to 2018, Mr. Jensen served as a director on the board of Ineda Systems Inc. Prior to his corporate development leadership roles, Mr. Jensen spent nearly a decade working in investment banking at Citigroup Global Markets Inc. (from 2010 to 2012), UBS Securities LLC (from 2006 to 2010), Deutsche Bank Securities Inc. (from 2004 to 2006) and Deutsche Bank AG (from 2002 to 2004) principally covering the semiconductor and electronics sectors. Mr. Jensen received an MBA in Finance and Economics from the University of Chicago Booth School of Business, an MS in Mechanical Engineering from the University of Illinois at Chicago, and a BME in Mechanical Engineering from the University of Minnesota.

Speaker John A. Boehner, has served as a member of our board of directors since the SKGR IPO. Speaker Boehner is the 53rd Speaker of the U.S. House of Representatives and since 2016 serves as a policy advisor at Squire Patton Boggs, a Washington D.C.-based law and public policy firm. He focuses on global business development and provides strategic advice and consulting on all aspects of domestic and international policy, drawing from his decades of experience both in business and at the highest levels of the U.S. government. Speaker Boehner served in the U.S. House of Representatives from January 1991 to October 2015, where he championed a number of major reforms as a Member of Congress and served as Speaker of the U.S. House of Representatives from January 2011 to October 2015, where he developed a reputation for bringing Republicans and Democrats together in support of major policy initiatives and forged strong relationships with business and government leaders throughout the world. Speaker Boehner currently serves on the board of directors of Acreage Holdings, Inc. since 2018, Titan Mining Corporation since 2018 and Augusta Gold Corp. since 2021. Speaker Boehner has also served on the board of directors of Reynolds America Inc. (NASDAQ: REYN) from 2016 to 2017 and Arizona Mining from 2017 to 2018. Prior to entering public service, he spent years running a small business representing manufacturers in the packaging and plastics industry. Speaker Boehner received a BA from Xavier University.

Martin Payne, has served as a member of our board of directors since the SKGR IPO. Mr. Payne has over 30 years of experience in executive and board positions across a mix of private and public global enterprises. Mr. Payne currently serves as the chairman of the board and chief executive officer of Stick and Rudder Films, an entertainment company since 2013 and as the chief executive officer of Comprehensive Clinical Solutions, a healthcare services company since 2016. Mr. Payne is also a founder of LucyRX, a healthcare services company, and has served on its board of directors since September 2023. In addition, Mr. Payne currently serves on the boards of Exponent Health (formerly HRGi Holdings Inc.) since 2017, and Astraius since 2020. Mr. Payne has also served on the board of Healthcare Services Acquisition Corporation (NASDAQ: HCAR) from 2020 to 2022, MedX from 2016 to 2019 and Comprehensive Clinical Solutions from 2016 to 2019. While serving in board leadership positions of Healthcare Services Acquisition Corporation, MedX, Comprehensive Clinical Solutions, and Exponent Health, Mr. Payne led strategic and operational transformation efforts, including the business combination of three diverse healthcare services companies now operating as Exponent Health, Inc., and the successful, oversubscribed IPO launch of Healthcare Services Acquisition Corporation, which raised over $330 million. Mr. Payne was formerly with Catalyst Health Solutions (formerly NASDAQ: CHSI), from 2008 to 2014, where he led the highly value-accretive M&A transactions and integrations of HospiScript, IPS, Total Script, InPharmative, Future Scripts, Walgreens Health Initiatives, and RegenceRx. Prior to his tenure with Catalyst, Mr. Payne served in executive leadership roles at Coventry Health Care (formerly NYSE: CVH) from 2005 to 2008, Hanger Orthopedic Group (NYSE: HNGR) from 2002 to 2005, and United Health Group (NYSE: UNH) from 1994 to 2000. Additionally, from 2000 to 2002, Mr. Payne ran European marketing and sales for American Electric Power (NASDAQ: AEP), and built and managed pharmaceutical manufacturing plants in the UK. Mr. Payne started his career in the Royal Navy as a helicopter pilot. Mr. Payne received a biological and medicinal chemistry degree (BSc Hons) from the University of Essex.

Michael Noonen, has served as a member of our board of directors since the SKGR IPO. Mr. Noonen has 25 years of experience leading technology businesses and is currently a board director with SES.ai (NYSE: SES). In addition, Mr. Noonen currently serves as the Chief Executive Officer of Swave Photonics. From February 2022 until September 2022, Mr. Noonen served as the Interim Managing Director of Sivers Semiconductor. From 2019 and prior to it being acquired by Sivers Semiconductor in 2022, he served as Chief Executive Officer of MixComm Inc., a millimeter wave semiconductor company. He previously served as board director of Energous (NASDAQ: WATT) from 2019 to 2021. Prior to that, from Mr. Noonen served as SVP Global Business Development at Rambus Incorporated (NASDAQ: RMBS) from 2018 to 2019, as Global VP Sales & Marketing at Silego Technology Inc. from 2016 to 2017 and as Interim CEO and on the board of directors of Ambiq Micro, Inc. from 2014 to 2016. Prior to that, Mr. Noonen served as the Chairman and co-founder of Silicon Catalyst from 2013 to 2015, the World’s first semiconductor incubator and EE Times 2015 Start-up of the Year. In 2013, he was elected to the Global Semiconductor Alliance Board of Directors and chairman of the board of Socle, an IC design services company in Taiwan, which was acquired by Foxconn. Previously, Mr. Noonen was Executive Vice President, Global Products, Design, Sales, & Marketing at GlobalFoundries from 2011 to 2013 and Executive Vice President, Worldwide Sales & Marketing, at NXP Semiconductors (NASDAQ: NXPI) from 2008 to 2011. Mr. Noonen has held executive product line, sales and marketing roles at National Semiconductor from 2001 to 2008, Cisco Systems from 1999 to 2001, and 8x8 from 1993 to 1999. He started his career at NCR Microelectronics teaching mixed-signal IC design. He received a BS in Electrical Engineering from Colorado State University and in 2012 was named the College of Engineering Distinguished Alumni of the Year. He completed the Directors’ Consortium (Stanford, University of Chicago, Dartmouth) Corporate Governance program. Mr. Noonen holds multiple patents in the areas of Internet telephony and video communications.

Number and terms of office of officers and directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the Nasdaq. The term of office of the first class of directors, consisting of Speaker Boehner, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Martin Payne and Richard Chin, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Michael Noonen and Derek Jensen, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by a majority of our directors.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office.

Our board of directors is authorized to appoint persons to the offices set forth in the SKGR Articles as it deems appropriate. The SKGR Articles provide that our officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director independence

Nasdaq listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Martin Payne, Speaker John Boehner and Michael Noonen are “independent directors” as defined in the Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the board of directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors.

Subject to phase-in rules and a limited exception, the rules of the Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit committee

We have established an audit committee of the board of directors. Michael Noonen, Martin Payne and Speaker John Boehner serve as members of our audit committee. Our board of directors has determined that each of Michael Noonen, Martin Payne and Speaker John Boehner are independent under the Nasdaq listing standards and applicable SEC rules. Michael Noonen serves as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Michael Noonen qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•        reviewing and approving all payments made to our existing shareholders, officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating committee

We have established a nominating committee of our board of directors. The members of our nominating committee are Martin Payne and Michael Noonen and Martin Payne serves as chairman of the nominating committee. Under the Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Martin Payne and Michael Noonen are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in a charter adopted by us in connection with our initial public offering, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board of directors needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board of directors members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation committee

We have established a compensation committee of our board of directors. The members of our compensation committee are Speaker John Boehner and Michael Noonen, and Speaker John Boehner serves as chairman of the compensation committee.

Under the Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Speaker John Boehner and Michael Noonen are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

None of our officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of interest

Under Cayman Islands law, directors owe the following fiduciary duties:

•        duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the SKGR Articles or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. The SKGR Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on one hand, and us, on the other.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Martin Payne	Astraius	Space Launch Vehicle	Independent Director
	Exponent Health	Healthcare Services	Vice Chair
	Stick and Rudder Films	Entertainment	Chief Executive Officer and Founder
	Comprehensive Clinical Solutions	Healthcare Services	Chief Executive Officer
	LucyRx	Healthcare Services	Founder and Director
Michael Noonen	Swave Photonics	Technology	Chief Executive Officer
	SES.ai	Energy	Director
Speaker John Boehner	Squire Patton Boggs	Law and Public Policy Firm	Policy Advisor
	Acreage Holdings, Inc.	Cannabis	Director
	Titan Mining Corporation	Mining	Director
	Augusta Gold Corp.	Mining	Director

____________

(1)      Potential investors should also be aware of the following other potential conflicts of interest:

•        Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

•        The Sponsor subscribed for Founder Shares prior to the completion of the SKGR IPO and has purchased SKGR Private Warrants in a transaction that closed simultaneously with the closing of the SKGR IPO.

•        The Initial Shareholders have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and SKGR Public Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the SKGR Articles (A) that would modify the substance or timing of our obligation to provide holders of the SKGR Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the SKGR Public Shares if we do not complete our initial business combination within 24 months from the SKGR IPO to consummate a business combination or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. Additionally, the Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the required time period, the private placement warrants will expire worthless.

•        The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of our initial business combination; and (ii) subsequent to our initial business combination (x) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their SKGR Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of the SKGR Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination (subject to certain limited exceptions). Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares.

•        With certain limited exceptions, the SKGR Private Warrants and the ordinary shares underlying such warrants, will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, the Sponsor, our officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with SK, the Sponsor, our officers or directors. In the event we enter into such a transaction, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our shareholders from a financial point of view. We are not required to obtain such an opinion in any other context but may obtain such an opinion as part of our due diligence and evaluation of an initial business combination. In the event we pursue an initial business combination with a company that is affiliated with SK, such transactions may be subject to local Korean laws and regulations that require, among other things, a filing and approval by local regulators.

Furthermore, in no event will the Initial Shareholders or any of our existing officers or directors, or their respective affiliates be paid by us any finder’s fee, consulting fee, or other compensation prior to, or for any services they render, in order to effectuate the completion of our initial business combination. We pay to an affiliate of the Sponsor $10,000 per month for secretarial and administrative support services, commencing as of the date that our securities were first listed on the Nasdaq. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval by an ordinary resolution under Cayman Islands law, being a resolution passed by holders of a simple majority of SKGR Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SKGR, and includes a unanimous written resolution. In such case, the Initial Shareholders have agreed to vote their Founder Shares and SKGR Public Shares, if any, in favor of our initial business combination.

Limitation on liability and indemnification of officers and directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The SKGR Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the SKGR Articles. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive officer and director compensation

None of our officers or directors have received any cash compensation for services rendered to us. We pay to an affiliate of the Sponsor $10,000 per month for secretarial and administrative support services, commencing as of the date that our securities were first listed on the Nasdaq. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. In addition, the Sponsor, our officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to the Initial Shareholders or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.

Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Initial Shareholders or their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

To the knowledge of our management, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Properties

We currently maintain our executive offices at 228 Park Ave S #96693, New York, NY 10003. We consider our current office space adequate for our current operations.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public shareholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Periodic Reporting and Financial Information

We registered SKGR Units, SKGR Class A Ordinary Shares and SKGR Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain and will continue to contain financial statements audited and reported on by our independent registered public accountants.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation or tender offer materials, as applicable, sent to shareholders. These financial statements may be required to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2023 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2012, or the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the completion of the SKGR IPO, (B) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the SKGR Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (C) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

SKGR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of SKGR’s financial condition and results of operations should be read in conjunction with SKGR’s financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. SKGR’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

SKGR is a blank check company incorporated on December 8, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on February 27, 2024, as further described in the section entitled “Proposal One — The Business Combination Proposal” in this proxy statement/prospectus.

Going Concern Consideration

As of September 30, 2024, SKGR had $621,449 in cash and working capital deficit of approximately $6.8 million.

SKGR’s liquidity needs prior to the consummation of the SKGR IPO were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares, and loan proceeds from the Sponsor of $300,000 under a promissory note, dated December 9, 2021 that was later amended on May 5, 2022 (the “Note”). SKGR repaid the Note in full upon closing of the SKGR IPO. Subsequent to the consummation of the SKGR IPO, SKGR’s liquidity has been satisfied through the net proceeds from the consummation of the SKGR IPO and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of SKGR’s founding team or any of their affiliates may provide SKGR with working capital loans (the “Working Capital Loans”) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants). On October 30, 2023, the Sponsor loaned $380,000 to SKGR and SKGR issued an unsecured promissory note in the total principal amount of up to $380,000 to the Sponsor. On March 1, 2024, the Sponsor loaned another $900,000 to SKGR and SKGR issued an unsecured promissory note in the total principal amount of up to $900,000 to the Sponsor. On September 27, 2024, the Sponsor loaned $440,000 to SKGR and SKGR issued an unsecured promissory note in the total principal amount of up to $440,000 to the Sponsor.

SKGR has incurred and expect to continue to incur significant costs in pursuit of SKGR’s acquisition plans. In connection with SKGR’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” SKGR has until March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles) to consummate a business combination. It is uncertain that SKGR will be able to consummate a business combination by this time, and if a business combination is not consummated by this date, then there will be a mandatory liquidation and subsequent dissolution of SKGR. As of September 30, 2024, SKGR had $1,720,000 in borrowings under the Sponsor Note.

SKGR’s management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about SKGR’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. SKGR’s management plans to address this uncertainty through the initial business combination as discussed above. There is no assurance that SKGR’s plans to consummate the Initial business combination will be successful or successful by March 31, 2025 (or such later date as may be approved by SKGR Shareholders in an amendment to the SKGR Articles). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

SKGR’s entire activity since inception up to September 30, 2024, related to SKGR’s formation, the preparation for the SKGR IPO, and since the closing of the SKGR IPO, the search for a prospective initial business combination. SKGR will not be generating any operating revenues until the closing and completion of SKGR’s initial business combination.

For the nine months ended September 30, 2024, SKGR had net income of approximately $2.2 million, which consisted of approximately $4.3 million in income from investments held in the trust account, offset by approximately $2.1 million in general and administrative expenses (of which $90,000 was for administrative expenses for related party).

For the nine months ended September 30, 2023, SKGR had a net income of approximately $6.1 million, which consisted of approximately $7.6 million in income from investments held in the Trust Account, offset by approximately $1.6 million in general and administrative expenses (of which $90,000 was for administrative expenses for related party).

For the year ended December 31, 2023, SKGR had a net income of approximately $8.1 million, which consisted of approximately $10.6 million in income from investments held in the trust account, offset by approximately $2.2 million in general and administrative expenses (of which $120,000 was for administrative expenses for related party) and approximately $0.3 million in fair value of shares pursuant to non-redemption agreement.

For the year ended December 31, 2022, SKGR had a net income of approximately $2.1 million, which consisted of approximately $2.8 million in income from investments held in the trust account and change in fair value of derivative liability for the over-allotment option of approximately $21,000, offset by approximately $717,000 in general and administrative expenses (of which $60,000 was for administrative expenses for related party).

Contractual Obligations

Shareholder and registration rights

Pursuant to a registration and shareholder rights agreement entered into on June 23, 2022, the holders of Founder Shares, SKGR Private Warrants, SKGR Class A Ordinary Shares underlying the SKGR Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans and extension loans (“Extension Loans”), and any SKGR Class A Ordinary Shares issuable upon the exercise of the SKGR Private Warrants and warrants that may be issued upon conversion of Working Capital Loans and Extension Loans, have registration rights to require SKGR to register a sale of any of the securities held by them. These holders are entitled to certain demand and “piggy-back” registration rights. However, the registration rights agreement provides that SKGR will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. SKGR will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting and advisory agreement

The underwriter of the SKGR IPO was entitled to an underwriting discount of $0.20 per SKGR Unit, or $4.0 million in the aggregate, paid upon the closing of the SKGR IPO. An additional fee of $0.35 per SKGR Unit, or approximately $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that SKGR complete a business combination, subject to the terms of the underwriting agreement.

SKGR also engaged CCM to provide consulting and advisory services to SKGR in connection with the SKGR IPO, for which it would receive: (i) an advisory fee of $400,000, paid upon the closing of the SKGR IPO, and (ii) a deferred advisory fee of $700,000 (payable solely in the event that SKGR complete the initial business combination). The underwriter has reimbursed a portion of their fees to cover for the fees payable to CCM.

In connection with the consummation of the Partial Over-Allotment Exercise, the underwriter and CCM were entitled to an additional fee of $192,000, paid upfront on July 20, 2022, and $336,000 in deferred underwriting and advisory commissions (net of the reimbursement from the underwriter to cover for the fees payable to CCM).

On February 27, 2024, Deutsche Bank Securities Inc. executed a letter to waive its entitlement to the payment of any deferred discount held in the Trust Account with respect to this Business Combination. DB was not provided, and will not be provided, from any source, any consideration in exchange for its waiver of its entitlement to the payment of the deferred underwriting commissions with respect to the Business Combination.

Administrative services agreement

On June 23, 2022, SKGR entered into an agreement with an affiliate of the Sponsor, pursuant to which SKGR agreed to pay such affiliate a total of $10,000 per month for secretarial and administrative support services provided to SKGR through the earlier of consummation of the initial business combination and SKGR’s liquidation. SKGR incurred $30,000 and $90,000 in such fees included as general and administrative expenses to related party for the three months and nine ended September 30, 2024, and $120,000 and $60,000 for the years ended December 31, 2023 and 2022, respectively. As of each September 30, 2024 and 2023, and December 31, 2023 and 2022, SKGR fully paid for such services.

In addition, the Sponsor and SKGR’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SKGR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SKGR’s behalf.

Critical Accounting Policies and Estimates

The preparation of the financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. SKGR has identified the following as critical accounting estimates.

Derivative financial instruments

SKGR evaluates its financial instruments, including equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For freestanding derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the statements of operations each reporting period. The classification of freestanding derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

SKGR evaluate embedded conversion features within convertible debt instruments to determine whether the embedded conversion and other features should be bifurcated from the debt host instrument and accounted for as a derivative in accordance with ASC 815.

SKGR accounted for SKGR Public Warrants and the SKGR Private Warrants in accordance with the guidance contained in ASC 815. Application of such guidance provides that the warrants are not precluded from equity classification. The warrants were initially measured at fair value. Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

The Over-Allotment Option was recognized as a derivative liability in accordance with ASC 815. Accordingly, SKGR recognized the instrument as a liability at fair value and adjusted the instrument to fair value at each reporting period. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares and the derivative liability was extinguished.

SKGR Class A Ordinary Shares subject to possible redemption

SKGR accounts for SKGR Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. SKGR Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable SKGR Class A Ordinary Shares (including SKGR Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within SKGR’s control) are classified as temporary equity. At all other times, SKGR Class A Ordinary Shares are classified as shareholders’ equity. SKGR Class A Ordinary Shares feature certain redemption rights that are considered to be outside of SKGR’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2024 and December 31, 2023 and 2022, 9,732,960, 10,056,597 and 20,960,000 SKGR Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of SKGR’s balance sheets.

SKGR recognizes changes in redemption value immediately as they occur and adjust the carrying value of the SKGR Class A Ordinary Shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the SKGR IPO, SKGR recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Recent Accounting Pronouncements

SKGR’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Off-Balance Sheet Arrangements and Contractual Obligations

As of September 30, 2024, SKGR did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

SKGR qualifies as an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. SKGR elected to delay the adoption of new or revised accounting standards, and as a result, SKGR may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, SKGR’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” SKGR is not required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the SKGR IPO or until SKGR is no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT WEBULL

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Webull and its subsidiaries.

Overview

Who we are

Webull is a leading digital investment platform built upon a next-generation global infrastructure. We strive to be the platform of choice for a new generation of investors by building an efficient, low-cost, and easy-to-use global investment platform. We distinguish ourselves from other investment service providers by offering a mobile-first user experience, a broad range of investment products and extensive functionality constructed to help our customers build wealth over time. We arm each customer with the tools they need to develop into what we refer to as an informed investor — one who understands the market and has the confidence to succeed as an investor. The Webull platform originally provided users free access to market data and analytical tools, but expanded to offer financial products when we launched brokerage services in the United States in May 2018. Since then, we have expanded to offer services in 14 markets across North America, Asia Pacific, Europe and Latin America, and today, the Webull App has been downloaded more than 40 million times and has over 22.1 million registered users globally.

Our goal is to make the tools, products, data, and analytics that have historically been accessible only to professional investors available to the retail investing community, and to deliver those tools through the retail investors’ preferred medium of trading — mobile. We built our platform to target the retail investor customer base. Legacy providers, despite having invested significantly in their technology, offer limited mobile functionality and are better suited for investors that prefer trading behind a computer. Digitally-native online investment platforms, meanwhile, provide a simplified mobile-based user experience but may not have the product depth or analytical tools to support informed investing.

Webull’s platform solves these pain points. We believe all investors, not just professional investors that can afford to pay for expensive subscriptions, should have access to advanced, real-time market data and news. We also recognize that investing decisions are based on insights and not information alone, so we provide tools to help users translate observations into actionable trade ideas. We also provide an open digital community fostering learning and the sharing of ideas, creating a virtual trading floor experience. Finally, we know today’s informed investors are not always trading from behind a desk, so we have enhanced the experience with a digital platform that fits elegantly on a mobile device, where customers can expertly research ideas, analyze data, execute trades and monitor their portfolios — the same as professional investors.

We believe Webull represents the future of retail investing and that we have differentiated ourselves from other offerings in the market. Our platform today is a venue where experienced and novice investors alike can develop the confidence and access the tools to grow their personal wealth. We offer the following features:

•        Mobile-First Interface and Competitive Pricing:    We offer our brokerage services with competitive pricing in every market where we operate, including zero-commission trading on U.S. equities and options for United States clients and low trading commissions in markets outside the United States, via an intuitive mobile-first interface.

•        Product Depth:    We provide a full suite of products tailored to the needs and preferences of both self-directed and passive investors. We support multiple asset classes, extended trading sessions, and global market access. We also developed wealth management offerings such as cash management, robo-advisor, and managed retirement accounts for those customers who prefer a more passive investment solution.

•        In-Depth Data and Analytic Tools:    We provide wide-ranging, in-depth market data and advanced analytical tools that allow users to make informed investing decisions.

•        Connected Webull Community:    Through our online Webull Community, we provide our users with a real-time direct connection to other investors, companies, and opinion leaders to facilitate learning, investing, and sharing.

•        Multi-Platform Interoperability:    Webull offers seamless interoperability to clients investing via mobile, tablet, web-based, and desktop devices. Our platform allows users to consolidate watchlists, conduct analyses, place orders, and manage positions across devices using the same Webull account.

Our customers are generally working professionals in their 30’s with some prior experience in investing. As of September 30, 2024, approximately 39% of our customers had “good” or “extensive” investing experience, and approximately 42% had “limited” experience, as self-reported by customers with funded accounts. Regardless of experience, we allow anyone to create a free account on Webull and access the information and analytical tools that will help them develop their investing abilities and grow their wealth. Our customers are loyal as demonstrated by an approximately 98% quarterly retention rate in the third quarter of 2024. We think of our customers as long-term partners, because our success depends on theirs.

We launched our broker-dealer services in the United States in May 2018. We chose the United States as a launching point because of the depth and complexity of its capital markets and the magnitude of its opportunity. The United States also allows us to anchor our “global but localized” value proposition given the connectivity of the markets. Within approximately two and a half years of launch, we grew to over one million funded accounts and $100 billion in cumulative trading volume. We subsequently expanded into a number of global markets, including Canada, Hong Kong, Singapore, Australia, Japan, and the United Kingdom, and are preparing to launch our business in additional markets in Europe and Latin America. We currently hold eleven broker-dealer licenses, approvals and/or registrations across the United States, Canada, Asia Pacific, Europe, and Africa.

We principally generate revenue from our brokerage business in the United States through an industry-standard process called payment for order flow, or PFOF, whereby a brokerage firm receives payments for directing orders to different wholesale market makers and exchange partners for trade execution, rather than from brokerage commissions charged to customers. In markets outside of the United States, we typically charge commissions directly to our retail customers.

We recognized revenues of $389 million in 2022 and $390 million in 2023. Our revenues were $305.6 million and $282.5 million for the nine months ended 2023 and 2024, respectively. In addition, we had net income of $50.1 million in 2022 and $5.8 million in 2023. We had a net loss of $33.8 million for the nine months ended September 30, 2024 as compared to net income of $19.4 million for the nine months ended September 30, 2023. The following charts set forth our key operating metrics. For detailed definitions of the metrics shown below, see “Frequently Used Terms.”

Our Market Opportunity

Global trading volume at the top 30 stock exchanges around the world has more than doubled since 2012 to reach approximately $145 trillion in 2022, according to data aggregated from these stock exchanges. Over the last several decades, meaningful industry reforms, including the introduction of electronic trading (1971), order handling (1997), decimal pricing (2000) and other advances have given rise to larger and more efficient capital markets.

Many of these changes have largely benefited institutional investors, while retail investors have been less impacted. However, retail investors, especially millennial and Gen-Z investors, represent a growing segment of the market and are set to benefit from income growth and generational wealth transfer in the coming years. For example, Americans in the “baby boomer” generation are expected to pass tens of trillion of dollars to their children over the next several decades. Additionally, recent changes to the macroenvironment, such as inflation and higher interest rates, have made younger investors increasingly concerned about wealth accumulation, which has put increased focus on financial markets and investing as a strategy to grow wealth. The recent introduction of investing through mobile apps has catalyzed a multi-billion-dollar generational shift in favor of digital investment platforms and supported the overall growth of retail investing by reducing costs and removing barriers to entry. We believe that the retail market is primed for the next great market share shift, which will be driven by the following key factors:

Mobile-First Investing

Today’s retail investors differ from prior generations in terms of preferences, habits, and sources of information. They often expect easily accessible mobile apps and interoperability across devices, while leveraging social media and messaging apps to communicate and share ideas, which contrasts with previous generations that relied upon phone calls, in-person broker interactions, periodicals, and websites. Mobile technology allows this generation’s retail investors to interact and communicate easily and efficiently, which has helped digital investment platforms quickly gain market share against traditional offline brokerages, computer-based and other direct platforms. According to 2021 FINRA surveys, 44% of all retail investors in the United States — and 78% of retail investors aged 18 to 34 — placed trades using a mobile app. This is a large increase compared to 2018, during which 30% of all retail investors in the United States and 59% of retail investors aged 18 to 34 placed trades using a mobile app. Furthermore, millions of additional retail investors today regularly engage with one or more trading platforms.

Accessibility of Financial Information

Digital penetration and API networks have made access to market data more widespread. This includes not only technical data, such as stock price, trends, relative value assessments and liquidity, but also operational and contextual data, such as historical performance, recent news, and research analysis. Formerly the competitive advantage of well-resourced trading desks and brokerage houses, a significant amount of this market data is now available for little-to-no cost. Our advanced features and functions are designed to help experienced and novice investors alike build wealth through informed investing.

Globalization of Retail Investing

The trends of increased retail participation and digital penetration are happening at a global level as the universe of investable assets available to retail investors has greatly expanded. The new generation of retail investors has increased demand for asset diversification and global investment allocation. Recent innovations such as fractional shares, alternatives and custom portfolios have focused on enabling widespread access and lowering entry barriers. Additionally, investors are diversifying their portfolio by entering into foreign markets, with U.S.-based investors trading foreign stocks and foreign retail investors trading U.S. stocks. Because of this, investors value a seamless cross-market trading experience on a single platform. Our strong market position in the United States has laid the foundation for a cross-market platform that will allow us to provide this trading experience to investors across the globe.

We believe that these three factors are driving a rapidly evolving global retail trading industry. For example, in the United States, retail contribution as a percentage of aggregate equity trading volume grew from approximately 15% as of 2019 to approximately 18% by the end of 2023, after reaching as high as 24% during 2021, as measured by notional volume according to Bloomberg Intelligence, and retail participation in options trading rose from approximately 35% from 2019 to well above 40% in 2023, as measured by total number of options contracts traded according to the New York Stock Exchange. Similar trends of increased retail participation are also observable globally. We believe these factors will continue to drive the retail trading industry, both in the United States and globally, for the foreseeable future. We see significant opportunities as the brokerage industry continues to undergo a massive transition away from legacy brokerages to digital investment platforms, such as Webull.

What Differentiates Us

We believe we are well-positioned to capitalize on these market trends because of the following strengths. However, we also face challenges in pursuit of our mission. For detailed discussion of the material challenges and uncertainties we face, see the section of this proxy statement/prospectus titled “Risk Factors.”

Appeal to Next-Generation Customers

We offer a mobile-first, digitally native platform. Our platform speaks the language of our customers and provides us with a distinct competitive advantage over legacy operators. We are deeply cognizant that the market and the needs of our customers are rapidly evolving, and we focus on delivering innovations to meet these changes and drive customer engagement. We have built interoperable mobile, tablet, desktop, and web apps to support our customers who increasingly want multi-platform accessibility. We pride ourselves on our ability to respond to changes in macro trends and customer demand, which, for example, led us to launch options trading in March 2020, fractional share trading in July 2021, and high yield cash-sweep products in April 2023 in response to higher interest rates. All of these initiatives have been well received by our customers, which in turn enables us to further attract, retain, and engage more customers.

Driven by our “learning, sharing, investing” philosophy, we provide our customers with educational resources to build their investing knowledge and make informed investment decisions. Wealth creation is a particular focus among retail investors, and our advanced features and financial product offerings help both experienced and novice investors achieve this over time. We attract new customers and expand existing customers’ wallet share by providing a seamless mobile experience with access to a variety of financial products, updated functions, investment education, and a connected Webull community. We believe that because our customers enjoy using our platform, they frequently recommend it to their family and friends, thus driving our organic growth. This strategy has enabled us to achieve exponential growth of our customer base, reaching one million funded accounts and $100 billion cumulative trading volume in approximately two and a half years since launching the Webull App in the United States, and empowers us to maintain sustainable growth in the future.

We also embed social media tools and user-generated content into our platform to foster a robust community of investors. Our Webull Community complements the financial products, market data, investing tools, and educational content we provide and in turn drives customer engagement and retention, which effectively fuels a loyal customer base with an average 98% quarterly retention rate for funded accounts. The Webull Community also enables customers to share experiences and help each other with routine customer support questions, which further enhances our operational efficiency.

Global Network and Local Execution

We believe that successful global expansion first requires robust local execution. Our global network brings together a team of passionate and experienced leaders with local market expertise and insights. We combine our local teams’ market insight and ability to confront problems and respond to changes quickly with a centralized technical network. We maintain that a truly global investment platform is one that operates a unified technology platform globally, yet at the same time, localizes the products and services to serve the needs of local customers, complies with the local laws and regulations and engages positively with the local community. Our management team has significant experience in all areas of the brokerage business and in interactions with other market participants, including liquidity providers, exchanges, and regulators. Our execution-driven culture enables us to deliver high quality investing capabilities to customers. Our proven track record of successful execution in the United States also provides us with a strong brand and a tested strategy for expansion into other markets. Since our initial launch in the United States, we have expanded into Canada, Hong Kong, Singapore, Australia, Japan, Thailand, Malaysia, and the United Kingdom, and are preparing to launch our business in additional markets in Europe and Latin America.

As we expand globally, we are committed to strict compliance with the local laws, regulations and rules that regulate the brokerage industry. Currently, we have obtained broker-dealer licenses, approvals and/or registrations in the United States, Canada, Hong Kong, Singapore, Indonesia, Malaysia, Thailand, Australia, Japan, the United Kingdom, South Africa, and the Netherlands, and will continue to obtain and maintain necessary licenses, approvals and/or registrations across the world to achieve our global vision. We believe a global footprint will enable us to capture the significant potential of underserved markets, increasing our total addressable market and driving sustainable growth in the future.

Our management team and shareholder group are as global and diverse as our ambitions. Our leadership team has tremendous experience in technology and financial services across different markets, and we are supported by a group of leading global investors from the United States, Europe, and Asia, including General Atlantic, Coatue Management, Lightspeed Venture Partners, and RIT Capital Partners.

Technological Excellence Supporting Seamless Global Deployment

Our platform is designed to be seamlessly deployed across multiple markets. We maintain multiple data centers and store and encrypt all user data locally, while delivering convenient cross-market investment capabilities to our global user base in all locations. This is supported by a critically important and differentiated back-end IT infrastructure based on a hybrid cloud management platform and container technology. In pursuit of global deployment, our infrastructure is designed to be lightweight and portable, which equips us with the agility and flexibility to shift workloads from on-site to public or private cloud infrastructure and to leverage additional capacity from the cloud services. Utilizing these features, we can easily deploy our infrastructure locally in seven days or less, significantly improving the scalability of our business, and run our business at different locations and in a synchronized manner. For example, in January 2021 the scalability driven by our cloud-based platform and container infrastructure allowed us to open more than 240,000 accounts and process over 2.6 million trades in a single day. In addition, as our proprietary container technology packs workloads, comprised of applications and underlying technological architecture, into a virtual “container” so that it can be run with isolated dependencies, it brings flexibility to dynamically improve storage capacity and accommodate unexpected surges in application or network traffic. Even during the extreme market volatility in 2021, our system maintained an availability rate of over 99.9%.

We also have robust controls in place to defend our platform and customers from fraud, identity theft, and other cybersecurity threats. Protecting a platform and its customers from fraud, identity theft, and other cybersecurity threats is essential for maintaining trust and ensuring a secure operating environment. We employ anti-fraud systems to detect unusual patterns and behaviors indicative of potentially fraudulent activities and monitor to identify and respond to suspicious activities in real time. Neither we nor our clearing partner have purchased insurance to cover customers losses from fraud or theft. Our infrastructure design provides us with flexible operating automation both during trading hours and after-market hours, enhancing our user experience while optimizing operating efficiency. We take pride in our pursuit of perfection and release frequent upgrades to our platform both proactively and based on user feedback. Our users have given the Webull mobile app a 4.7 rating in the U.S. iOS App Store and Google Play Store as of September 30, 2024.

Our Growth Strategies

We have planned our growth and global expansion across three stages: (i) a trading tools stage in which we provide market data and self-directed trading tools to investors; (ii) an investment platform stage in which we offer more products and services in addition to self-directed trading, such as wealth management, to help customers grow their wealth over-time; and (iii) a comprehensive financial services platform stage in which we will expand into other financial services categories, to become the one-stop financial services solution for our customers. We are currently in our second stage of development and are transitioning our business toward the third stage. To accomplish that, we are pursuing the following initiatives.

Grow and Increase the Engagement of Our Retail Customer Base.    We will continue to focus on growing our customer base and marketing our products towards our target demographic of young, informed retail investors. We will also improve customer engagement with our socially connected Webull community and excellent user experience. With a growing customer base and deeper user engagement, we expect to further enlarge our market share, increase our customer assets, and improve our unit economics.

Broaden Our Product and Service Offerings.    We aspire to expand our current self-directed trading platform into a one-stop investment platform for retail customers. On the trading side, by transitioning into a carrying broker in the United States, we expect to offer more products and services to improve customer experience and enhance our monetization capabilities. We will also promote our investing platform as a gateway to broader financial services and build up our capabilities in wealth management services to help diversify our revenue streams. We launched our robo-advisor services recently and are proactively striving to unleash the potential of this business.

Continue Our Global Geographic Expansion.    The Webull App has been downloaded more than 40 million times and has over 22.1 million registered users globally, and we are primed for additional expansion and success globally. Our proven execution capabilities, quality platform built on a global infrastructure, and high operating leverage position us well to further drive our global vision. We will continue to grow our operations in Canada, Hong Kong, Singapore, Australia, Japan, Malaysia, Thailand, and the United Kingdom, and are preparing to launch our business in other markets in Europe and Latin America.

Continue to Invest in Technology.    We will continue to invest in and upgrade our technological infrastructure to maintain our current competitive advantage and facilitate our development of new products and expansion into new markets. In particular, we are proactively engaged in exploring practical applications and integrations of the latest AI technologies, including Generative AI, into our core business operations, from risk management and fraud detection to more personalized content curation, to stay a step ahead of the technology adoption curve.

The Webull Informed Investor

The Webull platform is designed with the informed investor in mind. An informed investor is armed with the information needed to make investment decisions that will lead to the long-term accumulation of wealth. An informed investor understands the various investment products available and how each product may impact their risk exposure and investment outcomes. The informed investor has access to tools that allow them to evaluate investment opportunities and uses those tools to select investments that will help them progress towards their investment goals. An informed investor reads financial news and the opinions of other investors, and participates in investing discussions with like-minded investors and the companies they are considering investing in. The informed investor is an educated investor.

We provide advanced features, functions and products designed to elevate all of our customers into informed investors. We give our customers the tools to create and execute informed investment strategies, setting the foundation for durable customer relationship. We are committed to investor education and believe our platform provides retail investors with a specialized and effective resources to learn about investing and build confidence — establishing a foundation for a lifetime of active and informed investing.

We believe that the new generation of investors wants to become informed investors. They are our target customers because we believe they are an underserved market segment that is poised for tremendous growth in the future. Additionally, all customers desire to build long-term wealth accumulation, and we believe that as they become informed investors through using our products and services they will develop loyalty to our platform. Our customers tend to be younger and more digitally native compared to the customers of traditional brokerages, and they require a differentiated and mobile-first engagement strategy.

Nurturing Informed Investors

We believe that every retail investor should be empowered with the resources needed to become an informed investor. We strive to make our platform a comprehensive learning resource. Account creation on Webull is free, and anyone who creates an account can access many of the analytics and tools we provide for free. While our core product set is designed to meet the more sophisticated demands of the informed investor, many of our features and functions also cater to novice investors. Our comprehensive market data is intuitive and easily customizable; our educational resources focus on simplifying rather than complicating investment decision making; and our community offers a forum for investors to learn and benefit from the experience of others.

To give our customers the opportunity to test new strategies, we offer a free virtual trading service. Customers may “paper trade” any of the securities available on the Webull platform in a simulated, risk-free environment. Over 45% of our registered users have participated in virtual trading as of September 30, 2024. We believe our virtual trading tool encourages our customers to further engage with our platform, learn about investing through our advanced analytics tools, and become more knowledgeable about investing.

We believe that the investor education resources and market data tools that we make available through our platform are valuable to new investors and experienced investors alike, and that the depth of our platform and sophistication of the educational resources and market data tools we offer makes Webull an attractive choice for investors. We regularly refresh our platform and add new tools that are impactful to our customers to ensure that our offerings are up-to-date and responsive to investor needs.

Our Customers Drive Product Development

We are dedicated to perfecting our global platform, in part through listening to our customers’ feedback on our products and services. This has included developing new product offerings, such as options, fractional shares, robo-advisor solutions, and competitive cash-sweep products, which we launched in March 2020, July 2021, March 2023, and April 2023, respectively. All of these initiatives have been well received by our customers.

To ensure that we remain the most convenient and seamless investment platform on the market, we offer upgrades to our platforms every week. Every year for the past seven years, we have completely revamped the Webull platform with improved designs, features and functions. While we believe we have the most comprehensive and intuitive platform on the market, we will continue upgrading our platform so we can ensure we offer our customers the best investing experience.

Investing through the Webull Platform

In markets where we are licensed as broker-dealers, we offer customers the ability to open a brokerage account with the local Webull brokerage subsidiary, and place self-directed trades through their brokerage account on the Webull platform. We have designed order placement to be simple and intuitive. Customers place trades by identifying the security they wish to trade and the size of the trade. The trade execution process is entirely electronic, online and automated. Orders placed by our customers are automatically validated by our system and passed on to our market makers and liquidity providers for execution. From the customer’s perspective, the process is seamless as we handle all customer communications and touchpoints, including delivery and receipt of funds.

As a result of the operational efficiencies afforded by our technology and streamlined operations, and to make investing accessible to all, we were among the first brokerages in the industry to offer zero commission trading for U.S.-based equities, ETFs, and options, a service which has since become the industry standard. Due to differences in regulatory requirements and cost structure, we do not offer zero commission trading outside the United States, but our commission rates are typically among the lowest of local brokerage firms. We also pass through additional fees and commissions charged by the local governments, exchanges and certain other regulatory agencies.

In the U.S., we offer full extended hours trading, including pre-market (4:00 a.m. to 9:30 a.m. ET) and post-market (4:00 p.m. to 8:00 p.m. ET) sessions, which provides additional trading windows not typically available to retail investors. We also recently began offering 24-hour trading to cater to customers, such as those living in Asia, who prefer to trade during traditionally non-trading hours.

While we are currently licensed in twelve different markets around the world, we primarily offer trading in U.S.- and Hong Kong-listed securities. In the United States, we work with Apex Clearing Corporation, or Apex Clearing, as our clearing partner to clear and settle all stock and securities trades. Historically, all of our U.S. client accounts were introduced to Apex Clearing on a fully disclosed basis. In 2022, we began migrating U.S. accounts to an omnibus clearing arrangement, under which the customer’s account would be held by Webull Financial as carrying broker on an omnibus basis and cleared through Apex Clearing as our omnibus clearing broker. By the end of 2023, most of our U.S. accounts had been migrated to an omnibus clearing arrangement. Apex Clearing is indirectly owned by PEAK6 Investments LLC, which also owns 100% of the equity interests in PEAK6 Group LLC, which is a minority shareholder of Webull Corporation. For trading of U.S.-based equities, options, and ETFs, we route orders to market makers and liquidity providers for execution, and the trades are cleared by Apex Clearing via its API. Customers’ securities are held in the customers’ Webull brokerage accounts either in their own name or in an omnibus account held at Apex Clearing. For trading of Hong Kong-listed securities, we pass trade instructions from our customers to the Hong Kong Stock Exchange through our self-developed trading facilities, and trades are settled over Hong Kong’s Central Clearing and Settlement System, or the CCASS, by Webull Securities Limited, or Webull Securities HK, as a clearing participant. Customers’ securities are held in an omnibus account at the CCASS. In the markets where we operate, we act as an agent, and not as a principal, in all the trading services that we provide to our customers.

The identities of the market makers and liquidity providers through whom we routed orders for execution in 2022 and 2023, and their revenue contribution for the respective year, are as follows:

Market Maker/Liquidity Provider	Percentage of Consolidated Revenue
For the year ended December 31, 2022
Citadel	22.7%
DASH Financial Technologies	14.0%
Virtu	8.7%
Simplex	7.80%
Susquehanna	7.0%
Jane Street Capital	5.2%
Others	6.5%

For the year ended December 31, 2023
DASH Financial Technologies	23.3%
Susquehanna	10.2%
Citadel	6.8%
Virtu	5.1%
Others	6.4%

Under the terms of a Fully Disclosed Clearing Agreement, Apex Clearing provides clearing services to Webull Financial on a fully disclosed basis. The material terms of this agreement are as follows:

•        Webull Financial is generally responsible for verifying the identity of each prospective customer, obtaining and verifying all required documentation and materials in respect of each customer, and approving applications for new accounts by prospective customers, provided, that Apex may reject or terminate any account in its sole discretion;

•        Apex Clearing may, in its sole discretion, permit customers of Webull Financial to purchase securities on margin; provided that Webull Financial has satisfied requirements for the extension of credit by Apex Clearing, including furnishing to Apex Clearing a margin agreement and consent to loan of securities executed by the customer;

•        Apex Clearing will receive and deliver all funds and securities in connection with transactions for the accounts of customers at Webull Financial in accordance with the customers’ instructions to Webull Financial, and act as custodian for securities in the accounts of customers at Webull Financial;

•        Apex Clearing will maintain books and records on a basis consistent with generally accepted practices in the securities industry, and will prepare and transmit to customers of Webull Financial periodic account statements, transaction confirmations, and other information regarding their account;

•        Apex Clearing will collect any applicable commissions on behalf of Webull Financial from customers of Webull Financial; Webull Financial will pay Apex Clearing fees for providing clearing services; and

•        Webull Financial indemnifies Apex Clearing and specified related persons from certain claims in connection with the Fully Disclosed Clearing Agreement.

Under the terms of an Omnibus Clearing Agreement, Apex Clearing provides clearing services to Webull Financial on an omnibus basis. The material terms of this agreement are as follows:

•        Apex Clearing will execute orders if requested by Webull Financial, provided, that Apex may reject any transaction in its sole discretion;

•        Webull Financial will generally be responsible for ensuring that transaction in and activities related to any accounts it holds with Apex under the Omnibus Apex Clearing Agreement comply with applicable law;

•        Apex Clearing may, in its sole discretion, permit customers of Webull Financial to purchase securities on margin; provided that Webull Financial has satisfied requirements for the extension of credit by Apex Clearing, including furnishing to Apex Clearing a margin agreement and consent to loan of securities executed by the customer;

•        Apex Clearing will receive and deliver all funds and securities in connection with transactions for accounts of Webull Financial in accordance with Webull Financial’s instructions, and act as custodian for securities in such accounts;

•        Apex Clearing will maintain books and records on a basis consistent with generally accepted practices in the securities industry, and will prepare and transmit to Webull Financial periodic account statements, transaction confirmations, and other information regarding any accounts of Webull Financial;

•        Webull Financial will pay Apex Clearing fees for providing clearing services;

•        Webull Financial indemnifies Apex Clearing and specified related persons from certain claims in connection with the Fully Disclosed Clearing Agreement; and

•        Webull Financial may participate in Apex Clearing’s fully-paid securities lending program.

Our Financial Products and Services

We offer our customers access to a variety of financial products to help them meet their investment goals. Our informed investors understand that different products can each serve a distinct purpose in their investment portfolios, and we provide educational materials to help them understand how to best take advantage of the products we offer. Our goal is to become a full-service investment platform offering our customers in all of the markets where we operate the financial products necessary to take control of their financial future and achieve their long-term wealth accumulation goals.

We currently offer the products listed below in the United States, our largest and most developed market. Over time, we hope to expand the breadth of financial products that we offer in all of our markets.

•        Equities and ETFs.    Our platform allows our customers to invest in U.S.-listed stocks, exchange traded funds, or ETFs, as well as American Depository Receipts. We offer customers various order types, charting functionality, and technical market data, including historical prices and valuation data that allow our customers to quickly access the markets in an efficient manner. We provide extended hours trading of certain individual stocks and ETFs.

•        Fractional Shares.    We offer fractional share trading for U.S.-listed stocks and ETFs on our Webull App, which allows our customers to invest in fractions of a share of a stock or ETF instead of buying or selling whole shares. Through our fractional share trading service, customers can purchase fractional shares for as little as 1/100,000 of a share or $5.00. Fractional trading enables our customers to diversify their investments regardless of their portfolio, removing barriers to investing in higher-priced stocks, though we only allow trading in fractional shares for a select number of stocks or ETFs. Eligible customers can trade fractional shares with no commission or minimum deposit requirements, and no account management fees or inactivity fees.

•        Options.    We offer trading multiple-listed stock options, ETFs and index options, which gives our customers a range of options products to meet their investment objectives with varying risk tolerances. Customers can use options to diversify their investment portfolio, hedge market risk or place directional “bets” efficiently from our platform into the marketplace.

•        Futures.    We launched our futures offering in March 2024. We provide access to 67 futures contracts across various sectors, including stock index, agriculture, currency, interest rates, metals, and energy. We offer a variety of contract sizes, including micro and mini contracts, to meet the varying need of our investors trading profiles, risk tolerances and account sizes.

•        Cash Sweep.    We offer cash sweep products to our customers, allowing them to earn interest on uninvested brokerage cash that we sweep to our partner banks. The interest earned compounds daily and is then paid out by the partner banks monthly, with customers able to track how much they’ve earned directly within our app. Cash deposited at these banks is eligible for Federal Deposit Insurance Corporation insurance, giving our customers peace of mind that their cash is protected as it earns a competitive return.

•        Smart Robo-Advisor.    We provide robo-advisor services through Webull Advisors, our U.S. investment advisor entity. A robo-advisor is a tool that develops individualized portfolios on behalf of our customers using the information they provide about their investment objectives. Personal preferences, such as financial goals, investment timeline, and risk tolerance levels, are measured to suggest a portfolio that is expertly developed and contains a diversified range of investment products to fit the investing needs of each customer. This robo-advisor service requires minimal human involvement, and is designed for those customers preferring a passive investment solution.

•        Retirement Accounts.    We offer retirement investment accounts and portfolio management tools for long-term investors. Account types that we offer include Traditional IRAs, Roth IRAs, and Rollover IRAs, each with no account minimums and no account fees.

Margin Financing and Stock Lending Services

We provide access to margin financing for our eligible customers in the United States, Hong Kong, Singapore, and Australia who fund a minimum of $2,000, or other minimum deposit requirements as determined by the local regulatory guidelines, in their brokerage accounts. For our customers in the United States, we provide real-time, securities-backed financing services through Apex Clearing, our clearing partner, who provides the funding for these services, and for which we earn service fees. For our customers in Hong Kong, Singapore, and Australia, Webull Securities HK, Webull Securities (Singapore) Pte. Ltd., and Webull Securities (Australia) Pty. Ltd. provide funding for such services, respectively. We introduce our margin financing services directly to our customers through the Webull App alongside an explanation of the benefits and risks of margin financing as part of a trading strategy.

Both we and Apex Clearing routinely monitor individual customer risk to mitigate potential losses. We follow the requirements set forth in the applicable regulations and, to the extent applicable, Apex Clearing’s margin rules, to manage our margin financing services. Margin limits on our platform are determined by several factors, including the nature and market value of the underlying securities within the customer’s trading portfolio. Eligible customers who have been approved may access margin funding at any point. We issue warnings and margin calls to customers whose balances have fallen below our or Apex Clearing’s limits, asking them to deposit more funds or to sell securities. We may liquidate the positions of customers who do not meet margin calls. For more information about how we manage our customers’ margin financing risks, please see “Business — Risk Management — Margin Financing Risks.”

We also offer stock lending services to our customers in the United States through Apex Clearing’s Fully-Paid Securities Lending Program, or FPSL Program, subject to the terms of the Omnibus Clearing Agreement, which enables participants to earn interest income by lending certain fully-paid stocks. While a customer’s shares are on loan, they are paid a monthly income based on interest accrued on a daily basis. To participate, customers must sign a Master Securities Lending Agreement, or MSLA, with Apex Clearing, which they can do through the Webull App.

Neither Webull Financial nor any Webull entity is a party to any MSLA, nor do they act as an agent in respect of any loan under the FPSL Program. In connection with the FPSL Program, Webull Financial provides certain information to Apex Clearing, and takes certain actions to facilitate operation of the FPSL Program, as summarized below:

•        Webull has the right, in its sole discretion, to determine which customers may enter into an MSLA with Apex Clearing;

•        Webull has the right, in its sole discretion, to determine which securities will be eligible for lending under the FPSL Program;

•        Webull allocates each borrowing of securities by Apex Clearing among eligible customers participating in the FPSL Program on a pro rata basis and provides that allocation information and other essential information for the administration of the FPSL Program to Apex Clearing;

•        Apex Clearing provides information to Webull Financial on a daily basis regarding customer securities on loan under the FPSL Program and all collateral deposited by Apex Clearing to the collateral account associated with the FPSL Program and administered by Wilmington Trust, National Association; and

•        On a monthly basis, Webull Financial receives accrued loan fees from Apex Clearing in respect of the FPSL Program and allocates the proceeds among the customers participating in the FPSL Program.

Once a customer enters into an MSLA with Apex Clearing, for those stocks in the customer’s account that Apex Clearing identifies as being “in-demand” according to market demand, and which Webull has approved for lending through the FPSL Program, Apex Clearing can loan the customer’s shares at its discretion — neither Webull Financial nor our customers decide the specific terms of any stock loans under the FPSL Program, such as the amount, duration and interest charged. Through the Webull App customers can see which of their shares have been loaned out and the interest generated by those shares. Apex Clearing can return the loaned out shares at any time and will return the shares immediately after the customer sells them. Proceeds generated from the FPSL Program are shared between Apex Clearing and us, and Webull Financial pays customers’ monthly income from the FPSL Program out of its portion of the proceeds.

Syndicate Services

We participate in IPO and secondary offerings as either an underwriter or a member of the syndicate selling group. We publicize to our users the opportunity to subscribe to these offerings, and are allocated shares by the lead underwriter at a discount to the offering price. We then allocate those shares among the users that subscribe to the offering at the offering price, thereby capturing the selling group spread. In deals in which we serve as underwriter, we also earn a portion of the underwriting fees.

Our Ongoing Global Expansion

To better leverage the strength of our product offerings in the United States, we typically launch our service in a new market by offering local customers access to U.S. listed equities. We also seek to participate in the local exchanges to offer customers access to local securities. In most markets, we also provide customers access to Hong Kong-listed securities through Webull Securities HK, our Hong Kong licensed broker. We believe that by offering our customers access to two of the world’s most dynamic capital markets, namely the United States and Hong Kong, as well as their local markets, we present a very attractive value proposition to investors in every market that we enter.

We also actively explore local partnership opportunities to help promote our brand awareness and accelerate our entry into new markets. In particular, our proposed business combination with SKGR, a SPAC affiliated with SK, a leading global conglomerate based in South Korea with breadth and depth across a diverse array of industries, allows us to benefit from SK’s vast network and resources, regional expertise and brand visibility, which we believe will help accelerate our growth in Asian markets.

As we continue to expand our business globally, we are committed to obtaining and maintaining all required licenses and approvals from the relevant authorities. As of the date of this proxy statement, we have obtained and maintain broker-dealer licenses, approvals and/or registrations in the United States, Canada, Hong Kong, Singapore,

Indonesia, Malaysia, Thailand, Australia, Japan, the United Kingdom, South Africa and the Netherlands, laying a solid foundation for our global expansion. We have also entered into binding agreements to acquire licensed broker-dealer entities in Brazil and Mexico, pending regulatory approval.

We have designed our Webull platform to seamlessly function across different markets. Though regulatory restrictions and requirements require us to adjust certain aspects of our offering, our platform largely remains the same as we expand into new trading markets across the globe. We believe this allows us to more efficiently leverage our popularity in our current markets and expand successfully. The table below sets forth the key similarities and differences in the products and services offered through our Webull platform in the U.S., Canada, Hong Kong, Singapore, Australia, Japan, and the United Kingdom.

Region	Aspect of Business
	Products Offered	Margin Financing Services	Trading and Clearing Partner(s)
United States	U.S. listed equities, ETFs, futures and options; Bank-sweep product; Robo-advisor; IRAs; IPO access	Available	Apex Clearing
Canada	U.S. listed equities, ETFs, and options; Canada listed securities	Not available	CI Investment Services Inc.
Hong Kong	U.S. listed equities, ETFs, and options; Hong Kong listed securities; IPO access; Mutual funds; Futures	Available	U.S. securities trades are executed through Webull Financial and cleared through Apex Clearing
Singapore	U.S. listed equities, ETFs, and options; Hong Kong listed securities; Singapore listed securities; Mutual funds	Available

U.S. securities trades are executed through Webull Financial and cleared through Apex Clearing; Hong Kong securities trades are executed and cleared through Webull Securities HK; Singapore securities trades are executed and cleared through iFast Financial

Australia	U.S. listed equities, ETFs, and options; Hong Kong listed securities; Australia listed securities; Mutual funds	Available

U.S. securities trades are executed through Webull Financial and cleared through Apex Clearing; Hong Kong securities trades are executed and cleared through Webull Securities HK; Australian securities trades are executed and cleared through Finclear Services Pty. Ltd.

Japan	U.S. listed equities, ETFs, and options; Japan listed equities, ETFs and exchange-traded notes	Not available	U.S. securities trading services are executed through Webull Financial and cleared through Apex Clearing
United Kingdom	U.S. listed equities	Not available	U.S. securities trading services are executed through Webull Financial and cleared through Apex Clearing

The time frame needed to launch in a new market varies significantly, and is primarily driven by how long it takes to obtain necessary regulatory approvals, which can take up to several years in certain markets. The amount of capital investment required to launch in a new market also varies significantly depending on whether we apply for a new license or acquire an existing license, local broker-dealer capital requirements, and the cost to staff local operations. However, we believe we are able to operate at a lower cost compared to both our international and local competitors because our technology is built on a global infrastructure and highly elastic. As the broker-dealer industry is heavily regulated, the barrier to entry is high, and we may not be able to obtain or maintain the relevant licenses and registrations in every target market. See “Risk Factors — Risks Relating to Regulations Applicable to our Industry — We may not be able to obtain or maintain all necessary licenses, permits, and approvals and to make all necessary registrations and filings for our business activities in multiple jurisdictions” for more information.

We are not permitted to offer our products and services to customers outside the jurisdictions where we have obtained the required governmental licenses and authorizations. We enforce this through our client onboarding process, as the Webull licensed broker in each entity reviews the application of each potential customer to ensure, among other things, that they are a lawful resident in the jurisdiction where the applicable Webull entity is licensed or otherwise permitted to offer financial services. If, for example, an individual that is not a lawful resident of the United States or other jurisdictions in which Webull Financial is permitted to offer financial services submits a customer application to Webull Financial, he or she will not be permitted to open a trading account with Webull Financial. Such an individual would, however, be able to use the data, information, and community functions of the Webull App.

Advanced market-data and analytical tools

We empower our customers by providing easy access to the full range of market data and tools they need to take charge of their investment journey. We provide Real-time Nasdaq Basic, BMP market data and Short interest data for free globally — regardless of whether the user has opened or funded an account with us or whether we offer trading services in the geography in which the user is located. We provide free data analysis tools to help users make stock trading decisions, mainly including technical charts, alerts tools and customer screeners. We also provide financial indicator analysis providing company financial data, profitability, valuation and other financial indicators to help users assess company value and investment risks. In addition, we provide some advanced quotation services, such as Level 2 Advance powered by Nasdaq TotalView, to our customers on a monthly subscription basis. Our in-depth market data, tools and indicators benefit our users and customers by giving them easy access to a wealth of market information they may not be able to access elsewhere; this gives us a tremendous built-in advantage as we continue to expand our products to more markets. We also offer Sage Tracker, a tool that users in the United States and Australia can access with a monthly subscription that allows users to track the investment strategies of institutional investors and their holdings in specific symbols, including real-time price data, charts based on public 13D, 13G and 13F filings with the SEC.CSRX.

The large number of technical indicators we offer to our customers include simple moving averages, exponential moving averages, Bollinger bands, and Keltner channels, and we are constantly developing and adding additional indicators to our platform that we think will be most helpful to our customers based on our research and customer feedback. In addition, we provide robust charting tools which empower our customers to create their own customized and layered charts and comparisons, including popular charting functions such as candlestick charts, Heiken Ashi (i.e., average bar) charts, bar charts, and line charts.

Our tools also make it easy for our customers to compare securities. We have invested a great deal of effort and thought into making our technical analysis tools in-depth without sacrificing visual appeal and accessibility. We believe our interface offers some of the most robust and in-depth trading related tools and technical indicators on the market today.

When customers navigate to the “Markets” tab of the Webull platform, they are immediately able to glean market macrostructure insights for the day using indicators like net inflow to stock indices and advances and decline distribution.

Each security has a dedicated landing page in our apps, and customers can navigate to these landing pages from the search bar, their portfolio, watchlists, or the markets page if the security is featured or highlighted that day. From these individual landing pages, customers can access our sophisticated charting tools and technical indicators and analyses to perform their own analysis of the security’s performance and inform their trading decisions. The below screenshots illustrate some of these tools and indicators.

We also provide customers macro insights into individual securities, including analysis of capital flows, support and resistance bands, and short interest. Customers can make trades directly from a security’s individual landing page.

The Webull App also provides a unique, customizable stock screener tool, which allows our customers to use filters to sift through the thousands of tradable stocks to identify those that meet their search criteria. Using our stock screener tool, customers can screen stocks using common filters such as market cap, price, P/E ratio, debt to asset ratio, and net margin; more advanced technical indicators such as MACD golden cross, bullish engulfing patterns, and three white soldiers patterns. We believe our stock screen tool is among the most sophisticated on the market, and we will continue improving this and other tools to help our customers become more informed investors.

The Webull Community

A core tenet of our platform is digitally replicating the benefits of the free exchange of ideas among a group of investors, allowing us to confer to our users an advantage historically reserved for exchange floors, trading desks, brokerages and institutional investment teams. We refer to this philosophy as “learning, sharing, investing” which we promote through our social community experience, in which all users may ask questions and propose investment ideas and strategies among peers. As of September 30, 2024, approximately 58% of our registered users have accessed at least one of our community rooms and over 2.8 million registered users have contributed to the conversation.

We have designed our best-in-class platform and native app based on the communication habits of this new generation of retail investors, providing our users with a digitally-native and social experience as members of the online Webull community. Through this community, our users can stay connected, in real time, with other investors, companies, analysts, and opinion leaders to facilitate learning, sharing, and staying informed. Webull takes investor education seriously, and we believe that learning to invest is a lifelong journey. We design ourselves and also partner with third parties to curate investment courses catering to users with different levels of experience, and we encourage our users to complete the courses by rewarding them with free access to our advanced quotation services. We also provide our users an opportunity to practice what they learn by participating in simulated trading competitions through which they can win prizes. To facilitate sharing, our mobile app features a user-driven Q&A platform and community room, where users can exchange investment ideas. To help our users stay informed of the latest news and price movements, our mobile app enables users to follow certain securities and receive push notifications of major news or significant price fluctuations. None of these digital engagement measures are intended to encourage retail investors to trade more often, invest in certain products or change their investment strategies. We also do not use any optimization functions to increase platform revenues or lead to potential conflicts between us and our customers.

We also leverage the insights and experience of our users in building community functions on our platform. On each security’s individual landing page, we have built a prediction function where users can indicate whether they are bullish or bearish on that stock. Users can also leave comments under individual securities with their thoughts about its prospects. To personalize our community features, we leverage our AI and data-analytics capabilities to highlight aspects of the Webull community that we think our customers would most enjoy.

Customer Engagement

We have built our modern, mobile-first global platform with integrated social and community features that appeal to, and speak the language of, our target customers, giving us a distinct competitive advantage over legacy operators. Our distinctive platform features have spurred our rapid user growth globally.

•        Our Users.    Registered users begin their relationship with us when they create an account, which provides free access to our platform. With their free accounts, users may access market data and educational information and participate in the Webull community. As of September 30, 2024, we had approximately 22.1 million registered users globally.

•        Our Customers.    A registered user becomes a customer of one of our licensed brokerage subsidiaries when they successfully open and fund a brokerage account. As of September 30, 2024, we had approximately 4.5 million funded accounts with average customer assets of $2,546 per funded account, and our customers on average are 37 years old, with approximately 81% of them self-reporting prior investing experience.

•        Customer Retention.    Once a customer begins trading on the Webull platform, they tend to remain on our platform. We achieved an approximately 98.4% quarterly retention rate in the third quarter of 2024. Over time, we have found that our customers tend to become increasingly proactive in managing their wealth. Our ability to retain and expand customer activity coupled with our effective customer acquisition efforts results in a powerful unit economic model when extrapolated over decades of wealth generation and investment.

Our ambition is to become the first globally connected, retail-oriented investing platform where investors everywhere can trade financial products listed on all major global exchanges seamlessly through a single account. Historically, trading platforms that have global footprints are more institutionally oriented while retail-focused brokerage firms tend to be more regional with ambitions limited to localized financial services offerings.

As of September 30, 2024, we had approximately 22.1 million registered users globally and provided our users access to market data from 43 exchanges worldwide. Our international user base and data platform are important to us for several reasons. First, users in a market where we offer trading services can apply to open and then fund their accounts, allowing us to create a cohort of customers focused on cross-border investing. Second, our global user base is instrumental in creating global brand awareness. Finally, our global user base provides us an opportunity to learn from our users, many of whom actively leverage our market data and content to create more local experiences tailored to specific countries or regions. We believe that learning from our international users and customers is particularly critical to achieving our goal of becoming a truly global platform.

Scaling Our Customer Reach

Our innovative business model and focus on retail investors makes us highly scalable. Further, we believe we will be able to achieve exponential growth by allowing our existing customers to refer the Webull platform to their friends and family through our Webull Referral Program. As newly-referred customers begin to interact with our platform, use our analytical tools, try our products and services, and engage with our Webull community, we anticipate that they in turn will refer and recommend our platform to other new users and customers, which further strengthens our platform.

Word-of-mouth marketing is a major source of our organic growth and driver of our global expansion. We make it easy for our customers to refer their friends and family to our platform. We believe that the ease-of-use of our platform, the breadth and depth of the learning tools we offer, and our reliable infrastructure naturally encourage our customers to recommend us to their friends and family.

The Webull Referral Program

Through the Webull Referral Program, we conduct promotional events throughout the year, during which customers may receive stock or cash awards for making successful referrals. Each eligible Webull customers can locate their unique referral URL link within the Promotion Center in the Webull App. Existing customers can invite their friends and family to join Webull by sending them their unique referral link by email, text message or social media platforms and are entitled to rewards upon successful referrals. The specific terms of what constitutes a successful referral vary depending on the promotional event, but generally a successful referral occurs when a new user opens and funds a Webull brokerage account with at least $100 (or its foreign currency equivalent) via an existing customer’s unique referral link during the relevant promotional period. The existing customer can only claim his or her reward after the referral is determined to be successful, by going to the Promotion Center in the Webull App and clicking the “Claim” button. Any free stock award not claimed after 30 days is forfeited and no longer available.

For each promotional event where stock is awarded, we curate a list of companies whose shares may be given away as stock awards based on the terms and conditions of that event, and customers who make successful referrals are rewarded with stocks randomly selected from this list. The companies that are selected for the free stock list vary depending on the specific promotional event. “Fractional Reward Shares” means fractional shares of any stock that satisfies the following criteria as of the date the Offer Reward is claimed; (i) the issuing company is listed on the New York Stock Exchange or NASDAQ, (ii) the issuing company has a market capitalization of at least $2 billion, and (iii) the stock has a share price between $3 and $3,000. The probabilities of the value of free stocks a customer may receive differ depending on the specific promotional event and are disclosed in the rules of the promotion.

The expense of free stock promotions is determined when eligible customers receive their free stock and is based upon the fair value of the stock transferred to the customer. We record the expense as “free stock promotions” and classify it within our “marketing and branding” expenses in our consolidated statements of comprehensive income (loss). At each reporting period, an estimated accrual for unsettled stock award is recorded as a liability with corresponding accrued marketing expense. Any changes to the fair value of the stock award from the accrual to the time the security is transferred to the customer’s account at our clearing broker is recorded as marketing expense.

Both existing (for referring customers) and new customers (for opening account and making a deposit) can receive free stocks, though the specific reward structure varies by the promotional event. Existing customers and new customers do not need to provide any consideration other than making the referral or opening a new account, respectively. There are limits to the amounts a customer can receive for each promotion or event, but there are no cumulative limits. The number of free stocks a customer is eligible to receive is based on rules of the specific promotional event. The determination of which stock will be awarded to a particular customer is a random process, with the specific probabilities varying for each promotional event. We disclose, as part of the terms and conditions of these promotional events, the value range of the stocks in the free stock list, as well the specific probabilities that a customer will be awarded a stock within a certain value range.

The Webull Affiliate Program

The Webull Affiliate Program also involves working with our vetted affiliate partners in certain jurisdictions where we operate, who use social media to express their own views and values. Affiliate partners are compensated on a cost-per-action basis. For example, an affiliate partner may be paid for each new user that uses the affiliate partner’s unique link to open and fund a Webull brokerage account. Compensation is made primarily through cash payment or by transferring stock into the affiliate partner’s Webull account. Although we carefully screen and regularly monitor our affiliate partners, we do not pre-approve all of their statements or content. See “Risk Factors — Risks Relating to Attracting, Retaining and Engaging Customers — The Webull Affiliate Program exposes us to regulatory scrutiny while our control over the participants and the content that they post about us is limited” for additional information.

Other Promotions

We also offer regular promotions through the Webull App to encourage users to apply for and fund their accounts. In addition to the Webull Referral and Affiliate Programs, we may also offer cash, free stocks or cash incentives to our customers for funding their accounts or transferring their accounts from other brokers, transferring cash or securities into their Webull account, or other specified actions.

The Growth and Scale of Our Customer Base

Our customer base has grown substantially since our inception. Our registered users reached approximately 16.2 million as of December 31, 2022 and 19.8 million as of December 31, 2023, and further increased to 22.1 million as of September 30, 2024. Our funded accounts reached approximately 3.7 million as of December 31, 2022, 4.3 million as of December 31, 2023 and 4.5 million as of September 30, 2024. Our large registered user base of approximately 22.1 million as of September 30, 2024 represents a highly effective and efficient organic channel for attracting new users who are likely to convert to customers with funded accounts. As we further expand globally, we expect our customer base will continue to grow in a sustainable and healthy manner.

Our Dedicated Customer Service

We realize investing can be confusing. Our platform’s success depends on our ability to provide efficient and personalized service throughout each customer’s individual investment journey. Despite our best efforts to demystify jargon and create an intuitive experience, we understand that our customers may nevertheless have questions. We have a dedicated global customer service function with team members available 24/7, and have additionally embedded chatbots and other automated features. Customers are guided through the customer service function depending on how they choose to engage with our platform.

We also regularly engage with our users and customers through our Webull community and on social media to seek their feedback on our products and services, and aim to make improvements in a timely fashion.

Data Collection and Protection

We are required to collect certain information from each of our customers, including personally identifiable information. The specific information that we collect differs by jurisdiction, but generally includes identity data, such as full name, date of birth, and nationality identification number; contact data, such as email address, phone number, and mailing address; financial data, such as bank account and payment card details, personal income, and other suitability information; and profile data, such as username and password, purchases or orders, preference feedback and survey responses. We also collect information about our users in the process of providing services to them, such as geolocation data, which is used by our fraud prevention teams to protect customers from account takeovers, and data about user activity on the Webull platform.

The data that we collect is used primarily to carry out customer onboarding, including identity verification, credit or anti-money laundering checks, and other due diligence efforts, and to provide personalized services to and communicate with our customers. We do not sell customer information to third-party service providers.

Customer information is generally stored on servers located in the jurisdiction of the licensed entity providing the services. For example, all customer information for customers of Webull Financial is stored on servers in the United States. We have established stringent procedures to ensure that access to customer personal information from outside of the jurisdiction in which it is stored is restricted, temporary, and on a need-to-know basis. We use reasonable, industry standard security measures to protect information under our control from loss, misuse, and unauthorized access, disclosure, alteration, or destruction. We maintain appropriate physical, electronic and procedural safeguards, including restricting access to personal information on a need-to-know basis, and limiting the amount and type of information available for downloading or transmittal. We also regularly conduct audits to ensure the effectiveness of our system. However, no security system is impenetrable. See “Risk Factors — Risks Relating to Cybersecurity, Data Privacy, and Intellectual Property — Failure to protect customer data and privacy or to prevent security breaches relating to our platform could result in economic loss, damage our reputation, deter customers from using our products and services, and expose us to legal penalties and liability” for additional information.

Our Integrated Technology and Infrastructure

Our technology gives us a significant competitive advantage. We have developed a powerful, integrated suite of data-driven technological systems, applications, and development resources that differentiate us in the market and enable us to manage our solutions, conduct our activities, and operate efficiently. These technological systems are foundational to our company, and our innovation and development teams constantly leverage our agile software development methods to develop new products, services and technological applications that engage and serve our customers throughout their financial journeys and enable our staff to perform their jobs more efficiently.

Sleek, Convenient, and User-Friendly Technological Products

Our technology and infrastructure are centered around meeting customer needs. We emphasize building products that are sleek, easy-to-use, and convenient, without sacrificing depth, functionality, and security. We believe our target customer base of young retail investors has moved past the PC age and feels they are underserved and underappreciated by the legacy operators that have long dominated the financial services industry. Mobile-first, app-based investing is what our customers expect, and we believe our platform is poised to capture an ever-greater market share as more young retail investors enter the market. We are focused on building a truly comprehensive app-based platform that can serve retail investors in every step of the process — from opening and funding an account, to using our research, analysis, and trading tools, to engaging with our Webull community and education features. We believe that these innovations will drive customer engagement and satisfaction, which encourages more word-of-mouth referrals and in turn allows us to serve even more customers.

To ensure that we remain the most user-friendly platform on the market, we are dedicated to constantly upgrading and refreshing our various apps. We aim to grow with our customers, whose investment horizons span decades as they continue along their individual investing journeys.

Multi-Platform Interoperability

We have designed the customer-facing interfaces of the Webull mobile, tablet, desktop, and web apps, to be sleek and user-friendly while at the same time remaining professional and substantive. Our customers can trade securities, browse company and market information, make use of our industry-leading technical indicators, and participate in our robust Webull community using any device, all of which are connected to the same customer account and offer full interoperability. Our focus on refining and perfecting our products has garnered us critical acclaim, and the Webull App has been downloaded over 40 million times cumulatively with a 4.7 score in the U.S. iOS App Store as of September 30, 2024.

Desktop (available for Windows, Mac OS, and Linux operating systems) and web versions of the Webull App (accessed directly in-browser) include all of the functions of our Webull mobile app with additional functions, such as the ability to use widgets to create customized interfaces.

Web App
Desktop App
Mobile App
126.72
Equity B
Individual(5OW05005)
Order Book-Level 2
Side
Buy
Sell
Order Type
LIMIT
Limit Price
$140.17
Quantity
1
Trading Hours
Include Extended Hours
Time-in-Force
Day
Buy

Our Robust, Scalable Infrastructure

We have refined our infrastructure with a goal of streamlining certain aspects of the customer experience to differentiate ourselves from traditional players. For example, we make the task of opening a brokerage account — historically a time-consuming and paper-intensive process — seamless and easy. We believe the ease with which customers can open accounts is a significant driver of our customer base growth. We have robust systems in place to ensure that we can handle mass numbers of account openings and have put specialized teams in place to more closely review applications in case of red flags.

Our platform is designed to be seamlessly deployed and operated across markets around the globe, and we have localized servers in each geography where we serve customers to ensure that our customers have the fastest and safest experience. Our modularized service system, in which customers are grouped on the IT back-end into smaller units which we call “containers,” allows us to provide a complete set of services to customers within each container. This allows us to extend and scale our customer services into multiple containers and ensures that even if one data center within the domain of a container experiences downtime, we can continue to serve customers on our platform seamlessly. Our robust IT infrastructure also allows us to quickly and efficiently open new accounts for customers in multiple markets.

We strive to ensure our platform’s stable performance during heightened episodes of market and systematic volatility. In January 2021, the scalability driven by our cloud-based platform and our container infrastructure allowed us to, in a single day, register more than 620,000 users, open more than 240,000 accounts, and process more than 2.6 million trades. Further, despite the extreme market volatility in 2021, our system remained available over 99.9% of the time.

Risk Management

Our risk management infrastructure combines proprietary technology developed with legal, regulatory and compliance expertise. Because these functions are critical to our ability to function and expand, we have made substantial investment in our risk management infrastructure.

Technology-Assisted Account Opening

We have robust systems in place that can handle mass numbers of account openings and have teams of specialists to handle applications that require a closer review.

Customers of Webull Financial LLC

Prospective customers of our registered U.S. broker-dealer can submit an account opening application directly on the Webull platform. To do so, they provide certain personal information, including name, date of birth, address, employment history, financial condition, and other information. We perform a series of identity verification checks by integrating with third-party vendors to ensure the authenticity of the applicant and the applicant’s government issued identification document, if applicable. Next, the identity is cross-checked against various government lists to ensure that the applicant is not subject to sanctions or other restrictions. The online application process can typically be completed in less than five minutes. The firm’s system identifies applications requiring manual review (for example, if the date of birth provided by the customer does not match the identification document), which is carried out by the firm’s experienced new accounts and/or anti-money laundering, or AML, compliance team. Once a prospective customer completes an account opening application, our automated risk management system proceeds to verify their identity and application information. If no red flags are detected, we approve the new account. Customers are notified when their accounts are approved and, after we verify the authenticity of their bank accounts, they can deposit funds into their account and begin trading immediately.

We implement comprehensive know your customer, or KYC, and AML procedures before accounts are approved. Before a customer account is opened, we conduct due diligence investigations and verify customer information through automated and manual review of both document and non-document verification methods.

Our KYC process integrates comprehensive AML measures in accordance with United States regulations. We require each prospective customer to go through Webull’s AML and customer identification program (CIP), and our Webull customer interface has embedded automation technology to electronically verify customer identity and perform AML checks through third party APIs and databases. Currently, we have integrated our apps with third-party identity providers to assist on our CIP validation and AML checks. Only once a prospective customer’s application passes Webull’s CIP and AML checks will we open their account. To further reduce the risk that the Webull platform is utilized for illicit purposes, such as money laundering, we never directly accept cash from our customers or permit third-party deposits or withdrawals.

To protect our customers, we have instituted a supplemental application and review process for customers who wish to engage in options trading. A customer seeking to trade options may submit a supplemental application, which we review to determine whether to approve an account for options trading based on the customer’s investor profile.

Customers of Webull Securities (Canada) Limited

Prospective customers of our registered Canadian broker-dealer can submit an account opening application directly on the Webull platform. To do so, they must provide proof of identity, such as their social insurance number, passport number, or driver’s license number, as well as employment history, financial details, and other information. We use third-party vendors to crosscheck a prospective customer’s name, social insurance number and residential address. Once a prospective customer completes an account opening application, our automated risk management system verifies their identity and application information. We also implement comprehensive KYC and AML procedures before accounts are approved, in accordance with Canadian regulations. We use automated technology to electronically verify customer identity and perform AML and KYC checks through third-party APIs and databases. If no red flags are detected, we approve the new account and forward the information to our carrying broker for the books and records recording. Customers are notified when their accounts are approved and, after we verify the authenticity of their bank accounts, the customer can deposit funds and begin trading.

Account approval for our customers in the Canada generally takes about five minutes, unless additional verification or enhanced customer due diligence, or ECDD, is required.

Customers of Webull Securities HK

All customer account openings in Hong Kong are carried out online through the Webull Platform. The prospective customer must first provide certain required information, such as their full legal name, date of birth, residential address, employment information, source of wealth and income. The applicant is then required to upload a copy of their current identification document, such as a Hong Kong identity card or a non-Hong Kong passport, while in the background the applicant’s data is passed to LSEG World-Check for name screening checks within its AML, sanctions, politically exposed persons, adverse media and regulatory databases. The Platform then requires the applicant to transfer an initial deposit of not less than HK$10,000 from a bank account in the applicant’s name maintained with a licensed bank in Hong Kong to Webull Securities HK’s bank account to verify the applicant’s identity. We also carry out ECDD for customers identified as being high-risk by our automated processes, for which our client services team works closely with the compliance team in deciding whether to open the account.

Customers of Webull Securities (Singapore) Pte. Ltd.

All customer account openings in Singapore are conducted online through the Webull Platform. In Singapore, customer identity verification is completed either online using Singpass or manually. Singapore citizens, Singapore permanent residents, and valid work pass holders can complete the account opening via Singpass, a Singapore government initiative that stores verified personal data on users collected from different public agencies. Customers that do not have Singpass profiles can open accounts by filling in their information manually through the Webull App and submitting a copy of their identification document to be verified by third-party eKYC provider Jumio. Jumio also provides the technology to perform a “liveliness” check, in which they verify the customer’s face against the identification document submitted to reduce the risk of non-face-to-face onboarding and impersonation. We also carry out ECDD for customers identified as being high-risk by our automated processes, for which our compliance team must make a recommendation to open the account and a member of senior management must approve that recommendation. We also conduct name screening on all customers via Refinitiv WorldCheck to ensure that no sanctioned persons are onboarded and that ECDD is applied to all identified high-risk customers, such as politically exposed persons.

The online application process generally takes less than ten minutes to complete, unless additional verification or ECDD is required.

Customer of Webull Securities (Australia) Pty. Ltd.

All customer account openings in Australia are carried out online through the Webull Platform. The prospective customer must first provide certain required information for KYC purposes, such as their full legal name, residential address, employment information, source of wealth and income. They are then required take a photo of their current identification document as well as a selfie, and we use the software of a third-party vendor to verify their identity using biometrical facial techniques. At the same time, the applicant’s data is passed to Refinitiv who then undertakes name screening checks within its databases of AML, sanctions lists, politically exposed persons, adverse media and regulatory items. We also carry out ECDD for customers identified as being high-risk by our automated processes, for which our compliance team must make a recommendation to open the account and a member of senior management must approve that recommendation.

The online application process generally takes less than ten minutes to complete, unless additional verification or ECDD is required.

Customers of Webull Securities (Japan) Co. Ltd.

All individual customer account openings in Japan are conducted online through the Webull platform and third-party eKYC vendors. During the account opening process, all potential customers provide their information through the Webull platform and submit a copy of their identification document to be verified by our third-party eKYC providers and our employees. We use the technology of our eKYC vendors to perform a “liveliness” check, where we verify the customer’s face from multiple angles against the identification document submitted, to reduce the risk of non-face-to-face onboarding and impersonation meet Japanese regulatory requirements. In addition, customers identified as high-risk based on our internal policy will be required to provide answers to several ECDD questions, and our compliance team will make an assessment on whether to open accounts for them. We also conduct name screening on all customers via Refinitiv WorldCheck to ensure that no sanctioned person is onboarded, and we apply ECDD to identified high-risk customers, such as politically exposed persons.

The online application process generally takes less than ten minutes to complete, unless additional verification or ECDD is required.

Customers of Webull Securities (UK) Ltd.

Prospective customers of our U.K. brokerage may apply for an account electronically via the Webull platform. In accordance with the U.K. Money Laundering and Terrorist Financing (Amendment) Regulations 2019 (MLR 2019), a risk-based approach designed to detect and address the risks of money laundering and terrorist financing has been implemented. The account opening and KYC procedures form an integral part of this process in which personal information is provided by the applicant to facilitate electronic identity verification and to ensure comprehensive due diligence checks are completed prior to account opening. This includes full name, date of birth, address, employment, and financial condition. We use a third-party vendor, which uses comprehensive data sources to electronically verify the identity of applicants, and where a match cannot be obtained, proof of identity and proof of address documentation are obtained from the applicant and the account is manually reviewed. We also carry out ECDD for customers identified as high-risk by our automated processes, for which our compliance team must make a recommendation to open the account and a member of senior management must approve that recommendation. We also conduct name screening on all customers via Refinitiv WorldCheck to ensure that no sanctioned person is onboarded and that ECDD is applied to all identified high-risk customers, such as politically exposed persons.

To mitigate impersonation fraud risk, we implement bank account name match controls, which reject payments from accounts that are not from a U.K. regulated credit institution in the sole or joint name of the customer. Once a customer has reached a deposit threshold of GBP2,500, the customer must provide a capture of an identification document and selfie, which we pass through our third-party vendor’s document validation, face match and passive likeness process. Where this is failed, the account is restricted and escalated for manual review.

Account approval for our customers in the U.K. generally takes about ten minutes, unless additional verification or ECDD is required.

Margin Financing Risks

We have implemented a real-time and largely automated margin call system to ensure that our customers meet their margin requirements and to continuously monitor and control the risks involved in our margin financing services business. We allow margin customers a certain threshold basic credit ratio or a limit equivalent to the customer’s equity with loan, whichever is higher. Customers may apply for higher credit limits by submitting additional financial information, including bank statements, title proof to real property, or bank reference letters.

For Webull Financial, our system is designed to ensure that customers’ trading activities are compliant with Regulation T, Apex Clearing’s margin trading rules, and our own margin trading rules. In general, we institute margin calls if a margin customer’s account margin ratio falls below certain thresholds established by Apex Clearing and us. At the end of each trading day, Apex Clearing sends us a list of customers whose balances have fallen below Apex Clearing’s requirements, which are set in accordance with Regulation T. We then issue margin calls to those customers. Additionally, we also monitor customer balances on an intra-day basis. By our rules, customers whose equity percentage falls below 25% will receive an alert that asks them to deposit more funds or sell securities to bring their equity percentage above 25%. Once a margin call is initiated, it must be met by the due date or on demand, and no new positions are allowed if a customer has an outstanding margin call. If the customer is unable to satisfy the margin call requirement within certain time limits, our risk control team may liquidate their securities positions to ensure margin compliance. Our platform also enables our customers to monitor the value of their collateral in real-time during the trade period and we forward Apex Clearing’s automated warning messages when they approach their margin limits, allowing them to proactively manage their margin positions. We also take into account the risk of options exercising when determining whether to issue margin calls or make forced liquidations.

For Webull Securities (Canada) Limited, our system is designed to ensure that customers’ trading activities are compliant with CIRO regulations, CIIS minimum margin trading rules, and our own margin trading rules. In general, we institute margin calls if the margin ratio in a customer’s account falls below certain thresholds established by our risk management system, which also monitors accounts intra-day for credit risk using real-time market data including instantaneous allocation of trades. At the beginning of each trading day, we create a list of customers whose balances have fallen below established thresholds, which are set at or above CIRO’s minimum margin expectations, and we issue margin calls to those customers. Customers whose equity percentage falls below 25% will receive a warning that asks them to deposit more funds or sell securities to bring their equity percentage above 25%. Once a margin call is initiated, it must be met by the due date or on demand, and no new positions are allowed if a customer has an outstanding margin call. If the customer is unable to satisfy the margin call requirement within certain time limits, our risk control team may liquidate their securities positions to ensure margin compliance. Our platform also enables our customers to monitor the value of their collateral in real-time during the trade period.

For Webull Securities HK, margin ratios are set for each stock symbol based on internal risk assessments in accordance with internal procedures and the relevant guidelines and Financial Resources Rules from the HK SFC, with 80% of the relevant margin requirement set as the maintenance margin level. Our system will send a margin reminder notice to the client when the relevant account’s Net Asset Value, or NAV reaches 90% of the margin requirement level, and, when the NAV drops below 80% of the margin requirement level, a force-liquidation notice will be sent, followed by a force-liquidation. Our dealing team performs real-time monitoring and action during trading hours, and our risk control team performs pre-market and post-market follow-up actions accordingly.

For Webull Securities (Singapore) Pte. Ltd., margin ratios are set for each security in accordance with our internal risk assessment and the relevant guidelines of the MAS, with 140% of the relevant margin as the initial margin, and 130% of the relevant margin requirement as the maintenance margin level. Our clients’ positions are monitored by the platform, and margin requirements are calculated on a real-time basis. A margin notice will be sent immediately when the NAV of a client’s account falls below the maintenance margin level, and a forced liquidation may be enforced when the NAV remains short of the initial margin upon the expiration of the margin notice or an unfavorable market movement during the notice period that causes drastic changes to the client’s positions. Our dealing team performs real-time monitoring and action during trading hours, and our risk control team performs pre-market and post-market follow-up actions accordingly.

For Webull Securities (Australia) Pty. Ltd., margin ratios are set for each security in accordance with internal procedures, with the lowest initial margin ratio being 50%. Ad-hoc reviews may be conducted from time to time to ensure the margin ratios of any security are commensurate with the risks. Such reviews are normally triggered by adverse news, market volatility and changes in margin ratios by the peers. All margin accounts are monitored on a real-time basis based on the latest share prices. We will send out margin notices to the clients and require them to regularize their account whenever the account’s NAV falls below the maintenance margin level. If the client fails to regularize their account after the expiration of the margin notice or the account’s NAV falls below the force liquidation level, we may enforce liquidation of the account without prior notice.

Data and Cybersecurity Risks

We maintain a dedicated team of data security personnel to constantly monitor and evaluate our security system’s performance, and we have systematically deployed rigorous measures and controls to protect our system and customers against breaches, fraud, identity theft, and other cybersecurity attacks and threats.

On the front end, we utilize industry-standard security measures, such as two-factor authentication, to verify customer identity before they can access their accounts. On the back end, we maintain stringent internal policies and practices to safeguard each customer’s non-public information such as their names, addresses, social security numbers, and bank account details. All customer non-public information is encrypted in multiple layers using the highest standard of security (the AES 256-bit standard). This protects our customers’ personal information from hackers, even in the event of a breach or cybersecurity attack. We also abide by all best practices relating to information security, including those promulgated by our third-party service providers such as AWS and Google Cloud. We regularly perform internal tests and generate security reports to ensure that our data protection systems are as up-to-date and secure as possible.

We are subject to numerous data privacy rules, including U.S. federal, state, and local and international laws, as well as industry standards and regulations, and contractual obligations relating to data privacy and the collection, protection, use, retention, security, disclosure, transfer, and general processing of personal and other data. We make every effort to safeguard the data entrusted to us in accordance with applicable laws and our data protection policies, including taking steps to reduce the potential for the improper use or disclosure of personal data, and continue to monitor regulations related to data privacy on both a domestic and international level to assess requirements and impacts on our business operations.

We maintain and segregate all customer data in local servers, and personally identifiable information, or PII, of our customers is not transmitted to or stored on servers outside of the jurisdiction in which the customer’s account is registered, except in compliance with applicable laws and our stringent data protection policies. For example, all of the PII of the customers of Webull Financial, our U.S. broker-dealer, is stored in servers located in the United States and cannot be transmitted outside of the United States or accessed by our non-U.S. employees without permission and oversight from the U.S. team. This helps us minimize the risk of data leakage and ensures we remain in compliance with applicable data-related regulations.

Our Licenses and Applicable Jurisdictions

We currently conduct our licensed brokerage business mainly in the United States, Canada, Hong Kong, Singapore, Australia, Japan, Malaysia, Thailand, and the United Kingdom. We have also obtained and maintain broker-dealer licenses, approvals and/or registrations in Indonesia, South Africa and the Netherlands, and may obtain broker-dealer licenses, approvals and/or registrations from authorities of additional jurisdictions. We are and will continue to be subject to the applicable regulatory requirements of the jurisdictions in which we maintain broker-dealer licenses, approvals and/or registrations.

Webull Financial is registered as a broker-dealer with the United States Securities and Exchange Commission and is a member in good standing of FINRA, authorized to conduct business as an introducing broker in compliance with the SEC, CFTC, NFA and FINRA rules. Webull Financial is a member of SIPC, which protects the securities customers of its members for up to $500,000 ($250,000 of cash). See “Regulations — U.S. Regulatory Overview.”

Our subsidiary, Webull Securities (Canada) Limited, is regulated by the Canadian Investment Regulatory Organization (CIRO) as an Order Execution Only Dealer member to engage in securities equity trading.

Webull Securities HK is required to obtain licenses to conduct its business in Hong Kong pursuant to the licensing requirements of the HK SFC. Webull Securities HK currently holds a Type 1 License for dealing in securities, a Type 2 License for dealing in futures contracts, and a Type 4 License for advising on securities. These licenses have no expiry date and will remain valid unless suspended, revoked or cancelled by the SFC. We pay standard governmental annual fees to the HK SFC and are subject to continued regulatory obligations and requirements. See “Regulations — Hong Kong Regulatory Overview.”

Webull Securities (Singapore) Ptd. Ltd. holds a Capital Markets Services License granted by the Monetary Authority of Singapore, which enables Webull Securities (Singapore) Pte. Ltd. to conduct dealing in capital markets products that are securities, exchange-traded derivatives contracts and collective investment schemes, to provide product financing and to provide custodial services. See “Regulations — Singapore Regulatory Overview.”

Webull Securities (Australia) Pty. Ltd. holds an Australian Financial Services License granted by the Australian Securities & Investments Commission, which enables Webull Securities (Australia) Pty. Ltd. to provide financial services in securities, derivatives, deposit products, interests in managed investment schemes and standard margin lending facilities. Webull Securities (Australia) Pty, Ltd. is also a trading participant of the Australian Securities Exchange (ASX) and Cboe Australia Pty Ltd (Cboe Australia). See “Regulations — Australia Regulatory Overview.”

Webull Securities (Japan) Co. Ltd. is registered with the Kanto Financial Bureau of the Ministry of Finance in Japan as a Type 1 and 2 financial instruments business operator, which enables Webull Securities (Japan) Co. Ltd. to engage in sales and trading of securities and derivatives, investments in funds, and investment management businesses. See “Regulations — Japan Regulatory Overview.”

Webull Securities (UK) Ltd. is registered with the Financial Conduct Authority as an investment firm, which enables Webull Securities (UK) Ltd. to arrange (bring about) deals in investments, hold client money, arrange safeguarding and administration of assets, deal in investments as agent, and make arrangements with a view to transactions in investments. These permissions relate to clients classified as Retail and Professional. See “Regulations — UK Regulatory Overview.”

Competition

The global market for online brokerage services is rapidly evolving and highly competitive. Our primary competitors, both in the United States and other parts of the world, include other digital brokerage companies, such as Robinhood, as well as more traditional and hybrid brokerage companies such as Fidelity, Charles Schwab and E-Trade. As we gradually transition to a full-service investment platform, we may be subject to additional competition from other players in the investment management sector.

We believe the principal competitive factors in our market include (i) product innovations, (ii) customer services, (iii) technology capabilities and infrastructure, (iv) brand appeal and (v) compliance and risk management capabilities.

We believe that we are well-positioned to effectively compete on the factors listed above. However, some of our current or future competitors may have greater financial, technical or marketing resources than we do. See “Risk Factors — Risks Relating to our Business — We face intense competition, and we may not compete effectively.”

Employees

As of September 30, 2024, we had a total of 1,102 employees.

The following table sets forth the numbers of our employees categorized by function as of September 30, 2024.

Function	Number of Employees
Research and development and technology	657
Marketing and branding	95
Compliance and risk management	89
Operations, customer service and other administrative	261
Total	1,102

We enter into standard labor contracts with our employees. We also enter into non-compete and confidentiality agreements with senior management and key personnel.

We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes. None of our employees are represented by a labor union.

Properties and Facilities

Our principal operations center is located in St. Petersburg, Florida, while our principal research and development center is located in Changsha, China. We completed the purchase of an office building in St. Petersburg, Florida with 157,755 usable square feet in November 2022. Our Changsha research and development center is presently located on leased premises occupying 88,545 square feet, and in December 2023, we entered into a land use agreement with Changsha’s Xiangjiang New District for the right to use 288,677 square feet of land for the purpose of constructing a new research and development facility.

In addition, we also have leased offices and facilities in New York, Toronto, Hong Kong, Singapore, Tokyo, Sydney, Seoul, Jakarta, Kuala Lumpur, Bangkok, London, and Johannesburg, Mexico City, and Sao Paulo totaling 59,159 square feet in aggregate.

We believe that our existing facilities are sufficient for our current needs, and we will obtain additional facilities, principally through leasing, to accommodate our future expansion plans.

Intellectual Property

We highly value our intellectual property, which is fundamental to our success and competitiveness. We rely on a combination of copyright and trademark law, trade secret protection and confidentiality agreements with employees to protect our intellectual property rights. As of September 30, 2024, we have registered 15 patents, 101 trademarks and 93 software copyrights.

Under the employment agreements we enter into with our employees, they acknowledge that the intellectual property developed by them in connection with their employment with us, including our in-house developed technology and know-how, are our property.

Insurance

We currently carry limited insurance in connection with our brokerage business. However, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. We also do not maintain cybersecurity insurance, general product liability insurance or key-man insurance, and only maintain limited general property insurance.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including enforcement actions initiated by regulatory authorities, actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash-flow or results of operations.

Our Corporate History and Structure

We commenced our operations in February 2016 by developing and launching a mobile application providing free market information to users under Hunan Fumi Information Technology Co., Ltd., an entity incorporated in China (“Hunan Fumi”). We began offering brokerage services in the United States in May 2018 through Webull Financial LLC, a limited liability company incorporated under the laws of the State of Delaware in May 2017 (“Webull Financial”). We chose to launch our trading services in the United States first in order to take advantage of the magnitude of the market opportunity there.

In September 2019, we incorporated Webull Corporation under the laws of the Cayman Islands as our group holding company. In April 2021, one of our subsidiaries entered into a series of agreements with entities incorporated in China, including Hunan Fumi, which at the time held our primary business operations, including Webull Financial. Following the effectiveness of those agreements, our primary operations were controlled through variable interest entities, or VIE arrangements, rather than through equity ownership. We established these VIE arrangements out of an abundance of caution to comply with laws in China restricting foreign ownership of certain operations. In September 2021, we determined that the nature of our operations did not require the VIE arrangements to comply with China’s laws, so we undertook further restructuring to reduce complexity in our shareholding structure and give Webull Corporation equity ownership over our operations globally. In August 2022, we terminated the VIE arrangements, following which Hunan Fumi no longer has any affiliation with us.

To facilitate our global expansion, we have obtained broker-dealer licenses, approvals or registrations in a number of international markets including Canada, Hong Kong, Singapore, Indonesia, Malaysia, Thailand, Australia, Japan, the United Kingdom, South Africa, and the Netherlands, and are in the process of securing the licenses required to commence operations in additional markets in Latin America. As we continue to expand our business globally, we will incorporate or acquire subsidiaries and obtain required licenses and approvals for our operations in additional jurisdictions.

We historically provided our customers access to digital assets trading via our Webull App through a collaboration between Webull Pay LLC, a then wholly-owned subsidiary of ours, and a third-party digital assets platform. In July 2023, we spun off Webull Pay LLC, together with its digital assets business, into a separate entity outside of the Webull Corporation group. Pursuant to the spin-off, we ceased providing customers with access to services relating to digital assets trading through our Webull App. We undertook the spin-off, in part, due to regulatory uncertainties concerning the provision of digital asset trading services. For details on the risks relating to this spin-off, see “Risk Factors — Risks Relating to Our Products and Services — We historically provided our customers access to digital assets trading via our Webull App, which may subject us to risks.”

The following diagram illustrates our corporate structure, including our principal broker-dealer entities and other subsidiaries as of the date of this proxy statement/prospectus:

Regulations

U.S. Regulatory Overview

U.S. federal and state laws and regulations, including federal and state securities laws and regulations, apply to the brokerage and investment advisory businesses of our relevant U.S. subsidiaries, Additionally, the rules of various exchanges and self-regulatory organizations (SROs), of which certain of our U.S. subsidiaries are members or through which they conduct their business, are also applicable to the brokerage and investment advisory businesses of our U.S. subsidiaries.

The businesses that our U.S. subsidiaries conduct are limited by our arrangements with and our oversight by regulators and by relevant exchanges and SROs. Participation in new business lines, including trading of new products, participation on new exchanges, or engaging in business activities in new jurisdictions may require the applicable subsidiary to obtain licenses or other approvals from regulators, exchanges, and/or SROs. Obtaining such licenses or approvals may require the applicable subsidiary to expend significant time and resources and, as a result, may preclude our subsidiaries in the United States from expanding their business activities.

Our Regulated U.S. Entities

Webull Financial

Webull Financial LLC, or Webull Financial, is a broker-dealer and government securities broker registered with the SEC. Webull Financial has authority to conduct the following types of business:

(i)     broker retailing corporate equity securities over-the-counter;

(ii)    broker selling corporate debt securities;

(iii)   underwriter or selling group participant (corporate securities other than mutual funds);

(iv)   mutual fund retailer;

(v)    U.S. government securities broker;

(vi)   put and call (options) broker;

(vii)  non-exchange member arranging for transactions in listed securities by exchange member;

(viii) trading securities for own account;

(ix)   trading international securities; and

(x)    clearing transactions through an omnibus account maintained at another broker dealer.

Additionally, Webull Financial is registered with the Commodity Futures Trading Commission (“CFTC”) as a Futures Commission Merchant, and is a member of the National Futures Association (“NFA”), an SRO that regulates CFTC registrants.

Webull Advisors

Webull Advisors LLC, or Webull Advisors, is an investment adviser registered with the SEC. Webull Advisors provides investment advice through a robo-adviser program accessible through the Webull website and mobile application.

Main Regulatory Bodies and Self-Regulatory Organizations

Webull Financial

Webull Financial is registered as a broker-dealer with the SEC, in all 50 states and 3 territories, and is a member of six SROs, including FINRA, which are subject to SEC oversight. Consequently, Webull Financial and its personnel are subject to federal and state securities laws and regulations, including the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, FINRA rules, and the rules and requirements of various exchanges of which it is a member.

The legal and regulatory requirements applicable to Webull Financial govern, various aspects of Webull Financial’s business, its sales and trading practices, recordkeeping, anti-money laundering program, use and safekeeping of customers’ funds and securities, financial and other reporting, supervision, misuse of material non-public information, cybersecurity, privacy, risk management, and the conduct and qualifications of directors, officers and employees. As an SEC-registered broker-dealer, Webull Financial is also subject to customer protection and capital requirements, which include, without limitation, the requirement to maintain a specified minimum net capital. SEC and FINRA rules also require Webull Financial to limit to the ratio of subordinated debt to equity in its capital composition, and constrain Webull Financial’s ability to expand its business or distribute capital under certain circumstances.

Webull Financial is also registered with the CFTC as a futures commission merchant (an “FCM”), and is a member of the NFA. FCMs are subject to extensive requirements under the Commodity Exchange Act and the rules and regulations promulgated thereunder, as well as rules promulgated by the NFA, including requirements relating to sales practices, regulatory capital, anti-money laundering, financial reporting, supervision and recordkeeping.

Webull Advisors

Webull Advisors is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940 (the “Advisers Act”). Webull Advisors and its personnel are subject to federal and state securities laws and regulations, including the Advisers Act and the rules and regulations promulgated thereunder. The legal and regulatory requirements applicable to Webull Advisors govern various aspects of its business, including, without limitation, discharge of the fiduciary duty that Webull Advisors owes to its clients, anti-fraud restrictions, disclosures to clients regarding its business, custody of client assets, recordkeeping, and marketing activities.

Any violation by Webull Financial or Webull Advisors of any applicable laws, regulations, or rules governing its business could result in administrative or court proceedings, censures, fines, penalties, disgorgement of profits, suspension or expulsion from a certain jurisdiction, SRO or market, the revocation or limitation of licenses, the issuance of cease-and-desist orders or injunctions or the suspension or disqualification of the entity and/or its officers, employees or other associated persons.

Important Regulatory Considerations for U.S. Regulated Entities

Net Capital Rule

The SEC, FINRA, CFTC, and various other U.S. regulatory agencies have strict rules and regulations regarding the maintenance of specific levels of net capital by regulated entities. Generally, a broker-dealer’s capital is its net worth plus qualified subordinated debt less deductions for certain types of assets. The Net Capital Rule requires that at least a minimum part of a broker-dealer’s assets be maintained in a relatively liquid form. SEC and FINRA rules also require notification when a broker-dealer’s net capital falls below certain predefined thresholds, limits to the ratio of subordinated debt to equity in a broker-dealer’s regulatory capital composition and constraints in the ability of a broker-dealer to expand its business or distribute capital under certain circumstances. If a broker-dealer fails to maintain required net capital, it may be subject to suspension or revocation of registration by the applicable regulatory agency. Suspension or expulsion by such regulators could result in the broker-dealer’s liquidation.

Webull Financial is subject to net capital requirements, including the Net Capital Rule (Rule 15c3-1) under the Exchange Act. As of the date of this document, Webull Financial is in compliance with all applicable regulatory capital requirements.

Supervision and Compliance

Each of Webull Financial and Webull Advisors seeks to operate its business in accordance with applicable laws and regulatory requirements by employing automated compliance systems to minimize manual steps in the compliance process, and supplement such systems with reviews by experienced employees who apply judgment where needed.

Webull Financial’s automated systems address compliance matters which include, without limitation, trade and audit trail reporting, financial operations reporting, enforcement of short sale rules, margin rules and pattern day trading restrictions, review of employee activities and correspondence, archival of required records, approval and documentation of new customer accounts, surveillance of customer trading for market manipulation or abuse or violations of exchange rules, and AML and anti-fraud surveillance. Webull Advisors’ automated systems address compliance matters which include, without limitation, review of employee activities and correspondence, archival of required records, approval and documentation of new customer accounts, and AML and anti-fraud surveillance. Each of Webull Financial and Webull Advisors continues to invest in its compliance program and compliance staffing.

Webull Financial has a chief compliance officer who reports to its chief executive officer. Webull Financial’s chief executive officer, chief compliance officer, and certain other senior employees are FINRA registered principals with supervisory responsibility over the compliance aspects of its business. All employees of Webull Financial or any of its affiliates that are registered with FINRA are subject to continuing education requirements every three years. Webull Advisors has a chief executive officer who oversees its compliance program and reports to its chief executive officer.

AML and “Know Your Customer” Requirements

The Bank Secrecy Act, or the BSA, which has been amended to include certain provisions of the USA Patriot Act, imposes rigorous requirements on financial services firms, including requiring firms to collect certain information regarding its customers and to monitor customer transactions for suspicious activities. The SEC, CFTC, and various exchanges and SROs may also impose similar anti-money laundering (“AML”) and customer due diligence rules that comport with the BSA. Violations of the BSA, USA Patriot Act, and/or governmental and SRO AML rules can result in significant criminal, civil, and regulatory penalties, including substantial fines.

In accordance with such requirements, Webull Financial has established comprehensive AML and customer identification procedures. Webull Financial has a designated AML Compliance Officer, and employs a mix of automated and manual reviews for AML screening. Webull Financial collects required information via its new account opening process and screens accounts against databases for the purposes of identity verification and for review of potential negative information and appearance on government lists, including the Office of Foreign Assets and Control, Specially Designated Nationals and Blocked Persons lists and several other global or non-U.S. sanction lists. Webull Financial also implements restrictions to prevent certain types of high-risk activity, including potentially manipulative patterns of trading or higher risk patterns of money movement, and generate and review surveillance reports to identify potential money laundering, market manipulation or abuse, fraud and other suspicious activities.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act imposes stringent reporting and disclosure requirements on the financial services industry. Each of Webull Financial and Webull Advisors conducts regular supervisory reviews of its internal controls, including financial reporting, and management monitors developments with respect to accounting and regulatory rulemaking for potential impacts to such reporting and internal controls.

Business Continuity Planning

Federal regulations and SRO rules require brokerage firms to maintain business continuity plans that describe what actions such firms will take in the event of a disaster (e.g., a fire, natural disaster or terrorist incident) that could significantly disrupt operations. Webull Financial has developed business continuity plans that explain the actions that our firm will take in the event of a significant business disruption. In the event of a significant business disruption (internal or external), we seek to continue to take, enter, and execute orders, using means of communication that are available to us, and utilize the means closest in speed and form (written or oral) to the means that we have previously used to communicate with our customers. We have backup capabilities for key operations that will be utilized in the event of a significant system outage at our main organization. In addition, we have built redundancy with respect to some systems so that certain operations can be handled remotely. Furthermore, in response to the COVID-19 pandemic, we enhanced our technical infrastructure and remote access capabilities to enable most employees, including all with critical job functions, to work remotely. We regularly evaluate opportunities to advance our business continuity plans.

U.S. Privacy and Consumer Information Security

Each of Webull Financial and Webull Advisors, in the ordinary course of its business, accesses, collects, stores, uses, transmits and otherwise processes certain types of data, including personal information, personal data, and personally identifiable information (collectively, “PII”), which subjects it to certain federal and state privacy and information security laws, rules, industry standards and regulations designed to regulate, secure and protect PII and mitigate identity theft. These laws impose obligations with respect to the collection, processing, storage, disposal, use, transfer, retention and disclosure of PII, and, with limited exceptions, give consumers the right to prevent use of their PII and disclosure of it to third parties.

The Gramm — Leach — Bliley Act, or the GLBA, specifically regulates the privacy, security, and disclosure of PII that constitutes nonpublic personal information that a financial firm collects about individuals, including potentially it’s clients and investors, in connection with the provision of financial products or services. Each of Webull Financial and Webull Advisors is required to disclose its information sharing practices to these individuals, and to abide by their decision to opt-out of certain sharing their PII in the future.

Each of Webull Financial and Webull Advisors is subject to SEC Regulation S-P, which requires that they maintain policies and procedures addressing the protection of customer information and records. This includes protecting against any anticipated threats or hazards to the security or integrity of customer records and information and against unauthorized access to or use of customer records or information. Regulation S-P also requires each of Webull Financial and Webull Advisors to provide initial and annual privacy notices to customers describing information sharing policies and informing customers of their rights. Regulation S-AM limits the sharing of PII with business affiliates for marketing purposes, and Regulation S-ID requires SEC registered broker-dealers to develop and implement a written identity theft prevention program that is designed to detect, prevent and mitigate identity theft.

In the absence of a comprehensive national data protection law in the U.S., state legislatures are rapidly adopting privacy and cybersecurity laws to protect the PII of state residents. The California Consumer Privacy Act, or the CCPA, which took effect on January 1, 2020, imposes civil penalties for violations, and confers a private right of action on consumers for damages arising due to certain data breaches. While PII that we process that is regulated by the GLBA is exempt from the CCPA, the CCPA’s definition of “personal information” is broad enough to include online identifiers provided by individuals’ devices, applications, and protocols (such as IP addresses, mobile application identifiers, and unique cookie identifiers) and individuals’ location data, if there is potential that individuals can be identified by such data. The CCPA establishes a new privacy framework for regulated businesses by, among other requirements, establishing new privacy rights for consumers in the State of California (including rights to deletion of and access to personal information), imposing special rules on the collection of consumer data from minors, creating new notice obligations and new restrictions on the “sale” of personal information (interpreted by some to include common advertising practices), and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. The CCPA also offers the possibility to a consumer to recover statutory damages for certain violations and could open the door more broadly to additional risks of individual and class-action lawsuits even though the statute’s private right of action is limited in scope. The California Privacy Rights Act, or the CPRA, became effective on January 1, 2023. The CPRA amended the CCPA by, among other items, imposing additional obligations on regulated businesses and expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA.

States continue to enact legislation on matters of privacy, information security, cybersecurity, and data breach notification requirements. For example, in addition to California, various states such as Nevada, Maine, Massachusetts, Virginia and Colorado, Delaware, Connecticut, Florida, Indiana, Iowa, Montana, Oregon, Texas, Tennessee, Utah, and Virginia, have enacted data privacy laws that have gone into effective, or will go into effect through 2026, that regulate the collection, use, disclosure, and other processing of their residents’ PII, and to ensure that such PII is adequately protected from loss, misuse, unauthorized disclosure or data breach. Further, all 50 states, the District of Columbia, Guam, Puerto Rico, and other U.S. territories have separate and distinct data breach notification laws that impose, in varying degrees, an obligation to notify affected individuals and government authorities in the event of certain data or security breaches or compromises, including when a consumer’s PII has or may have been accessed or acquired by an unauthorized person. Each of Webull Financial and Webull Advisors has also adopted a privacy policy, which includes certain statements about its privacy, information security, and data security practices with regard to PII.

Canada Regulatory Overview

The regulatory environment for broker-dealers in Canada is governed by various regulatory bodies at both the federal and provincial levels. Some of the main ones which impact Webull Securities (Canada) Limited, or Webull Canada, are highlighted below.

Canadian Securities Administrators (CSA)

The CSA is an umbrella organization comprising securities regulators from each province and territory in Canada. It works to harmonize and coordinate securities regulation across the country. While there are a number of National Instruments (NI) that impact broker-dealers, the key regulation under the CSA is (NI 31-103), which provides the framework for registration requirements, obligations, and exemptions for investment dealers, including broker-dealers.

Canadian Investment Regulatory Organization (CIRO):

CIRO is a national self-regulatory organization overseeing investment dealers and trading in debt and equity marketplaces. CIRO sets rules and standards, conducts compliance reviews, and enforces securities regulations. CIRO sets and enforces rules for the business and financial conduct of Canadian investment and mutual fund firms and their representatives across Canada. All registered representatives are subject to high proficiency standards, training, and supervision by member firms.

Examples of standards established and enforced by CIRO concern KYC and suitability, know your product, best execution, conflicts of interest, market integrity, margin monitoring, capital monitoring and reporting, advertising and media, and business continuity plans.

Webull Canada is regulated by and a member of CIRO.

Hong Kong Regulatory Overview

The Securities and Futures Ordinance, including its subsidiary legislation, is the principal legislation regulating the securities and futures industry in Hong Kong, including the regulation of securities, futures and leveraged foreign exchange markets, the offering of investments to the public in Hong Kong, and intermediaries and their conduct of regulated activities. In particular, Part V of the SFO deals with licensing and registration matters.

The SFO is administered by the Securities and Futures Commission of Hong Kong, or HK SFC, which is an independent statutory body in Hong Kong set up to regulate the securities and futures markets and the non-bank leveraged foreign exchange market in Hong Kong.

In addition, the Companies (Winding Up and Miscellaneous Provisions) Ordinance including its subsidiary legislation provides that the HK SFC is responsible for authorizing the registration of prospectuses for offerings of shares and debentures in Hong Kong and/or granting exemptions from strict compliance with the provisions in the Hong Kong Companies (Winding Up and Miscellaneous Provisions) Ordinance. The SFO provides that the HK SFC is also responsible for authorizing certain securities (including the relevant offering documents) that are not shares or debentures.

The Hong Kong securities and futures industry (with respect to listed instruments) is also governed by the rules and regulations introduced and administered by the Stock Exchange and the Futures Exchange.

The SFO provides a licensing regime where a person needs to obtain a license to carry on a business in any of the following regulated activities as defined in Schedule 5 to the SFO:

License	Regulated activity
Type 1:	Dealing in securities
Type 2:	Dealing in futures contracts
Type 3:	Leveraged foreign exchange trading
Type 4:	Advising on securities
Type 5:	Advising on futures contracts
Type 6:	Advising on corporate finance
Type 7:	Providing automated trading services
Type 8:	Securities margin financing
Type 9:	Asset management
Type 10:	Providing credit rating services
*Type 11:	Dealing in OTC derivative products or advising on OTC derivative products
*Type 12:	Providing client clearing services for OTC derivative transactions
Type 13:	Providing depositary services for relevant Collective Investment Schemes

____________

*        Not yet granting licenses

Under the SFO, any person who carries on a business in a regulated activity or holds itself out as carrying on a business in a regulated activity must be licensed under the relevant provisions of the SFO to carry on that regulated activity, unless any exemption under the SFO applies. This applies to a corporation carrying on a business in a regulated activity and to any individuals acting on behalf of that corporation in carrying on such activities, as further described below. It is an offense for a person to conduct any regulated activity without the appropriate license issued by the HK SFC.

Further, if a person (whether by itself or another person on his behalf, and whether in Hong Kong or from a place outside of Hong Kong) actively markets to the public any services that it provides and such services, if provided in Hong Kong, would constitute a regulated activity, then that person is also subject to the licensing requirements under the SFO.

Our subsidiary, Webull Securities HK, is required to obtain licenses to conduct its business in Hong Kong pursuant to the licensing requirements of the HK SFC. Webull Securities HK currently holds a Type 1 License for dealing in securities, a Type 2 License for dealing in futures contracts and a Type 4 License for advising on securities. These licenses have no expiry date and will remain valid unless suspended, revoked or cancelled by the HK SFC. We pay standard governmental annual fees to the HK SFC and are subject to continued regulatory obligations and requirements.

Singapore Regulatory Overview

The Securities and Futures Act 2001, or SFA, together with other subsidiary legislation, regulates the capital markets and financial investment sector in Singapore. The SFA is administered by the Monetary Authority of Singapore, or MAS, who in turn, governs brokers, dealers, exchanges, market operators, depositories and clearing houses.

Section 82, Part 4 of the SFA states that any person who wishes to conduct any business governed by the SFA is required to obtain a capital markets services, or CMS, license, unless otherwise exempt. The regulated activities that may be obtained under the CMS license regime, per the Second Schedule of the SFA, are:

•        dealing in capital markets products;

•        advising on corporate finance;

•        fund management;

•        real estate investment trust management;

•        product financing;

•        providing credit rating services; and

•        providing custodial services.

The SFA also regulates the offering of capital markets products in Singapore. Capital markets products refers to any securities, units in a collective investment scheme, derivatives contracts and spot foreign exchange contracts for the purposes of leveraged foreign exchange trading. ‘Securities’ refer to shares, units in a business trust or any instrument conferring or representing a legal or beneficial ownership interest in a corporation, partnership or limited liability partnership and debentures.

The Financial Advisors Act 2001, or FAA, including its subsidiary legislations and regulations, regulates financial advisers and their appointed representatives in Singapore. Similarly, the FAA is administered by the MAS, and the regulated activities that it governs, as per the Second Schedule of the FAA, are:

•        Advising others, either directly or through publications or writings, and whether in electronic, print or other form, concerning any investment product.

•        Advising others by issuing or promulgating research analyses or research reports, whether in electronic, print or other form, concerning any investment product.

•        Arranging of any contract of insurance in respect of life policies, other than a contract of reinsurance.

In addition, Section 6, Part 2 of the FAA states that any person who wishes to conduct any business governed by the FAA, is required to obtain a financial advisers license unless otherwise exempt. ‘Investment product’ means —

•        any capital markets products;

•        spot foreign exchange contracts other than for the purposes of leveraged foreign exchange trading; and

•        any life policy

It is an offence for an entity to conduct any regulated activities under the SFA and FAA without the appropriate license or exemption issued by the MAS. Only an entity can be licensed/exempt from licensing by the MAS. Individuals who conduct such regulated activities under the SFA and FAA on behalf of the licensed entity are known as “representatives.”

Webull Securities (Singapore) Pte. Ltd. currently holds a CMS license to conduct the following activities:

•        dealing in capital markets products that are securities, exchange-traded derivatives contracts and collective investment schemes;

•        product financing; and

•        providing custodial services.

Webull Securities (Singapore) Pte. Ltd. is also an Exempt Financial Advisor for:

•        Advising others by issuing or promulgating research analyses or research reports, whether in electronic, print or other form, concerning securities, exchange-traded derivatives contracts and collective investment schemes.

Australia Regulatory Overview

Webull Securities (Australia) Pty. Ltd, or Webull Australia, is the holder of an Australian Financial Services Licence, or AFSL, provided by the Australian Securities and Investments Commission (“ASIC”).

Webull Australia’s AFSL authorizes it to undertake the following:

•        provide general financial product advice for (1) deposit and payment products limited to basic deposit products and deposit products other than basic deposit products, (2) derivatives, (3) interests in managed investment schemes excluding investor directed portfolio services, and (4) securities; and

•        deal in a financial product by (1) issuing, applying for, acquiring, varying, or disposing of a financial product in respect of the following classes of financial products: (a) standard margin lending facility, and (b) derivatives; and (2) applying for, acquiring, varying, or disposing of a financial product in respect of the following classes of financial products: (a) deposit and payment products, limited to basic deposit products and deposit products other than basic deposit products, (b) interests in managed investment schemes excluding investor directed portfolio services, (c) securities, and (d) derivatives.

ASIC Act 2001 and ASIC Regulatory Guides

Webull Australia is subject to the ASIC Act 2001 which requires ASIC to maintain, facilitate and improve the performance of the financial system and entities within it in the interests of commercial certainty, reducing business costs, and the efficiency and development of the economy.

In addition, as a licensee and trading participant, Webull Australia must comply with all relevant ASIC Regulatory Guides.

ASIC Market Integrity Rules (Securities Markets) 2017

As a trading participant, Webull Australia is captured by the specific ASIC Market Integrity Rules (Securities Markets) 2017 that govern trading on the Australian Market Operators such as the ASX and Cboe Australia. These rules comprise of a number of rules to include client documentation, reporting, trading, regulatory data, management structure in place.

ASIC Market Integrity Rules (Capital) 2021

These rules set out the financial requirements to include capital requirements specific to WSAPL in its capacity as the holder of an AFSL and a trading participant of the ASX and Cboe Australia. These rules act in conjunction with ASIC Regulatory Guide 166 — Financial requirements and financial conditions set out on the firm’s AFSL.

Webull Australia must have in place the following:

•        sufficient financial resources to conduct its financial services business in compliance with the Corps Act (including carrying out supervisory arrangements);

•        a financial buffer that decreases the risk of a disorderly or non-compliant wind-up if its business fails; and

•        incentives for the firm’s owners to comply through the risk of financial loss.

ASX Operating Rules

As a trading participant of the ASX, Webull Australia must comply with all operating rules and procedures, schedules, and annexures of the ASX.

Cboe Operating Rules

As a trading participant of the Cboe, Webull Australia must comply with all operating rules and procedures, of the CBOE.

Japan Regulatory Overview

Webull Securities (Japan) Co. Ltd., or Webull Japan, is registered with the Kanto Financial Bureau of the Ministry of Finance in Japan as a Type 1 and 2 financial instruments business operator, which enables Webull Japan to engage in sales and trading of securities and derivatives, and investment management business. Webull Japan is also a member of Japan Securities Dealers Association, or JSDA.

Webull Japan is also a trading participant of both the Tokyo Stock Exchange and the Osaka Stock Exchange, and must comply with the relevant rules of each of these stock exchanges.

Regulations

For Webull Japan, the Financial Instruments and Exchange Act, or FIEA, including its subsidiary legislation, such as the Order for Enforcement and Cabinet Office Order, is the principal legislation regulating various securities and other financial investment products (including derivatives) and related business operations.

Business activities covered by the FIEA include underwriting, securities dealing and brokerage, investment advice, investment management, asset management and funds management. The FIEA also covers registration, supervision, disclosure requirements, take-over bids, insider trading, business scope, major shareholders, foreign securities firms, accounting, exchanges, clearing, self-regulatory functions and customer protection.

The main regulator for Security Firms is the Financial Services Agency of Japan, or JFSA. The JFSA is the regulator responsible for the registration and supervision of financial institutions, including banks, trust banks, trust companies, funds transfer/settlement-related service providers, insurers, securities firms, investment advisors, asset managers and funds.

Below are the various registration types and major business operations permitted for each under the FIEA.

Type I Financial Instruments Business

1.      The following businesses are permitted as Paragraph 1 Securities of the FIEA:

(a)     Purchase and sale of securities, market derivatives transactions

(b)    Intermediation, brokerage or agency for purchase and sale of securities or market derivatives transactions

(c)     Intermediation, brokerage or agency for entrustment of purchase and sale of listed securities or market derivatives transactions

(d)    Secondary distribution of securities

(e)     Handling of public offering, secondary distribution or private placement of securities

2.      Over-the-counter derivatives transactions

3.      Operation of the Proprietary Trading System (PTS)

4.      Underwriting of securities

5.      Accepting deposits of cash or securities

Type II Financial Instruments Business

1.      The following businesses are permitted as Paragraph 2 Securities of the FIEA:

(a)     Purchase and sale of securities, market derivatives transactions

(b)    Intermediation, brokerage or agency for purchase and sale of securities or market derivatives transactions

(c)     Intermediation, brokerage or agency for entrustment of market derivatives transactions

(d)    Secondary distribution of securities

(e)     Handling of public offering, secondary distribution or private placement of securities

2.      Public offering or private placement (self-offering) of certain types of securities such as beneficiary certificates of investment trusts that the business operator manages as the investment trust management company, and interests in collective investment schemes that it manages as the executive partner (such as unlimited liability partner and general partner)

United Kingdom Regulatory Overview

U.K. General Data Protection Regulation (UK GDPR)

The General Data Protection Regulation, or GDPR, governs how organizations control and process personal data. Following the U.K.’s exit from the European Union, the U.K. enacted its own version of the GDPR under the European Union (Withdrawal Agreement) Act 2020, which came into force in January 2021. The U.K. GDPR applies both to UK organizations that collect, store or otherwise process the personal data of individuals residing in the U.K., and to non-U.K. organizations that offer goods or services to, or monitor the behavior of, U.K. residents.

Entities falling under the scope of the UK GDPR must explain their data collection processes in a transparent and compliant privacy policy that clearly states the legal basis for processing each category of personal information and the purposes of that processing. Appropriate technical and organizational measures must be implemented to securely store the personal data that they process to protect against data breaches.

Financial Services Firm Regulation

Webull Securities (UK) Ltd, or Webull U.K., is regulated by the Financial Conduct Authority (“FCA”) and is authorized as an investment firm, under the Markets in Financial Instruments Directive 2014/65/EU (“MiFID”), as transposed into U.K. law, to offer products and services in the U.K.

The MiFID activities that Webull U.K. carries out are (1) receipt and transmission of orders for clients PERG 13 Annex 2 Annex 2 A1, (2) execution of orders for clients PERG 13 Annex 2 Annex 2 A, (3) arranging Safekeeping and administration of financial instruments for the account of clients Part 3A of Schedule 2 to the Regulated Activities Order, and (4) foreign exchange services PERG 13.4 Financial instruments.

The MiFID products that Webull U.K. offers are (1) transferable securities, (2) transferable securities money-market instruments, and (3) units of collective investment undertakings.

As per the FCA register, Webull U.K.’s permissions include (1) holding and controlling client money, and (2) for investments, arranging deals, arranging safeguarding and administration of assets, dealing as agent and making arrangements with a view to transactions. These permissions relate to regulated activities carried out for clients classified as Retail and Professional.

WEBULL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Webull and its subsidiaries.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Information about Webull,” “Selected Historical Financial Data of Webull” and Webull’s audited consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma combined financial information in the section of this proxy statement/prospectus titled “Summary Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

Webull is a digital investment platform built upon a next-generation global infrastructure. We provide our customers with extensive products, features and functions that go beyond what is offered by most retail investment platforms in the markets today. The Webull platform is specifically designed and developed for our target demographic of young and digitally-savvy retail investors. We believe we are the platform of choice for this new generation of retail investors, whose demands for diverse investment products, mobile-first interface, around-the-clock availability, instant and in-depth market data, and social features may be prohibitively expensive for traditional investment platforms. We pride ourselves in the professional grade trading and investment features we offer. Though we may not be the place where our customers first learn about investing, we aim to be the platform they graduate into as they become more informed about investing. Our customers are on average 37 years old, and approximately 81% report having prior investing experience before opening an account with us as of September 30, 2024. Our young customers provide us with opportunities to grow with and continue to serve them over the next several decades as their trusted lifelong investment partner.

Driven by our strong belief that every retail investor should have access to the resources needed to become a more educated and empowered investor — what we refer to as the informed investor — our platform enables anyone to create a free account on Webull and gain access to the information and analytical tools that other brokerages typically lock behind a paywall, through which we help investors become more informed. The days when real-time stock price data were privileged information hidden behind a paywall are gone, and we believe more sophisticated market information should be made affordable and accessible to ordinary investors. We believe that no investment decision should be made without access to relevant public information, and no investor should have to question the stability of the underlying platform. As a result, many experienced investors choose us for the advanced trading tools and functions we offer, while novice investors look to us as a trusted resource for gaining the education and insight needed to become informed investors.

We serve our customers through a global platform built around self-directed trading and provide our users access to market data from 43 exchanges worldwide as of September 30, 2024. Our freely available information and analytics, coupled with our open digital community features, foster a virtual trading floor experience similar to Wall Street and Canary Wharf where investment theses are freely exchanged and debated with the most popular ideas rising to the surface. Armed with these tools and the Webull Community, experienced and novice investors alike can learn and develop the confidence and ability to grow their personal wealth. While our core product offering is designed for the self-directed retail investor, we have recently added a number of wealth management services catered to those customers who prefer a more passive investment solution. We strive to make Webull the platform of choice for everyone who takes investing seriously.

We generate revenues primarily via transaction-based trading activities and interest related income primarily in connection with stock lending and margin financing services provided to our customers.

The following tables set forth our key operating and financial metrics as of and for the periods indicated. We regularly review these key metrics to evaluate our business and financial performance as well as make strategic decisions.

	For the Three Months Ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
Registered users(1) (in millions)	13.6	14.4	15.3	16.2	17.3	18.3	19.0	19.8	20.6	21.1	22.1
Funded accounts(2) (in millions)	3.5	3.6	3.6	3.7	3.9	4.1	4.1	4.3	4.3	4.4	4.5
Quarterly retention rate(3)	96.5%	97.3%	97.8%	97.9%	98.0%	97.5%	97.4%	98.2%	97.3%	97.9%	98.4%
Customer assets(4) (US$ in billions)	8.7	6.8	6.6	5.9	6.9	7.5	7.2	8.2	8.7	9.7	11.5
DARTs(5) (in thousands)	752	685	690	629	705	639	603	560	640	646	707
Equity notional volume(6) (US$ in billions)	107	98	94	89	96	90	93	92	111	102	119
Options contracts(7) (in millions)	91	85	97	97	104	105	113	108	112	118	119

Our platform is a self-directed investment platform. We do not have control over the investment decisions and trading behaviors of our customers. Our results are highly sensitive to our customers’ trading behaviors and market fluctuations. These are significant, inherent limitations of the above metrics which make predicting future results with precision difficult.

____________

Notes:

(1)      Registered users refer to those users who have registered on our platform but not necessarily have opened a brokerage account with one of our licensed broker-dealers. Growth in our registered users provides insight as to the popularity of the Webull App. While we do not generate revenue from registered users who do not have brokerage accounts with us, registering an account on the Webull App is the first step toward opening and funding a brokerage account with us.

(2)      Funded accounts refer to Webull brokerage accounts into which the customer has made an initial deposit or money transfer, of any amount, whose account balance (which is measured as the fair value of assets in the customer’s account less the amount due from the customer) has not dropped to or below zero dollars for 45 consecutive calendar days as of the record date. Funded accounts reflect unique customers, and multiple funded accounts by a single customer are counted as one funded account. Growth in our funded accounts provides insight as to the effectiveness of our marketing efforts and our ability to acquire monetizable customers. Funded accounts are positively correlated with, but are not determinative, of customer assets, trading volumes, and revenue.

(3)      Quarterly retention rate is calculated by subtracting the “quarterly churn rate” from 100%. The “quarterly churn rate” means the ratio of (i) churned accounts during the current quarter to (ii) the sum of total funded accounts at the end of the preceding quarter and new funded accounts acquired during the current quarter. A “churned account” means a funded account whose account balance (measured as the fair value of assets in the customer’s account less the amount due from the customer) drops to or below zero for 45 or more consecutive calendar days as of the record date. The quarterly retention rate provides us insight as to how effective we are at servicing our platform users in terms of quality customer support and product offerings.

(4)      Customer assets refer to the sum of the fair value of all equities, ETFs, options, warrants, futures, and cash held by customers in their Webull brokerage accounts, net of customer margin balances, as of the record date. While Customer assets are significantly impacted by mark-to-market valuations of customers’ investments, we consider Customer assets an important metric as growth in Customer assets generally leads to an increase in trading volumes and revenue.

(5)      DARTs refer to daily average revenue trades, which is the number of customer trades executed during a given period divided by the number of trading days in that period. DARTs provide us information on how active our customers trade. A limitation of this metric is that it does not capture the size of the trade and revenue per trade varies significantly depending on size and type of trades.

(6)      Equity notional volume refers to the aggregate dollar value (purchase price or sale price as applicable) of trades executed over a specified period of time. Equity notional volume directly drives our equities trading revenue, as we earn payment for order flow or commissions for customers’ equities trades based on a percentage of notional value. However, equity notional volume is highly sensitive to market conditions in the short-term which makes predicting our equity trading revenue with precision difficult.

(7)      Options contracts refer to the total number of options contracts bought or sold over a specified period of time. Options contracts traded directly drive our options trading revenue, as we earn payment for order flow or commissions for customers’ options trades on a per contract basis. However, options contracts traded is highly sensitive to market conditions in the short-term which makes predicting our options trading revenue with precision difficult.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Key Financial Metrics
Total revenues	388,874	390,121	305,577	282,525
Net income (loss) attributable to the Company	50,078	6,069	19,566	(33,456)
Adjusted operating income (non-GAAP)(1)	98,577	52,392	60,555	(3,424)
Adjusted net income (loss) (non-GAAP)(2)	91,602	35,481	42,905	(7,490)

____________

Note:

(1)      Adjusted operating income, a non-GAAP financial measure, represents income (loss) from continuing operations, before income taxes, excluding share-based compensation expenses, other expense, net and one-time transactions.

(2)      Adjusted net income, a non-GAAP financial measure, represents net income (loss) attributable to the Company excluding share-based compensation expenses and one-time transactions.

Key Factors Affecting Our Results of Operations

Our business and operating results are affected by general factors driving the capital markets, digital trading and investment, and other industries in our markets, including demographic and macro-economic growth, technology adoption trends, and the digital transformation of financial service industries. In addition, we believe our results of operations and financial performance are directly affected by certain factors specific to us, including the following:

Growth of our customer base

We have achieved rapid growth in customers since the launch of our trading app in the United States in May 2018. Sustaining our growth requires continued adoption of our platform by new customers and retention of existing customers. Our ability to continue to achieve customer growth is supported by our mobile-first interface and competitive pricing, depth of products, in-depth data and analytics tools, connected social community, and multi-platform interoperability. Additionally, we leverage our customers to organically recommend our platform to their family and friends and drive our growth. The expansion of our customer base depends on the recognition and acceptance of our product and service offerings as well as our value propositions to them. Our ability to educate and demonstrate to existing and prospective customers the value and the effectiveness of our superior product and service offering is and will continue to be crucial for our business growth, financial performance, and prospects. Leveraging our solid foundation and proven track record, we believe we are aptly placed to capitalize on overall market growth and attract new retail investors globally.

Our ability to engage and monetize our customers

We have a highly engaged customer base, which contributed to significant increases in trading volume on our platform. As we enrich our product and service offerings, we believe there is significant opportunity to further engage our customers and increase their usage of our platform. Since the launch of our Webull App in the United States in 2018, we have added a wide selection of features, products and services in response to customer demands including ETFs, options, fractional shares and futures trading as well as cash sweep, margin financing, stock lending, retirement accounts, and syndicate services. We have also created a robust community of investors by embedding social media tools and user-generated content into our platform. Our Webull Community complements the investing tools, education, market data, and insight we provide and in turn drives customer engagement and retention. Furthermore, we have been constantly improving our existing features, products and services in response to customer feedback and keep our customers engaged. For example, we rolled out “Webull Lite” in April 2024, an easier-to-use version of the Webull App designed to better serve customers who are new to investing and preferred a more simplified experience.

While not all forms of customer engagement with our platform directly contribute to revenues or otherwise impact our results of operations, as more users join our platform and engage with new and existing features, products, and services, we expect to generate more revenue over time. We believe the increasing customer engagement on our platform demonstrates the growing lifetime value of our young customer base, providing us with opportunities to grow with them over the next several decades.

Our ability to expand globally

We see significant market opportunities globally in the digital brokerage industry. Our proven track record of successful execution in the United States provides us with a strong brand and a tested strategy for expansion to other markets. Our centrally-developed platform is designed to be seamlessly deployed across different markets, and we believe our highly scalable technology infrastructure will allow us to continue to penetrate new markets with moderate investment and marginal cost. Additionally, our strong localization capabilities enable us to better understand local market characteristics as well as the varying needs of local customers, which give us a significant competitive advantage as we continue to expand across the globe. In addition to the U.S. market, we have launched our licensed brokerage business in Canada, Hong Kong, Singapore, Indonesia, Thailand, Malaysia, Australia, Japan, the United Kingdom, and South Africa. We believe a global footprint will enable us to capture the significant potential of underserved markets, creating opportunities for our sustainable growth and business prospects.

Optimization of our operating expenses

Our results of operations depend in part on our ability to manage our operating expenses, especially our marketing and branding expenses. We have invested significantly in marketing and branding to attract customers and sustain our growth. We utilize various marketing tools to attract new customers, such as Webull Referral Program and paid advertising. In 2022 and 2023, our marketing and branding expenses amounted to $140.8 million and $152.8 million, respectively. For the nine months ended September 30, 2023 and 2024, our marketing and branding expenses amounted to $105.5 million and $117.9 million, respectively. Our ability to lower such expenses as a percentage of our total revenues depends on our ability to improve customer acquisition efficiency.

In addition, we have made, and will continue to make, significant investments in our technology infrastructure which is critical for us to offer high-quality products and services as well as to attract and retain customers. Our proprietary technology infrastructure is the backbone of our highly stable and scalable trading platform, enabling us to facilitate secure, fast and cost-efficient financial transactions. Our ability to leverage our investment in technology infrastructure and talent to develop and enhance our products and services in a cost-effective manner affects our results of operations.

As our business further grows in scale, we expect our operating expenses to increase in absolute amounts in the foreseeable future. Nevertheless, with our continuous growth in scale and further optimization of our operational capabilities, we believe our continued commitment to operational efficiency and investment in technology will fuel our growth, and reinforce economies of scale to optimize our operating margin.

Macro-environment and conditions

Investment behavior of our customers is affected by the overall macro-environment, including economic, regulatory and market events and conditions, all of which are beyond our control. In particular, inflation, tax rates, fluctuations in interest rates and any other unfavorable changes in market conditions can have a material impact on investor sentiment and trading volume, resulting in fluctuation in our trading revenues and interest related revenues.

Key Components of Results of Operations

Revenues

We generate revenues primarily from our equity and option order flow rebates and interest related income. The following table sets forth the components of our revenues by amounts and percentages of our total revenues for the periods presented:

	For the Year Ended December 31, 2022		For the Year Ended December 31, 2023		For the Nine Months Ended September 30, 2023		For the Nine Months Ended September 30, 2024
	$	%	$	%	$	%	$	%
	(in thousands, except for percentage data)
Revenues:
Equity and option order flow rebates	278,981	71.7	202,194	51.8	150,997	49.4	138,655	49.1
Interest related income	91,882	23.7	155,792	39.9	125,455	41.1	97,379	34.5
Handling charge income	9,042	2.3	21,234	5.5	21,695	7.1	36,355	12.9
Other revenues	8,969	2.3	10,900	2.8	7,430	2.4	10,136	3.5
Total revenues	388,874	100.0	390,120	100.0	305,577	100.0	282,525	100.0

The following table sets forth a breakdown of our revenues generated from trading activities for each of the key types of assets traded on our platform for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Revenues generated from trading activities for:
Equities	87,197	61,184	39,205	43,269
Options(1)	200,001	159,532	132,325	116,791
Total	287,198	220,716	171,530	160,060

____________

Note:

(1)      The revenues generated from trading activities for options also included option handling income, which amounted to $8.2 million for the year ended December 31, 2022 and $18.5 million for the year ended December 31, 2023, respectively, and $20.5 million and $21.4 million for the nine months ended September 30, 2023 and 2024, respectively.

The following table sets forth a breakdown of our revenues generated from external customers, excluding interest income arising from our corporate bank deposits, by geographic region for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Revenues from external customers(1):
United States	376,023	363,999	287,370	255,165
Hong Kong	6,568	5,079	4,067	5,042
Singapore	1,657	5,649	3,081	9,310
Others	301	561	389	2,576
Total	384,549	375,288	294,907	272,093

____________

Note:

(1)      The revenues from external customers did not include interest income arising from our corporate bank deposits, which amounted to $4.3 million for the year ended December 31, 2022 and $14.8 million for the year ended December 31, 2023, respectively, and $10.7 million and $10.4 million for the nine months ended September 30, 2023 and 2024, respectively.

Our revenues from external customers amounted to $384.5 million in 2022, $375.2 million in 2023, and $294.9 million and $272.1 million for the nine months ended September 30, 2023 and 2024, respectively, especially in Hong Kong and Singapore we continued to expand our business and strengthen our market position. The revenues from external customers in various geographic locations are attributable to the operating performance in those markets, as indicated by various operating metrics.

Equity and option order flow rebates

We generate a portion of our revenues from equity and option order flow rebates that we receive from our market makers and liquidity providers for directing our customers’ trade orders to them for execution. In the case of equities and ETFs, the payments we receive are generally based on a percentage of the notional volume of securities being traded. In the case of options, we receive payments on a per contract basis. Our equity and option order flow revenues are recognized on a trade-date basis when we satisfy our performance obligation by routing a trade order to a market maker or a liquidity provider.

The following table sets forth a breakdown of our equity and option order flow rebates by asset type for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
		(in thousands)
Equity and option order flow rebates
Option order flow rebates	191,784	141,010	111,792	95,386
Equity order flow rebates	87,197	61,184	39,205	43,269
Total	278,981	202,194	150,997	138,655

Interest related income

Interest related income primarily consists of revenues generated from (i) stock lending services, (ii) margin financing services, (iii) interest income from customers’ bank deposits, and (iv) interest income from our own corporate bank deposits.

We received a majority of our interest related income in 2022, 2023 and for the nine months ended September 30, 2023 and 2024, from our clearing partner. Interest related income from stock lending is generated from our clearing partner’s fully paid stock lending program, through which our clearing partner provides us with a portion of the fees it generates from the program, and revenue is recognized over the period that the lending activities are outstanding. Interest related income from margin financing is related to the margin loans provided by our clearing partner to our platform users’ fully disclosed accounts as well the margin loans we provide to our platform users’ who have an omnibus account with us, and revenue is recognized over the period during which the margin loans are outstanding. For more information about our stock lending and margin financing services, see “Business — How Customers Use Webull — Our Licensed Services and Products — Margin Financing and Stock Lending Services.”

Additionally, a portion of our interest income is generated from customers’ bank deposits and our own bank deposits, and is recorded on an accrual basis using the effective interest method.

The following table sets forth the components of our interest related income for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Interest related income
Interest related income from stock lending	46,311	56,052	50,415	20,822
Interest related income from margin financing	22,162	23,227	17,260	22,519
Interest income from client bank deposits	19,082	61,680	47,110	43,606
Interest income from corporate bank deposits	4,327	14,833	10,670	10,432
Total	91,882	155,792	125,455	97,379

The following table summarizes interest-earning assets, the revenue generated by these assets, and their respective yields.

	(in thousands)
	Corporate Bank Deposits	Customer Bank Deposits(1)	Margin Lending(2)	Fully Paid Securities Lending(3)	Total Interest Income
Nine Months Ended September 30, 2024
Interest income	$10,432	$43,606	$22,519	$20,822	$97,379
Average balance(4)	$367,661	$2,192,272	$338,467	$3,003,411
Period yield(5)	3.78%	2.65%	8.87%	0.92%
Nine Months Ended September 30, 2023
Interest income	$10,670	$47,110	$17,260	$50,415	$125,455
Average balance(4)	$405,248	$1,565,405	$250,601	$3,614,960
Period yield(5)	3.51%	4.01%	9.18%	1.86%
2023
Interest income	$14,833	$61,680	$23,227	$56,052	$155,792
Average balance(4)	$401,177	$1,612,125	$261,077	$3,436,917
Annual yield(6)	3.70%	3.83%	8.90%	1.63%
2022
Interest income	$4,327	$19,082	$22,162	$46,311	$91,882
Average balance(4)	$408,204	$1,486,886	$313,430	$4,289,891
Annual yield(6)	1.06%	1.28%	7.07%	1.08%

____________

Notes:

(1)      Includes cash and cash equivalents segregated under federal and foreign requirements, customers’ cash that is participating in our off-balance sheet cash sweep program (launched in April 2023), and cash of our platform users who are on a fully introduced basis with Apex Clearing.

(2)      Balance includes both our on-balance sheet margin loans and the off-balance sheet margin loans of our platform users’ that are administered on a fully-introduced basis with Apex Clearing.

(3)      Balance represents the value of the platform users’ securities that are enrolled in Apex Clearing’s fully paid stock lending program.

(4)      Represents the average of month-end balances for the period.

(5)      Period yield is calculated by annualizing interest income and dividing by applicable average balance.

(6)      Annual yield is calculated by dividing revenue for the year by the applicable average balance.

Corporate Bank Deposits — Although our average corporate cash balances decreased from 2022, the impact of the higher average federal funds rate in 2023 led to the increase of $10.5 million in interest revenue on our corporate cash. Our interest income earned on corporate cash balances remained consistent for the nine months ended September 30, 2024, as compared to comparable prior year period. Although our average corporate cash balances decreased between the nine-month periods, the impact of the higher average federal funds rate between the periods led to interest revenue on our corporate cash remaining consistent.

Customer Bank Deposits — Our customer bank deposit growth is attributable to the growth in our funded accounts between 2022 and 2023. The increase of $42.6 million in interest income between 2022 and 2023 is due to the impact of the higher average federal funds rate in 2023. We continued to experience growth in our customer bank deposits as a result of growth in our funded accounts between the nine-month periods ended September 30, 2023 and 2024. Our interest income earned on customer bank deposits decreased $3.5 million despite the growth in our average customer bank deposit balances as a result of launching our off-balance sheet sweep program in April 2023. The launch of our off-balance sheet sweep program had the effect of lowering our annual yield to 2.65% for the nine months ended September 30, 2024 from 4.01% for the nine months ended September 30, 2023.

Margin Balances — Our margin interest income was comparable between 2022 and 2023 despite a decrease in the average margin balance as a result of higher average margin rates charged to customers during 2023 in response to higher interest rate environment. Our margin interest income increased $5.3 million for the nine months ended September 30, 2024, as compared to comparable prior year period. The increase in our margin interest income was due to higher average margin balances between the periods. Although we had a higher average margin balance, our estimated annual yield between the periods decreased from 9.18% to 8.87% because of a shift in average margin balances from margin loan tiers with higher annual margin rates to margin loan tiers with lower annual margin rates.

Fully Paid Securities Lending — Despite the decline in the average balance of our platform users’ securities enrolled in Apex Clearing’s fully paid stock lending program between 2022 and 2023, we experienced an overall increase in interest income from the lending program of $9.7 million. Interest income from the fully paid securities lending program is difficult to predict as the general demand for borrowing stocks is highly impacted by overall market conditions. Also, hard to borrow stocks can cause volatility in the rate earned between periods.

Our fully paid securities lending income decreased $29.6 million for the nine months ended September 30, 2024, as compared to the comparable prior year period. The decrease is primarily due to the migration of our U.S. client accounts to an omnibus clearing arrangement with Apex Clearing, as fully paid stock lending was not available to such migrated accounts. We had more client accounts on an omnibus clearing arrangement with Apex Clearing during the nine months ended September 30, 2024 than compared to the same prior year period. Starting in August 2024, fully paid stock lending became available for our omnibus accounts. Interest income from the fully paid securities lending program is also difficult to predict as the general demand for borrowing stocks is highly impacted by overall market conditions. Also, hard to borrow stocks can cause volatility in the rate earned between periods.

Handling charge income — Our handling charge income includes our commissions and platform trading fees charged to customers of our foreign broker-dealers as well as other trade fees charged to customers which represent pass-thru of trading fees charged to us by regulatory authorities and exchange fees passed through to us by market makers. Such fees may include SEC fees, OCC fees, and per contract charges for index options.

Other revenues

Other revenues primarily consist of income generated from our (i) data subscription services, (ii) co-marketing services, (iii) income from leased portions of our corporate office building, (iv) syndicate fees in connection with IPO and secondary offerings, and (v) proxy rebates included within the “Other” category below. The following table sets forth the components of our other revenues for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Other revenues
Data subscription income	6,015	6,756	5,125	5,283
Co-marketing income	1,371	487	362	225
Lease income	128	955	818	871
Syndicate fees	1,051	1,102	620	549
Other	404	1,600	505	3,208
Total	8,969	10,900	7,430	10,136

Revenue from data subscription services represents subscription by our users to our market information services. We provide advanced quotation services, such as Level 2 Advance powered by Nasdaq TotalView, for which our customers subscribe on a monthly basis. In 2022 and 2023, we recorded $6.0 million and $6.8 million, and $5.1 million and $5.3 million for the nine months ended September 30, 2023 and 2024, paid subscriptions for our market information and data services, respectively.

Revenue from co-marketing services is primarily derived from our co-marketing services provided to Nasdaq and Cboe. In 2020, we entered into a service agreement with Nasdaq, pursuant to which Nasdaq granted us a license to receive and use Nasdaq’s proprietary data products in accordance with Nasdaq’s requirements. By presenting the underlying market data and information from Nasdaq on our platform, we functionally promote such data products for Nasdaq and therefore receive incentives from Nasdaq for the marketing and promotion effects we bring to Nasdaq. In 2021, we entered into a sponsored content agreement with Cboe whereby Cboe provides us sponsored content to market and promote Cboe securities products and services. We receive incentive payments that are based upon the level of our marketing and promotional spend. Our service agreement with Nasdaq expired in July 2023.

Our lease income represents revenue earned from leasing a portion of our excess corporate office space. In November 2022, we acquired a 5-story office building located in St. Petersburg, Florida to function as our corporate and operations headquarters.

Revenue from syndicate fees is derived from our participation in IPO and secondary offerings as a member of the syndicate selling group. As a member of the selling group, we do not commit any capital. We publicize to our users the opportunity to subscribe to offerings in which we are a selling group member. We are allocated shares by the lead underwriter at a discount to the offering price. We then allocate those shares among the users that subscribe to the offering at the offering price, thereby capturing the selling group spread. Revenue is recognized when realized on the trade date of the sale of allocated shares to users.

Revenue from proxy rebates represents income generated through our collaboration with a third-party investor communications company. We share certain shareholder information with the third-party, enabling them to distribute materials to shareholders, such as documents related to shareholder meetings and voting instructions. Our revenue comes from a portion of the payments the third party receives from issuers. This revenue is recognized once we fulfill our obligation to provide the required data and the third-party provider verifies our share. Proxy revenue for the nine months ended September 30, 2024 and 2023 was $2.3 million and $0.5 million, respectively.

Operating expenses

The following table sets forth the components of our operating expenses by amounts and percentages of operating expenses for the periods presented:

	For the Year Ended December 31, 2022		For the Year Ended December 31, 2023		For the Nine Months Ended September 30, 2023		For the Nine Months Ended September 30, 2024
	$	%	$	%	$	%	$	%
	(in thousands, except for percentage data)
Operating expenses:
Brokerage and transaction	59,764	18.6	66,419	18.1	48,884	18.2	56,739	18.2
Technology and development	46,773	14.6	52,156	14.2	39,745	14.8	46,331	14.9
Marketing and branding	140,822	44.0	152,776	41.6	105,477	39.3	117,917	37.8
General and administrative	72,960	22.8	95,790	26.1	74,255	27.7	90,928	29.1
Total operating expenses	320,319	100.0	367,141	100.0	268,361	100.0	311,915	100.0

Brokerage and transaction

Brokerage and transaction expenses primarily consist of clearing and operation costs, market information and data fees, and handling charge expenses. Our clearing and operation costs accounted for 66.1% and 66.0% of our brokerage and transaction expenses in 2022 and 2023, respectively, and 65.6% and 65.9% of our brokerage and transaction expenses for the nine months ended September 30, 2023 and 2024, respectively. The following table sets forth the components of our brokerage and transaction expenses for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Brokerage and transaction
Clearing and operation costs	39,490	43,833	32,047	37,369
Market information and data fees	11,632	12,721	9,408	11,402
Handling charge expenses	8,642	9,865	7,429	7,968
Total	59,764	66,419	48,884	56,739

Clearing and operation costs consist of clearing costs, mainly representing service fees charged by our clearing partner, and operation costs, mainly representing customer verification fees, transaction fees, and customer debit balances for which we are responsible. Market information and data fees mainly represent information and data fees that we pay to stock exchanges and market data providers. Handling charge expenses mainly represent handling fees charged by the OCC in connection with the clearing of settled option transactions.

Technology and development

Technology and development expenses consist of research and development expenses, primarily in the form of compensation and benefits for engineers and developers, and related costs, cloud service fees, and system costs. Cloud service fees represent data storage and computing service fees. System costs represent fees to software providers to access and use their systems. The following table sets forth the components of our technology and development expenses for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Technology and development
Employee compensation benefits	34,382	35,112	28,095	31,217
Cloud service fees	8,929	11,806	8,561	9,750
System costs	3,463	5,238	3,089	5,364
Total	46,773	52,156	39,745	46,331

Marketing and branding

Marketing and branding expenses primarily consist of advertising and promotion costs, costs of free stock promotions, and expenses for personnel engaged in marketing and business development activities. The following table sets forth the components of our marketing and branding expenses for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Marketing and branding
Advertising and promotions	92,519	92,346	65,609	92,029
Free stock promotions	40,807	55,580	35,748	21,122
Employee compensation and benefits	7,496	4,850	4,120	4,766
Total	140,822	152,776	105,477	117,917

Our advertising and promotion costs represent our expenditures in advertising marketing and branding activities. As a digital trading platform, the vast majority of our advertising and promotion costs are incurred for digital advertising such as paid search on search engines and paid social advertising on social network platforms. In 2022 and 2023, we spent a total of $55.4 million and $58.7 million on paid search and paid social advertising, respectively. For the nine months ended September 30, 2023 and 2024, we spent a total of $37.4 million and $46.7 million on paid search and paid social advertising, respectively. In addition, starting in 2021, we also increased our spending on branding activities to promote awareness of the Webull brand globally. Specifically, we entered into a global multi-year agreement with Brooklyn Nets, LLC and its affiliates in September 2021, pursuant to which we are obliged to pay an aggregate of $90 million in non-refundable fees over the following three years for the placement of a “Webull”-branded patch on Brooklyn Nets game jerseys. In 2022 and 2023, we recognized $27.8 million and $30.1 million, respectively, $21.9 million and $24.8 million for the nine months ended September 30, 2023 and 2024, respectively, in advertising and promotion costs attributable to the Brooklyn Nets sponsorship. The Brooklyn Nets sponsorship ended during September 2024.

The expense of free stock promotions is determined when an eligible customers receive their free stock and is based upon the fair value of the stock transferred to the customer. We acquire the stock after the stock rewards are claimed. At the time eligible customers claim their free stock rewards, they become entitled to those free stock rewards and we assign the specific stocks to the users using an algorithm. At market close on each trading day, we use a designated account that we have established with our clearing partner to purchase all of the award stocks claimed prior to the market close and our clearing partner executes and settles such purchases.

For our fully disclosed accounts, the acquired stocks are deposited into the designated account at Apex Clearing and we instruct Apex Clearing to transfer the stocks from our account to the account of the eligible customers who are entitled to the free stock rewards. For omnibus accounts, we purchase the stocks within our designated stock omnibus account and then allocate the shares to the accounts of eligible customers who are entitled to the free stock rewards. We record the cost of acquiring the stock rewards as marketing and branding expenses within our statement of operations and comprehensive (loss) income. At each reporting period, an estimated accrual for unsettled stock award is recorded as a liability with corresponding accrued marketing expense. Any changes to the fair value of the stock award from the accrual to the time the security is transferred to the customer’s account at our clearing broker is recorded as marketing expense.

Our marketing and branding expenses also include the compensation to our referral partners. Our referral partners are opinion leaders and other third-party organizations/forums, generally influential individuals, who primarily utilize social media to express views and values, demonstrate professional competence, and maintain a network of followers. We compensate our referral partners for each new user that uses the referral partner’s event-specific link to open and fund a Webull brokerage account with a minimum deposit amount, the total compensation for whom depends on the size of the referral partners’ network of followers and the effect of the marketing activities. We primarily compensate our referral partners by free stocks transferred into their Webull accounts, which are recorded as our costs of free stock promotions, and to a much lesser extent, cash, which is recorded as our advertising and promotion costs. In 2022 and 2023, the total expenses recognized for our referral partners, including the compensation recognized as our costs of free stock promotions and our advertising and promotion costs, amounted to $5.7 million and $10.3 million, respectively. For the nine months ended September 30, 2023 and 2024, the total expenses recognized for our referral partners, including the compensation recognized as our costs of free stock promotions and our advertising and promotion costs, amounted to $5.7 million and $5.4 million, respectively.

General and administrative

General and administrative expenses primarily consist of employee compensation and benefits, professional services, compliance fees, rental payments on office and related occupancy costs and depreciation and amortization of right-of-use assets. The following table sets forth the components of our general and administrative expenses for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
General and administrative
Employee compensation and benefits	45,544	61,466	52,264	57,520
Professional services	8,939	9,966	6,667	8,763
Compliance fees	7,458	8,740	3,994	8,546
Office related expenses	6,608	7,968	7,537	10,570
Depreciation and amortization of right-of-use assets	3,501	6,786	3,293	4,817
Other	911	864	500	712
Total	72,961	95,790	74,255	90,928

Impact of COVID-19 Pandemic on our Business

The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020, and the subsequent restrictive measures imposed by the governments around the world have caused disruption to businesses and resulted in significant global economic impacts. Although the COVID-19 pandemic has caused general business disruption globally, we have experienced an increase in the size and activity level of our customer base on our platform since early 2020, as we leveraged our strong technological capabilities and service offerings to effectively capitalize on increased demand for digital trading platforms. The effects of the pandemic are subsiding and we, at present, have implemented return-to-office policies and are conducting business and operations as usual. As of the date of this proxy statement/prospectus, these impacts have not adversely affected our financial results or operations or liquidity.

Taxation

Cayman Islands

We are an exempted company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains, and the Cayman Islands currently has no form of estate duty, inheritance tax or gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands currently does not impose withholding tax on dividend payments.

United States

Our subsidiaries located in the United States are subject to a federal income tax rate of 21% for domestic taxable income earned. Webull Pay LLC, a subsidiary of our company consolidated by us before its spin-off, was also subject to a federal income tax rate of 21% for domestic taxable income earned.

Hong Kong SAR

Our Hong Kong subsidiaries are subject to a profit tax rate of 16.5% under the current Hong Kong Inland Revenue Ordinance on their taxable income generated from operations in Hong Kong.

Singapore

Our Singapore subsidiaries are subject to a corporate income tax rate of 17%.

Mainland China

The standard corporate income tax rate in Mainland China is 25% and 15% for certain qualified enterprises. Our main operating subsidiary in Mainland China has applied and received approval for the reduced corporate income tax rate.

Non-GAAP Financial Measures

We use adjusted operating income and adjusted net income, both non-GAAP financial measures, to evaluate our operating results and for financial and operational decision-making purposes. Adjusted operating income represents income (loss) from continuing operations, before income taxes, excluding share-based compensation expenses and one-time transactions. Adjusted net income represents net income attributable to the Company, excluding share-based and one-time transactions.

We believe that both adjusted operating income and adjusted net income helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in income from continuing operations, before income taxes, and net income attributable to the Company. We believe that adjusted operating income and adjusted net income provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted operating income and adjusted net income should not be considered in isolation or construed as an alternative to net income attributable to the Company or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted operating income and adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of our adjusted operating income to income (loss) from continuing operations, before income taxes.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Income (loss) from continuing operations, before income taxes	65,686	20,179	36,720	(29,359)
Add:
Other expense (income), net	2,869	2,801	496	(31)
Share-based compensation	30,022	29,412	23,339	25,966
Adjusted operating income	98,577	52,392	60,555	(3,424)

The table below sets forth a reconciliation of our adjusted net income to net income (loss) attributable to the Company for the periods indicated.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Net income (loss) attributable to the Company	50,078	6,069	19,566	(33,456)
Add:
Share-based compensation	30,022	29,412	23,339	25,966
Loss on deconsolidation of a subsidiary	11,502	—	—	—
Adjusted net income (loss)	91,602	35,481	42,905	(7,490)

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Revenues:
Equity and option order flow rebates	278,981	202,194	150,997	138,655
Interest related income	91,882	155,792	125,455	97,379
Handling charge income	9,042	21,234	21,695	36,355
Other revenues	8,969	10,900	7,430	10,136
Total revenues	388,874	390,120	305,577	282,525
Operating expenses(1):
Brokerage and transaction	(59,764)	(66,419)	(48,884)	(56,739)
Technology and development	(46,773)	(52,156)	(39,745)	(46,331)
Marketing and branding	(140,822)	(152,776)	(105,477)	(117,917)
General and administrative	(72,960)	(95,790)	(74,255)	(90,928)
Total operating expenses	(320,319)	(367,141)	(268,361)	(311,915)

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
Other (expense) income, net	(2,869)	(2,801)	(496)	31
Income (loss) from continuing operations, before income taxes	65,686	20,178	36,720	(29,359)
Provision for income taxes	(32,212)	(16,141)	(19,024)	(4,444)
Income (loss) from continuing operations, net of tax	33,474	4,038	17,696	(33,803)
Income from discontinued operations, net of tax	16,604	1,784	1,747	—
Net income (loss)	50,078	5,822	19,443	(33,803)
Less net loss attributable to noncontrolling interest	—	(247)	(123)	(347)
Net income (loss) attributable to the Company	50,078	6,069	19,566	(33,456)
Preferred shares redemption value (increase) decrease	(51,410)	(340,080)	312,039	(452,911)
Net (loss) income attributable to ordinary shareholders	(1,332)	(334,011)	331,605	(486,367)

____________

Note:

(1)      Share-based compensation expenses were allocated in operating expenses as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Technology and development	7,282	7,749	6,069	6,512
Marketing and branding	2,886	1,699	1,380	1,545
General and administrative	19,854	19,964	15,890	17,909
Total	30,022	29,412	23,339	25,966

Period Ended September 30, 2024 Compared to Period Ended September 30, 2023

Revenues

Our total revenues decreased by $23.1 million from $305.6 million for the nine months ended September 30, 2023 to $282.5 million for the nine months ended September 30, 2024, primarily due to decreases in our option order flow rebates, stock lending income, and client bank deposit interest of $16.4 million, $29.6 million, and $3.5 million, respectively, which was partially offset by increases in our equity order flow rebates, margin financing interest, platform and trading fees and other revenues of $4.1 million, $5.3 million, $13.8 million, and $2.7 million, respectively. The reasons for the changes are discussed below:

Option order flow rebates.    Although we experienced an increase of 27 million option contracts traded during the nine months ended September 30, 2024 as compared to the same prior year period, we experienced a decrease in option order flow revenue of $16.4 million as a result of a shift in the composition of our customers’ option transactions towards securities with narrower spreads, specifically short-dated options tied to indices, which resulted in lower order flow rebates from market makers and liquidity providers. However, options order flow rebates improved in the third quarter following the implementation of a new rate card with market makers and liquidity providers.

Equity order flow rebates.    Our equity order flow rebates increased $4.1 million during the nine months ended September 30, 2024 as compared to the same prior period as a result of an increase of $53 billion in equity trading notional value between the periods.

Stock lending income.    Our stock lending income decreased $29.6 million for the nine months ended September 30, 2024 as compared to the same prior year period, primarily due to the migration of our U.S. client accounts to an omnibus clearing arrangement with Apex Clearing, as fully paid stock lending was not available to our omnibus accounts until August 2024, therefore only client accounts that remained on a fully-disclosed basis with Apex Clearing generated stock lending income during that time.

Margin finance interest.    Our margin finance interest increased $5.3 million during the nine months ended September 30, 2024 as compared to the same prior year period as a result of higher average margin balances between the periods.

Client bank deposit interest.    During the nine months ended September 30, 2024, we had higher average client cash balances participating in our off-balance sheet cash sweep program than in the same prior year period which led to a $3.5 million decrease in the interest we earned from client bank deposits.

Platform and trading fees.    Our platform and trading fees increased $13.8 million during the nine months ended September 30, 2024 as compared to the same prior year period due to (i) $7.8 million increase in platform trading fees of our foreign broker-dealers, as we continued to expand our business outside the U.S. by growing our existing markets such as Hong Kong, Singapore, and Australia, and launching in new markets such as Japan, the U.K. and Canada; (ii) an increase of $4.1 million due to the 2024 launch of our futures product; and (iii) $1.9 million increase in banking, transfer and other miscellaneous fees earned as a result of more client accounts on an omnibus clearing arrangement with our clearing broker.

Other revenues.    Other revenues increased $2.7 million between the nine months ended September 30, 2024 and 2023 because of revenue we earned from our proxy distribution vendor in connection with our omnibus client accounts. As a result of our client account migration efforts, we had more client accounts on an omnibus clearing arrangement with our clearing broker during the nine months ended September 30, 2024 than during the same prior year period.

Operating expenses

Our total operating expenses increased by $43.6 million from $268.4 million for the nine months ended September 30, 2023 to $311.9 million for the nine months ended September 30, 2024, primarily due to the overall growth in our general and administrative expenses as a result of our global expansion.

Brokerage and transaction.    Our brokerage and transaction expenses increased by $7.9 million from $48.9 million for the nine months ended September 30, 2023 to $56.7 million for the nine months ended September 30, 2024, primarily consisting of a $5.3 million increase in clearing and handling expenses due to increased equity and options contract volume and a $2.0 million increase in our market and data fees as a result of launching in new markets.

Technology and development.    Our technology and development expenses increased by $6.6 million from $39.7 million for the nine months ended September 30, 2023 to $46.3 million for the nine months ended September 30, 2024. The increase is due to higher technology personnel costs, cloud services and system costs in connection with our efforts to grow existing markets as well as launch in new markets.

Marketing and branding.    Our marketing and branding expenses increased by $12.4 million from $105.5 million for the nine months ended September 30, 2023 to $117.9 million for the nine months ended September 30, 2024, primarily reflecting an increase in advertising and promotional activities of $26.4 million offset by a decrease in free stock promotions of $14.6 million. The overall increase in marketing and branding is due to our efforts to grow the number of our client accounts.

General and administrative.    Our general and administrative expenses increased by $16.7 million from $74.3 million for the nine months ended September 30, 2023 to $90.9 million for the nine months ended September 30, 2024, primarily reflecting higher stock compensation expense of $2.0 million, employee compensation and benefits of $3.2 million, and professional and office related expenses of $5.1 million. The increases were incurred as we increased our business scale and continued our global expansion. Additionally, we experienced an increase in our compliance costs of $4.6 million between the periods as we (i) settled certain regulatory matters, (ii) increased our loss contingency accrual, and (iii) incurred additional costs pertaining to our expansion into new markets.

Other (expense) income, net.    Our other expense, net decreased by $527 thousand from $496 thousand for the nine months ended September 30, 2023 to other income, net of $31 thousand for the nine months ended September 30, 2024. The decrease was primarily related to less foreign currency exchange losses between the periods.

Income (loss) from continuing operations, before income taxes

As a result of the foregoing, our income from continuing operations, before income taxes, decreased from $36.7 million for the nine months ended September 30, 2023 to a loss of $29.4 million for the nine months ended September 30, 2024.

Provision for income taxes

Our provision for income taxes decreased from $19.0 million for the nine months ended September 30, 2023 to $4.4 million for the nine months ended 2024 due to lower profitability.

Income (loss) from continuing operations, net of tax

As a result of the foregoing, our income from continuing operations, net of tax, decreased from $17.7 million for the nine months ended September 30, 2023 to a loss of $33.8 million for the nine months ended September 30, 2024.

Income from discontinued operations, net of tax

We had income from discontinued operations, net of tax, of $1.7 million for the nine months ended September 30, 2023 and none for the nine months ended September 30, 2024, which was a result of the spin-off of Webull Pay, Inc on July 14, 2023.

Net income (loss)

As a result of the foregoing, our net income decreased from $19.4 million for the nine months ended September 30, 2023 to a net loss of $33.8 million for the nine months ended September 30, 2024.

Net (loss) attributable to noncontrolling interest

On January 18, 2023, we acquired an 80.1% equity interest in PT Mahastra Andalan Sekuritas, subsequently renamed PT Webull Sekuritas Indonesia. Our equity interest represents a controlling financial interest; and, therefore, we consolidate the results of PT Webull Sekuritas Indonesia and recognize a noncontrolling interest for the portion of equity interest we do not own. For the nine months ended September 30, 2023 and 2024, the net loss attributable to noncontrolling interest increased from $123 thousand to $347 thousand.

Preferred shares redemption value decrease (increase)

We adjust the carrying value of our preferred shares to the redemption value for each reporting period. The redemption value of our preferred shares as of September 30, 2023 decreased from their redemption value as of December 31, 2022 which resulted in recognizing a reversal of accretion for the nine months ended September 30, 2023 of $312.0 million. The redemption value decrease is attributable to the decrease in the fair value of our equity between the periods. For the nine months ended September 30, 2024, we recognized preferred stock accretion of $452.9 million as the redemption value of our preferred shares as of September 30, 2024 increased from their redemption value as of December 31, 2023. The redemption value increase is due to the increase in the fair value of our equity between the periods.

Net income (loss) attributable to ordinary shareholders

Our net income attributable to ordinary shareholders of $331.6 million for the nine months ended September 30, 2023 decreased to a net loss of $486.4 million for the nine months ended September 30, 2024 as a result of incurring a $33.8 million loss from continuing operations, net of tax and recognizing $452.9 million of accretion as the redemption value of our preferred shares increased during the nine months ended September 30, 2024.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Revenues

Our total revenues increased by $1.2 million from $388.9 million in 2022 to $390.1 million in 2023, primarily due to an increase in our interest related income and handling charge income, which was partially offset by a decrease in revenues from equity and option order flow rebates.

Equity and option order flow rebates.    Revenue from equity and option order flow rebates decreased by $76.8 million from $279.0 million in 2022 to $202.2 million in 2023, primarily due to a shift in the composition of our customers’ equity and option transactions toward narrower spread securities, specifically large cap technology stocks and short-dated options tied to indices, which resulted in lower order flow rebates from market makers and liquidity providers. Our revenue from equity and option flow rebates is primarily driven by the trading volume on our platform. Trading volume for (i) equities and ETFs in aggregate notional value was $388.5 billion in 2022 and $371.1 billion in 2023, and (ii) options was 371.3 million contracts in 2022 and 430 million contracts in 2023. In addition, our revenue from equity and option flow rebates is also affected by the changes in payment rates with market makers and liquidity providers in light of the equities and options our customers trade.

Interest related income.    Interest related income increased by $63.8 million from $92.0 million in 2022 to $155.8 million in 2023, primarily due to the higher average federal funds rate in 2023. Over the course of 2022 the Federal Reserve raised the federal funds rate to 4.5% by December 2022, through a series of seven rate hikes; and as of July 2023, the Federal Reserve had raised the federal funds Rate to 5.5% over another four rate hikes. We benefited from the higher 2023 average federal funds rate, which allowed us to earn higher interest on our corporate and customer cash balances.

Handling charge income.    Handling charge income increased significantly from $9.0 million in 2022 and to $21.0 million in 2023. The increase in handling charge income is predominately the result of $10.0 million in new trading fees charged to customers on index options transactions which started in December 2022. The remaining increase of $2 million pertains to our foreign broker-dealer starting to charge commissions on transactions in 2023.

Other revenues.    Other revenues were $9.0 million in 2022 and were $10.9 million in 2023. The increase in other revenue is mainly due to rental income on our corporate leases. In 2023, we recognized a full year of rental income in connection with our largest commercial lease as well as entered into a second commercial lease for space in our corporate office building.

Operating expenses

Our total operating expenses increased by $46.8 million from $320.3 million in 2022 to $367.1 million in 2023, primarily due to the overall growth in our operating expenses as a result of our global expansion.

Brokerage and transaction.    Our brokerage and transaction expenses increased by $6.6 million from $59.8 million in 2022 to $66.4 million in 2023, primarily reflecting the increased trading volume of equities, ETFs and options facilitated through our platform.

Technology and development.    Our technology and development expenses increased by $5.4 million from $46.8 million in 2022 to $52.2 million in 2023. Of the $5.4 million increase, $4.4 million was due to increases in cloud services and system costs because we launched in new international markets during 2023. The remaining increase is attributable to increased employee compensation and benefits expenses attributable to our technology and development personnel.

Marketing and branding.    Our marketing and branding expenses increased by $11.8 million from $141.0 million in 2022 to $152.8 million in 2023, primarily reflecting our increased advertising and customer acquisition activities.

General and administrative.    Our general and administrative expenses increased by $22.8 million from $73.0 million in 2022 to $95.8 million in 2023, primarily reflecting increased employee compensation and benefits expenses from additional headcount to support our increasing business scale and global expansion.

Other expense, net.    Our other expense, net remained relatively stable at $2.9 million in 2022 and $2.8 million in 2023.

Income from continuing operations, before income taxes

As a result of the foregoing, our income from continuing operations, before income taxes, decreased from $65.7 million in 2022 to $20.2 million in 2023.

Provision for income taxes.    Our provisions for income taxes decreased from $32.2 million in 2022 to $16.1 million in 2023, because of our lower profitability due to increased operating expenses.

Income from continuing operations, net of tax

As a result of the foregoing, our income from continuing operations, net of tax, decreased from $33.5 million in 2022 to $4.0 million in 2023.

Income from discontinued operations, net of tax

Our income from discontinued operations, net of tax, decreased from $16.6 million in 2022 to $1.8 million in 2023, which was a result of the spin-off of Webull Pay, Inc on July 14, 2023.

Net income

As a result of the foregoing, our net income decreased from $50.1 million in 2022 to $5.8 million in 2023.

Net income attributable to the Company

On January 18, 2023, we acquired an 80.1% equity interest in PT Mahastra Andalan Sekuritas, subsequently renamed PT Webull Sekuritas Indonesia. Our equity interest represents a controlling financial interest; and, therefore, we consolidate the results of PT Webull Sekuritas Indonesia and recognize a noncontrolling interest for the portion of equity interest we do not own. In 2023, our net income attributable to the Company was $6.1 million after adding back the net loss attributable to the noncontrolling interest of $247 thousand.

Preferred Shares Redemption value accretion

Our preferred shares redemption value accretion increased significantly from $51.4 million in 2022 to $340.1 million in 2023, primarily reflecting the increase in the valuation of our preferred shares. We adjust the carrying value of our preferred shares to the redemption value for each reporting period.

Net loss attributable to ordinary shareholders

As a result of the foregoing, our net loss attributable to ordinary shareholders increased from $1.3 million in 2022 to $334.0 million in 2023, which primarily reflects the accretion recognized as a result of increasing the redemption value of our preferred shares.

Liquidity and Capital Resources

To date, we have financed our operating and investing activities primarily through cash generated by historical equity financing activities and operations. As of December 31, 2022 and 2023, and as of September 30, 2023 and 2024, we had cash and cash equivalents of $436.2 million, $372.3 million, $932.1 million and $1,180.3 million, respectively. Our cash and cash equivalents represent demand deposits held at banks which are unrestricted as to withdrawal or use and highly liquid investments with original maturities of less than 90 days.

We believe that our current cash and cash equivalents, together with the funds remained in the Trust Account we receive following the Closing, will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months. After the Closing, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2024
	$	$	$	$
	(in thousands)
Selected consolidated cash flow data:
Net cash (used in)/provided by operating activities	(31,213)	470,597	411,881	146,782
Net cash used in investing activities	(32,429)	(10,040)	(4,940)	(1,951)
Net cash provided by financing activities	17,887	12,837	12,837	40,346
Net increase in cash, cash equivalents, segregated cash and cash of discontinued operations*	(45,755)	473,394	419,778	185,177
Effect of exchange rate changes	(5,447)	2,451	(5,935)	967
Cash, cash equivalents, segregated cash and cash of discontinued operations at beginning of the period	569,499	518,297	518,297	994,142
Cash, cash equivalents, segregated cash and cash of discontinued operations at end of the period	518,297	994,142	932,140	1,180,286

____________

*        Our discontinued operations pertains to our digital asset business that was spun off on July 14, 2023. Consequently, there were no discontinued operations operating, investing or financing cash flows for the nine months ended September 30, 2024.

Cash flows from operating activities

Net cash provided by operating activities for the nine months ended September 30, 2024 was $146.8 million, as compared to net loss of $33.8 million for the nine months ended September 30, 2024. Subsequent to December 31, 2023, we continued migrating our U.S. client non-margin accounts and began migrating our U.S. client margin accounts from a fully disclosed basis to an omnibus basis with our clearing organization, which primarily led to the overall increase in net cash provided by operating activities as we carry our customers’ uninvested cash balances for accounts that are on an omnibus basis.

Net cash provided by operating activities for the nine months ended September 30, 2023 was $411.9 million, as compared to net income of $19.4 million for the nine months ended September 30, 2023. The difference was primarily attributable to us migrating our U.S. client non-margin accounts from a fully disclosed basis to an omnibus basis with our clearing organization during the nine months ended September 30, 2023. We carry our customers’ uninvested cash balances for accounts that are on an omnibus basis.

Net cash provided by operating activities in the year ended December 31, 2023 was $470.6 million, as compared to net income of $5.8 million in the year ended December 31, 2023. The difference was primarily attributable to us migrating our U.S. client non-margin accounts from a fully disclosed basis to an omnibus basis with our clearing organization in 2023. We carry our customers’ uninvested cash balances for accounts that are on an omnibus basis.

Net cash used in operating activities in 2022 was $31.2 million, as compared to net income of $50.1 million in 2022. The difference was primarily attributable to a decrease in accrued expenses and other current liabilities of $94.9 million and an increase in prepaid expenses and other current assets of $16.2 million, partially offset by an adjustment of share-based compensation expenses of $30.0 million.

Our discontinued operations had net cash provided from operating activities of $6.6 million and $1.0 million for the years ended December 31, 2022 and 2023. For the nine months ended September 30, 2023, our discontinued operations had net cash used in operations of $2.0 million.

Cash flows from investing activities

Net cash used in investing activities for the nine months ended September 30, 2024 was $2.0 million, consisting primarily of purchases of property, equipment and intangible assets for business expansion.

Net cash used in investing activities for the nine months ended September 30, 2023 was $4.9 million, consisting primarily of purchases of property, equipment and intangible assets for business expansion.

Net cash used in investing activities in the year ended December 31, 2023 was $10.0 million, consisting primarily of the acquisition of Webull PT Webull Sekuritas Indonesia for $3.7 million and the acquisition of Miflink, S.A.P.I. de C.V.

Net cash used in investing activities in 2022 was $32.4 million, consisting primarily of purchase of property and equipment and intangible assets of $31.6 million.

Our discontinued operations had no cash flows from investing activities for the years ended December 31, 2022 and 2023. Our discontinued operations had no cash flows from investing activities for the nine months ended September 30, 2023.

Cash flows from financing activities

Net cash provided by financing activities for the nine months ended September 30, 2024 was $40.3 million, which represents proceeds from the sale of 1,215,817 of Series D preferred shares.

Net cash provided by financing activities for the nine months ended September 30, 2023 was $12.8 million, which represents $20 million of proceeds from the sale of 603,424 of Series D preferred shares, offset by the deconsolidation of Webull Pay, Inc. of $7.2 million.

Net cash provided by financing activities in the year ended December 31, 2023 was $12.8 million, consisting primarily of receipt of proceeds from the sale of preferred shares of $20 million, offset by the deconsolidation of Webull Pay, Inc. of $7.2 million.

Net cash provided by financing activities in 2022 was $17.9 million, consisting primarily of receipt of preferred shares subscription receivable of $73.7 million and proceeds from exercise of preferred share warrant of $10.0 million, partially offset by payment of preferred share repurchase payable of $55.0 million and repayment of loan of $10.8 million.

Our discontinued operations had no cash flows from financing activities for the years ended December 31, 2022 and 2023. Our discontinued operations had cash used in financing activities of $11.9 million for the nine months ended September 30, 2023. The cash used in financing activities represents the discontinued operations aggregate distributions made to its parent entity.

Regulatory capital requirements

Webull Financial, our U.S. subsidiary that is a broker-dealer registered with the SEC, is subject to Rule 15c3-1 of the Exchange Act, or the Uniform Net Capital Rule, which sets minimum net capital maintenance requirements. Webull Securities HK, our Hong Kong subsidiary that is a securities dealer registered under the HK SFC, is subject to the Securities and Futures (Financial Resources) Rules of Hong Kong, or the FRR, which sets minimum paid-up share capital and liquid capital maintenance requirements. Webull Securities (Japan) Co. Ltd., our subsidiary registered as a financial instruments business operator in Japan, is subject to minimum capital and net assets requirements. Webull Securities (Singapore) Pte. Ltd., our Singapore subsidiary that holds Capital Markets Services License from MAS, is subject to the Securities and Futures (Financial and Margin Requirements for Holders of Capital Markets Services Licenses) Regulations, which sets forth minimum base capital requirements. Webull Securities (Australia) Pty. Ltd., our Australia subsidiary that holds the Financial Service License from ASIC, is subject to the Regulatory Guide RG 166 which sets forth minimum base capital requirements. Webull Securities (Canada) Limited, a Canada subsidiary that holds broker-dealer registered with CIRO, is subject to Rule 15c3-1 of the Securities Exchange Act which sets minimum net capital maintenance requirements. Webull Securities (UK) Ltd, our UK subsidiary that is authorized and regulated by the Financial Conduct Authority, for the conduct of investment business, is subject to the minimum capital maintenance requirement from FCA. PT Webull Sekuritas Indonesia, our Indonesia subsidiary that holds Capital Markets Services License from OJK, sets minimum net capital maintenance requirements. Our subsidiary Webull Securities (Thailand) Co. Ltd. is subject to the capital requirements of the Securities and Exchange Commission, Thailand. Our subsidiary Webull Securities (Malaysia) Sdn Bhd. is subject to the shareholders’ funds requirement of the Securities Commission Malaysia.

The following tables set out a summary of the key regulatory requirements on minimum capital requirements which are applicable to our relevant operating entities:

	As of September 30, 2024
	Net Capital	Net Capital Requirement	Excess Net Capital
		($ in thousands)
Webull Financial LLC	135,919	5,152	130,767
	As of September 30, 2024
	Paid-up Capital	Paid-up Capital Requirement	Excess Paid-up Capital
	(HK$ in thousands)
Webull Securities HK	270,750	10,000	260,750
	As of September 30, 2024
	Liquid Capital	Liquid Capital Requirement	Excess Liquid Capital
	(HK$ in thousands)
Webull Securities HK	45,287	16,120	29,167
	As of September 30, 2024
	Base Capital	Base Capital Requirement	Excess Base Capital
	(SGD in thousands)
Webull Securities (Singapore) Pte. Ltd	15,251	5,000	10,251
	As of September 30, 2024
	Capital Stock	Capital Stock Requirement	Excess Capital Stock
	(JPY in thousands)
Webull Securities (Japan) Co., Ltd	1,376,974	300,000	1,076,974
	As of September 30, 2024
	Net Assets	Net Assets Requirement	Excess Net Assets
	(JPY in thousands)
Webull Securities (Japan) Co., Ltd	2,755,775	500,000	2,255,775
	As of September 30, 2024
	Core Capital	Core Capital Requirement	Excess Capital Stock
	(AUD in thousands)
Webull Securities (Australia) Pty. Ltd.	8,714	2,000	6,714
	As of September 30, 2024
	Net Tangible Assets	Net Tangible Asset Requirement	Excess Net Tangible Assets
	(AUD in thousands)
Webull Securities (Australia) Pty. Ltd.	8,462	5,000	3,462
	As of September 30, 2024
	Risk Adjusted Capital	Risk Adjusted Capital Requirement	Excess Risk Adjusted Capital
	(CAD in thousands)
Webull Securities (Canada) Limited	14,541	250	14,291

	As of September 30, 2024
	Liquid Cash	Liquid Cash Requirement	Excess Liquid Cash
	(GBP in thousands)
Webull Securities (UK) Ltd.	4,919	495	4,424
	As of September 30, 2024
	Net Adjusted Working Capital	Net Adjusted Working Capital Requirement	Excess Capital
	(IDR in thousands)
PT Webull Sekuritas Indonesia.	60,680,533	25,000,000	35,680,533
	As of September 30, 2024
	Net Capital	Net Capital Requirement	Excess Net Capital
	(THB in thousands)
Webull Securities (Thailand) Co. Ltd.	101,131	25,000	76,131
	As of September 30, 2024
	Shareholders Funds	Shareholders Funds Requirement	Excess Shareholders Funds
	(MYR in thousands)
Webull Securities (Malaysia) Sdn. Bhd.	10,907	5,000	5,907

Regulatory capital requirements could restrict our operating entities from expanding their business and declaring dividends if their net capital does not meet regulatory requirements, and it is possible that a regulator could take an adverse action with respect to our operating entities for historical and/or future non-compliance with net capital requirements.

As of September 30, 2024, each of our relevant operating entities was in compliance with its respective regulatory capital requirements.

Material Cash Requirement

Our material cash requirements as of September 30, 2024 and any subsequent interim period primarily include our undiscounted operating lease payments and capital expenditures.

Our undiscounted operating lease payments consist of lease of offices under non-cancelable operating lease agreements, which will expire at various dates until August 2032. As of September 30, 2024, our undiscounted operating lease payments amounted to $17.9 million.

On December 5, 2023, we entered into an agreement with the Hunan Xiangjiang New District Administrative Committee for the right to use 289 thousand square feet of land located in Riverside New Town Area, Yuelu District in Changsha, China for the purposes of constructing a research and development center. The total consideration under the agreement is $52.0 million. As of the filing of this proxy statement/prospectus, the total consideration has been paid.

We also incurred capital expenditures of $32.4 million in 2022, $10 million in 2023 and $4.9 million and $2.0 million for the nine months ended September 30, 2023 and 2024, which were primarily incurred for purchase of property, equipment and intangible assets for business expansion. We intend to fund our future capital expenditures with our existing cash balance and the funds that we receive from the Trust Account following the Closing.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of September 30, 2024.

Off-Balance Sheet Commitments and Arrangements

We provide a guarantee to our clearing partner in the ordinary course of business. Our clearing partner has a contractual right of recovery from us in the event of non-performance by customers, and we indemnify our clearing partner from all losses incurred in connection with customer’s unsecured margin loans and securities borrowing.

The guarantee provided to our clearing partner relates to the margin financing services that we provide to our customers. As an introducing broker, we cooperate with our clearing partner to provide margin financing services, whereby we introduce our customers to our clearing partner on a fully disclosed basis.

For eligible customers who have entered into the relevant margin trading agreement with us and our clearing partner, our clearing partner provides the following services during the extension of margin and earns margin interests from the provision of the margin:

•        extends margin to them and permits them to buy or short securities on margin;

•        performs margin management and maintenance according to the related regulatory rules and their house rules, and communicates to the customers via our platform; and

•        buys in, liquidates or sells out positions in its discretion, if it deems such actions appropriate and regardless of whether the applicable customer’s margin account is then in or about to come into compliance with applicable margin maintenance requirements or other circumstances requested by applicable regulations.

There is no maximum time limit for the extension of margin to customers. A customer may be extended margin by our clearing partner so long as his or her margin account has sufficient cash to pay margin interest and no margin calls are triggered by his or her trading positions.

On the other hand, during the extension of margin by our clearing partner, we are obligated to:

•        communicate with the customers on the margin requirements made by our clearing partner and advise the customers of any changes of such requirements; and

•        pay our clearing partner an amount equal to the value of any unsecured debit balance or short position (on a “mark to market” basis) in a given customer’s margin account if that position has not been promptly resolved by payment or delivery (to the extent that our clearing partner decides to charge us for the value of such unsecured debit balance or short position).

Interest on margin trading is calculated on a daily basis according to the margin extended by our clearing partner to the customers and a relevant interest rate. The margin interest rates are variable and determined by the size of margin loan at the discretion of our clearing partner. Our clearing partner retains part of the total margin interest charged to the customers, according to a Target Federal Funds Rate plus a premium pre-agreed with us. In terms of the residual part of the total margin interest charged to the customers, it is transferred to us as our revenue.

We recognize the revenue ratably over the service period during the extension of margin by our clearing partner as the performance obligation is satisfied, and record it as interest related income.

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Internal Control Over Financial Reporting

Prior to the Closing, we have been a private company and we were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting.

In the course of preparing and auditing our consolidated financial statements for the year ended December 31, 2023, we and our independent registered public accounting firm did not identify any material weaknesses in our internal control over financial reporting as of December 31, 2023, though several deficiencies were identified. However, in the course of preparing and auditing our consolidated financial statements for the year ended December 31, 2022, we and our independent registered public accounting firm identified one material weakness and other deficiencies in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness identified as of December 31, 2022 relates to our inability to sufficiently evaluate certain control activities performed by our digital assets service provider as such provider did not have a SOC 1 report. In July 2023, we spun off our digital assets business into a separate entity outside of Webull Corporation and we ceased to provide customers with access to services relating to digital assets trading through our platform.

See “Risk Factors — Risks Relating to our Business — We and our independent registered public accounting firm have identified a material weakness in our internal control over financial reporting.”

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies.

These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

Foreign currency risk

Our consolidated financial statements are prepared using the U.S. dollar as our reporting currency. Our non-U.S. subsidiaries operating around the world primarily use the currency of their country of domicile as their functional currency. Each of our non-U.S. subsidiaries’ financial statements is first prepared in its functional currency and then translated into our reporting currency. Changes in foreign exchange rates between the U.S. dollar and the functional currencies of our non-U.S. subsidiaries may result in material foreign currency translation gains and/or losses that are accounted for as an item of other comprehensive income within our statement of operations and other comprehensive loss.

We also enter into transactions that result in monetary assets and liabilities that are denominated in a foreign currency. These transactions are remeasured each reporting period and may result in material foreign currency exchange gains and/or losses depending on changes in the applicable foreign exchange rate.

Our cash accounts at financial institutions are mainly held in U.S. dollar denominated accounts to limit foreign currency risk. As of December 31, 2022 and 2023, 92% and 89% of our total cash balances were held in U.S. dollar denominated accounts, respectively. As of September 30, 2024, 90% of our total cash balances were held in U.S. dollar denominated accounts.

Concentration risks

Concentration of Revenue

Of the counterparties with whom we conduct business, there were three counterparties who each made up 10% or more of our revenues for the year ended December 31, 2022. Their revenue percentages were 26%, 22% and 14%. For the year ended December 31, 2023, we had three counterparties who each made up 10% or more of our revenues. Their revenue percentages were 41%, 24% and 11%. For the nine months ended September 30, 2023, we had three counterparties who each made up 10% or more of our revenues. Their revenue percentages were 43%, 24% and 11%. For the nine months ended September 30, 2024, we had three counterparties who each made up 10% or more of our revenues. Their revenue percentages were 27%, 20% and 12%.

Concentration of Receivables

As of December 31, 2022, we had two counterparties each with current, outstanding receivable balances exceeding 10% of our receivables from brokers, dealers, and clearing organization. Separately, their outstanding receivables represent 44% and 32% of such receivables. As of December 31, 2023, we had one counterparty with current, outstanding receivable balances representing 76% of such receivables. As of September 30, 2024, we had one counterparty with current, outstanding receivable balances representing 82% of such receivables.

Concentration of Execution and Clearing

We rely on third parties for the execution and clearing of trades requested by customers. In instances where these parties fail to perform their obligations, we may be temporarily unable to find alternative suppliers to satisfactorily deliver services to our customers in a timely manner, if at all. In the United States, we utilize a single clearing partner for the security transactions of our platform users.

Credit risk

We engage in various investment and brokerage activities in which the counterparties primarily include broker-dealers, banks, and other financial institutions. In the event counterparties do not fulfill their obligations, we may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. Our policy is to act only as an agent in a transaction and to review the credit standing of each counterparty as necessary.

We maintain our cash and cash equivalents and cash segregated under federal and foreign requirements in financial institutions throughout the world. Financial institutions in the U.S., Singapore and Hong Kong hold 78%, 6%, 4%, respectively, of our total cash as of September 30, 2024. Our cash in accounts at financial institutions exceed insured limits. We are subject to credit risk to the extent any financial institution we use is unable to fulfill their contractual obligations. We have not experienced any losses in such accounts, and we believe that we have placed our cash on deposit with financial institutions which are financially stable. We do not believe we are subject to any significant credit risk.

Critical Accounting Estimates

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported revenues and expenses during the reporting period and accompanying notes. Making estimates requires management to exercise significant judgment. It is reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the future due to one or more future confirming events.

Such estimates reflected in our consolidated financial statements include the estimation of the valuation of share-based compensation arrangements, depreciable lives of property and equipment, useful life of intangible assets, purchase price allocation for business combination, fair value and expected credit losses of financial instruments, present value for expected future leasing payment, redemption value of the redeemable preferred shares, and income taxes including unrecognized tax benefits and the valuation allowance for deferred tax assets. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable. Actual results could differ from those estimates.

Asset Acquisitions

We account for the acquisition of an entity as an asset acquisition when substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. In accordance with ASC 805, Business Combinations, the value of the consideration paid in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values with no resulting goodwill.

Business Combinations

We account for acquisitions of entities or asset groups that qualify as businesses in accordance with ASC 805, Business Combinations. The purchase price of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to reporting units expected to benefit from the business combination. We test goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. In testing for goodwill impairment, we first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if we conclude otherwise, we proceed to a quantitative assessment.

The quantitative assessment compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

Income taxes

Our income tax expense is an estimate of current income taxes payable in the current fiscal year based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences and carryforwards that we recognize for financial reporting and income tax purposes at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the use of the asset and liability method, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements, but have not been reflected in our taxable income. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent we believe that they will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets including, but not limited to, historical cumulative loss experience and expectations of future earnings, tax planning strategies, and the carry-forward periods available for tax reporting purposes. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our tax provision would increase or decrease in the period in which the assessment is changed.

We recognize a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. We account for uncertain tax positions, including net interest and penalties, as a component of income tax expense or benefit. We make adjustments to these uncertain tax positions in accordance with applicable income tax guidance and based on changes in facts and circumstances. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact to our consolidated financial statements and operating results.

Share-based compensation

We review all share-based awards to employees and non-employees to determine the appropriate classification as either an equity or liability awards. Our outstanding awards were classified as equity awards as of December 31, 2022 and 2023 and as of September 30, 2024.

The fair value of our share-based awards is measured at the grant date which is when vesting commences. The grant date fair value is the basis for determining the amount of share-based compensation to recognize from the issuance of a share-based award.

We recognize share-based compensation using the graded vesting method of attribution and account for forfeitures in the period in which the share-based aware is forfeited. See Note 18 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for further information on our share-based compensation.

Fair value of our ordinary shares

Prior to our initial public offering, we were a private company with no quoted market prices for our ordinary shares. We therefore make estimates of the fair value of our ordinary shares on various dates for the purpose of determining the fair value of our ordinary shares at the date of the grant of share-based compensation awards to our employees as one of the inputs into determining the grant date fair value of the award.

Valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants’ Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, and with the assistance of an independent valuation specialist. The assumptions we use in the valuation model are based on future expectations combined with management judgment, with inputs of numerous objective and subjective factors, to determine the fair value of our ordinary shares, including the following factors:

•        our operating and financial performance;

•        current business conditions and projections;

•        our stage of development;

•        the prices, rights, preferences and privileges of our convertible redeemable preferred shares to our ordinary shares;

•        the likelihood of achieving a liquidity event for the ordinary shares underlying these share-based awards, such as an initial public offering;

•        any adjustment necessary to recognize a lack of marketability for our ordinary shares; and the market performance of industry peers.

The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

See Note 18 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for the fair value and valuation approach of our ordinary shares estimated at different times prior to our initial public offering with the assistance from an independent valuation specialist.

Following the completion of our initial public offering and the listing of our Class A ordinary shares on the Nasdaq, there is an active market for our Class A ordinary shares, so assumptions and estimates will not be necessary to determine the fair value of our Class A ordinary shares.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 3 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The unaudited pro forma condensed combined financial information of Webull has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Webull and SKGR adjusted to give effect to the business combination.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2024 combines the historical unaudited condensed consolidated statement of financial position of Webull with the historical unaudited balance sheet of SKGR as of September 30, 2024 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on September 30, 2024.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 combines the historical unaudited condensed consolidated statement of operations and comprehensive loss of Webull for the nine months ended September 30, 2024 and the historical unaudited condensed statement of operations of SKGR for the nine months ended September 30, 2024 on a pro forma basis as if the Business Combination had been consummated on January 1, 2023, the beginning of the latest annual period presented.

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 combines the historical audited consolidated statement of operations and comprehensive income of Webull and the historical audited statement of operations of SKGR for the year ended December 31, 2023 on a pro forma basis as if the Business Combination had been consummated on January 1, 2023, the beginning of the latest annual period presented.

The unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        Webull’s unaudited condensed consolidated statement of financial position as of September 30, 2024;

•        SKGR’s unaudited balance sheet as of September 30, 2024 as filed on Form 10-Q on November 13, 2024;

•        Webull’s unaudited condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2024;

•        SKGR’s unaudited condensed statement of operations for the nine months ended September 30, 2024 as filed on Form 10-Q on November 13, 2024;

•        Webull’s audited consolidated statement of operations and comprehensive income for the year ended December 31, 2023;

•        SKGR’s audited condensed statement of operations for the year ended December 31, 2023; and

•        other information relating to Webull and SKGR included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “Proposal One — The Business Combination Proposal.”

The unaudited pro forma combined financial information should also be read together with the sections entitled “Webull’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SKGR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Business Combination Agreement

On February 27, 2024, SK Growth Opportunities Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SKGR”), Webull Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Webull” or the “Company”), Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Webull (“Merger Sub I”) and Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Webull (“Merger Sub II,” collectively with Merger Sub I, the “Merger Subs” and each a “Merger Sub”) entered into a business combination agreement (the “Business Combination Agreement”).

The Business Combination Agreement and the Transactions (as defined below) were unanimously approved by the boards of directors of SKGR and Webull, and the consummation of the Transactions are subject to the satisfaction of certain customary closing conditions as discussed below.

The Business Combination

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, (i) immediately prior to the effective time of the First Merger (as defined below) (the “First Merger Effective Time”), Webull will effectuate the Company Capital Restructuring (as defined below), (ii) promptly following the Company Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into SKGR (the “First Merger”), with SKGR surviving the First Merger as a wholly-owned subsidiary of Webull (SKGR, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”), and (iii) promptly following the First Merger and at the effective time of the Second Merger (as defined below) (the “Second Merger Effective Time”), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Webull (Merger Sub II, as the surviving entity of the Second Merger is sometimes referred to herein as the “Surviving Company”). The Company Capital Restructuring, the Mergers and each of the other transactions contemplated by the Business Combination Agreement or other transaction documents are collectively referred to as the “Transactions.”

Company capital restructuring

On the Closing Date (as defined in the Business Combination Agreement), immediately prior to the First Merger Effective Time, the following actions shall take place or be effected:

i.       immediately prior to the Share Subdivision (as defined below), each preferred share of the Company issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one ordinary share of the Company, par value $0.0001 per share (the “Pre-Subdivision Ordinary Share,” together with preferred shares of the Company, the “Pre-Subdivision Shares”) (the “Conversion”);

ii.      immediately following the Conversion, the fifth amended and restated memorandum and articles of association of Webull shall be adopted and become effective (the “Charter Amendment”);

iii.     immediately following the Conversion and the Charter Amendment, (A) each Pre-Subdivision Ordinary Share (excluding any Pre-Subdivision Ordinary Shares held by the holding vehicles controlled by founders of Webull (the “Webull Founder Holdcos”)) issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of class A ordinary shares of the Company, par value $0.00001 per share (the “Webull Class A Ordinary Shares”) determined by multiplying each such Pre-Subdivision Ordinary Share by 3.3593 (the “Share Subdivision Factor”), and re-designated as Webull Class A Ordinary Shares; and (B) each Pre-Subdivision Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time and held by the Webull Founder Holdcos shall be subdivided into a number of class B ordinary shares of the Company, par value $0.00001 per share (the “Webull Class B Ordinary Shares,” together with Webull Class A Ordinary Shares, the “Webull Ordinary Shares”) determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Webull Class B Ordinary Shares (the transactions contemplated by (A) and (B), collectively referred to herein as the “Share Subdivision”; the Conversion, the Charter Amendment and the Share Subdivision collectively referred to as the “Company Capital Restructuring”);

iv.      immediately following the Share Subdivision, each option to acquire Pre-Subdivision Shares granted under the 2021 Global Share Incentive Plan of the Company (the “Company Option”) that is outstanding as of the effective time of the Share Subdivision will become an option to purchase Webull Ordinary Shares, exercisable for that number of Webull Ordinary Shares and at the per share exercise price, in each case as adjusted by the Share Subdivision Factor and otherwise subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the effective time of the Share Subdivision (including expiration date and exercise provisions); and

v.      each restricted share unit of the Company granted under the 2021 Global Share Incentive Plan of the Company that is outstanding immediately prior to the Share Subdivision that may be settled in Pre-Subdivision Shares (the “Company RSU”) outstanding shall cease to represent the right to acquire Pre-Subdivision Shares of the Company and be cancelled in exchange for a right to acquire a number of Webull Ordinary Shares as adjusted by the Share Subdivision Factor and otherwise subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Share Subdivision; and

vi.     any restricted Pre-Subdivision Shares granted under the 2021 Global Share Incentive Plan of Webull (the “Company Restricted Shares”) that are issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into Webull Ordinary Shares subject to the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the First Merger Effective Time (including with respect to vesting and termination-related provisions).

Dual-class structure

After the Company Capital Restructuring, the issued and outstanding share capital of the Company will consist of Webull Class A Ordinary Shares and Webull Class B Ordinary Shares. Mr. Anquan Wang, one of the founders of Webull, will beneficially own all of the issued Webull Class B Ordinary Shares. Holders of Webull Class A Ordinary Shares and Webull Class B Ordinary Shares have the same rights except for voting and conversion rights. Each Webull Class A Ordinary Share is entitled to one (1) vote, and each Webull Class B Ordinary Share is entitled to twenty (20) votes. Webull Class B Ordinary Shares may be converted into the same number of Webull Class A Ordinary Shares by the holders thereof at any time, while Webull Class A Ordinary Shares cannot be converted into Webull Class B Ordinary Shares under any circumstances. With the exception for voting and conversion rights, Webull Class A and Class B Ordinary Shares are identical.

Issuance of SKGR Class A ordinary shares

On the Closing Date, immediately prior to the First Merger Effective Time, each class B ordinary share of SKGR, par value $0.0001 per share (“SKGR Class B Ordinary Shares”) which Auxo Capital Managers LLC (the “Sponsor”) has agreed to be surrendered and cancelled pursuant to the Non-Redemption Agreements (as defined in the Business Combination Agreement) or the Sponsor Support Agreement (as described below) that is issued and outstanding shall be cancelled and cease to exist, and SKGR shall issue such number of class A ordinary shares of SKGR, $0.0001 per share (“SKGR Class A Ordinary Shares”) to the SKGR Shareholders who are parties to the Non-Redemption Agreements in accordance with the terms of the Non-Redemption Agreements. Following the cancellation of SKGR Class B Ordinary Shares pursuant to the preceding sentence, and immediately prior to the First Merger Effective Time, each of SKGR Class B Ordinary Shares then issued and outstanding and held by the Initial Shareholders shall automatically be converted into one SKGR Class A Ordinary Share in accordance with the terms of the SKGR Articles and each SKGR Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist.

Mergers

On the Closing Date, on the terms and subject to the conditions set forth in the Business Combination Agreement, by virtue of the Mergers and without any action on the part of SKGR, Webull, Merger Sub I, Merger Sub II or the holders of any of the following securities:

i.       each unit of SKGR (“SKGR Unit”), each consisting of one SKGR Class A Ordinary Share and one-half of a warrant to purchase one Class A ordinary share at a price of $11.50 per share (the “Public Warrants”), issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SKGR Class A Ordinary Share and one-half of a Public Warrant in accordance with the terms of the applicable SKGR Unit (the “Unit Separation”); provided that no fractional SKGR Warrants will be issued in connection with the Unit Separation such that if a holder of SKGR Units would be entitled to receive a fractional SKGR Warrant upon the Unit Separation, the number of SKGR Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SKGR Warrants;

ii.      immediately following the Unit Separation and the Company Capital Restructuring, each SKGR Class A Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time (other than any SKGR Treasury Shares, Redeeming SKGR Shares and Dissenting SKGR Shares, in each case as defined in the Business Combination Agreement) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Webull Class A Ordinary Share;

iii.     each warrant of SKGR (including the Public Warrants and private placement warrants held by the Sponsor, collectively referred to herein as “SKGR Warrants”) outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to SKGR Ordinary Shares and be assumed by Webull and converted into a warrant to purchase one Webull Class A Ordinary Share (the “Webull Warrants”);

iv.      any SKGR Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor;

v.       each Redeeming SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable in the Trust Account (as defined herein) with respect to all Redeeming SKGR Shares; and

vi.     each Dissenting SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the fair value of such Dissenting SKGR Share and such other rights pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands.

In addition, on the Closing Date, upon the terms and subject to the conditions of the Business Combination Agreement and the Incentive Warrant Agreement (as defined below), the Company shall issue to each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one Incentive Warrant (as defined below) for each Non-Redeeming SKGR Share (as defined in the Business Combination Agreement) held by such SKGR Shareholder.

Warrant Assignment Agreement

Prior to the Closing, Webull, SKGR, and Continental Stock Transfer & Trust Company (the “Warrant Agent”) will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assignment Agreement”), pursuant to which SKGR will assign to Webull, and Webull will assume, all of SKGR’s rights, interests and obligations under the Warrant Agreement dated June 23, 2022, by and between SKGR and the Warrant Agent (the “Existing Warrant Agreement”), and the terms and conditions of the Existing Warrant Agreement shall be amended and restated to, among other things, reflect the assumption of the SKGR Warrants by Webull as described therein.

Incentive Warrant Issuance

Prior to the Closing, Webull and the Warrant Agent will enter into a warrant agreement (the “Incentive Warrant Agreement”), pursuant to which, in connection with the Mergers and on the Closing Date, Webull will issue to (i) each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one incentive warrant (the “Incentive Warrant”) to purchase one Webull Class A Ordinary Share at an initial price of $10.00 per share (subject to adjustment pursuant to the terms of the Incentive Warrant Agreement for capitalization, share dividends or split-up) for each Non-Redeeming SKGR Share held by such SKGR Shareholder, and (ii) certain shareholders of Webull, an aggregate of 20,000,000 Incentive Warrants. The Incentive Warrants will become exercisable thirty (30) days after the Closing Date and will expire on earliest to occur of: (x) at 5:00 p.m., New York City time on the date that is four (4) years after the Closing Date, (y) the liquidation of the Company, and (z) at 5:00 p.m., New York City time on the Redemption Date (as defined in the Incentive Warrant Agreement). The Incentive Warrant Agreement also includes provisions relating to redemption of the Incentive Warrants that are similar to those in the SKGR Public Warrants, amendments to the Incentive Warrant Agreement, and indemnification of the Warrant Agent by Webull under the Incentive Warrant Agreement.

Other Related Events or Agreements in Connection with the Business Combination

Amendment of 2021 Global Share Incentive Plan of Webull

Prior to the Closing, the 2021 Global Share Incentive Plan will be amended so that its share reserve balance, prior to the application of the Share Subdivision Factor, will be decreased from 14,754,941 to 13,217,137. After Closing, the 2021 Global Share Incentive Plan will have a share reserve balance of 44,400,984 Webull Class A Ordinary Shares.

Ordinary Share Incentive Issuance

Prior to the Closing and the application of the Share Subdivision Factor, Webull will issue 12,706,505 Class A Ordinary Shares to certain of its preferred shareholders (the “Ordinary Share Incentive Issuance”). After Closing, the Ordinary Share Incentive Issuance will represent 42,685,593 Webull Class A Ordinary Shares.

PIPE Investment

Prior to the Closing, Webull or SKGR may enter into one or more subscription agreements with third-party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), in each case, on terms mutually acceptable to Webull and SKGR, pursuant to which, on the terms and subject to the conditions set forth therein, such PIPE Investors will commit to make private investments in public equity (in the form of SKGR Class A Ordinary Shares, Webull Class A Ordinary Shares or other equity securities of Webull) at the Closing.

Sponsor Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, SKGR, Webull and the Initial Shareholders have entered into a support agreement (as amended by Amendment to Sponsor Support Agreement, dated December 5, 2024, and as may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”), pursuant to which, each Initial Shareholder agreed, among other things, (a) at any meeting of SKGR Shareholders called to seek the SKGR Shareholders’ Approval or SKGR Shareholder Extension Approval (as defined in the Business Combination Agreement), or in connection with any written consent of SKGR Shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions, such Initial Shareholder (i) agreed to, if a meeting is held, appear at such meeting or otherwise cause the SKGR Class B Ordinary Shares held by such Initial Shareholder to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted the SKGR Class B Ordinary Shares held by such Initial Shareholder in favor of the SKGR Shareholders’ Approval or the SKGR Shareholder Extension Approval; and (b) subject to the exceptions set forth in the Sponsor Support Agreement, agreed to become subject to certain transfer restrictions with respect to (i) any Webull Ordinary Shares held by each Initial Shareholder immediately after the First Merger Effective Time during a period of twelve (12)-months from and after the Closing Date, (ii) Webull Warrants or Class A Ordinary Shares underlying such warrants held by each Initial Shareholder immediately after the First Merger Effective Time until thirty (30) days after the Closing Date.

Sponsor also agreed to forfeit for no consideration up to 2,000,000 SKGR Class B Ordinary Shares held by Sponsor in connection with the execution of additional Non-Redemption Agreements following the date of the Business Combination Agreement and the Sponsor Support Agreement. In addition, on the terms and subject to the conditions of the Sponsor Support Agreement, Webull agreed to indemnify Sponsor and each other Initial Shareholder for any U.S. federal (and applicable U.S. state and U.S. local) income taxes, together with any interests and penalties (the “Indemnifiable Amounts”) payable by Sponsor or the other Initial Shareholders, as applicable, solely arising from or attributable to the failure of the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or as an exchange described in Section 351 of the Code, provided, however, that the Company shall not have any liability in respect of any Indemnifiable Amounts to the extent that the aggregate amount of such Indemnifiable Amounts exceeds $5,000,000.

Registration Rights Agreement

Prior to the First Merger Effective Time, the Initial Shareholders, Webull and certain shareholders of Webull will enter into a registration rights agreement (the “Registration Rights Agreement”), effective upon the Closing, pursuant to which Webull shall grant the Initial Shareholders and certain applicable shareholders of Webull, registration rights and commit to use its commercially reasonable efforts to file a resale shelf registration statement on Form F-1 within 15 business days following the Closing.

Shareholder Lock-up Agreement

As contemplated by the Business Combination Agreement, as soon as reasonably practicable following the execution of the Business Combination Agreement and in any event prior to the Closing, Webull shall use commercially reasonable efforts to deliver or cause to be delivered, shareholder lock-up agreements by and among Webull, SKGR and each shareholder of Webull (each, a “Shareholder Lock-up Agreement”), pursuant to which such shareholder of Webull shall agree, among other things, (a) at any meeting of Webull shareholders called to seek the Company Shareholders’ Approval, or in connection with any written consent of Webull shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions, such shareholder shall (i) if a meeting is held, appear at such meeting or otherwise cause any Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by proxy, class vote and/or written consent, if applicable) the Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time in favor of granting the Company Shareholders’ Approval; and (b) subject to the exceptions set forth in the Shareholder Lock-up Agreement, during a period of one hundred and eighty (180) days from and after the Closing, such shareholder of Webull will agree to become subject to certain transfer restrictions with respect to any Webull Ordinary Shares held by such shareholder immediately after the First Merger Effective Time and any Webull Ordinary Shares acquired by such shareholder upon the exercise of Company Options or the vesting of Company RSUs held by such shareholder.

Anticipated Accounting Treatment of the Business Combination

We expect Webull to be both the “legal” and “accounting” acquirer and that SKGR will be treated as the “acquired” company. SKGR is not expected to meet the U.S. GAAP definition of a business as its net assets are predominately cash and investments held in a Trust Account for the sole purpose of effectuating a business combination transaction. As such, Webull expects to account for the Business Combination as a reorganization and recapitalization transaction as Webull is effectively issuing its Ordinary Shares and other securities for the cash and investments held in in the Trust Account at the Closing.

The determination of Webull as the “legal” and “accounting” acquirer is based on evaluation of the following facts and circumstances:

•        SKGR corporate existence will cease to exist upon the completion of its merger with Feather Sound II Inc. with Feather Sound II Inc. becoming a wholly-owned subsidiary of Webull;

•        Webull’s shareholders will hold a majority of the voting power of the combined company under both the no redemption and 100% redemption scenarios;

•        Webull’s operations will be the sole ongoing operations of the combined company;

•        Webull’s shareholders will have the ability to nominate the majority of the members of the board of directors of the combined company; and

•        Webull’s senior management will comprise the senior management of the combined company.

Moreover, we have made a preliminary accounting assessment of (1) the Public Warrants and Private Placement Warrants that we will assume and (2) the Incentive Warrants that will be issued in connection with the Business Combination and believe these warrants will qualify for equity accounting treatment. Consequently, these warrants have been presented using equity classification within the unaudited pro forma condensed combined statement of financial position as of September 30, 2024.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Webull upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial information are described in the accompanying notes.

The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. The unaudited pro forma combined financial information does not purport to project the future operating results or financial position of Webull following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. Webull and SKGR have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information contained herein assumes that the SKGR shareholders approve the Business Combination. Pursuant to the current certificate of incorporation, SKGR’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. SKGR cannot predict how many of its public shareholders will exercise their right to redeem their public shares of SKGR’s Class A ordinary shares for cash. The unaudited pro forma combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination as follows:

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no SKGR Public Shareholders exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that SKGR Public Shareholders holding 9,732,960 SKGR Class A Ordinary Shares will exercise their redemption rights for approximately $110 million of funds in the Trust Account. Under this scenario, 1,279,536 of SKGR Class A Ordinary Shares will remain outstanding as they were issued as an incentive and subject to a non-redemption agreement entered into between certain SKGR shareholders and SKGR on December 27, 2023.

WEBULL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION AS OF SEPTEMBER 30, 2024

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemption
	Webull (Historical)	SKGR (Historical)	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$314,258,244	$621,449	$110,234,886	A	$407,734,579	$(110,234,886)	O	$297,499,693
			(5,720,000)	B
			(11,660,000)	C
Cash segregated under federal and foreign requirements	866,028,206	—	—		866,028,206	—		866,028,206
Receivables from brokers, dealers, and clearing organizations	188,545,350	—	—		188,545,350	—		188,545,350
Receivables from customers	165,623,327	—	—		165,623,327	—		165,623,327
Prepaid expenses and other current assets	77,213,800	27,750	—		77,241,550	—		77,241,550
Customer-held fractional shares	88,564,905	—	—		88,564,905	—		88,564,905
Total current assets	1,700,233,832	649,199	92,854,886		1,793,737,917	(110,234,886)		1,683,503,031

Investmentments held in Trust Account	—	113,898,350	(3,663,464)	U	—	—		—
			(110,234,886)	A
Right-of-use assets	68,996,070	—	—		68,996,070	—		68,996,070
Property and equipment, net	34,011,540	—	—		34,011,540	—		34,011,540
Intangible assets, net	21,024,269	—	—		21,024,269	—		21,024,269
Goodwill	5,197,438	—	—		5,197,438	—		5,197,438
Deferred tax assets	10,432,907	—	—		10,432,907	—		10,432,907
Total non-current assets	139,662,224	113,898,350	(113,898,350)		139,662,224	—		139,662,224
Total assets	$1,839,896,056	$114,547,549	$(21,043,464)		$1,933,400,141	$(110,234,886)		$1,823,165,255

Liabilities, mezzanine equity, and shareholders deficit
Payables due to customers	$1,161,671,323	$—	$—		$1,161,671,323	$—		$1,161,671,323
Payables due to brokers, dealers, and clearing organizations	1,794,634	—	—		1,794,634	—		1,794,634
Lease liabilities – current portion	5,061,059	—	—		5,061,059	—		5,061,059
Accrued expenses and other current liabilities	55,890,192	2,094,708	—		57,984,900	—		57,984,900
Extension payment payable	—	279,489	—		279,489	—		279,489
Sponsor note	—	1,720,000	—		1,720,000	—		1,720,000
Ordinary Class A shares to be redeemed	—	3,663,464	(3,663,464)	U	—	—		—
Total current liabilities	1,224,417,208	7,757,661	(3,663,464)		1,228,511,405	—		1,228,511,405

WEBULL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION AS OF SEPTEMBER 30, 2024 — (Continued)

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemption
	Webull (Historical)	SKGR (Historical)	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined
Overfunding loan	—	5,240,000	(5,240,000)	D	—	—
Deferred underwriting and advisory fees	—	7,336,000	(7,336,000)	E	—	—		—
Promissory notes	—	—	100,000,000	T	100,000,000	—		100,000,000
Lease liabilities – non-current portion	10,593,959	—	—		10,593,959	—		10,593,959
Deferred tax liabilities	5,738,892	—	—		5,738,892	—		5,738,892
Total non-current liabilities	16,332,851	12,576,000	87,424,000		116,332,851	—		116,332,851
Total liabilities	1,240,750,059	20,333,661	83,760,536		1,344,844,256	—		1,344,844,256

Class A ordinary shares subject to possible redemption	—	110,134,886	(110,134,886)	R	—	—		—
Convertible redeemable preferred shares	2,819,571,469	—	(100,000,000)	T	—	—		—
			(2,719,571,469)	F	—	—		—
Total mezzanine equity	2,819,571,469	110,134,886	(2,929,706,355)		—	—		—

Preferred shares	—	—	—		—	—		—
Class A ordinary shares	4,147	—	3,955	G	38,388	(973)	Q	37,215
			4,269	W
			26,938	H		(200)	S
			973	I
			(2,470)	J
			524	K
			52	D
Class B ordinary shares	—	524	(524)	K	8,299	—		8,299
			8,299	L

Additional paid-in-capital	5,355,398		2,719,571,469	F	2,814,294,215	(110,234,886)	O	2,704,060,502
			110,134,886	P/V		973	Q
			(5,720,000)	B		200	S
			(11,660,000)	C
			(15,921,522)	M
			(41,964)	N
			7,336,000	E
			5,240,000	D
			(52)	D

Accumulated deficit	(2,221,618,618)	(15,921,522)	15,921,522	M	(2,221,618,618)	—		(2,221,618,618)

Accumulated other comprehensive loss	(5,649,542)	—	—		(5,649,542)	—		(5,649,542)
Total shareholders’ deficit	(2,221,908,615)	(15,920,998)	2,824,902,355		587,072,742	(110,234,886)		476,837,856
Noncontrolling interest	1,483,143	—	—		1,483,143	—		1,483,143
Total deficit	(2,220,425,472)	(15,920,998)	2,824,902,355		588,555,885	(110,234,886)		478,320,999
Total liabilities, mezzanine equity and total deficit	$1,839,896,056	$114,547,549	$(21,043,464)		$1,933,400,141	$(110,234,886)		$1,823,165,255

WEBULL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemption
	Webull (Historical)	SKGR (Historical)	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined
Revenues
Equity and option order flow rebates	$138,654,512	$—	$—		$138,654,512	$—		$138,654,512
Interest related income	97,379,499	—	—		97,379,499	—		97,379,499
Handling charge income	36,354,991	—	—		36,354,991	—		36,354,991
Other revenues	10,136,456	—	—		10,136,456	—		10,136,456
Total revenues	282,525,458	—	—		282,525,458	—		282,525,458
Operating expenses
Brokerage and transaction	56,739,396	—	—		56,739,396	—		56,739,396
Technology and development	46,331,022	—	—		46,331,022	—		46,331,022
Marketing and branding	117,916,815	—	—		117,916,815	—		117,916,815
General and administrative	90,928,477	2,127,082	—		93,055,559	—		93,055,559
Total operating expenses	311,915,710	2,127,082	—		314,042,792	—		314,042,792
Other expense (income), net	(31,158)	(4,325,071)	4,325,071	X	9,268,842	—		9,268,842
			9,300,000	Y
Loss from continuing operations, before income taxes	(29,359,094)	2,197,989	(13,625,071)		(40,786,176)	—		(40,786,176)
Provision for income taxes	4,443,876	—	—		4,443,876	—		4,443,876
Loss from continuing operations, net of tax	(33,802,970)	2,197,989	(13,625,071)		(45,230,052)	—		(45,230,052)
Less loss from continuing operations attributable to noncontrolling interest	(347,337)	—	—		(347,337)	—		(347,337)
Income from continuing operations attributable to the Company	(33,455,633)	2,197,989	(13,625,071)		(44,882,715)	—		(44,882,715)
Preferred shares redemption value increase	(452,910,774)	—	452,910,774	Z	—	—		—
Loss from continuing operations attributable to ordinary shareholders	$(486,366,407)	$2,197,989	$439,285,703		$(44,882,715)	$—		$(44,882,715)

WEBULL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 — (Continued)

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemption
	Webull (Historical)	SKGR (Historical)	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined
Loss per share from continuing operations attributable to ordinary shareholders
Basic	$(11.78)				$(0.10)			$(0.10)
Diluted	$(11.78)				$(0.10)			$(0.10)
Weighted-average shares outstanding
Basic	41,278,926				466,871,554			455,138,594
Diluted	41,278,926				466,871,554			455,138,594

Basic and diluted weighted average shares outstanding, Class A ordinary shares		10,051,872
Basic and diluted net loss per share, Class A ordinary shares		$0.14
Basic and diluted weighted average shares outstanding, Class B ordinary shares		5,240,000
Basic and diluted net income per share, Class B ordinary shares		$0.14

WEBULL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

	Webull (Historical)	SKGR (Historical)	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemption
			Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined
Revenues
Equity and option order flow rebates	$202,194,341	$—	$—		$202,194,341	$—		$202,194,341
Interest related income	155,792,329	—	—		155,792,329	—		155,792,329
Handling charge income	21,233,661	—	—		21,233,661	—		21,233,661
Other revenues	10,900,349	—	—		10,900,349	—		10,900,349
Total revenues	390,120,680	—	—		390,120,680	—		390,120,680
Operating expenses
Brokerage and transaction	66,418,918	—	—		66,418,918	—		66,418,918
Technology and development	52,156,468	—	—		52,156,468	—		52,156,468
Marketing and branding	152,776,112	—	—		152,776,112	—		152,776,112
General and administrative	95,789,803	2,151,130	—		97,940,933	—		97,940,933
Total operating expenses	367,141,301	2,151,130	—		369,292,431	—		369,292,431
Other expense (income), net	2,801,285	(10,295,499)	10,295,499	X	8,808,554	—		8,808,554
			6,007,269	Y
Income from continuing operations, before income taxes	20,178,094	8,144,369	(16,302,768)		12,019,695	—		12,019,695
Provision for income taxes	16,140,571	—	—		16,140,571	—		16,140,571
Income from continuing operations, net of tax	4,037,523	8,144,369	(16,302,768)		(4,120,876)	—		(4,120,876)
Less loss from continuing operations attributable to noncontrolling interest	(247,296)	—	—		(247,296)	—		(247,296)
Income from continuing operations attributable to the Company	4,284,819	8,144,369	(16,302,768)		(3,873,580)	—		(3,873,580)
Preferred shares redemption value increase	(340,080,000)	—	340,080,000	Z	—	—		—
Preferred share dividend			(426,855,933)	AA	(426,855,933)			(426,855,933)
Loss from continuing operations attributable to ordinary shareholders	$(335,795,181)	$8,144,369	$(103,078,701)		$(430,729,513)	$—		$(430,729,513)

WEBULL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023 — (Continued)

	Webull (Historical)	SKGR (Historical)	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemption
			Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustment Notes	Pro Forma Combined
Loss per share from continuing operations attributable to ordinary shareholders
Basic	$(8.18)				$(0.93)			$(0.95)
Diluted	$(8.18)				$(0.93)			$(0.95)
Weighted-average shares outstanding
Basic	41,069,744				464,641,564			452,908,604
Diluted	41,069,744				464,641,564			452,908,604

Basic and diluted weighted average shares outstanding, Class A ordinary shares		20,870,383
Basic and diluted net income per share, Class A ordinary shares		$0.31
Basic and diluted weighted average shares outstanding, Class B ordinary shares		5,240,000
Basic and diluted net income per share, Class B ordinary shares		$0.31

The following summarizes the pro forma Webull Ordinary Shares issued and outstanding immediately after the Business Combination, presented under the two assumed redemption scenarios:

	Pro Forma Combined (Assuming No Redemption)			Pro Forma Combined (Assuming Maximum Redemption)(6)
	Class A Ordinary Shares	Class B Ordinary Shares	Equity %	Class A Ordinary Shares	Class B Ordinary Shares	Equity %
SKGR shareholders(1)(2)	13,012,496	—	2.79%	1,279,536	—	0.28%
Sponsor and certain affiliates(3)	2,484,464	—	0.53%	2,484,464	—	0.55%
Webull shareholders(4)(5)	368,386,463	82,988,016	96.68%	368,386,463	82,988,016	99.17%
Total	383,883,423	82,988,016	100.00%	372,150,463	82,988,016	100.00%

____________

Notes:

(1)      Represents the issuance of Webull Class A Ordinary Shares to 9,732,960 non-redeeming SKGR Class A Ordinary shareholders.

(2)      Includes 2,000,000 of Sponsor shares transferred to non-redeeming SKGR Class A Ordinary shareholders and 1,279,536 of Sponsor shares transferred to certain SKGR Class A Ordinary shareholders pursuant to a non-redemption agreement entered into in December 2023 under the “no redemption” scenario. Under the “maximum redemption” scenario the Sponsor forfeits 2,000,000 SKGR Class A Ordinary Shares pursuant to the Sponsor Support Agreement.

(3)      Includes 2,394,464 shares held by Sponsor and 90,000 shares held by SKGR officers and directors.

(4)      Includes (i) the issuance of 269,379,710 Webull Class A Ordinary Shares in connection with the conversion of Webull’s outstanding convertible redeemable preferred shares and (ii) includes the Ordinary Share Incentive Issuance of 42,685,593 Webull Class A Ordinary Shares.

(5)      Class B Ordinary Shares were issued to Mr. Anquan Wang, one of the founders of Webull, at Closing. Class B Ordinary Shares are entitled to 20 votes and vote together with Class A Ordinary Shares on all matters.

(6)      Assumes the redemption of 100% of SKGR Class A Ordinary Shares equivalent or 9,732,960 SKGR Class A Ordinary Shares.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information of Webull has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Webull and SKGR adjusted to give effect to the business combination.

We expect Webull to be both the “legal” and “accounting” acquirer and that SKGR will be treated as the “acquired” company. SKGR is not expected to meet the U.S. GAAP definition of a business as its net assets are predominately cash and investments held in a Trust Account for the sole purpose of effectuating a business combination transaction. Accordingly, Webull expects to account for the Business Combination as a reorganization and recapitalization transaction as Webull is effectively issuing its Ordinary Shares and other securities for the cash and investments held in in the Trust Account at the Closing.

The determination of Webull as the “legal” and “accounting” acquirer is based on evaluation of the following facts and circumstances:

•        SKGR corporate existence will cease to exist upon the completion of its merger with Feather Sound II Inc. with Feather Sound II Inc. becoming a wholly-owned subsidiary of Webull;

•        Webull’s shareholders will hold a majority of the voting power of the combined company under both the no redemption and 100% redemption scenarios;

•        Webull’s operations will be the sole ongoing operations of the combined company;

•        Webull’s shareholders will have the ability to nominate the majority of the members of the board of directors of the combined company; and

•        Webull’s senior management will comprise the senior management of the combined company.

Moreover, we have made a preliminary accounting assessment of (1) the Public Warrants and Private Placement Warrants that we will assume and (2) the Incentive Warrants that will be issued in connection with the Business Combination and believe these warrants will qualify for equity accounting treatment. Consequently, these warrants have been presented using equity classification within the unaudited pro forma condensed combined statement of financial position as of September 30, 2024.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2024 combines the historical unaudited condensed consolidated statement of financial position of Webull with the historical unaudited balance sheet of SKGR as of September 30, 2024 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on September 30, 2024.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 combines the historical unaudited condensed consolidated statement of operations and comprehensive loss of Webull for the nine months ended September 30, 2024 and the historical unaudited condensed statement of operations of SKGR for the nine months ended September 30, 2024 on a pro forma basis as if the Business Combination had been consummated on January 1, 2023, the beginning of the latest annual period presented.

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 combines the historical audited consolidated statement of operations and comprehensive income of Webull and the historical audited statement of operations of SKGR for the year ended December 31, 2023 on a pro forma basis as if the Business Combination had been consummated on January 1, 2023, the beginning of the latest annual period presented. The unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        Webull’s unaudited condensed consolidated statement of financial position as of September 30, 2024;

•        SKGR’s unaudited balance sheet as of September 30, 2024 as filed on Form 10-Q on November 13, 2024;

•        Webull’s unaudited condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2024;

•        SKGR’s unaudited condensed statement of operations for the nine months ended September 30, 2024 as filed on Form 10-Q on November 13, 2024;

•        Webull’s audited consolidated statement of operations and comprehensive income for the year ended December 31, 2023;

•        SKGR’s audited condensed statement of operations for the year ended December 31, 2023; and

•        other information relating to Webull and SKGR included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “Proposal One — The Business Combination Proposal.”

The unaudited pro forma combined financial information should also be read together with the sections entitled “Webull’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SKGR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

Note	Adjustment Description
A	Reflects the reclassification of cash and cash equivalents from the Trust Account that become available for use post-closing.
B	Reflects the settlement of total estimated professional fees incurred by Webull not yet recognized in its historical financial statements. These costs are accounted for as equity issuance costs.
C	Reflects the settlement of total estimated professional fees incurred by SKGR not yet recognized in its historical financial statements. These costs are accounted for as equity issuance costs.
D

Represents the conversion of the Sponsor’s Overfunding Loan balance into 524,000 Class A Ordinary Shares at Closing. The par value associated with the shares issued in connection with the Sponsor’s Overfunding Loan was reclassed from additional paid-in-capital.

E	Represents the effect of underwriter’s waiver of historical deferred underwriting fees.
F	Reflects the conversion of Webull’s convertible redeemable preferred shares into 269,379,710 Class A Ordinary Shares at Closing.
G

Represents the par value increase as a result of issuing 39,555,665 incremental Class A Ordinary shares to holders of historical Webull Class A Ordinary shares at Closing, excluding the Ordinary Share Incentive Issuance.

H	Represents the par value increase as a result of issuing 269,379,710 Class A Ordinary Shares to holders of Webull’s convertible redeemable preferred shares at Closing.
I	Represents the par value increase as a result of issuing 9,732,960 Class A Ordinary Shares to holders of SKGR’s Class A Ordinary shares at Closing.
J	Represents the par value decrease as a result of converting 24,703,596 Class A Ordinary shares held by Mr. Anquan Wang, one of the founders of Webull, to 82,988,016 Class B Ordinary Shares at Closing.
K	Reflects the conversion of 5,240,000 SKGR Class B Ordinary Shares into Webull Class A Ordinary shares at Closing.
L	Reflects the par value increase of 82,988,016 Webull Class B Ordinary Shares issued at Closing.

Note	Adjustment Description
M	Reflects the reclassification of SKGR’s historical accumulated deficit to additional paid-in-capital.
N	Represents the reclassification of additional-paid-in capital to par value for the Class A and Class B Ordinary Shares issued at Closing.
O	Estimated cash to be distributed to all SKGR Public Class A Ordinary shareholders based the assumption that all SKGR Class A Ordinary shareholders exercise their right to redeem.
P

Represents the additional paid-in capital recorded from the issuance of Webull Ordinary Shares, the issuance of Incentive Warrants to non-redeeming SKGR shareholders, and the assumption of SKGR’s outstanding warrants in connection with the recapitalization transaction. Since all financial instruments have been classified as equity instruments and presented as such in the statement of financial position, an allocation of Trust Fund proceeds based upon relative fair value was not deemed necessary.

Q	Represents the reduction to the par value and increase to additional paid-in-capital based upon the assumption that all SKGR Public Class A Ordinary shareholders exercise their right to redeem.
R	Represents the conversion of SKGR’s Class A Ordinary Shares into Webull’s Class A Ordinary shares at Closing.
S	Reflects the cancellation of 2,000,000 Sponsor shares pursuant to the Sponsor Support Agreement under the “maximum redemption” scenario.
T

Reflects promissory notes with an aggregate principal balance of $100,000,000 to be issued in connection with Webull’s repurchase of 3,017,119 Series D convertible redeemable preferred shares from certain shareholders of Webull prior to Closing.

U	Reflects the subsequent payment to certain SKGR shareholders that elected on September 27, 2024 to redeem 323,637 Class A Ordinary Shares of SKGR for an aggregate redemption amount of $3,663,464.
V

The Company determined the issuance of 20,000,000 Incentive Warrants to certain Webull preferred shareholders is representative of a dividend. The Company is expected to have an accumulated deficit at Closing; and, thus, the dividend will be recorded as a reduction to additional paid-in capital. The increase to additional paid-in capital from the issuance of the 20,000,000 Incentive Warrants will offset the recording of the dividend.

W

Represents the par value increase from issuing 42,685,593 Webull Class A Ordinary shares in connection with the Ordinary Share Incentive Issuance. The Company determined this issuance is representative of a dividend. The Company is expected to have an accumulated deficit at Closing; and, thus, the dividend will be recorded as a reduction to additional paid-in capital. The increase to additional paid-in capital from the fair value of the dividend will offset the recording of the dividend.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income:

Note	Adjustment Description
X	Represents elimination of SKGR’s investment income related to the investments held in its Trust Account.
Y

Represents interest on promissory notes to be issued in connection with Webull’s repurchase of 3,017,119 Series D convertible redeemable preferred shares from certain Webull shareholders prior to Closing. The aggregate principal balance of the notes will be $100,000,000 and the estimated interest rate used for the year ended December 31, 2023 and for the nine months ended September 30, 2024 was 6.01% and 9.30%, respectively. The estimated rates were calculated using the average of the Federal Reserve’s Daily Secured Overnight Financing Rate for the respective period and then adding a spread. The spread used for the year ended December 31, 2023 and for the nine months ended September 30, 2024 was 1% and 4%, respectively.

Note	Adjustment Description
Z

Represents the elimination of changes in the value of Webull’s convertible redeemable preferred shares. Webull’s convertible redeemable preferred shares are assumed to be converted into Class A Ordinary Shares as of January 1, 2023 for pro forma financial statement purposes as this is the most recent annual period presented in this proxy statement/prospectus.

AA

Represents the estimated value of the dividend in connection with the Ordinary Share Incentive Issuance, based upon a deemed value of $10 per share. The value of the Incentive Warrants to be issued to certain Webull preferred shareholders has been excluded, as the inputs to the methodology to be used for determining the fair value of the Incentive Warrants are not known or knowable until consummation of the transaction.

Note 3 — Pro forma Share and Earning per Share Information

The pro forma earnings per share calculation represents the loss per share from continuing operations attributable to ordinary shareholder calculated using the pro forma basic and diluted weighted average shares outstanding of Webull as a result of the pro forma adjustments to reflect the Business Combination as occurring on January 1, 2023. The calculation of pro forma weighted average shares outstanding for basic and diluted income from continuing operations attributable to ordinary shareholders per share reflects (1) Webull’s historical Class A Ordinary Shares, excluding Mr. Anquan Wang’s Class A Ordinary Shares, after application of the share subdivision factor; (2)  Mr. Anquan Wang’s historical Class A Ordinary Shares converted into Webull Class B Ordinary Shares, after application of the share subdivision factor, (3) conversion of Webull historical convertible preferred shares in to Webull Ordinary Class A Shares, after application of the share subdivision factor, (4) the issuance of Webull Ordinary Class A Shares to SKGR historical shareholders, (5) issuance of Webull Class A Ordinary Shares to Sponsor with respect to the conversion of Overfunding Loans, and (6) the Business Combination occurring on January 1, 2023, the beginning of the most recent annual period presented with this proxy statement/prospectus.

The following presents the pro forma weighted average number of outstanding Webull ordinary shares as a result of pro forma adjustments for the nine months ended September 30, 2024:

	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Loss per share from continuing operations attributable to ordinary shareholders	$(44,882,715)	(44,882,715)

Denominator:
SKGR public shareholders	13,012,496	1,279,536
Sponsor and certain affiliates	2,484,464	2,484,464
Webull shareholders	451,374,594	451,374,594
Weighted average shares outstanding – basic	466,871,554	455,138,594
Dilutive effect of Webull Options, RSUs and RSAs	—	—
Weighted average shares outstanding – diluted	466,871,554	455,138,594
Loss per share from continuing operations attributable to ordinary shareholders – basic	$(0.10)	(0.10)
Loss per share from continuing operations attributable to ordinary shareholders – diluted	$(0.10)	(0.10)

The following outstanding ordinary share equivalents were excluded from the computation of pro forma diluted income from continuing operations per share for the period and scenarios presented because including them would have had an anti-dilutive effect:

	Nine Months Ended September 30, 2024
	Assuming No Redemptions	Assuming Maximum Redemptions
SKGR public warrants	10,480,000	10,480,000
SKGR private placement warrants	6,792,000	6,792,000
Webull incentive warrants	29,732,960	20,000,000
Webull Options, RSUs and RSAs	41,798,940	41,798,940
SKGR convertible working capital loan (dated October 30, 2023)	380,000	380,000
SKGR convertible working capital loan (dated March 1, 2024)	900,000	900,000
SKGR convertible working capital loan (dated September 27, 2024)	440,000	440,000
Total	90,523,900	80,790,940

The following presents the pro forma weighted average number of outstanding Webull ordinary shares as a result of pro forma adjustments for the year ended December 31, 2023:

	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Loss per share from continuing operations attributable to ordinary shareholders	$(430,729,513)	$(430,729,513)

Denominator:
SKGR public shareholders	13,012,496	1,279,536
Sponsor and certain affiliates	2,484,464	2,484,464
Webull shareholders	449,144,604	449,144,604
Weighted average shares outstanding – basic	464,641,564	452,908,604
Dilutive effect of Webull Options, RSUs and RSAs	—	—
Weighted average shares outstanding – diluted	464,641,564	452,908,604
Loss per share from continuing operations attributable to ordinary shareholders – basic	$(0.93)	$(0.95)
Loss per share from continuing operations attributable to ordinary shareholders – diluted	$(0.93)	$(0.95)

The following outstanding ordinary share equivalents were excluded from the computation of pro forma diluted income from continuing operations per share for the period and scenarios presented because including them would have had an anti-dilutive effect:

	The Year Ended December 31, 2023
	Assuming No Redemptions	Assuming Maximum Redemptions
SKGR public warrants	10,480,000	10,480,000
SKGR private placement warrants	6,792,000	6,792,000
Webull incentive warrants	29,732,960	20,000,000
Webull Options, RSUs and RSAs	38,314,476	38,314,476
SKGR convertible working capital loan (dated October 30, 2023)	380,000	380,000
Total	85,699,436	75,966,476

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Directors and Executive Officers

The following table sets forth certain information relating to the executive officers and directors of Webull immediately after the consummation of the Business Combination.

Directors and Executive Officers	Age	Position/Title
Anquan Wang	45	Chairman of the Board of Directors and Chief Executive Officer of Webull Corporation
Anthony Denier	47	Director and President of Webull Corporation
H. C. Wang	41	Director and Chief Financial Officer of Webull Corporation
Benjamin James	45	Director and General Counsel of Webull Corporation
William Houlihan	69	Independent Director
Arianne Adams	47	Chief Strategy Officer of Webull US
Shen Lu	61	Chief Operating Officer of Webull Americas

Mr. Anquan Wang is our founder and has served as our chief executive officer since the inception of our company. Prior to founding our company, Mr. Wang served as the general manager of finance business of Beijing Xiaomi Pay Technology Co., Ltd. from January 2015 to March 2016. Prior to that, Mr. Wang held several positions at Alibaba Group and Ant Group from March 2006 to February 2012, including platform development architect of software technology department at Alisoft, platform and technology manager of Alibaba research at Alisoft, senior technology manager of innovative financial services department at Ant Financial Services, director of Taobao loan division at Alibaba Financial, and assistant to general manager of innovative financial services department at Ant Group. Mr. Wang received his bachelor’s degree in computer science and technology in 2005 and his master’s degree in software engineering in 2009, both from Hunan University.

Mr. Anthony Denier has served as our president since January 2024 and as our director since August 2022. Mr. Denier has also served as chief executive officer of Webull Financial since June 2017. Mr. Denier has over 20 years of experience in management, compliance and operations of U.S. and international equity, derivative and fixed income market products. From 2013 to 2017, as chief executive officer and chief compliance officer of LXM USA LLP, Mr. Denier supervised the day-to-day operations of the firm and served as the point person for all audits, both financial and compliance in scope. Mr. Denier also served as head of European equity sales and trading division at Jones Trading from 2012 to 2013. Prior to that, he held positions in several financial services companies, including ING Financial Markets, Numis Securities, Execution, LLC, Kaupthing Securities and Credit Suisse from 2000 to 2012. Mr. Denier received his bachelor’s degree in political science from Columbia University in 2000.

Mr. H. C. Wang has served as our chief financial officer since February 2021 and as our director since August 2022. Prior to joining our company, Mr. Wang served as chief financial officer at Youxin Financial from 2018 to 2020, where he led the start-up effort and subsequent spin-off of uSmart Securities. From 2016 to 2017, Mr. Wang worked at Uber China as co-head of Corporate Development Division, then at Didi Chuxing after it acquired Uber China. Prior to that, Mr. Wang worked for Goldman Sachs from 2012 to 2016 and from 2006 to 2009. Mr. Wang received two bachelor’s degrees in mathematics and biological & environmental engineering from Cornell University in 2005, and his juris doctorate degree from New York University School of Law in 2012.

Mr. Benjamin James has served as our general counsel since June 2021 and as our director since August 2022. Prior to joining our company, Mr. James was a partner in the Hong Kong office of Kirkland & Ellis International LLP, where he started working as an associate in September 2011 and then as a partner from October 2013. While at Kirkland & Ellis International LLP, he primarily focused on general corporate and securities law matters. From September 2007 to September 2011, Mr. James was an associate at several international law firms, including the Hong Kong offices of Latham & Watkins LLP and Fried, Frank, Harris, Shriver & Jacobson LLP, and the Dallas, Texas office of Vinson & Elkins LLP. He has been a member of the Texas Bar since November 2007. Mr. James received his bachelor’s degree in international studies from Brigham Young University in 2004 and his juris doctorate degree from Columbia University School of Law in 2007.

Mr. William Houlihan will begin service as our independent director upon consummation of the Business Combination. He has more than 40 years of diversified financial sector and business experience. Mr. Houlihan has served since 2013 as a director and audit committee chairman of Lument Finance Trust (NYSE: LFT), a mortgage REIT. He has served since 2009 as a director and financial expert on the audit committee of Avem

Health Partners, previously known as First Physicians Capital Group, a healthcare investment company, which was publicly traded prior to completion of a going-private transaction in January 2015, from April 2013 to September 2014 as non-executive chairman of its board of directors and since May 2013 as the chairman of its audit committee. He previously served as a member of the board of directors of Angel Pond Holdings Corporation, a blank check company, from May 2021 to December 2022, and as the chief financial officer for a number of blank check companies, namely Thunder Bridge Acquisition Ltd. from June 2018 to July 2019, Thunder Bridge Acquisition II, Ltd. from August 2019 to June 2021, Thunder Bridge Capital Partners III Inc. from February 2021 to December 2023, of Thunder Bridge Capital Partners IV Inc. from July 2021 until December 2024. Mr. Houlihan also served from November 2012 to June 2023 as a director and audit committee chairman for MAXEX, LLC, a privately-owned residential mortgage loan trading business. Mr. Houlihan received a master’s degree in business administration in finance from New York University Graduate School of Business and a bachelor’s degree in accounting from Manhattan College. He was licensed as a certified public accountant, but his license is currently inactive. From January 2017 to December 2021, he served as an adjunct professor at the Feliciano School of Business at Montclair State University.

On March 13, 2015, Mr. Houlihan settled an administrative proceeding brought by the SEC regarding his alleged failure to file on a timely basis required Schedule 13D amendments and Section 16(a) reports relating to his beneficial ownership of securities of FPCG. Mr. Houlihan is a member of the board of directors of FPCG and a greater than 10% beneficial owner of FPCG securities. In the settlement, Mr. Houlihan did not admit or deny the SEC’s allegations, consented to the entry of a cease and desist order requiring him not to cause any violation of Sections 13(d)(2) and 16(a) of the Exchange Act, and agreed to pay a civil penalty of $15,000 to the SEC.

Ms. Arianne Adams has served as the chief strategy officer of Webull US since January 2024. Prior to joining Webull, Ms. Adams was most recently Senior Vice President, Head of Derivatives and Global Client Services at Cboe Global Markets, Inc. where she was responsible for the management, revenue and operations of the options and futures businesses. She also led the sales, coverage and market structure teams to identify, support, and expand the use of derivatives products globally. Prior to that, Ms. Adams worked for Goldman Sachs from 2010 to 2018 where she was Head of Electronic Options Sales. Prior to joining Goldman Sach, Ms. Adams joined a start-up broker-dealer at Capstone Global Markets, where she was part of a team that established the framework, onboarded accounts and traded for institutional asset managers. Ms. Adams started her career at Merrill Lynch, where she spent nine years from 2000 to 2009 in several disciplines, including Equity Derivatives Sales Trading, Debt Capital Markets & Syndicate and Middle Markets Mergers & Acquisitions. Ms. Adams attended Pennsylvania State University, where she received a bachelor’s degree in finance and minored in Economics in 1999.

Mr. Shen Lu has served as the chief operating officer of Webull Americas since January 2023. He also served as the chief operating officer of Webull Financial since June 2017. Prior to joining our company, Mr. Lu was the head of Trading Operation at Direct Match LLC, where he was in charge of overseeing U.S. Treasury ATS platform from September 2015 to April 2017. He also served as a vice president at KCG Holdings, Inc. from 2012 to 2015 and a vice president at Goldman Sachs from 2007 to 2012. Prior to that, Mr. Lu worked for UBS Securities from 2006 to 2007. He also worked for Fidelity Investments for six years from 2000 to 2006 as a senior architect and equity trader on the capital markets team. Mr. Lu received his bachelor’s degree from University of Science and Technology of China in 1986 and master’s degree in mechanical engineering from Rutgers University in 1991.

Board of Directors

The board of directors of Webull will initially consist of five directors immediately after the consummation of the Business Combination. The Amended Webull Articles of association provide that the minimum number of directors shall be one and the exact number of directors shall be determined from time to time by the Webull board of directors, subject to the total number of directors not exceeding any maximum number fixed by an ordinary resolution of the shareholders.

A director is not required to hold any shares in Webull by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with Webull is required to declare the nature of his or her interest at a board meeting. Subject to Nasdaq listing rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director may be interested provided that (a) the nature of his/her interest is declared at a meeting of the directors, either specifically or by way of a general notice, and such director’s vote may be counted in the quorum at any meeting of directors at which any such contract or proposed contract or arrangement is considered, and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee.

The directors may exercise all the powers of the company to raise or borrow money, mortgage, or charge its undertaking, property, and assets (present or future), uncalled capital or any part thereof, and to issue debentures, debenture stock, bonds, or other securities, whether outright or as collateral security for any debt, liability, or obligation of the company or of any third party.

No Webull non-employee director has a service contract with Webull that provides for benefits upon termination of service.

Committees of the Board of Directors

The Webull board of directors will have an audit committee, a compensation committee, and a nominating and corporate governance committee, and has previously established a risk management committee. A charter has been or will be adopted for each of these committees. Each committee’s members and functions are described below.

Audit Committee.    The audit committee will consist of Mr. Anquan Wang and Mr. William Houlihan. Mr. Houlihan will be the chairperson of the audit committee. Webull has determined that Mr. Houlihan satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. Webull has determined that qualifies as an “audit committee financial expert.” The audit committee will oversee Webull’s accounting and financial reporting processes and the audits of the financial statements of the company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of Webull’s accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with its code of business conduct and ethics, including reviewing the adequacy and effectiveness of Webull’s procedures to ensure proper compliance.

Compensation Committee.    The compensation committee will consist of Mr. Anquan Wang and Mr. William Houlihan. Mr. Wang will be the chairperson of the compensation committee. Webull has determined that Mr. Houlihan satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to the directors and executive officers. Webull’s chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for Webull’s chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of its non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee will consist of Mr. Anquan Wang and Mr. William Houlihan. Mr. Wang will be the chairperson of the nominating and corporate governance committee. Mr. Houlihan satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become Webull’s directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as Webull’s compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Risk Management Committees.    Webull established its risk management committee in January 2023. The risk management committee consists of Mr. Anquan Wang, Mr. H. C. Wang, Mr. Benjamin James, Mr. Anthony Denier, and Mr. James Chao, Webull’s head of internal controls. Mr. Anquan Wang is the chairman of the risk management committee. Various of Webull’s local operating entities have also established risk management committees. The risk management committees assist the board of directors and local management in fulfilling corporate governance oversight responsibilities with regard to the identification, evaluation and mitigation of operational, strategic and external environment risks, and have overall responsibility for monitoring and approving the risk policies and associated practices of Webull. The risk management committees are responsible for, among other things:

•        ensuring that Webull is taking appropriate measures to achieve a prudent balance between risk and reward in ongoing and new business activities;

•        evaluating significant risk exposures of Webull and assessing the management’s actions to mitigate the exposures in a timely manner; and

•        reviewing and deciding whether to approve all proposed settlements in accordance with Webull’s settlement guidelines.

Duties of Directors

Under Cayman Islands law, directors owe fiduciary duties to the company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the company’s best interests. Directors must also exercise their powers only for a proper purpose. Directors also owe to the company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities will be of persuasive authority in the Cayman Islands. In fulfilling their duty of care to us, directors must ensure compliance with the company’s memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages derivatively in Webull’s name if a duty owed by the directors is breached.

The board of directors has all the powers necessary for managing, and for directing and supervising, Webull’s business affairs. The functions and powers of the board of directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of the company and mortgaging the property of the company; and

•        approving the transfer of shares in the company, including the registration of such shares in the register of members.

Terms of Directors and Officers

Under the Amended Webull Articles, the directors may be appointed by an ordinary resolution of the shareholders. Alternatively, the board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Notwithstanding the foregoing, any director appointed by the board of directors shall, if still a director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a director at such meeting. In addition, a director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from the board, is absent from three consecutive board meetings and the directors resolve that his or her office be vacated; or (v) is removed from office pursuant to any other provision of the articles of association.

Officers are appointed by and serve at the discretion of the board of directors, and may be removed by the board of directors.

Employment Agreements and Indemnification Agreements

Webull plans to enter into employment agreements with each of the executive officers. Webull may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to Webull’s detriment, or misconduct or a failure to perform agreed duties. Webull may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by Webull, Webull will provide severance payments to the executive officer as may be agreed between the executive officer and us. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of Webull’s confidential information or trade secrets, any confidential information or trade secrets of Webull’s customers or prospective customers, or the confidential or proprietary information of any third-party received by Webull and for which Webull have confidential obligations. The executive officers have also agreed to disclose in confidence to Webull all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with Webull and to assign all right, title and interest in them to Webull, and assist Webull in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically up to two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach Webull’s customers, service providers, suppliers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of Webull for the purpose of doing business with such persons or entities that will harm Webull’s business relationships with these persons or entities; (ii) assume employment with or provide services to any of Webull’s competitors, or engage, whether as principal, partner, licensor or otherwise, any of Webull’s competitors, without Webull’s express consent; (iii) seek directly or indirectly, to solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by Webull; or (iv) otherwise interfere with Webull’s business or accounts.

Webull also plans to enter into indemnification agreements with each of its directors and executive officers. Under these agreements, Webull agrees to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of Webull.

Compensation of Directors and Executive Officers

For the year ended December 31, 2023, Webull paid an aggregate of $4.2 million in cash to its executive officers, and Webull did not pay any compensation to the non-executive directors during that period.

Share Incentive Plan

In order to promote the success and enhance the value of the company, Webull has adopted the global share incentive plan, or the Global Plan. Pursuant to the Global Plan, a maximum of 18,769,875 Class A ordinary shares in aggregate are reserved as an award pool for the purpose of share incentive award grants. As of the date of this proxy statement/prospectus, options to purchase 9,739,898 Class A ordinary shares, 1,690,237 restricted share awards and 2,317,039 restricted share units were outstanding under the Global Plan.

The following paragraphs describe the principal terms of the Global Plan:

Types of Awards.    The Global Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by the plan administrator.

Plan Administration.    The board of directors or a committee of one or more members of the board of directors will administer the Global Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award.

Award Agreement.    Awards granted under the Global Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and Webull’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award. Standard award agreement generally provides that, in the event that the grantee causes significant loss to the company or engage in any activities or take any actions maliciously against the company, regardless of whether such grantee is still employed by Webull or not, the grantee shall return, and Webull could forfeit, all of the ordinary shares he/she obtains from the awards granted, and the grantee shall also return the aggregate market value of the ordinary shares that he/she already disposed of in cash to us.

Eligibility.    Webull may grant awards to the employees, directors and consultants of the company. However, Webull may grant options that are intended to qualify as incentive share options only to the employees and employees of Webull’s parent companies and subsidiaries.

Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options.    The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

Transfer Restrictions.    Awards may not be transferred in any manner by the participants other than in accordance with the exceptions provided in the Global Plan, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the Global Plan.    Unless terminated earlier, the Global Plan has a term of ten years. The board of directors has the authority to amend or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the participants.

The following table summarizes, as of the date of this proxy statement/prospectus, the outstanding options granted under the Global Plan to the directors and executive officers.

Name	Ordinary Shares Underlying Options Granted	Exercise Price ($/Share)	Date of Grant	Date of Expiration
Anthony Denier	*	0.4650	June 1, 2017	June 1, 2027
Anthony Denier	*	0.4650	January 1, 2019	January 1, 2029
Anthony Denier	*	0.4650	January 1, 2020	January 1, 2030
Shen Lu	*	0.4650	January 1, 2019	January 1, 2029
Shen Lu	*	0.4650	January 1, 2020	January 1, 2030

____________

Note:

*        Less than 1% of Webull’s total outstanding shares.

The following table summarizes, as of the date of this proxy statement/prospectus, the outstanding restricted share units granted under the Global Plan to the directors and executive officers.

Name	Restricted Shares Units Granted	Date of Grant	Date of Expiration
Anthony Denier	*	January 1, 2022	January 1, 2032
Anthony Denier	*	January 1, 2023	January 1, 2033
Anthony Denier	*	January 1, 2024	January 1, 2034
H. C. Wang	*	January 1, 2023	January 1, 2033
H. C. Wang	*	January 1, 2024	January 1, 2034
Benjamin James	*	January 1, 2023	January 1, 2033
Benjamin James	*	January 1, 2024	January 1, 2034
Arianne Adams	*	January 8, 2024	January 8, 2034
Shen Lu	*	January 1, 2022	January 1, 2032
Shen Lu	*	January 1, 2023	January 1, 2033
Shen Lu	*	January 1, 2024	January 1, 2034

____________

Note:

*        Less than 1% of Webull’s total outstanding shares.

The following table summarizes, as of the date of this proxy statement/prospectus, the restricted shares awards granted under the Global Plan to the directors and executive officers.

Name	Restricted Shares Awards Granted	Date of Grant
Anthony Denier	*	May 1, 2021
H. C. Wang	*	May 1, 2021
Benjamin James	*	May 1, 2021
Shen Lu	*	May 1, 2021

____________

Note:

*        Less than 1% of Webull’s total outstanding shares.

MATERIAL TAX CONSIDERATIONS

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of SKGR Public Shares and/or SKGR Warrants (together, the “SKGR Securities”). The following discussion also summarizes certain material U.S. federal income tax consequences to U.S. Holders of SKGR Public Shares that elect to have their SKGR Public Shares redeemed for cash in connection with the Business Combination, and certain material U.S. federal income tax consequences of such U.S. Holders’ subsequent ownership and disposition of Webull Class A Ordinary Shares, Webull Warrants and/or Incentive Warrants (together, the “Webull Securities”) received in the Business Combination. This discussion applies only to SKGR Securities and Webull Securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of SKGR Public Shares in connection with the consummation of the Business Combination or the subsequent ownership and disposition of the Webull Securities received in the Business Combination. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax and any applicable state, local or non-U.S. tax laws and the tax treatment of transactions other than the Business Combination and the redemptions of SKGR Public Shares in connection with the Business Combination, whether occurring at the same time or in connection with such transactions, are not discussed. In addition, the following does not discuss the tax considerations applicable to any holders of Webull interests that were held prior to the closing of the Business Combination, including in the Company Capital Restructuring. With respect to any discussion describing the tax consequences of owning or disposing of Webull Securities, such discussion is limited to the U.S. Holders who acquired such Webull Securities in the Mergers. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither SKGR nor Webull has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take or that a court will not sustain a contrary position to the tax considerations discussed below.

This discussion does not address all U.S. federal income tax considerations relevant to a holder’s particular circumstances. In addition, it does not address considerations relevant to holders subject to special rules, including, without limitation:

•        persons that are not U.S. Holders;

•        the Sponsor and its direct and indirect owners, the Initial Shareholders, Founders, officers or directors of SKGR;

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities;

•        traders in securities that elect to mark to market;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding any SKGR Securities or Webull Securities, as the case may be, as part of a hedge, straddle, constructive sale or other risk reduction strategy, or as part of a conversion transaction or other integrated investment;

•        persons required to accelerate any item of gross income with respect to SKGR Securities or Webull Securities, as the case may be, as a result of such income being taken into account in an applicable financial statement;

•        persons that actually or constructively own 10% or more (by vote or value) of the outstanding SKGR Ordinary Shares or, after the Business Combination, the outstanding Webull Ordinary Shares;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        persons subject to the “base erosion and anti-abuse” tax;

•        U.S. Holders having a functional currency other than the U.S. dollar;

•        persons who hold or received SKGR Securities or Webull Securities, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding Webull Class B Ordinary Shares; and

•        pension plans and tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds SKGR Securities and/or Webull Securities, the tax treatment of an owner of such entity or arrangement generally will depend on the status of the owner, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the owners in such entities or arrangements should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION, THE REDEMPTIONS OF THE SKGR PUBLIC SHARES, AND THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF ACQUIRING, HOLDING OR DISPOSING OF WEBULL SECURITIES FOR ANY PARTICULAR HOLDER DEPENDS ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE AND WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO THEM, IN LIGHT OF THEIR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE BUSINESS COMBINATION, THE REDEMPTIONS OF THE SKGR PUBLIC SHARES, AND THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING AND/OR DISPOSING OF WEBULL SECURITIES.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of SKGR Securities or Webull Securities, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

The Business Combination

Tax Consequences of the Business Combination as a Reorganization

The U.S. federal income tax treatment of the Business Combination will depend in part on whether it qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”) and/or as part of an exchange described in Section 351 of the Code (an “Exchange”).

Based upon certain assumptions, exceptions, limitations and qualifications set forth herein, and the representations made by SKGR and Webull, as well as certain covenants and undertakings of SKGR and Webull, it is the opinion of Wilson Sonsini Goodrich & Rosati (“WSGR”) that the Mergers, taken together as an integrated transaction, more likely than not satisfy the requirements to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, except with respect to the requirement that “continuity of business enterprise” as set forth in U.S. Treasury Regulations Section 1.368-1(d) be met, about which no opinion is expressed because there are significant factual and legal uncertainties as to whether such requirement will be satisfied. For example, under the “continuity of business enterprise” requirement under U.S. Treasury Regulations Section 1.368-1(d), the acquiring corporation must either directly or indirectly, through certain controlled corporations, either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how these rules would apply in the case of an acquisition of a corporation with only investment-type assets, such as SKGR, or how redemptions by SKGR in connection with the Mergers (which will not be known until Closing) and prior to the date of signing the Business Combination Agreement, would impact this analysis. Accordingly, no assurance can be given that the Mergers will meet the continuity of business enterprise requirement to qualify as a Reorganization. Moreover, for the Mergers to qualify as a Reorganization, it is necessary that the “continuity of interest” requirement as set forth in U.S. Treasury Regulations Section 1.368-1(e) be met, which would require that a substantial part of the value of the proprietary interests in SKGR be preserved in the Mergers. If a significant number of SKGR Shareholders decide to redeem their SKGR Public Shares, this requirement may not be satisfied, in which case the Mergers may not qualify as a Reorganization. Further, the qualification of the Mergers as a Reorganization is based on certain facts that will not be known until or following the closing of the Business Combination and the legal uncertainties described above. Due to the absence of guidance regarding the application of these requirements to the particular facts of the Mergers, the qualification of the Mergers as a Reorganization is subject to significant uncertainty.

The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a Reorganization, and neither SKGR nor Webull intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the Mergers will qualify as a Reorganization, that the IRS will not challenge the Mergers’ qualification as a Reorganization or that a court will not sustain such a challenge by the IRS.

If the Mergers qualify as a Reorganization, subject to the discussion below under the heading “ — Application of the PFIC Rules to the Business Combination,” a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder exchanges SKGR Public Shares for Webull Class A Ordinary Shares and Webull Warrants and/or Incentive Warrants or exchanges SKGR Warrants for Webull Warrants. The aggregate tax basis of the Webull Class A Ordinary Shares and Webull Warrants and/or Incentive Warrants received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of SKGR Public Shares surrendered in exchange therefor. The tax basis in the Webull Warrants received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of the SKGR Warrants exchanged therefor. The holding period of the Webull Class A Ordinary Shares and Webull Warrants and/or Incentive Warrants received by a U.S. Holder in the Business Combination should include the period during which the SKGR Public Shares and/or SKGR Warrants, respectively, exchanged therefor were held by such U.S. Holder. U.S. Holders should consult their own tax advisors regarding the allocation of tax basis and holding period among multiple blocks of shares, e.g., shares acquired at different times or for different prices, and among different classes of securities.

Tax Consequences of the Business Combination Under Section 351 of the Code

Even if the Mergers do not qualify as a Reorganization, the parties intend to take the position that the Mergers, together with the Conversion, qualify as an Exchange. However, there is a lack of legal authority supporting the treatment of the Mergers, together with the Conversion, as an Exchange, and accordingly there is significant uncertainty that the Mergers, together with the Conversion, would so qualify, and WSGR is therefore unable to opine on whether the Mergers so qualify. Neither SKGR nor Webull intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and no assurance can be given that the Mergers will qualify as part of an Exchange, that the IRS will not challenge this position or that a court will not sustain such a challenge by the IRS.

Assuming the Mergers, together with the Conversion qualify as an Exchange but not a Reorganization, subject to the discussion below under the heading “— Application of the PFIC Rules to the Business Combination,” a U.S. Holder that receives solely Webull Class A Ordinary Shares in exchange for SKGR Public Shares in the Business Combination will not recognize any gain or loss on such exchange. However, a U.S. Holder that receives Webull Class A Ordinary Shares and Webull Warrants and/or Incentive Warrants in exchange for SKGR Public Shares will recognize gain (but not loss) in an amount equal to the lesser of (i) gain such U.S. Holder recognizes in the Business Combination and (ii) the fair market value of the Webull Warrants and/or Incentive Warrants treated as having been received by such holder in such exchange. Such gain, if any, may qualify for capital gain tax rate. In addition, U.S. Holders of SKGR Warrants who receive Webull Warrants in the Business Combination will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Webull Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the SKGR Warrants surrendered by such U.S. Holder in the Business Combination. In either case, the holding period of the Webull Warrants and/or Incentive Warrants received in the Business Combination will begin on the day after the Closing Date.

Tax Consequences of the Business Combination if the Mergers Do Not Qualify as either a Reorganization or as part of an Exchange

If the Mergers do not qualify as a Reorganization or as part of an Exchange, a U.S. Holder of SKGR Securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Webull Securities received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the SKGR Securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the SKGR Securities for more than one year (or short-term capital gain or loss otherwise). It is unclear, however, whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Webull Securities received in the Business Combination, if any, would not include the holding period for the SKGR Securities surrendered in exchange therefor and would begin on the day following the Closing Date.

Application of the PFIC Rules to the Business Combination

Based upon the composition of its income and assets, SKGR believes that it would likely be considered a PFIC for its current taxable year that ends as a result of the Business Combination. Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants) recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed U.S. Treasury Regulations may require gain recognition to U.S. Holders of SKGR Public Shares in connection with the Business Combination if:

(i)     SKGR were classified as a PFIC at any time during such U.S. Holder’s holding period for such SKGR Public Shares;

(ii)    the U.S. Holder had not timely made, effective from the first taxable year of its holding period of SKGR Public Shares during which SKGR qualified as a PFIC, either (a) a valid election to treat SKGR as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”) or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such SKGR Public Shares; and

(iii)   Webull is not classified as a PFIC.

The application of the PFIC rules to SKGR Warrants is unclear. A proposed U.S. Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a SKGR Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final U.S. Treasury Regulation issued under the PFIC rules provides that a

QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed U.S. Treasury Regulations may require gain recognition on the exchange of SKGR Warrants for Webull Warrants pursuant to the Business Combination Agreement unless Webull is classified as a PFIC.

The tax on any such recognized gain would be imposed based on the Excess Distribution Rules, discussed below under “— Ownership and Disposition of Webull Securities by U.S. Holders — Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final U.S. Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of SKGR Public Shares that have not made a timely QEF election or a mark-to-market election and U.S. Holders of SKGR Warrants may, pursuant to the proposed U.S. Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their SKGR Securities have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC U.S. TREASURY REGULATIONS.

U.S. Holders Exercising Redemption Rights with Respect to SKGR Public Shares

In the event that a U.S. Holder’s SKGR Public Shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of SKGR Public Shares treated as held by the U.S. Holder relative to all of the SKGR Ordinary Shares outstanding, both before and after the redemption. The redemption of SKGR Public Shares generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in SKGR, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only SKGR Ordinary Shares actually owned by such U.S. Holder but also SKGR Ordinary Shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option (including the SKGR Warrants).

There will be a complete termination of a U.S. Holder’s interest if either: (i) all of the SKGR Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed, or (ii) all of the SKGR Ordinary Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and U.S. Treasury Regulations, the attribution of shares owned by certain family members, and the U.S. Holder does not constructively own any other shares.

In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. Because holders of SKGR Public Shares are not entitled to vote on the election of directors prior to the completion of the Business Combination, the SKGR Public Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not apply.

The redemption of SKGR Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SKGR. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SKGR will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate voting interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders of SKGR Public Shares should consult their own tax advisors as to the tax consequences of redemption.

If the redemption of SKGR Public Shares qualifies as a sale of stock by a U.S. Holder under Section 302 of the Code, the U.S. Holder generally would recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of SKGR Public Shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s SKGR Public Shares generally will equal the cost of such shares.

If the redemption of SKGR Public Shares does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a distribution from a corporation. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s SKGR Public Shares. Any remaining excess will be treated as capital gain realized on the sale or other disposition of the SKGR Public Shares.

Ownership and Disposition of Webull Securities by U.S. Holders

Dividends and Other Distributions on Webull Class A Ordinary Shares

Distributions on Webull Class A Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Webull’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Webull’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Webull Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Webull Class A Ordinary Shares and will be treated as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of Webull Securities.” Webull may not determine its earnings and profits on the basis of U.S. federal income tax principles, however, in which case any distribution paid by Webull will be treated as a dividend.

Dividends paid by Webull to corporate U.S. Holders generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends paid by Webull to non-corporate U.S. Holders may qualify for the lower applicable long-term capital gains rate only if Webull is a “qualified foreign corporation” and other requirements are met. A non-U.S. corporation, such as Webull, will be treated as a “qualified foreign corporation” (i) with respect to dividends paid by such non-U.S. corporation on shares that are readily tradable on an established securities market in the United States or (ii) if such non-U.S. corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program. However, a non-U.S. corporation will not be treated as a qualified foreign corporation if it is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year. The Webull Class A Ordinary Shares are expected to be listed on the Nasdaq, which is an established securities market for such purposes. There can be no assurance, however, that the Class A Ordinary Shares will be considered readily tradeable on an established securities market in later years.

Sale, Exchange, Redemption or Other Taxable Disposition of Webull Securities

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange, redemption or other taxable disposition of the Webull Securities, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount of cash and the fair market value of any other property received in such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Webull Securities. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Webull Securities exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Exercise, Lapse or Redemption of a Webull Warrant or Incentive Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of an Webull Class A Ordinary Share on the exercise of a Webull Warrant or Incentive Warrant for cash. A U.S. Holder’s tax basis in an Webull Class A Ordinary Share received upon exercise of the Webull Warrant or Incentive Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Webull Warrant or Incentive Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an Webull Class A Ordinary Share received upon exercise of the Webull Warrant or Incentive Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Webull Warrant or Incentive Warrant and will not include the holding period during which the U.S. Holder held the Webull Warrant or Incentive Warrant. If a Webull Warrant or Incentive Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Webull Warrant or Incentive Warrant.

The tax consequences of a cashless exercise of a Webull Warrant or Incentive Warrant are not clear under current tax law. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in Webull Class A Ordinary Shares received would equal the holder’s basis in the Webull Warrants or Incentive Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Webull Class A Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Webull Warrants or Incentive Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Webull Warrants or Incentive Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Webull Class A Ordinary Shares would include the holding period of the Webull Warrants or Incentive Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Webull Warrants or Incentive Warrants equal to the number of Webull Class A Ordinary Shares having a value equal to the exercise price for the total number of Webull Warrants or Incentive Warrants to be exercised. In such case, subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the Webull Warrants or Incentive Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Webull Class A Ordinary Shares that would have been received in a regular exercise of the Webull Warrants or Incentive Warrants deemed surrendered and the U.S. Holder’s tax basis in the Webull Warrants or Incentive Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Webull Class A Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Webull Warrants or Incentive Warrants deemed exercised and the aggregate exercise price of such Webull Warrants. It is unclear whether a U.S. Holder’s holding period for the Webull Class A Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Webull Warrants or Incentive Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Webull Warrants or Incentive Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurances which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Webull Warrants or Incentive Warrants.

Subject to the PFIC rules described below under “— Passive Foreign Investment Company Rules,” if Webull redeems Webull Warrants or Incentive Warrants for cash pursuant to the redemption provisions of their respective warrant agreements or if Webull purchases Webull Warrants or Incentive Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Webull Securities.”

Consistent with the terms of the SKGR Warrants, the terms of each Webull Warrant and Incentive Warrant provide for an adjustment to the number of Webull Class A Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution is generally not taxable to U.S. Holders of Webull Warrants or Incentive Warrants. However, the U.S. Holders of Webull Warrants or Incentive Warrants would be treated as receiving a constructive distribution from Webull if, for example, the adjustment increases the warrant holder’s proportionate interest in Webull’s assets or earnings and profits (e.g., through an increase in the number of Webull Class A Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of Webull Class A Ordinary Shares that is taxable to the U.S. Holders of such Webull Class A Ordinary Shares as a distribution as described above under “Dividends and Other Distributions on Webull Class A Ordinary Shares.” Such a constructive distribution to the U.S. Holders of the warrants would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from Webull equal to the fair market value of the increase in the interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Webull Securities could be materially different from that described above if Webull is treated as a PFIC.

A non-U.S. corporation will be classified as a PFIC if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the composition of the income, assets and operations of Webull and its subsidiaries for 2023, Webull is not expected to be treated as a PFIC for the taxable year that includes the Business Combination. However, whether Webull is treated as a PFIC for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurance with respect to Webull’s status as a PFIC for the taxable year that includes the Business Combination or any future taxable year.

It is not entirely clear how various aspects of the PFIC rules apply to the Webull Warrants or Incentive Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in the U.S. Treasury Regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final U.S. Treasury Regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed U.S. Treasury Regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the Webull Warrants or Incentive Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Webull Warrants or Incentive Warrants.

Under the PFIC rules, if Webull were considered a PFIC at any time that a U.S. Holder owns Webull Securities, Webull would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Webull Securities at their fair market value on the last day of the last taxable year in which Webull is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Webull Securities with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Webull subsequently becomes a PFIC.

For each taxable year that Webull is treated as a PFIC with respect to a U.S. Holder’s Webull Securities, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Webull Securities (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Webull Securities will be treated as excess distributions. Under these special tax rules:

Under these excess distribution rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Webull Securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Webull’s first taxable year in which Webull is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If Webull is a PFIC, a U.S. Holder of Webull Class A Ordinary Shares may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Webull Class A Ordinary Shares only if Webull provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Webull does not intend to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Webull Class A Ordinary Shares in the event Webull is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

Alternatively, if Webull is a PFIC and Webull Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the application of the Excess Distribution Rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Webull Class A Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Webull Class A Ordinary Shares at the end of such year over its adjusted basis in its Webull Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Webull Class A Ordinary Shares over the fair market value of its Webull Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Webull Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Webull Class A Ordinary Shares will be treated as ordinary income. Under current law, a mark-to-market election may not be made with respect to Webull Warrants or Incentive Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which Webull Class A Ordinary Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Webull Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Webull Class A Ordinary Shares under their particular circumstances.

If Webull is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Webull receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that Webull will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Webull Securities are urged to consult their own tax advisors concerning the application of the PFIC rules to Webull Securities under their particular circumstances.

Foreign Financial Asset Reporting

Certain U.S. Holders may be required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds $50,000 at the end of a taxable year or $75,000 at any time during a taxable year (or, for certain individuals living outside the United States and married individuals filing joint returns, certain higher thresholds). SKGR Securities and Webull Securities are expected to constitute foreign financial assets subject to these requirements unless held in an account at certain financial institutions. U.S Holders should consult their own tax advisers regarding the application of these and other applicable reporting requirements.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of SKGR Public Shares, distributions on the Webull Securities, and the proceeds received on sale or other taxable disposition of the SKGR Securities or Webull Securities effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as certain corporations). Backup withholding at the current rate of 24% may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

The preceding discussion of certain material U.S. federal tax considerations is for general information purposes only. It is not tax advice to holders of SKGR Securities or Webull Securities. Each such holder should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of the Business Combination, the redemption of the SKGR Public Shares, and holding and disposing of Webull Securities, including the consequences of any proposed change in applicable law.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership, and disposition of Webull Ordinary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding, or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Webull Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Webull Securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Webull Ordinary Shares, nor will gains derived from the disposal of the Webull Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Webull Securities or on an instrument of transfer in respect of a Webull Security.

The Tax Concessions Act

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, Webull plans to apply an undertaking from the Governor in Cabinet:

(a)     that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Webull or its operations; and

(b)    in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     on or in respect of the shares, debentures or other obligations of Webull; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act.

These concessions shall be for a period of TWENTY years from the date of such undertaking.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains, or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to Webull levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

DESCRIPTION OF WEBULL SECURITIES

The following description of the material terms of the securities of Webull includes a summary of specified provisions of the Amended Webull Articles that will be in effect on the Closing Date and immediately prior to the First Merger Effective Time. This description is qualified by reference to the Amended Webull Articles as will be in effect on the Closing Date and immediately prior to the First Merger Effective Time. In this section, the terms “we,” “our” or “us” refer to Webull following the consummation of the Business Combination, and all capitalized terms used in this section are as defined in the Amended Webull Articles, unless elsewhere defined herein.

Webull is a Cayman Islands exempted company with limited liability and immediately following the consummation of the Business Combination its affairs will be governed by the Amended Webull Articles, the Cayman Companies Act, and the common law of the Cayman Islands.

The Amended Webull Articles authorize the issuance of up to 4,000,000,000 Class A Ordinary Shares of par value of US$0.00001 each and 1,000,000,000 Class B Ordinary Shares of par value of US$0.00001 each. Following the completion of the Business Combination, Webull will have 510,863,700 Class A Ordinary Shares and 183,691,254 Class B Ordinary Shares issued and outstanding (assuming no redemption), or 498,807,103 Class A Ordinary Shares and 183,691,254 Class B Ordinary Shares issued and outstanding (assuming maximum redemption). All Webull Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable.

The Amended Webull Articles

The Amended Webull Articles will become effective on the Closing Date and immediately prior to the First Merger Effective Time. The following are summaries of material provisions of the Amended Webull Articles and the Cayman Companies Act insofar as they relate to the material terms of the Webull Ordinary Shares.

Objects of the Company.    Under the Amended Webull Articles, the objects of the company are unrestricted and Webull has the full power and authority to carry out any object not prohibited by the Cayman Islands law.

Ordinary Shares.    Webull’s ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Webull’s Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Webull’s ordinary shares are issued in registered form and are issued when registered in Webull’s register of members (shareholders). Webull may not issue shares to bearer. Webull’s shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion.    Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person other than holders of Class B ordinary shares or their affiliates, or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person who is not an affiliate of the holder thereof, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends.    The holders of Webull’s ordinary shares are entitled to such dividends as may be declared by Webull’s board of directors or declared by Webull’s shareholders by ordinary resolution (provided that no dividend may be declared by Webull’s shareholders which exceeds the amount recommended by the directors). The Amended Webull Articles state that dividends may be declared and paid out of the funds of Webull lawfully available therefor. Under the laws of the Cayman Islands, the company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by Webull’s shareholders at any general meeting of the company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of the company, and each Class B ordinary share shall be entitled to 20 votes on all matters subject to the vote at general meetings of the company. A resolution put to the vote of the meeting shall be decided on a poll and not on a show of hands. A poll may be demanded by the chairperson of such meeting or any one shareholder having the right to vote on the resolution present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to the Amended Webull Articles. A special resolution may also be passed by a unanimous written resolution signed by all the shareholders of the company and an ordinary resolution also includes a written resolution passed by the requisite majority in accordance with the Amended Webull Articles, as permitted by the Companies Act and the Amended Webull Articles. Webull’s shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, Webull is not obliged by the Companies Act to call shareholders’ annual general meetings. The Amended Webull Articles provide that it may (but are not obliged to) in each year hold a general meeting as Webull’s annual general meeting in which case Webull shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by the directors.

Shareholders’ general meetings may be convened by a majority of Webull’s board of directors. Advance notice of at least ten calendar days is required for the convening of Webull’s annual general shareholders’ meeting (if any) and any other general meeting of Webull’s shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in the company entitled to vote at general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended Webull Articles provide that upon the written requisition of any one or more of Webull’s shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of the company that as at the date of the deposit carry the right to vote at general meetings of the company, Webull’s board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, the Amended Webull Articles do not provide Webull’s shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares.    Subject to the restrictions set out in the Amended Webull Articles as set out below, any of Webull’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by Webull’s board of directors.

The board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which Webull has lien. The board of directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with Webull, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as the directors may from time to time require is paid to Webull in respect thereof.

If the directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as the board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.

However, subject to certain exceptions set forth in the Amended Webull Articles, during the Lock-Up Period, the Lock-Up Shareholders shall not transfer any Lock-Up Shares; provided that, notwithstanding the foregoing, each Lock-Up Shareholder may transfer Lock-Up Shares held by such Lock-Up Shareholder with the prior written consent of a majority of the Directors then in office or a duly authorized committee of the Board.

Liquidation.    On the winding up of the company, if the assets available for distribution amongst Webull’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst Webull’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the company for unpaid calls or otherwise. If Webull’s assets available for distribution are insufficient to repay all of the share capital, such assets shall be distributed so that, as nearly as may be, the losses are borne by Webull’s shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares.    The board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    Webull may issue shares on terms that such shares are subject to redemption, at Webull’s option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by either the board of directors or by Webull’s shareholders by special resolution. The company may also repurchase any of Webull’s shares on such terms and in such manner as have been approved by the board of directors or by an ordinary resolution of Webull’s shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of the Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, the company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    If at any time, Webull’s share capital is divided into different classes of shares, the rights attached to any class of shares, subject to any rights or restrictions for the time being attached to any class of shares, may be varied (including where the rights are materially adversely varied) with the consent in writing of the holders holding not less than two-thirds of the issued shares of that class or with the sanction of a ordinary resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by the company. The rights of the holders of shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares.    The Amended Webull Articles authorize Webull’s board of directors to issue additional ordinary shares from time to time as the board of directors shall determine, to the extent of available authorized but unissued shares, without the need for any approval or consent from Webull’s shareholders.

The Amended Webull Articles also authorize Webull’s board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

The board of directors may issue preference shares without action by Webull’s shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    Holders of Webull’s ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of Webull’s list of shareholders or Webull’s corporate records (save for Webull’s memorandum and articles of association, Webull’s register of mortgages and charges and any special resolutions of Webull’s shareholders). However, Webull will provide Webull’s shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions.    Some provisions of the Amended Webull Articles may discourage, delay or prevent a change of control of the company or management that shareholders may consider favorable, including provisions that:

•        authorize Webull’s board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by Webull’s shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, the directors may only exercise the rights and powers granted to them under the Amended Webull Articles for a proper purpose and for what they believe in good faith to be in the best interests of the company.

Exempted Company.    Webull is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares or shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive Forum.    Unless Webull consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended (the “Securities Law Actions”), regardless of whether such legal suit, action, or proceeding also involves parties other than Webull. However, the enforceability of similar federal court choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of articles of association shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to Webull’s intention. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accepting or consenting to this forum selection provision does not represent you are waiving compliance with federal securities laws and the rules and regulations thereunder.

Except for the Securities Law Actions, unless Webull consents to the selection of an alternative forum, the courts of the Cayman Islands shall have sole and exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum of Association, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to: (a) any derivative action or proceeding brought on behalf of the Webull; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former directors, officers, other employees or by the Webull to its shareholders; (c) any action asserting a claim arising pursuant to any provision of the Webull, the Memorandum of Association or the Articles; or (d) any action asserting a claim against Webull concerning its internal affairs.

Any person or entity purchasing or otherwise acquiring any share or other securities in the company shall be deemed to have notice of and consented to these exclusive forum provisions.

Warrants

Webull Warrants

Upon the consummation of the Business Combination, each SKGR Warrant outstanding immediately prior to such Business Combination will be assumed by Webull and converted into a Webull Warrant. Each Webull Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to such SKGR Warrant immediately prior to the consummation of the Business Combination (including any redemption rights and cashless exercise provisions). Each Webull Warrant entitles the holder thereof the right to acquire one Webull Class A Ordinary Shares at an exercise price of $11.50 per share from thirty (30) days after the Closing Date and will expire on earliest to occur of: (x) at 5:00 p.m., New York City time on the date that is five (5) years after the Closing Date, (y) the liquidation of Webull, and (z) other than with respect to the Webull Warrant converted from SKGR Private Warrants, at 5:00 p.m., New York City time on the Redemption Date (as defined in the Warrant Assignment Agreement). The exercise price of the Webull Warrants will be US$11.50 per share.

Redemption of Webull Warrants

Not less than all of the outstanding Webull Warrants may be redeemed, at the option of Webull, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the Webull Warrants, at a redemption price of $0.01 per Webull Warrant; provided that (a) the last reported sales price of the Webull Class A Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given equals or exceeds $18.00 per Webull Class A Ordinary Share (subject to adjustment in compliance with Section 4 of the Warrant Assignment Agreement), and (b) there is an effective registration statement covering the issuance of the Webull Class A Ordinary Shares issuable upon exercise of the Webull Warrants, and a current prospectus relating thereto, available throughout the period of not less than thirty (30) days prior to the Redemption Date (as defined in the Warrant Assignment Agreement) or Webull has elected to require the exercise of the Webull Warrants on a “cashless basis” pursuant to subsection 3.3.1(b) of the Warrant Assignment Agreement.

In the event that Webull elects to redeem the Webull Warrants, Webull shall fix a date for redemption (the “Webull Warrant Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by Webull not less than thirty (30) days prior to the Webull Warrant Redemption Date to the registered holders of the Webull Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

The Webull Warrants may be exercised, for cash (or on a “cashless basis” pursuant to Section 3.3.1(b) of the Warrant Assignment Agreement, if applicable) at any time after notice of redemption shall have been given by Webull and prior to the Webull Warrant Redemption Date. In the event that Webull determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1(b) of the Warrant Assignment Agreement, the notice of redemption shall contain instructions on how to calculate the number of Webull Class A Ordinary Shares to be received upon exercise of the Warrants. On and after the Webull Warrant Redemption Date, the record holder of the Webull Warrants shall have no further rights except to receive, upon surrender of the Webull Warrants, the price per Webull Warrant at which any Webull Warrants are redeemed.

Incentive Warrants

Upon the consummation of the Business Combination, Webull shall issue to (i) each SKGR Shareholder (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one Incentive Warrant for each Non-Redeeming SKGR Share held by such SKGR Shareholder, and (ii) certain shareholders of Webull, an aggregate of 20,000,000 Incentive Warrants. Each Incentive Warrant entitles the holder thereof to purchase one Webull Class A Ordinary Share at a price of $10.00 per share (subject to adjustment pursuant to the terms of the Incentive Warrant Agreement).

The Incentive Warrants will become exercisable thirty (30) days after the Closing Date and will expire on earliest to occur of: (x) at 5:00 p.m., New York City time on the date that is four (4) years after the Closing Date, (y) the liquidation of the Company, and (z) at 5:00 p.m., New York City time on the Redemption Date (as defined in the Incentive Warrant Agreement).

Redemption of Incentive Warrants

Not less than all of the outstanding Incentive Warrants may be redeemed, at the option of Webull, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the Incentive Warrants, at a redemption price of $0.01 per Incentive Warrant; provided that (a) the VWAP (as defined in the Incentive Warrant Agreement) of the Webull Class A Ordinary Shares for any thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given equals or exceeds $18.00 per Webull Class A Ordinary Share (subject to adjustment in compliance with Section 4 of the Incentive Warrant Agreement), and (b) there is an effective registration statement covering the issuance of the Webull Class A Ordinary Shares issuable upon exercise of the Incentive Warrants, and a current prospectus relating thereto, available throughout the period of not less than thirty (30) days prior to the Incentive Warrant Redemption Date.

In the event that Webull elects to redeem the Incentive Warrants, Webull shall fix a date for the redemption (the “Incentive Warrant Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by Webull not less than thirty (30) days prior to the Incentive Warrant Redemption Date to the registered holders of the Incentive Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

The Incentive Warrants may be exercised, for cash at any time after notice of redemption shall have been given by Webull and prior to the Incentive Warrant Redemption Date. On and after the Incentive Warrant Redemption Date, the record holder of the Incentive Warrants shall have no further rights except to receive, upon surrender of the Incentive Warrants, the price per Incentive Warrant at which any Incentive Warrants are redeemed.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section describes the material differences between the rights of SKGR Shareholders before the consummation of the Business Combination, and the rights of Webull shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of SKGR and Webull.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. SKGR Shareholders are urged to carefully read the relevant provisions of the Amended Webull Articles that will be in effect as of consummation of the Business Combination (which form is included as Annex B to this proxy statement/prospectus). References in this section to the Amended Webull Articles are references thereto as they will be in effect upon consummation of the Business Combination. However, the Webull Articles may be amended at any time prior to consummation of the Business Combination by mutual agreement of SKGR and Webull or after the consummation of the Business Combination by amendment in accordance with their terms. If the Webull Articles are amended, the below summary may cease to accurately reflect the Webull Articles as so amended.

SKGR	Webull
Authorized Share Capital

SKGR’s authorized share capital is US$999,999 divided into 9,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, 999,000,000 Class B ordinary shares of a par value of US$0.0001 each and 990,000 preference shares of a par value of US$0.0001 each.

On a poll, each SKGR Ordinary Share shall be entitled to one vote on all matters subject to a vote of the shareholders.

Webull’s authorized share capital is US$50,000.00 divided into: (i) 4,000,000,000 Class A Ordinary Shares of par value of US$0.00001 each, and (ii) 1,000,000,000 Class B Ordinary Shares of par value of US$0.00001 each.

On a poll, each Class A Ordinary Share shall be entitled to one vote on all matters subject to a vote of the shareholders and each Class B Ordinary Share shall be entitled to twenty votes on all matters subject to a vote of the shareholders.

Rights of Preference Shares

Subject to applicable law, the directors may allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Companies Act and the SKGR Articles) vary such rights.

Subject to applicable law and the Amended Webull Articles, the directors may establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including: the designation of the series; the number of shares of the series; the dividend rights, dividend rates, conversion rights, voting rights; and the rights and terms of redemption and liquidation preferences, ad may also (subject to the Companies Act (Revised) of the Cayman Islands and the Amended Webull Articles) vary such rights. The directors may issue preference shares without action by the shareholders to the extent authorized but unissued.

Restrictions on Transfer of Shares

Subject to the SKGR Articles, a SKGR Shareholder may transfer all or any of their shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law.

Subject to the Amended Webull Articles, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, a Webull shareholder may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors.

SKGR	Webull

However, subject to certain exceptions set forth in the Amended Webull Articles, during the Lock-Up Period, the Lock-Up Shareholders shall not transfer any Lock-Up Shares; provided that, notwithstanding the foregoing, each Lock-Up Shareholder may transfer Lock-Up Shares held by such Lock-Up Shareholder with the prior written consent of a majority of the Directors then in office or a duly authorized committee of the Board.

Restricted Share Rights
The SKGR Articles do not provide for restricted share rights.	The Amended Webull Articles do not provide for restricted share rights.
Number and Qualification of Directors

There shall be a board of directors consisting of not less than one person provided however that SKGR may by ordinary resolution increase or reduce the limits in the number of directors. A director is not required to hold any shares in SKGR by way of qualification.

There shall be a board of directors consisting of not less than one person provided however that Webull may by Ordinary Resolution increase or reduce the limits in the number of directors. Unless a shareholding qualification for directors is fixed by Ordinary Resolution, a director is not required to own shares in Webull as a condition of appointment.

Appointment/Removal of Directors

Prior to the consummation of an initial business combination, SKGR may by ordinary resolution of the holders of the Founder Shares appoint any person to be a director.

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the SKGR Articles as the maximum number of directors.

Prior to the consummation of an initial business combination, a director may be removed from office by ordinary resolution of the holders of the Founder Shares.

A director may be appointed by Ordinary Resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director. No appointment can cause the number of directors to exceed the maximum (if one is set).

For so long as shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the board of directors.

A director may be removed by Ordinary Resolution.

Voting
Cumulative Voting
Holders of SKGR Shares do not have cumulative voting rights.	Holders of Webull Shares do not have cumulative voting rights.
Vacancies on the Board of Directors

The office of a director shall be vacated if:

(a)     the director gives notice in writing to SKGR that he or she resigns the office of director; or

(b)    the director is absents (without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office; or

The office of a director shall be vacated if:

(a)     the director is prohibited by the law of the Cayman Islands from acting as a director; or

(b)    the director is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)     the director resigns the director’s office by notice to Webull; or

SKGR	Webull

(c)     the director dies, becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or

(d)    the director is found to be or becomes of unsound mind; or

(e)     all of the other directors (being not less than two in number) determine that he or she should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the SKGR Articles or by a resolution in writing signed by all of the other directors.

(d)    the director only held office as a director for a fixed term and such term expires; or

(e)     in the opinion of a registered medical practitioner by whom the director is being treated the director becomes physically or mentally incapable of acting as a director; or

(f)     the director is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(g)    the director is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)    without special leave of absence from the board of directors, the director is absent from three consecutive board meetings and the directors resolve that such director’s office be vacated.

Amendment to Articles of Association

Subject to the Cayman Companies Act, SKGR may at any time and from time to time by special resolution (requiring the approval of which requires: (i) the affirmative vote of a majority of at least two-thirds of SKGR Shareholders who attend and vote in person or by proxy at a general meeting; or (ii) unanimous written consent) alter or add to the SKGR Articles.

Subject to the Companies Act (Revised) of the Cayman Islands, Webull may amend its articles of association by Special Resolution (being a resolution passed by not less than a two-thirds of the votes cast by such shareholders as, being entitled to do so, whether in person or by proxy, at a Webull general meeting, or approved in writing by all of the shareholders entitled to vote at a Webull general meeting).

Quorum for Shareholder Meetings

No business shall be transacted at any general meeting unless a quorum is present. The holders of at least one third of the issued and outstanding share capital of SKGR being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

If Webull has only one shareholder, that shareholder shall be the quorum for a general meeting. If Webull has more than one shareholder, one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting shall be a quorum.

Shareholder Meetings

SKGR may, but shall not (unless required by the Cayman Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint. At these meetings the report of the directors (if any) shall be presented.

The directors, the chief executive officer or the chairman of the board of directors may call general meetings. SKGR Shareholders do not have the ability to call general meetings.

Webull may, but shall not (unless required by the applicable Designated Stock Exchange Rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors, in accordance with its articles of association. All general meetings other than annual general meetings shall be called extraordinary general meetings.

A majority of the directors may call a general meeting at any time.

SKGR	Webull

The directors must also call a general meeting if requisitioned in writing by one or more shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding Webull shares that as at the date of the deposit carry the right to vote at general meetings of Webull.

Notice of Shareholder Meetings

At least five (5) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by SKGR, provided that a general meeting of SKGR shall, whether or not the notice specified in the SKGR Articles has been given and whether or not the provisions of the SKGR Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the shareholders entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than ninety-five per cent (95%) in par value of the issued and outstanding shares giving that right.

At least ten calendar days’ notice must be given of any general meeting. Every notice shall specify: (a) the place, the date and the hour of the meeting; (b) if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting; (c) subject to (d) and the requirements of the Designated Stock Exchange Rules (to the extent applicable), the general nature of the business to be transacted; and (d) if a resolution is proposed as a Special Resolution, the text of that resolution.

In each notice there shall appear with reasonable prominence the following statements: (a) that a shareholder who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that shareholder; and (b) that a proxyholder need not be a shareholder.

Subject to the Companies Act (Revised) of the Cayman Islands, a meeting may be convened on shorter notice, with the consent of the shareholder or shareholders who, individually or collectively, hold at least ninety per cent of the voting rights of all those who have a right to vote at that meeting.

Indemnification, liability insurance of Directors and Officers

Every director and officer (which does not include auditors of SKGR), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of SKGR against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to SKGR for any loss or damage incurred by SKGR as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person.

To the extent permitted by law, Webull shall indemnify each existing or former director (including alternate director), secretary and other officer of Webull (each an “Indemnified Person”) against:

(a)    all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the Indemnified Person in or about the conduct of Webull’s business or affairs or in the execution or discharge of the Indemnified Person’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the Indemnified Person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning Webull or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

SKGR	Webull
No Indemnified Person, however, shall be indemnified in respect of any matter arising out of the dishonesty, fraud, wilful default or wilful neglect of such Indemnified Person.
Dividends

Subject to the Cayman Companies Act and the SKGR Articles and except as otherwise provided by the rights attached to any SKGR Shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorise payment of the dividends or other distributions out of the funds of SKGR lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realised or unrealised profits of SKGR, out of the share premium account or as otherwise permitted by law.

The directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of Webull and that such dividends may lawfully be paid. Subject to the provisions of the Companies Act (Revised) of the Cayman Islands, Webull may by Ordinary Resolution declare dividends in accordance with the respective rights of the shareholders but no dividend shall exceed the amount recommended by the directors. Dividends may be declared and paid out of any funds of Webull lawfully available for distribution. Subject to the requirements of the Companies Act (Revised) of the Cayman Islands regarding the application of a company’s share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Winding up

If SKGR shall be wound up the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution of SKGR and any other approval required by the Cayman Companies Act, divide amongst the shareholders in kind the whole or any part of the assets of SKGR (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

If SKGR shall be wound up, the liquidator shall apply the assets of SKGR in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up:

(a)     if the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of SKGR’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them; or

On the winding up of Webull, if the assets available for distribution amongst its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Webull for unpaid calls or otherwise. If Webull’s assets available for distribution are insufficient to repay all of the share capital, such assets shall be distributed so that, as nearly as may be, the losses are borne Webull’s shareholders in proportion to the par value of the shares held by them.

Subject to the above, if Webull is wound up the shareholders may, subject to Webull’s articles of association and any other sanction required by the Companies Act (Revised) of the Cayman Islands, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)     to divide in specie among the Shareholders the whole or any part of Webull’s assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)    to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

SKGR	Webull

(b)    if the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of SKGR’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to SKGR for unpaid calls or otherwise.

Supermajority Voting Provisions

Subject to the provisions of the Cayman Companies Act and the provisions of the SKGR Articles as regards the matters to be dealt with by ordinary resolution, SKGR may by special resolution (the approval of which requires: (i) the affirmative vote of a majority of at least two-thirds of SKGR Shareholders who attend and vote in person or by proxy at a general meeting; or (ii) unanimous written consent):

(a)     change its name;

(b)    alter or add to the SKGR Articles;

(c)     alter or add to the memorandum of association of SKGR with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund;

(e)     in a winding up, direct the liquidator to divide amongst the shareholders the assets of SKGR, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders;

(f)     register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands; and

(g)    cause SKGR to merge or consolidate with one or more other constituent companies upon such terms as the directors may determine.

Subject to the provisions of the Companies Act (Revised) of the Cayman Islands and the provisions of the Amended Webull Articles as regards the matters to be dealt with by ordinary resolution, a Special Resolution (being a resolution passed by not less than a two-thirds of the votes cast by such shareholders as, being entitled to do so, whether in person or by proxy, at a Webull general meeting, or approved in writing by all of the shareholders entitled to vote at a Webull general meeting) is required to:

(a)     change Webull’s name;

(b)    amend Webull’s articles of association;

(c)     change the provisions of Webull’s memorandum of association with respect to its objects, powers or any other matter specified therein;

(d)    reduce Webull’s share capital;

(e)     register Webull by way of continuation in a jurisdiction other than the Cayman Islands; and

(f)     at winding up, divide in specie among the shareholders the whole or any part of Webull’s assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholder or different classes of shareholders.

SKGR	Webull
Anti-Takeover Provisions

Subject to the provisions, if any, in the memorandum of association of SKGR Articles (and to any direction that may be given by SKGR in general meeting) and, where applicable, the rules and regulations of Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable, and without prejudice to any rights attached to any existing shares, the directors may allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the SKGR Articles) vary such rights, save that the directors shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a Share) to the extent that it may affect the ability of SKGR to carry out a Class B Ordinary Share Conversion set out in the SKGR Articles.

The Amended Webull Articles authorize the board of directors to issue and set the voting and other rights of preference shares from time to time.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of SKGR Ordinary Shares as of the date of this proxy statement/prospectus, by:

•        each person known by SKGR to be the beneficial owner of 5% or more of issued and outstanding SKGR Ordinary Shares;

•        each of SKGR’s executive officers and directors; and

•        all of SKGR’s executive officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, SKGR believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of SKGR in the table below is calculated based on 15,152,960 SKGR Ordinary Shares, consisting of (i) 9,732,960 SKGR Class A Ordinary Shares (which includes SKGR Class A Ordinary Shares underlying the Units) and (ii) 5,240,000 SKGR Class B Ordinary Shares, issued and outstanding as of the date of this proxy statement/prospectus. The table below does not include the SKGR Class A Ordinary Shares underlying the SKGR Private Warrants held by the Sponsor or any SKGR Public Warrants because these securities are not exercisable within 60 days of this proxy statement/prospectus.

Name of Beneficial Owners	SKGR Class B Ordinary Shares		SKGR Class A Ordinary Shares
	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
Auxo Capital Managers LLC (the Sponsor)(3)	5,150,000	98.3%	—	—	34.0%
Harraden Circle Investments, LLC(4)	—	—	1,000,000	10.3%	6.6%
Fort Baker Capital Management LP(5)	—	—	970,000	10.0%	6.4%
Meteora Capital, LLC(6)	—	—	882,791	9.1%	5.8%
Mizuho Financial Group Inc.(7)	—	—	658,191	6.8%	4.3%
First Trust Capital Management L.P.(8)	—	—	650,000	6.7%	4.3%
First Trust Merger Arbitrage Fund(9)	—	—	622,780	6.4%	4.1%
Wolverine Asset Management, LLC(10)	—	—	572,066	5.9%	3.8%
Cowen and Company, LLC(11)	—	—	517,458	5.3%	3.4%
Richard Chin(3)	5,150,000	98.3%	—	—	34.0%
Derek Jensen(3)	5,150,000	98.3%	—	—	34.0%
Speaker John Boehner	40,000	*	—	—	*
Martin Payne	25,000	*	—	—	*
Michael Noonen	25,000	*	—	—	*
All officers and directors as a group (five individuals)	5,240,000	100%	—	—	34.6%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the above entities or individuals is 288 Park Avenue S, #96693, New York, NY 10003

(2)      Interests shown consist solely of Founder Shares, classified as SKGR Class B Ordinary Shares.

(3)     The shares reported above are held in the name of the Sponsor, Auxo Capital Managers LLC, a Delaware limited liability company with its registered address at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The Sponsor is controlled by Richard Chin and Derek Jensen, who have voting and investment discretion in respect of the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the shares held by the Sponsor. Each of Richard Chin and Derek Jensen disclaims beneficial ownership of the shares of SKGR held by the Sponsor, directly or indirectly.

(4)      According to a Schedule 13G/A filed on September 5, 2024, the 1,000,000 SKGR Class A Ordinary Shares are directly beneficially owned by Harraden Circle Investors, LP and Harraden Circle Special Opportunities, LP, Harraden Circle Investors GP, LP is the general partner to Harraden Circle Investors, LP and Harraden Circle Special Opportunities, LP, and Harraden Circle Investors GP, LLC is the general partner of Harraden Circle Investors GP, LP. Harraden Circle Investments, LLC serves as investment manager to Harraden Circle Investors, LP and Harraden Circle Special Opportunities, LP and other high net worth individuals. Mr. Fortmiller is the managing member of each of Harraden Circle Investors GP, LLC and Harraden Circle Investments, LLC. In such capacities, each of aforementioned persons may be deemed to indirectly beneficially own the Shares reported herein directly beneficially owned by Harraden Circle Investors, LP and Harraden Circle Special Opportunities, LP. The business address is 299 Park Avenue, 21st Floor, New York, NY 10171.

(5)      According to a Schedule 13G filed on November 11, 2024, Fort Baker Capital Management LP directly held 970,000 SKGR Class A Ordinary Shares. Steven Patrick Pigott acts as Limited Partner/Chief Investment Officer for Fort Baker Capital Management LP. Fort Baker Capital, LLC acts as General Partner for Fort Baker Capital Management LP. The business address is 700 Larkspur Landing Circle, Suite 275 Larkspur, CA 94939.

(6)      According to a Schedule 13G filed on November 14, 2024, Meteora Capital, LLC held 882,791 SKGR Class A Ordinary Shares and served as investment manager for certain funds and managed accounts holding the relevant shares. Vik Mittal served as the managing member of Meteora Capital, LLC, with respect to the relevant shares. The business address is 1200 N Federal Hwy, #200, Boca Raton FL 33432.

(7)      According to a Schedule 13G filed on November 14, 2024, Mizuho Financial Group, Inc. held 882,791 SKGR Class A Ordinary Shares. The business address is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

(8)      According to a Schedule 13G filed on February 14, 2024, First Trust Capital Management L.P., First Trust Capital Solutions L.P. and FTCS Sub GP LLC held 650,000 Class A ordinary shares. The business address is 225 W. Wacker Drive, 21st Floor, Chicago, Illinois 60606.

(9)      According to a Schedule 13G filed on February 14, 2024, First Trust Merger Arbitrage Fund held 622,780 Class A ordinary shares. The business address of First Trust Merger Arbitrage Fund is 235 West Galena Street, Milwaukee, Wisconsin 53212.

(10)    According to a Schedule 13G filed on October 16, 2024, Wolverine Asset Management, LLC (“WAM”) is an investment manager and has voting and dispositive power over 572,066 SKGR Class A Ordinary Shares. The sole member and manager of WAM is Wolverine Holdings, L. P. Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Wolverine Holdings, Mr. Bellick, Mr. Gust, and WTP have voting and disposition power over 572,066 SKGR Class A Ordinary Shares. The business address is c/o Wolverine Asset Management, LLC, 175 West Jackson Boulevard, Suite 340, Chicago, IL 60604.

(11)    According to a Schedule 13G filed on November 12, 2024, Cowen and Company, LLC held 517,458 SKGR Class A Ordinary Shares. The business address is 599 Lexington Avenue, New York, NY 10022.

The following table sets forth information regarding the expected beneficial ownership of Webull Ordinary Shares (i) as of the date of this proxy statement/prospectus and (ii) immediately following the consummation of the Business Combination by:

•        each person who is expected to beneficially own 5.0% or more of the issued and outstanding Webull Ordinary Shares;

•        each person who is currently an executive officer or director of Webull and who will be an executive officer or director of Webull following the consummation of the Business Combination; and

•        all of those executive officers and directors of Webull as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The total number of Webull Ordinary Shares expected to be issued and outstanding after the consummation of the Business Combination will be (i) assuming a no redemption scenario and that no SKGR shareholder and no Webull shareholder exercises its dissenters’ rights,             and (ii) assuming maximum redemption scenario,             . If the actual facts differ from these assumptions, these amounts will differ.

	Ordinary Shares Beneficially Owned as of the date of this proxy statement/prospectus			Ordinary Shares Beneficially Owned Immediately After the Closing
				No Redemption Scenario				Maximum Redemption Scenario
	Pre-closing ordinary share equivalents	% of total ordinary shares	% of voting power	Class A ordinary shares	Class B ordinary shares	% of total ordinary shares	% of voting power	Class A ordinary shares	Class B ordinary shares	% of total ordinary shares	% of voting power
Directors and Executive Officers*:
Anquan Wang(1)	24,703,596	19.6	19.6	—	82,988,016	17.6	81.1	—	82,988,016	18.0	81.5
Anthony Denier	—	—	—	—	—	—	—	—	—	—	—
H. C. Wang	—	—	—	—	—	—	—	—	—	—	—
Benjamin James	—	—	—	—	—	—	—	—	—	—	—
Arianne Adams	—	—	—	—	—	—	—	—	—	—	—
Shen Lu	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	24,703,596	19.6	19.6	—	82,988,016	17.6	81.1	—	82,988,016	18.0	81.5

5.0% Shareholders:
Water Castle Az Inc.(1)	24,703,596	19.6	19.6	—	82,988,016	17.6	81.1	—	82,988,016	18.0	81.5
Gopher Asset(2)	11,190,900	8.9	8.9	37,594,146	—	8.0	1.8	37,594,146	—	8.2	1.9
Hillhouse entities(3)	8,903,162	7.1	7.1	33,135,424	—	7.0	1.6	33,135,424	—	7.2	1.6
NotNull Inc.(4)	8,858,352	7.0	7.0	29,758,301	—	6.3	1.5	29,758,301	—	6.5	1.5
Bojiang Capital entities(5)	8,677,700	6.9	6.9	29,151,428	—	6.2	1.4	29,151,428	—	6.3	1.4
PEAK6 Group LLC(6)	6,719,603	5.3	5.3	25,784,935	—	5.5	1.3	25,784,935	—	5.6	1.3
HS Investments IV Limited(7)	6,503,933	5.2	5.2	28,956,069	—	6.2	1.4	28,956,069	—	6.3	1.4
SIG Global China Fund I, LLLP(8)	6,443,227	5.1	5.1	24,152,815	—	5.1	1.2	24,152,815	—	5.3	1.2
Tianjin Zhiying Enterprise Management Partnership (Limited Partnership)(9)	6,341,612	5.0	5.0	21,303,692	—	4.5	1.0	21,303,692	—	4.6	1.1

____________

Notes:

*        The business address of Mr. Anquan Wang is Building 4, Fund Town at Binjiang Jingguan Road, Yuelu District, Changsha, Hunan, the People’s Republic of China, while the business address of Mr. Anthony Denier and Ms. Arianne Adams is 44 Wall Street, 2nd Floor, New York, New York 10005, and the business address of Mr. H. C. Wang, Mr. Benjamin James and Mr. Shen Lu is 200 Carillon Parkway, St. Petersburg, Florida 33716.

†        For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to 20 votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)      Represents 24,703,596 Class B ordinary shares to be re-designated from the same number of Class A ordinary shares held by Water Castle Az Inc., whose voting power is fully retained by Pozijie Inc., a British Virgin Islands company wholly-owned by Mr. Anquan Wang. The registered office address of Water Castle Az Inc. is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(2)      Represents 11,190,900 Class A ordinary shares issuable upon the conversion of 9,090,900 Series B-2 preferred shares and 2,100,000 Series B-3 preferred shares held by Tianjin Nuofeng Enterprise Management Consulting Partnership (Limited Partnership). The general partner of Tianjin Nuofeng Enterprise Management Consulting Partnership (Limited Partnership) is Gopher Asset Management Co., Ltd. Gopher Asset Management Co., Ltd. is wholly owned by Shanghai NOAH Investment Management Co., Ltd., in which Jingbo Wang and Boquan He collectively hold the controlling interests by beneficially owning 46% and 25% equity interest therein, respectively. The registered address of Tianjin Nuofeng Enterprise Management Consulting Partnership (Limited Partnership) is 1725-Binhai China Central Place, Tianjin Pilot Free Trade Zone (Central Business District), Tianjin, China.

(3)      Represents 236,253 Class A ordinary shares held by WBL2 Holdings Limited and 8,666,909 Class A ordinary shares issuable upon the conversion of (i) 445,834 Series A-1 preferred shares, 1,810,272 Series A-2 preferred shares, 235,733 Series A-3 preferred shares, 874,133 Series B-1 preferred shares and 4,561,600 Series C preferred shares held by WBL Holding LP, and (ii) 84,376 Series A-1 preferred shares, 25,313 Series A-2 preferred shares, 6,328 Series B-1 preferred shares and 623,320 Series D preferred shares held by WBL2 Holdings Limited. WBL Holding LP and WBL2 Holdings Limited are collectively referred to as Hillhouse entities. Each of WBL Holding LP and WBL2 Holdings Limited is wholly owned by Hillhouse Focused Growth Fund V, L.P. Hillhouse Capital Management, Ltd. acts as the sole management company of Hillhouse Focused Growth Fund V, L.P. and is deemed to be the beneficial owner of the shares held by WBL

Holding LP and WBL2 Holdings Limited. The registered address of WBL Holding LP is 1675 S. State Street, Suite B, Dover, DE 19901, the United States. The registered address of WBL2 Holdings Limited is 89 Nexus Way, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands.

(4)      Represents 8,858,352 Class A ordinary shares held by NotNull Inc., whose voting power is fully retained by ToString Inc., a British Virgin Islands company wholly-owned by Mr. Jun Yuan. The registered office ad-dress of NotNull Inc. is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(5)      Represents 8,677,700 Class A ordinary shares issuable upon the conversion of (i) 2,121,700 Series A-3 preferred shares held by Changxing Boyi Equity Investment Fund Management Centre (Limited Partnership), (ii) 3,278,000 Series B-1 preferred shares held by Anji Boye Investment Partnership (Limited Partnership), and (iii) 3,278,000 Series B-1 preferred shares held by Lishui Bojiang Chuangfu 2nd Equity Investment Partnership (Limited Partnership). Changxing Boyi Equity Investment Fund Management Centre (Limited Partnership), Anji Boye Investment Partnership (Limited Partnership) and Lishui Bojiang Chuangfu 2nd Equity Investment Partnership (Limited Partnership) are collectively referred to as the Bojiang Capital entities. The general partner of Changxing Boyi Equity Investment Fund Management Centre (Limited Partnership), Anji Boye Investment Partnership (Limited Partnership) and Lishui Bojiang Chuangfu 2nd Equity Investment Partnership (Limited Partnership) is Shanghai Bojiang Investment Management Co., Ltd., which is wholly owned by Bojiang Group Co., Ltd. Tian Luo and Jianpin Ruan collectively holds the con-trolling interests in Bojiang Group Co., Ltd. by beneficially owning 43% and 16% equity interest therein, respectively. The registered address of Changxing Boyi Equity Investment Fund Management Centre (Limited Partnership) is No. 668 Lvzhou Avenue, Bailian Village, Sian Town, Changxing Country, Huzhou City, Zhejiang Province, China. The registered address of Anji Boye Investment Partnership (Limited Partner-ship) is Room 217, Building #1, Lingfeng Village, Lingfeng Street, Anji County, Huzhou City, Zhejiang Province, China. The registered address of Lishui Bojiang Chuangfu 2nd Equity Investment Partnership (Limited Partnership) is Room 3119, Building #1, No. 16 Tongyuan Road, Da Gang Tou, Liandu District, Lishui City, Zhejiang Province, China.

(6)      Represents 372,591 Class A ordinary shares held by PEAK6 Group LLC and 6,347,012 Class A ordinary shares issuable upon the conversion of 8,452 Series A-2 preferred shares, 235,733 Series A-3 preferred shares, 955,618 Series B-1 preferred shares, 4,561,600 Series C preferred shares and 585,609 Series D preferred shares held by PEAK6 Group LLC. PEAK6 Group LLC is a wholly-owned subsidiary of PEAK6 Investments LLC, which is in turn a subsidiary of PEAK6 LLC. Mr. Matthew Nels Hulsizer and Jennifer Just are the only individuals with controlling power over PEAK6 LLC. Mr. Hulsizer disclaims beneficial ownership of the shares held by PEAK6 Group LLC, except to the extent of his pecuniary interests therein. The registered address of PEAK6 Group LLC is 141 W. Jackson Blvd, Suite 500, Chicago, IL 60604, the United States.

(7)      Represents 1,575,020 Class A ordinary shares held by HS Investments IV Limited and 4,928,913 Class A ordinary shares issuable upon the conversion of 562,507 Series A-1 preferred shares, 168,752 Series A-2 preferred shares, 42,188 Series B-1 preferred shares and 4,155,466 Series D preferred shares held by HS Investments IV Limited. HS Investments IV Limited is wholly owned by Hedosophia Partners IV GP Limited, which is in turn wholly owned by Hedosophia Group Limited. Substantially all of the interests in Hedosophia Group Limited is beneficially owned by Longsutton Limited, which in turn is beneficially owned by Ian Osborne. The registered address of HS Investments IV Limited is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, GUERNSEY GY1 3PP.

(8)      Represents 221,960 Class A ordinary shares held by SIG Global China Fund I, LLLP and 6,221,267 Class A ordinary shares issuable upon the conversion of 193,980 Series A-3 preferred shares, 880,078 Series B-1 preferred shares, 4,561,600 Series C preferred shares and 585,609 Series D preferred shares held by SIG Global China Fund I, LLLP. SIG Asia Investment, LLLP, a Delaware limited liability limited partnership, is the investment manager for SIG Global China Fund I, LLLP pursuant to an investment management agreement and, as such, has discretionary authority to vote and dispose of the shares held by SIG Global China Fund I, LLLP. In addition, Heights Capital Management, Inc., a Delaware corporation, is the investment manager for SIG Asia In-vestment, LLLP pursuant to an investment management agreement and, as such, has discretionary authority to vote and dispose of the shares held by SIG Global China Fund I, LLLP. Arthur Dantchik, in his capacity as president of SIG Asia Investment, LLLP and vice president of Heights Capital Management, Inc. may also be deemed to have investment discretion over the shares held by SIG Global China Fund I, LLLP. Mr. Dantchik disclaims any such investment discretion or beneficial ownership with respect to these shares. The registered address of SIG Global China FundI, LLLP is One Commerce Center, 1201 N. Orange Street, Suite 715 In the City Wilmington, 19801, the United States.

(9)      Represents 6,341,612 Class A ordinary shares issuable upon the conversion of 4,842,212 Series A-1 preferred shares and 1,499,400 Series A-2 preferred shares held by Tianjin Zhiying Enterprise Management Partnership (Limited Partnership). The general partner of Tianjin Zhiying Enterprise Management Partner-ship (Limited Partnership) is Beijing Shuncheng Management Consulting Co., Ltd. Ms. Wenjing Ma and Ms. Liping Cao are the shareholders of Beijing Shuncheng Management Consulting Co., Ltd., each holding 50% equity interests therein. The registered address of Tianjin Zhiying Enterprise Management Partnership (Limited Partnership) is 1725-Binhai China Central Place, Tianjin Pilot Free Trade Zone (Central Business District), Tianjin, China.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SKGR Relationships and Related Party Transactions

Founder Shares

On December 9, 2021, the Sponsor purchased 8,625,000 SKGR Class B Ordinary Shares, par value $0.0001 (i.e., the “Founder Shares”), to cover certain expenses on SKGR’s behalf for an aggregate purchase price of $25,000. On February 24, 2022, 1,437,500 SKGR Class B Ordinary Shares were surrendered and thereupon cancelled by SKGR. On May 5, 2022, 1,437,500 SKGR Class B Ordinary Shares were surrendered and thereupon cancelled by SKGR resulting in a decrease in the total number of SKGR Class B Ordinary Shares outstanding to 5,750,000 shares. The Sponsor agreed to forfeit up to an aggregate of 750,000 Founder Shares to the extent that the option to purchase additional SKGR Units is not exercised in full by the underwriter or is reduced, so that the Founder Shares would represent 20% of SKGR’s issued and outstanding shares after the SKGR IPO. On July 20, 2022, SKGR sold an additional 960,000 SKGR Units in the Partial Over-Allotment Exercise pursuant to the underwriter’s notice. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares.

The Initial Shareholders, and the executive officers and directors of SKGR, agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the completion of the initial business combination; and (ii) subsequent to the initial business combination (x) the date on which SKGR completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their SKGR Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of SKGR Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares.

In February and March 2022, the Sponsor transferred an aggregate of 90,000 SKGR Class B Ordinary Shares to SKGR’s independent director nominees. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a business combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2023, SKGR determined that a business combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation will be recognized at the date a business combination is considered probable (i.e., upon consummation of a business combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

The SKGR Class B Ordinary Shares are identical to the SKGR Class A Ordinary Shares included in the SKGR Units sold in SKGR IPO, and holders of SKGR Class B Ordinary Shares have the same shareholder rights as SKGR Public Shareholders, except that: (i) the SKGR Class B Ordinary Shares are subject to certain transfer restrictions pursuant to a letter agreement dated as of June 23, 2022, among SKGR and the Initial Shareholders; (ii) the Initial Shareholders have agreed to (a) waive their redemption rights with respect to their SKGR Class B Ordinary Shares and any SKGR Public Shares in connection with the initial business combination of SKGR, (b) waive their redemption rights with respect to their SKGR Class B Ordinary Shares and SKGR Public Shares in connection with a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association of SKGR; and (c) waive their rights to liquidating distributions from the Trust Account with respect to any SKGR Class B Ordinary Shares they hold if SKGR fails to complete its initial business combination within the prescribed time frame; (iii) the SKGR Class B Ordinary Shares will automatically convert into SKGR Class A Ordinary Shares at the time of its initial business combination or earlier at the option of the holders thereof as described in the SKGR Articles; and (iv) the SKGR Class B Ordinary Shares are subject to certain registration rights.

Private Placement Warrants

Simultaneously with the closing of the SKGR IPO, SKGR consummated the Private Placement of 6,600,000 SKGR Private Warrants, at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, generating proceeds of $6.6 million.

Substantially concurrently with the closing of the Partial Over-Allotment Exercise, SKGR completed the Additional Private Placement of 192,000 additional SKGR Private Warrants to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to SKGR of $192,000.

A portion of the proceeds from the sale of the SKGR Private Warrants was added to the proceeds from the SKGR IPO held in the Trust Account. If SKGR does not complete a business combination within the combination period, the SKGR Private Warrants will expire worthless. The purchasers of the SKGR Private Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their SKGR Private Warrants (except to permitted transferees) until 30 days after the completion of the initial business combination.

The SKGR Private Warrants are identical to the SKGR Public warrants, except that (i) the SKGR Private Warrants may not be redeemed by SKGR; (ii) the SKGR Private Warrants will not be transferable, assignable or salable (and the SKGR Class A Ordinary Shares issuable upon exercise of such warrants will not be transferable or salable) until 30 days after the completion of SKGR’s initial business combination, subject to the limited exceptions set forth in the warrant agreement between SKGR and the Warrant Agent; and (iii) the SKGR Private Warrants are subject to certain registration rights

Related Party Loans

Promissory note due upon the SKGR IPO

The Sponsor agreed to loan SKGR up to $300,000 to be used for the payment of costs related to the SKGR IPO pursuant to a promissory note, dated on December 9, 2021 and was later amended on May 5, 2022. The Note was non-interest bearing, unsecured and due upon the closing of the SKGR IPO. SKGR borrowed $300,000 under the Note and repaid the Note in full upon closing of the SKGR IPO. The Note was no longer available to draw on after the consummation of the SKGR IPO.

Overfunding Loans

On June 28, 2022, in connection with the closing of the SKGR IPO, the Sponsor loaned SKGR $5.0 million under a non-interest bearing loan agreement to deposit in the Trust Account. On July 20, 2022, in connection with the Partial Over-Allotment Exercise, the Sponsor provided SKGR with the Second Overfunding Loan in the amount of $240,000 to deposit in the Trust Account under the same terms. The Overfunding Loans will be repaid upon the closing of an initial business combination or converted into SKGR Class A Ordinary Shares at a conversion price of $10.00 per share (or a combination of both), at the Sponsor’s discretion, provided that any such conversion may not occur until August 22, 2022. If SKGR does not complete an initial business combination, it will not repay the Overfunding Loans from amounts held in the Trust Account, and the Trust Account proceeds will be distributed to the Public Shareholders; however, SKGR may repay the Overfunding Loans if there are funds available outside the Trust Account to do so.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of SKGR’s officers and directors may, but are not obligated to, loan SKGR funds as may be required. If SKGR completes a business combination, SKGR would repay the Working Capital Loans out of the proceeds of the Trust Account released to SKGR. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, SKGR may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the SKGR Private Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. On October 30, 2023, the Sponsor loaned $380,000 to SKGR and SKGR issued an unsecured promissory note in the total principal amount of up to $380,000 to the Sponsor. On March 1, 2024, the Sponsor loaned another $900,000 to SKGR and SKGR issued an unsecured promissory note in the total principal amount of up to $900,000 to the Sponsor. On September 27, 2024, the Sponsor loaned another $440,000 to SKGR and SKGR issued an unsecured promissory note in the total principal amount of up to $440,000 to the Sponsor.

Extension Loans

In order to extend the time available for SKGR to consummate its initial business combination by an additional three months each time, the Sponsor or its affiliates or designees may provide an Extension Loan to SKGR to provide funds to deposit into the Trust Account an additional amount of $0.10 per share each time. The Extension Loan will be provided under the form of a non-interest bearing, unsecured promissory note. Such Extension Loans may be converted into warrants upon the consummation of the initial business combination, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the SKGR Private Warrants. If SKGR completes the initial business combination, and the lender decides not to convert the Extension Loans into warrants, SKGR would repay such loaned amounts out of the proceeds of the Trust Account released to SKGR. If SKGR does not complete a business combination, it will not repay such loans. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for SKGR to complete the initial business combination. Except for the foregoing, the terms of such Extension Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2024 and December 31, 2023 and 2022, SKGR had no borrowings under the Extension Loans.

Administrative Services Agreement

On June 23, 2022, SKGR entered into an agreement with an affiliate of the Sponsor, pursuant to which SKGR agreed to pay such affiliate a total of $10,000 per month for secretarial and administrative support services provided to SKGR through the earlier of consummation of the initial business combination and SKGR’s liquidation. SKGR incurred $30,000 and $90,000 in such fees included as general and administrative expenses for the three and nine months ended September 30, 2024, and $120,000 and $60,000 for the years ended December 31, 2023 and 2022, respectively. As of each of September 30, 2024 and 2023 and December 31, 2023 and 2022, SKGR fully paid for such services.

In addition, the Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SKGR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SKGR’s behalf.

Webull Relationships and Related Party Transactions

Employment Agreements and Indemnification Agreements

See “Management Following the Business Combination — Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management Following the Business Combination — Share Incentive Plan.”

Other Related Party Transactions

Transactions with the directors and executive officers

Webull had historically extended interest-free loans to (i) Mr. Anquan Wang, its founder, chairman of the board and chief executive officer, and his family member, (ii) Mr. Jun Yuan, (iii) Mr. Xinyu Yi, its former director and vice president, and (iv) Mr. Anthony Denier, chief executive officer of Webull Financial, for capital contribution to the subsidiaries and personal use. These loans generally have indefinite terms, except for the one extended to Mr. Xinyu Yi which has been repaid in full. As of the date of this proxy statement/prospectus, the outstanding balance amount for such loans have been fully repaid.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

The SKGR Units, the SKGR Public Shares and the SKGR Public Warrants are each traded on Nasdaq under the symbols “SKGRU,” “SKGR” and “SKGRW,” respectively.

The closing price of the SKGR Units, SKGR Public Shares and SKGR Public Warrants on February 27, 2024, the last trading day before announcement of the execution of the Business Combination Agreement, was US$10.84, US$10.88 and US$ $0.0998, respectively. As of           , 2025, the “Record Date” for the extraordinary general meeting, the most recent closing price for each SKGR Unit, SKGR Public Share and SKGR Public Warrant was US$          , US$           and US$          , respectively.

Holders of the SKGR Units, SKGR Public Shares and SKGR Public Warrants should obtain current market quotations for their securities. The market price of SKGR’s securities could vary at any time before the Business Combination.

Historical market price information regarding Webull is not provided because there is no public market for their securities.

Webull, which will be the public company after the consummation of the Business Combination, has applied to list the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants on Nasdaq under the symbols “          ,” “          ” and “          ,” respectively. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the Webull Ordinary Shares and the Incentive Warrants to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof. Webull and SKGR have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this Nasdaq listing condition. The Nasdaq listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of            , 2025, there were             holders of record of SKGR Units,             holders of record of SKGR Public Shares,             holders of record of Founder Shares and             holders of record of SKGR Warrants. As of             , 2025, there were              holders of record of Webull’s Ordinary Shares,              holders of record of Webull’s preferred shares See “Beneficial Ownership of Securities.”

Dividend Policy

SKGR has not paid any cash dividends on SKGR Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, Webull has not paid any dividends to its shareholders. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of Webull from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of Webull.

DISSENTERS’ RIGHTS

Holders of record of SKGR Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act and if they so dissent, they are entitled to be paid the fair market value of their shares, which if necessary, may ultimately be determined by the court. Holders of record of SKGR wishing to exercise such dissent rights and make a demand for payment of the fair value for his, her or its SKGR Ordinary Shares must give written objection to the First Merger to SKGR prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. The Business Combination Agreement provides that, if any SKGR Shareholder exercises Dissent Rights then, unless SKGR and Webull elect by agreement in writing otherwise, the First Merger shall not be consummated before the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is consummated and you become a holder of Webull Ordinary Shares, you shall be entitled to attend and participate in Webull’s annual meetings of shareholders. If Webull holds a 2025 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which such annual meeting shall be held. As a foreign private issuer, Webull shall not be subject to the SEC’s proxy rules.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with SKGR’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of SKGR, at SK Growth Opportunities Corporation, 228 Park Avenue S #96693, New York, NY 10003 or by telephone at (917) 599-1622. Following the Business Combination, such communications should be sent in care of Webull, 200 Carillon Parkway, St. Petersburg, Florida 33716. Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Webull Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for Webull by Ogier. Certain legal matters relating to U.S. law will be passed upon for Webull by Kirkland & Ellis International LLP. Certain legal matters relating to PRC law will be passed upon for Webull by Han Kun Law Offices. Certain legal matters relating to U.S. law will be passed upon for SKGR by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Certain Cayman Islands matters will be passed upon for SKGR by Maples and Calder (Cayman) LLP.

EXPERTS

The financial statements of SK Growth Opportunities Corporation as of December 31, 2023 and 2022 and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2023 and 2022, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of SK Growth Opportunities Corporation to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Webull as of and for the years ended December 31, 2022 and 2023, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SKGR and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SKGR’s annual report to shareholders and SKGR’s proxy statement. Upon written or oral request, SKGR shall deliver a separate copy of the annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SKGR deliver single copies of such documents in the future. Shareholders may notify SKGR of their requests by calling (917) 599-1622 or writing to SKGR at its principal executive offices at 228 Park Avenue S #96693, New York, NY 10003. Following the Business Combination, such requests should be made by calling (917) 725-2448 or writing to Webull at 200 Carillon Parkway, St. Petersburg, Florida 33716.

ENFORCEABILITY OF CIVIL LIABILITY

Webull is incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

•        economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between Webull, its officers, directors and shareholders, be arbitrated.

Certain of Webull’s directors and executive officers reside outside the United States, and most of the assets of its non-U.S. subsidiaries are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States against Webull or those non-U.S. resident persons based on the civil liabilities or judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Webull has been informed by Ogier, its counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against Webull or its directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against Webull or its directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States. Webull has also been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Webull will be             .

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, Webull shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. SKGR files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SKGR at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to SKGR has been supplied by SKGR, and all such information relating to Webull has been supplied by Webull. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing SKGR’s proxy solicitor at the following address, telephone number and email:

Sodali & Co.
333 Ludlow Street, 5 Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: SKGR.info@investor.sodali.com

If you are a SKGR shareholder and would like to request documents, please do so by             , 2025 to receive them before the SKGR extraordinary general meeting of shareholders. If you request any documents from us, we shall mail them to you by first class mail, or another equally prompt means.

None of SKGR or Webull has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS OF WEBULL

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements
Consolidated Statements of Financial Position as of December 31, 2023 and 2022	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2023 and 2022	F-4
Consolidated Statements of Changes in Shareholders’ Deficit for the Years Ended December 31, 2023 and 2022	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2023 and 2022	F-6
Notes to the Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Statements of Financial Position as of September 30, 2024 (unaudited) and December 31, 2023	F-55
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Nine Months Ended September 30, 2024 and 2023	F-56
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Nine Months Ended September 30, 2024 and 2023	F-58
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2024 and 2023	F-60
Notes to Unaudited Condensed Consolidated Financial Statements	F-61

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Webull Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Webull Corporation and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2022.

New York, New York
May 9, 2024

Webull Corporation
Consolidated Statements of Financial Position

	December 31,
	2023	2022
Assets
Cash and cash equivalents	$372,340,353	$436,219,931
Cash and securities segregated under federal and foreign requirements	621,802,114	61,096,843
Receivables from brokers, dealers, and clearing organizations	60,717,238	32,927,195
Receivables from customers	14,877,829	18,597,767
Prepaid expenses and other current assets	67,403,943	37,516,157
Customer-held fractional shares	45,528,829	485,890
Current assets of discontinued operations (Note 5)	—	438,724,365
Total current assets	1,182,670,306	1,025,568,148

Right-of-use assets	11,907,557	11,087,645
Property and equipment, net	34,298,383	33,338,107
Intangible assets, net	21,397,953	18,043,552
Goodwill	5,197,438	—
Deferred tax assets	4,646,193	3,646,459
Other	19,301	—
Total non-current assets	77,466,825	66,115,763
Total assets	$1,260,137,131	$1,091,683,821

Liabilities, mezzanine equity, and shareholders’ equity
Payables due to customers	624,728,444	$82,855,856
Payables due to brokers, dealers, and clearing organizations	2,661,653	1,080,683
Lease liabilities – current portion	3,474,199	2,511,062
Accrued expenses and other current liabilities	49,650,338	59,044,354
Current liabilities of discontinued operations	—	417,614,221
Total current liabilities	680,514,634	563,106,176

Lease liabilities – non-current portion	9,594,373	9,627,921
Deferred tax liabilities	5,771,900	5,447,120
Total non-current liabilities	15,366,273	15,075,041
Total liabilities	695,880,907	578,181,217

Commitments and contingencies (Note 24)	—	—

Mezzanine equity
Convertible redeemable preferred shares (aggregate liquidation preference of $604,506,258 and $585,957,199 as of December 31, 2023 and 2022, respectively; and aggregate redemption value of $2,326,363,413 and $1,966,283,413 as of December 31, 2023 and 2022, respectively; Note 15)	2,326,363,413	1,966,283,413
Total mezzanine equity	2,326,363,413	1,966,283,413

Shareholders’ deficit
Class A ordinary shares ($0.0001 par value; 381,196,454 shares authorized, 42,726,634 and 40,805,341 shares issued and outstanding, respectively, as of December 31, 2023; 377,957,664 shares authorized, 42,726,634 and 40,411,434 shares issued and outstanding, respectively, as of December 31, 2022)	4,080	4,041
Class B ordinary shares ($0.0001 par value, 33,561,948 and 38,711,700 shares authorized as of December 31, 2023 and 2022, respectively, no shares issued and outstanding as of December 31, 2023 and 2022)	—	—
Treasury shares (1,921,293 and 2,315,200 shares as of December 31, 2023 and 2022, respectively)	—	—
Additional paid in capital	—	—
Accumulated deficit	(1,755,911,778)	(1,444,262,385)
Accumulated other comprehensive loss	(6,859,712)	(8,522,465)
Total shareholders’ deficit	(1,762,767,410)	(1,452,780,809)
Noncontrolling interest	660,221	—
Total deficit	(1,762,107,189)	(1,452,780,809)
Total liabilities, mezzanine equity, and total deficit	$1,260,137,131	$1,091,683,821

The accompanying notes are an integral part of the consolidated financial statements.

Webull Corporation
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Years Ended December 31, 2023 and 2022

	2023	2022
Revenues
Equity and option order flow rebates	$202,194,341	$278,981,134
Interest related income	155,792,329	91,882,243
Handling charge income	21,233,661	9,041,677
Other revenues	10,900,349	8,969,222
Total revenues	$390,120,680	$388,874,276
Operating expenses
Brokerage and transaction	66,418,918	59,764,117
Technology and development	52,156,468	46,773,114
Marketing and branding	152,776,112	140,821,943
General and administrative	95,789,803	72,960,209
Total operating expenses	367,141,301	320,319,383
Other expense, net	2,801,285	2,869,397
Income from continuing operations, before income taxes	20,178,094	65,685,496
Provision for income taxes	16,140,571	32,211,527
Income from continuing operations, net of tax	4,037,523	33,473,969
Income from discontinued operations, net of tax (Note 5)	1,784,465	16,603,657
Net income	5,821,988	50,077,626
Less net loss attributable to noncontrolling interest (Note 6)	(247,296)	—
Net income attributable to the Company	6,069,284	50,077,626
Preferred shares redemption value accretion	(340,080,000)	(51,409,749)
Net loss attributable to ordinary shareholders	$(334,010,716)	$(1,332,123)

Amounts attributable to ordinary shareholders
Income from continuing operations	$4,037,523	$33,473,969
Less loss from continuing operations attributable to noncontrolling interest	(247,296)	—
Income from continuing operations attributable to the Company	4,284,819	33,473,969
Preferred shares redemption value accretion	(340,080,000)	(51,409,749)
Loss from continuing operations attributable to ordinary shareholders	(335,795,181)	(17,935,780)
Income from discontinued operations attributable to ordinary shareholders	1,784,465	16,603,657
Net loss attributable to ordinary shareholders	$(334,010,716)	$(1,332,123)

Loss per share from continuing operations attributable to ordinary shareholders (Note 19)
Basic and diluted	$(8.18)	$(0.45)
Income per share from discontinued operations attributable to ordinary shareholders
Basic and diluted	$0.05	$0.42
Net loss attributable to ordinary shareholders
Basic and diluted	$(8.13)	$(0.03)
Weighted-average shares outstanding
Basic and diluted	41,069,744	40,035,116

Net income	$5,821,988	$50,077,626
Other comprehensive income (loss), net of tax:
Change in cumulative foreign currency translation adjustment	1,660,040	(3,551,836)
Other comprehensive income (loss)	1,660,040	(3,551,836)
Comprehensive income	7,482,028	46,525,790
Less comprehensive loss attributable to noncontrolling interest	(247,296)	—
Less foreign currency translation adjustment attributable to noncontrolling interest	(2,713)	—
Preferred shares redemption value accretion	(340,080,000)	(51,409,749)
Comprehensive loss attributable to ordinary shareholders	$(332,347,963)	$(4,883,959)

The accompanying notes are an integral part of the consolidated financial statements.

Webull Corporation
Consolidated Statements of Changes in Shareholders’ Deficit
For the Years Ended December 31, 2023 and 2022

	Class A Ordinary		Treasury Share Reserve		Additional Paid-In Capital	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit	Non- controlling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	40,034,082	$4,003	(1,896,301)	$—	$—	$(3,449)	$(1,473,016,254)	$(4,970,629)	$(1,477,986,329)	$—	$(1,477,986,329)
Issuances of vested restricted stock awards	377,352	38	377,352	—	—	—	—	—	38	—	38
Issuance of shares to treasury share reserve	—	—	(796,251)	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	30,085,992	—	—	—	30,085,992	—	30,085,992
Receipt of subscription receivable	—	—	—	—	—	3,449	—	—	3,449	—	3,449
Preferred shares redemption value accretion	—	—	—	—	(30,085,992)	—	(21,323,757)	—	(51,409,749)	—	(51,409,749)
Net income	—	—	—	—	—	—	50,077,626	—	50,077,626	—	50,077,626
Foreign currency translation adjustment, net of $0 income taxes	—	—	—	—	—	—	—	(3,551,836)	(3,551,836)	—	(3,551,836)
Balance as of December 31, 2022	40,411,434	$4,041	(2,315,200)	$—	$—	$—	$(1,444,262,385)	$(8,522,465)	$(1,452,780,809)	$—	$(1,452,780,809)

Issuances of vested restricted stock awards	393,907	39	393,907	—	(39)	—	—	—	—	—	—
Share-based compensation	—	—	—	—	29,375,956	—	—	—	29,375,956	—	29,375,956
Acquisition of PT Webull Sekuritas Indonesia	—	—	—	—	—	—	—	—	—	910,230	910,230
Spin-off of subsidiary to shareholders	—	—	—	—	—	—	(7,014,594)	—	(7,014,594)	—	(7,014,594)
Net income	—	—	—	—	—	—	6,069,284	—	6,069,284	—	6,069,284
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	(247,296)	(247,296)
Preferred shares redemption value reduction	—	—	—	—	(29,375,917)	—	(310,704,083)	—	(340,080,000)	—	(340,080,000)
Foreign currency translation adjustment, net of $0 income taxes	—	—	—	—	—	—	—	1,662,753	1,662,753	(2,713)	1,660,040
Balance as of December 31, 2023	40,805,341	$4,080	(1,921,293)	$—	$—	$—	$(1,755,911,778)	$(6,859,712)	$(1,762,767,410)	$660,221	$(1,762,107,189)

The accompanying notes are an integral part of the consolidated financial statements.

Webull Corporation
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2023 and 2022

	2023	2022
Cash flows from operating activities:
Net income	$5,821,988	$50,077,626
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	(1,083,233)	(5,427,880)
Depreciation and amortization	2,778,476	1,423,830
Gain on forgiveness of accrued interest	—	(1,414,529)
Non-cash loss on deconsolidation of subsidiaries	—	963,138
Provision for contingent liabilities	326,711	(252,949)
Share-based compensation	29,411,885	30,022,322
Unrealized foreign exchange loss	14,270	1,418,131
Net effect of changes in assets and liabilities:
Net receivables from brokers, dealers and clearing organizations	(26,008,752)	1,561,079
Net customer receivables and customer payables	545,640,513	1,602,492
Customer-held fractional shares	(45,042,939)	(485,890)
Prepaid expenses and other current assets	(27,617,754)	(16,225,779)
Operating lease right-of-use assets	(819,913)	(2,510,736)
Accrued expenses and other current liabilities	(13,754,009)	(94,978,200)
Operating lease liabilities-current	963,137	1,025,006
Operating lease liabilities-non-current	(33,548)	1,989,338
Net cash provided by (used in) operating activities	470,596,832	(31,213,001)

Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(4,543,933)	(31,550,704)
Proceeds from sale of investment securities	—	239,937
Purchases of investment securities	—	(1,009,400)
Cash paid for acquisitions, net of cash acquired	(5,495,863)	(109,163)
Net cash used in investing activities	(10,039,796)	(32,429,330)

Cash flows from financing activities:
Proceeds from sale of preferred shares	20,000,000	—
Spin-off of subsidiary to shareholders	(7,162,982)	—
Receipt of preferred shares subscription receivable	—	73,723,814
Payment of preferred share repurchase payable	—	(55,000,006)
Receipt of ordinary shares subscription receivable	—	3,449
Repayment of loan	—	(10,839,877)
Proceeds from exercise of preferred share warrant	—	10,000,000
Net cash provided by financing activities	12,837,018	17,887,380

Net increase in cash, cash equivalents, segregated cash and cash of discontinued operations	473,394,054	(45,754,951)
Effective of exchange rate changes	2,451,391	(5,447,352)
Cash, cash equivalents, segregated cash, and cash of discontinued operations at beginning of the year	518,297,022	569,499,325
Cash, cash equivalents, segregated cash, and cash of discontinued operations at end of the year	$994,142,467	$518,297,022

Cash, cash equivalents, segregated cash and cash of discontinued operations
Cash and cash equivalents	372,340,353	436,219,931
Segregated cash	621,802,114	61,096,843
Cash classified within current assets of discontinued operations (Note 5)	—	20,980,248
Cash, cash equivalents, segregated cash and cash of discontinued operations at end of the year	$994,142,467	$518,297,022

Non-cash investing and financing activities:
Note receivable	$2,852,106	$—
Accretion to preferred shares redemption value	$340,080,000	$51,409,749

Supplemental disclosure:
Income taxes paid	$19,474,921	$55,169,843
Interest paid	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 1 — DESCRIPTION OF BUSINESS

Organization

Webull Corporation (“Webull Corp” and, together with its subsidiaries, “Webull”, the “Company”, “we”, or “us”) was incorporated in the Cayman Islands with limited liability in September 2019, and its corporate headquarters is located in St. Petersburg, Florida.

Business Overview

We operate a digital investment platform built upon a next-generation, global infrastructure. Our investment platform provides customers with extensive features and functions that go beyond what is offered by most retail investment platforms in the market today. Our platform allows retail investors worldwide to trade securities through our licensed broker dealer subsidiaries located in various parts of the world, including the United States (“US”), Canada, the United Kingdom (“UK”), Australia, Hong Kong, Indonesia, Singapore, Japan, and South Africa.

In the US, which is our principal market, Webull Financial LLC, our US broker dealer subsidiary, utilizes a clearing organization to handle the clearing of the security transactions of our account holders. Most of our customer accounts were cleared on a fully disclosed basis during the year 2022. During 2023, we migrated most of our US client accounts to an omnibus basis with our clearing organization.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (“US GAAP”). The significant accounting policies used in the preparation of the accompanying consolidated financial statements are summarized below.

Basis of Consolidation

Our consolidated financial statements include the financial statements of Webull Corporation and all of its subsidiaries. The consolidated financial statements as of and for the year ended December 31, 2022 also include certain variable interest entities (“VIEs”) through August 31, 2022, the date in which we no longer had a controlling financial interest and were no longer the primary beneficiary of the VIEs. All intercompany balances and transactions have been eliminated. See Note 4 for further discussion on our VIEs.

Reclassifications

The prior year intangible assets were classified within property, equipment, and intangible assets, net on the consolidated statements of financial position. To conform with current year presentation, the prior year intangible assets have been separately presented on the consolidated statements of financial position.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

The following presents our significant consolidated subsidiaries, all of which are wholly owned either directly or indirectly by Webull Corporation as of December 31, 2023 and 2022:

Significant Subsidiary	Date of Incorporation/ Establishment	Domicile Location	Principal Activity
Webull Financial LLC	May 24, 2017	United States	Broker Dealer
Webull Holdings (US) Inc.	May 16, 2017	United States	Holding Company
Webull Holdings (Singapore) Pte. Ltd.	May 12, 2021	Singapore	Holding Company
Webull Securities (Singapore) Pte. Ltd.	May 12, 2021	Singapore	Broker Dealer
Webull Securities Limited	December 11, 2017	Hong Kong	Broker Dealer
Webull Securities (Japan) Co., Ltd.*	March 23, 1948	Japan	Broker Dealer
HongKong Webull Limited	September 19, 2019	Hong Kong	Holding Company
Hunan Weibu Information Technology Co., Ltd.	September 6, 2021	Mainland China	Technology Support and Development Subsidiary

____________

*        Formerly known as Madison Securities Co., Ltd.

Variable Interest Entities

We evaluate our ownership, contractual and other interests in entities to determine if we have a variable interest in an entity. These evaluations are complex, involve judgment, and the use of estimates and assumptions based on available historical and prospective information, among other factors. If we determine that an entity for which we hold a contractual or ownership interest in is a variable interest entity and that we are the primary beneficiary, we consolidate such entity in our consolidated financial statements. The primary beneficiary of a VIE is the party that meets both of the following criteria: (1) has the power to make decisions that most significantly affect the economic performance of the VIE; and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE. We continually assess whether any changes to our interest in or relationship with the VIE impacts our prior determination of us being considered the primary beneficiary. If it is determined we are no longer the primary beneficiary of a VIE and no longer have a controlling financial interest in the VIE, we deconsolidate the entity and apply other applicable US GAAP.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported revenues and expenses during the reporting period and accompanying notes. Making estimates requires management to exercise significant judgment. It is reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the future due to one or more future confirming events.

Such estimates reflected in our consolidated financial statements include the estimation of the valuation of share-based compensation arrangements, depreciable lives of property and equipment, useful life of intangible assets, purchase price allocation for business combination, fair value and expected credit losses of financial instruments, fair value of our safeguarding liability, present value for expected future leasing payment, redemption value of the redeemable preferred shares, and income taxes including unrecognized tax benefits and the valuation allowance for deferred tax assets. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable. Actual results could differ from those estimates.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Cash and Cash Equivalents

Cash and cash equivalents represent demand deposits held at banks which are unrestricted as to withdrawal or use and highly liquid investments with original maturities of less than 90 days. As of December 31, 2023 and 2022, our cash and cash equivalents were $372,340,353 and $436,219,931, respectively, and consisted of demand deposits held at various banks.

Cash and Cash Equivalents Segregated for Federal and Foreign Requirements

We are required to segregate cash and cash equivalents for the exclusive benefit of customers in accordance with federal and foreign regulatory requirements. Our US broker dealer is required to segregate cash and cash equivalents in accordance with the provision of Rule 15c3-3 under the Exchange Act. Certain of our international broker dealers are required to segregate cash and cash equivalents in accordance with the regulatory authority of the country in which they operate. As of December 31, 2023 and 2022, we held segregated cash and cash equivalents of $621,802,114 and $61,096,843, respectively.

Current Expected Credit Losses

We account for current expected credit losses on our financial instruments in accordance with ASC Topic 326, Financial Instruments — Credit Losses (“ASC 326”). ASC 326 impacts the impairment model for certain financial assets by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset. ASC 326 does afford us the ability to determine that there are no expected credit losses in certain circumstances (e.g., based on the credit quality of the customer).

Receivables from Customers

Our receivables from customers primarily consist of fully collateralized margin loans originated from our broker-dealer subsidiaries. The fair value of our receivables from customers represents the amount of margin loaned. We establish an allowance for expected credit losses in accordance with ASC 326. As of December 31, 2023 and 2022, we had no established allowance.

Foreign Currency Translation

Our operating results are reported in the consolidated statement of operations and other comprehensive income (loss) pursuant to Accounting Standards Codification (“ASC”) Topic 220, Income Statement — Reporting Comprehensive Income (“ASC 220”). ASC 220 defines comprehensive income as consisting of all components of net income and all components of other comprehensive income (loss). Our other comprehensive income (loss) is comprised of gains and losses resulting from translating our subsidiaries’ foreign currency financial statements during consolidation. Our reporting currency is the U.S. dollar and our foreign subsidiaries use functional currencies other than the US dollar. A foreign subsidiary’s assets and liabilities are translated into US dollars at period-end exchange rates and its revenues and expenses are translated at average exchange rates during the period. The translation gain or loss is included within accumulated other comprehensive loss within our statement of financial position, net of tax, where applicable.

Financial Assets

Our financial assets consist of mainly receivables from brokers, dealers, and clearing organizations and receivables from customers. These trade receivables are typically short-term in nature and were not 30 days past due as of December 31, 2023 and 2022. We determined no allowance for credit losses was required for these trade receivables.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Off Balance Sheet Credit Exposure

We have an indemnification obligation to our clearing broker for any debit balance in customer accounts that are on an introduced basis. Most debit balances are generated in the normal course of securities trading when customers purchase securities on margin; these debit balances are originated as secured debits fully covered by the customers’ securities. If the value of the customers’ securities drops below the originated loan amount and the customers do not provide additional collateral, we have an obligation to indemnify our clearing broker for any losses. Other debit balances may result from, but not limited to, fraudulent, unlawful, or transactions that incur fees, such as wire or ACH deposits, which are reversed due to the sending customer having insufficient funds in the originating account. We also indemnify our clearing broker for these debit balances, which typically are small in value. We estimated an indemnification obligation for credit losses with respect to customers’ margin/securities lending balances based upon a methodology that considers leverage ratio, collateral concentration, and subsequent market movements. As of December 31, 2023 and 2022, our indemnification obligation was $782,675 and $455,964, respectively, and classified within accrued expenses and other current liabilities in our statement of financial position.

Apex Clearing originates margin loans and determines the margin criteria with respect to brokerage accounts that are on a fully introduced basis. We do not carry these margin loans on our consolidated statement of financial position.

We originate margin loans and determine the margin criteria with respect to brokerage accounts that are on an omnibus basis. We carry these margin loans on our consolidated statements of financial position within customer receivables.

Fractional Shares Program

We enable our platform users to purchase and sell fractional shares through our fractional shares program operated by our clearing broker for fully introduced accounts or for accounts cleared on an omnibus basis.

For fully introduced accounts, we have determined that we have no obligation to repurchase customer fractional shares and fractional share transactions do not pass through our accounts. We are acting solely as an agent in the transmission of our platform users’ fractional share transactions to Apex Clearing for fulfillment. The platform users are customers of Apex Clearing, and thus Apex Clearing has the repurchase obligation pursuant to the terms of the Apex Fractional Share Program. Therefore, fractional share balances held by fully introduced accounts are not reflected in our financial statements.

For accounts cleared on an omnibus basis, when platform users purchase fractional shares, their credit balance is reduced and the fractional shares are held at our clearing broker in our omnibus account. We also recognize the cash received for fractional share purchases as pledged collateral recorded as customer held fractional shares with the fractional share repurchase obligation as an offsetting liability, as we determined that we did not meet the criteria for derecognition under ASC 860.

We have elected to apply fair value measurement to our user-held fractional shares and our repurchase obligation at fair value at each reporting period. Changes in the fair value of the user-held fractional shares are offset with the corresponding changes in the value of the fractional share repurchase obligation in our consolidated statements of operations and comprehensive income (loss). The value of fractional shares held by users cleared on an omnibus basis as of December 31, 2023 and 2022, was $45,528,829 and $485,890. We have recorded the offsetting fractional share repurchase obligation within payables to customers on our consolidated statements of financial position. See Note 25 for more information on the fair value measurement.

We do not earn revenue from our platform users in connection with their fractional share transactions. We do earn revenue from market makers with regard to our platform users’ fractional share transactions.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Receivables from and Payables to Brokers, Dealers and Clearing Organizations

Receivables from and payables to brokers, dealers and clearing organizations include receivables and payables from unsettled trades, receivables arising from equity and option order flow revenues earned as an introducing broker from exchanges or market makers, cash deposits maintained at clearing organizations and amounts payable to clearing organizations.

Payables due to Customers

Our payables due to customers include the cash we are holding for customers’ brokerage accounts we carry on an omnibus basis and our recorded fractional share repurchase obligation. At December 31, 2023, our payables due to customers consisted of $579,199,615 of customer cash and a fractional share repurchase obligation of $45,528,829. At December 31, 2022, our payables due to customers consisted of $82,369,966 of customer cash and a fractional share repurchase obligation of $485,890.

Leases

We review all relevant contracts to determine if the contract contains a lease at its inception date. A contract contains a lease if the contract conveys to us the right to control the use of an underlying asset for a period of time in exchange for consideration. If we determine that a contract contains a lease, we recognize in our consolidated statement of financial position a lease liability and a corresponding right-of-use asset on the commencement date of the lease. The lease liability is initially measured at the present value of the future lease payments over the lease term. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate because the interest rate implicit in our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate that we would pay to borrow on a collateralized basis with similar terms and payments as the lease. An operating lease right-of-use asset (“ROU”) is initially measured at the value of the lease liability plus initial direct costs incurred and any prepayments of rent less any lease incentives.

Our leases are primarily for the lease of corporate office space around the world. Our leases have remaining terms of one to nine years, and some include options to terminate the lease upon notice. We consider these options when determining the lease term used to calculate the right-of-use asset and the lease liability when we are reasonably certain we will exercise such option. Our leases do not contain any residual value guarantees, financial restrictions or covenants.

We have elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less. We recognize the lease payments associated with our short-term leases as an expense on a straight-line basis over the lease term. Our operating leases contain both lease components and non-lease components. Non-lease components are distinct elements of a contract that are not related to securing the use of the underlying assets, such as common area maintenance and other management costs. We have elected to measure the lease liability by combining the lease and non-lease components as a single lease component. Fixed payments and variable payments that depend on a rate or index that relate to the lease and non-lease components are included within the measurement of the lease liability and right-of-use asset. Certain of the non-lease components are variable in nature and not based on an index or rate and, accordingly, are not included in the measurement of the lease liability and right-of-use asset, rather they are recognized in the period in which they become determinable.

Operating lease expense is recognized on a straight-line basis over the lease term and is included in general and administrative expense in our consolidated statements of operations and other comprehensive income (loss).

We have leased portions of office space we own to two third parties. These leases were determined to be operating leases. Accordingly, lease income is recognized on a straight-line basis over the term of the lease. We have elected to account for leases and non-lease components as a single component and have elected to exclude sales tax from the consideration in the contract. Lease income is reported as other revenue on our consolidated statement of operations and other comprehensive income (loss). We recognized operating lease income of $1,103,965 and $127,768 for the years ended December 31, 2023 and 2022, respectively.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Asset Acquisitions

We account for the acquisition of an entity as an asset acquisition when substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. In accordance with ASC 805, Business Combinations, the value of the consideration paid in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values with no resulting goodwill.

Business Combinations

We account for acquisitions of entities or asset groups that qualify as businesses in accordance with ASC 805, Business Combinations. The purchase price of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations and comprehensive income (loss).

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to reporting units expected to benefit from the business combination. We test goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. In testing for goodwill impairment, we first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if we conclude otherwise, we proceed to a quantitative assessment.

The quantitative assessment compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

As of December 31, 2023, we performed a qualitative assessment of our goodwill. Based upon our assessment, we noted no qualitative factors that indicate our goodwill is more than likely impaired.

Property, Equipment, and Intangible Assets, net

Property and Equipment

Our property and equipment, except for land, is carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Property and Equipment	Useful Life
(in Years)
Land	N/A
Office buildings	30 – 39
Building improvements	5
Site improvements	15
Electronic equipment	3 – 5
Office equipment	3 – 10
Leasehold improvements	Shorter of lease term or useful life

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Repairs and maintenance that do not enhance or extend an asset’s useful life are expensed as incurred.

Intangible Assets

Our intangible assets and their respective useful lives are presented below:

Intangible Assets	Useful Life
(in Years)
Domain	Indefinite
Operating license	Indefinite
Stock exchange trading right	Indefinite
Trademarks	Indefinite
Copyrights and patents	10
Software	2

Our indefinite-lived intangible assets are reviewed for impairment at least annually or whenever events or changes in circumstances exist that may indicate that an intangible asset is impaired. We have elected to perform a qualitative assessment by evaluating all relevant events and circumstances to determine if it is more likely than not that the indefinite-lived intangible assets are impaired; this includes considering any potential effect on significant inputs to determine the fair value of the indefinite-lived intangible assets. When it is more likely than not that an indefinite-lived intangible asset is impaired, we calculate the fair value of the intangible asset and perform a quantitative impairment test. For the years ended, December 31, 2023 and 2022, we did not recognize an impairment relating to our indefinite-lived intangible assets.

Software includes both purchased and internally-developed software. Internally-developed software is capitalized when preliminary project efforts are successfully completed, it is probable that both the project will be completed and the software will be used as intended, and the useful life is more than one year. Capitalized costs consist of salaries and compensation (inclusive of share-based compensation for employees and costs incurred for significant upgrades and functionality enhancements). Other costs are expensed as incurred.

Our finite-lived intangible assets are amortized over their respective useful lives using the straight-line method. Our finite-lived intangible assets are reviewed for impairment at least annually or whenever events or changes in circumstances exist that may indicate that an intangible asset is impaired. For the years ended, December 31, 2023 and 2022, we did not recognize an impairment relating to our finite-lived intangible assets.

Loss Contingencies

We are subject to claims and lawsuits in the ordinary course of business, including arbitration and other litigation, some of which include claims for substantial or unspecified damages. We are also the subject of inquiries, investigations, and proceedings by regulatory and other governmental agencies.

We review our lawsuits, regulatory inquiries and other legal proceedings on an ongoing basis and provide disclosures and record loss contingencies in accordance with the loss contingencies accounting guidance. We establish an accrual for losses at management’s best estimate when we assess that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the reasonable estimate is a range and no amount within that range is considered a better estimate than any other amount, an accrual is recorded based on the bottom amount of the range. Accruals for loss contingencies are recorded in accrued expenses and other current liabilities on the consolidated statement of financial position and expensed in other expenses in our consolidated statement of operations. We monitor these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjust the amount as appropriate.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Fair Value Measurements

We account for our investments in securities and our financial liabilities arising from securities sold not yet purchased in accordance with ASC Topic 820, Fair Value Measurements (“ASC 820”), which defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. Under ASC 820, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on measurement dates. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Securities owned and securities sold not yet purchased and traded on a national securities exchange are stated at the last quotations on the day of the valuation; other securities for which no sales were reported on that date are stated at the last quoted bid price. Restricted securities or other securities for which quotations are not available are valued by management on an individual basis.

The year-end values of our securities owned and securities sold not yet purchased is presented in Note 25. There can be no assurance that we could purchase or sell a security at the price used to calculate the year-end fair value. Changes in the estimated fair value of securities may be less frequent and of greater magnitude than changes in the price of securities valued at their last sale price, by an independent pricing service, or based on market quotations. Those estimated values do not necessarily represent the amounts that may be ultimately realized, due to the occurrence of future circumstances that cannot be reasonably determined. We use our inventory of securities for our customer reward program. New customers opening an account receive shares or fractional shares of stock transferred into their account from our portfolio of securities owned. At each reporting period, an estimated accrual for unsettled stock award is recorded as a liability with corresponding accrued marketing expense. Any changes to the fair value of the stock award from the accrual to the time the security is transferred to the customer’s account at our clearing broker is recorded as marketing expense.

Safeguarding Asset and Liability

Until July 14, 2023, we had provided a mobile-first digital investment platform, which among other functions, allowed platform users to trade securities and permits platform users, via our subsidiary Webull Pay, LLC (“Webull Pay”), to open an account with Apex Crypto, LLC, (“Apex Crypto” or the “digital asset service provider”), in order to buy and sell digital assets directly through the digital asset service provider. The digital asset service provider and its third-party custodians were responsible for holding and safeguarding the cryptographic key information from loss or theft as well as the recordkeeping of the digital assets. Although we did not provide execution, custody or safeguarding services for the digital assets, did not maintain or have access to the cryptographic key information and wallets necessary to access the digital assets, did not have any legal title or claim to such digital assets, and were

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

not a party to any of the agreements surrounding platform users and their ability to transact in digital assets, we determined we were required to apply the accounting guidance of Staff Accounting Bulletin No. 121 (“SAB 121”). We made this determination predominately on the following factors:

•        Platform users had to have a Webull brokerage account in order to transact in digital assets.

•        Platform users can only use cash from their Webull brokerage account to fund digital asset transactions.

•        Platform users accessed their Apex Crypto account through the same Webull platform as they accessed their Webull brokerage account.

•        Platform users’ ability to transact in digital asset transactions was limited to Apex Crypto as the sole digital asset service provider.

•        Platform users’ digital asset transactions, balances and reports were displayed through the Webull platform.

We adopted SAB 121 as of June 30, 2022, with retrospective application as of January 1, 2022. In accordance with SAB 121, we have recognized a safeguarding liability, and a corresponding safeguarding asset in our statement of financial condition reflecting an obligation to safeguard platform users’ digital assets held by Apex Crypto and its third-party sub-custodians. In accordance with SAB 121, the safeguarding liability and corresponding safeguarding asset are measured and recorded at the fair value of the platform users’ digital assets being safeguarded in accordance with ASC 820. Given the 24-hour trading nature of the digital asset industry, our valuation cut-off policy is to value the safeguarding asset and liability as of 6:00 p.m. eastern standard time.

As a result of the adoption of SAB 121, we recognized a safeguarding liability of approximately $1.2 billion as of January 1, 2022 and approximately $417 million as of December 31, 2022 in our statement of financial position, which is equal to the fair value of the platform users safeguarded digital asset.

In addition, we are required under SAB 121 to evaluate any potential loss events, such as theft, loss or destruction of the cryptographic keys, borne by the digital asset service provider and its third-party sub-custodians. Any such losses borne by the digital asset service provider and its third-party sub-custodians may affect the measurement of the safeguarding asset, which may be required to be reflected in our results of operations in the period these losses may occur. As of December 31, 2023 and 2022, no loss events have been identified.

On July 14, 2023, we entered into a series of transactions that spun off our digital asset business. As a result, we no longer have significant involvement with Webull Pay, LLC and are no longer required to consolidate Webull Pay, LLC. Moreover, we are no longer required to recognize a safeguarding asset and offsetting safeguarding liability. See Note 5 for more information regarding the spin off of our digital asset business.

Revenue Recognition

We recognize revenue from contracts with customers when we satisfy our performance obligations by transferring the promised services to our customers. A service is transferred to a customer when the customer obtains control of that service. A performance obligation may be satisfied at a point in time or over time. Revenue from a performance obligation satisfied at a point in time is recognized at the point in time that we determine the customer obtains control over the promised service. Revenue from a performance obligation satisfied over time is recognized by measuring our progress in satisfying the performance obligation in a manner that depicts the transfer of the services to the customer. The amount of revenue recognized reflects the consideration we expect to receive in exchange for those promised services (i.e., the “Transaction Price”). Our revenues from contracts with customers are recognized when the performance obligations are satisfied at an amount that reflects the consideration expected to be received in exchange for such services. Most of our performance obligations are satisfied at a point in time upon the successful execution of the customer’s trade order.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

No significant judgement is required to assess the timing of satisfaction of our performance obligations, the Transaction Price or the amounts allocated to distinct performance obligations. The payment terms with our customers do not give rise to a significant financing component as the period between when we satisfy our performance obligations and when our customers are required to pay is one year or less. Our revenue does not include any variable consideration. Our significant sources of revenue are as follows:

(i) Equity and Option Order Flow Rebates

We primarily earn transaction-based revenues from routing users’ orders for options and equities to market makers. The transaction-based revenue for options is on a per contract basis, while for equities it is based on a percentage of the notional value of the underlying securities.

The Company primarily earns order flow revenues from routing users’ orders for equities and options to market makers on a trade-date basis when the performance obligation is satisfied, which is at the point in time when a routed order is executed by the market maker. The rebates are determined differently depending on the type of assets being traded. The rebates for options are on a per contract basis, while that for equities is primarily based on the notional value of the underlying securities. For each trade type, the Company negotiates the same rate for its orders across the market makers and exchanges to which it routes.

Payments for order flow are collected monthly, in arrears. No significant judgment is required to assess the timing of satisfaction of our performance obligations, the transaction price or the amounts allocated to distinct performance obligations. The payment terms with customers do not give rise to a significant financing component as the period between when we perform and when the customer pays is one year or less and does not include variable consideration.

(ii) Stock Loan Income

We receive stock loan rebates from our clearing broker that represents interest earned on fully paid stocks that customers lend to our clearing broker and are recognized over the period of time that the lending activities are outstanding and accrued monthly. Hard to borrow rebates are fees charged to customers for locating securities that are in high demand and are recognized over the period of time that the lending activities are outstanding and accrued monthly. Stock loan income is recorded as interest related income in the consolidated statement of operations and other comprehensive income (loss).

(iii) Handling Charge Income

Our handling charge income is mainly generated from a software and services agreement (the “Software and Services Agreement”) we have with Apex Crypto. Pursuant to the Software and Services Agreement, our platform users are able to open an account with Apex Crypto for the purpose of transacting in digital assets. Revenue for a particular month is determined by a volume-based tiered pricing model based upon the notional value of the trading activity of our platform users that entered into digital asset trading transactions with Apex Crypto. A particular month’s revenue is determined independently from any prior or future month’s level of trading activity. Therefore, at the end of a month, the revenue is known and fixed. We have determined that the access to the underlying software is the sole identifiable performance obligation and that the tiered pricing model used to determine fee revenue does not give rise to variable consideration. As further discussed in Note 5, we spun-off Webull Pay, LLC on July 14, 2023 and will no longer recognize handling charge income in connection with the Software and Services Agreement.

We also receive service fees for handling option orders. These fees are earned and recognized on a trade date basis, which is when our performance obligation is satisfied.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

(iv) Syndicate Fees

The Company participates in IPO, secondary, and SPAC offerings as a member of the syndicate selling group. As a member of the selling group, the Company does not commit any capital. The Company publicizes to its users the opportunity to subscribe to offerings in which the Company is a selling group member. The Company is allocated shares by the lead underwriter at a discount to the offering price. The Company then allocates those shares among the users that subscribe to the offering at the offering price, thereby capturing the selling group spread. Revenue is recognized when realized on the trade date of the sale of allocated shares to users. Syndicate fees are recorded as other revenues in the consolidated statement of operations and other comprehensive income (loss).

(v) Trade Fees

Trade fees are fees charged to customers which most often, but not exclusively, represent the pass-through of trading fees charged to the Company by regulatory authorities and exchange fees passed through to the Company by market makers, which may include SEC fees, OCC fees, and index option per contract charges. Trade fees are recorded within handling charge income in the consolidated statement of operations and other comprehensive income (loss).

(vi) Market Information and Data Income

Our platform users can subscribe to certain equity and option market pricing information and other market data. We offer monthly or annual subscriptions. Revenue from these subscriptions is earned over the term of the subscription and recorded within other revenues in the consolidated statement of operations and comprehensive income (loss).

(vii) Interest Income

Interest income mainly represents interest rebates received from our clearing broker for amounts in excess of certain rates and are accrued monthly. Interest income also includes interest earned on our corporate cash and cash equivalents and cash segregated under federal and other regulation.

(viii) Margin Loan Income

We receive margin loan interest rebates from our clearing broker for amounts in excess of certain rates and are accrued monthly. Margin loan income is recorded as interest related income in the consolidated statement of operations and other comprehensive income (loss).

Brokerage and Transaction

Brokerage and transaction costs primarily consist of clearing and operation costs, market information and data fees, and handling charge expenses. Clearing costs mainly represent services fees paid to our clearing broker, and operation costs consist of customer verification fees, transaction fees, and customer debit balances for which we are responsible. Market information and data fees mainly represent the information and data fees paid to stock exchanges and market data providers. Handling charge expenses mainly represent fees charged by the Options Clearing Corporation for the clearing of settled option transactions.

Technology and Development

Technology and development costs consist of research and development expenses and related costs, cloud service fees and system cost. Cloud service fees represent the data storage and computing service fees. System cost represents fees to software providers to access and use their systems. These costs are expensed as incurred.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Marketing and Branding

Marketing and branding expenses primarily consist of advertising and promotion costs, mainly including free stock promotions, traffic acquisition and brand advertising, as well as expenses for personnel engaged in marketing and business development activities. Marketing and branding expenses are expensed as incurred in the consolidated statement of operation and other comprehensive income (loss). The expense of free stock promotions is determined when an eligible customer receives free stocks and is based on the fair value of the stock transferred to the customer. At each reporting period, an estimated accrual for unsettled stock award is recorded as a liability with corresponding accrued marketing expenses. Any changes to the fair value of the stock award from the accrual to the time the security is transferred to the customer’s account at our clearing broker is recorded as marketing expense.

General and Administrative

General and administrative expenses consist of compensation and benefits, office expenses, travel expenses, property management expenses, professional service fees, rental payments on office and related occupancy costs, depreciation, and amortization expenses.

Deferred Equity Offering Costs

We have incurred direct costs with respect to our ongoing efforts to raise capital from the public markets through the issuance of our ordinary shares in the United States. We have deferred these costs through capitalization. Upon the closing of an equity offering, we will reclassify these deferred costs as a reduction in paid in capital within the statement of financial position. As of December 31, 2023 and 2022, we have capitalized $2,340,539 and $1,513,803, respectively, of related costs. These costs have been classified in prepaid expenses and other current assets within our statement of financial position.

Foreign Currency Exchange Gains or Losses

Foreign currency exchange gains or losses result from transactions and account balances denominated in currencies other than the functional currency of the entity to which they relate. Such transactions and account balances are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are remeasured at the applicable rates of exchange in effect at that date. Foreign currency exchange gains or losses resulting from the settlement of such transactions and from remeasurement at period-end are classified within other expense, net in the consolidated statements of operation and other comprehensive income (loss).

Employee Benefits

United States

We have a retirement savings plan in the US that qualifies under Section 401(k) of the Internal Revenue Code (“401(k) Plan”). Eligible employees may contribute a portion of their salary into the 401(k) Plan, subject to certain limitations. We began making matching contributions to the 401(k) Plan in 2023. For the year ended December 31, 2023, we recognized $31,261 of employee benefits expense from such contributions.

Mainland China

Our employees located in mainland China are entitled to benefits including pension insurance, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund plans through a PRC government-mandated defined contribution plan. Mainland China labor regulations require that we make contributions to the government for these benefits based on certain percentages of our employees’ salaries, up to a maximum amount specified by the local government. We have no obligation for benefits beyond the required contribution. We incurred $3,009,712 and $5,220,133 of employee benefit expense relating to such contributions for the years ended December 31, 2023 and 2022, respectively.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Hong Kong

We make retirement contributions on behalf of our Hong Kong employees in accordance with the Mandatory Provident Fund, a government-mandated retirement program. We have no obligation for benefits beyond the required contributions. We incurred $65,214 and $46,889 of employee benefit expense relating to such contributions for the years ended December 31, 2023 and 2022, respectively.

Singapore

We are required to contribute to a retirement plan on behalf of our employees in accordance with Singapore’s Central Provident Fund. We incurred $358,879 and $236,175 of employee benefit expense relating to such contributions for the years ended December 31, 2023 and 2022.

Japan

We are required to contribute to Japan’s Employees’ Pension Insurance system for our employees. We incurred $140,256 and $81,128 of employee benefit expense relating to such contributions for the years ended December 31, 2023 and 2022, respectively.

Australia

We are required to contribute to our employees’ retirement accounts under Australia’s pension program. We incurred $132,632 and $46,096 of employee benefit expense relating to such contributions for the years ended December 31, 2023 and 2022, respectively.

United Kingdom

In the UK, we are required to make contributions to the National Insurance program and to our employees’ retirement accounts. We incurred $85,177 and $56,421 of employee benefit expense relating to such contributions for the years ended December 31, 2023 and 2022, respectively.

Indonesia

We are required to contribute to a retirement plan on behalf of our employees in accordance with Indonesian law. We incurred $87,524 of employee benefit expense relating to such contribution for the year ended December 31, 2023. Our Indonesian broker-dealer was acquired in January of 2023.

Share-based Compensation

We apply the guidance of ASC Topic 718, Compensation — Stock Compensation (ASC 718) with regard to our share-based awards issued to employees and non-employees. Accordingly, we must review each share-based award to determine the appropriate classification as either an equity or liability award. Our outstanding awards were determined to be equity awards and are classified as such as of December 31, 2023 and 2022.

ASC 718 requires share-based compensation to be based on fair value. The fair value of our share-based awards is measured at the grant date which is when vesting commences. The grant date fair value is the basis for determining the amount of share-based compensation to recognize from the issuance of a share-based award. We record share-based compensation as an operating expense.

We recognize share-based compensation using the graded vesting method of attribution and account for forfeitures in the period in which the share-based award is forfeited. See Note 18 for further information on our share-based awards and the share-based compensation we recognized for the years ended December 31, 2023 and 2022.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Convertible Redeemable Preferred Shares

We have various series of convertible redeemable preferred shares issued and outstanding. Our preferred shares have voting, dividend, redemption, conversion, and liquidation rights. See Note 15 — Convertible Redeemable Preferred Shares for further discussion on these rights.

We evaluate our preferred share issuances under the guidance of ASC Topic 480, Distinguishing Liabilities from Equity (“Topic 480”) to determine if our preferred shares are required to be accounted for as a liability. We have determined that our preferred shares are not mandatorily redeemable and, accordingly, not required to be classified as a liability.

We also evaluate the embedded features of our preferred share issuance under the guidance of ASC Topic 815, Derivatives and Hedging (“ASC 815”) to determine if the embedded features meet the requirements for bifurcation and separate accounting apart from the preferred shares. We have determined that none of the embedded features meet ASC 815’s definition of a derivative; therefore, the embedded features are not required to be separately valued and bifurcated from the preferred shares carrying amount.

We have classified our preferred shares as mezzanine equity within our consolidated statements of financial position following the SEC’s guidance as codified in ASC 480-10-S99-3A. We made this determination because events that may cause our preferred shares to be redeemable in the future are not solely within our control. We have also made the determination that the redemption of such shares is probable and have elected to recognize changes in our preferred shares maximum redemption value at the end of each reporting period. We have classified this change as preferred shares redemption value accretion in determining our net loss attributable to ordinary shareholders within our consolidated statements of operation and other comprehensive income (loss). For the years ended December 31, 2023 and 2022, we recognized preferred shares redemption value accretion of $340,080,000 and $51,409,749, respectively.

Income Taxes

Our income tax expense is an estimate of current income taxes payable in the current fiscal year based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences and carryforwards that we recognize for financial reporting and income tax purposes at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the use of the asset and liability method, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements, but have not been reflected in our taxable income. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent we believe that they will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets including, but not limited to, historical cumulative loss experience and expectations of future earnings, tax planning strategies, and the carry-forward periods available for tax reporting purposes. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our tax provision would increase or decrease in the period in which the assessment is changed.

We recognize a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. We account for uncertain tax positions, including net interest and penalties, as a component of income tax expense or benefit. We make adjustments to these uncertain tax positions in accordance with applicable

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

income tax guidance and based on changes in facts and circumstances. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact to our consolidated financial statements and operating results.

Segment Reporting

Our operating segments are required to be reported in a manner consistent with the internal reporting provided to a company’s chief operating decision maker who allocates resources to and assesses the performance of the operating segments of an entity. We identified our chief operating decision maker as our Chief Executive Officer and determined we have only one reportable segment. In making this determination, we considered the fact that our internal reporting used by our CEO is based on the revenues and expenses as whole rather than by segments.

Net Loss per Share

Basic and diluted earnings per share are computed using the two-class method, which considers participating securities as a separate class of shares. Our participating securities consist of our Class A and Class B ordinary shares and all series of our convertible redeemable preferred stock. Under the two-class method, net income is allocated to participating securities based upon their participating rights, and net loss is allocated when the participating securities have a contractual obligation to share losses. We have not allocated net loss to the convertible redeemable preferred stock as the preferred shareholders do not have a contractual obligation to share in our losses. We also have not presented basic and diluted earnings per share for Class B ordinary shares as these shares have not been issued and the only difference between the rights of the share classes relates to voting. We have calculated basic and diluted loss per share based upon the loss from continuing operations attributable to ordinary shareholders. See Note 19 for the computation of basic and diluted per share amounts.

Basic earnings per share is computed by dividing net income available to our ordinary shareholders, adjusted to exclude earnings allocated to participating securities, by the weighted-average number of shares of ordinary shares outstanding during the period. Diluted earnings per share is computed on the basis of the weighted-average number of shares of ordinary shares plus the effect of dilutive potential ordinary shares outstanding during the period.

Concentrations

Concentrations of Revenue

Of the counterparties with whom we conducted business during the year ended December 31, 2023, we had three counterparties who each made up 10% or more of our revenues. Their revenue percentages were 40.98%, 24.24% and 10.62%.

Of the counterparties with whom we conducted business during the year ended December 31, 2022, we had three counterparties who each made up 10% or more of our revenues. Their revenue percentages were 25.6%, 21.9% and 13.5%.

Concentration of Receivables

As of December 31, 2023, we had one counterparty with current, outstanding receivable balances exceeding 10% of our receivables from brokers, dealers, and clearing organization. The counterparty’s receivables represent 75.91% of such receivables.

As of December 31, 2022, we had two counterparties each with current, outstanding receivable balances exceeding 10% of our receivables from brokers, dealers, and clearing organization. Separately, their outstanding receivables represent 43.9% and 32.2% of such receivables.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Execution and Clearing

In the US, we utilize a single third-party clearing broker for the security transactions of our platform users. In the event our clearing broker does not fulfill its obligation we may be exposed to adverse risks.

Digital Asset Custodians

Prior to the spin off our digital assets business, our digital asset service provider with whom our platform users had opened an account with, used three third-party sub-custodians to safeguard digital assets and related cryptographic keys for the platform users. This custodial relationship obligated the digital asset service provider and its third-party sub-custodians to safeguard platform users from wastage, conversion, or misappropriation. The digital asset service provider’s third-party sub-custodians held the digital assets in an account in the digital asset service provider’s name for the benefit of our platform users. The digital asset service provider maintained the internal recordkeeping for our platform users in these custodial accounts. Due to the value of digital assets held at a limited number of external custodians, we had determined a concentration risk existed as of December 31, 2022. In the event the digital asset service provider third-party sub-custodians were not able to perform in accordance with their agreements (e.g., fail to safeguard cryptographic key information, or maintain ownership records, etc.), our results of operations may have been adversely impacted.

Credit Risk

We engage in various investment and brokerage activities in which the counterparties primarily include broker-dealers, banks, and other financial institutions. In the event counterparties do not fulfill their obligations, we may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. Our policy is to act only as an agent in a transaction and to review the credit standing of each counterparty as necessary.

We maintain our cash and cash equivalents and cash segregated under federal and foreign requirements in financial institutions throughout the world. As of December 31, 2023, financial institutions in the U.S., mainland China, and Hong Kong hold 72.28%, 10.24%, and 5.42%, respectively, of our total cash. As of December 31, 2022, financial institutions in mainland China, the U.S., and Hong Kong hold 40.11%, 38.25%, and 14.22%, respectively, of our total cash. Our cash in accounts at financial institutions exceed insured limits. We are subject to credit risk to the extent any financial institution we use is unable to fulfill their contractual obligations. We have not experienced any losses in such accounts, and we believe that we have placed our cash on deposit with financial institutions which are financially stable. We do not believe we are subject to any significant credit risk.

Off-Balance Sheet Risk

Securities sold, not yet purchased represent obligations of us to deliver securities at a future date. These transactions result in off-balance sheet risk in an amount by which future fair values may exceed the amount reflected in the statement of financial position. We may, at our discretion, purchase the securities at prevailing market prices at any time. The value of securities sold, not yet purchased at December 31, 2023 and 2022 was $2,083 and $40,424, respectively.

Foreign Currency Risk

Our consolidated financial statements are prepared using the US dollar as our reporting currency. Our non-US subsidiaries operating around the world primarily use the currency of their country of domicile as their functional currency. Each of our non-US subsidiaries’ financial statements is first prepared in its functional currency and then translated into our reporting currency. Changes in foreign exchange rates between the US dollar and the functional currencies of our non-US subsidiaries may result in material foreign currency translation gains and/or losses that are accounted for as an item of other comprehensive income (loss) within our statements of operations and other comprehensive income (loss).

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

We also enter into transactions that result in monetary assets and liabilities that are denominated in a foreign currency. These transactions are remeasured each reporting period and may result in material foreign currency exchange gains and/or losses depending on changes in the applicable foreign exchange rate.

Our cash accounts at financial institutions are mainly held in U.S. dollar denominated accounts to limit foreign currency risk. As of December 31, 2023 and 2022, 89% and 92%, respectively, of our total cash balances were held in US dollar denominated accounts.

NOTE 3 — RECENT ACCOUNTING PRONOUNCMENTS

Recently Adopted Accounting Pronouncements

In October 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This guidance requires contract assets and contract liabilities from contracts with customers that are acquired in a business combination to be recognized and measured as if the acquirer had originated the original contract. The guidance is effective for fiscal years beginning after December 15, 2022 on a prospective basis, including interim periods within those fiscal years. The Company adopted this guidance effective January 1, 2023 without any material impact to our financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In October 2023, the FASB issued Accounting Standards Update 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This amendment will impact various disclosure areas, including the statement of cash flows, accounting changes and error corrections, earnings per share, debt, equity, derivatives, and transfers of financial assets. The amendments in this guidance will only become effective if the SEC removes the related disclosures requirements from Regulation S-X or Regulation S-K by June 30, 2027. Early adoption is prohibited. We are currently evaluating the impacts of the amendment on our consolidated financial statements.

In November 2023, the FASB issued Accounting Standards Update 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in guidance improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This guidance provides amendments related to the rate reconciliation and income taxes paid disclosures that improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. Other amendments with this guidance improve the effectiveness and comparability of disclosures by (1) adding disclosures of pretax income or loss and income tax expense or benefit to be consistent with U.S. Securities and Exchange Commission Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. The guidance is effective for fiscal years beginning after December 15, 2024 with early adoption permitted. The guidance should be applied on a prospective basis, although retrospective application is permitted. We are in process of evaluating the impact of these amendments on our prospective reporting disclosures.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 4 — VARIABLE INTEREST ENTITIES

In April of 2021, Beijing Fuzhi Information Technology Co., Ltd (“Beijing Fuzhi”), a subsidiary located in mainland China, entered into a series of agreements (e.g., voting proxy and power of attorney agreement, an equity interest pledge agreement, an exclusive technology consultancy and services agreement, an exclusive option agreement, and spousal consent letters, collectively referred to as the “VIE Agreements”) with Hunan Fumi Information Technology Co., Ltd (“Hunan Fumi”), Beijing Fuyi Information and Technology Co., Ltd. (“Beijing Fuyi”) and their respective shareholders which effectively granted Beijing Fuzhi all the voting rights, disposition rights of Hunan Fumi’s and Beijing Fuyi’s equity interests, including the equity interests of their subsidiaries, and rights to receive economic benefits and the obligation to absorb losses, which ultimately provided Beijing Fuzhi with a controlling financial interest and made it the primary beneficiary of such entities. Hunan Fumi, Beijing Fuyi and their subsidiaries became variable interest entities and were required to be consolidated in accordance with US GAAP. At the time of the execution of the VIE Agreements, our shareholders were identical to the shareholders of Hunan Fumi and Beijing Fuyi and the transaction was accounted for as a common control transaction. As a result, we consolidated the VIEs using the historical cost of their assets and liabilities.

In August 2021, all the equity interests of Webull Holdings (US) Inc. (“Webull Holdings US”), which at the time was wholly owned by HongKong FUMI Co. Limited, a subsidiary of Hunan Fumi, were transferred to the Company. The transfer of the equity interests of Webull Holdings US resulted in the Company taking control of US operating entities such as Webull Financial LLC and Webull Pay LLC through equity ownership rather than through a VIE structure. Around the same time, HongKong FUMI Co. Limited also transferred the equity interests of its three Hong Kong subsidiaries (Webull Securities Limited, Webull Market Limited, and Webull Technologies Limited) to HongKong Webull Limited, a subsidiary of the Company.

In September 2021, our board of directors and shareholders voted to undertake further restructuring to eliminate the VIE structure completely through the execution of a mutual termination agreement among Beijing Fuzhi, Hunan Fumi, Beijing Fuyi and their respective shareholders. Due to COVID-19 implications (e.g., travel restrictions and lockdowns), the execution of the termination agreement was not able to be completed by shareholders until August 31, 2022. Upon termination, it was determined that we no longer had a controlling financial interest nor were we the primary beneficiary of Hunan Fumi, Beijing Fuyi and their subsidiaries (collectively, “VIE Entities”).

As a result of us losing our controlling financial interest in and primary beneficiary designation of the VIE Entities, we deconsolidated the VIE Entities on August 31, 2022. The following table presents, on a condensed basis, the assets, liabilities and net assets that were deconsolidated:

Assets
Cash	$10,538,814
Financial assets	1,167,116
Prepaid expenses and other	621,443
Property and equipment	1,210,478
Total assets	13,537,851

Liabilities
Accrued expenses	2,035,899
Total liabilities	2,035,899
Net assets	$11,501,952

As a result of deconsolidation, we recognized a loss of $11,501,952. We have recorded this loss within other expense, net within our consolidated statements of operations and other comprehensive income (loss).

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 5 — DISCONTINUED OPERATIONS

On July 14, 2023, we entered into a series of transactions that spun off our digital asset business to our ordinary and preferred shareholders (the “Spin-off Transaction”). This was accomplished by first transferring Webull Pay, LLC, Webull Pay Pte. Ltd., and Webull Pay (Australia) Pty. Ltd. to Webull Pay, Inc., a newly created entity incorporated in the Cayman Islands with limited liability and then transferring all our ownership in Webull Pay, Inc. to our shareholders in proportion to their ownership of us as a distribution. However, certain of our shareholders elected to receive their distribution in cash instead of shares in Webull Pay, Inc. The aggregate amount of the cash distribution is $2,852,106 and is unpaid as of December 31, 2023. We entered into a loan agreement whereby Webull Pay, Inc. is obligated to reimburse us for the cash distribution. The loan agreement provides for a non-interest-bearing loan with an initial maturity date of July 13, 2024 and a principal amount of $2,852,106, and is secured with the equity interests of entities that Webull Pay Inc. currently owns or may own in the future.

The Spin-off Transaction was accounted for as a nonreciprocal transfer to our owners and the distribution was recorded within our consolidated statements of changes in shareholders deficit based upon the carrying value of the net assets of Webull Pay, Inc. The net assets of Webull Pay Inc. represent the net assets of Webull Pay, LLC, Webull Pay Pte. Ltd., and Webull Pay (Australia) Pty. Ltd., as the transfer of these entities to Webull Pay Inc. was determined to be a common control transaction. The net asset value of Webull Pay, Inc. distributed to our shareholders was $7,014,594.

The following table presents the composition of Webull Pay Inc.’s net assets deconsolidated as of July 14, 2023:

Assets:
Cash and cash equivalents and segregated cash	$7,162,982
Receivables from brokers, dealers, and clearing organizations	479,145
Prepaid expenses and other assets	666,872
Right-of-use asset	173,623
Liabilities:
Accrued expenses and other current liabilities	(1,290,637)
Operating lease liabilities	(177,391)
Net assets distributed	$7,014,594

As a result of the Spin-off Transaction, we no longer have significant involvement with Webull Pay, Inc. or its subsidiaries and are no longer required to consolidate them. In addition, we are no longer required to recognize a safeguarding asset and offsetting safeguarding liability under SAB 121.

The following table presents the major classes of line items constituting pretax income of the discontinued operations for the years ended 2023 and 2022:

	2023	2022
Revenues:
Handling charge income	$3,990,950	$16,491,869
Interest related income and other	23,619	76,010
Operating Expenses:
Brokerage and transaction	3,918	4,350
Marketing and branding	118,874	700,994
General and administrative	1,586,587	3,202,480
Pretax income of discontinued operations	2,305,190	12,660,055
Income tax expense (benefit) attributable to discontinued operations	520,725	(3,943,602)
Income from discontinued operations	$1,784,465	$16,603,657

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

The following tables present the components of our current assets and current liabilities classified as discontinued operations on our statement of financial position as of December 31, 2022.

Current assets of discontinued operations:

Cash and cash equivalents	$20,979,941
Cash segregated under federal and foreign requirements	307
Receivables from brokers, dealers, and clearing organizations	303,178
Prepaid expenses and other current assets	587,016
Safeguarding asset	416,853,923
Total	$438,724,365

Current liabilities of discontinued operations:

Accrued expenses and other current liabilities	$760,298
Safeguarding liability	416,853,923
Total	$417,614,221

The total operating cash provided from discontinued operations was $1,026,599 and $6,638,275 for the years ended December 31, 2023 and 2022, respectively. There were no cash flows from investing or financing activities for the years ended December 31, 2023 and 2022.

NOTE 6 — ACQUISITIONS

Asset Acquisition — Indonesian Operating License

On January 18, 2023, Webull Securities Limited acquired an 80.1% equity interest in PT Mahastra Andalan Sekuritas, subsequently renamed PT Webull Sekuritas Indonesia (“Webull Indonesia”), for $3,663,788. The acquisition was accounted for using the asset acquisition method as substantially all the fair value of the gross assets acquired, excluding cash and cash equivalents and segregated cash, is concentrated in the indefinite-lived operating license which is classified as an intangible asset. Webull Indonesia is a licensed broker-dealer in Indonesia. The acquisition of Webull Indonesia further expands our operations in Asia.

The following table presents, on a condensed basis, the estimated fair values of the assets, liabilities and net assets that were acquired:

Assets:
Cash and cash equivalents and segregated cash	$2,119,445
Receivables from brokers, dealers, and clearing organizations	88,455
Receivables from customers	52,551
Prepaid expenses and other assets	153,342
Intangible asset	2,962,202
Liabilities:
Payables due to customers	(88,210)
Payables due to brokers, dealers, and clearing organizations	(52,468)
Accrued expenses and other liabilities	(9,614)
Deferred tax liability	(651,684)
Net assets acquired	$4,574,019

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 6 — ACQUISITIONS (cont.)

The 80.1% equity interest provides us with a controlling financial interest through voting interests; and, consequently, we consolidate Webull Indonesia and recognize a noncontrolling interest which represents the 19.9% of equity interests in Webull Indonesia that are not owned by us. Upon the asset acquisition, we have initially recognized a noncontrolling interest in the amount of $910,230.

Asset Acquisition — Brazil Operating License

On December 28, 2023, Webull Securities Holdings (Brazil) ltda., a subsidiary of Webull Holdings (Singapore) Pte. Ltd., entered into a Share Purchase Agreement (the “Purchase Agreement”) for the acquisition of 100% of the share capital of H.H. Picchioni S.A. Corretora de Cambio e Valores Mobiliarios (“Picchioni”), a corporation organized under the laws of the Federative Republic of Brazil. The aggregate purchase price is 10,000,000 Brazilian Reals (“BRL”), which as of December 28, 2023 was equivalent to $2,041,986. The purchase price is subject to potential adjustment based upon the change in Picchioni’s net equity as of the closing date and 60 days prior to the closing date. An adjustment may result in an increase or decrease in the purchase price in the amount of the change. The closing of the Purchase Agreement will occur upon the Central Bank of Brazil’s unconditional approval of Picchioni’s change of control.

Upon the execution of the Purchase Agreement, we made the following payments: (1) a nonrefundable payment of BRL2,500,000 or the equivalent of $510,502, and (2) a payment of BRL7,500,000 or the equivalent of $1,531,484 to an escrow account to be paid upon the closing of the Purchase Agreement and subject to the potential purchase price adjustment. We expect the transaction to close before December 31, 2024.

The acquisition of Picchioni will provide us with a broker-dealer license in Brazil and further expand our operations in Latin America. We expect to account for this acquisition using the asset acquisition method of accounting.

Business Combination

On October 28, 2023, Webull Holdings Singapore entered into a sale and purchase agreement (the “SPA”) for the acquisition of 100% of the share capital of Miflink, S.A.P.I. de C.V. (“Miflink”) and Vifaru, S.A. de C.V., Casa de Bolsa (“Vifaru”), both companies are incorporated under the laws of Mexico. The aggregate purchase price is $17,000,000, subject to potential adjustment for a net balance excess or deficit as determined as of the closing date. The net balance is determined on a combined basis for Miflink and Vifaru, including their subsidiaries, and calculated as cash, including restricted cash held for regulatory purposes, less debts, excluding liabilities incurred in normal course of operations. A net balance excess or deficit will occur in the event the net balance is greater or less than $5,000,000. If the net balance excess or deficit is greater than $50,000, then an adjustment to the purchase price will equal the amount of the excess or deficit.

On November 23, 2023, Webull Holdings Singapore made a first payment in the amount of $5,000,000 as the seller satisfied certain initial closing obligations. Upon making the first payment, Webull Holdings Singapore obtained all of the voting equity interests in Miflink. After receiving unconditional approval of the acquisition of Vifaru from the National Banking and Securities Commission of Mexico, Webull Holdings Singapore will make a second payment in the amount of $8,600,000 in either cash or Series D convertible preferred stock of Webull Corporation or any combination of such as agreed to by Webull and the sellers.

Following the first anniversary date of the SPA, Webull Holdings Singapore will make a final payment of $3,400,000, subject to the net balance excess or deficit adjustment. This final payment will be made in the same manner as the second payment, unless otherwise agreed to by Webull and the sellers. The first payment of $5,000,000 was attributed to the acquisition of Miflink as it was made concurrently with obtaining control of Miflink. The remaining payments to be made will be applied to the acquisition of Vifaru. The acquisition of Vifaru is expected to close before November 2024.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 6 — ACQUISITIONS (cont.)

On November 10, 2023, Webull Holdings Singapore made a pre-acquisition loan to Miflink (the “Pre-acquisition Loan”) of $2,000,000 to fund its operations. This loan became an intercompany loan upon the closing of the Miflink acquisition. The elimination of the Pre-acquisition Loan is treated as additional consideration and included in the purchase price calculation below.

The fair value of the consideration transferred for the acquisition of Miflink was $7,000,000 (the “Purchase Consideration”). The following presents the components of the Purchase Consideration.

Cash consideration	$5,000,000
Elimination of pre-acquisition loan	2,000,000
Fair value of consideration transferred	$7,000,000

The excess of the Purchase Consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is not deductible for income tax purposes. Goodwill is primarily attributed to the assembled workforce of Miflink. The fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed are based upon management’s preliminary estimates and assumptions as of the acquisition date. The recorded amount of goodwill is subject to revision based upon the net balance excess or deficit adjustment which will be determined by November 23, 2024. The following table presents the preliminary fair value of the net assets acquired.

Cash and cash equivalents	$1,048,480
Prepaid expenses and other assets	708,912
Software	657,793
Goodwill	5,197,438
Accrued expenses and other current liabilities	(612,623)
Net assets acquired	$7,000,000

Tangible net assets were valued at their respective carrying amounts as of the acquisition date, as these amount approximated fair value.

Pro forma results of operations of Miflink have not been presented as the effect of this acquisition was not material to our consolidated statements of operations and comprehensive income (loss).

NOTE 7 — RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

Our receivables from and payables to brokers, dealers and clearing organizations consisted of the following as of December 31, 2022:

	2023	2022
Receivable from brokers, dealers, and clearing organizations:
Receivable from brokers and dealers	$12,953,439	$18,119,360
Receivable from clearing organization	47,763,799	14,807,834
Total	60,717,238	32,927,195

Payable to brokers, dealers, and clearing organizations:
Payable due to clearing organization	2,661,653	1,080,683
Total	$2,661,653	$1,080,683

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 8 — CONTRACT BALANCES

We classify our right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. We recognize accounts receivable in our consolidated statement of financial position when we perform a service in advance of receiving consideration and have an unconditional right to receive consideration.

Contract assets are recognized when we have transferred services to a customer before payment is received or is due, and our right to consideration is conditional on future performance or other factors in the contract. As of December 31, 2022, we had recognized a contract asset in connection with a co-marketing agreement and have classified it within prepaid expenses and other current assets in the consolidated statements of financial position. The contract expired in 2023.

Contract liabilities are recognized when we receive consideration from customers in advance of us satisfying our performance obligations under the contract and are recognized as revenue either when a milestone is met, and we have an unconditional right to receive the consideration or when the performance obligation is satisfied. As of December 31, 2023 and 2022, we have recognized contract liabilities in connection with our market data subscription services and have classified it in accrued expenses and other current liabilities in the consolidated statements of financial position.

The following table presents the balances related to enforceable contracts as of December 31, 2023 and 2022:

	2023	2022
Contract balances:
Accounts receivable	$61,411,007	$33,537,687
Contract assets	$—	$187,500
Contract liabilities	$326,044	$264,340

Accounts receivable are classified within receivables from brokers, dealers, and clearing organizations and prepaid expenses and other current assets within the statements of financial position.

The following table presents the changes in contract assets for the years ended December 31, 2023 and 2022:

	2023	2022
Contract assets as of beginning of year	$187,500	$625,000
Collection of prior year contract assets	(187,500)	(625,000)
Net increase in contract assets during the year	—	187,500
Contract assets as of end of year	$—	$187,500

The following table presents the changes in contract liabilities for the years ended December 31, 2023 and 2022:

	2023	2022
Contract liabilities as of beginning of year	$264,340	$87,787
Revenue recognized from prior year contract liabilities	(264,340)	(87,787)
Net increase in contract liabilities during the year	326,044	264,340
Contract liabilities as of end of year	$326,044	$264,340

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 9 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Our prepaid expenses and other current assets consist of the following as of December 31, 2023 and 2022:

	2023	2022
Prepaid expenses(1)	$16,070,168	$23,807,170
Federal income tax receivable	8,190,754	7,007,745
Deposits	20,106,374	3,100,640
Deferred equity issuance costs	2,340,539	1,513,803
Accounts receivables	693,769	610,491
Non-income based foreign tax receivable	1,895,925	402,567
Note receivable	2,852,106	—
Other	15,254,307	1,073,741
Total	$67,403,943	$37,516,157

____________

(1)      Includes $13,772,358 and $22,109,589 of unamortized sponsorship fees as of December 31, 2023 and 2022, respectively. See Note 24 for sponsorship details.

NOTE 10 — PROPERTY AND EQUIPMENT, NET

Our property and equipment consisted of the following as of December 31, 2023 and 2022:

	2023	2022
Property and equipment:
Office buildings	$21,679,642	$21,397,271
Land	5,000,000	5,000,000
Building improvements	2,190,569	2,109,522
Leasehold improvements	2,930,706	1,521,933
Office equipment	2,229,709	1,505,474
Electronic equipment	2,817,121	2,092,603
Site improvements	1,114,362	1,077,620
Construction in process	319,550	—
Less: accumulated depreciation	(3,983,276)	(1,366,406)
Property and equipment, net	$34,298,383	$33,338,017

In November 2022, we acquired a 5-story office building located in St. Petersburg, Florida to function as our corporate headquarters. The total cost of the office building was $29,502,000 and was paid using cash. We lease a floor of the office building to a corporate tenant. See Note 14 for details of the lease agreement.

Depreciation expense was $2,675,628 and $1,261,687 for the years ended December 31, 2023 and 2022 and is recorded in general and administrative expenses in our consolidated statements of operations and other comprehensive income (loss).

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 11 — INTANGIBLE ASSETS, NET

The following table presents the components of our intangible assets:

	2023	2022
Finite-lived intangible assets:
Software	$916,069	$18,467
Copyrights	62,744	64,023
Other	9,020	9,202
Less: accumulated amortization	(71,110)	(5,662)
Net finite-lived intangible assets	916,723	86,030
Indefinite-lived intangible assets:
Operating licenses	20,247,909	17,789,419
Stock exchange trading right	128,062	64,122
Trademarks	89,709	88,114
Other	15,550	15,867
Intangible assets, net	$21,397,953	$18,043,552

Amortization expense was $102,848 and $5,837 for the years ended December 31, 2023 and 2022. There was no impairment of intangible assets for the years ended December 31, 2023 and 2022.

The following is the estimated future amortization expense of finite-lived intangible assets as of December 31, 2023.

2024	$453,391
2025	414,294
2026	7,176
2027	7,176
2028	7,176
Thereafter	27,510
Total	$916,723

The weighted-average remaining amortization period for finite-lived intangible assets is 1.50 years.

NOTE 12 — GOODWILL

The following table summarizes the carrying amount of goodwill:

Beginning balance – January 1, 2023	$—
Current year business combination(1)	5,197,438
Impairment	—
Ending balance – December 31, 2023	$5,197,438

____________

(1)      Represents the addition of goodwill from the acquisition of Miflink. See Note 6 for further acquisition related details.

There was no impairment of goodwill for the year ended December 31, 2023.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 13 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Our accrued expenses and other current liabilities consist of the following as of December 31, 2023 and 2022:

	2023	2022
Accrued compensation and benefits expenses	$20,518,977	$22,250,648
Accrued marketing and branding expenses	8,080,856	19,365,071
Accrued data and cloud services fee	4,613,449	4,716,421
Contingent liabilities	1,095,000	3,970,000
Professional fees payable	4,684,162	2,297,522
Security deposit	1,837,903	1,810,000
Unpaid spin-off distribution	2,852,106	—
Indemnification obligation	782,675	455,964
Other	5,185,210	4,178,728
Total	$49,650,338	$59,044,354

NOTE 14 — LEASES

Lessor

On November 16, 2022 and April 19, 2023, we entered into office lease agreements (the “Office Leases”) whereby we leased 30,744 and 3,843, respectively, rentable square feet of our corporate headquarters located in St. Petersburg, Florida to two corporate tenants. The lease dated November 16, 2022 is for a 10-year non-cancellable term, and the lease dated April 19, 2023 is for a 2-year non-cancellable term. Both leases provide the tenants with two options to extend for five years each under prevailing market terms and conditions upon option exercise. The weighted average remaining non-cancellable lease term is 8.8 years as of December 31, 2023. For the years ended December 31, 2023 and 2022, we recognized operating lease income of $1,103,965 and $127,768, respectively.

The Office Lease contains additional rent which consists of after-hours HVAC fees, reimbursement of operating expenses and taxes that exceed a predefined threshold. This additional rent has been determined to be a variable lease payment and is recognized in the period in which the reimbursable amounts are determinable.

The Office Lease contains no guarantee of residual value upon lease termination. To mitigate this risk, we have required a tenant security deposit and have obtained property casualty and liability insurance.

The following is a maturity analysis of the annual undiscounted cash flows to be received with respect to the Office Leases as of December 31, 2023:

2024	$1,036,890
2025	974,622
2026	979,145
2027	1,008,506
2028	1,038,789
Thereafter	4,228,273
Total	$9,266,225

Lessee

Our operating lease cost for the years ended December 31, 2023 and 2022 was $3,499,918 and $1,929,884, respectively, and was recorded in general and administrative expenses on our consolidated statements of operations and other comprehensive income (loss). We classify operating lease payments as cash outflows from operating activities in the consolidated statements of cash flow statement. We also present the change in the carrying amount of the right-of-use assets and operating lease liabilities as two adjustments in determining net cash provided by operating activities.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 14 — LEASES (cont.)

The following table presents balances reported in our consolidated statements of financial position related to our operating leases as of December 31, 2023 and 2022:

	2023	2022
Right-of-use assets	$11,907,557	$11,087,645

Lease liabilities – current	$3,474,199	$2,511,062
Lease liabilities – non-current	9,594,373	9,627,921
Total lease liabilities	$13,068,572	$12,138,983

The following is a summary of supplemental information pertaining to our operating leases as of December 31, 2023 and 2022:

	2023	2022
Weighted average remaining lease term (in years)	5.65	6.02
Weighted average discount rate	4.69%	4.71%

Cash payments for operating leases	$3,349,052	$1,665,561
Lease liabilities arising from obtaining right-of-use assets	$3,584,020	$4,340,721

The following is a maturity analysis of the annual undiscounted cash flows to be paid on operating leases as of December 31, 2023:

2024	$3,980,530
2025	2,777,806
2026	2,135,335
2027	1,582,570
2028	985,952
Thereafter	3,487,433
Total undiscounted operating lease payments	14,949,626
Less: imputed interest	1,881,054
Present value of lease liabilities	$13,068,572

NOTE 15 — CONVERTIBLE REDEEMABLE PREFERRED SHARES

We have various series of convertible redeemable preferred shares (collectively, “Preferred Shares”) issued and outstanding. The table below presents the number of authorized and outstanding shares of our various series convertible redeemable preferred shares as of December 31, 2023 and 2022.

Series	2023		2022
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
A-1	16,518,502	15,181,000	16,518,502	15,181,000
A-2	14,244,000	14,244,000	14,244,000	14,244,000
A-3	3,536,099	2,828,899	3,536,099	2,828,899
B-1	13,111,999	13,111,999	13,111,999	13,111,999
B-2	9,090,900	9,090,900	9,090,900	9,090,900
B-3	2,100,000	2,100,000	2,100,000	2,100,000
C-1	13,684,800	13,684,800	13,684,800	13,684,800
D	15,000,000	11,747,760	11,144,336	11,144,336
	87,286,300	81,989,358	83,430,636	81,385,934

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 15 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

During the year ended December 31, 2022, we issued 2,100,000 shares of Series B-3 preferred shares in connection with an exercise of a Series B-3 preferred stock warrant that was issued during 2020. Total proceeds from the exercise were $10,000,000. Upon exercise of the warrant, the intrinsic value of the preferred stock was $40,379,000. We also recognized preferred stock redemption value accretion in the same amount upon issuance of the preferred stock.

As of January 1, 2022, we had an outstanding preferred share subscription receivable in the amount of $73,723,814 that originated from our July 16, 2020 original issuance of preferred shares Series A-1 through B-2. During the year ended December 31, 2022, we received the entire receivable balance.

On April 19, 2023, we issued 603,424 shares of Series D preferred shares to an accredited investor for total proceeds of $20,000,000.

On April 26, 2023, by way of a fourth amendment to our memorandum of association, our share capital with respect to our Series D preferred shares was increased to 15,000,000 shares from 11,144,336 to accommodate future Series D issuances.

The following table provides a breakdown of our various series of convertible redeemable preferred shares that are aggregated on our consolidated statements of financial position as well as presents the activity for the year ended December 31, 2022.

	Series A-1 Preferred Shares		Series A-2 Preferred Shares		Series A-3 Preferred Shares		Series B-1 Preferred Shares		Series B-2 Preferred Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Beginning balances as of January 1, 2022	15,181,000	$323,106,619	14,244,000	$304,421,139	2,828,899	$60,508,715	13,111,999	$284,731,410	9,090,900	$201,638,532
Issuance of shares	—	—	—	—	—	—	—	—	—	—
Receipt of subscription receivable	—	—	—	—	—	—	—	—	—	—
Preferred shares redemption value accretion	—	(21,004,739)	—	(16,265,019)	—	(3,082,066)	—	(3,347,911)	—	6,724,896
Ending balances as of December 31, 2022	15,181,000	$302,101,880	14,244,000	$288,156,120	2,828,899	$57,426,649	13,111,999	$281,383,499	9,090,900	$208,363,428
	Series B-3 Preferred Shares		Series C Preferred Shares		Series D Preferred Shares		Series A-1 thru B-2 Subscription	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Shares	Amount
Beginning balances as of January 1, 2022	—	$—	13,684,800	$325,277,607	11,144,336	$405,189,642	$(73,723,814)	79,285,934	$1,831,149,850
Issuance of shares	2,100,000	10,000,000	—	—	—	—	—	2,100,000	10,000,000
Receipt of subscription receivable	—	—	—	—	—	—	73,723,814	—	73,723,814
Preferred shares redemption value accretion	—	40,379,000	—	46,538,409	—	1,467,179	—		51,409,749
Ending balances as of December 31, 2022	2,100,000	$50,379,000	13,684,800	$371,816,016	11,144,336	$406,656,821	$—	81,385,934	$1,966,283,413

The following table provides a breakdown of our various series of convertible redeemable preferred shares that are aggregated on our consolidated statements of financial position as well as presents the activity for the year ended December 31, 2023.

	Series A-1 Preferred Shares		Series A-2 Preferred Shares		Series A-3 Preferred Shares		Series B-1 Preferred Shares		Series B-2 Preferred Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Beginning balances as of January 1, 2023	15,181,000	$302,101,880	14,244,000	$288,156,120	2,828,899	$57,426,649	13,111,999	$281,383,499	9,090,900	$208,363,428
Issuance of Preferred shares	—	—	—	—	—	—	—	—	—	—
Preferred shares redemption value accretion	—	50,400,940	—	46,008,120	—	9,052,478	—	37,500,317	—	21,909,069
Ending balances as of December 31, 2023	15,181,000	$352,502,820	14,244,000	$334,164,240	2,828,899	$66,479,127	13,111,999	$318,883,816	9,090,900	$230,272,497

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 15 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

	Series B-3 Preferred Shares		Series C Preferred Shares		Series D Preferred Shares		Total Preferred Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Beginning balances as of January 1, 2023	2,100,000	$50,379,000	13,684,800	$371,816,016	11,144,336	$406,656,821	81,385,934	$1,966,283,413
Issuance of Preferred shares	—	—	—	—	603,424	20,000,000	603,424	20,000,000
Preferred shares redemption value accretion	—	5,586,000	—	23,811,552	—	145,811,524	—	340,080,000
Ending balances as of December 31, 2023	2,100,000	$55,965,000	13,684,800	$395,627,568	11,747,760	$572,468,345	81,989,358	$2,326,363,413

The major rights of our Preferred Shares are discussed below:

Voting Rights

Each holder of our Preferred Shares is entitled to the number of votes as the number of Class A ordinary shares into which each holder’s preferred shares are convertible. Preferred shareholders and ordinary shareholders vote on all matters as a single class.

Dividend Rights

In the event our board declares a dividend, our Preferred Shares are entitled to receive a non-cumulative dividend of 8% per annum based on their respective original issue price prior to any ordinary share receiving a dividend. If the declared dividend is sufficient to cover the 8% minimum dividend, then the Preferred Shares will participate in the remaining dividend amount on an as-converted basis with the ordinary shares. As of December 31, 2023, no dividends have been declared or paid on Preferred Shares.

Conversion Rights

Our Preferred Shares have an optional conversion feature and an automatic conversion feature. Upon a conversion, the Preferred Shares are convertible into Class A ordinary shares. The current conversion ratio for our Preferred Shares is 1:1 and may change in the future due to standard antidilutive adjustments. Preferred shareholders may convert their preferred share holdings at any time in whole or in part. Our Preferred Shares will automatically convert in the event of a public offering or an alternative listing, including through merger with an existing listed company or a special-purpose acquisition company. Our Series C preferred shares will automatically convert in the event holders of more than 50% of such shares elect to convert their shares. Our Series D preferred shares will automatically convert in the event holders of more than 66% of such shares elect to convert their shares. As of December 31, 2023, no holders have elected to convert their preferred shares.

Redemption Rights

In the event an automatic conversion or liquidation event has not occurred, our Preferred Shares become redeemable at the option of the holder on the earlier of June 10, 2026, or the date in which the principal business cannot be continued due to certain adverse circumstances (e.g., material integrity problems or fraud of our cofounders, loss of our business qualification, licenses, permits, etc.). The redemption amount payable to the holders is determined as the higher of a 10% per annum return from the preferred shares original issuance date through the date of redemption or the fair market value on the redemption date. As of December 31, 2023, no event has occurred which would allow holders of our Preferred Shares to exercise their redemption option.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 15 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

The following presents the aggregate and per share redemption value of each preferred share series as of December 31, 2023 and 2022:

Series	2023		2022
	Total	Per Share	Total	Per Share
A-1	$352,502,820	$23.22	$302,101,880	$19.90
A-2	334,164,240	$23.46	288,156,120	$20.23
A-3	66,479,127	$23.50	57,426,650	$20.30
B-1	318,883,816	$24.32	281,383,499	$21.46
B-2	230,272,497	$25.33	208,363,428	$22.92
B-3	55,965,000	$26.65	50,379,000	$23.99
C-1	395,627,568	$28.91	371,816,016	$27.17
D	572,468,345	$48.73	406,656,820	$36.49
	$2,326,363,413		$1,966,283,413

Liquidation Rights

Our Preferred Shares are entitled to a liquidation preference in the event of a liquidation event. A liquidation event may include the following items:

•        Any consolidation, reorganization, merger or any other arrangement whereby our shareholders prior to such transaction do not own at least 50% of the surviving entity.

•        A sale, lease, transfer or other disposition of all or substantially all of our assets.

•        Exclusive licensing of all or substantially all of our intellectual property rights to a third party.

•        Any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

As of December 31, 2023, no event has occurred which would allow holders of our Preferred Shares to exercise their liquidation rights.

The following presents the liquidation preferences of our preferred shares by series as of December 31, 2023 and 2022:

As of December 31, 2023
Series	Outstanding Shares	Original Issue Price	Liquidation Multiplier	Liquidation Preference
A-1	15,181,000	$0.46	1.2	$8,379,912
A-2	14,244,000	$0.94	1.0	13,389,360
A-3	2,828,899	$0.99	1.0	2,800,610
B-1	13,111,999	$2.29	1.0	30,026,477
B-2	9,090,900	$3.85	1.0	34,999,965
B-3	2,100,000	$5.00	1.0	10,500,000
C-1	13,684,800	$8.41	1.0	115,089,168
D	11,747,760	$33.14	1.0	389,320,766
Aggregate liquidation preference				$604,506,258

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 15 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

As of December 31, 2022
Series	Outstanding Shares	Original Issue Price	Liquidation Multiplier	Liquidation Preference
A-1	15,181,000	$0.51	1.2	$9,225,190
A-2	14,244,000	$0.97	1.0	13,803,860
A-3	2,828,899	$1.04	1.0	2,952,239
B-1	13,111,999	$2.29	1.0	30,000,254
B-2	9,090,900	$3.85	1.0	34,999,965
B-3	2,100,000	$5.00	1.0	10,500,000
C-1	13,684,800	$8.41	1.0	115,105,590
D	11,144,336	$33.14	1.0	369,370,101
Aggregate liquidation preference				$585,957,199

In an event of liquidation, the order of liquidation distribution is first Series D followed by Series C, B-3, B-2, B-1, A-3, A-2 and then A-1. If in the event of a liquidation our assets are insufficient to distribute and satisfy a particular Series’ liquidation preference in its entirety, then the assets available for distribution will be distributed ratably in proportion to the holders of that respective preferred series’ liquidation preference.

Right of Participation

Our holders of Preferred Shares (“Participation Right Holders”) have rights of participation (“Right of Participation”) with respect to the issuance of new equity securities. The Right of Participation does not apply to the following issuances of securities:

•        Ordinary shares issued or reserved under our Global Share Incentive Plan.

•        Ordinary shares issued in connection with a share split, consolidation or share dividend.

•        Ordinary shares issuable upon conversion of our Preferred Shares.

•        Equity securities issued in connection with a public offering.

•        Any equity securities issued in connection with the acquisition of another corporation or entity by consolidation, merger, purchase of assets, or other reorganization in which we acquire, in a single transaction or a series of related transactions, all or substantially all assets of other corporation or entity or 50% percent or more of the equity ownership or voting power of such other corporation or entity.

The Right of Participation shall immediately and automatically expire, terminate, and cease to have any force or effect upon the consummation of a public listing or upon receipt by Participation Right Holders of all liquidation proceeds payable in accordance with our articles following a liquidation event.

NOTE 16 — ORDINARY SHARES

We have two authorized classes of ordinary share capital: Class A and Class B ordinary shares (collectively, referred to as Ordinary Shares). As of December 31, 2023 and 2022, we had authorized Class A ordinary shares of 381,196,454 and 377,957,664, respectively, and had 42,726,634 and 40,411,434 Class A ordinary shares outstanding, respectively. As of December 31, 2023 and 2022, we had authorized Class B ordinary shares of 33,561,948 and 38,711,700, respectively, and had no Class B ordinary shares issued or outstanding.

The par value of our Ordinary Shares is $0.0001 per share. Our Class B ordinary shares are reserved for our founders as the Class A ordinary shares held by our founders are automatically convertible into an equal number of Class B ordinary shares immediately upon the completion of a public offering or an alternative listing, including through merger with an existing listed company or a special-purpose acquisition company. With the exception for voting and conversion rights, the Class A and Class B ordinary shares are identical.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 16 — ORDINARY SHARES (cont.)

Voting Rights

Our Class A ordinary shares are entitled to one vote, and our Class B ordinary shares are entitled to 20 votes. Class A and Class B vote together as one class on all matters requiring a shareholder vote.

Conversion Rights

As mentioned above, our Class A ordinary shares held by our founders are convertible into Class B upon a public offering or alternative listing. Class B ordinary shares may be converted to an equal number of Class A ordinary shares. No other Class A ordinary shares may be converted into Class B ordinary shares. As of December 31, 2023 and 2022, our founders own 33,561,948 of Class A ordinary shares that may convert into an equal amount of Class B ordinary shares in the future.

Dividend Rights

Subject to the rights of our Preferred Shares, the holders of our Ordinary Shares will be entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. As of December 31, 2023, we have not declared or paid a dividend.

Right to Receive Liquidation Distributions

If we liquidate, dissolve or wind up, after all liabilities and, if applicable, the holders of our Preferred Shares have been paid in full according to their respective liquidation preference, the holders of our Ordinary Shares will be entitled to share ratably in all remaining assets.

No Preemptive or Similar Rights

The rights, preferences and privileges of the holders of our Ordinary Shares are subject to, and may be adversely affected by, the rights of the holders of our Preferred Shares. Our Ordinary Shares have no preemptive rights or similar rights with respect to a conversion of Preferred Shares, which may result in significant dilution.

Treasury Shares

As of December 31, 2023 and 2022, Webull Partners Limited, our share-award platform entity for certain US employees, has been issued a total of 3,413,304 Class A ordinary shares. Of such shares, 1,492,011 and 1,098,104 are accounted for as issued and outstanding as they relate to certain exercises of employee options and vested RSAs as of December 31, 2023 and 2022, respectively. The remaining balance of 1,921,293 as of December 31, 2023 is reserved for future vesting of RSAs and option exercises. We have treated the reserved share amount as issued but not outstanding and presented them as treasury shares in our consolidated statement of financial position and consolidated statement of changes in shareholders’ deficit. The treasury shares have no cost basis.

NOTE 17 — RESTRICTED NET ASSETS

Our subsidiaries located in mainland China (“Mainland China Subsidiaries”) are required to maintain a statutory common reserve by means of an annual appropriation of 10% of their annual after-tax profits as reported under Company Law of the People’s Republic of China until the accumulated statutory common reserve balance has reached 50% of registered capital. The maximum statutory reserve required for our mainland China Subsidiaries is $150,287,435. As of December 31, 2023 and 2022, we had an accumulated statutory appropriation balance of $11,309,831 and $7,430,101, respectively.

Additionally, the PRC has laws and regulations that limit the distributions that may be made to us from our mainland China Subsidiaries. The amount restricted is the aggregate of the paid-in-capital and accumulated statutory appropriations of our PRC Subsidiaries. As of December 31, 2023 and 2022, our mainland China Subsidiaries had $31,617,357 and $26,265,959 of restricted net assets unavailable to be distributed to us.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 18 — SHARE-BASED COMPENSATION

We have established a Global Share Incentive Plan (the “Incentive Plan”) for the purpose of providing share-based compensation as incentives and rewards to employees and consultants. As of December 31, 2023, the Incentive Plan has reserved 18,168,245 shares for share-based awards. The Incentive Plan may issue share-based awards in the form of equity options (“Share Options”), restricted share units (“RSUs”), and restricted share awards (“RSAs”).

Our share-based awards generally vest in accordance with the following schedule:

•        50% at the second anniversary of the grant date

•        25% at the third anniversary of the grant date

•        25% at the fourth anniversary of the grant date

Vesting commences on the grant date. Upon termination of employment, unvested share-based awards are subject to forfeiture. The share-based awards are not transferable and may not be sold, pledged or otherwise transferred, and grantees are not entitled to vote the restricted shares or receive dividends paid on the restricted shares.

Share Options

On January 1, 2023 and 2022, we granted 982,900 and 1,330,360 Share Options, respectively, to employees with a weighted average grant-date fair value of $13.92 and $20.42 per option, respectively. We estimated the fair value of the Share Options on the date of grant with the assistance of an independent third-party valuation specialist. The fair value of the Share Options was determined using the binomial option pricing model. The following are the significant assumptions used in the model:

	2023	2022
Dividend yield	0%	0%
Risk-free interest rate	3.8%	1.5%
Expected volatility(1)	50.0%	38.1%
Expected term	2.75 years	10 years

____________

(1)      Expected volatility of the underlying ordinary shares of the Company was estimated based on the average historical volatility of comparable companies for the period before grant date with time frames equal to the life of the options.

A summary of the Share Option activity for the year ended December 31, 2023 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in Years)
Outstanding at January 1, 2023	8,548,468	$0.47	6.63	$119,910,750
Granted	982,900	$0.48
Exercised	—	$—
Cancelled/forfeited	(351,203)	$0.47
Outstanding at December 31, 2023	9,180,165	$0.46	5.98	$201,186,310
Exercisable at December 31, 2023	6,292,513	$0.46	5.01	$137,902,482

There were no options exercised during the years ended December 31, 2023 and 2022.

As of December 31, 2023, unrecognized compensation expense related to Share Options was $15,127,799 and expected to be recognized over a weighted-average period of 1.27 years.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 18 — SHARE-BASED COMPENSATION (cont.)

The following is a summary of the non-vested Share Option activity for the year ended December 31, 2023:

	Options	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2023	3,630,502	$12.36
Granted	982,900	$13.92
Vested	(1,540,420)	$9.65
Exercised	—	$—
Cancelled/forfeited	(185,311)	$16.52
Non-vested at December 31, 2023	2,887,671	$14.08

The total fair value of options vested during the year ended December 31, 2023 was $14,871,717.

Restricted Share Units (“RSUs”)

We granted 501,850 and 653,422 of RSUs during the years ended December 31, 2023 and 2022, respectively. We used an independent fair value specialist to assist us with estimating the fair value of our ordinary shares on the grant date. The fair value used for RSUs granted during the years ended December 31, 2023 and 2022 was $14.50 and $21.15, respectively.

A summary of the Restricted Share Unit activity for the year ended December 31, 2023, is as follows:

	RSUs	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2023	1,026,537	$14.91
Granted	501,850	$14.50
Cancelled/forfeited	(38,122)	$16.78
Outstanding at December 31, 2023	1,490,265	$14.71

As of December 31, 2023, the total unrecognized compensation expense related to RSUs was $7,083,696 and expected to be recognized over a weighted average period of approximately 1.30 years.

The following is a summary of the non-vested Restricted Share Unit activity for the year ended December 31, 2023:

	RSUs	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2023	876,955	$16.24
Granted	501,850	$14.50
Vested	(248,539)	$12.18
Cancelled/forfeited	(38,122)	$16.78
Non-vested at December 31, 2023	1,092,144	$16.33

The total fair value of RSUs vested during the year ended December 31, 2023, was $3,026,691.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 18 — SHARE-BASED COMPENSATION (cont.)

Restricted Share Award (“RSAs”)

We did not grant any RSAs during the years ended December 31, 2023 and 2022. A summary of the Restricted Share Award activity for the year ended December 31, 2023, is as follows:

	RSAs	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2023	1,542,522	$9.58
Granted	—	$—
Cancelled/forfeited	—	$—
Outstanding at December 31, 2023	1,542,522	$9.58

As of December 31, 2023, the total unrecognized compensation expense related to RSAs was $1,667,551 and expected to be recognized over a weighted average period of approximately 1.08 years.

A summary of the non-vested Restricted Share Award activity for the year ended December 31, 2023, is as follows:

	RSAs	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2023	1,165,170	$9.58
Granted	—	$—
Vested	(393,907)	$9.58
Cancelled/forfeited	—	$9.58
Non-vested at December 31, 2023	771,263	$9.58

The total fair value of RSAs vested during the year ended December 31, 2023, was $3,773,960.

Compensation Expense Allocation

We recognized compensation expense from share-based awards in the amount of $29,411,885 and $30,022,321 for the years ended December 31, 2023 and 2022, using the graded vesting method of attribution. We account for forfeitures as they occur. The compensation expense was recorded in the consolidated statement of operations and comprehensive income (loss) as follows:

	2023	2022
General and administrative	$19,963,974	$19,854,253
Technology and development	7,748,683	7,281,599
Marketing and branding	1,699,228	2,886,469
Total	$29,411,885	$30,022,321

We did not recognize a tax benefit related to share-based compensation for the years ended December 31, 2023 and 2022.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 19 — NET LOSS PER SHARE

The following presents the calculation of basic and diluted loss per share for the years ended December 31, 2023 and 2022:

	2023	2022
Loss from continuing operations attributable to the Company	$4,284,819	$33,473,969
Preferred shares redemption value accretion	(340,080,000)	(51,409,749)
Income from continuing operations attributable to ordinary shareholders	(335,795,181)	(17,935,780)

Weighted-average shares outstanding – basic and diluted	41,069,744	40,035,116
Basic and diluted earnings per share	$(8.18)	$(0.45)

The following table summarizes potential ordinary shares outstanding that were excluded from the calculation of diluted net loss per ordinary share because their effect would have been anti-dilutive:

	2023	2022
Options	9,143,968	8,548,468
RSAs	771,261	1,542,522
RSUs	1,490,265	1,026,537
Convertible redeemable preferred shares:
Series A-1	15,181,000	15,181,000
Series A-2	14,244,000	14,244,000
Series A-3	2,828,899	2,828,899
Series B-1	13,111,999	13,111,999
Series B-2	9,090,900	9,090,900
Series B-3	2,100,000	2,100,000
Series C	13,684,800	13,684,800
Series D	11,747,760	11,144,336
Total convertible redeemable preferred shares	81,989,358	81,385,934
Total potential ordinary shares outstanding	93,394,852	92,503,461

NOTE 20 — REVENUES

The following tables present a breakdown of our revenue categories presented within our consolidated statements of operations and other comprehensive income (loss).

Equity and Option Order Flow Income:

	2023	2022
Option order flow rebates	$141,010,186	$191,783,801
Equity order flow rebates	61,184,155	87,197,333
Total	$202,194,341	$278,981,134

Interest and Other Related Income:

	2023	2022
Stock lending	$56,052,479	$46,311,899
Margin financing	23,226,972	22,162,271
Client bank deposits	61,679,840	19,082,384
Corporate bank deposits	14,833,038	4,325,689
Total	$155,792,329	$91,882,243

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 20 — REVENUES (cont.)

Handling Charge Income:

	2023	2022
Options	$18,522,106	$8,217,269
Platform and trading fees	2,711,555	824,408
Total	$21,233,661	$9,041,677

Other Revenue:

	2023	2022
Data subscription income	$6,756,403	$6,015,237
Co-marketing income	487,006	1,371,198
Syndicate fees	954,798	1,051,444
Lease income	1,102,459	127,768
Other	1,599,683	403,575
Total	$10,900,349	$8,969,222

NOTE 21 — OPERATING EXPENSES

The following tables present a breakdown of our expense categories as presented within our consolidated statements of operations and other comprehensive income (loss).

Brokerage and Transaction:

	2023	2022
Clearing and operation cost	$43,833,078	$39,490,080
Market and data fees	12,720,971	11,631,838
Handling charge expense	9,864,869	8,642,199
Total	$66,418,918	$59,764,117

Technology and Development:

	2023	2022
Employee compensation benefits	$35,111,616	$34,381,625
Cloud service fees	11,806,489	8,928,904
System costs	5,238,363	3,462,585
Total	$52,156,468	$46,773,114

Our research and development costs charged to expense for the years ended December 31, 2023 and 2022 were $24,651,182 and $21,764,817, respectively. Our research and development costs are classified within our technology and development expense categories.

Marketing and Branding:

	2023	2022
Advertising and promotions	$92,345,988	$92,519,355
Free stock promotions	55,580,462	40,806,346
Employee compensation and benefits	4,849,662	7,496,242
Total	$152,776,112	$140,821,943

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 21 — OPERATING EXPENSES (cont.)

General and Administrative:

	2023	2022
Employee compensation and benefits	$61,466,048	$45,543,590
Compliance fees	8,740,324	7,457,835
Office related	7,967,812	6,607,901
Professional services	9,966,117	8,939,260
Depreciation and amortization of right-of-use assets	6,786,270	3,500,581
Other	863,232	911,041
	$95,789,803	$72,960,209

NOTE 22 — OTHER EXPENSE, NET

The following table presents a breakdown of our other expense and income categories that were presented on a net basis within our consolidated statements of operations and comprehensive income (loss).

	2023	2022
Loss on deconsolidation of VIEs	$—	$11,501,952
Foreign currency exchange loss (gain)	2,295,582	(5,509,581)
Forgiveness of accrued interest	—	(1,414,406)
Adjustment to provision for expected credit losses	324,907	(252,949)
Other loss (income)	180,796	(1,455,619)
Other expense, net	$2,801,285	$2,869,397

NOTE 23 — INCOME TAXES

Income Before Income Taxes

The below table presents the jurisdictional composition of our income from continuing operations before income taxes for the years ended December 31, 2023 and 2022:

	2023	2022
United States	$15,544,735	$53,794,019
Non-US	4,633,359	11,891,477
Income from continuing operations, before income taxes	$20,178,094	$65,685,496

Income Tax Provision

For the years ended December 31, 2023 and 2022, the current and deferred tax expense allocated to continuing operations were as follows:

	2023	2022
Current:
US Federal	$5,663,364	$13,270,683
US State	2,928,137	3,311,355
Non-US	8,632,303	21,057,369
Total current tax expense	17,223,804	37,639,407

Deferred:
US Federal	(863,989)	(2,402,855)
US State	(281,452)	(428,427)
Non-US	62,208	(2,596,598)
Total deferred tax expense	(1,083,233)	(5,427,880)
Total provision for income taxes	$16,140,571	$32,211,527

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 23 — INCOME TAXES (cont.)

Tax Rate Reconciliation

Our effective tax rate was 79.98% and 49.03% for the years ended December 31, 2023 and 2022. A reconciliation between the income tax expense computed by applying the Cayman Island’s statutory income tax rate of 0% to income from continuing operations before income taxes and actual income tax expense were as follows:

	2023	2022
Cayman Island income tax at statutory rate	—%	—%

Effect of rates different than statutory:
Australia	(22.78)%	(0.44)%
Mainland China	23.53%	31.40%
Hong Kong	(14.89)%	(7.84)%
Japan	(13.85)%	(1.30)%
Singapore	16.91%	(3.18)%
United States – Federal	23.56%	19.20%
United States – State	5.20%	3.15%
Other countries	(9.60)%	(1.21)%
Change in valuation allowance	50.44%	4.20%
Change in unrecognized tax benefit	8.83%	7.68%
Return to provision differences – United States Federal	6.55%	1.46%
Other	6.08%	(4.09)%
Total	79.98%	49.03%

Tax on Unremitted Foreign Earnings

In general, it is our practice and intention to reinvest the earnings of our foreign subsidiaries in those operations. As of December 31, 2023, we have not made a provision for foreign withholding taxes on approximately $228,057,480 of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that is indefinitely reinvested. The jurisdictions to which this excess is attributable are United States and Mainland China in the amounts of $112,196,533 and $115,860,948, respectively. The estimated unrecorded amount of deferred tax liability related to investments in these foreign subsidiaries was $39,452,077 as of December 31, 2023. The jurisdictions to which the estimated unrecorded deferred tax liability is attributable are United States and Mainland China in the amounts of $33,658,960 and $5,793,047, respectively.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 23 — INCOME TAXES (cont.)

Deferred Tax Assets and Liabilities

Deferred tax assets and liabilities reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the deferred tax assets and liabilities are as follows:

	2023	2022
Deferred tax assets
Net operating loss carryforwards	$20,536,474	$10,908,631
Compensation accruals	4,771,220	4,075,084
Right of use assets	2,456,883	2,903,153
Other	987,996	401,323
Total deferred tax assets	28,752,573	18,288,191
Less: valuation allowance	(21,043,136)	(11,063,800)
Deferred tax assets, net of valuation allowance	7,709,437	7,224,391

Deferred tax liabilities
Lease liabilities	(2,154,329)	(2,589,907)
Intangibles	(5,712,800)	(5,389,519)
Property and equipment	(968,015)	(1,045,626)
Total deferred tax liabilities	(8,835,144)	(9,025,052)

Net deferred tax asset	$(1,125,707)	$(1,800,661)

We have income tax net operating loss carryforwards related to our international operations of $82,087,959. The below table presents the expiration of our net operating losses by jurisdiction:

Jurisdiction	Net Operating Loss Carryforwards	Expiration
Japan	$25,990,639	2025 – 2033
Hong Kong	18,502,375	Indefinite
Australia	16,665,123	Indefinite
Singapore	8,590,027	Indefinite
United Kingdom	5,444,608	Indefinite
Other	6,895,187	*
Total	$82,087,959

____________

*        Of the other foreign net operating loss carryforwards, $5,289,333 expires between 2027-2043 and $1,605,854 have an indefinite expiration term.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2023. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth.

On the basis of this evaluation, as of December 31, 2023, a valuation allowance of $21,043,136 has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The net change in our valuation allowance for the year ended December 31, 2023 was $9,979,336. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 23 — INCOME TAXES (cont.)

Unrecognized Tax Benefit

The following is a rollforward of our unrecognized tax benefits as of December 31, 2023:

Total unrecognized tax benefit – January 1, 2022	$13,102,373
Increase for year 2022 tax positions	4,998,747
Total unrecognized tax benefit – December 31, 2022	18,101,120
Increase for prior year tax positions	180,919
Increase for year 2023 tax positions	1,808,018
Settlements with taxing authorities	(401,891)
Total unrecognized tax benefit – December 31, 2023	$19,688,166,

Included in the balance of unrecognized tax benefits as of December 31, 2023 are $637,422 of tax benefits that, if recognized, would affect the effective tax rate.

We recognize interest accrued related to unrecognized tax benefits and penalties as income tax expense. Related to the unrecognized tax benefits noted above, we accrued penalties of $45,229 and interest of $16,348 during 2023 and, in total, as of December 31, 2023, recognized a liability for penalties of $92,142 and interest of $57,957.

We are subject to taxation in the various foreign jurisdictions. The table below outlines the open tax years of the material jurisdictions.

Material Jurisdictions	Open Years
United States	2020 – 2023
Singapore	2021 – 2022
Japan	2013 – 2023
Mainland China	2020 – 2023
Hong Kong	2017 – 2023

NOTE 24 — COMMITMENTS AND CONTINGENCIES

Commitments

In September of 2021, we entered into a sponsorship agreement with the Brooklyn Nets, LLC (commonly known as “Brooklyn Nets”), a professional basketball team in the National Basketball Association (“NBA”). The sponsorship agreement allows us to be an official sponsor of the Brooklyn Nets through their final game of the 2023-2024 NBA season. The sponsorship includes placing a Webull-branded patch on players’ uniforms and various media, marketing, and promotional activities. The total sponsorship fee commitment is $90,000,000. During 2023 and 2022, we made $22,000,000 and $37,000,000, respectively, in sponsorship payments. The final sponsorship fee of $11,000,000 is due in January 2024.

On December 5, 2023, Hunan Shuibao Zhiye Co. Ltd., a subsidiary of ours located in Changsha, China, entered into an agreement with the Hunan Xiangjiang New District Administrative Committee for the right to use 288,680 square feet of land located in Riverside New Town Area, Yuelu District for the purposes of constructing a research and development center (the “Land Use Agreement”). The Land Use Agreement requires that construction shall commence by October 4, 2024 and shall be completed by December 31, 2026. The Land Use Agreement expires on December 4, 2063.

We are required to pay pursuant to the Land Use Agreement total compensation of 369,490,000 Renminbi (“RMB”) or the equivalent of $52,062,110 payable in two equal installments. The first installment was paid on January 5, 2024, and the second installment is payable on or before June 5, 2024.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 24 — COMMITMENTS AND CONTINGENCIES (cont.)

Contingencies

General Matters

We are subject to contingencies arising in the ordinary course of our business, including contingencies related to legal, regulatory, non-income tax and other matters. We record an accrual for loss contingencies at management’s best estimate when we determine that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the reasonable estimate is a range and no amount within that range is considered a better estimate than any other amount, an accrual is recorded based on the bottom amount of the range. If a loss is not probable, or a probable loss cannot be reasonably estimated, no accrual is recorded. Amounts accrued for contingencies in the aggregate were $970,000 and $3,970,000 as of December 31, 2023 and 2022, respectively.

Regulatory Matters

The securities industry is highly regulated and many aspects of our business involve substantial risk of liability. Recently, there has been an increase in litigation and regulatory investigations involving the brokerage and cryptocurrency industries. Federal and state regulators, exchanges, or other SROs investigate issues related to regulatory compliance that may result in enforcement action. We are also subject to periodic regulatory audits and inspections that could in the future lead to enforcement investigations or actions.

Indemnification Agreement

We have an indemnification obligation to our clearing broker for any debit balance in customer accounts that are on an introduced basis. Debit balances may result from, but not limited to, fraudulent, unlawful, or otherwise customer behavior and insufficient collateral with respect to customers’ margin/securities lending balances. We have estimated and recorded a contingent liability in the amount of $782,675 and $455,964 as of December 31, 2023 and 2022, respectively, with regard to this indemnification obligation.

NOTE 25 — FAIR VALUE MEASUREMENT

Our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 are as follows:

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Financial instruments owned
Equities(1)	$562,051	$—	$—	$562,051
U.S Treasury Bills(2)	189,143,720	—	—	189,143,720
Customer-held fractional shares	45,528,829	—	—	45,528,829
Total financial assets	$235,234,600	$—	$—	$235,234,600

Liabilities
Financial instruments sold not yet purchased(3)
Equity options	$2,083	$—	$—	$2,083
Fractional share repurchase obligation(3)	45,528,829	—	—	45,528,829
Total financial liabilities	$45,530,912	$—	$—	$45,530,912

____________

(1)      Fair value of financial instruments owned are classified within prepaid expenses and other current assets on the statement of financial position.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 25 — FAIR VALUE MEASUREMENT (cont.)

(2)      Represents U.S. Treasury Bills with an original maturity of less than 90 days and are included within cash equivalents within our statement of financial position.

(3)      Fair value of obligation is classified within payables due to customers on the consolidated statements of financial position.

During the year ended December 31, 2023, there were no transfers between levels for financial assets and liabilities.

Our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 are as follows:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Financial instruments owned(1)
Equities	$35,741	$—	$—	$35,741
Equity options	1,035	—	—	1,035
Safeguarding asset(2)	—	416,853,923	—	416,853,923
Customer-held fractional shares	485,890	—	—	485,890
Total financial assets	$522,666	$416,853,923	$—	$417,376,589

Liabilities
Financial instruments sold not yet purchased(3)
Equity options	$40,424	$—	$—	$40,424
Safeguarding obligation(2)	—	416,853,923	—	416,853,923
Fractional share repurchase obligation(3)	485,890	—	—	485,890
Total financial liabilities	$526,314	$416,853,923	$—	$417,380,237

____________

(1)      Fair value of financial instruments owned are classified within prepaid expenses and other current assets on the statement of financial position.

(2)      The fair value of the safeguarding asset and safeguarding obligation is classified within the current assets of discontinued operations on the statement of financial position. See Note 5 for further discussion on our discontinued operations.

(3)      Fair value of obligation is classified within payables due to customers on the consolidated statements of financial position.

During the year ended December 31, 2022, there were no transfers between levels for financial assets and liabilities.

Safeguarding asset and liability

The below table summarizes the value of significant digital assets that make up our safeguarding asset and liability as of December 31, 2022:

Description	December 31, 2022
Shiba Inu	$111,676,210
Ethereum	102,949,973
Bitcoin	79,375,901
Dogecoin	61,757,524
Cardano	18,403,974
Litecoin	9,360,469
All other coins	33,329,872
Total safeguarding liability and corresponding safeguarding asset	$416,853,923

The fair value of our safeguarding asset and liability was determined using quoted market prices for the underlying digital assets based upon Level 2 inputs.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 26 — RELATED PARTY BALANCES AND TRANSACTIONS

Revenues, Expenses and Receivables

Apex Clearing, LLC (“Apex Clearing”) is controlled by Peak 6, a minority common and preferred shareholder of Webull Corporation. Until April 1, 2023, Apex Crypto, LLC (“Apex Crypto”) was controlled by Peak 6 and considered a related party because Matthew Hulsizer is a co-founder of Peak 6 and currently serves as a board member of Webull Corporation.

The following table presents related party revenue and expenses for the years ended December 31, 2023 and 2022, and related party receivables as of December 31, 2023 and 2022, in connection with Apex Clearing, Apex Crypto, and Webull Pay entities.

		2023	2022
Revenue earned from related parties
Apex Clearing	(a)	151,034,036	$109,116,706
Apex Crypto	(b)	2,159,091	16,491,869
Total related party revenue		$153,193,127	$125,608,575

Expenses incurred from related parties
Apex Clearing	(a)	$40,110,407	$41,327,759
Apex Crypto	(b)	111,963	700,995
Total related party expenses		$40,222,370	$42,028,754

Amounts due from related parties
Apex Clearing	(a)	$45,804,660	$14,502,535
Apex Crypto	(b)	—	703,178
Total amount due from related parties		$45,804,660	$15,205,713

____________

(a)      Apex Clearing is our clearing broker. We receive revenue from Apex Clearing that primarily represents interest and fully paid stock lending income derived from cash balances and positions on accounts we have introduced to Apex Clearing. Expenses primarily represent clearing costs. As of December 31, 2023 and 2022, we are owed $45,804,660 and $14,502,535 from Apex Clearing. We have classified this receivable within receivables from brokers, dealers, and clearing organizations in the consolidated statements of financial position.

(b)      Represents the revenue and expenses of Webull Pay, LLC prior to its spin-off and while Apex Crypto was considered a related party. Webull Pay, LLC had a Software and Services Agreement with Apex Crypto whereby we earned fee revenue determined by a volume-based tiered pricing model based upon the notional value of the trading activity of our platform users that entered into digital-asset trading transactions with Apex Crypto. Expenses from Apex Crypto represent advertising and marketing expenses related to the Software and Services Agreement. As of December 31, 2022, we are owed $703,178 from Apex Crypto. Of the amount owed, $303,178 represents unpaid revenue and $400,000 represents a deposit held for credit risk. We have classified the revenue and expenses within discontinued operations within our consolidated statements of operations and comprehensive income (loss) and have classified the unpaid revenue and deposit as current assets of discontinued operations on the consolidated statements of financial position as of December 31, 2022.

Deconsolidation of VIEs

Upon the termination of the VIE Agreements, as more fully discussed above in Note 4, Mr. Anquan Wang’s equity ownership in Beijing Fuyi and Hunan Fumi became a controlling financial interest. Mr. Wang is our Chief Executive Officer and a board member.

Assets Acquired

In September 2022, we purchased certain patents and trademarks from Hunan Fumi, an entity owned and controlled by Mr. Wang for $161,339.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 26 — RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Share Transfer Agreement

In September 2021, Hong Kong FUMI Co. Limited (“Hong Kong FUMI”) and Mr. Biquan Wang entered into a share transfer agreement whereby Hong Kong FUMI transferred all outstanding equity interests in Yuelu Limited and Yuelu Limited (Vanuatu) to Mr. Biquan Wang for $218,482. Mr. Biquan Wang is a brother of Mr. Wang. We received the transfer proceeds in December of 2022.

NOTE 27 — GEOGRAPHIC INFORMATION

The following table presents our revenues, by geographic area, for the years ended December 31, 2023 and 2022 from external customers, excluding interest received on corporate bank deposits in the amount of $14,833,038 and $4,325,689 for the years ended December 31, 2023 and 2022, respectively.

	2023	2022
Revenues:
USA	$363,999,456	$376,022,687
Hong Kong	5,079,122	6,568,166
Singapore	5,648,569	1,657,092
Others	560,495	300,642
Total	$375,287,642	$384,548,587

The following table presents long-lived assets by geographic area as of December 2023 and 2022.

	2023	2022
Long-lived assets:
USA	$30,611,515	$31,215,204
Japan	17,237,613	6,584,182
Others	7,847,208	2,282,551
Total	$55,696,336	$40,081,937

NOTE 28 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

We have performed a test on the restricted net assets of our subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08(e)(3) and determined the aggregate restricted net assets of our subsidiaries exceed 25% of our consolidated net assets as of December 31, 2023 and 2022. The following condensed financial information as of and for the years ended December 31, 2023 and 2022 represents the financial information of Webull Corporation, the ultimate parent of consolidated subsidiaries, and has been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 28 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed Statement of Financial Position:

	2023	2022
Assets
Cash and cash equivalents	$5,777,326	$105,555,535
Prepaid expenses and other assets	5,219,813	1,513,803
Advances to subsidiaries	334,853,972	217,459,170
Note receivable from subsidiary	42,100,000	30,000,000
Investment in subsidiaries	324,524,687	296,029,051
Total assets	$712,475,798	$650,557,559

Liabilities
Accrued expenses and other liabilities	$7,324,865	$3,913,395
Advances from subsidiaries	20,000,000	—
Total liabilities	27,324,865	3,913,395

Mezzanine equity
Convertible redeemable preferred shares (aggregate liquidation preference of $604,496,457 and $585,957,199 as of December 31, 2023 and 2022, respectively; and aggregate redemption value of $2,326,363,413 and $1,966,283,413 as of December 31, 2023 and 2022, respectively; Note 15)	2,326,363,413	1,966,283,413
Total mezzanine equity	2,326,363,413	1,966,283,413

Shareholders’ deficit	(1,641,212,480)	(1,319,639,249)
Total liabilities, mezzanine equity and shareholders’ deficit	$712,475,798	$650,557,559

Condensed Statement of Operations and Comprehensive Loss:

	2023	2022
Revenues	$—	$—
Operating expenses	3,194,193	8,408,161
Other income, net	2,663,713	1,105,532
Income before income taxes	(530,480)	(7,302,629)
Provision for income taxes	—	—
Net loss	(530,480)	(7,302,629)
Preferred shares redemption value accretion	(340,080,000)	(51,409,749)
Net loss attributable to ordinary shareholders	$(340,610,480)	$(58,712,378)

Net loss	$(530,480)	$(7,302,629)
Other comprehensive income, net of tax	—	—
Total comprehensive loss attributable to ordinary shareholders	(530,480)	(7,302,629)
Preferred shares redemption value accretion	(340,080,000)	(51,409,749)
Total comprehensive loss attributable to ordinary shareholders	$(340,610,480)	$(58,712,378)

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 28 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed Statement of Cash Flows:

	2023	2022
Cash flows from operating activities:
Net loss	$(530,480)	$(7,302,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	437,004	4,423,070
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(3,706,010)	(189,272)
Advances to/from subsidiaries	(100,275,599)	(40,177,171)
Accrued expenses and other liabilities	3,411,470	624,363
Net cash used in operating activities	(100,663,615)	(42,621,639)

Cash flows from investing activities:
Note receivable due from subsidiary	(12,100,000)	(30,000,000)
Net cash used in investing activities	(12,100,000)	(30,000,000)

Cash flows from financing activities:
Receipt of preferred stock sale proceeds	20,000,000	—
Spin-off of subsidiary to shareholders	(7,014,594)	—
Receipt of preferred stock subscription receivable	—	73,723,814
Receipt of preferred stock warrant exercise proceeds	—	10,000,000
Payment of preferred shares repurchase payable	—	(55,000,005)
Net cash provided by financing activities	12,985,406	28,723,809

Net decrease in cash and cash equivalents	(99,778,209)	(43,897,830)
Cash and cash equivalents at beginning of year	105,555,535	149,453,365
Cash and cash equivalents at end of year	$5,777,326	$105,555,535

Supplemental cash flow information:
Cash paid for interest and taxes	$—	$—

Non-cash investing and financing activities:
Note receivable from Webull Pay, Inc.	$2,852,106	$—
Preferred shares redemption value accretion	$340,080,000	$51,409,749

NOTE 29 — SUBSEQUENT EVENTS

We have evaluated subsequent events for recognition and disclosure through May 9, 2024, the date our consolidated financial statements were issued.

Share-Awards

On January 1, 2024, we granted 1,041,180 options, 147,715 RSAs and 794,130 RSUs to certain employees. The RSAs vest immediately upon grant, while the options and RSUs vest in three installments: 50% on the second anniversary of the vesting commencement date, and 25% on each of the third and fourth anniversary of the vesting commencement date. The vesting for these share-awards commenced on January 1, 2024, the grant date. The estimated aggregate fair value of these share-awards on the grant date was $43,951,133.

Webull Corporation
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 29 — SUBSEQUENT EVENTS (cont.)

Preferred Share Issuance

On January 8, 2024, we closed on a share subscription agreement with an accredited investor for the purchase of 1,215,817 shares of our Series D convertible redeemable preferred stock for $40,297,282.

Newly Formed Subsidiaries

On February 10, 2024, we formed Feather Sound I, Inc. (“Feather Sound I”) and Feather Sound II, Inc. (“Feather Sound II”), each an exempted company incorporated in the Cayman Islands with limited liability, to enter into a business combination agreement as further discussed below.

Business Combination Agreement

On February 27, 2024, Webull Corporation, Feather Sound I and Feather Sound II entered into a business combination agreement (the “BCA”) with SK Growth Opportunities Corporation (“SKGR”), an exempted company limited by shares incorporated under the laws of the Cayman Islands. The BCA was unanimously approved by the board of directors of Webull and SKGR, and the closing of the transactions as contemplated by the BCA is subject to the satisfaction of certain customary closing conditions. As the acquisition date has not yet occurred, the initial accounting treatment related to the acquisition has not been finalized as of the date the consolidated financial statements were issued.

Repayment of Note Receivable from Webull Pay, Inc.

On April 29, 2024, we received full repayment of the note receivable from Webull Pay, Inc. in the amount of $2,852,106.

Board Member Resignation

On May 9, 2024, Matthew Hulsizer resigned from our board of directors.

Webull Corporation
Condensed Consolidated Statements of Financial Position

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Cash and cash equivalents	$314,258,244	$372,340,353
Cash segregated under federal and foreign requirements	866,028,206	621,802,114
Receivables from brokers, dealers, and clearing organizations	188,545,350	60,717,238
Receivables from customers	165,623,327	14,877,829
Prepaid expenses and other current assets	77,213,800	67,403,943
Customer-held fractional shares	88,564,905	45,528,829
Total current assets	1,700,233,832	1,182,670,306

Right-of-use assets	68,996,070	11,907,557
Property and equipment, net	34,011,540	34,298,383
Intangible assets, net	21,024,269	21,397,953
Goodwill	5,197,438	5,197,438
Deferred tax assets	10,432,907	4,646,193
Other	—	19,301
Total non-current assets	139,662,224	77,466,825
Total assets	$1,839,896,056	$1,260,137,131
Liabilities, mezzanine equity, and shareholders’ equity
Payables due to customers	$1,161,671,323	$624,728,444
Payables due to brokers, dealers, and clearing organizations	1,794,634	2,661,653
Lease liabilities – current portion	5,061,059	3,474,199
Accrued expenses and other current liabilities	55,890,192	49,650,338
Total current liabilities	1,224,417,208	680,514,634

Lease liabilities – non-current portion	10,593,959	9,594,373
Deferred tax liabilities	5,738,892	5,771,900
Total non-current liabilities	16,332,851	15,366,273
Total liabilities	1,240,750,059	695,880,907

Commitments and Contingencies (Note 14)	—	—
Mezzanine equity
Convertible redeemable preferred shares (aggregate liquidation preference of $645,179,624 and $604,506,258 as of September 30, 2024 and December 31, 2023, respectively; and aggregate redemption value of $2,819,571,469 and $2,326,363,413 as of September 30, 2024 and December 31, 2023, respectively; Note 7)	2,819,571,469	2,326,363,413
Total mezzanine equity	2,819,571,469	2,326,363,413

Shareholders’ deficit
Class A ordinary shares ($0.0001 par value; 381,196,454 shares authorized, 42,726,634 and 41,469,123 shares issued and outstanding, respectively, as of September 30, 2024; 381,196,454 shares authorized, 42,726,634 and 40,805,341 shares issued and outstanding, respectively, as of December 31, 2023)	4,147	4,080
Class B ordinary shares ($0.0001 par value, 33,561,948 shares authorized, no shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively;)	—	—
Treasury shares (1,257,511 and 1,921,293 shares as of September 30, 2024 and December 31, 2023, respectively)	—	—
Additional paid in capital	5,355,398	—
Accumulated deficit	(2,221,618,618)	(1,755,911,778)
Accumulated other comprehensive loss	(5,649,542)	(6,859,712)
Total shareholders’ deficit	(2,221,908,615)	(1,762,767,410)
Noncontrolling interest	1,483,143	660,221
Total deficit	(2,220,425,472)	(1,762,107,189)
Total liabilities, mezzanine equity, and total deficit	$1,839,896,056	$1,260,137,131

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Webull Corporation
Unaudited Condensed Consolidated Statements of Operations and
Comprehensive Income (Loss)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Equity and option order flow rebates	$51,425,460	$47,944,772	$138,654,512	$150,996,595
Interest related income	32,983,079	40,813,587	97,379,499	125,455,005
Handling charge income	14,472,856	7,852,058	36,354,991	21,695,100
Other revenues	3,000,255	3,003,100	10,136,456	7,430,598
Total revenues	101,881,650	99,613,517	282,525,458	305,577,298
Operating expenses
Brokerage and transaction	19,843,323	16,677,886	56,739,396	48,883,838
Technology and development	16,440,794	12,606,015	46,331,022	39,745,055
Marketing and branding	48,908,038	24,450,248	117,916,815	105,477,254
General and administrative	27,403,681	29,352,292	90,928,477	74,255,271
Total operating expenses	112,595,836	83,086,441	311,915,710	268,361,418
Other (income) expense, net	(1,474,638)	2,315,784	(31,158)	496,097
(Loss) income from continuing operations, before income taxes	(9,239,548)	14,211,292	(29,359,094)	36,719,783
Provision for income taxes	331,215	7,055,096	4,443,876	19,023,942
(Loss) income from continuing operations, net of tax	(9,570,763)	7,156,196	(33,802,970)	17,695,841
Income from discontinued operations, net of tax (Note 4)	—	213,615	—	1,747,277
Net (loss) income	(9,570,763)	7,369,811	(33,802,970)	19,443,118
Less net (loss) income attributable to noncontrolling interest (Note 5)	(120,917)	7,621	(347,337)	(123,262)
Net (loss) income attributable to the Company	(9,449,846)	7,362,190	(33,455,633)	19,566,380
Preferred shares redemption value decrease (increase)	645,893,351	212,017,468	(452,910,774)	312,038,589
Net income (loss) attributable to ordinary shareholders	$636,443,505	$219,379,658	$(486,366,407)	$331,604,969

Amounts attributable to ordinary shareholders
(Loss) income from continuing operations	$(9,570,763)	$7,156,196	$(33,802,970)	$17,695,841
Less (loss) income from continuing operations attributable to noncontrolling interest	(120,917)	7,621	(347,337)	(123,262)
(Loss) income from continuing operations attributable to the Company	(9,449,846)	7,148,575	(33,455,633)	17,819,103
Preferred shares redemption value decrease (increase)	645,893,351	212,017,468	(452,910,774)	312,038,589
Income (loss) from continuing operations attributable to ordinary shareholders	636,443,505	219,166,043	(486,366,407)	329,857,692
Income from discontinued operations attributable to ordinary shareholders	—	213,615	—	1,747,277
Net income (loss) attributable to ordinary shareholders	$636,443,505	$219,379,658	$(486,366,407)	$331,604,969

Webull Corporation
Unaudited Condensed Consolidated Statements of Operations and
Comprehensive Income (Loss) — (Continued)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
(Loss) income per share from continuing operations attributable to ordinary shareholders (Note 10)
Basic	$15.18	$5.37	$(11.78)	$8.12
Diluted	$15.18	$0.05	$(11.78)	$0.13
Income per share from discontinued operations attributable to ordinary shareholders
Basic	$—	$0.01	$—	$0.04
Diluted	$—	$—	$—	$0.01
Net (loss) income attributable to ordinary shareholders
Basic	$15.18	$5.38	$(11.78)	$8.16
Diluted	$15.18	$0.05	$(11.78)	$0.14
Weighted-average shares outstanding
Basic	41,924,278	40,805,341	41,278,926	40,632,195
Diluted	41,924,278	132,672,166	41,278,926	132,259,177

Net (loss) income	$(9,570,763)	$7,369,811	$(33,802,970)	$19,443,118
Other comprehensive (loss) income, net of tax:
Change in cumulative foreign currency translation adjustment	5,230,448	1,312,191	1,184,392	(2,860,479)
Other comprehensive income (loss)	5,230,448	1,312,191	1,184,392	(2,860,479)
Comprehensive (loss) income	(4,340,315)	8,682,002	(32,618,578)	16,582,639
Less comprehensive (loss) income attributable to noncontrolling interest	(120,917)	7,621	(347,337)	(123,262)
Less foreign currency translation adjustment attributable to noncontrolling interest	(12,905)	20,368	(25,778)	21,888
Preferred shares redemption value (increase) decrease	645,893,351	212,017,468	(452,910,774)	312,038,589
Comprehensive income (loss) attributable to ordinary shareholders	$641,686,858	$220,671,481	$(485,156,237)	$328,722,602

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Webull Corporation
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit
For the Three Months Ended September 30, 2024 and 2023

	Class A Ordinary		Treasury Share Reserve		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit	Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance as of June 30, 2024	41,468,498	4,147	(1,258,136)	—	—	(2,858,062,123)	(10,892,895)	(2,868,950,871)	420,928	(2,868,529,943)
Increase in noncontrolling interest attributable to loan conversion	—	—	—	—	—	—	—	—	1,196,037	1,196,037
Options exercised	625	—	625	—	291	—	—	291	—	291
Share-based compensation	—	—	—	—	5,355,107	—	—	5,355,107	—	5,355,107
Net loss attributable to the Company	—	—	—	—	—	(9,449,846)	—	(9,449,846)	—	(9,449,846)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	(120,917)	(120,917)
Preferred shares redemption value decrease	—	—	—	—	—	645,893,351	—	645,893,351	—	645,893,351
Foreign currency translation adjustment, net of $0 income taxes	—	—	—	—	—	—	5,243,353	5,243,353	(12,905)	5,230,448
Balance as of September 30, 2024 (Unaudited)	41,469,123	$4,147	(1,257,511)	$—	$5,355,398	$(2,221,618,618)	$(5,649,542)	$(2,221,908,615)	$1,483,143	$(2,220,425,472)
	Class A Ordinary		Treasury Share Reserve		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit	Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance as of June 30, 2023	40,805,341	4,080	(1,921,293)	—	6,800,149	(1,322,144,772)	(12,696,655)	(1,328,037,198)	780,867	(1,327,256,331)
Share-based compensation	—	—	—	—	6,621,470	—	—	6,621,470	—	6,621,470
Spin-off of subsidiary to shareholders	—	—	—	—	—	(7,014,594)	—	(7,014,594)	—	(7,014,594)
Net income attributable to the Company	—	—	—	—	—	7,362,190	—	7,362,190	—	7,362,190
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	7,621	7,621
Preferred shares redemption value decrease	—	—	—	—	9,892,302	202,125,166	—	212,017,468	—	212,017,468
Foreign currency translation adjustment, net of $0 income taxes	—	—	—	—	—	—	1,291,823	1,291,823	20,368	1,312,191
Balance as of September 30, 2023 (Unaudited)	40,805,341	$4,080	(1,921,293)	—	$23,313,921	$(1,119,672,010)	$(11,404,832)	$(1,107,758,841)	$808,856	$(1,106,949,985)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Webull Corporation
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit — (Continued)
For the Nine Months Ended September 30, 2024 and 2023

	Class A Ordinary		Treasury Share Reserve		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit	Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	40,805,341	$4,080	(1,921,293)	$—	$—	$(1,755,911,778)	$(6,859,712)	$(1,762,767,410)	$660,221	$(1,762,107,189)
Increase in noncontrolling interest attributable to loan conversion	—	—	—	—	—	—	—	—	1,196,037	1,196,037
Issuances of vested restricted stock awards	533,346	54	533,346	—	(54)	—	—	—	—	—
Options exercised	130,436	13	130,436	—	48,978	—	—	48,991	—	48,991
Share-based compensation	—	—	—	—	25,966,041	—	—	25,966,041	—	25,966,041
Net loss attributable to the Company	—	—	—	—	—	(33,455,633)	—	(33,455,633)	—	(33,455,633)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	(347,337)	(347,337)
Preferred shares redemption value increase	—	—	—	—	(20,659,567)	(432,251,207)	—	(452,910,774)	—	(452,910,774)
Foreign currency translation adjustment, net of $0 income taxes	—	—	—	—	—	—	1,210,170	1,210,170	(25,778)	1,184,392
Balance as of September 30, 2024 (Unaudited)	41,469,123	$4,147	(1,257,511)	$—	$5,355,398	$(2,221,618,618)	$(5,649,542)	$(2,221,908,615)	$1,483,143	$(2,220,425,472)
	Class A Ordinary		Treasury Share Reserve		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit	Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	40,411,434	$4,041	(2,315,200)	$—	$—	$(1,444,262,385)	$(8,522,465)	$(1,452,780,809)	$—	$(1,452,780,809)
Issuances of vested restricted stock awards	393,907	39	393,907	—	(39)	—	—	—	—	—
Share-based compensation	—	—	—	—	23,313,960	—	—	23,313,960	—	23,313,960
Spin-off of subsidiary to shareholders	—	—	—	—	—	(7,014,594)	—	(7,014,594)	—	(7,014,594)
Acquisition of PT Webull Sekuritas Indonesia	—	—	—	—	—	—	—	—	910,230	910,230
Net income attributable to the Company	—	—	—	—	—	19,566,380	—	19,566,380	—	19,566,380
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	(123,262)	(123,262)
Preferred shares redemption value increase	—	—	—	—	—	312,038,589	—	312,038,589	—	312,038,589
Foreign currency translation adjustment, net of $0 income taxes	—	—	—	—	—	—	(2,882,367)	(2,882,367)	21,888	(2,860,479)
Balance as of September 30, 2023 (Unaudited)	40,805,341	$4,080	(1,921,293)	—	$23,313,921	$(1,119,672,010)	$(11,404,832)	$(1,107,758,841)	$808,856	$(1,106,949,985)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Webull Corporation
Unaudited Condensed Consolidated Statements of Cash Flows

	For the Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(33,802,970)	$19,443,118
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred tax expense	(5,623,563)	(3,242,172)
Depreciation and amortization	2,640,420	1,991,045
Provision for contingent liabilities	(225,412)	—
Share-based compensation	25,966,041	23,338,882
Unrealized foreign exchange loss	(2,185,484)	3,218,765
Net effect of changes in assets and liabilities:
Net receivables from brokers, dealers and clearing organizations	(128,777,735)	(27,554,781)
Net customer receivables and customer payables	388,477,262	424,320,565
Customer-held fractional shares	(43,036,076)	(32,958,335)
Prepaid expenses and other current assets	(9,798,359)	3,224,207
Operating lease right-of-use assets	(57,088,513)	(550,514)
Accrued expenses and other current liabilities	7,650,330	(53,707)
Operating lease liabilities-current	1,586,860	511,391
Operating lease liabilities-non-current	999,587	192,460
Net cash provided by operating activities	146,782,388	411,880,924

Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(1,951,459)	(3,395,687)
Cash paid for asset acquisition, net of cash acquired	—	(1,544,343)
Net cash used in investing activities	(1,951,459)	(4,940,030)

Cash flows from financing activities:
Proceeds from sale of preferred shares	40,297,282	20,000,000
Proceeds from exercise of options	48,991	—
Deconsolidation effect related to spin-off of subsidiary to shareholders (Note 4)	—	(7,162,982)
Net cash provided by financing activities	40,346,273	12,837,018

Net increase in cash, cash equivalents, and segregated cash	185,177,202	419,777,912
Effect of exchange rate changes	966,781	(5,935,376)
Cash, cash equivalents and segregated cash at beginning of the period	994,142,467	518,297,022
Cash, cash equivalents, and segregated cash at end of the period	$1,180,286,450	$932,139,558

Cash, cash equivalents, and segregated cash
Cash and cash equivalents	$314,258,244	$399,014,807
Segregated cash	866,028,206	533,124,751
Cash, cash equivalents, and segregated cash at end of the period	$1,180,286,450	$932,139,558

Non-cash financing activities:
Preferred shares redemption value (increase) decrease	$(452,910,774)	$312,038,589
Conversion of loan payable to noncontrolling interest	$1,196,037	$—
Supplemental disclosure:
Income taxes paid	$12,614,760	$13,778,615
Interest paid	$—	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 1 — DESCRIPTION OF BUSINESS

Organization

Webull Corporation (“Webull Corp” and, together with its subsidiaries, “Webull”, the “Company”, “we”, or “us”) was incorporated in the Cayman Islands with limited liability in September 2019, and its corporate headquarters is located in St. Petersburg, Florida.

Business Overview

We operate a digital investment platform built upon a next-generation, global infrastructure. Our investment platform provides customers with extensive features and functions that go beyond what is offered by most retail investment platforms in the market today. Our platform allows retail investors worldwide to trade securities through our licensed broker dealer subsidiaries located in various parts of the world, including the United States (“US”), Canada, the United Kingdom (“UK”), Australia, Hong Kong, Singapore, and Japan, among others.

In the US, which is our principal market, Webull Financial LLC, our US broker dealer subsidiary, utilizes a clearing organization to handle the clearing of the security transactions of our account holders. Prior to 2022, all of our US platform users’ accounts were cleared on a fully disclosed basis. We began migrating our platform users’ cash accounts to an omnibus basis with our clearing organization in December of 2022 and began migrating our platform users’ margin accounts to an omnibus basis in 2023. Most of our platform users’ cash and margin accounts were cleared on a fully disclosed basis during the nine months ended September 30, 2023. During the nine months ended September 30, 2024, most of our platform users’ cash and margin accounts were cleared on an omnibus basis.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Basis of Presentation

Our accompanying condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commissions (the “SEC”) for interim financial reporting. The condensed consolidated financial statements are unaudited, and in management’s opinion, include all adjustments, including normal recurring adjustments and accruals necessary for a fair presentation of the results for the interim periods presented. Operating results are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2024, or any future period. There have been no material changes in our significant accounting policies as described in our audited annual consolidated financial statements for the year ended December 31, 2023.

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation. The impact of these reclassifications is immaterial to the presentation of the unaudited condensed consolidated financial statements taken as a whole and had no impact on previously reported total revenues, total operating expenses and net (loss) income.

Basis of Consolidation

Our consolidated financial statements include the financial statements of Webull Corporation and all its subsidiaries. All intercompany balances and transactions have been eliminated.

Concentrations

Concentrations of Revenue

Of the counterparties with whom we conducted business during the nine months ended September 30, 2024, we had three counterparties who each made up 10% or more of our revenues. Their revenue percentages were 26.9%, 19.48% and 12.4%.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (cont.)

Of the counterparties with whom we conducted business during the nine months ended September 30, 2023, we had three counterparties who each made up 10% or more of our revenues. Their revenue percentages were 43.0%, 24.0% and 11.0%.

Concentration of Receivables

As of September 30, 2024, we had one counterparty with current, outstanding receivable balances exceeding 10% of our receivables from brokers, dealers, and clearing organization. The counterparty’s receivables represent 81.9% of such receivables.

As of December 31, 2023, we had one counterparty with current, outstanding receivable balances exceeding 10% of our receivables from brokers, dealers, and clearing organization. The counterparty’s receivables represent 75.9% of such receivables.

Execution and Clearing

In the US, we utilize a single third-party clearing broker for the security transactions of our platform users. In the event our clearing broker does not fulfill its obligation we may be exposed to adverse risks.

Foreign Currency Risk

Our consolidated financial statements are prepared using the US dollar as our reporting currency. Our non-US subsidiaries operating around the world primarily use the currency of their country of domicile as their functional currency. Each of our non-US subsidiaries’ financial statements is first prepared in its functional currency and then translated into our reporting currency. Changes in foreign exchange rates between the US dollar and the functional currencies of our non-US subsidiaries may result in material foreign currency translation gains and/or losses that are accounted for as an item of other comprehensive income (loss) within our statements of operations and other comprehensive income (loss).

We also enter into transactions that result in monetary assets and liabilities that are denominated in a foreign currency. These transactions are remeasured each reporting period and may result in material foreign currency exchange gains and/or losses depending on changes in the applicable foreign exchange rate.

Our cash accounts at financial institutions are mainly held in U.S. dollar denominated accounts to limit foreign currency risk. As of September 30, 2024 and December 31, 2023, 90.1% and 88.7%, respectively, of our total cash balances were held in US dollar denominated accounts.

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

There were no new accounting pronouncements adopted during the nine months ended September 30, 2024 that materially impacted our unaudited condensed consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In October 2023, the FASB issued Accounting Standards Update 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This amendment will impact various disclosure areas, including the statement of cash flows, accounting changes and error corrections, earnings per share, debt, equity, derivatives, and transfers of financial assets. The amendments

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS (cont.)

in this guidance will only become effective if the SEC removes the related disclosures requirements from Regulation S-X or Regulation S-K by June 30, 2027. Early adoption is prohibited. We are currently evaluating the impacts of the amendment on our consolidated financial statements.

In November 2023, the FASB issued Accounting Standards Update 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in guidance improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This guidance provides amendments related to the rate reconciliation and income taxes paid disclosures that improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. Other amendments with this guidance improve the effectiveness and comparability of disclosures by (1) adding disclosures of pretax income or loss and income tax expense or benefit to be consistent with U.S. Securities and Exchange Commission Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. The guidance is effective for fiscal years beginning after December 15, 2024 with early adoption permitted. The guidance should be applied on a prospective basis, although retrospective application is permitted. We are in process of evaluating the impact of these amendments on our prospective reporting disclosures.

In June 2024, the SEC adopted final rules under SEC Release No. 33-11275 and 34-99678, “The Enhancement and Standardization of Climate-Related Disclosure for Investors” (the “Final Rules”), which will require registrants to provide certain climate-related information in their registration statements and annual reports. The Final Rules will require information about a registrant’s climate-related risks that have materially impacted, or are reasonably likely to have a material impact on, its business strategy, results of operations, or financial condition. The Final Rules will also require certain disclosures related to severe weather events and other natural conditions in a registrant’s audited financial statements. The disclosure requirements of the Final Rules will begin phasing in for annual periods beginning in fiscal year 2025. In April 2024, the SEC issued an order staying the Final Rules pending judicial review. We are currently evaluating the impact of the Final Rules on our prospective reporting disclosures.

NOTE 4 — DISCONTINUED OPERATIONS

Our discontinued operations pertain to our digital asset business that was spun off to our ordinary and preferred shareholders on July 14, 2023. Certain of our shareholders elected to receive their distribution in cash instead of shares. The aggregate amount of the cash distribution was $2,852,106 and was unpaid as of December 31, 2023. As of September 30, 2024, the entire cash distribution was paid.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 4 — DISCONTINUED OPERATIONS (cont.)

The following table presents the major classes of line items constituting pretax income of the discontinued operations for the three and nine months ended September 30, 2023:

	For the Three Months Ended September 30, 2023	For the Nine Months Ended September 30, 2023
Revenues:
Handling charge income	$157,770	$3,990,950
Interest related income and other	—	23,619
Operating Expenses:
Brokerage and transaction	3,918	3,918
Marketing and branding	—	118,874
General and administrative	(127,972)	1,586,587
Pretax income of discontinued operations	281,824	2,305,190
Income tax expense attributable to discontinued operations	68,209	557,913
Income from discontinued operations	$213,615	$1,747,277

The total operating and financing cash used in discontinued operations was $1,904,163 and $11,928,000, respectively, for the nine months ended September 30, 2023. There were no cash flows from investing activities related to discontinued operations for the nine months ended September 30, 2023.

NOTE 5 — NONCONTROLLING INTEREST

On January 18, 2023, Webull Securities Limited acquired an 80.1% equity interest in PT Mahastra Andalan Sekuritas, subsequently renamed PT Webull Sekuritas Indonesia (“Webull Indonesia”), for $3,663,788. The 80.1% equity interest provides us with a controlling financial interest through voting interests; and, consequently, we consolidate Webull Indonesia and recognize a noncontrolling interest which represents the 19.9% of equity interests in Webull Indonesia that are not owned by us. Upon acquiring the equity interest in Webull Indonesia, we initially recognized a noncontrolling interest in the amount of $910,230. As of September 30, 2024 and 2023 our equity interest in Webull Indonesia was unchanged at 80.1%. For the nine months ended September 30, 2024 and 2023, the Company’s net loss attributable to noncontrolling interest was $347,337 and $123,262, respectively. The carrying value of the Company’s noncontrolling interest as of September 30, 2024 and 2023 was $1,483,143 and $808,856, respectively.

NOTE 6 — LEASES

Our operating lease cost for the nine months ended September 30, 2024 and 2023 was $3,749,494 and $2,481,244, respectively, and was recorded in general and administrative expenses on our condensed consolidated statements of operations and comprehensive income (loss). We classify operating lease payments as cash outflows from operating activities in the consolidated statements of cash flows. We also present the change in the carrying amount of the right-of-use assets and operating lease liabilities as two adjustments in determining net cash provided by operating activities.

On June 28, 2024, we were granted a legal right to use 288,680 square feet of land located in Riverside New Town Area, Yuelu District, China (the “Land Lease”). The Land Lease requires aggregate lease payments of 383,244,819 Renminbi, the equivalent of $52,729,712. The aggregate lease payments made as of September 30, 2024 was $50,837,220, which includes a $10,185,674 deposit that was paid in 2023 and reclassified to right-of-use asset on June 28, 2024. In connection with the Land Lease, we incurred initial direct costs of $2,128,846 that have been included within the right-of-use asset.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 6 — LEASES (cont.)

The Land Lease expires on December 4, 2063.

The following table presents balances reported in our condensed consolidated statements of financial position related to our operating leases as of September 30, 2024 and December 31, 2023:

	September 30, 2024	December 31, 2023
Right-of-use assets	$68,996,070	$11,907,557

Lease liabilities – current	$5,061,059	$3,474,199
Lease liabilities – non-current	10,593,959	9,594,373
Total lease liabilities	$15,655,018	$13,068,572

The following is a summary of supplemental information pertaining to our operating leases for the nine months ended September 30, 2024 and 2023:

	September 30, 2024	September 30, 2023
Cash payments for operating leases	$46,018,355	$4,709,415
Lease liabilities arising from obtaining right-of-use assets	$5,688,671	$2,500,691

NOTE 7 — CONVERTIBLE REDEEMABLE PREFERRED SHARES

We have various series of convertible redeemable preferred shares (collectively, “Preferred Shares”) issued and outstanding. The table below presents the number of authorized and outstanding shares of our various series convertible redeemable preferred shares as of September 30, 2024 and December 31, 2023.

	September 30, 2024		December 31, 2023
Series	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
A-1	16,518,502	15,181,000	16,518,502	15,181,000
A-2	14,244,000	14,244,000	14,244,000	14,244,000
A-3	3,536,099	2,828,899	3,536,099	2,828,899
B-1	13,111,999	13,111,999	13,111,999	13,111,999
B-2	9,090,900	9,090,900	9,090,900	9,090,900
B-3	2,100,000	2,100,000	2,100,000	2,100,000
C-1	13,684,800	13,684,800	13,684,800	13,684,800
D	15,000,000	12,963,577	15,000,000	11,747,760
	87,286,300	83,205,175	87,286,300	81,989,358

On January 10, 2024, we issued 1,215,817 shares of Series D preferred shares to an accredited investor for total proceeds of $40,297,282.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 7 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

The following table presents the activity of our various series of convertible redeemable preferred shares for the three and nine months ended September 30, 2024.

	Series A-1 Preferred Shares		Series A-2 Preferred Shares		Series A-3 Preferred Shares		Series B-1 Preferred Shares		Series B-2 Preferred Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Beginning balances as of December 31, 2023	15,181,000	$352,502,820	14,244,000	$334,164,240	2,828,899	$66,479,127	13,111,999	$318,883,816	9,090,900	$230,272,497
Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—
Preferred Shares redemption value increase	—	228,170,430	—	212,805,360	—	42,207,173	—	191,566,305	—	129,272,598
Ending balances as of March 31, 2024	15,181,000	580,673,250	14,244,000	546,969,600	2,828,899	108,686,300	13,111,999	510,450,121	9,090,900	359,545,095
Preferred Shares redemption value increase	—	910,860	—	712,200	—	169,734	—	786,720	—	4,545,450
Ending balances as of June 30, 2024	15,181,000	$581,584,110	14,244,000	$547,681,800	2,828,899	$108,856,034	13,111,999	$511,236,841	9,090,900	$364,090,545
Preferred Shares redemption value decrease	—	(103,230,800)	—	(97,856,280)	—	(19,491,115)	—	(94,144,153)	—	(71,090,838)
Ending balances as of September 30, 2024	15,181,000	$478,353,310	14,244,000	$449,825,520	2,828,899	$89,364,919	13,111,999	$417,092,688	9,090,900	$292,999,707
	Series B-3 Preferred Shares		Series C Preferred Shares		Series D Preferred Shares		Total Preferred Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Beginning balances as of December 31, 2023	2,100,000	$55,965,000	13,684,800	$395,627,568	11,747,760	$572,468,345	81,989,358	$2,326,363,413
Issuance of Preferred Shares	—	—	—	—	1,215,817	40,297,282	1,215,817	40,297,282
Preferred Shares redemption value accretion	—	28,959,000	—	176,533,920	—	78,193,027	—	1,087,707,813
Ending balances as of March 31, 2024	2,100,000	84,924,000	13,684,800	572,161,488	12,963,577	690,958,654	83,205,175	3,454,368,508
Preferred Shares redemption value accretion	—	147,000	—	1,231,632	—	2,592,716	—	11,096,312
Ending balances as of June 30, 2024	2,100,000	$85,071,000	13,684,800	$573,393,120	12,963,577	$693,551,370	83,205,175	$3,465,464,820
Preferred Shares redemption value decrease	—	(16,968,000)	—	(121,384,176)	—	(121,727,989)	—	(645,893,351)
Ending balances as of September 30, 2024	2,100,000	$68,103,000	13,684,800	$452,008,944	12,963,577	$571,823,381	83,205,175	$2,819,571,469

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 7 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

The following table presents the activity of our various series of convertible redeemable preferred shares for the three and nine months ended September 30, 2023.

	Series A-1 Preferred Shares		Series A-2 Preferred Shares		Series A-3 Preferred Shares		Series B-1 Preferred Shares		Series B-2 Preferred Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Beginning balances as of December 31, 2022	15,181,000	$302,101,880	14,244,000	$288,156,120	2,828,899	$57,426,650	13,111,999	$281,383,499	9,090,900	$208,363,428
Preferred Shares redemption value (decrease) increase	—	(49,945,470)	—	(46,293,000)	—	(9,222,211)	—	(42,613,997)	—	(29,545,425)
Ending balances as of March 31, 2023	15,181,000	252,156,410	14,244,000	241,863,120	2,828,899	48,204,439	13,111,999	238,769,502	9,090,900	178,818,003
Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—
Preferred Shares redemption value increase (decrease)	—	151,810	—	(142,440)	—	(56,578)	—	524,480	—	363,636
Ending balances as of June 30, 2023	15,181,000	252,308,220	14,244,000	241,720,680	2,828,899	48,147,861	13,111,999	239,293,982	9,090,900	179,181,639
Preferred Shares redemption value decrease	—	(40,381,460)	—	(37,889,040)	—	(7,524,870)	—	(34,615,678)	—	(23,181,158)
Ending balances as of September 30, 2023	15,181,000	$211,926,760	14,244,000	$203,831,640	2,828,899	$40,622,991	13,111,999	$204,678,304	9,090,900	$155,363,481
	Series B-3 Preferred Shares		Series C Preferred Shares		Series D Preferred Shares		Total Preferred Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Beginning balances as of December 31, 2022	2,100,000	$50,379,000	13,684,800	$371,816,016	11,144,336	$406,656,820	81,385,934	$1,966,283,413
Preferred Shares redemption value (decrease) increase	—	(6,804,000)	—	(44,065,056)	—	118,575,735	—	(109,913,423)
Ending balances as of March 31, 2023	2,100,000	43,575,000	13,684,800	327,750,960	11,144,336	525,232,555	81,385,934	1,856,369,990
Issuance of Preferred Shares	—	—	—	—	603,424	20,000,000	603,424	20,000,000
Preferred Shares redemption value increase (decrease)	—	84,000	—	410,544	8,556,850	8,556,850	—	9,892,302
Ending balances as of June 30, 2023	2,100,000	43,659,000	13,684,800	328,161,504	11,747,760	553,789,405	81,989,358	1,886,262,292
Preferred Shares redemption value decrease	—	(5,481,000)	—	(35,169,936)	—	(27,137,325)	—	(212,017,468)
Ending balances as of September 30, 2023	2,100,000	$38,178,000	13,684,800	$292,991,568	11,747,760	$526,652,080	81,989,358	$1,674,244,824

The major rights of our Preferred Shares are discussed below:

Voting Rights

Each holder of our Preferred Shares is entitled to the number of votes as the number of Class A ordinary shares into which each holder’s preferred shares are convertible. Preferred shareholders and ordinary shareholders vote on all matters as a single class.

Dividend Rights

In the event our board declares a dividend, our Preferred Shares are entitled to receive a non-cumulative dividend of 8% per annum based on their respective original issue price prior to any ordinary share receiving a dividend. If the declared dividend is sufficient to cover the 8% minimum dividend, then the Preferred Shares will participate in the remaining dividend amount on an as-converted basis with the ordinary shares. As of September 30, 2024, no dividends have been declared or paid on Preferred Shares.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 7 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

Conversion Rights

Our Preferred Shares have an optional conversion feature and an automatic conversion feature. Upon a conversion, the Preferred Shares are convertible into Class A ordinary shares. The current conversion ratio for our Preferred Shares is 1:1 and may change in the future due to standard antidilutive adjustments. Preferred shareholders may convert their preferred share holdings at any time in whole or in part. Our Preferred Shares will automatically convert in the event of a public offering or an alternative listing, including through merger with an existing listed company or a special-purpose acquisition company. Our Series C preferred shares will automatically convert in the event holders of more than 50% of such shares elect to convert their shares. Our Series D preferred shares will automatically convert in the event holders of more than 66% of such shares elect to convert their shares. As of September 30, 2024, no holders have elected to convert their preferred shares.

Redemption Rights

In the event an automatic conversion or liquidation event has not occurred, our Preferred Shares become redeemable at the option of the holder on the earlier of June 10, 2026, or the date in which the principal business cannot be continued due to certain adverse circumstances (e.g., material integrity problems or fraud of our cofounders, loss of our business qualification, licenses, permits, etc.). The redemption amount payable to the holders is determined as the higher of a 10% per annum return from the preferred shares original issuance date through the date of redemption or the fair market value on the redemption date. As of September 30, 2024, no event has occurred which would allow holders of our Preferred Shares to exercise their redemption option.

The following presents the aggregate and per share redemption value of each preferred share series as of September 30, 2024 and December 31, 2023:

	September 30, 2024		December 31, 2023
Series	Total	Per Share	Total	Per Share
A-1	$478,353,310	$31.51	$352,502,820	$23.22
A-2	449,825,520	$31.58	334,164,240	$23.46
A-3	89,364,919	$31.59	66,479,127	$23.50
B-1	417,092,688	$31.81	318,883,816	$24.32
B-2	292,999,707	$32.23	230,272,497	$25.33
B-3	68,103,000	$32.43	55,965,000	$26.65
C-1	452,008,944	$33.03	395,627,568	$28.91
D	571,823,381	$44.11	572,468,345	$48.73
	$2,819,571,469		$2,326,363,413

Liquidation Rights

Our Preferred Shares are entitled to a liquidation preference in the event of a liquidation event. A liquidation event may include the following items:

•        Any consolidation, reorganization, merger or any other arrangement whereby our shareholders prior to such transaction do not own at least 50% of the surviving entity.

•        A sale, lease, transfer or other disposition of all or substantially all of our assets.

•        Exclusive licensing of all or substantially all of our intellectual property rights to a third party.

•        Any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 7 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

As of September 30, 2024, no event has occurred which would allow holders of our Preferred Shares to exercise their liquidation rights.

The following presents the liquidation preferences of our preferred shares by series as of September 30, 2024 and December 31, 2023:

As of September 30, 2024
Series	Outstanding Shares	Original Issue Price	Liquidation Multiplier	Liquidation Preference
A-1	15,181,000	$0.47	1.2	$8,562,084
A-2	14,244,000	$0.95	1.0	13,531,800
A-3	2,828,899	$1.01	1.0	2,857,187
B-1	13,111,999	$2.29	1.0	30,026,478
B-2	9,090,900	$3.85	1.0	34,999,965
B-3	2,100,000	$5.00	1.0	10,500,000
C-1	13,684,800	$8.41	1.0	115,089,168
D	12,963,577	$33.14	1.0	429,612,942
Aggregate liquidation preference				$645,179,624
As of December 31, 2023
Series	Outstanding Shares	Original Issue Price	Liquidation Multiplier	Liquidation Preference
A-1	15,181,000	$0.46	1.2	$8,379,912
A-2	14,244,000	$0.94	1.0	13,389,360
A-3	2,828,899	$0.99	1.0	2,800,610
B-1	13,111,999	$2.29	1.0	30,026,477
B-2	9,090,900	$3.85	1.0	34,999,965
B-3	2,100,000	$5.00	1.0	10,500,000
C-1	13,684,800	$8.41	1.0	115,089,168
D	11,747,760	$33.14	1.0	389,320,766
Aggregate liquidation preference				$604,506,258

In an event of liquidation, the order of liquidation distribution is first Series D followed by Series C, B-3, B-2, B-1, A-3, A-2 and then A-1. If in the event of a liquidation our assets are insufficient to distribute and satisfy a particular Series’ liquidation preference in its entirety, then the assets available for distribution will be distributed ratably in proportion to the holders of that respective preferred series’ liquidation preference.

Right of Participation

Our holders of Preferred Shares (“Participation Right Holders”) have rights of participation (“Right of Participation”) with respect to the issuance of new equity securities. The Right of Participation does not apply to the following issuances of securities:

•        Ordinary shares issued or reserved under our Global Share Incentive Plan.

•        Ordinary shares issued in connection with a share split, consolidation or share dividend.

•        Ordinary shares issuable upon conversion of our Preferred Shares.

•        Equity securities issued in connection with a public offering.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 7 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

•        Any equity securities issued in connection with the acquisition of another corporation or entity by consolidation, merger, purchase of assets, or other reorganization in which we acquire, in a single transaction or a series of related transactions, all or substantially all assets of other corporation or entity or 50% percent or more of the equity ownership or voting power of such other corporation or entity.

The Right of Participation shall immediately and automatically expire, terminate, and cease to have any force or effect upon the consummation of a public listing or upon receipt by Participation Right Holders of all liquidation proceeds payable in accordance with our articles following a liquidation event.

NOTE 8 — ORDINARY SHARES

We have two authorized classes of ordinary share capital: Class A and Class B ordinary shares (collectively, referred to as Ordinary Shares). As of September 30, 2024 and December 31, 2023, we had authorized Class A ordinary shares of 381,196,454 and had 41,469,123 and 40,805,341 Class A ordinary shares outstanding, respectively. As of September 30, 2024 and December 31, 2023, we had authorized Class B ordinary shares of 33,561,948 and had no Class B ordinary shares issued or outstanding.

The par value of our Ordinary Shares is $0.0001 per share. Our Class B ordinary shares are reserved for our founders as the Class A ordinary shares held by our founders are automatically convertible into an equal number of Class B ordinary shares immediately upon the completion of a public offering or an alternative listing, including through merger with an existing listed company or a special-purpose acquisition company. With the exception for voting and conversion rights, the Class A and Class B ordinary shares are identical.

Voting Rights

Our Class A ordinary shares are entitled to one vote, and our Class B ordinary shares are entitled to 20 votes. Class A and Class B vote together as one class on all matters requiring a shareholder vote.

Conversion Rights

As mentioned above, our Class A ordinary shares held by our founders are convertible into Class B upon a public offering or alternative listing. No other Class A ordinary shares may be converted into Class B ordinary shares. As of September 30, 2024 and December 31, 2023, our founders own 33,561,948 of Class A ordinary shares that may convert into an equal amount of Class B ordinary shares in the future.

Dividend Rights

Subject to the rights of our Preferred Shares, the holders of our Ordinary Shares will be entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. As of September 30, 2024, we have not declared or paid a dividend.

Right to Receive Liquidation Distributions

If we liquidate, dissolve or wind up, after all liabilities and, if applicable, the holders of our Preferred Shares have been paid in full according to their respective liquidation preference, the holders of our Ordinary Shares will be entitled to share ratably in all remaining assets.

No Preemptive or Similar Rights

The rights, preferences and privileges of the holders of our Ordinary Shares are subject to, and may be adversely affected by, the rights of the holders of our Preferred Shares. Our Ordinary Shares have no preemptive rights or similar rights with respect to a conversion of Preferred Shares, which may result in significant dilution.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 8 — ORDINARY SHARES (cont.)

Treasury Shares

As of September 30, 2024 and December 31, 2023, Webull Partners Limited, our share-award platform entity for certain employees, has been issued a total of 3,413,304 Class A ordinary shares. Of such shares, 2,155,793 and 1,492,011 are accounted for as issued and outstanding as they relate to certain exercises of employee options and vested RSAs as of September 30, 2024 and December 31, 2023, respectively. The remaining balance of 1,257,511 as of September 30, 2024 is reserved for future vesting of RSAs and option exercises. We have treated the reserved share amount as issued but not outstanding and presented them as treasury shares in our consolidated statement of financial position and consolidated statement of changes in shareholders’ deficit. The treasury shares have no cost basis.

NOTE 9 — SHARE-BASED COMPENSATION

We have established a Global Share Incentive Plan (the “Incentive Plan”) for the purpose of providing share-based compensation as incentives and rewards to employees and consultants. As of September 30, 2024, the Incentive Plan has reserved 18,168,245 shares for share-based awards. The Incentive Plan may issue share-based awards in the form of equity options (“Share Options”), restricted share units (“RSUs”), and restricted share awards (“RSAs”).

Our share-based awards generally vest in accordance with the following schedule:

•        50% at the second anniversary of the grant date

•        25% at the third anniversary of the grant date

•        25% at the fourth anniversary of the grant date

Vesting commences on the grant date. Upon termination of employment, unvested share-based awards are subject to forfeiture. The share-based awards are not transferable and may not be sold, pledged or otherwise transferred, and grantees are not entitled to vote the restricted shares or receive dividends paid on the restricted shares.

Share Options

For the nine months ended September 30, 2024 and 2023, we granted 1,056,680 and 936,900 Share Options, respectively, to employees with a weighted average grant-date fair value of $22.05 and $14.04 per option, respectively. We estimated the fair value of the Share Options on the date of grant with the assistance of an independent third-party valuation specialist. The fair value of the Share Options was determined using the binomial option pricing model. The following are the significant assumptions used in the model:

	For the Nine Months Ended September 30,
	2024	2023
Dividend yield	0%	0%
Risk-free interest rate	2.26%	3.8%
Expected volatility(1)	60.0%	50.0%
Expected term	2.75 years	2.75 years

____________

(1)      Expected volatility of the underlying ordinary shares of the Company was estimated based on the average historical volatility of comparable companies for the period before grant date with time frames equal to the life of the options.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 9 — SHARE-BASED COMPENSATION (cont.)

A summary of the Share Option activity for the nine months ended September 30, 2024 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in Years)
Outstanding at January 1, 2024	9,180,165	$0.46	5.98	$201,186,310
Granted	1,056,680	$0.46
Exercised	(130,436)	$0.46		$4,038,600
Cancelled/forfeited	(366,511)	$0.46
Outstanding at September 30, 2024	9,739,898	$0.47	5.53	$301,453,053
Exercisable at September 30, 2024	7,234,524	$0.47	4.61	$223,910,906

There were 130,436 options exercised for proceeds of $48,991 during the nine months ended September 30, 2024.

As of September 30, 2024, unrecognized compensation expense related to Share Options was $20,663,513 and expected to be recognized over a weighted-average period of 1.18 years.

The following is a summary of the non-vested Share Option activity for the nine months ended September 30, 2024:

	Options	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2024	2,887,671	$14.08
Granted	1,056,680	$22.05
Vested	(1,031,281)	$13.55
Exercised	(44,186)	$14.04
Cancelled/forfeited	(363,511)	$16.51
Non-vested at September 30, 2024	2,505,373	$17.25

The total fair value of options vested during the nine months ended September 30, 2024 was $13,978,795.

A summary of the Share Option activity for the nine months ended September 30, 2023 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in Years)
Outstanding at January 1, 2023	8,548,468	$0.47	6.63	$119,910,750
Granted	936,900	$0.48
Exercised	—	$—		$—
Cancelled/forfeited	(320,421)	$0.47
Outstanding at September 30, 2023	9,164,947	$0.45	6.43	$103,740,361
Exercisable at September 30, 2023	5,925,346	$0.45	5.16	$67,070,494

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 9 — SHARE-BASED COMPENSATION (cont.)

As of September 30, 2023, unrecognized compensation expense related to Share Options was $19,011,568 and expected to be recognized over a weighted-average period of 1.23 years.

The following is a summary of the non-vested Share Option activity for the nine months ended September 30, 2023:

	Options	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2023	3,630,502	$12.36
Granted	936,900	$14.04
Vested	(1,186,221)	$9.96
Exercised	—	$—
Cancelled/forfeited	(141,580)	$16.72
Non-vested at September 30, 2023	3,239,601	$13.47

The total fair value of options vested during the nine months ended September 30, 2023 was $11,814,761.

Restricted Share Units (“RSUs”)

We granted 847,052 and 496,850 of RSUs during the nine months ended September 30, 2024 and 2023, respectively. We used an independent fair value specialist to assist us with estimating the fair value of our ordinary shares on the grant date. The fair value used for RSUs granted during the nine months ended September 30, 2024 and 2023 was $22.56 and $14.50, respectively.

A summary of the Restricted Share Unit activity for the nine months ended September 30, 2024, is as follows:

	RSUs	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2024	1,490,265	$14.71
Granted	847,052	$22.56
Cancelled/forfeited	(20,277)	$20.80
Outstanding at September 30, 2024	2,317,039	$17.46

As of September 30, 2024, the total unrecognized compensation expense related to RSUs was $15,773,881 and expected to be recognized over a weighted average period of approximately 1.31 years.

A summary of the Restricted Share Unit activity for the nine months ended September 30, 2023, is as follows:

	RSUs	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2023	1,026,537	$14.91
Granted	496,850	$14.50
Cancelled/forfeited	(37,622)	$16.81
Outstanding at September 30, 2023	1,485,765	$14.72

As of September 30, 2023, the total unrecognized compensation expense related to RSUs was $8,850,442 and expected to be recognized over a weighted average period of approximately 1.24 years.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 9 — SHARE-BASED COMPENSATION (cont.)

The following is a summary of the non-vested Restricted Share Unit activity for the nine months ended September 30, 2024:

	RSUs	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2024	1,092,144	$16.33
Granted	847,052	$22.56
Vested	(320,789)	$17.54
Cancelled/forfeited	(20,277)	$20.80
Non-vested at September 30, 2024	1,598,130	$19.21

The total fair value of RSUs vested during the nine months ended September 30, 2024, was $5,625,459.

The following is a summary of the non-vested Restricted Share Unit activity for the nine months ended September 30, 2023:

	RSUs	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2023	876,955	$16.24
Granted	496,850	$14.50
Vested	(216,754)	$12.05
Cancelled/forfeited	(37,622)	$16.81
Non-vested at September 30, 2023	1,119,429	$16.26

The total fair value of RSUs vested during the nine months ended September 30, 2023, was $2,611,886.

Restricted Share Award (“RSAs”)

On January 1, 2024, we granted 147,715 immediately vested RSAs with a weighted average grant-date fair value of $22.38. We did not grant any RSAs during the nine months ended September 30, 2023. A summary of the Restricted Share Award activity for the nine months ended September 30, 2024, is as follows:

	RSAs	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2024	1,542,522	$9.58
Granted	147,715	$22.38
Cancelled/forfeited	—	$—
Outstanding at September 30, 2024	1,690,237	$10.70

As of September 30, 2024, the total unrecognized compensation expense related to RSAs was $544,838 and expected to be recognized over a weighted average period of approximately 0.49 years.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 9 — SHARE-BASED COMPENSATION (cont.)

A summary of the Restricted Share Award activity for the nine months ended September 30, 2023, is as follows:

	RSAs	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2023	1,542,522	$9.58
Granted	—	$—
Cancelled/forfeited	—	$—
Outstanding at September 30, 2023	1,542,522	$9.58

As of September 30, 2023, the total unrecognized compensation expense related to RSAs was $2,219,333 and expected to be recognized over a weighted average period of approximately 1.14 years.

A summary of the non-vested Restricted Share Award activity for the nine months ended September 30, 2024, is as follows:

	RSAs	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2024	771,263	$9.58
Granted	147,715	$22.38
Vested	(533,346)	$13.13
Cancelled/forfeited	—	$—
Non-vested at September 30, 2024	385,632	$9.58

The total fair value of RSAs vested during the nine months ended September 30, 2024 was $7,000,507.

A summary of the non-vested Restricted Share Award activity for the nine months ended September 30, 2023, is as follows:

	RSAs	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2023	1,165,170	$9.58
Granted	—	$—
Vested	(393,908)	$9.58
Cancelled/forfeited	—	$—
Non-vested at September 30, 2023	771,262	$9.58

The total fair value of RSAs vested during the nine months ended September 30, 2023 was $3,773,960.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 9 — SHARE-BASED COMPENSATION (cont.)

Compensation Expense Allocation

We recognized compensation expense from share-based awards in the amount of $25,966,041 and $23,338,882 for the nine months ended September 30, 2024 and 2023, using the graded vesting method of attribution. We account for forfeitures as they occur. The compensation expense was recorded in the consolidated statement of operations and comprehensive (loss) income for the nine months ended September 30, 2024 and 2023 as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
General and administrative	$2,784,044	$4,384,820	$17,908,691	$15,889,921
Technology and development	2,048,941	1,742,044	6,511,939	6,068,525
Marketing and branding	522,122	519,528	1,545,411	1,380,436
Total	$5,355,107	$6,646,392	$25,966,041	$23,338,882

We did not recognize a tax benefit related to share-based compensation for the nine months ended September 30, 2024 and 2023.

NOTE 10 — NET INCOME (LOSS) PER SHARE

The following presents the calculation of basic and diluted (loss) income per share for the three and nine months ended September 30, 2024 and 2023:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Basis EPS:
Numerator
(Loss) income from continuing operations attributable to the Company	$(9,449,846)	$7,148,575	$(33,455,633)	$17,819,103
Preferred shares redemption value decrease (increase)	645,893,351	212,017,468	(452,910,774)	312,038,589
Income (loss) from continuing operations attributable to ordinary shareholders	636,443,505	219,166,043	(486,366,407)	329,857,692
Denominator
Weighted-average shares outstanding – basic	41,924,278	40,805,341	41,278,926	40,632,195
Basic earnings (loss) per share	$15.18	$5.37	$(11.78)	$8.12

Diluted EPS:
Numerator
Income (loss) from continuing operations attributable to ordinary shareholders	636,443,505	219,166,043	(486,366,407)	329,857,692
Effect of convertible redeemable preferred shares	—	(212,017,468)	—	(312,038,589)
Income (loss) from continuing operations attributable to ordinary shareholders	636,443,505	7,148,575	(486,366,407)	17,819,103
Denominator
Weighted-average shares outstanding – basic	41,924,278	40,805,341	41,278,926	40,632,195
Effect of dilutive securities:
Options	—	9,033,892	—	9,076,360
RSUs	—	365,933	—	322,339
RSAs	—	477,642	—	477,642
Convertible redeemable preferred shares	—	81,989,358	—	81,750,641
Weighted-average common shares outstanding – diluted	41,924,278	132,672,166	41,278,926	132,259,177
Dilutive earnings per share	$15.18	$0.05	$(11.78)	$0.13

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 10 — NET INCOME (LOSS) PER SHARE (cont.)

The following table summarizes potential ordinary shares outstanding that were excluded from the calculation of diluted net loss per ordinary share, because their effect would have been anti-dilutive:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Options	9,739,898	—	9,739,898	—
RSAs	1,690,237	—	1,690,237	—
RSUs	2,317,039	—	2,317,039	—
Convertible redeemable preferred shares:
Series A-1	15,181,000	—	15,181,000	—
Series A-2	14,244,000	—	14,244,000	—
Series A-3	2,828,899	—	2,828,899	—
Series B-1	13,111,999	—	13,111,999	—
Series B-2	9,090,900	—	9,090,900	—
Series B-3	2,100,000	—	2,100,000	—
Series C	13,684,800	—	13,684,800	—
Series D	12,963,577	—	12,963,577	—
Total convertible redeemable preferred shares	83,205,175	—	83,205,175	—
Total potential ordinary shares outstanding	96,952,349	—	96,952,349	—

NOTE 11 — REVENUES

The following tables present a breakdown of our revenue categories presented within our condensed consolidated statements of operations and comprehensive income (loss) for the three and nine months ended September 30, 2024 and 2023.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Equity and Option Order Flow Income:
Option order flow rebates	$35,240,227	$35,984,733	$95,385,591	$111,791,307
Equity order flow rebates	16,185,233	11,960,039	43,268,921	39,205,288
Total	$51,425,460	$47,944,772	$138,654,512	$150,996,595

Interest and Other Related Income:
Stock lending	$7,345,627	$14,216,349	$20,821,756	$50,415,185
Margin financing	8,109,516	6,448,826	22,519,162	17,259,794
Client bank deposits	14,143,968	16,461,849	43,606,427	47,109,752
Corporate bank deposits	3,383,968	3,686,563	10,432,154	10,670,274
Total	$32,983,079	$40,813,587	$97,379,499	$125,455,005

Handling Charge Income:
Options	$7,399,177	$7,244,922	$21,405,187	$20,534,399
Platform and trading fees	7,073,679	607,136	14,949,804	1,160,701
Total	$14,472,856	$7,852,058	$36,354,991	$21,695,100

Other Revenue:
Data subscription income	$1,894,872	$1,831,304	$5,282,773	$5,125,509
Co-marketing income	37,517	70,472	225,047	361,635
Syndicate fees	163,077	303,271	549,345	620,556
Lease income	303,082	307,034	870,913	818,039
Other	601,707	491,019	3,208,378	504,859
Total	$3,000,255	$3,003,100	$10,136,456	$7,430,598

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 12 — OPERATING EXPENSES

The following tables present a breakdown of our expense categories as presented within our condensed consolidated statements of operations and other comprehensive (loss) income for the three and nine months ended September 30, 2024 and 2023.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Brokerage and Transaction:
Clearing and operation cost	$13,128,199	$10,713,227	$37,368,776	$32,047,244
Market and data fees	3,927,592	3,375,464	11,401,637	9,407,960
Handling charge expense	2,787,532	2,589,195	7,968,983	7,428,634
Total	$19,843,323	$16,677,886	$56,739,396	$48,883,838

Technology and Development:
Employee compensation benefits	$11,320,683	$8,398,263	$31,216,652	$28,095,339
Cloud service fees	3,109,320	2,913,452	9,750,473	8,561,216
System costs	2,010,791	1,294,300	5,363,897	3,088,500
Total	$16,440,794	$12,606,015	$46,331,022	$39,745,055

Marketing and Branding:
Advertising and promotions	$34,890,452	$19,498,165	$92,028,871	$65,608,730
Free stock promotions	12,258,405	2,973,480	21,122,416	35,748,673
Employee compensation and benefits	1,759,181	1,978,603	4,765,528	4,119,851
Total	$48,908,038	$24,450,248	$117,916,815	$105,477,254

General and Administrative:
Employee compensation and benefits	$16,893,676	$21,887,355	$57,520,057	$52,263,627
Compliance fees	1,316,328	1,499,936	8,546,164	3,993,552
Office related	3,793,626	2,551,419	10,570,009	7,537,490
Professional services	3,279,780	1,879,813	8,763,378	6,667,467
Depreciation and amortization of right-of-use assets	1,845,129	1,072,158	4,817,166	3,292,506
Other	275,142	461,611	711,703	500,629
Total	$27,403,681	$29,352,292	$90,928,477	$74,255,271

NOTE 13 — INCOME TAXES

Our interim period tax provisions are based on the actual year to date effective tax rate (“ETR”), as allowed by Accounting Standards Codification (“ASC”) 740-270-30-18, “Income Taxes — Interim Reporting,”. This method is applied when the application of the estimated annual effective tax rate is impractical because it is not possible to reliably estimate the annual effective tax rate. The discrete method treats the year-to-date period as if it was the annual period and determines the income tax expense or benefit on that basis. The Company believes that, at this time, the use of this method is more appropriate than the annual effective tax rate method as (i) the estimated annual effective tax rate method is not reliable due to the high degree of uncertainty in estimating annual pretax earnings at the jurisdictional and subsidiary levels and (ii) the Company’s ongoing assessment that the recoverability of its deferred tax assets is not likely in jurisdictions which are not profitable.

Our ETR was (15.14)% and 51.8% for the nine months ended September 30, 2024 and 2023, which was different than our Cayman island statutory income tax rate of 0% primarily due to tax accruals in jurisdictions with rates different than our statutory rate and the recognition of full valuation allowances on deferred tax assets with respect to jurisdictions in which we are not profitable.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Commitments

On December 5, 2023, Hunan Shuibao Zhiye Co. Ltd., a subsidiary of ours located in Changsha, China, entered into an agreement with the Hunan Xiangjiang New District Administrative Committee for the right to use 288,680 square feet of land located in Riverside New Town Area, Yuelu District for the purposes of constructing a research and development center (the “Land Use Agreement”). The Land Use Agreement requires that construction be completed by December 31, 2026. The Land Use Agreement expires on December 4, 2063.

Contingencies

General Matters

We are subject to contingencies arising in the ordinary course of our business, including contingencies related to legal, regulatory, non-income tax and other matters. We record an accrual for loss contingencies at management’s best estimate when we determine that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the reasonable estimate is a range and no amount within that range is considered a better estimate than any other amount, an accrual is recorded based on the bottom amount of the range. If a loss is not probable, or a probable loss cannot be reasonably estimated, no accrual is recorded. Amounts accrued for contingencies in the aggregate were $1,425,000 and $970,000 as of September 30, 2024 and December 31, 2023, respectively.

Regulatory Matters

The securities industry is highly regulated and many aspects of our business involve substantial risk of liability. Recently, there has been an increase in litigation and regulatory investigations involving the brokerage and cryptocurrency industries. Federal and state regulators, exchanges, or other SROs investigate issues related to regulatory compliance that may result in enforcement action. We are also subject to periodic regulatory audits and inspections that could in the future lead to enforcement investigations or actions.

Indemnification Agreement

We have an indemnification obligation to our clearing broker for any debit balance in customer accounts that are on an introduced basis. Debit balances may result from, but not limited to, fraudulent, unlawful, or otherwise customer behavior and insufficient collateral with respect to customers’ margin/securities lending balances. We had estimated and recorded a contingent liability in the amount of $782,675 as of December 31, 2023 with regard to this indemnification obligation. We determined we had no contingent indemnification obligation as of September 30, 2024.

Business Combination

On February 27, 2024, Webull Corporation, Feather Sound I, Inc. and Feather Sound II, Inc. entered into a business combination agreement (the “BCA”) with SK Growth Opportunities Corporation (“SKGR”), an exempted company limited by shares incorporated under the laws of the Cayman Islands. The BCA was unanimously approved by the board of directors of Webull and SKGR, and the closing of the transactions as contemplated by the BCA is subject to the satisfaction of certain customary closing conditions. As the acquisition date has not yet occurred, the initial accounting treatment related to the acquisition has not been finalized as of the date these condensed consolidated financial statements were issued.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 15 — FAIR VALUE MEASUREMENT

Our financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2024 are as follows:

	Level 1	Level 2	Level 3	Total
Assets
Financial instruments owned
Equities(1)	$632,229	$—	$—	$632,229
U.S Treasury Bills(2)	362,341,878	—	—	362,341,878
Customer-held fractional shares	88,564,905	—	—	88,564,905
Total financial assets	$451,539,012	$—	$—	$451,539,012

Liabilities
Financial instruments sold not yet purchased(3)
Equity options	$70	$—	$—	$70
Fractional share repurchase obligation(3)	88,564,905	—	—	88,564,905
Total financial liabilities	$88,564,975	$—	$—	$88,564,975

____________

(1)      Fair value of equities are classified within prepaid expenses and other current assets on our condensed consolidated statements of financial position.

(2)      Represents U.S. Treasury Bills with an original maturity of less than 90 days and are included within cash equivalents within our condensed consolidated statements of financial position.

(3)      Fair value of obligation is classified within payables due to customers on the condensed consolidated statements of financial position.

During the nine months ended September 30, 2024, there were no transfers between levels for financial assets and liabilities.

Our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 are as follows:

	Level 1	Level 2	Level 3	Total
Assets
Financial instruments owned(1)
Equities	$562,051	$—	$—	$562,051
U.S Treasury Bills(2)	189,143,720	—	—	189,143,720
Customer-held fractional shares	45,528,829	—	—	45,528,829
Total financial assets	$235,234,600	$—	$—	$235,234,600

Liabilities
Financial instruments sold not yet purchased
Equity options	$2,083	$—	$—	$2,083
Fractional share repurchase obligation(3)	45,528,829	—	—	45,528,829
Total financial liabilities	$45,530,912	$—	$—	$45,530,912

____________

(1)      Fair value of financial instruments owned are classified within prepaid expenses and other current assets on our condensed consolidated statements of financial position.

(2)      Represents U.S. Treasury Bills with an original maturity of less than 90 days and are included within cash equivalents within our condensed consolidated statements of financial position.

(3)      Fair value of obligation is classified within payables due to customers on our condensed consolidated statements of financial position.

During the year ended December 31, 2023, there were no transfers between levels for financial assets and liabilities.

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 16 — RELATED PARTY BALANCES AND TRANSACTIONS

Revenues, Expenses and Receivables

Apex Clearing, LLC (“Apex Clearing”) is controlled by Peak 6, a minority common and preferred shareholder of Webull Corporation. Until April 1, 2023, Apex Crypto, LLC (“Apex Crypto”) was controlled by Peak 6 and considered a related party because Matthew Hulsizer is a co-founder of Peak 6 and served as a board member of Webull Corporation until May 9, 2024.

The following table presents related party revenue and expenses for the three and nine months ended September 30, 2024 and 2023, and related party receivables as of September 30, 2024 and December 31, 2023, in connection with Apex Clearing and Apex Crypto entities.

		For the Three Months Ended September 30,		For the Nine Months Ended September 30,
		2024	2023	2024	2023
Revenue earned from related parties
Apex Clearing	(a)	$—	$39,713,375	$34,538,949	$126,748,255
Apex Crypto	(b)	—	—	—	2,159,091
Total related party revenue		$—	$39,713,375	$34,538,949	$128,907,346

Expenses incurred from related parties
Apex Clearing	(a)	$—	$12,216,099	$14,285,014	$32,670,741
Apex Crypto	(b)	—	—	—	111,963
Total related party expenses		$—	$12,216,099	$14,285,014	$32,782,704
		September 30, 2024	December 31, 2023
Amounts due from related parties
Apex Clearing	(a)	$—	$45,804,660
Total amount due from related parties		$—	$45,804,660

____________

(a)      Apex Clearing is our clearing broker. Apex Clearing was considered a related party until May 9, 2024, the date Matthew Hulsizer resigned from our board of directors. We receive revenue from Apex Clearing that primarily represents interest and fully paid stock lending income derived from cash balances and positions on accounts we have introduced to Apex Clearing. Expenses primarily represent clearing costs. The revenue and expenses in the above table are through May 9, 2024, the date Apex Clearing was no longer determined to be a related party. As of December 2023, we were owed $45,804,660 from Apex Clearing. We have classified this receivable within receivables from brokers, dealers, and clearing organizations in our unaudited condensed consolidated statements of financial position.

(b)      Represents the revenue and expenses of Webull Pay, LLC prior to its spin-off and while Apex Crypto was considered a related party. Webull Pay, LLC had a Software and Services Agreement with Apex Crypto whereby we earned fee revenue determined by a volume-based tiered pricing model based upon the notional value of the trading activity of our platform users that entered into digital-asset trading transactions with Apex Crypto. Expenses from Apex Crypto represent advertising and marketing expenses related to the Software and Services Agreement. We have classified the revenue and expenses within discontinued operations within our unaudited condensed consolidated statements of operations and comprehensive income (loss).

Webull Corporation
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2024

NOTE 17 — REVOLVING CREDIT AGREEMENT

On September 6, 2024, Webull Financial, LLC, our U.S. broker dealer subsidiary (“Webull Financial”), as borrower, and Webull Corporation, as guarantor, entered into a revolving credit agreement with a national bank (the “Revolving Loan”). The Revolving Loan provides for loans up to an aggregate principal amount of $75,000,000. The Revolving Loan’s outstanding principal is prepayable in whole or in part and any outstanding principal matures on September 5, 2025.

The Revolving Loan requires monthly interest payments made in arrears. The interest payments are calculated using a daily rate that is based on the greater of (i) the secured overnight financing rate as administered by the Federal Reserve Bank of New York for such day plus 0.11448%, (ii) the Federal Funds Rate for such day, and (iii) 0.25% plus 2.5% per annum, which was 7.58% as of September 30, 2024. We did not incur or pay any interest in connection with the Revolving Loan for the nine months ended September 30, 2024. As of September 30, 2024, we had not borrowed under the Revolving Loan.

The Revolving Loan contains financial covenants. Webull Financial shall at all times maintain (i) a tangible net worth of not less than $110,000,000, (ii) excess met capital of not less than $75,000,000, and (iii) a total assets to total regulatory capital ratio of not more than 8.0 to 1.0. As of September 30, 2024, Webull Financial was in compliance with the Revolving Loan’s financial covenants.

NOTE 18 — SUBSEQUENT EVENTS

We have evaluated subsequent events for recognition and disclosure through December 12, 2024, the date our condensed consolidated financial statements were issued.

Business Combination

As previously disclosed, on February 27, 2024, Webull Corporation, Feather Sound I and Feather Sound II entered into a business combination agreement (the “BCA”) with SK Growth Opportunities Corporation (“SKGR”), an exempted company limited by shares incorporated under the laws of the Cayman Islands.

On December 5, 2024, the parties to the BCA entered into an Amendment to Business Combination Agreement (the “Amended BCA”). The Amended BCA provides for, among other things, (i) a change in the agreed upon enterprise value from $7,500,000,000 to $5,000,000,000 and (ii) the issuance of an aggregate of 20,000,000 incentive warrants to certain shareholders of Webull.

The Amended BCA was unanimously approved by the board of directors of Webull and SKGR, and the closing of the transactions as contemplated by the BCA is subject to the satisfaction of certain customary closing conditions.

As the acquisition date has not yet occurred, the initial accounting treatment related to the acquisition has not been finalized as of the date the condensed consolidated financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

SK Growth Opportunities Corporation:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SK Growth Opportunities Corporation (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2023 and 2022 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by September 30, 2024, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 29, 2024

PCAOB ID Number 100

SK GROWTH OPPORTUNITIES CORPORATION
BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash	$163,718	$515,410
Prepaid expenses	209,750	415,866
Total current assets	373,468	931,276
Non-current assets:
Prepaid expenses – non-current	—	204,750
Investments held in Trust Account	109,573,279	217,645,818
Total non-current assets	109,573,279	217,850,568
Total Assets	$109,946,747	$218,781,844
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$107,223	$2,331
Accrued expenses	1,204,161	300,481
Promissory Note	380,000	—
Overfunding loan	5,240,000	5,240,000
Total current liabilities	6,931,384	5,542,812
Non-current liabilities:
Deferred underwriting and advisory fees	7,336,000	7,336,000
Total non-current liabilities	7,336,000	7,336,000
Total liabilities	14,267,384	12,878,812
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 9,000,000,000 shares authorized; 10,056,597 and 20,960,000 shares subject to possible redemption at approximately $10.89 and $10.38 per share as of December 31, 2023 and 2022, respectively	109,473,279	217,545,818
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 990,000 shares authorized; none issued or outstanding as of December 31, 2023 and 2022	—	—
Class A ordinary shares, $0.0001 par value; 9,000,000,000 shares authorized; no non-redeemable shares issued or outstanding as of December 31, 2023 and 2022	—	—
Class B ordinary shares, $0.0001 par value; 999,000,000 shares authorized; 5,240,000 shares issued and outstanding as of December 31, 2023 and 2022	524	524
Additional paid-in capital	—	—
Accumulated deficit	(13,794,440)	(11,643,310)
Total shareholders’ deficit	(13,793,916)	(11,642,786)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$109,946,747	$218,781,844

The accompanying notes are an integral part of these financial statements.

SK GROWTH OPPORTUNITIES CORPORATION
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
General and administrative expenses	$2,151,130	$717,265
Loss from operations	(2,151,130)	(717,265)
Other income:
Income from investments held in Trust Account	10,570,325	2,805,818
Fair value of shares issued pursuant to non-redemption agreement	(274,826)	—
Change in fair value of derivative liability	—	20,794
Total other income, net	10,295,499	2,826,612
Net income	$8,144,369	$2,109,347
Basic and diluted weighted average shares outstanding, Class A ordinary shares	20,870,383	10,652,308
Basic and diluted net income per share, Class A ordinary shares	$0.31	$0.13
Basic weighted average shares outstanding, Class B ordinary shares	5,240,000	5,094,945
Basic net income per share, Class B ordinary shares	$0.31	$0.13
Diluted weighted average shares outstanding, Class B ordinary shares	5,240,000	5,240,000
Diluted net income per share, Class B ordinary shares	$0.31	$0.13

The accompanying notes are an integral part of these financial statements.

SK GROWTH OPPORTUNITIES CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	5,750,000	$575	$24,425	$(33,831)	$(8,831)
Sale of private placement warrants to Sponsor in private placement	—	—	6,792,000	—	6,792,000
Fair value of warrants included in the Units sold in the Initial Public Offering (including the Over-allotment Units)	—	—	3,144,000	—	3,144,000
Offering costs associated with issuance of warrants as part of the Units in the Initial Public Offering (including the Over-allotment Units)	—	—	(199,041)	—	(199,041)
Forfeiture of Class B ordinary shares	(510,000)	(51)	51	—	—
Accretion for Class A ordinary shares to redemption amount	—	—	(9,761,435)	(13,718,826)	(23,480,261)
Net income	—	—	—	2,109,347	2,109,347
Balance – December 31, 2022	5,240,000	524	—	(11,643,310)	(11,642,786)
Accretion for Class A ordinary shares to redem ption amount	—	—	(274,826)	(10,295,499)	(10,570,325)
Fair va l ue of shares issued pursuant to non-redemption agreement	—	—	274,826	—	274,826
Net income	—	—	—	8,144,369	8,144,369
Balance – December 31, 2023	5,240,000	$524	$—	$(13,794,440)	$(13,793,916)

The accompanying notes are an integral part of these financial statements.

SK GROWTH OPPORTUNITIES CORPORATION
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$8,144,369	$2,109,347
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative liability	—	(20,794)
Income from investments held in Trust Account	(10,570,325)	(2,805,818)
Fair value of shares issued pursuant to non-redemption agreement	274,826	—
Changes in operating assets and liabilities:
Prepaid expenses	410,866	(620,616)
Accounts payable	104,892	2,331
Accrued expenses	903,680	121,650
Net cash used in operating activities	(731,692)	(1,213,900)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(214,840,000)
Cash withdrawn for redemptions	118,642,864	—
Net cash provided by (used in) investing activities	118,642,864	(214,840,000)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	300,000
Repayment of note payable to related party	—	(300,000)
Proceeds received from Overfunding Loan	—	5,240,000
Proceeds received from initial public offering and over-allotment, gross	—	209,600,000
Proceeds received from private placement	—	6,792,000
Proceeds from promissory note	380,000	—
Redemptions of common shares	(118,642,864)	—
Offering costs paid, net of reimbursement from underwriter	—	(5,062,690)
Net cash (used in) provided by financing activities	(118,262,864)	216,569,310
Net change in cash	(351,692)	515,410
Cash – beginning of the year	515,410	—
Cash – end of the year	$163,718	$515,410
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$—	$170,000
Deferred underwriting and advisory fees	$—	$7,336,000
Reversal of previous accrued offering costs	$—	$31,985

The accompanying notes are an integral part of these financial statements.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation

SK Growth Opportunities Corporation (the “Company”) is a blank check company incorporated in Cayman Islands on December 8, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from December 8, 2021 (inception) through December 31, 2023, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds held in the Trust Account (as defined below).

The Company’s sponsor is Auxo Capital Managers LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 23, 2022. On June 28, 2022, the Company consummated its Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $12.0 million, of which $7.0 million was for deferred underwriting commissions (see Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit (the “Over-Allotment Option”). On July 20, 2022, pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option, the Company sold an additional 960,000 Units, at $10.00 per Unit, generating aggregate additional gross proceeds of $9.6 million to the Company (the “Partial Over-Allotment Exercise”). On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares (as defined in Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,600,000 warrants of the Company (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating proceeds of $6.6 million (see Note 4). Substantially concurrently with the closing of the Partial Over-Allotment Exercise, the Company completed the sale of 192,000 additional Private Placement Warrants to the Sponsor (the “Additional Private Placement”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $192,000.

In addition, upon the consummation of the Initial Public Offering on June 28, 2022, the Sponsor provided the Company with the First Overfunding Loan (as defined in Note 4) in the amount of $5.0 million to deposit in the Trust Account at no interest. In connection with the Partial Over-Allotment Exercise on July 20, 2022, the Sponsor provided the Company with the Second Overfunding Loan (as defined in Note 4) in the amount of $240,000 to deposit in the Trust Account.

Upon the closing of the Initial Public Offering and the Partial Over-Allotment Exercise, approximately $214.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering, the Partial Over-Allotment Exercise the proceeds of the Overfunding Loans and certain of the proceeds of the Private Placement and the Additional Private Placement, was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation (cont.)

certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, the sale of Private Placement Warrants and the proceeds from the Overfunding Loan, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.25 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5).

The Public Shares are recognized at redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares included in the Units issued in the Company’s Initial Public Offering, without the prior consent of the Company. The holders of the Founder Shares (the “initial shareholders”) agreed not to propose an amendment to the Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation (cont.)

Combination Period (as defined below) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On December 27, 2023, the Company held an extraordinary general meeting of shareholders (the “Extension Meeting”), to (i) amend the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) to extend the date by which the Company has to consummate a business combination from December 28, 2023 to September 30, 2024, or such earlier date as the Company’s board of directors (the “Board”) may approve in accordance with the Memorandum and Articles of Association (such amendment, the “Articles Amendment” and such proposal, the “Extension Amendment Proposal”), (ii) amend the Investment Management Trust Agreement, dated June 23, 2022, by and between the Company and Continental, to extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial business combination, from December 28, 2023 to September 30, 2024, or such earlier date as the Board may approve (the “Trust Amendment Proposal”). The Extension Amendment Proposal and the Trust Amendment Proposal were approved.

In connection with the vote to approve the Articles Amendment, the holders of 10,903,403 Class A Ordinary Shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.88 per share, for an aggregate redemption amount of approximately $118,642,864.

If the Company cannot consummate the initial business combination by September 1, 2024 and it is reasonably determined by the Company and Webull (as defined below) that it may not be able to consummate the initial Business Combination by September 30, 2024, the Company shall (a) use its reasonable best efforts to cause the board of directors to approve such amendment to the memorandum and articles of association, as amended, to provide that the date by which the Company must consummate a business combination in accordance with the memorandum and articles of association, as amended, is extended from September 30, 2024 to March 31, 2025 (such period by which the Company must consummate a business combination, as amended, and as may be extended in accordance with the provisions of the Business Combination Agreement, the “Combination Period” and such proposal, the “Extension Proposal”) and resolve to recommend that the shareholders approve such Extension Proposal by special resolution, which is a resolution passed by a majority of at least two-thirds of such members of the company as, being entitled to do so, vote in person or by proxy at a general meeting, and includes a unanimous written resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from the shareholders for the Extension Proposal, which shall include, among other things, (x) a description and introduction of Webull, and (y) a statement that the Business Combination Agreement and any other transaction documents have been entered into. The Company shall discuss in good faith with Webull and agree upon the terms of the Extension Proposal, including the proposed amendments to the memorandum and articles of association and additional economic incentives, if any, to be offered to the shareholders in connection with their approval of the Extension Proposal.

If the Company is unable to consummate an initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation (cont.)

The initial shareholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.25. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.25 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On August 10, 2022, the Company announced that, effective August 15, 2022, the Company’s Class A ordinary shares and warrants comprising each issued and outstanding Unit will commence trading separately under the ticker symbols “SKGR” and “SKGW,” respectively. Holders of Units may elect to continue to hold Units or separate their Units into the component securities.

Going Concern Consideration

As of December 31, 2023, the Company had $163,718 in cash and working capital deficit of approximately $6.6 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares, and loan proceeds from the Sponsor of $300,000 under the Note (as defined in Note 4). The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 4) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants).

On October 30, 2023, the Sponsor loaned the Company $380,000 and the Company issued an unsecured promissory note in the total principal amount of up to $380,000 to the Sponsor.

On March 1, 2024, the Company issued an unsecured convertible promissory note in the total principal amount of up to nine hundred thousand dollars ($900,000) (the “Sponsor Note”) to Sponsor. The Sponsor Note does not bear interest on the unpaid principal balance and matures upon closing of the Company’s initial business

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation (cont.)

combination. In the event that the Company does not consummate an initial business combination, the Sponsor Note will be repaid solely to the extent that the Company has funds available to it, if any, outside of its trust account established in connection with its initial public offering of its securities. The proceeds of the Sponsor Note will be used to fund ongoing operating expenses of the Company. The total principal amount of the Sponsor Note may be converted, in whole or in part, at the option of the Sponsor, (i) into warrants of the Company at a price of $1.00 per warrant, with each warrant exercisable for one Class A ordinary share, par value $0.0001 per share, of the Company (“Class A Ordinary Share”), or (ii) into Class A Ordinary Shares equal to the quotient obtained by dividing (i) the amount of accrued and outstanding of the Promissory Note, by (ii) $10.00. The warrants will be identical to the private placement warrants issued to the Sponsor at the time of the initial public offering of the Company.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until September 30, 2024 (or such earlier date as the board of directors may approve in accordance with the amended and restated memorandum and articles of association), to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time, and if a Business Combination is not consummated by this date, then there will be a mandatory liquidation and subsequent dissolution of the Company.

Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the initial Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the initial Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The Russia-Ukraine conflict and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply ton on-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and 2022.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of December 31, 2023 and 2022, the assets held in the Trust Account were in money market funds.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments, including equity-linked financial instruments, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For freestanding derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

value recognized in the statements of operations each reporting period. The classification of freestanding derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

The Company evaluates embedded conversion features within convertible debt instruments to determine whether the embedded conversion and other features should be bifurcated from the debt host instrument and accounted for as a derivative in accordance with ASC 815.

The Company accounted for the warrants issued in the Initial Public Offering and the Private Placement Warrants in accordance with the guidance contained in ASC 815. Application of such guidance provides that the warrants are not precluded from equity classification. The warrants were initially measured at fair value. Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

The Partial Over-allotment option was recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognized the instrument as a liability at fair value and adjusted the instrument to fair value at each reporting period. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares and the derivative liability was extinguished.

The Non-Redemption Agreements was recognized as a derivative instrument in accordance with ASC 815. The Non-Redemption Agreements represent a right to receive shares in the future contingent upon the consummation of a business combination. Accordingly, any issuance of equity or the right to issue equity will be recorded as an equity transaction and classified as additional paid-in capital and an expense to the company in connection to the non-redeemed shares. The right to receive shares should be fair valued at inception and expensed in the period the agreement was entered into. As a result of the equity classification conclusion will not be remeasured to fair valued at each reporting period.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and advisory fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the warrants were charged to equity. Offering costs allocated to the Class A ordinary shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, 10,056,597 and 20,960,000, respectively, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

As of December 31, 2023 and 2022, the amount of Class A ordinary shares subject to possible redemption reflected on the balance sheets is reconciled in the following table:

Gross proceeds	$209,600,000
Less:
Proceeds allocated to Public Warrants	(3,144,000)
Proceeds allocated to over-allotment option	(20,794)
Class A ordinary shares issuance costs	(12,369,649)
Plus:
Accretion of carrying value to redemption value	23,480,261
Class A ordinary shares subject to possible redemption, December 31, 2022	217,545,818
Less:
Redemptions	(118,642,864)
Plus:
Accretion of carrying value to redemption value	10,570,325
Class A ordinary shares subject to possible redemption, December 31, 2023	$109,473,279

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares.

Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net income per ordinary share as the redemption value approximates fair value. Therefore, the net income per ordinary share calculation allocates income shared pro rata between Class A and Class B ordinary shares. The Company has not considered the effect of the exercise of the Public Warrants and Private Placement Warrants to purchase an aggregate of 18,992,000 shares in the calculation of diluted income per ordinary share, since the exercise of the warrants is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the years ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$6,509,905	$1,634,464	$1,426,878	$682,469
Denominator:
Weighted average ordinary shares outstanding – basic	20,870,383	5,240,000	10,652,308	5,094,945
Weighted average ordinary shares outstanding – diluted	20,870,383	5,240,000	10,652,308	5,240,000
Net income per ordinary share – basic	$0.31	$0.31	$0.13	$0.13
Net income per ordinary share – diluted	$0.31	$0.31	$0.13	$0.13

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Stock Compensation

The Company accounts for stock-based compensation expense in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

Income Taxes

Income Taxes FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2023 and 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with the Cayman Islands’ income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On June 28, 2022, the Company consummated its Initial Public Offering of 20,000,000 Units, at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $12.0 million, of which $7.0 million was for deferred underwriting commissions.

The underwriter was granted the Over-Allotment Option to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On July 20, 2022, pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option, the Company sold an additional 960,000 Units, at $10.00 per Unit, generating aggregate additional gross proceeds of $9.6 million to the Company and incurring deferred underwriting commissions of $336,000. The remaining Over-Allotment Option expired on August 7, 2022. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares (as defined in Note 4).

Each Unit consists of one share of Class A ordinary shares, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 6).

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 4 — Related Party Transactions

Founder Shares

On December 9, 2021, the sponsor purchased 8,625,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), to cover certain expenses on the Company’s behalf for an aggregate purchase price of $25,000. On February 24, 2022, 1,437,500 Class B ordinary shares were surrendered and thereupon cancelled by the Company. On May 5, 2022, 1,437,500 Class B ordinary shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of Class B ordinary shares outstanding to 5,750,000 shares. The Sponsor agreed to forfeit up to an aggregate of 750,000 Founder Shares to the extent that the option to purchase additional Units is not exercised in full by the underwriter or is reduced, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares upon the Initial Public Offering. On July 20, 2022, the Company sold an additional 960,000 Units in the Partial Over-Allotment Exercise pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares.

The initial shareholders, and the executive officers and directors of the Company, agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the completion of the initial Business Combination; and (ii) subsequent to the initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Founder Shares.

In February and March 2022, the Sponsor transferred an aggregate of 90,000 Class B ordinary shares to the Company’s independent director nominees. The sale of the Founder Shares is in the scope of ASC 718. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation will be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, generating proceeds of $6.6 million.

Substantially concurrently with the closing of the Partial Over-Allotment Exercise, the Company completed the Additional Private Placement of 192,000 additional Private Placement Warrants to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $192,000.

A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 4 — Related Party Transactions (cont.)

Related Party Loans

Promissory Note to Sponsor

The Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note, dated on December 9, 2021 and was later amended on May 5, 2022 (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed $300,000 under the Note and repaid the Note in full upon closing of the Initial Public Offering. The Note was no longer available to draw on after the consummation of the Initial Public Offering.

Overfunding Loans

On June 28, 2022, in connection with the closing of the Initial Public Offering, the Sponsor loaned the Company $5.0 million under a non-interest bearing loan agreement (the “First Overfunding Loan”) to deposit in the Trust Account. On July 20, 2022, in connection with the Partial Over-Allotment Exercise, the Sponsor provided the Company with the second Overfunding Loan in the amount of $240,000 to deposit in the Trust Account under the same terms (the “Second Overfunding Loan”, together, the “Overfunding Loans”). The Overfunding Loans will be repaid upon the closing of an initial Business Combination or converted into Class A ordinary shares at a conversion price of $10.00 per Class A ordinary share (or a combination of both), at the Sponsor’s discretion, provided that any such conversion may not occur until August 22, 2022. If the Company does not complete an initial Business Combination, it will not repay the Overfunding Loans from amounts held in the Trust Account, and the Trust Account proceeds will be distributed to the Public Shareholders; however, the Company may repay the Overfunding Loans if there are funds available outside the Trust Account to do so.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2023 and 2022, the Company had no borrowings under the Working Capital Loans.

Promissory Note

On October , 2023 , the Sponsor loaned the Company $380,000 and the Company issued an unsecured promissory note in the total principal amount of up to $380,000 to the Sponsor.

The Promissory Note does not bear interest on the unpaid principal balance and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate an initial business combination, the promissory note will be repaid solely to the extent that the Company has funds available to it, if any, outside of its trust account established in connection with its initial public offering of its securities. The proceeds of the promissory note will be used to fund ongoing operating expenses of the Company. The total principal amount of the promissory note may be converted, in whole or in part, at the option of the Sponsor into

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 4 — Related Party Transactions (cont.)

warrants of the post-business combination company at a price of $1.00 per warrant, with each warrant exercisable for one Class A ordinary share, par value $0.0001 per share, of the post-business combination company. The warrants will be identical to the private placement warrants issued to the Sponsor at the time of the initial public offering of the Company. As of December 31, 2023 and 2022, the Company had $380,000 and $0, respectively, in borrowings under the Promissory Note.

Extension Loans

In order to extend the time available for the Company to consummate its initial Business Combination by an additional three months each time, the Sponsor or its affiliates or designees may provide an Extension Loan to the Company to provide funds to deposit into the Trust Account an additional amount of $0.10 per share each time. The Extension Loan will be provided under the form of a non-interest bearing, unsecured promissory note.

Such Extension Loans may be converted into warrants upon the consummation of the initial business combination, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. If the Company completes the initial Business Combination, and the lender decides not to convert the Extension Loans into warrants, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, it will not repay such loans. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete the initial Business Combination. Except for the foregoing, the terms of such Extension Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2023 and 2022, the Company had no borrowings under the Extension Loans.

Administrative Services Agreement

On June 23, 2022, the Company entered into an agreement with an affiliate of the Sponsor, pursuant to which the Company agreed to pay such affiliate a total of $10,000 per month for secretarial and administrative support services provided to the Company through the earlier of consummation of the initial Business Combination and the Company’s liquidation. The Company incurred $120,000 in such fees included as general and administrative expenses on the accompanying statements of operations for the year ended December 31, 2023. As of December 31, 2023, the Company fully paid for such services. The Company incurred $60,000 in such fees included as general and administrative expenses on the accompanying statements of operations for the year ended December 31, 2022. As of December 31, 2022, the Company fully paid for such services.

In addition, the Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 5 — Commitments and Contingencies

Shareholder and Registration Rights

Pursuant to a registration and shareholder rights agreement entered into on June 23, 2022, the holders of Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans and Extension Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and Extension Loans), have registration rights to require the Company to register a sale of any of the securities held by them. These holders are entitled to certain demand and “piggyback”

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 5 — Commitments and Contingencies (cont.)

registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting and Advisory Agreement

The underwriter was entitled to an underwriting discount of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The Company also engaged Cohen & Company Capital Markets (“CCM”) to provide consulting and advisory services to the Company in connection with the Initial Public Offering, for which it would receive (i) an advisory fee of $400,000, paid upon the closing of the Initial Public Offering, and (ii) a deferred advisory fee of $700,000 (payable solely in the event that the Company completes the initial Business Combination. The underwriter has reimbursed a portion of its fees to cover for the fees payable to CCM.

In connection with the consummation of the Partial Over-Allotment Exercise, the underwriter and CCM were entitled to an additional fee in the aggregate amount of $192,000, paid upfront on July 20, 2022, and $336,000 in deferred underwriting and advisory commissions (net of the reimbursement from the underwriter to cover for the fees payable to CCM).

On February 27, 2024, Deutsche Bank Securities Inc., agreed to waive its entitlement to the payment of any underwriting discount due to it pursuant to the Underwiring Agreement in connection with the Company’s potential business combination with Webull.

Non-Redemption Agreements

In connection with the Extension Meeting to approve the Extension Amendment Proposal, the Company and Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with several unaffiliated third parties (the “Investors”), pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 8,530,242 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) of the Company in connection with the Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A Ordinary Shares of the Company, (i) the Sponsor agreed to surrender to the Company and forfeit for no consideration an aggregate of 1,279,536 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Ordinary Shares”) of the Company and (ii) the Company agreed to issue or cause to be issued to Investors for no additional consideration an aggregate of 1,279,536 Class A Ordinary Shares of the Company, each in connection with the Company’s completion of its initial business combination. The Non-Redemption Agreements increased the amount of funds that remain in the Company’s Trust Account following the Extension Meeting.

The Company estimated the aggregate fair value of the Class A Ordinary Shares attributable to the Investors to be $274,826 or $0.21 per share. Accordingly, in substance, it was recognized by the Company as an expense to induce these holders of the Class A shares not to redeem, with a corresponding charge to additional paid-in capital to recognize the fair value of the shares transferred as an offering cost.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 5 — Commitments and Contingencies (cont.)

The fair value of the Class A Ordinary Shares was based on a Monte Carlo model using the following significant inputs:

December 27, 2023
Stock price	$10.86
Volatility	40.00%
Term	1.59
Risk-free rate	4.44%

Note 6 — Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 990,000 preference shares, par value $0.0001 per share. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 9,000,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 10,056,597 and 20,960,000, respectively, Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and were classified outside of permanent equity on the balance sheets.

Class B Ordinary Shares — The Company is authorized to issue 999,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022, there were 5,240,000 Class B ordinary shares issued and outstanding, which amounts have been retroactively restated to reflect the share surrenders of Class B ordinary shares to the Company on February 24, 2022 and May 5, 2022 as discussed in Note 4. Of the 5,750,000 Class B ordinary shares outstanding, up to an aggregate of 750,000 shares was subject to forfeiture to the extent that the option to purchase additional Units is not exercised in full by the underwriter or is reduced, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On July 20, 2022, the Company sold an additional 960,000 Units in the Partial Over-Allotment Exercise pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares. As of December 31, 2023 and 2022, there were 5,240,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans and Extension Loans and (b) any Class A ordinary shares issued to the Sponsor upon conversion of Overfunding Loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 6 — Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit (cont.)

Warrants — As of December 31, 2023 and 2022, the Company had 10,480,000 Public Warrants and 6,792,000 Private Placement Warrants outstanding. Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the Public Warrants and the Private Placement Warrants. The Company will use its best efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants and the Private Placement Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if the Company’s ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants and Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon the Company’s redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by such shareholder) (the “Newly Issued Price”), (y) the proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of Public Warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants (i) will not be redeemable by the Company, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders (and the Class A ordinary shares issuable upon exercise of these warrants may not be transferred, assigned or sold by the holders) until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

Redemption of Public Warrants:    Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 6 — Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption, the “30-day redemption period”; and

•        if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant.

The Company will not redeem the Public Warrants as described above unless (an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the Public Warrants on a “cashless basis”. If the Company calls the Public Warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise such warrants to do so on a “cashless basis.”

Note 7 — Fair Value Measurements

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2023 and 2022 by level within the fair value hierarchy:

December 31, 2023	Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds		$109,573,279	$—	$—
December 31, 2022	Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds		$217,645,818	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels during the years ended December 31, 2023 and 2022.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

On February 27, 2024, the Company (“SPAC”), Webull Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Webull”), Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Webull (“Merger Sub I”), and Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Webull (“Merger Sub II”, collectively with Merger Sub I, the “Merger Subs” and each a “Merger Sub”), entered into a business combination agreement (the “Business Combination Agreement”).

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 8 — Subsequent Events (cont.)

Concurrently with the execution and delivery of the Business Combination Agreement, SPAC, Webull and Sponsor and certain directors (collectively, “SPAC Insiders”) have entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which, each SPAC Insider agreed, among other things, (a) at any meeting of SPAC shareholders called to seek the SPAC Shareholders’ Approval or SPAC Shareholder Extension Approval (as defined in the Business Combination Agreement), or in connection with any written consent of SPAC shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions, such SPAC Insider (i) agreed to, if a meeting is held, appear at such meeting or otherwise cause the SPAC Class B Ordinary Shares held by such SPAC Insider to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted the SPAC Class B Ordinary Shares held by such SPAC Insider in favor of the SPAC Shareholders’ Approval or the SPAC Shareholder Extension Approval; and (b) subject to the exceptions set forth in the Sponsor Support Agreement, agreed to become subject to certain transfer restrictions with respect to (i) any Company Ordinary Shares held by each SPAC Insider immediately after the First Merger Effective Time during a period of twelve (12) months from and after the Closing Date, (ii) Company Warrants or Class A Ordinary Shares underlying such warrants held by each SPAC Insiders immediately after the First Effective Time until thirty (30) days after the Closing Date.

Sponsor also agreed to forfeit for no consideration up to 2,000,000 SPAC Class B Ordinary Shares held by Sponsor in connection with the execution of additional Non-Redemption Agreements following the date of the Business Combination Agreement. In addition, on the terms and subject to the conditions of the Sponsor Support Agreement, Webull agreed to indemnify Sponsor and each other SPAC Insider for any U.S. federal (and applicable U.S. state and U.S. local) income taxes, together with any interests and penalties (the “Indemnifiable Amounts”) payable by Sponsor or the SPAC Insiders, as applicable, solely arising from or attributable to the failure of the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or as an exchange described in Section 351 of the Code, provided, however, that the Company shall not have any liability in respect of any Indemnifiable Amounts to the extent that the aggregate amount of such Indemnifiable Amounts exceeds $5,000,000.

On February 27, 2024, Deutsche Bank Securities Inc., agreed to waive its entitlement to the payment of any underwriting discount due to it pursuant to the Underwiring Agreement in connection with the Company’s potential business combination with Webull.

On March 1, 2024, the Company issued an unsecured convertible promissory note in the total principal amount of up to nine hundred thousand dollars ($900,000) (the “Sponsor Note”) to Sponsor. The Sponsor Note does not bear interest on the unpaid principal balance and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate an initial business combination, the Sponsor Note will be repaid solely to the extent that the Company has funds available to it, if any, outside of its trust account established in connection with its initial public offering of its securities. The proceeds of the Sponsor Note will be used to fund ongoing operating expenses of the Company. The total principal amount of the Sponsor Note may be converted, in whole or in part, at the option of the Sponsor, (i) into warrants of the Company at a price of $1.00 per warrant, with each warrant exercisable for one Class A ordinary share, par value $0.0001 per share, of the Company (“Class A Ordinary Share”), or (ii) into Class A Ordinary Shares equal to the quotient obtained by dividing (i) the amount of accrued and outstanding of the Promissory Note, by (ii) $10.00. The warrants will be identical to the private placement warrants issued to the Sponsor at the time of the initial public offering of the Company.

SK GROWTH OPPORTUNITIES CORPORATION
CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(unaudited)
Assets:
Current assets:
Cash	$621,449	$163,718
Prepaid expenses	27,750	209,750
Total current assets	649,199	373,468

Investments held in Trust Account	113,898,350	109,573,279
Total Assets	$114,547,549	$109,946,747

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$10,525	$107,223
Accrued expenses	2,084,183	1,204,161
Extension payment payable	279,489	—
Sponsor Note	1,720,000	380,000
Ordinary Class A shares to be redeemed	3,663,464	—
Total current liabilities	7,757,661	1,691,384

Non-current liabilities:
Overfunding loan	5,240,000	5,240,000
Deferred underwriting and advisory fees	7,336,000	7,336,000
Total non-current liabilities	12,576,000	12,576,000
Total liabilities	20,333,661	14,267,384

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 9,000,000,000 shares authorized; 9,732,960 and 10,056,597 shares subject to possible redemption at approximately $11.32 and $10.89 per share as of September 30, 2024 and December 31, 2023, respectively	110,134,886	109,473,279

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 990,000 shares authorized; none issued or outstanding as of September 30, 2024 and December 31, 2023	—	—
Class A ordinary shares, $0.0001 par value; 9,000,000,000 shares authorized; no non-redeemable shares issued or outstanding (excluding 9,732,960 shares subject to possible redemption) as of September 30, 2024 and December 31, 2023	—	—
Class B ordinary shares, $0.0001 par value; 999,000,000 shares authorized; 5,240,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023	524	524
Additional paid-in capital	—	—
Accumulated deficit	(15,921,522)	(13,794,440)
Total shareholders’ deficit	(15,920,998)	(13,793,916)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$114,547,549	$109,946,747

The accompanying notes are an integral part of the unaudited condensed financial statements.

SK GROWTH OPPORTUNITIES CORPORATION
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
General and administrative expenses	$340,283	$1,023,103	$2,127,082	$1,572,320
Loss from operations	(340,283)	(1,023,103)	(2,127,082)	(1,572,320)

Other income:
Income from investments held in Trust Account	1,457,119	2,875,342	4,325,071	7,633,712
Total other income	1,457,119	2,875,342	4,325,071	7,633,712

Net income	$1,116,836	$1,852,239	$2,197,989	$6,061,392

Basic and diluted weighted average shares outstanding, Class A ordinary shares	10,042,526	20,960,000	10,051,872	20,960,000
Basic and diluted net income per share, Class A ordinary shares	$0.07	$0.07	$0.14	$0.23

Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,240,000	5,240,000	5,240,000	5,240,000
Basic and diluted net income per share, Class B ordinary shares	$0.07	$0.07	$0.14	$0.23

The accompanying notes are an integral part of the unaudited condensed financial statements.

SK GROWTH OPPORTUNITIES CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2023	5,240,000	$524	$—	$(13,794,440)	$(13,793,916)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(1,427,435)	(1,427,435)
Net loss	—	—	—	(122,621)	(122,621)
Balance – March 31, 2024	5,240,000	$524	$—	$(15,344,496)	$(15,343,972)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(1,440,517)	(1,440,517)
Net income	—	—	—	1,203,774	1,203,774
Balance – June 30, 2024	5,240,000	$524	$—	$(15,581,239)	$(15,580,715)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(1,457,119)	(1,457,119)
Net income	—	—	—	1,116,836	1,116,836
Balance – September 30, 2024	5,240,000	$524	$—	$(15,921,522)	$(15,920,998)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2022	5,240,000	$524	$—	$(11,643,310)	$(11,642,786)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(2,300,710)	(2,300,710)
Net income	—	—	—	2,008,659	2,008,659
Balance – March 31, 2023	5,240,000	524	$—	(11,935,361)	(11,934,837)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(2,457,660)	(2,457,660)
Net income	—	—	—	2,200,494	2,200,494
Balance – June 30, 2023	5,240,000	$524	$—	$(12,192,527)	$(12,192,003)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(2,875,342)	(2,875,342)
Net income	—	—	—	1,852,239	1,852,239
Balance – September 30, 2023	5,240,000	$524	$—	$(13,215,630)	$(13,215,106)

The accompanying notes are an integral part of the unaudited condensed financial statements.

SK GROWTH OPPORTUNITIES CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$2,197,989	$6,061,392
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party under promissory note	256,000	—
Income from investments held in Trust Account	(4,325,071)	(7,633,712)
Changes in operating assets and liabilities:
Prepaid expenses	182,000	288,191
Accounts payable	(96,698)	155,000
Accrued expenses	880,022	686,413
Extension payment payable	279,489	—
Net cash used in operating activities	(626,269)	(442,716)

Cash Flows from Financing Activities:
Proceeds from promissory note	1,084,000	—
Net cash provided by financing activities	1,084,000	—

Net change in cash	457,731	(442,716)
Cash – beginning of the period	163,718	515,410
Cash – end of the period	$621,449	$72,694

Non-cash financing activities:
General and administrative expenses paid by Sponsor under promissory note	$256,000	$—
Ordinary Class A shares to be redeemed	$3,663,464	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation

SK Growth Opportunities Corporation (the “Company”) is a blank check company incorporated in Cayman Islands on December 8, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2024, the Company had not commenced any operations. All activity for the period from December 8, 2021 (inception) through September 30, 2024, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, its search for a Business Combination (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds held in the Trust Account (as defined below).

The Company’s sponsor is Auxo Capital Managers LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 23, 2022. On June 28, 2022, the Company consummated its Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $12.0 million, of which $7.0 million was for deferred underwriting commissions (see Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit (the “Over-Allotment Option”). On July 20, 2022, pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option, the Company sold an additional 960,000 Units, at $10.00 per Unit, generating aggregate additional gross proceeds of $9.6 million to the Company (the “Partial Over-Allotment Exercise”). On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares (as defined in Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,600,000 warrants of the Company (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating proceeds of $6.6 million (see Note 4). Substantially concurrently with the closing of the Partial Over-Allotment Exercise, the Company completed the sale of 192,000 additional Private Placement Warrants to the Sponsor (the “Additional Private Placement”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $192,000.

In addition, upon the consummation of the Initial Public Offering on June 28, 2022, the Sponsor provided the Company with the First Overfunding Loan (as defined in Note 4) in the amount of $5.0 million to deposit in the Trust Account at no interest. In connection with the Partial Over-Allotment Exercise on July 20, 2022, the Sponsor provided the Company with the Second Overfunding Loan (as defined in Note 4) in the amount of $240,000 to deposit in the Trust Account.

Upon the closing of the Initial Public Offering and the Partial Over-Allotment Exercise, approximately $214.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering, the Partial Over-Allotment Exercise the proceeds of the Overfunding Loans and certain of the proceeds of the Private Placement and the Additional Private Placement, was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, the sale of Private Placement Warrants and the proceeds from the Overfunding Loan, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.25 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5).

The Public Shares are recognized at redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares included in the Units issued in the Company’s Initial Public Offering, without the prior consent of the Company. The holders of the Founder Shares (the “initial shareholders”) agreed not to propose an amendment to the Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation (cont.)

On December 27, 2023, the Company held an extraordinary general meeting of shareholders (the “First Extension Meeting”), to (i) amend the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) to extend the date by which the Company has to consummate a business combination from December 28, 2023 to September 30, 2024 (or March 31, 2025) as the Company’s board of directors (the “Board”) may approve in accordance with the Memorandum and Articles of Association (such amendment, the “First Articles Amendment” and such proposal, the “First Extension Amendment Proposal”), (ii) amend the Investment Management Trust Agreement, dated June 23, 2022, by and between the Company and Continental, to extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial business combination, from December 28, 2023 to September 30, 2024 (or March 31, 2025) as the Board may approve (the “First Trust Amendment Proposal”). The First Extension Amendment Proposal and the First Trust Amendment Proposal were approved. In connection with the vote to approve the First Articles Amendment, the holders of 10,903,403 Class A Ordinary Shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.88 per share, for an aggregate redemption amount of approximately $118,642,864.

On September 27, 2024, the Company held an extraordinary general meeting of shareholders (the “Second Extension Meeting”), to (i) amend the Memorandum and Articles of Association to extend the date by which the Company has to consummate a business combination from September 30, 2024 to March 31, 2025 (such amendment, the “Second Articles Amendment” and such proposal, the “Second Extension Amendment Proposal”), (ii) amend the Investment Management Trust Agreement, dated June 23, 2022, by and between the Company and Continental, to extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial business combination, from September 30, 2024 to March 31, 2025 (the “Second Trust Amendment Proposal”). The Sponsor has agreed that if the Second Extension Amendment Proposal is approved and implemented, it or its designee will contribute to the Company, as a loan, $0.03 for each Public Share that is not redeemed in connection with the Second Extension Amendment Proposal for each calendar month (commencing on October 1, 2024 and on the 1st day of each subsequent month) until March 31, 2025, or portion thereof, that is needed to complete the Business Combination. The Second Extension Amendment Proposal and the Second Trust Amendment Proposal were approved. In connection with the vote to approve the Second Articles Amendment, the holders of 323,637 Class A Ordinary Shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.32 per share, for an aggregate redemption amount of approximately $3,663,464.

If the Company is unable to consummate an initial Business Combination prior to March 31, 2025 (such period, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation (cont.)

included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.25. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.25 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of September 30, 2024, the Company had $621,449 in cash and working capital deficit of approximately $6.8 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares, and loan proceeds from the Sponsor of $300,000 under the Note (as defined in Note 4). The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 4) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants).

On October 30, 2023, the Sponsor loaned the Company $380,000 and the Company issued an unsecured promissory note in the total principal amount of up to $380,000 to the Sponsor.

On March 1, 2024, the Company issued an unsecured convertible promissory note in the total principal amount of up to $900,000 (the “First Sponsor Note”) to Sponsor. The First Sponsor Note does not bear interest on the unpaid principal balance and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate an initial business combination, the First Sponsor Note will be repaid solely to the extent that the Company has funds available to it, if any, outside of its trust account established in connection with its initial public offering of its securities. The proceeds of the First Sponsor Note will be used to fund ongoing operating expenses of the Company. The total principal amount of the First Sponsor Note may be converted, in whole or in part, at the option of the Sponsor, (i) into warrants of the Company at a price of $1.00 per warrant, with each warrant exercisable for one Class A ordinary share, par value $0.0001 per share, of the Company (“Class A Ordinary Share”), or (ii) into Class A Ordinary Shares equal to the quotient obtained by dividing (i) the amount of accrued and outstanding of the promissory note, by (ii) $10.00. The warrants will be identical to the private placement warrants issued to the Sponsor at the time of the initial public offering of the Company.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 1 — Description of Organization, Business Operations, Liquidity and Basis of Presentation (cont.)

On September 27, 2024, the Company issued an unsecured convertible promissory note in the total principal amount of up to $440,000 (the “Second Sponsor Note,” and collectively with the First Sponsor Note, the “Sponsor Note”) to Sponsor. The Second Sponsor Note does not bear interest on the unpaid principal balance and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate an initial business combination, the Second Sponsor Note will be repaid solely to the extent that the Company has funds available to it, if any, outside of its trust account established in connection with its initial public offering of its securities. The proceeds of the Second Sponsor Note will be used to fund ongoing operating expenses of the Company. The total principal amount of the Second Sponsor Note may be converted, in whole or in part, at the option of the Sponsor, (i) into warrants of the Company at a price of $1.00 per warrant, with each warrant exercisable for one Class A ordinary share, par value $0.0001 per share, of the Company (“Class A Ordinary Share”), or (ii) into Class A Ordinary Shares equal to the quotient obtained by dividing (i) the amount of accrued and outstanding of the promissory note, by (ii) $10.00. The warrants will be identical to the private placement warrants issued to the Sponsor at the time of the initial public offering of the Company.

As of September 30, 2024 and December 31, 2024, the Company has $1,720,000 and $380,000 in borrowings under the Sponsor Note, respectively.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until March 31, 2025, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time, and if a Business Combination is not consummated by this date, then there will be a mandatory liquidation and subsequent dissolution of the Company.

Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the initial Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the initial Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The Russia-Ukraine conflict and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and Article 8 of Regulation S-X. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these unaudited condensed financial statements as they are not required for interim financial statements under GAAP and the rules of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on March 29, 2024, which contains the audited financial statements and notes thereto.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2024 and December 31, 2023.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the unaudited condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of September 30, 2024 and December 31, 2023, the assets held in the Trust Account were in money market funds.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the unaudited condensed balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments, including equity-linked financial instruments, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For freestanding derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the unaudited condensed statements of operations each reporting period. The classification of freestanding derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

The Company evaluates embedded conversion features within convertible debt instruments to determine whether the embedded conversion and other features should be bifurcated from the debt host instrument and accounted for as a derivative in accordance with ASC 815.

The Company accounted for the warrants issued in the Initial Public Offering and the Private Placement Warrants in accordance with the guidance contained in ASC 815. Application of such guidance provides that the warrants are not precluded from equity classification. The warrants were initially measured at fair value. Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

The Partial Over-allotment option was recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognized the instrument as a liability at fair value and adjusted the instrument to fair value at each reporting period. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares and the derivative liability was extinguished.

The Non-Redemption Agreements were recognized as a derivative instrument in accordance with ASC 815. The Non-Redemption Agreements represent a right to receive shares in the future contingent upon the consummation of a business combination. Accordingly, any issuance of equity or the right to issue equity will be recorded as an equity transaction and classified as additional paid-in capital and an expense to the company in connection to the non-redeemed shares. The right to receive shares should be fair valued at inception and expensed in the period the agreement was entered into. As a result of the equity classification conclusion will not be remeasured to fair valued at each reporting period.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and advisory fees and other costs incurred through the condensed balance sheet date that are directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the warrants were charged to equity. Offering costs allocated to the Class A ordinary shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2024 and December 31, 2023, 9,732,960 and 10,056,597 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

As of September 30, 2024 and December 31, 2023, the amount of Class A ordinary shares subject to possible redemption reflected on the unaudited condensed balance sheets is reconciled in the following table:

Class A ordinary shares subject to possible redemption, December 31, 2022	217,545,818
Plus:
Accretion of carrying value to redemption value	2,300,710
Class A ordinary shares subject to possible redemption, March 31, 2023	$219,846,528
Plus:
Accretion of carrying value to redemption value	2,457,660
Class A ordinary shares subject to possible redemption, June 30, 2023	$222,304,188
Plus:
Accretion of carrying value to redemption value	2,875,342
Class A ordinary shares subject to possible redemption, September 30, 2023	$225,179,530
Less:
Redemptions	(118,642,864)
Plus:
Accretion of carrying value to redemption value	2,936,613
Class A ordinary shares subject to possible redemption, December 31, 2023	$109,473,279
Plus:
Accretion of carrying value to redemption value	1,427,435
Class A ordinary shares subject to possible redemption, March 31, 2024	$110,900,714
Plus:
Accretion of carrying value to redemption value	1,440,517
Class A ordinary shares subject to possible redemption, June 30, 2024	$112,341,231
Plus:
Accretion of carrying value to redemption value	1,457,119
Less:
Redemptions	(3,663,464)
Class A ordinary shares subject to possible redemption, September 30, 2024	$110,134,886

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares.

Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net income per ordinary share as the redemption value approximates fair value. Therefore, the net income per ordinary share calculation allocates income shared pro rata between Class A and Class B ordinary shares. The Company has not considered the effect of the exercise of the Public Warrants and Private Placement Warrants to purchase an aggregate of 17,272,000 shares in the calculation of diluted income per ordinary share, since the exercise of the warrants is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended September 30,
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$733,901	$382,935	$1,481,791	$370,448
Denominator:
Weighted average ordinary shares outstanding – basic and diluted	10,042,526	5,240,000	20,960,000	5,240,000
Net income per ordinary share – basic and diluted	$0.07	$0.07	$0.07	$0.07
	For the Nine Months Ended September 30,
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$1,444,814	$753,175	$4,849,114	$1,212,278
Denominator:
Weighted average ordinary shares outstanding – basic and diluted	10,051,872	5,240,000	20,960,000	5,240,000
Net income per ordinary share – basic and diluted	$0.14	$0.14	$0.23	$0.23

Stock Compensation

The Company accounts for stock-based compensation expense in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

Income Taxes FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2024 and December 31, 2023. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2024 and December 31, 2023, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with the Cayman Islands’ income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On June 28, 2022, the Company consummated its Initial Public Offering of 20,000,000 Units, at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $12.0 million, of which $7.0 million was for deferred underwriting commissions.

The underwriter was granted the Over-Allotment Option to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On July 20, 2022, pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option, the Company sold an additional 960,000 Units, at $10.00 per Unit, generating aggregate additional gross proceeds of $9.6 million to the Company and incurring deferred underwriting commissions of $336,000. The remaining Over-Allotment Option expired on August 7, 2022. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares (as defined in Note 4).

Each Unit consists of one share of Class A ordinary shares, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On December 9, 2021, the sponsor purchased 8,625,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), to cover certain expenses on the Company’s behalf for an aggregate purchase price of $25,000. On February 24, 2022, 1,437,500 Class B ordinary shares were surrendered and thereupon cancelled by the Company. On May 5, 2022, 1,437,500 Class B ordinary shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of Class B ordinary shares outstanding to 5,750,000 shares. The Sponsor agreed to forfeit up to an aggregate of 750,000 Founder Shares to the extent that the option to purchase additional Units is not exercised in full by the underwriter or is reduced, so that the Founder Shares would

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 4 — Related Party Transactions (cont.)

represent 20% of the Company’s issued and outstanding shares upon the Initial Public Offering. On July 20, 2022, the Company sold an additional 960,000 Units in the Partial Over-Allotment Exercise pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares.

The initial shareholders, and the executive officers and directors of the Company, agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the completion of the initial Business Combination; and (ii) subsequent to the initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Founder Shares.

In February and March 2022, the Sponsor transferred an aggregate of 90,000 Class B ordinary shares to the Company’s independent director nominees. The sale of the Founder Shares is in the scope of ASC 718. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of September 30, 2024, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation will be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, generating proceeds of $6.6 million.

Substantially concurrently with the closing of the Partial Over-Allotment Exercise, the Company completed the Additional Private Placement of 192,000 additional Private Placement Warrants to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $192,000.

A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

Promissory Note to Sponsor

The Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note, dated on December 9, 2021 and was later amended on May 5, 2022 (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed $300,000 under the Note and repaid the Note in full upon closing of the Initial Public Offering. The Note was no longer available to draw on after the consummation of the Initial Public Offering.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 4 — Related Party Transactions (cont.)

Overfunding Loans

On June 28, 2022, in connection with the closing of the Initial Public Offering, the Sponsor loaned the Company $5.0 million under a non-interest bearing loan agreement (the “First Overfunding Loan”) to deposit in the Trust Account. On July 20, 2022, in connection with the Partial Over-Allotment Exercise, the Sponsor provided the Company with the second Overfunding Loan in the amount of $240,000 to deposit in the Trust Account under the same terms (the “Second Overfunding Loan”, together, the “Overfunding Loans”). The Overfunding Loans will be repaid upon the closing of an initial Business Combination or converted into Class A ordinary shares at a conversion price of $10.00 per Class A ordinary share (or a combination of both), at the Sponsor’s discretion, provided that any such conversion may not occur until August 22, 2022. If the Company does not complete an initial Business Combination, it will not repay the Overfunding Loans from amounts held in the Trust Account, and the Trust Account proceeds will be distributed to the Public Shareholders; however, the Company may repay the Overfunding Loans if there are funds available outside the Trust Account to do so. As of September 30, 2024 and December 31, 2023, the Company had $5,240,000 in borrowings under the First Overfunding Loan.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2024 and December 31, 2023, the Company had no borrowings under the Working Capital Loans.

Promissory Notes

On October 30, 2023, the Sponsor loaned the Company $380,000 and the Company issued an unsecured promissory note in the total principal amount of up to $380,000 to the Sponsor, which does not bear interest on the unpaid principal balance and matures upon closing of the company’s initial business combination and shall be convertible at the election of the sponsor into warrants exercisable for one Class A ordinary share of the post-business combination company at a price of $1.00 per warrant.

On March 1, 2024, the Company issued an unsecured convertible promissory note in the total principal amount of up to $900,000 (the “First Sponsor Note”) to Sponsor. The First Sponsor Note does not bear interest on the unpaid principal balance and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate an initial business combination, the First Sponsor Note will be repaid solely to the extent that the Company has funds available to it, if any, outside of its trust account established in connection with its initial public offering of its securities. The proceeds of the First Sponsor Note will be used to fund ongoing operating expenses of the Company. The total principal amount of the First Sponsor Note may be converted, in whole or in part, at the option of the Sponsor, (i) into warrants of the Company at a price of $1.00 per warrant, with each

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 4 — Related Party Transactions (cont.)

warrant exercisable for one Class A ordinary share, par value $0.0001 per share, of the Company (“Class A Ordinary Share”), or (ii) into Class A Ordinary Shares equal to the quotient obtained by dividing (i) the amount of accrued and outstanding of the promissory note, by (ii) $10.00. The warrants will be identical to the private placement warrants issued to the Sponsor at the time of the initial public offering of the Company.

On September 27, 2024, the Company issued an unsecured convertible promissory note in the total principal amount of up to $440,000 (the “Second Sponsor Note”) to Sponsor. The Second Sponsor Note does not bear interest on the unpaid principal balance and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate an initial business combination, the Second Sponsor Note will be repaid solely to the extent that the Company has funds available to it, if any, outside of its trust account established in connection with its initial public offering of its securities. The proceeds of the Second Sponsor Note will be used to fund ongoing operating expenses of the Company. The total principal amount of the Second Sponsor Note may be converted, in whole or in part, at the option of the Sponsor, (i) into warrants of the Company at a price of $1.00 per warrant, with each warrant exercisable for one Class A ordinary share, par value $0.0001 per share, of the Company (“Class A Ordinary Share”), or (ii) into Class A Ordinary Shares equal to the quotient obtained by dividing (i) the amount of accrued and outstanding of the promissory note, by (ii) $10.00. The warrants will be identical to the private placement warrants issued to the Sponsor at the time of the initial public offering of the Company.

In the event that the Company does not consummate an initial business combination, the promissory note will be repaid solely to the extent that the Company has funds available to it, if any, outside of its trust account established in connection with its initial public offering of its securities. The proceeds of the promissory note will be used to fund ongoing operating expenses of the Company.

As of September 30, 2024 and December 31, 2023, the Company had $1,720,000 and $380,000, respectively, in borrowings under the Promissory Notes.

Extension Loans

In order to extend the time available for the Company to consummate its initial Business Combination by an additional three months each time, the Sponsor or its affiliates or designees may provide an Extension Loan to the Company to provide funds to deposit into the Trust Account an additional amount of $0.10 per share each time. The Extension Loan will be provided under the form of a non-interest bearing, unsecured promissory note.

Such Extension Loans may be converted into warrants upon the consummation of the initial business combination, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. If the Company completes the initial Business Combination, and the lender decides not to convert the Extension Loans into warrants, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, it will not repay such loans. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete the initial Business Combination. Except for the foregoing, the terms of such Extension Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2024 and December 31, 2023, the Company had $0 in borrowings under the Extension Loans.

Administrative Services Agreement

On June 23, 2022, the Company entered into an agreement with an affiliate of the Sponsor, pursuant to which the Company agreed to pay such affiliate a total of $10,000 per month for secretarial and administrative support services provided to the Company through the earlier of consummation of the initial Business Combination and the Company’s liquidation. The Company incurred $30,000 and $90,000 in such fees included as general and administrative expenses on the accompanying unaudited condensed statements of operations for the three and nine months ended September 30, 2024. As of September 30, 2024, the Company fully paid for

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 4 — Related Party Transactions (cont.)

such services. The Company incurred $30,000 and $90,000 in such fees included as general and administrative expenses on the accompanying unaudited condensed statements of operations for the three and nine months ended September 30, 2023. As of September 30, 2023, the Company fully paid for such services.

In addition, the Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 5 — Commitments and Contingencies

Shareholder and Registration Rights

Pursuant to a registration and shareholder rights agreement entered into on June 23, 2022, the holders of Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans and Extension Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and Extension Loans), have registration rights to require the Company to register a sale of any of the securities held by them. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting and Advisory Agreement

The underwriter was entitled to an underwriting discount of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The Company also engaged Cohen & Company Capital Markets (“CCM”) to provide consulting and advisory services to the Company in connection with the Initial Public Offering, for which it would receive (i) an advisory fee of $400,000, paid upon the closing of the Initial Public Offering, and (ii) a deferred advisory fee of $700,000 (payable solely in the event that the Company completes the initial Business Combination). The underwriter has reimbursed a portion of its fees to cover for the fees payable to CCM.

In connection with the consummation of the Partial Over-Allotment Exercise, the underwriter and CCM were entitled to an additional fee in the aggregate amount of $192,000, paid upfront on July 20, 2022, and $336,000 in deferred underwriting and advisory commissions (net of the reimbursement from the underwriter to cover for the fees payable to CCM).

On February 27, 2024, Deutsche Bank Securities Inc., agreed to waive its entitlement to the payment of any underwriting discount due to it pursuant to the Underwiring Agreement in connection with the Company’s potential business combination with Webull.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 5 — Commitments and Contingencies (cont.)

Non-Redemption Agreements

In connection with the First Extension Meeting to approve the First Extension Amendment Proposal, the Company and Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with several unaffiliated third parties (the “Investors”), pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 8,530,242 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) of the Company in connection with the First Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A Ordinary Shares of the Company, (i) the Sponsor agreed to surrender to the Company and forfeit for no consideration an aggregate of 1,279,536 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Ordinary Shares”) of the Company and (ii) the Company agreed to issue or cause to be issued to the Investors for no additional consideration an aggregate of 1,279,536 Class A Ordinary Shares of the Company, each in connection with the Company’s completion of its initial business combination. The Non-Redemption Agreements increased the amount of funds that remain in the Company’s Trust Account following the First Extension Meeting.

The Company estimated the aggregate fair value of the Class A Ordinary Shares attributable to the Investors to be $274,826 or $0.21 per share. Accordingly, in substance, it was recognized by the Company as an expense to induce these holders of the Class A shares not to redeem, with a corresponding charge to additional paid-in capital to recognize the fair value of the shares transferred as an offering cost.

The fair value of the Class A Ordinary Shares was based on a Monte Carlo model using the following significant inputs:

December 27, 2023
Stock price	$10.86
Volatility	40.00%
Term (years)	1.59
Risk-free rate	4.44%

Business Combination Agreement

On February 27, 2024, the Company (“SPAC”), Webull Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Webull”), Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Webull (“Merger Sub I”),and Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Webull (“Merger Sub II”, collectively with Merger Sub I, the “Merger Subs” and each a “Merger Sub”),entered into a business combination agreement (the “Business Combination Agreement”).

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, (i) immediately prior to the effective time of the First Merger (as defined below) (the “First Merger Effective Time”), Webull will effectuate the Company Capital Restructuring (as defined in the Business Combination Agreement), (ii) promptly following the Webull Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into us (the “First Merger”), with us surviving the First Merger as a wholly owned subsidiary of Webull (sometimes referred to herein as the “Surviving Entity”), and (iii) promptly following the First Merger and at the effective time of the Second Merger (as defined below) (the “Second Merger Effective Time”), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger”, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Webull. The Webull Capital Restructuring, the Mergers and each of the other transactions contemplated by the Business Combination Agreement or other transaction documents are collectively referred to as the “Transactions” or the “Business Combination”.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 5 — Commitments and Contingencies (cont.)

Concurrently with the execution and delivery of the Business Combination Agreement, SPAC, Webull and Sponsor and certain directors (collectively, “SPAC Insiders”) have entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which, each SPAC Insider agreed, among other things, (a) at any meeting of SPAC shareholders called to seek the SPAC Shareholders’ Approval or SPAC Shareholder Extension Approval (as defined in the Business Combination Agreement), or in connection with any written consent of SPAC shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions, such SPAC Insider (i) agreed to, if a meeting is held, appear at such meeting or otherwise cause the SPAC Class B Ordinary Shares held by such SPAC Insider to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted the SPAC Class B Ordinary Shares held by such SPAC Insider in favor of the SPAC Shareholders’ Approval or the SPAC Shareholder Extension Approval; and (b) subject to the exceptions set forth in the Sponsor Support Agreement, agreed to become subject to certain transfer restrictions with respect to (i) any Company Ordinary Shares held by each SPAC Insider immediately after the First Merger Effective Time (as defined in the Business Combination Agreement) during a period of twelve (12) months from and after the Closing Date (as defined in the Business Combination Agreement), (ii) Company Warrants or Class A Ordinary Shares underlying such warrants held by each SPAC Insiders immediately after the First Merger Effective Time until thirty (30) days after the Closing Date.

Sponsor also agreed to forfeit for no consideration up to 2,000,000 SPAC Class B Ordinary Shares held by Sponsor in connection with the execution of additional Non-Redemption Agreements following the date of the Business Combination Agreement. In addition, on the terms and subject to the conditions of the Sponsor Support Agreement, Webull agreed to indemnify Sponsor and each other SPAC Insider for any U.S. federal (and applicable U.S. state and U.S. local) income taxes, together with any interests and penalties (the “Indemnifiable Amounts”) payable by Sponsor or the SPAC Insiders, as applicable, solely arising from or attributable to the failure of the Mergers (as defined in the Business Combination Agreement) to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”), provided, however, that the Company shall not have any liability in respect of any Indemnifiable Amounts to the extent that the aggregate amount of such Indemnifiable Amounts exceeds $5,000,000.

Note 6 — Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 990,000 preference shares, par value $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 9,000,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 9,732,960 and 10,056,597, respectively, Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and were classified outside of permanent equity deficit on the unaudited condensed balance sheets.

Class B Ordinary Shares — The Company is authorized to issue 999,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022, there were 5,240,000 Class B ordinary shares issued and outstanding, which amounts have been retroactively restated to reflect the share surrenders of Class B ordinary shares to the Company on February 24, 2022 and May 5, 2022 as discussed in Note 4. Of the 5,750,000 Class B ordinary shares outstanding, up to an aggregate of 750,000 shares was subject to forfeiture to the extent that the option to purchase additional Units is not exercised in full by the underwriter or is reduced, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On July 20, 2022, the Company sold an additional 960,000 Units in the Partial Over-Allotment Exercise pursuant to the underwriter’s notice of the partial exercise of the Over-Allotment Option. On August 9, 2022, following the expiration of the remaining Over-Allotment Option, the Sponsor forfeited 510,000 Founder Shares. As of September 30, 2024 and December 31, 2023 there were 5,240,000 Class B ordinary shares issued and outstanding.

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 6 — Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit (cont.)

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans and Extension Loans and (b) any Class A ordinary shares issued to the Sponsor upon conversion of Overfunding Loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Warrants — As of September 30, 2024 and December 31, 2023, the Company had 10,480,000 Public Warrants and 6,792,000 Private Placement Warrants outstanding. Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the Public Warrants and the Private Placement Warrants. The Company will use its best efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants and the Private Placement Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if the Company’s ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants and Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon the Company’s redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by such shareholder) (the “Newly Issued Price”), (y) the proceeds from such issuances

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 6 — Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit (cont.)

represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of Public Warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants (i) will not be redeemable by the Company, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders (and the Class A ordinary shares issuable upon exercise of these warrants may not be transferred, assigned or sold by the holders) until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

Redemption of Public Warrants:    Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, the “30-day redemption period”; and

•        if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant.

The Company will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the Public Warrants on a “cashless basis”. If the Company calls the Public Warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise such warrants to do so on a “cashless basis.”

Note 7 — Fair Value Measurements

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis as September 30, 2024 and December 31, 2023 by level within the fair value hierarchy:

September 30, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds	$113,898,350	$—	$—

SK GROWTH OPPORTUNITIES CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 7 — Fair Value Measurements (cont.)

December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds	$109,573,279	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels during the periods ended September 30, 2024 and December 31, 2023.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

ANNEX A-1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Webull Corporation

Feather Sound I Inc.

Feather Sound II Inc.

and

SK Growth Opportunities Corporation

dated as of February 27, 2024

Annex A Page. No.
ARTICLE I CERTAIN DEFINITIONS		A-1-3

Section 1.1	Definitions	A-1-3
Section 1.2	Construction	A-1-15

ARTICLE II TRANSACTIONS; CLOSING		A-1-16

Section 2.1	Pre-Closing Actions	A-1-16
Section 2.2	The Mergers	A-1-18
Section 2.3	Closing	A-1-20
Section 2.4	Cancellation of SPAC Equity Securities and Disbursement of Merger Consideration	A-1-21
Section 2.5	Further Assurances	A-1-22
Section 2.6	Dissenter’s Rights	A-1-23
Section 2.7	Withholding	A-1-23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-24

Section 3.1	Organization, Good Standing and Qualification	A-1-24
Section 3.2	Subsidiaries	A-1-24
Section 3.3	Capitalization of the Company	A-1-24
Section 3.4	Capitalization of Subsidiaries	A-1-25
Section 3.5	Authorization	A-1-26
Section 3.6	Consents; No Conflicts	A-1-27
Section 3.7	Compliance with Laws; Consents; Permits	A-1-27
Section 3.8	Tax Matters	A-1-29
Section 3.9	Financial Statements	A-1-30
Section 3.10	Absence of Changes	A-1-31
Section 3.11	Actions	A-1-31
Section 3.12	Liabilities	A-1-31
Section 3.13	Material Contracts and Commitments	A-1-31
Section 3.14	Title; Properties	A-1-32
Section 3.15	Intellectual Property Rights	A-1-32
Section 3.16	Data Security	A-1-34
Section 3.17	Labor and Employee Matters	A-1-34
Section 3.18	Brokers	A-1-36
Section 3.19	Environmental Matters	A-1-36
Section 3.20	Insurance	A-1-36
Section 3.21	Company Related Parties	A-1-36
Section 3.22	Proxy/Registration Statement	A-1-36
Section 3.23	Foreign Private Issuer	A-1-36
Section 3.24	Major Customers and Major Suppliers	A-1-36
Section 3.25	No Additional Representation or Warranties	A-1-36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC		A-1-37

Section 4.1	Organization, Good Standing, Corporate Power and Qualification	A-1-37
Section 4.2	Capitalization and Voting Rights	A-1-37
Section 4.3	Corporate Structure; Subsidiaries	A-1-38
Section 4.4	Authorization	A-1-38
Section 4.5	Consents; No Conflicts	A-1-39
Section 4.6	Tax Matters	A-1-39

Annex A-1-i

Annex A Page. No.
Section 4.7	Financial Statements	A-1-40
Section 4.8	Absence of Changes	A-1-41
Section 4.9	Actions	A-1-41
Section 4.10	Brokers	A-1-41
Section 4.11	Proxy/Registration Statement	A-1-41
Section 4.12	SEC Filings	A-1-41
Section 4.13	Trust Account	A-1-41
Section 4.14	Investment Company Act; JOBS Act	A-1-42
Section 4.15	Business Activities	A-1-42
Section 4.16	Nasdaq Quotation	A-1-42
Section 4.17	SPAC Related Parties	A-1-43
Section 4.18	Financial Advisor Opinion	A-1-43
Section 4.19	No Additional Representations and Warranties	A-1-43

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBS		A-1-43

Section 5.1	Organization, Good Standing, Corporate Power and Qualification	A-1-43
Section 5.2	Capitalization and Voting Rights	A-1-43
Section 5.3	Corporate Structure; Subsidiaries	A-1-44
Section 5.4	Authorization	A-1-44
Section 5.5	Consents; No Conflicts	A-1-44
Section 5.6	Actions	A-1-44
Section 5.7	Brokers	A-1-44
Section 5.8	Proxy/Registration Statement	A-1-45
Section 5.9	Business Activities	A-1-45
Section 5.10	Entity Classification	A-1-45
Section 5.11	No Additional Representations and Warranties	A-1-45

ARTICLE VI COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES		A-1-45

Section 6.1	Conduct of Business	A-1-45
Section 6.2	Access to Information	A-1-47
Section 6.3	Acquisition Proposals and Alternative Transactions	A-1-48
Section 6.4	D&O Indemnification and Insurance.	A-1-48
Section 6.5	Notice of Developments	A-1-49
Section 6.6	Financials	A-1-49
Section 6.7	No Trading	A-1-49
Section 6.8	Nasdaq Listing	A-1-50
Section 6.9	Post-Closing Directors and Officers of the Company	A-1-50
Section 6.10	Shareholder Lock-Up Agreements	A-1-50

ARTICLE VII COVENANTS OF SPAC		A-1-50

Section 7.1	Nasdaq Listing	A-1-50
Section 7.2	Conduct of Business	A-1-50
Section 7.3	Acquisition Proposals and Alternative Transactions	A-1-51
Section 7.4	Public Filings of SPAC	A-1-52
Section 7.5	Section 16 Matters	A-1-52
Section 7.6	SPAC Extension	A-1-52

ARTICLE VIII JOINT COVENANTS		A-1-52

Section 8.1	Regulatory Approvals; Other Filings	A-1-52
Section 8.2	Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals	A-1-53

Annex A-1-ii

Annex A Page. No.
Section 8.3	Support of Transaction	A-1-56
Section 8.4	Tax Matters	A-1-56
Section 8.5	Shareholder Litigation	A-1-57
Section 8.6	PIPE Financing	A-1-57

ARTICLE IX CONDITIONS TO OBLIGATIONS		A-1-57

Section 9.1	Conditions to Obligations of SPAC, the Merger Subs and the Company	A-1-57
Section 9.2	Conditions to Obligations of SPAC at Closing	A-1-58
Section 9.3	Conditions to Obligations of the Company and the Merger Subs at Closing	A-1-58
Section 9.4	Frustration of Conditions	A-1-59

ARTICLE X TERMINATION/EFFECTIVENESS		A-1-59

Section 10.1	Termination	A-1-59
Section 10.2	Effect of Termination	A-1-60

ARTICLE XI MISCELLANEOUS		A-1-60

Section 11.1	Trust Account Waiver	A-1-60
Section 11.2	Waiver	A-1-61
Section 11.3	Notices	A-1-61
Section 11.4	Assignment	A-1-62
Section 11.5	Rights of Third Parties	A-1-62
Section 11.6	Expenses	A-1-62
Section 11.7	Governing Law	A-1-62
Section 11.8	Consent to Jurisdiction; Waiver of Trial by Jury	A-1-62
Section 11.9	Headings; Counterparts	A-1-63
Section 11.10	Disclosure Letters	A-1-63
Section 11.11	Entire Agreement	A-1-63
Section 11.12	Amendments	A-1-63
Section 11.13	Publicity	A-1-63
Section 11.14	Confidentiality	A-1-64
Section 11.15	Severability	A-1-64
Section 11.16	Enforcement	A-1-64
Section 11.17	Non-Recourse	A-1-64
Section 11.18	Non-Survival of Representations, Warranties and Covenants	A-1-64
Section 11.19	Conflicts and Privilege	A-1-65

Exhibits

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Shareholder Lock-Up Agreements
Exhibit C	Form of Registration Rights Agreement
Exhibit D-1	Form of Warrant Assignment Agreement
Exhibit D-2	Form of Incentive Warrant Agreement
Exhibit E-1	Form of Plan of First Merger
Exhibit E-2	Form of Plan of Second Merger
Exhibit F-1	Form of A&R Articles of the Surviving Entity
Exhibit F-2	Form of A&R Articles of the Surviving Company
Exhibit G	Form of Amended Company Charter

Schedules

Schedule 8.4(a) Reorganization Covenants
Annex A-1-iii

INDEX OF DEFINED TERMS

2023 Financial Statements	Section 6.6(a)
Agreement	Preamble
Amended Articles of the Surviving Company	Section 2.2(e)
Amended Articles of the Surviving Entity	Section 2.2(e)
Amended Company Charter	Section 2.1(a)(ii)
Anti-Corruption Laws	Section 3.7(d)
Audited Financial Statements	Section 3.9(a)
Authorization Notice	Section 2.6(c)(i)
Blue Sky	Section 8.2(a)(i)
Broker Subsidiary	Section 3.7(i)
Business Combination	Recitals
Business Combination Deadline	Section 7.6
Cayman Act	Recitals
Charter Amendment	Section 2.1(a)(ii)
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 8.2(c)(ii)
Company Capital Restructuring	Recitals
Company Disclosure Letter	Article III
Company Lease	Section 3.14(c)
Company Material Lease	Section 3.14(c)
Company Shareholders’ Approval	Section 3.5(c)
Company Shareholders’ Meeting	Section 8.2(c)(i)
Company Systems	Section 3.15(g)
Company Warrant	Section 2.2(g)(iii)
Confidential Information	Section 11.14
Continuing Option	Section 2.1(a)(iv)
Conversion	Section 2.1(a)(i)
D&O Indemnified Parties	Section 6.4(a)
D&O Insurance	Section 6.4(b)
D&O Tail	Section 6.4(b)
Dissenting SPAC Shareholders	Section 2.6(a)
Dissenting SPAC Shares	Section 2.6(a)
Enforceability Exceptions	Section 3.5(a)
Exchange Agent	Section 2.4(a)
Extension Proposal	Section 7.6
Extension Proxy Statement	Section 7.6
Extension Recommendation	Section 7.6
Fairness Opinion	Recitals
FINRA	Section 3.7(i)
First Merger	Recitals
First Merger Effective Time	Section 2.2(c)(i)
First Merger Filing Documents	Section 2.2(c)(i)
Han Kun	Section 11.19(b)
Incentive Warrant Agreement	Recitals
Interim Period	Section 6.1
JOBS Act	Section 4.14
Kirkland	Section 11.19(b)

Annex A-1-iv

Letter of Transmittal	Section 2.4(b)
Management Accounts	Section 3.9(a)
Maples	Section 11.19(a)
Material Permits	Section 3.7(g)
Maximum Annual Premium	Section 6.4(b)
Merger Filing Documents	Section 2.2(c)(ii)
Merger Sub	Preamble
Merger Sub I	Preamble
Merger Sub I Share	Section 5.2(a)
Merger Sub II	Preamble
Merger Sub II Share	Section 5.2(a)
Merger Sub Shares	Section 5.2(a)
Merger Subs	Preamble
Mergers	Recitals
Nasdaq	Section 4.16
Non-Recourse Parties	Section 11.17
Non-Recourse Party	Section 11.17
Ogier	Section 11.19(b)
Outside Date	Section 10.1(i)
PIPE Investment	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreement	Recitals
Plan of First Merger	Section 2.2(c)(i)
Plan of Second Merger	Section 2.2(c)(ii)
Privacy and Security Requirements	Section 3.16(a)
Proxy/Registration Statement	Section 8.2(a)(i)
Qualified Group	Schedule 8.4(a)
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 8.1(a)
Remaining Trust Fund Proceeds	Section 2.3(b)(iv)
Reorganization Covenants	Section 8.4(b)
Rollover RSU	Section 2.1(a)(v)
Second Merger	Recitals
Second Merger Effective Time	Section 2.2(c)(ii)
Second Merger Filing Documents	Section 2.2(c)(ii)
Segregated Account	Section 2.3(b)(v)
Share Subdivision	Section 2.1(a)(iii)
Share Subdivision Effective Time	Section 2.1(a)(iv)
Shareholder Litigation	Section 8.5
Shareholder Lock-Up Agreement	Section 6.10
SK Group	Section 11.19(a)
SKGR	Section 4.16
SKGRU	Section 4.16
SKGRW	Section 4.16
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 8.2(b)(ii)
SPAC Class B Conversion	Section 2.1(c)
SPAC Closing Cash	Schedule 8.4(a)
SPAC Disclosure Letter	Article IV
SPAC Financial Statements	Section 4.7(a)

Annex A-1-v

SPAC Insider Letter	Recitals
SPAC Insiders	Recitals
SPAC Post-Closing Cash	Schedule 8.4(a)
SPAC SEC Filings	Section 4.12
SPAC Shareholder Extension Approval	Section 7.6
SPAC Shareholders’ Meeting	Section 8.2(b)(i)
SPAC Termination Statement	Section 10.2(b)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
SRO	Section 3.7(i)
Surviving Company	Recitals
Surviving Entity	Recitals
Terminating Company Breach	Section 10.1(g)
Terminating SPAC Breach	Section 10.1(h)
Trustee	Section 4.13
Trust Account	Section 11.1
Trust Agreement	Section 4.13
Unanimous Written Consent	Section 8.2(c)(i)
Unit Separation	Section 2.2(g)(i)
Warrant Assignment Agreement	Recitals
Webull Group	Section 11.19(b)
Written Objection	Section 2.6(c)
WSGR	Section 11.19(a)

Annex A-1-vi

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of February 27, 2024 (this “Agreement”), is made and entered into by and among (i) Webull Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), (ii) Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub I”), (iii) Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub II”, collectively with Merger Sub I, the “Merger Subs” and each a “Merger Sub”), and (iv) SK Growth Opportunities Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”).

RECITALS

Whereas, the Company, through its wholly owned or Controlled (as defined below) Subsidiaries, operates a digital trading platform;

Whereas, SPAC is a blank check company and was incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

Whereas, each of Merger Sub I and Merger Sub II is a newly incorporated Cayman Islands exempted company limited by shares, wholly owned by the Company, and was incorporated for the purpose of effectuating the Mergers (as defined below);

Whereas, the parties hereto desire and intend to effect a business combination transaction whereby (i) immediately prior to the First Merger Effective Time (as defined below), the Company and its shareholders will restructure the Company’s share capital by effectuating the Conversion and the Share Subdivision (the Conversion, the Charter Amendment and the Share Subdivision are described in Section 2.1(a) and hereinafter collectively referred to as the “Company Capital Restructuring”), (ii) promptly following the Company Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned Subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”), and (iii) promptly following the First Merger and at the Second Merger Effective Time (as defined below), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger”, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned Subsidiary of the Company (Merger Sub II, as the surviving entity of the Second Merger is sometimes referred to herein as the “Surviving Company”), with each of the Company Capital Restructuring, the First Merger and the Second Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”);

Whereas, the Company has received, concurrently with the execution and delivery of this Agreement, a Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) signed by the Company, SPAC, Auxo Capital Managers LLC, a Delaware limited liability company (“Sponsor”), and certain directors of the SPAC that hold SPAC Class B Ordinary Shares (together with the Sponsor, collectively, the “SPAC Insiders”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, each SPAC Insider agrees (a) to vote all SPAC Shares held by such SPAC Insider in favor of (i) the Transactions and (ii) the other SPAC Transaction Proposals, (b) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (c) to appear and be present at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (d) to vote all SPAC Shares held by such SPAC Insider against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other SPAC Transaction Proposal, (e) not to redeem any SPAC Shares held by such SPAC Insider, (f) not to amend that certain letter agreement between SPAC, Sponsor and certain other parties thereto, dated as of June 23, 2022 (the “SPAC Insider Letter”), (g) not to transfer any SPAC Securities held by such SPAC Insider, (h) to unconditionally and irrevocably waive, and not to exercise, the Sponsor’s dissenters’ rights pursuant to the Cayman Act in respect of all SPAC Shares held by such SPAC Insider with respect to the First Merger, to the extent applicable, (i) to terminate, effective as of the First Merger Effective Time, each Sponsor Affiliate Agreement (as defined in the Sponsor Support Agreement), and (j) to become subject to a lock-up of the Company Ordinary Shares,

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Company Warrants and Company Ordinary Shares issuable upon the exercise of any Company Warrants, to be received by such SPAC Insider in the Mergers for the applicable Lock-Up Period (as defined in the Sponsor Support Agreement), subject to certain exceptions set forth therein.

Whereas, in connection with the Mergers, the Company, Sponsor, SPAC and certain applicable Company Shareholders agree to enter into a registration rights agreement substantially in the form attached hereto as Exhibit C prior to the First Merger, effective upon the Closing (the “Registration Rights Agreement”), pursuant to which, among other things, the Company shall grant the Sponsor, certain Affiliates of the SPAC and holders of SPAC Ordinary Shares, and certain applicable Company Shareholders, registration rights and commit to file a resale shelf registration statement on Form F-1 that includes, among other things and subject to certain exceptions, the Merger Consideration held by signatories to the Registration Rights Agreement within fifteen (15) Business Days (as defined in the Registration Rights Agreement) following the Closing;

Whereas, in connection with the Mergers, the Company, SPAC and the Warrant Agent thereunder shall enter into a warrant assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit D-1 (the “Warrant Assignment Agreement”), effective as of the First Merger Effective Time (as defined below), pursuant to which SPAC shall assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, which shall amend the Warrant Agreement to change all references to Warrants (as such term is defined therein) to Company Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such Warrants to Company Class A Ordinary Shares) and which shall cause each outstanding whole Company Warrant to represent the right to receive, from the Closing, one whole Company Class A Ordinary Share;

Whereas, in connection with the Mergers, the Company, SPAC and the Warrant Agent shall enter into an incentive warrant agreement substantially in the form attached hereto as Exhibit D-2 (the “Incentive Warrant Agreement”), effective as of the First Merger Effective Time, pursuant to which the Company shall issue to each SPAC Shareholder (other than the SPAC Insiders or any holder of SPAC Treasury Shares) one Incentive Warrant for each Non-Redeeming SPAC Share held by such SPAC Shareholder;

Whereas, the board of directors of SPAC (the “SPAC Board”) has received an opinion from Houlihan Capital, LLC (the “Fairness Opinion”) as of the date hereof, concluding that, as of the date of the Fairness Opinion, the Transactions are fair from a financial point of view to the holders of SPAC Class A Ordinary Shares;

Whereas, SPAC Board has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement, and to consummate the Mergers and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Mergers), and (ii) approved and declared advisable to enter into the Plan of First Merger, the Plan of Second Merger, the Sponsor Support Agreement, the Warrant Assignment Agreement, the Incentive Warrant Agreement, the Shareholder Lock-Up Agreements, the Registration Rights Agreement, each other Transaction Document to which SPAC is a party and the execution, delivery and performance thereof, (c) resolved to recommend the approval and authorization of this Agreement, the Plan of First Merger the consummation of the First Merger and the other Transactions by the shareholders of SPAC, and (d) directed that this Agreement and the Plan of First Merger be submitted to the shareholders of SPAC for their approval and authorization;

Whereas, (a) the sole director of Merger Sub I has (i) determined that it is fair to, advisable and in the best interests of Merger Sub I to enter into this Agreement and to consummate the First Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the Plan of First Merger and the execution, delivery and performance of this Agreement and the Plan of First Merger and the consummation of the Transactions, and (b) the Company, being the sole shareholder of Merger Sub I, has passed special resolutions by written consent approving the execution of and performance by Merger Sub I of this Agreement, the Plan of First Merger and the Transactions;

Whereas, (a) the sole director of Merger Sub II has (i) determined that it is fair to, advisable and in the best interests of Merger Sub II to enter into this Agreement and to consummate the Second Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the Plan of Second Merger and the execution, delivery and performance of this Agreement and the Plan of Second Merger and the consummation of the

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Transactions, and (b) the Company, being the sole shareholder of Merger Sub II, has passed special resolutions by written consent approving the execution of and performance by Merger Sub II of this Agreement, the Plan of Second Merger and the Transactions;

Whereas, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) (x) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (y) approved and declared advisable the Plans of Merger, the Sponsor Support Agreement, the Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Incentive Warrant Agreement, the Registration Rights Agreement, each other Transaction Document to which the Company is a party and the execution, delivery and performance thereof, (iii) resolved to recommend the approval and authorization of this Agreement and the Plans of Merger by the shareholders of the Company, (iv) directed that this Agreement, the Mergers and the Plans of Merger be submitted to the shareholders of the Company for their approval and authorization; and (v) approved the Amended Company Charter, effective immediately prior to the First Merger Effective Time; and

Whereas, prior to the Closing, the Company or SPAC may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”) with third party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), in each case, on terms reasonably acceptable to SPAC and the Company, pursuant to which, on the terms and subject to the conditions set forth therein, such PIPE Investors will commit to make private investments in public equity (in the form of SPAC Class A Ordinary Shares, Company Class A Ordinary Shares or other Equity Securities of the Company, as may be agreed by the Company and SPAC) at the Closing (the “PIPE Investment”).

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, the Merger Subs and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any charge, claim, action, complaint, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law;

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b);

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Law targeting the prohibition of money laundering or terrorist financing issued, administered or enforced by any Governmental Authority;

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, individual consulting, severance, termination pay, nonqualified deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance-based incentive awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, life insurance, fringe benefits, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written, unwritten or

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otherwise, that is sponsored, maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer or individual service provider of any of the Group Companies or otherwise with respect to which the Company or its Subsidiaries has any liability, in each case other than any such plan, scheme, arrangement or statutory benefit plan that the Company or any of its Subsidiaries are mandated to maintain or contribute to by a Governmental Authority or other Laws;

“Business Combination” has the meaning given in the SPAC Charter;

“Business Day” means a day on which commercial banks are open for business in Hong Kong, the British Virgin Islands, New York, U.S., Singapore, the PRC and the Cayman Islands, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);

“CAC” means the Cyberspace Administration of China;

“Code” means the Internal Revenue Code of 1986, as amended;

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 5% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 5%, by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than 5% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, in each case, other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 5% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 5% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), except in any such case as permitted under Section 6.1(3)(c) or Section 6.1(3)(d), or the transactions as contemplated in the PIPE Subscription Agreements;

“Company Charter” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company, adopted pursuant to a special resolution passed on April 26, 2023 and became effective on April 26, 2023;

“Company Class A Ordinary Shares” means class A ordinary shares of the Company, par value $0.00001 per share, the rights, preferences, privileges and restrictions of which are set out in the Amended Company Charter;

“Company Class B Ordinary Shares” means class B ordinary shares of the Company, par value $0.00001 per share, the rights, preferences, privileges and restrictions of which are set out in the Amended Company Charter;

“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound and for which performance of substantive obligations is ongoing, other than any intercompany Contract among Group Companies;

“Company Data” means any data or information protected by or otherwise subject to any Privacy and Security Requirement and Processed by or for the Company or any of its Subsidiaries;

“Company IP” means all (a) Owned IP, and (b) all other Intellectual Property Rights used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries as currently conducted;

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company or any of its Subsidiaries (including the Merger Subs) to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement,

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(b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition, (g) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate, (h) any action taken by, or at the written request of, SPAC, (i) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (j) any matter set forth on, or deemed to be incorporated in the Company Disclosure Letter, (k) any Events that are cured by the Company prior to the Closing, or (l) any worsening of the Events referred to in clauses (a), (b), (d), (e), (g) or (j) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, in which case the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect shall be made only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants;

“Company Options” means all share options to acquire Pre-Subdivision Shares granted under the ESOP, whether or not exercisable and whether or not issued immediately prior to the First Merger Effective Time;

“Company Ordinary Shares” means, collectively, Company Class A Ordinary Shares and Company Class B Ordinary Shares;

“Company Preferred Shares” means, collectively, the Company Convertible Redeemable Series A-1 Preferred Shares, Company Convertible Redeemable Series A-2 Preferred Shares, Company Convertible Redeemable Series A-3 Preferred Shares, Company Convertible Redeemable Series B-1 Preferred Shares, Company Convertible Redeemable Series B-2 Preferred Shares, Company Convertible Redeemable Series B-3 Preferred Shares, Company Convertible Redeemable Series C Preferred Shares and the Company Convertible Redeemable Series D Preferred Shares;

“Company Restricted Share” means any issued and outstanding restricted Pre-Subdivision Share granted under the ESOP;

“Company RSU” means any restricted share unit granted under the ESOP that is outstanding immediately prior to the Share Subdivision that may be settled in Pre-Subdivision Shares;

“Company Shareholder” means any holder of any issued and outstanding Pre-Subdivision Shares as of any determination time prior to the Share Subdivision or any holder of any issued and outstanding Company Ordinary Shares immediately after the Share Subdivision and immediately prior to the First Merger Effective Time (for the avoidance of doubt, “Company Shareholder” includes holders of Company Restricted Shares);

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (including the Merger Subs and the relevant surviving companies of the Mergers, but excluding SPAC prior to the First Merger Effective Time) or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by the Company or any of its Subsidiaries or Affiliates, and (b) any and all filing fees payable by the Company to the Governmental Authorities in connection with the Transactions (including, for the avoidance of doubt, the Company Transaction Fees); provided that SPAC shall not be deemed a Subsidiary of the Company for purposes of this term;

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“Company Transaction Proposals” means each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions by the Company, but in any event including, unless otherwise agreed upon in writing by SPAC and the Company: (a) the adoption of the Amended Company Charter, (b) the approval of the Company Capital Restructuring, including the Share Subdivision, (c) the approval and authorization of this Agreement, the Plans of Merger and the Transactions, including the Mergers, (d) the election of directors to the Company Board, if applicable, and (e) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates is necessary in connection with the Company’s application to list and the listing of the Registrable Securities;

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;

“Control” means in relation to any Person, (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks;

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies, and (ii) any action reasonably taken or refrained from being taken in response to COVID-19;

“CSRC” means the China Securities Regulatory Commission;

“CSRC Archive Rules” means the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies issued by the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection of the PRC, and National Archives Administration of the PRC (effective from March 31, 2023), as amended, supplemented or otherwise modified from time to time;

“Deferred Underwriting Commission Waiver” means that certain waiver letter dated February 27, 2024 pursuant to which Deutsche Bank Securities Inc. waived its entitlement to the payment of any Deferred Discount (as defined in the Underwriting Agreement) due to it under the terms of the Underwriting Agreement;

“Disclosure Letters” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter;

“DTC” means the Depository Trust Company;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise;

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety;

“Equity Securities” means, with respect to any Person, (a) any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other voting securities of, or other ownership interests in, such Person, and (b) any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other voting securities of, or other ownership interests in, such Person (whether or not such derivative securities are issued by such Person);

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“ERISA” means the Employee Retirement Income Security Act of 1974;

“ERISA Affiliate” of any entity means each entity that is at any relevant time treated as a single employer with any Group Company for purposes of Section 4001(b)(1) of ERISA or Section 414 (b), (c), (m) or (o) of the Code;

“ESOP” means the 2021 Global Share Incentive Plan of the Company, as may be amended from time to time;

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;

“Exchange Act” means the Securities Exchange Act of 1934;

“Extension Expenses” means the costs and expenses incurred by SPAC, Sponsor or any of their Affiliates in connection with extending the Business Combination Deadline beyond September 30, 2024;

“Founder Holdcos” means the Persons set forth in Section 1.1 of the Company Disclosure Letter;

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

“Government Official” means any officer, cadre, civil servant, employee or any other person who acts in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party, public international organization or official thereof), or who acts in an official capacity for any candidate for governmental or political office;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Incentive Warrants” means, collectively, each redeemable warrant to purchase one Company Class A Ordinary Share pursuant to the terms of the Incentive Warrant Agreement, in each case issued by the Company at the Closing to each SPAC Shareholder (other than the SPAC Insiders or any holder of SPAC Treasury Shares) for each Non-Redeeming SPAC Share held by such SPAC Shareholder;

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally;

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“Intellectual Property Rights” means all intellectual property, industrial property and proprietary rights existing or created under the laws of any and all jurisdictions worldwide, including all such rights in: (a) Patents, (b) Trademarks, (c) copyrights, works of authorship and mask works, (d) Trade Secrets, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) all other intellectual or proprietary rights similar to the foregoing, (h) if applicable, registrations, applications, and renewals for any of the foregoing in (a)-(g), and (i) all causes of action and rights to sue or seek other remedies arising from or relating to any past or ongoing infringement, violation or misappropriation of the foregoing;

“Investment Company Act” means the Investment Company Act of 1940;

“Knowledge of SPAC” or any similar expression means the knowledge that each individual listed on Section 1.1 of the SPAC Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports responsible for the applicable subject matter;

“Knowledge of the Company” or any similar expression means the knowledge that each individual listed on Section 1.1 of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports responsible for the applicable subject matter;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;

“Leased Real Property” means any real property subject to a Company Lease;

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Made Available” means, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided physically or electronically by the Company, its Subsidiary or any of their respective Representatives to SPAC or its Representatives at least two (2) Business Days prior to the date hereof, either by email or through virtual data room;

“Material Contracts” means, collectively, each Company Contract (other than any Benefit Plan) that:

(i) involves contractual obligations (contingent or otherwise), payments or revenues to or by the Group in excess of $1,000,000 during the twelve-month period ended December 31, 2023;

(ii) is with a Related Party (other than those employment agreements, individual independent contractor agreements, indemnification agreements, any Benefit Plan, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or individual consultants) with an amount of over $120,000;

(iii) involves (A) indebtedness for borrowed money having an outstanding principal amount in excess of $1,000,000 or (B) an extension of credit, a guaranty, surety, deed of trust, or the grant of an Encumbrance, in each case, to secure any Indebtedness having a principal or stated amount in excess of $1,000,000;

(iv) involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $1,000,000 or involving any “earn out” or deferred purchase price payment obligation, in each case, that remains outstanding or under which there are continuing obligations (excluding acquisitions or dispositions in the Ordinary Course or dispositions of tangible assets that are obsolete, worn out, surplus or no longer used in the conduct of the business of the Group);

(v) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration resulting in payment obligation of any Group Company with an amount higher than $500,000;

(vi) grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

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(vii) contains covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their respective business with any Person in any geographic area in any material respect, in each case, other than Contracts (including partnership or distribution Contracts) entered into in the Ordinary Course which include exclusivity provisions;

(viii) with any Governmental Authority which involves obligations (contingent or otherwise), payments or revenues to or by the Group in excess of $200,000 in the twelve (12) months ended December 31, 2023;

(ix) involves (x) the establishment, contribution to, or operation of a partnership, joint venture, variable interest entity or similar entity, or involving a sharing of profits or losses, or (y) a material business cooperation, technology development, collaboration, or joint development between any Group Company and any Person, in each case, involving payments to or by the Group of an amount higher than $1,000,000 in the twelve (12) months ended December 31, 2023;

(x) relates to the license, sublicense, grant of other rights, creation, development, or acquisition of material Intellectual Property Rights, or materially restricting the Company’s or any of its Subsidiaries’ ability to assign, use or enforce any material Intellectual Property Rights, other than (A) non-exclusive licenses of commercially or freely available, shrink wrap, click wrap, or off-the-shelf Software, including licenses for Open Source Software, (B) assignments of Intellectual Property Rights to the Company or any of its Subsidiaries under Contracts with their employees, contractors or consultants entered into in the Ordinary Course and containing Intellectual Property Rights assignment and confidentiality provisions that are equivalent or substantially similar in all material respects to the Company’s and its Subsidiaries’ form agreements which have been Made Available by or on behalf of the Company to SPAC, and (C) non-exclusive licenses of Intellectual Property Rights entered into in the Ordinary Course; or

(xi) is a collective bargaining agreement with a Union.

“Merger Consideration” means the sum of all Company Class A Ordinary Shares and Incentive Warrants receivable by SPAC Shareholders pursuant to Section 2.2(g)(ii) and Section 2.2(h);

“NDA” means the Non-Disclosure Agreement, dated as of November 1, 2023, between SPAC and the Company’s advisor;

“Non-Redeeming SPAC Shares” means, without duplication, SPAC Ordinary Shares in respect of which the holder thereof is eligible (as determined in accordance with the SPAC Charter) and has not validly exercised (or has validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right, excluding (i) Redeeming SPAC Shares and (ii) Dissenting SPAC Shares;

“Non-Redemption Agreements” means, collectively, (a) the agreements entered into by and among SPAC, the Sponsor and certain SPAC Shareholders in December 2023, pursuant to which, (i) the Sponsor agreed to surrender to SPAC and forfeit for no consideration an aggregate of 1,279,536 SPAC Class B Ordinary Shares, and (ii) SPAC agreed to issue or cause to be issued to such SPAC Shareholders, for no additional consideration, an aggregate of 1,279,536 SPAC Class A Ordinary Shares, and (b) any Additional Non-Redemption Agreements (as defined in the Sponsor Support Agreement);

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free software” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license, or any modification or derivative thereof subject to such Reciprocal License;

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“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person and consistent with its past practices;

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated;

“Overfunding Loans” has the meaning set forth in the SPAC Insider Letter;

“Owned IP” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries;

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party (in each case not arising as a result of any default by the Company or any of its Subsidiaries thereunder); (d) defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property; (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries in the Ordinary Course, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (j) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance;

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code;

“PRC” means the People’s Republic of China;

“Pre-Subdivision Class A Ordinary Shares” means class A ordinary shares of the Company, par value $0.0001 per share;

“Pre-Subdivision Class B Ordinary Shares” means class B ordinary shares of the Company, par value $0.0001 per share;

“Pre-Subdivision Ordinary Shares” means, collectively, Pre-Subdivision Class A Ordinary Shares and Pre-Subdivision Class B Ordinary Shares;

“Pre-Subdivision Shares” means, collectively, the Pre-Subdivision Ordinary Shares and the Company Preferred Shares;

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“Process” means, with respect to any data or information, or any set of data or information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use;

“Prohibited Person” means any Person that is (a) a national or organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria and the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union or any of its member states); (c) owned or Controlled fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the SPAC Transaction Proposals;

“Public Notice 7” means the Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice [2015] No. 7) issued by the State Taxation Administration of the People’s Republic of China, effective February 3, 2015 (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto);

“Public Notice 7 Tax” means any Taxes (including any deduction or withholding) payable to or imposed by the applicable Governmental Authority of the People’s Republic of China with respect to Public Notice 7, together with any interest, penalties or additions to such Taxes;

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no or minimal charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software (other than such item of Software initially referred to above); or (iv) the grant of any patent rights (other than patent rights relating to such item of Software), including non-assertion or patent license obligations (other than relating to the use of such item of Software);

“Redeeming SPAC Shares” means SPAC Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right;

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar;

“Registrable Securities” means (a) the Company Class A Ordinary Shares representing the Merger Consideration, (b) the Company Class A Ordinary Shares issuable upon exercise of the Company Warrants and the Incentive Warrants, (c) the Incentive Warrants, and (d) the Company Warrants;

“Registration Statement” means, collectively, a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities;

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“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 10% of the total outstanding share capital of the Company or any of its Subsidiaries or SPAC, as applicable, (b) any director or officer of the Company or any of its Subsidiaries or SPAC, as applicable in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries or SPAC;

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Laws;

“Revised Cybersecurity Review Measures” means the Cybersecurity Review Measures, effective from February 15, 2022, promulgated by the CAC, together with certain other PRC Governmental Authority;

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other similar economic sanctions administered by a Governmental Authority;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933;

“Share Subdivision Factor” means 5.4732;

“Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement in respect of the Company, dated as of June 10, 2021, as amended by First Amendment to Second Amended and Restated Shareholders Agreement, dated April 19, 2023 and as may be further amended and/or restated from time to time;

“Software” means all computer software (including algorithms, models, compliers and assemblers), data, and databases, together with object code, source code, firmware, and embedded or distributed versions thereof, and documentation related thereto;

“SPAC Accounts Date” means September 30, 2023;

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its Controlled Affiliates, in each case, other than the Transactions;

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of the SPAC, adopted pursuant to a special resolution passed on June 23, 2022 and amended by special resolutions dated December 27, 2023;

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class A Ordinary Shares after the First Merger Effective Time;

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“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class B Ordinary Shares after the First Merger Effective Time;

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (i) on the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any matter set forth on, or deemed to be incorporated in the SPAC Disclosure Letter, (g) any Events that are cured by SPAC prior to the Closing, (h) any action taken by, or at the written request of, the Company, (i) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on SPAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (j) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (j) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition), or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (f) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, in which case the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect shall be made only to the extent of the incremental disproportionate effect on SPAC relative to such other special purpose acquisition companies. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Ordinary Shares after the First Merger Effective Time;

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Preference Shares after the First Merger Effective Time;

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants;

“SPAC Shareholder” means any holder of any SPAC Shares;

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares;

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the SPAC Transaction Proposals or with the Extension Proposal;

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Charter;

“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares;

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“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by SPAC and Sponsor, (b) any Indebtedness of SPAC owed to Sponsor, its Affiliates or its or their respective shareholders or Affiliates documented in Working Capital Loans (excluding amounts accrued and outstanding under the Overfunding Loans as of the Closing, which shall be converted into Company Ordinary Shares), (c) any and all filing fees payable by the SPAC to the Governmental Authorities in connection with the Transactions (excluding, for the avoidance of doubt, filing fees under the HSR Act or for other antitrust or regulatory filings made in connection with the Transactions prior to the Closing and the SEC registration fee payable in connection with the filing of the Proxy/Registration Statement (collectively, the “Company Transaction Fees”)), and (d) the Extension Expenses;

“SPAC Transaction Proposals” means each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions by SPAC, but in any event including, unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement, the Plans of Merger and the Transactions as a Business Combination, (ii) the approval and authorization of the First Merger and the Plan of First Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders in order for the Closing to be consummated;

“SPAC Treasury Shares” means any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the First Merger Effective Time;

“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriter’s overallotment option each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;

“SPAC Warrant” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares;

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively, and in the case of the Company, shall include the Merger Subs, the Surviving Entity and the Surviving Company;

“Tax” or “Taxes” means all U.S. federal, state, or local or non-U.S. taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

“Tax Returns” means all U.S. federal, state, and local and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms, and information returns with respect to Taxes, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority;

“Trade Secrets” means all trade secrets and other confidential or proprietary information, including know-how and other inventions, processes, models, methodologies and other information subject to reasonable efforts protecting the confidentiality thereof and deriving economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use;

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“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing;

“Transaction Documents” means, collectively, this Agreement, the NDA, the Sponsor Support Agreement, the Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Incentive Warrant Agreement, the Registration Rights Agreement, the Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto (including, if any, any PIPE Subscription Agreement), and the expression “Transaction Document” means any one of them;

“Transactions” means, collectively, the Company Capital Restructuring, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any interest or penalty thereto) payable in connection with the Transactions;

“Treasury Regulations” means the regulations promulgated under the Code;

“Underwriting Agreement” means the underwriting agreement dated June 23, 2022 between SPAC and Deutsche Bank Securities Inc.;

“Union” means any labor union, works council or other similar employee representative body representing employees of the Group Companies;

“U.S.” means the United States of America;

“Warrant Agent” means Continental Stock Transfer & Trust Company, a New York corporation and the warrant agent for the Warrant Agreement and the Incentive Warrant Agreement;

“Warrant Agreement” means the Warrant Agreement, dated as of June 23, 2022, by and between SPAC and the Warrant Agent; and

“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination. For the avoidance of doubt, the Overfunding Loans shall not be deemed Working Capital Loans.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to (i) SPAC with respect to periods following the First Merger Effective Time shall be construed to mean the Surviving Entity and vice versa, and (ii) Merger Sub II with respect to periods following the Second Merger Effective Time shall be constructed to mean the Surviving Company and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Restructuring of Company’s Share Capital. On the Closing Date, immediately prior to the First Merger Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.1(a)):

(i) Conversion of Company Preferred Shares. Each Company Preferred Share that is issued and outstanding immediately prior to the First Merger Effective Time shall be converted into Pre-Subdivision Ordinary Shares on a one-for-one basis in accordance with the Company Charter (the “Conversion”).

(ii) Organizational Documents of the Company. The Company Charter shall be amended and restated to read in their entirety in the form of the fifth amended and restated memorandum and articles of association of the Company in the form attached hereto as Exhibit G (the “Amended Company Charter”), and, as so amended and restated, shall be the memorandum and articles of association of the Company, until thereafter amended in accordance with the terms thereof and the Cayman Act (the “Charter Amendment”).

(iii) Share Subdivision of Pre-Subdivision Ordinary Shares. (x) Each Pre-Subdivision Ordinary Share (excluding any Pre-Subdivision Ordinary Shares held by the Founder Holdcos) that is issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of Company Class A Ordinary Shares determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Company Class A Ordinary Shares, and (y) each Pre-Subdivision Share that is issued and outstanding immediately prior to the First Merger Effective Time and held by the Founder Holdcos shall be subdivided into a number of Company Class B Ordinary Shares and re-designated as Company Class B Ordinary Shares (the transactions contemplated by clauses (x) and (y), the “Share Subdivision”), provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Subdivision, and each Company Shareholder that

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would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole Company Ordinary Share.

(iv) Treatment of Company Options. Immediately following the Share Subdivision, each Company Option outstanding as of the effective time of the Share Subdivision (the “Share Subdivision Effective Time”) will, automatically and without any action on the part of any holder of such Company Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Share Subdivision Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole Company Ordinary Share) of (1) the number of Pre-Subdivision Ordinary Shares subject to such Company Option immediately before the Share Subdivision Effective Time multiplied by (2) the Share Subdivision Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Pre-Subdivision Ordinary Share of such Company Option immediately before the Share Subdivision Effective Time by (2) the Share Subdivision Factor (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. On or prior to the Closing Date, the Company shall have taken (or caused to be taken) all such actions as are reasonably necessary or appropriate to effect the transactions contemplated under Section 2.1(a) of this Agreement and shall make all such changes or adjustments as necessary or appropriate to the ESOP and any Contracts evidencing Company Options in accordance with applicable Laws, the terms of the ESOP and any Contracts evidencing Company Options.

(v) Treatment of Company RSU. Each Company RSU, whether vested or unvested, shall, automatically and without any action on the part of any holder of such Company RSU or beneficiary thereof, cease to represent the right to acquire Pre-Subdivision Shares and shall be canceled in exchange for a right to acquire a number of Company Ordinary Shares (each, a “Rollover RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of Pre-Subdivision Shares subject to such Company RSU immediately prior to the Share Subdivision and (y) the Share Subdivision Factor. Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Share Subdivision. Notwithstanding the foregoing, such conversion, including the number of Company Ordinary Shares subject to any such Rollover RSU and the terms and conditions of any Rollover RSU, will, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and Section 457A of the Code.

(vi) Treatment of Company Restricted Shares. If any Pre-Subdivision Shares issued and outstanding immediately prior to the First Merger Effective Time are Company Restricted Shares, then the Company Ordinary Shares that such Pre-Subdivision Shares are subdivided into will have the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the First Merger Effective Time (including with respect to vesting and termination-related provisions). If any such Company Restricted Shares are subject to a Company option to repurchase such Company Restricted Shares or other Company right with respect thereto, then the Company shall pass a resolution to provide that, from and after the First Merger Effective Time, the Company is entitled to exercise any such repurchase option or other right on the same terms as applicable to such Company Restricted Shares as of immediately prior to the First Merger Effective Time.

(b) Issuance of SPAC Class A Ordinary Shares pursuant to Non-Redemption Agreements. On the Closing Date, immediately prior to the First Merger Effective Time:

(i) each SPAC Class B Ordinary Share which the Sponsor has agreed will be surrendered and cancelled pursuant to the terms of the Non-Redemption Agreements or pursuant to Section 4.14 of the Sponsor Support Agreement that is issued and outstanding immediately prior to the First Merger Effective Time and held by the Sponsor shall be cancelled and cease to exist; and

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(ii) SPAC shall issue such number of SPAC Class A Ordinary Shares to the SPAC Shareholders who are parties to the Non-Redemption Agreements in accordance with the terms of the Non-Redemption Agreements.

(c) SPAC Class B Conversion. Subject to the cancellation of certain SPAC Class B Ordinary Shares in accordance with Section 2.1(b)(i) and immediately prior to the First Merger Effective Time, each of SPAC Class B Ordinary Shares (for the avoidance of doubt, excluding any SPAC Class B Ordinary Share cancelled pursuant to Section 2.1(b)(i)) that is issued and outstanding immediately prior to the First Merger Effective Time and held by the SPAC Insiders shall automatically be converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter (such automatic conversion, the “SPAC Class B Conversion”) and each such SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist.

Section 2.2 The Mergers.

(a) The First Merger. At the First Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of First Merger and the Cayman Act, Merger Sub I and SPAC shall consummate the First Merger, pursuant to which Merger Sub I shall merge with and into SPAC, following which the separate corporate existence of Merger Sub I shall cease and SPAC shall continue as the surviving entity after the First Merger and as a direct, wholly owned Subsidiary of the Company.

(b) The Second Merger. At the Second Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of Second Merger and the Cayman Act, Merger Sub II and the Surviving Entity shall consummate the Second Merger, pursuant to which the Surviving Entity shall merge with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity shall cease and Merger Sub II shall continue as the surviving entity after the Second Merger and as a direct, wholly owned Subsidiary of the Company.

(c) Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Company Capital Restructuring:

(i) SPAC and Merger Sub I shall execute a plan of merger substantially in the form attached as Exhibit E-1 hereto (the “Plan of First Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the First Merger effective (collectively, the “First Merger Filing Documents”), and shall file the Plan of First Merger and other documents as required to effect the First Merger pursuant to the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Act. The First Merger shall become effective at the time when the Plan of First Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration of the Plan of First Merger by the Registrar of Companies of the Cayman Islands) as Merger Sub I and SPAC may agree and specify in the Plan of First Merger pursuant to the Cayman Act (the “First Merger Effective Time”) but in all events the First Merger Effective Time shall precede the Second Merger Effective Time.

(ii) Immediately following the consummation of the First Merger at the First Merger Effective Time, the Surviving Entity and Merger Sub II shall execute a plan of merger substantially in the form attached as Exhibit E-2 hereto (the “Plan of Second Merger”, and together with the Plan of First Merger, the “Plans of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the Second Merger effective (collectively, the “Second Merger Filing Documents”, and together with the First Merger Filing Documents, the “Merger Filing Documents”), and shall file the Plan of Second Merger and other documents as required to effect the Second Merger pursuant to the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Act. The Second Merger shall become effective at the time when the Plan of Second Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration of the Plan of Second Merger by the Registrar of Companies of the Cayman Islands) as Merger Sub II and the Surviving Entity may agree and specify in the Plan of Second Merger pursuant to the Cayman Act (the “Second Merger Effective Time”).

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(d) Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the Plan of First Merger, the Plan of Second Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, (i) at the First Merger Effective Time, all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub I and SPAC set forth in this Agreement (and the other Transaction Documents to which Merger Sub I or SPAC is a party) to be performed after the First Merger Effective Time, and the Surviving Entity shall thereafter exist as a wholly owned Subsidiary of the Company and the separate corporate existence of Merger Sub I shall cease to exist, and (ii) at the Second Merger Effective Time, all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and Merger Sub II set forth in this Agreement (and the other Transaction Documents to which the Surviving Entity or Merger Sub II is a party) to be performed after the Second Merger Effective Time, and the Surviving Company shall thereafter exist as a wholly owned Subsidiary of the Company and the separate corporate existence of the Surviving Entity shall cease to exist.

(e) Organizational Documents of the Surviving Entity and the Surviving Company. At the First Merger Effective Time, the memorandum and articles of association of Merger Sub I, as in effect immediately prior to the First Merger Effective Time and in the form attached hereto as Exhibit F-1 (the “Amended Articles of the Surviving Entity”), shall be the memorandum and articles of association of the Surviving Entity. At the Second Merger Effective Time, the memorandum and articles of association of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time and in the form attached hereto as Exhibit F-2 (the “Amended Articles of the Surviving Company”), shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(f) Directors and Officers of the Surviving Entity and the Surviving Company. At the First Merger Effective Time, the directors and officers of SPAC immediately prior to the First Merger Effective Time shall resign and the directors and officers of Merger Sub I immediately prior to the First Merger Effective Time shall be the directors and officers of the Surviving Entity, each to hold office in accordance with the Organizational Documents of the Surviving Entity. At the Second Merger Effective Time, the directors and officers of Merger Sub II immediately prior to the Second Merger Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company.

(g) Effect of the Mergers on Issued Securities of SPAC and the Merger Subs. On the terms and subject to the conditions set forth herein, by virtue of the Mergers and without any further action on the part of any party or any other Person, the following shall occur:

(i) SPAC Units. At the First Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.2(g).

(ii) SPAC Ordinary Shares. Immediately following the Unit Separation in accordance with Section 2.2(g)(i) and the Company Capital Restructuring, each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes (x) the SPAC Class A Ordinary Shares held by the public shareholders of SPAC as a result of the Unit Separation, (y) the SPAC Class A Ordinary Shares issued to SPAC Shareholders pursuant to Section 2.1(b)(ii), and (z) the SPAC Class A Ordinary Shares issued in connection with the SPAC Class B Conversion) issued and outstanding immediately prior to the First Merger Effective Time (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and

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cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal (if any) in accordance with Section 2.4, one newly issued Company Class A Ordinary Share. As of the First Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.

(iii) Exchange of SPAC Warrants. Each SPAC Warrant (which, for the avoidance of doubt, includes (x) the SPAC Warrants held by public SPAC warrant holders as a result of the Unit Separation, and (y) the SPAC Warrants held by the Sponsor) outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Class A Ordinary Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Warrant Assignment Agreement.

(iv) SPAC Treasury Shares. Notwithstanding Section 2.2(g)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Treasury Shares, such SPAC Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(vi) Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the First Merger Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right of such Dissenting SPAC Shareholder to be paid the fair value of such Dissenting SPAC Share and such other rights pursuant to Section 238 of the Cayman Act.

(vii) Merger Sub Shares. At the First Merger Effective Time, the Merger Sub I Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity. The ordinary share of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity. At the Second Merger Effective Time, each share of the Surviving Entity that is issued and outstanding immediately prior to the Second Merger Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor. The Merger Sub II Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall not be affected by the Second Merger.

(h) Issuance of Incentive Warrants. On the Closing Date, upon the terms and subject to the conditions of this Agreement and the Incentive Warrant Agreement, the Company shall issue to each SPAC Shareholder (other than the SPAC Insiders or any holder of SPAC Treasury Shares) one Incentive Warrant for each Non-Redeeming SPAC Share held by such SPAC Shareholder.

Section 2.3 Closing.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”, and the day on which the Closing occurs, the “Closing Date”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.9 on the date that is three (3) Business Days after the first date on which all the conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended in accordance with Section 2.6(c) or such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing; provided that if the First Merger and the Second Merger are not consummated on the same day, references to the Closing and the Closing Date shall be construed to mean the consummation of the First Merger and the date of the First Merger Effective Time, respectively, and each party hereto shall use commercially reasonable efforts to take all actions as may be necessary or appropriate such that the Second Merger is consummated as promptly as reasonably practicable after the Closing.

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(b) Prior to or on the Closing Date,

(i) the Company shall deliver or cause to be delivered to SPAC, a certificate signed by an authorized director or officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled;

(ii) SPAC shall deliver or cause to be delivered to the Company, a certificate signed by an authorized director or officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled;

(iii) SPAC shall deliver or cause to be delivered to the Company, evidence of the resignation or removal of all the directors of SPAC as a director on the board or directors of the Surviving Entity in accordance with Section 2.2(f), effective as of the First Merger Effective Time;

(iv) (x) the Company and SPAC (or the Surviving Entity following the First Merger and the Surviving Company following the Second Merger) shall (A) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) pay, or cause the Trustee to pay at the direction and on behalf of SPAC (or the Surviving Entity following the First Merger and the Surviving Company following the Second Merger), by wire transfer of immediately available funds from the Trust Account (1) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (2) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a segregated bank account (the “Segregated Account”) designated by the Company for its immediate use in accordance with Schedule 8.4(a)(ii), subject to this Agreement (including, for the avoidance of doubt, Section 8.4) and the Trust Agreement; and (y) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement; and

(v) at the Closing, and immediately following the wire transfer of the Remaining Trust Fund Proceeds to the Segregated Account pursuant to Section 2.3(b)(iv), the Company shall pay or cause to be paid by wire transfer of immediately available funds, subject to Section 11.6, (x) all unpaid SPAC Transaction Expenses accrued after December 18, 2023, as set forth on a written statement to be delivered to the Company by or on behalf of SPAC, not less than two (2) Business Days prior to the Closing Date, which shall include the amount and wire transfer instruction for the payment thereof, and (y) all accrued and unpaid Company Transaction Expense, as set forth on a written statement to be delivered to SPAC by or on behalf of the Company, not less than two (2) Business Days prior to the Closing Date, which shall include the amount and wire transfer instruction for the payment thereof; provided that each of the Company and SPAC will consider in good faith the other party’s comments to the SPAC Transaction Expenses and the Company Transaction Expenses set forth on such statements delivered pursuant to the foregoing clauses (x) or (y), as applicable, and if any adjustments are made to the SPAC Transaction Expenses or the Company Transaction Expenses as set forth on such statements prior to the Closing, such adjusted SPAC Transaction Expenses or Company Transaction Expenses shall thereafter become the SPAC Transaction Expenses or the Company Transaction Expenses, as applicable, for all purposes of this Agreement.

(c) If a bank account of the Company or any of its Subsidiaries is designated by the Surviving Company under Section 2.3(b)(v), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from the Surviving Company to the Company or such Subsidiary of the Company, or (ii) a dividend from the Surviving Company to the Company, in each case, as determined by the Surviving Company in its sole discretion, subject to applicable Laws.

Section 2.4 Cancellation of SPAC Equity Securities and Disbursement of Merger Consideration.

(a) Prior to the First Merger Effective Time, the Company shall appoint an exchange agent reasonably acceptable to the Company and SPAC, as exchange agent (for the avoidance of doubt, Continental Stock Transfer & Trust Company shall be deemed to be reasonably acceptable to SPAC) (in such capacity, the “Exchange Agent”), for the purpose of (i) exchanging SPAC Ordinary Shares for the Merger Consideration in accordance with the Plan of First Merger and this Agreement and (ii) paying the Merger Consideration to the SPAC Shareholders. At or before the First Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration.

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(b) If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any SPAC Shareholder delivers a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the First Merger Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each SPAC Shareholder a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as SPAC and the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”). Notwithstanding anything to the contrary contained herein, (i) any obligation on the Company under this Agreement to issue Company Class A Ordinary Shares to SPAC Shareholders entitled to receive Company Class A Ordinary Shares shall be satisfied by the Company issuing such Company Class A Ordinary Shares, and shall be deemed to have been satisfied upon issuance of such Company Class A Ordinary Shares (x) to the DTC or to such other clearing service (or its nominee) as may be necessary or expedient, and each SPAC Shareholder shall hold such Company Class A Ordinary Shares in book-entry form or through a holding of the DTC or its nominee or the relevant clearing service, will be the holder of record of such Company Class A Ordinary Shares, or (y) directly to each SPAC Shareholder by entering such SPAC Shareholder on the register of members maintained by the Company (or its share registrar) for the Company Class A Ordinary Shares; and (ii) any obligation on the Company under this Agreement to issue Incentive Warrants to SPAC Shareholders entitled to receive such Incentive Warrants shall be satisfied by the Company issuing such Incentive Warrants, and shall be deemed to have been satisfied upon issuance of such Incentive Warrants in registered form to each SPAC Shareholder by entering such SPAC Shareholder on the warrant register maintained by the Warrant Agent.

(c) Each SPAC Shareholder shall be entitled to receive its portion of the Merger Consideration, pursuant to Section 2.2(g)(ii) and Section 2.2(h) (excluding any SPAC Treasury Shares, Redeeming SPAC Shares and any Dissenting SPAC Shares) upon the receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 2.4(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the First Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Merger Consideration that remains unclaimed shall be returned to the Company and (i) the unclaimed Company Class A Ordinary Shares comprising the Merger Consideration shall be held by the Company as treasury shares, and (ii) the unclaimed Incentive Warrants shall be cancelled and cease to exist, and any Person that was a holder of SPAC Shares (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) as of immediately prior to the First Merger Effective Time that has not claimed their applicable portion of the Merger Consideration in accordance with this Section 2.4 prior to the date that is one (1) year after the First Merger Effective Time, may (subject to applicable abandoned property, escheat and similar Laws) claim from the Company, and the Company shall promptly transfer and deliver, such applicable portion of the Merger Consideration without any interest thereupon. None of SPAC, the Company, the Merger Subs, the Surviving Entity, and the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Merger Consideration shall not have been claimed immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, any such amount shall be cancelled by the Company.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a Company Class A Ordinary Share will be issued by virtue of the First Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Company Class A Ordinary Share (after aggregating all fractional shares of Company Class A Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Company Class A Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Company Class A Ordinary Share.

Section 2.5 Further Assurances. If, at any time after the First Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, the Surviving Entity, the Surviving Company, Merger Sub II and the Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

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Section 2.6 Dissenter’s Rights.

(a) Subject to Section 2.2(c)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and enforcement of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall be cancelled and cease to exist at the First Merger Effective Time and the Dissenting SPAC Shareholders shall not be entitled to receive the applicable Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting SPAC Shares held by them as determined in accordance with the provisions of Section 238 of the Cayman Act. For the avoidance of doubt, the SPAC Shares owned by any SPAC Shareholder who fails to exercise or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to Section 238 of the Cayman Act shall not be Dissenting SPAC Shares and shall thereupon be cancelled and cease to exist at the First Merger Effective Time, in exchange for the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 2.2(g)(ii).

(b) Prior to the Closing, SPAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the First Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(c) If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the First Merger (each a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:

(i) SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and

(ii) unless SPAC and the Company elect by agreement in writing to waive this Section 2.6(c)(ii), no party shall be obligated to commence the Closing, and the Plan of First Merger shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article IX.

Section 2.7 Withholding. Each of the parties hereto and any other applicable withholding agent (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts subject to compensatory withholding, the parties hereto (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The parties hereto (or their respective Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Laws. To the extent that amounts are so deducted or withheld by the parties hereto (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), or (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to SPAC as of the date of this Agreement as follows:

Section 3.1 Organization, Good Standing and Qualification. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. Prior to the execution of this Agreement, true and accurate copies of the Company Charter, the Shareholders’ Agreement and any other Organizational Documents of the Company, each as in effect as of the date of this Agreement, have been Made Available by or on behalf of the Company to SPAC, such Organizational Documents are in full force and effect, and the Company is not in default of any term or provision of such Organizational Documents in any material respect. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 3.2 Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 3.2 of the Company Disclosure Letter. Except as set forth on Section 3.2 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Subsidiary of the Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.3 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company is $50,000 divided into 500,000,000 shares of $0.0001 par value each, comprised of (x) 381,196,454 Pre-Subdivision Class A Ordinary Shares, of which 42,726,634 are issued and outstanding as of the date of this Agreement, (y) 33,561,948 Pre-Subdivision Class B Ordinary Shares, none of which is issued and outstanding as of the date of this Agreement, and (z) 85,241,598 Company Preferred Shares, of which (i) 15,181,000 shares are designated Company Convertible Redeemable Series A-1 Preferred Shares, of which 15,181,000 are issued and outstanding as of the date of this Agreement, (ii) 14,244,000 Company Convertible Redeemable Series A-2 Preferred Shares, of which 14,244,000 are issued and outstanding as of the date of this Agreement, (iii) 2,828,899 Company Convertible Redeemable Series A-3 Preferred Shares, of which 2,828,899 are issued and outstanding as of the date of this Agreement, (iv) 13,111,999 shares are designated Company Series B-1 Preferred Shares, of which 13,111,999 are issued and outstanding as of the date of this Agreement, (v) 9,090,900 shares are designated Company Series B-2 Preferred Shares, of which 9,090,900 are issued and outstanding as of the date of this Agreement, (vi) 2,100,000 shares are designated Company Series B-3 Preferred Shares, of which 2,100,000 are issued and outstanding as of the date of

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this Agreement, (vii) 13,684,800 shares are designated Company Series C Preferred Shares, of which 13,684,800 are issued and outstanding as of the date of this Agreement, (viii) 15,000,000 shares are designated Company Series D Preferred Shares, of which 12,963,577 are issued and outstanding as of the date of this Agreement.

(b) As of the date of this Agreement, there are (i) 10,272,339 Pre-Subdivision Class A Ordinary Shares issuable upon the exercise of Company Options issued and outstanding as of the date of this Agreement, (ii) 1,690,237 Company Restricted Shares, and (iii) 2,215,005 Company RSUs, in each case of clauses (ii) and (iii), issued and outstanding as of the date of this Agreement. All Company Options, Company Restricted Shares and Company RSUs outstanding as of the date of this Agreement are evidenced by award agreements pursuant to the ESOP in substantially the forms previously Made Available to SPAC.

(c) Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and correct list of each holder of Pre-Subdivision Shares and the number of Pre-Subdivision Shares held by each such holder as of the date hereof. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no other shares of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Pre-Subdivision Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by the Company in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (x) the Company Charter and the Shareholders’ Agreement and (y) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Charter, and the Shareholders’ Agreement or any other Contract, in any such case to which the Company is a party or otherwise bound.

(d) Except as otherwise set forth in this Section 3.3 or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of the Company exercisable or exchangeable for Pre-Subdivision Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the surrender or forfeiture of outstanding shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Pre-Subdivision Shares or other Equity Securities of the Company.

Section 3.4 Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable and where required by applicable Laws, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws, including federal and state securities Laws, and all requirements set forth in (x) the Organizational Documents of each such Subsidiary, and (y) any other applicable Contracts governing the issuance or allotment of such securities to which such Subsidiary is a party or otherwise bound; and (iii) except as set forth on Section 3.4(a) of the Company Disclosure Letter, are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any other Contract, in any such case to which each such Subsidiary is a party or otherwise bound.

(b) Except as set forth on Section 3.2 of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Except as set forth on Section 3.4(c) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of any such Subsidiary exercisable or exchangeable for any Equity

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Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Subsidiary of additional shares, the sale of treasury shares or the issuance or sale by such Subsidiary of other Equity Securities of such Subsidiary, or for the repurchase or redemption by such Subsidiary of shares or other Equity Securities of such Subsidiary the value of which is determined by reference to shares or other Equity Securities of such Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 3.5 Authorization.

(a) Other than the Company Shareholders’ Approval, the Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board, and other than the Company Shareholders’ Approval, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (y) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The Transactions, if consummated pursuant to the terms of this Agreement, constitute a “Qualified Public Offering” and, subject to the Company Shareholders’ Approval, an “Approved Public Listing,” in each case as defined in the Shareholders’ Agreement.

(c) The approval and authorization of the Company Capital Restructuring, the Mergers and the Plans of Merger shall require approval by a special resolution of the holders of at least two-thirds (2/3) of the issued and outstanding Pre-Subdivision Shares which, being entitled to do so, attend and vote in person or by proxy at a general meeting at which a quorum is present and of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the Company Charter and applicable Laws (the “Company Shareholders’ Approval”).

(d) The Company Shareholders’ Approval are the only votes and approvals of holders of Pre-Subdivision Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Closing.

(e) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), and (iii) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for approval and authorization at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

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Section 3.6 Consents; No Conflicts. Assuming the representations and warranties in Article IV and Article V are true and correct, except (a) as otherwise set forth in Section 3.6 of the Company Disclosure Letter, (b) for the registration or filing with the Registrar of Companies of the Cayman Islands and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Act, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (c) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, and (d) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby (including the Transactions) will not, assuming the representations and warranties in Article IV and Article V are true and correct, and except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence, (i) result in, including with the passage of time, any violation of, be in conflict with, or constitute a default under, require any consent or notice under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Law, (D) any Material Contract or (ii) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Charter and Permitted Encumbrances, except in the case of sub-clauses (A), (C) and (D) of clause (i), and clause (ii), as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.7 Compliance with Laws; Consents; Permits. Except as disclosed in Section 3.7 of the Company Disclosure Letter:

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, (i) the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any pending or, to the Knowledge of the Company, threatened Action with respect to a violation of any applicable Laws; and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been subject to any investigation by or for any Governmental Authority with respect to any violation of any applicable Laws.

(b) Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, except where such revocation, suspension, compliance or remedial actions (or the failure of the Company or any of its Subsidiaries to undertake them) would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, or hearings or, to the Knowledge of the Company, investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and to the Knowledge of the Company, no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(d) Neither the Company nor any of its Subsidiaries, any of their respective directors or officers, or to the Knowledge of the Company, employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries has at any time in the five (5) years prior to the date hereof: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be

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unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or any other local or foreign anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(e) Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, employees, agents acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the five (5) years prior to the date hereof been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or, to the Knowledge of the Company, is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(f) Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, employees, agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and to the Knowledge of the Company, no Prohibited Person has at any time in the five (5) years prior to the date hereof been given an offer to become an employee, officer or director of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the Company nor any of its Subsidiaries has at any time in the five (5) years prior to the date hereof conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person or otherwise violated Sanctions.

(g) Each of the Group Companies has all material approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects, and such Material Permits are in effect and have been complied with in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority that has issued any Material Permit intends to suspend, cancel, terminate, or not renew any such Material Permit, except to the extent such Material Permit may be amended, replaced, or reissued as a result of any as necessary to reflect the transactions contemplated hereby or may be terminated in the ordinary and usual course of a reissuance or replacement process.

(h) Other than the Subsidiaries set forth in Section 3.7(h) of the Company Disclosure Letter, neither the Company nor any of its other Subsidiaries (i) is registered, (ii) is required to be registered or (iii) as a result of the transactions contemplated by this Agreement will be required to register, as an investment adviser under the Investment Advisers Act of 1940, as a commodity trading advisor, commodity pool operator, swap dealer or futures commission merchant under the Commodity Exchange Act of 1936, or as a broker or a dealer under the Exchange Act or under the Blue Sky or securities laws of any applicable jurisdiction or the rules and regulations thereunder, except for any such registration, the failure of which to have obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Each Subsidiary of the Company set forth in Section 3.7(i) of the Company Disclosure Letter (each, a “Broker Subsidiary”) is registered as a broker-dealer with the Commission, is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and all other self-regulatory organizations (“SRO”) of which it is or is required to be a member and is registered or qualified as a broker-dealer or other regulated entity in each jurisdiction where the conduct of its business requires such registration or qualification, and such registrations, memberships or qualifications have not been suspended, revoked or rescinded and remain in full force and effect. All persons associated with such Broker Subsidiaries are registered with any SRO and each jurisdiction where

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the association of such persons with Broker Subsidiaries requires such registration, and such registrations have not been suspended, revoked or rescinded and remain in full force and effect, except to the extent that the failure to be so registered would not reasonably be expected to have a Company Material Adverse Effect. The operations of the Broker Subsidiaries have been conducted in compliance in all material respects with all requirements of the Exchange Act, the rules and regulations of the SEC, FINRA and any applicable state securities regulatory authority or other self-regulatory organization including, but not limited to (A) establishing financial and operational controls and supervisory procedures in compliance in all material respects with all applicable legal and regulatory requirements and (B) maintaining required minimum net capital and net capital in excess of levels that may require “early warning” notice to the Commission, FINRA or any other SRO. No Broker Subsidiary nor any person associated with any Broker Subsidiary is or has been subject to statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, or a disqualification, as that term is defined in Article III, Section 4 of the FINRA By-Laws. None of the Broker Subsidiaries has submitted any early warning notice to the SEC or FINRA and has not had any restriction on its business activities imposed upon it based upon the sufficiency of its net capital. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Broker Subsidiary has (A) filed all reports, registrations, statements and certifications, together with any amendments required to be made prior to the date hereof with (i) the SEC, (ii) FINRA, (iii) any applicable state securities regulatory authority and (iv) any other SRO and (B) obtained all necessary regulatory approvals that may be required in connection with the sale of the Shares contemplated hereby.

Section 3.8 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company have been filed within the requisite period (taking into account any valid extensions properly obtained) and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and payable by each Group Company have been paid in a timely fashion. Each Group Company has withheld and paid over to the appropriate Governmental Authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, individual independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by any Governmental Authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to any Tax Returns or any Taxes of a Group Company has been received from, any Governmental Authority. No dispute or assessment relating to any Tax Returns or any Taxes with any Governmental Authority is currently outstanding. No Group Company has consented to any extension or waiver of the time within which any Tax may be assessed or collected by a Governmental Authority, which extension or waiver remains in force.

(c) No Group Company has any material liability for unpaid Taxes which has not been accrued or reserved on such Group Company’s most recent financial statements, whether asserted or unasserted, contingent, or otherwise, and no Group Company has incurred any material liability of Taxes outside the Ordinary Course since the date of such financial statements.

(d) No Group Company is a Tax resident of any jurisdiction other than its jurisdiction of incorporation. No written claim that is currently outstanding has been made by a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(e) There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of any Group Company.

(f) No Group Company has been a member of an affiliated, consolidated or similar Tax group (other than another Group Company) or otherwise has any liability for the Taxes of any other Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(g) Each Group Company has complied in all material respects with all applicable transfer pricing Laws.

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(h) Each Group Company is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(i) Each Group Company is registered for value-added and similar Taxes in each jurisdiction such Group Company is required to be so registered. Each Group Company has complied in all material respects with all applicable value-added and similar Tax Laws.

(j) No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(k) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) The Company reasonably believes that (i) Public Notice 7 shall not apply with respect to the Company Capital Restructuring, the Mergers and the transactions contemplated by this Agreement and (ii) none of the Company, SPAC, the Merger Subs, the Surviving Entity or the Surviving Company shall have any obligation for Public Notice 7 Taxes as a result thereof.

(m) No Group Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

Section 3.9 Financial Statements.

(a) The Company has Made Available to SPAC (x) true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal year then ended (the “Audited Financial Statements”), together with the auditor’s reports thereon, and (y) true and complete copies of the unaudited consolidated management accounts of the Company and its Subsidiaries as of December 31, 2023 and the related unaudited consolidated statements of operations and comprehensive loss of the Company and the Company Subsidiaries for the year then ended (collectively, the “Management Accounts”). The Audited Financial Statements and the Management Accounts (i) were prepared in accordance with the books and records of the Company and its Subsidiaries which were Made Available to the SPAC, (ii) fairly present, in all material respects, the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein, except in the case of the Management Accounts, subject to (A) normal year-end adjustments, and (B) the absence of footnotes required by GAAP, (iii) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), except in the case of the Management Accounts, subject to (A) normal year-end adjustments, and (B) the absence of footnotes required by GAAP, and (iv) when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements (including the standards of the U.S. Public Company Accounting Oversight Board) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).

(b) The Company maintains a system of internal accounting controls which is designed to provide, in all material respects, reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only

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in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2022, to the Knowledge of the Company, (i) none of the Company’s directors has been made aware in writing of (x) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (y) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Laws, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.10 Absence of Changes. Since September 30, 2023, (a) to the date of this Agreement the Group Companies have operated their business in the Ordinary Course, and (b) there has not been any occurrence of any Company Material Adverse Effect.

Section 3.11 Actions. Except as set forth in Section 3.11 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, and (b) there is no judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on and specific to the Company or any of its Subsidiaries or assets or properties.

Section 3.12 Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Audited Financial Statements that have not been satisfied since September 30, 2023, (b) that are Liabilities incurred since September 30, 2023 in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) arising under this Agreement or other Transaction Documents, (e) that will be discharged or paid off prior to the Closing, or (f) which would not have a Company Material Adverse Effect.

Section 3.13 Material Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts as of the date of this Agreement. Except as disclosed in Section 3.13(a) of the Company Disclosure Letter, true and complete copies of each Material Contract, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been Made Available to SPAC.

(b) Except for any Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or the termination of which is otherwise contemplated by this Agreement, each Material Contract listed on Section 3.13(a) of the Company Disclosure Letter is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the applicable Group Company has duly performed all of its obligations under each such Material Contract as set forth in Section 3.13(a) of the Company Disclosure Letter to which it is a party to the extent that such obligations to perform have accrued, (y) no breach or default thereunder by the Group Company with respect thereto, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred, and (z) no event has occurred that with notice or lapse of time, or both, would constitute such a default or breach of such Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or would entitle any third party to prematurely terminate any Material Contract.

(c) None of the Group Companies has within the last twelve (12) months provided to or received from the counterparty to any Material Contract any written notice or written communication to terminate, or not renew, any Material Contract.

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Section 3.14 Title; Properties.

(a) Each of the Group Companies has good and valid title to all of the real property and assets (other than Intellectual Property Rights, which in each case is addressed in Section 3.15) owned by it, whether tangible or intangible (including those reflected in the Audited Financial Statements), together with all assets (other than Intellectual Property Rights, which in each case is addressed in Section 3.15) which are, in each case material to the business of the Group Companies taken as a whole, and in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Each Company Material Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Material Lease.

(c) No Group Company owns or has ever owned or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”, and any Company Lease involving rent payments in excess of $1,000,000 on an annual basis, a “Company Material Lease”). Section 3.14(c) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Material Lease and the address of the property demised or leased under each such Company Material Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Lease is in compliance with applicable Laws, and (ii) all Governmental Orders required under applicable Laws in respect of any Company Material Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Material Lease.

Section 3.15 Intellectual Property Rights.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, complete and accurate (in all material respects) list of all Registered IP. Either the Company or its applicable Subsidiary has taken reasonable steps to make required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with patents, registrations and applications for the material Registered IP. Each item of material Registered IP registered with the applicable Governmental Authority is subsisting, and to the Knowledge of the Company, is valid and enforceable. The Company and its Subsidiaries exclusively own and possess all right, title and interest in and to the material Owned IP, including each item of material Registered IP, and exclusively own, free and clear of any Encumbrances other than Permitted Encumbrances, or otherwise have a sufficient right to use pursuant to a license or other right, all other material Company IP.

(b) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, infringe, or misappropriate, and since January 1, 2021 has not violated, infringed, or misappropriated any Intellectual Property Rights of any Person, except for any such violation, infringement, or misappropriation that would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, nor has the Company or any of its Subsidiaries received since January 1, 2022 any written notice (including written request for indemnification or written threat), relating to any of the foregoing (including in the form of any offer or request to license any Intellectual Property Rights).

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Action alleging misappropriation, infringement, or violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of any Person or contesting the validity, ownership, use, registrability or enforceability (other than ex parte office actions and the like in the ordinary course of prosecution of applications, registrations and patents) of any of the Owned IP is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is violating, infringing, or misappropriating or, since January 1, 2021, has violated, infringed, or misappropriated any material Owned IP. Since January 1, 2022, neither the Company nor any of its Subsidiaries has given any written notice to any Person alleging any violation, infringement, or misappropriation of any material Owned IP, and no Actions initiated by the Company or any of its Subsidiaries relating to the same are pending.

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(d) The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to a valid and enforceable agreements providing for restrictions on use of, and the nondisclosure of, the applicable source code), and the Company and its Subsidiaries do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code that is included in or covered by the Owned IP to any Person (other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to valid and enforceable Contracts providing for restrictions on use of, and the nondisclosure of, such source code).

(e) Except as would not be material to the Company and its Subsidiaries taken as a whole, all Persons who have contributed, developed or conceived any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries have done so pursuant to a valid and enforceable agreement that protects the material trade secrets and material confidential information of the Company and its Subsidiaries and grants the applicable Company or Subsidiary exclusive ownership of the Person’s contribution, development and conception of such material Intellectual Property Rights for the Company or its Subsidiaries. Except as would not be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has disclosed any material Trade Secrets or material confidential Company IP to any Person other than pursuant to a valid and enforceable agreement or other obligation providing for restrictions on use of, and the nondisclosure of, such trade secrets and confidential information. Since January 1, 2022, no Persons who have contributed, developed or conceived any material Owned IP have made or, to the Knowledge of the Company, threatened any claims of ownership with respect to any such Owned IP.

(f) Except as would not be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries uses any Open Source Software under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code that is included in or covered by the Owned IP, to license or provide such source code for the purpose of making derivative works, or to make available for redistribution to any Person such source code at no or minimal charge.

(g) The Company and its Subsidiaries have, implemented and maintained reasonable policies and technical and organizational security measures designed to protect the Company Systems and Company Data, including by maintaining business continuity and disaster recovery plans, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken other reasonable steps consistent with industry practices of companies offering similar services designed to safeguard Trade Secrets, and all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, to the extent owned or used or held for use by the Company or any of its Subsidiaries in the operation of the business of the Company and its Subsidiaries as currently conducted (together with the data and information stored therein or transmitted by any of the foregoing, collectively, the “Company Systems”), from the introduction of any virus, worm, Trojan horse or similar intentionally-disabling code or program, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. There are and since January 1, 2022 have been no defects or other technical problems in the Company Systems that would prevent the same from functioning substantially in accordance with their user specifications and functionality descriptions, and the Company and its Subsidiaries have received no written notice alleging any of the foregoing; except in each case as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries own, lease, license, or otherwise have the valid, legal right to use all Company Systems that are material to the business of the Group Companies taken as a whole and have obtained a sufficient number of licenses (whether licensed by seats or otherwise) for their use of all Software (and the equivalent resources, including Software as a Service) that is material to the business of the Group Companies taken as a whole and encompassed by such Company Systems.

(h) During the twelve (12) months prior to the date of this Agreement, there has been no material failure or other material substandard performance of any Company System, in each case, which has not been remedied in all material respects, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.16 Data Security.

(a) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2022, the Company and its Subsidiaries are, and have been, in compliance with all applicable (A) Laws, (B) policies, statements, notices, and representations of the Company or any of its Subsidiaries that are or were public-facing or otherwise made available to any third party, (C) requirements of any self-regulatory organization or industry standard by which the Company or any of its Subsidiaries is bound, and (D) contractual obligations binding on the Company and its Subsidiaries, in each case with respect to the foregoing clauses (A)-(D), relating to the processing of Company Data, the privacy, data protection, cybersecurity, or security of Company Data, or the protection of Company Data from loss and against unauthorized use, access, misappropriation, modification, disclosure or other misuse (collectively, “Privacy and Security Requirements”) and (ii) the Company and its Subsidiaries have, and have at all applicable times since January 1, 2022, had all rights, consents, and authorizations required under the Privacy and Security Requirements to Process Company Data as Processed by or for the Company or any of its Subsidiaries.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents do not, the consummation of the transactions contemplated hereby and thereby will not, require any notice or consent in connection with, or result in any violation of, any Privacy and Security Requirement, except as would not have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, there is no, and since January 1, 2022, has been no, (i) to the Knowledge of the Company, security incident, breach, or successful ransomware, hacking, or intrusion event with respect to any Company System or Company Data, (ii) to the Knowledge of the Company, unlawful, or unauthorized access to, or other unlawful, or unauthorized Processing of, Company Data, nor (iii) Action against the Company or its Subsidiaries (A) relating to the Processing of Company Data, privacy, data protection, cybersecurity, or security of Company Data, or the confidentiality or integrity of any Company System, or (B) alleging any violation of any Privacy and Security Requirement by the Company or its Subsidiaries.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, neither the Company nor any of its Subsidiaries: (i) is or has been subject to any sanction in any Action against the Company or any of its Subsidiaries relating to cybersecurity, data protection, security or privacy, or any cybersecurity review by the CAC, the CSRC, or any other relevant data protection, privacy or security Government Authority; (ii) to the Knowledge of the Company, has been subject to any investigation or received any written inquiry, notice (including any enforcement notice, de-registration notice or transfer prohibition notice), letter, complaint or allegation from any relevant cybersecurity, data protection, privacy or security Governmental Authority alleging any violation of any applicable Privacy or Security Requirement by the Company or its Subsidiaries; (iii) has been subject to any Action for compensation to any person against the Company or its Subsidiaries for violation of any applicable Privacy and Security Requirement relating to any inaccuracy, loss, unauthorized destruction or unauthorized disclosure of personal data by the Company or its Subsidiaries, and there is no outstanding order of any Governmental Authority against the Company or any of its Subsidiaries relating to the rectification or erasure of personal data; (iv) has received any written communication, enquiry, notification of, warning or complaint from any Governmental Authority (including the CAC) regarding any violation of applicable Privacy or Security Requirement (including, without limitation, the CSRC Archive Rules) by the Company or its Subsidiaries; (v) to the Knowledge of the Company, is subject to any pending or threatened investigation or sanction relating to cybersecurity, data protection, security or privacy, or any cybersecurity review, by the CAC, the CSRC, or any other relevant Governmental Authority against the Company or any of its Subsidiaries, or any of their respective directors, officers and employees; and (vi) has received any written objection to the transactions contemplated under this Agreement from the CSRC, the CAC or any relevant data protection, privacy or security Governmental Authority.

Section 3.17 Labor and Employee Matters.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Benefit Plan.

(b) Except as would not be material to the business of the Group taken as a whole, (i) the Company and each of its Subsidiaries is, and for the three (3) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating

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to wages and payrolls, working hours, overtime, working conditions, benefits, recruitment, retirement, pension, equal opportunity, discrimination, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employee provident fund, social security organization and collective bargaining, unemployment insurance, work and residence permits, leaves of absence, labor disputes, and statutory labor or employment reporting and filing obligations; and (ii) there is no Action (including any charge or complaint) pending or, to the Knowledge of the Company, threatened to be filed with, any Governmental Authority by any current or former employee, director, officer or individual service provider of the Company or any of its Subsidiaries relating to the violation of any applicable labor or employment Law by the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries have, where required by applicable Laws, properly classified for purposes of applicable Laws (including (x) for purposes of minimum wage and overtime and (y) for purposes of determining eligibility to participate in any statutory Benefit Plan) all individuals who have performed services for the Company and its Subsidiaries and who were classified and treated as independent contractors in the three (3) years prior to the date hereof.

(c) Except would not be material to the business of the Group taken as a whole, (i) each of the Benefit Plans has been operated and administered in accordance with its terms, and is in compliance with all applicable Laws, and all contributions to each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any liability to any of the Company and any of its Subsidiaries under such Benefit Plan; (ii) there is no Action pending or, to the Knowledge of the Company, threatened in writing involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in compliance with all applicable Laws and Contracts relating to its provision of any form of social security or social insurance, and has paid, or made provision for the payment of, all social security or social insurance contributions required under applicable Laws and Contracts.

(d) Neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) would reasonably be expected to (i) result in any material payment or benefit becoming due or payable to any current or former director, officer, employee, or individual service provider of the Company or any of its Subsidiaries; (ii) materially increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of, or provide any additional rights or benefits with respect to, any compensation or benefits payable to any current or former director, officer, employee or individual service provider of the Company or its Subsidiary; (iv) limit or restrict the ability of the Company to merge, amend, or terminate any Benefit Plan; or (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(e) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(f) The Company and its Subsidiary do not have any obligation to “gross-up” or otherwise indemnify any individual for any excise Tax imposed under Sections 4999 or 409A of the Code.

(g) Neither the Company nor any of its Subsidiaries has any Liability, including on account of any ERISA Affiliate, with respect to or under: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA.

(h) Except as would not have a Company Material Adverse Effect, as of the date of this Agreement (i) no employee of the Company or any of its Subsidiaries is represented by a Union, (ii) neither the Company nor any of its Subsidiaries is negotiating any collective bargaining agreement or other Contract with any Union, (iii) to the Knowledge of the Company, there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (iv) there are no labor disputes (including

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any concerted work slowdown, lockout, concerted stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No notice, consent or consultation obligations to any Union representing any employee of the Company or any of its Subsidiaries will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.18 Brokers. Except as set forth in Section 3.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates. The Company has provided the SPAC with a true and complete copy of all contracts, agreements and arrangements, including engagement letters with such broker, finder or investment banker set forth on Section 3.18 of the Company Disclosure Letter.

Section 3.19 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Group Companies are in compliance in all material respects with the applicable Environmental Laws in the respective jurisdictions where they conduct their business.

Section 3.20 Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (a) each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate, and (b) all such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, (i) no material claims have been made which remain outstanding and unpaid under such insurance policies, and (ii) no circumstances exist that would reasonably be expected to give rise to a material claim of under such insurance policies.

Section 3.21 Company Related Parties. The Company has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 3.22 Proxy/Registration Statement. The information supplied or to be supplied by the Company, any of its Subsidiaries or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.

Section 3.23 Foreign Private Issuer. The Company qualifies as (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 3.24 Major Customers and Major Suppliers.

(a) Section 3.24(a) of the Company Disclosure Letter sets forth a complete and accurate list of the top ten (10) revenue sources (other than any individual consumer or end customer) of the Company and its Subsidiaries for the twelve (12)-month period ended December 31, 2022, based on revenues received from each such revenue source during such period.

(b) Section 3.24(b) of the Company Disclosure Letter sets forth a complete and accurate list of the top ten (10) supplier of the Company and its Subsidiaries for the twelve (12)-month period ended December 31, 2022, based on payments made to each supplier during such period.

Section 3.25 No Additional Representation or Warranties. Except as set forth in Article IV and Section 11.1, the Company acknowledges and agrees that the SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13); (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) or (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as of the date of this Agreement as follows:

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to SPAC. Prior to the execution of this Agreement, a true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company, the SPAC Charter is in full force and effect, and SPAC is not in default of any term of provision of the SPAC Charter in any material respect. SPAC is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 4.2 Capitalization and Voting Rights.

(a) Capitalization of SPAC. As of the date of this Agreement, the authorized share capital of SPAC consists of $999,999 divided into (i) 9,000,000,000 SPAC Class A Ordinary Shares, of which 10,056,597 SPAC Class A Ordinary Shares (including SPAC Class A Ordinary Shares underlying any outstanding SPAC Units) are issued and outstanding as of the date of this Agreement, (ii) 999,000,000 SPAC Class B Ordinary Shares, of which 5,240,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 990,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding as of the date of this Agreement. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(b) As at the date of this Agreement, 8,092 SPAC Units are issued and outstanding. There are no other issued or outstanding SPAC Units as of the date of this Agreement. All of the issued and outstanding SPAC Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such SPAC Units to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(c) As of the date of this Agreement, 17,267,949 SPAC Warrants are issued and outstanding, including (x) 10,480,000 SPAC Warrants that would be issued if all SPAC Units were separated on the date hereof pursuant to Section 2.2(g)(i), and (y) 6,792,000 SPAC Warrants issued to Sponsor in a private placement concurrently with the IPO. The SPAC Warrants are exercisable for 14,048,505 SPAC Class A Ordinary Shares at an exercise price of $11.50. The SPAC Warrants are not exercisable until thirty (30) days after the closing of a Business Combination.

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All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC Charter, this Agreement or as set forth in Section 4.2 of the SPAC Disclosure Letter, there are no outstanding Contracts of SPAC to issue, repurchase, redeem or otherwise acquire any SPAC Shares.

(d) Except as set forth in Section 4.2 of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.

Section 4.3 Corporate Structure; Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4 Authorization.

(a) Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i) The approval and authorization of the First Merger and the Plan of First Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds of the issued and outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws; and

(ii) The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws.

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(c) The SPAC Shareholders’ Approval are the only votes and approvals of holders of SPAC Shares necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

(d) On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions), (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5 Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in Section 4.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Act, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (d) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, and (e) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby (including the Transactions) will not (assuming the representations and warranties in Article III are true and correct, except for the matters referred to in clauses (a) through (e) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Law, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.

Section 4.6 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions properly obtained) and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and payable by SPAC have been paid in a timely fashion. SPAC has withheld and paid over to the appropriate Governmental Authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Governmental Authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Governmental Authority. No dispute or assessment relating to such Tax Returns or such Taxes with any such Governmental Authority is currently outstanding. SPAC has not consented to any extension or waiver of the time within which any Tax may be assessed or collected by a Governmental Authority, which extension or waiver remains in force.

(c) SPAC does not have any material liability for unpaid Taxes which has not been accrued or reserved on its most recent financial statements, whether asserted or unasserted, contingent, or otherwise, and SPAC has not incurred any material liability of Taxes outside the Ordinary Course since the date of such financial statements.

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(d) SPAC is not a Tax resident of any jurisdiction other than its jurisdiction of incorporation. No written claim that is currently outstanding has been made by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

(e) There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of SPAC.

(f) SPAC has not been a member of an affiliated, consolidated or similar Tax group and otherwise does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(g) SPAC has complied in all material respects with all applicable transfer pricing requirement Laws.

(h) SPAC is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to SPAC, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(i) SPAC is registered for value-added and similar Taxes in each jurisdiction it is required to be so registered. SPAC has complied in all material respects with all applicable value-added and similar Tax Laws.

(j) SPAC has not been a party to a transaction that is a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(k) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the Cayman Islands.

(l) SPAC (i) is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

Section 4.7 Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).

(b) SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(c) SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) Liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 4.7(c) of the SPAC Disclosure Letter.

(d) Since the SPAC Accounts Date, to the Knowledge of SPAC, (i) none of the SPAC’s directors has been made aware in writing of (x) any fraud that involves SPAC’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (y) any allegation, assertion or claim that SPAC has engaged in any material questionable accounting or auditing practices which violate applicable Laws, and (ii) no attorney representing SPAC, whether or not employed by SPAC, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by SPAC to the SPAC Board or any committee thereof or to any director or officer of SPAC.

Section 4.8 Absence of Changes. Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (ii) there has not been any SPAC Material Adverse Effect.

Section 4.9 Actions. (a) There is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC, and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10 Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including engagement letters with such broker, finder or investment banker set forth on Section 4.10 of the SPAC Disclosure Letter.

Section 4.11 Proxy/Registration Statement. The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company, its Subsidiaries (including the Merger Subs) or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13 Trust Account. As of the date of this Agreement, SPAC has approximately $110.4 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment

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Management Trust Agreement, dated as of June 23, 2022, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee”, and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the First Merger Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the First Merger Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their redemption rights pursuant to the SPAC Charter. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by each of the Company and the Merger Subs with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Company (as the surviving entity in the Second Merger) on the Closing Date.

Section 4.14 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.15 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) the Contracts disclosed in Section 4.15(c) of the SPAC Disclosure Letter, this Agreement and the other Transaction Documents to which it is party and the transactions contemplated hereby and thereby (including with respect to SPAC Transaction Expenses, the Overfunding Loans and Working Capital Loans) and (ii) Contracts with the underwriters of SPAC’s IPO, SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $200,000 in the aggregate. As of the date of this Agreement, the aggregate amount outstanding under all Overfunding Loans is $5,240,000 and the aggregate amount outstanding under all Working Capital Loans is $380,000.

Section 4.16 Nasdaq Quotation. SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Markets (“Nasdaq”) under the symbol “SKGR”, “SKGRW” and “SKGRU”, respectively. SPAC is in compliance with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such

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entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.17 SPAC Related Parties. Except as disclosed in the SPAC SEC Filings, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.18 Financial Advisor Opinion. The SPAC Board has received the Fairness Opinion to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered in connection with the preparation thereof as set forth therein, the Transactions are fair from a financial point of view to the holders of SPAC Class A Ordinary Shares. The SPAC made available to the Company for informational purposes a signed copy of the Fairness Opinion prior to the date hereof.

Section 4.19 No Additional Representations and Warranties. Notwithstanding anything contained in this Agreement, each of SPAC and Sponsor has made its own investigation of the Company and its Subsidiaries. SPAC acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company and the Merger Subs in Article III and Article IV, respectively, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information, as well as any information, documents or other materials, that are disclosed in the Company Disclosure Letter or Made Available to SPAC or its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or Company Shareholders, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III and Article IV, and neither SPAC nor Sponsor is relying or have relied upon any of the foregoing (including the completeness or accuracy thereof).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBS

The Company and each of the Merger Subs hereby jointly and severally represents and warrants to SPAC as of the date of this Agreement as follows:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Each Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

Section 5.2 Capitalization and Voting Rights.

(a) Capitalization. As of the date of this Agreement, the authorized share capital of Merger Sub I consists of $50,000 divided into 500,000,000 shares of $0.0001 par value each, of which one share (the “Merger Sub I Share”) is issued and outstanding, and the authorized share capital of Merger Sub II consists of $50,000 divided into 500,000,000 shares of $0.0001 par value each, of which one share (the “Merger Sub II Share”) is issued and outstanding (the Merger Sub I and the Merger Sub II Share, collectively, the “Merger Sub Shares”). The Merger Sub Shares, and any shares of each Merger Sub that will be allotted and issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly allotted and issued and credited as fully paid, (ii) were, or will be, issued, in compliance with applicable Laws and the Organizational Documents of each Merger Sub, and (iii) were not, and will not be, issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each Merger Sub, or any other Contract, in any such case to which any Merger Sub is a party or otherwise bound.

(b) No Other Securities. Except as set forth in Section 5.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding shares of each Merger Sub and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of each Merger Sub exercisable or exchangeable for shares of the Merger Subs, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any

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character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of the Merger Subs, or for the repurchase or redemption by the Merger Subs of shares or other Equity Securities of the Merger Subs or the value of which is determined by reference to shares or other Equity Securities of the Merger Subs, and there are no voting trusts, proxies or agreements of any kind which may obligate Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of the Merger Subs.

(c) The Merger Subs do not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity.

Section 5.3 Corporate Structure; Subsidiaries. Neither Merger Sub is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4 Authorization. Each Merger Sub has all requisite corporate power and authority to (a) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (b) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of each Merger Sub necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which such Merger Sub is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Merger Filing Documents with the Registrar of Companies of the Cayman Islands. This Agreement and the other Transaction Document to which a Merger Sub is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of such Merger Sub enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.5 Consents; No Conflicts. Assuming the representations and warranties in Article III and Article IV are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a material adverse effect on the ability of the Merger Subs to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Merger Sub, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which a Merger Sub is or will be a party by such Merger Sub does not, and the consummation by such Merger Sub of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article III and Article IV are true and correct, and except for the matters referred to in clauses (a) through (b) of the immediately preceding sentence, (x) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Merger Sub) or cancellation under, (i) any Governmental Order, (ii) any provision of the Organizational Documents of such Merger Sub, (iii) any applicable Law, (iv) any Contract to which such Merger Sub is a party or by which its assets are bound, or (y) result in the creation of any Encumbrance upon any of the properties or assets of such Merger Sub other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such Merger Sub, except in the case of sub-clauses (i), (iii), and (iv) of clause (x) or clause (y) above, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Merger Sub to consummate the Transactions.

Section 5.6 Actions. There is no Action pending or threatened in writing against any Merger Sub and there is no judgment or award unsatisfied against any Merger Sub, nor is there any Governmental Order in effect and binding on any Merger Sub or its assets or properties.

Section 5.7 Brokers. Except as set forth in Section 3.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Merger Sub or any of its Affiliates.

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Section 5.8 Proxy/Registration Statement. The information supplied or to be supplied by each Merger Sub or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives. All documents that a Merger Sub is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9 Business Activities. Each Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 5.10 Entity Classification. Merger Sub II has elected to be disregarded as an entity separate from the Company for U.S. federal income tax purposes as of the effective date of its formation and has not subsequently changed such classification. For U.S. federal and applicable state and local income Tax purposes, Merger Sub I is, and has been since its incorporation, an association taxable as a corporation.

Section 5.11 No Additional Representations and Warranties. Except as set forth in Article IV and Section 11.1, each Merger Sub acknowledges and agrees that the SPAC is not making any representation or warranty whatsoever to such Merger Sub pursuant to this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES

Section 6.1 Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents (including as contemplated by any PIPE Investment), (ii) as required by applicable Laws (including for this purpose any COVID-19 Measures) or relevant Governmental Authorities, (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company (1) shall use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in all material respects in the Ordinary Course, (2) shall use commercially reasonable efforts to preserve the Group’s business and operational relationships in all material respects with the suppliers, customers (other than individual consumer or end customer) and others having business relationships with the Group that are material to the Group taken as a whole, in each case where commercially reasonable to do so, and (3) shall not, and shall cause its Subsidiaries not to, except as otherwise contemplated or permitted by this Agreement or the other Transaction Documents or required by Law, to:

(a) (i) amend its memorandum and articles of association or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise), except in the case of any of the Company’s Subsidiaries only, for any such amendment which is not material to the business of the Company and its Subsidiaries, taken as a whole; or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);

(b) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or rights to acquire debt securities, in any such case in a principal amount exceeding $1,000,000, except for borrowings or drawdowns disclosed in Section 6.1(2)(b) of the Company Disclosure Letter or as otherwise required in order to consummate the Transactions;

(c) transfer, issue, sell, grant, pledge, create a security interest over, or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its

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Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than (A) the grant of awards under the ESOP in the Ordinary Course, (B) the issuance of Pre-Subdivision Ordinary Shares upon the exercise of any Company Option outstanding on the date hereof, (C) the issuance of Pre-Subdivision Ordinary Shares upon conversion of Company Preferred Shares in accordance with the Company Charter, (D) the issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly owned Subsidiary of the Company, or (y) on a pro rata basis to all shareholders of such Subsidiary, or (E) the issuance of any Equity Securities of the Company pursuant to the PIPE Subscription Agreements;

(d) sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property Rights), in any single transaction or series of related transactions, other than (i) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course, (ii) transactions pursuant to Contracts entered into in the Ordinary Course, or (iii) transactions that do not exceed $1,000,000 individually and $2,000,000 in the aggregate;

(e) sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of or impose any Encumbrance (other than Permitted Encumbrances) upon any material Owned IP, in each case, except for (i) non-exclusive licenses or non-material exclusive licenses under material Owned IP granted in the Ordinary Course or (ii) the expiration of any Registered IP at the end of its statutory term;

(f) disclose any material trade secrets or material confidential information other than pursuant to a written non-disclosure agreement or other non-disclosure obligation;

(g) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case, with a value or purchase price in excess of $1,000,000 individually and $2,000,000 in the aggregate;

(h) settle any Action by any Governmental Authority or any other third party for an amount in excess of $1,000,000 individually and $2,000,000 in the aggregate;

(i) (i) split, combine, subdivide, reclassify its Equity Securities, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the ESOP or as disclosed in Section 6.1(2)(i) of the Company Disclosure Letter, (iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(j) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) in the Ordinary Course, or (ii) any capital expenditures or obligations or liabilities in an amount not to exceed $1,000,000 individually and $2,000,000 in the aggregate;

(k) except in the Ordinary Course, (i) enter into any Material Contract, (ii) amend any such Material Contract in any material respect, or transfer, terminate or waive any rights or entitlement of material value under any Material Contracts, in each case in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(l) voluntarily terminate (or permit to lapse) (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit except in the Ordinary Course or as would not be material to the business of the Company and its Subsidiaries, taken as a whole;

(m) make any material change in its accounting principles or methods unless required by GAAP or applicable Laws;

(n) except in the Ordinary Course, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or

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waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Audited Financial Statements in accordance with GAAP);

(o) take any action where such action could reasonably be expected to prevent, impair or impede the Intended Tax Treatment (as defined in the Sponsor Support Agreement);

(p) except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.17(a) of the Company Disclosure Letter, (w) increase the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries whose total annual compensation opportunity exceeds $200,000, except for bonus (including bonus opportunity) increases, base salary increases or in connection with any promotions, in each case in the Ordinary Course not exceeding $200,000 on an individual basis, (x) except in the Ordinary Course, grant or announce any cash or equity or equity-based incentive awards, transaction bonuses, retention bonuses, or severance to any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, (y) accelerate the time of payment, vesting or funding of any compensation or benefits under any material Benefit Plan due to any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, or (z) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of the Company or any of its Subsidiaries whose total annual cash compensation exceeds $1,000,000;

(q) except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.17(a) of the Company Disclosure Letter, or as otherwise required by Law, amend, modify, or terminate any Benefit Plan or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement), provided that any changes to Benefit Plans in the ordinary course due to annual renewals are excepted from this section;

(r) affirmatively waive or release any non-competition or non-solicitation obligation of any current or former directors, officers or individual service providers (whose total annual cash compensation exceeds $1,000,000) of the Company or any of its Subsidiaries; or

(s) enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (q));

provided, however, that during the period from the First Merger Effective Time through the Second Merger Effective Time, the Surviving Entity and Merger Sub II shall not take any action except as required or contemplated by this Agreement or the other Transaction Documents. For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2 Access to Information. Upon reasonable prior written notice and subject to applicable Laws and COVID-19 Measures, from the date of this Agreement until the Second Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, in such manner as to not interfere with the normal business operation of the Company and its Subsidiaries, reasonable access during normal business hours to the officers, directors, employees, agents, Representatives, properties, offices and other facilities, books and records of each of it and its Subsidiaries, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Laws, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.

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Section 6.3 Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 6.4 D&O Indemnification and Insurance.

(a) From and after the Closing, the Surviving Company and the Company shall jointly and severally indemnify and hold harmless each present and former director and officer of SPAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of SPAC) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Laws and its Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Laws). Without limiting the foregoing, the Surviving Company and the Company shall (i) maintain for a period of not less than six years from the Closing provisions in their Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of SPAC in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would materially and adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, the Company shall maintain in effect directors’ and officers’ liability insurance (the “D&O Insurance”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage and with insurance carriers with the same or better credit rating, except that in no event shall the Company or the Surviving Company be required to pay an aggregate amount for such insurance in excess of 300% of the aggregate annual premium payable by SPAC for such insurance policy for the year ended December 31, 2023, as the case may be (“Maximum Annual Premium”); provided, however, that (i) the Company may cause SPAC to extend coverage under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (a “D&O Tail”) with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company shall, and shall cause the Surviving Company to, maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4 shall be continued in respect of such claim until the final disposition thereof. If the Company or Surviving Company is unable to obtain the policies for an amount less than or equal to the Maximum Annual Premium, the Company or Surviving Company will instead obtain insurance with as much coverage as reasonably practicable for an annual premium equal to the Maximum Annual Premium. The costs of any D&O Insurance for the period after the Closing Date, and the cost of any D&O Tail to the extent in effect following the Closing Date, shall be borne by the Company and shall not be a SPAC Transaction Expense.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Company and the Company and all of their respective successors and assigns. In the event that the Surviving Company, the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially

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all of its properties and assets to any Person, then, and in each such case, the Surviving Company or the Company, respectively, shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Company or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d) The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Company and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5 Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and each Merger Sub shall promptly (and in any event prior to the First Merger Effective Time) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the First Merger Effective Time) notify the Company and each Merger Sub in writing, upon any of the Group Companies, the Merger Subs or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary herein, any failure to give such notice pursuant to this Section 6.5 shall not give rise to any Liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 6.6 Financials.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver to SPAC, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023, and the related audited consolidated statements of income and profit and loss, and cash flows for the year then ended, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (the “2023 Financial Statements”). Upon delivery of the 2023 Financial Statements, the representations and warranties set forth in Section 3.9 shall be deemed to apply to the 2023 Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 3.9 as of the date of this Agreement.

(b) The Company and SPAC shall each use its reasonable efforts (i) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Laws or requested by the SEC in connection therewith.

Section 6.7 No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

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Section 6.8 Nasdaq Listing. The Company shall use its commercially reasonable efforts to (and SPAC shall reasonably cooperate in connection therewith): (a) submit an initial listing application to Nasdaq in connection with the Transactions; (b) satisfy all applicable initial listing standard s and requirements of Nasdaq and obtain Nasdaq’s approval of its initial listing application; and (c) cause the Registrable Securities to be approved for listing on the Nasdaq and accepted for clearance by DTC, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Merger Effective Time.

Section 6.9 Post-Closing Directors and Officers of the Company. Subject to the terms of the Amended Company Charter, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, (a) the Company Board shall have been reconstituted to consist of no less than seven directors, and (b) unless the Company is eligible for and elects to follow the home country practice in accordance with the relevant Nasdaq listing rules, the majority of directors shall satisfy the independence requirement and other qualifications for the applicable committee as required by applicable Laws or under the Nasdaq listing rules. SPAC shall have the right to designate one (1) board observer to the Company Board immediately following the Closing.

Section 6.10 Shareholder Lock-Up Agreements. As soon as reasonably practicable following execution of this Agreement, and in any event prior to the Closing, the Company shall use commercially reasonable efforts to deliver, or cause to be delivered, to SPAC copies of Shareholder Lock-Up Agreements substantially in the form attached hereto as Exhibit B (each, a “Shareholder Lock-Up Agreement”) executed by each Company Shareholder (prior to giving effect to any PIPE Investment).

ARTICLE VII

COVENANTS OF SPAC

Section 7.1 Nasdaq Listing. During the Interim Period, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq and maintain the listing of the SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units on Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the First Merger Effective Time.

Section 7.2 Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents (including as contemplated by any PIPE Investment), (ii) as required by applicable Laws (including for this purpose any COVID-19 Measures) or relevant Governmental Authorities, or (iii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC (1) shall operate its business in the Ordinary Course and (2) shall not:

(a) (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the SPAC Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents (including but not limited to entering into any settlement, conciliation or similar Contract that would require any payment from the Trust Account), except as expressly contemplated by the SPAC Transaction Proposals;

(b) (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d) except in the Ordinary Course, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of

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state, local, or non-U.S. Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);

(e) take any action which could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(f) (i) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course, (ii) extend, transfer, terminate or waive any right or entitlement of material value under any material Contract, in a manner that is materially adverse to the SPAC, (iii) enter into any settlement, conciliation or similar Contract that would impose non-monetary obligations of SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing); provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC shall not enter into, renew or amend in any respect, any transaction or Contract involving an Affiliate or Related Party of SPAC, Sponsor or any Affiliate of Sponsor, except as expressly provided in the Transaction Documents;

(g) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material Liability, in any case in a principal amount or amount, as applicable, other than (i) Indebtedness or other Liabilities expressly set out in Section 7.2(g) of the SPAC Disclosure Letter, or (ii) Liabilities that qualify as SPAC Transaction Expenses;

(h) (i) incur any Working Capital Loan, except as set forth in Section 7.2(h) of the SPAC Disclosure Letter, or (ii) convert any Working Capital Loan into SPAC Units or other Equity Securities of SPAC;

(i) make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(j) (i) issue any Equity Securities, other than the issuance of Equity Securities of SPAC pursuant to this Agreement or any other Transaction Documents, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter or (ii) grant any options, warrants, rights of conversion or other equity-based awards or phantom equity;

(k) settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;

(l) form any Subsidiary;

(m) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC; or

(n) enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.2.

Section 7.3 Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

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Section 7.4 Public Filings of SPAC. From the date of this Agreement through the Closing, SPAC will use reasonable best efforts to keep current and accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. As promptly as practicable after the execution of this Agreement, SPAC shall prepare and file a Current Report on Form 8-K under the Exchange Act to disclose the execution of this Agreement (the form and substance of which shall have been approved by the Company prior to the execution of this Agreement).

Section 7.5 Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.6 SPAC Extension. In the event that the Mergers are not consummated by September 1, 2024 and it is reasonably determined by the Company and SPAC that it is reasonably likely that the Merger will not be consummated by September 30, 2024, SPAC shall (a) use its reasonable best efforts to cause the SPAC Board to approve such amendment to the SPAC Charter to provide that the date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter is extended from September 30, 2024 to March 31, 2025 (such date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter, as amended, and as may be extended in accordance with the provisions of this Section 7.6, the “Business Combination Deadline” and such proposal, the “Extension Proposal”) and resolve to recommend that the SPAC Shareholders approve such Extension Proposal by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the Extension Proposal, which shall include, among other things, (x) a description and introduction of the Company, and (y) a statement that this Agreement and other Transaction Documents have been entered into. SPAC and the Company shall discuss in good faith and agree upon the terms of the Extension Proposal, including the proposed amendments to the SPAC Charter and additional economic incentives, if any, to be offered to SPAC Shareholders in connection with their approval of the Extension Proposal. SPAC shall (i) comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Charter and this Agreement in connection with the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of an extraordinary general meeting of SPAC Shareholders to consider, vote on and approve the Extension Proposal (the “SPAC Shareholder Extension Approval”), exercise of the SPAC Shareholder Redemption Right related thereto and making any necessary filings with the Registrar of Companies of the Cayman Islands, and (ii) respond to any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. SPAC or Sponsor shall be responsible for funding any Extension Expenses prior to the earlier of (x) the Closing Date and (y) a valid termination of this Agreement in accordance with Section 10.1. Section 8.2(b) shall apply mutatis mutandis to the Extension Proxy Statement, the Extension Recommendation and the SPAC Shareholder Extension Approval, including with respect to the actions to be taken by the SPAC Board in connection therewith.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Merger Subs shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions, or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Merger Subs shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. Without limiting the foregoing, the Company and its Affiliates, if applicable, shall prepare and

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file or cause to be filed Notification and Report Forms pursuant to the HSR Act with respect to the Transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (and in any event within fifteen (15) Business Days after the date of this Agreement).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Merger Subs shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Merger Subs shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC, the Company or the Merger Subs shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties hereto; provided, further, that none of the Company, the Merger Subs or SPAC shall enter into any agreement with any Governmental Authority with respect to the Transactions which (a) as a result of its terms materially delays the consummation of, or prohibits, the Transactions or (b) adds any condition to the consummation of the Transactions, in any such case, unless otherwise required by applicable Laws and with the prior written consent of the other parties hereto. To the extent not prohibited by Law, the Company and the Merger Subs agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Merger Subs agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. The Company and SPAC shall jointly devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for electing whether to defend, and, if so, defending any lawsuit challenging the Transactions, and for all meetings and communications with any Governmental Authority concerning the Transactions.

Section 8.2 Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Merger Subs and the Company shall prepare, and the Company shall file with the SEC, the Registration Statement (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the SPAC Transaction Proposals and (y) the registration under the Securities Act of the Registrable Securities. SPAC, the Merger Subs and the Company each shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Company Ordinary Shares, Company Warrants and Incentive

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Warrants pursuant to this Agreement. Each of the Company, SPAC and the Merger Subs also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information, respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall, and shall use commercially reasonable efforts to, within five (5) Business Days of such finalization and effectiveness, mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, the Merger Subs and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Merger Subs, the Company or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC and the Company. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Company Ordinary Shares, Company Warrants and Incentive Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii) If, at any time prior to the First Merger Effective Time, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall promptly inform the Company. If, at any time prior to the First Merger Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries (including the Merger Subs) or their respective officers or directors, should be discovered by the Company which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform SPAC. Thereafter, SPAC, the Merger Subs and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and SPAC and the Company shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter and applicable Law to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the SPAC Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the SPAC Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the SPAC Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain

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the vote or consent of its shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or the Company reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the SPAC Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 9.3(b) will not be satisfied at the Closing; or (5) to comply with applicable Law; provided further, however, that without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC shall not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of fifteen (15) consecutive days.

(ii) The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the SPAC Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”), and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

(c) Company Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall (A) solicit and obtain the Company Shareholders’ Approval in the form of an irrevocable unanimous written consent (the “Unanimous Written Consent”) of all the Company Shareholders, or (B) establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) in accordance with the Company Charter and applicable Law to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Company Transaction Proposals and obtaining the Company Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Company Transaction Proposals) and such other matters as may be mutually agreed by SPAC and the Company. The Company (x) shall consult with SPAC regarding the record date and the date of the Company Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company shall adjourn or postpone the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Pre-Subdivision Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain Company Shareholders’ Approval, or (3) to comply with applicable Law; provided further, however, that without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not adjourn or postpone on more than two (2) occasions and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than an aggregate of fifteen (15) consecutive days.

(ii) The Company shall send meeting materials to the Company Shareholders which shall seek the Company Shareholders’ Approval and shall include in all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company

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Board has unanimously recommended that the Company Shareholders vote in favor of granting the Company Shareholders’ Approval (such statement, the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII (a) the Company shall, and shall cause its Subsidiaries (including the Merger Subs) to, and (b) SPAC shall, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (ii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VIII, shall require the Company, any of its Subsidiaries or SPAC or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.4 Tax Matters.

(a) Each of SPAC, Merger Sub I, Merger Sub II, and the Group Companies shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of relevant Tax Returns and the defense of relevant Tax audits or other similar proceedings. Such cooperation shall include retaining and (upon reasonable request) providing (with the right to make copies) records and information reasonably relevant to any such Tax Returns or Tax audits or other similar proceedings, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and, to the extent applicable, (i) making available to holders of SPAC Securities factual information reasonably necessary and in such person’s possession or reasonably available to it to determine whether the Mergers may qualify for nonrecognition treatment, in whole or in part, under any provision of the Code (it being understood that (A) such holders shall rely on their own Tax advisors, and shall not rely on SPAC, the Merger Subs, the Group Companies, or any of their respective Affiliates or advisors, to make such determination and (B) no information so made available shall be construed as any representation by SPAC, the Merger Subs, the Group Companies, or any of their respective Affiliates or advisors with respect to the Tax treatment of the Transactions) and (ii) making available to SPAC Shareholders, at SPAC Shareholders’ sole cost and expense, information reasonably necessary to compute the taxable income of SPAC Shareholders (or their direct or indirect owners) arising as a result of SPAC’s status as a PFIC or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period (or portion thereof) ending on or before the Closing Date, including timely providing a PFIC Annual Information Statement (as described in Treasury Regulations Section 1.1295-1(g)) to enable SPAC Shareholders to make and maintain a “Qualified Electing Fund” election under Section 1295 of the Code and the Treasury Regulations promulgated thereunder and information to enable SPAC Shareholders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code.

(b) The parties hereto shall (and shall cause their controlled Affiliates to) comply with the covenants set forth in Schedule 8.4(a) (the “Reorganization Covenants”).

(c) All Transfer Taxes will be borne by the party responsible therefor under applicable Law.

(d) Notwithstanding anything to the foregoing, none of SPAC or the Group Companies make any representation regarding whether the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368 of the Code.

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Section 8.5 Shareholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6 PIPE Financing. SPAC and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (a) to obtain executed PIPE Subscription Agreements, which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from PIPE Investors pursuant to which the PIPE Investors commit to make private investments in public equity (in the form of SPAC Class A Ordinary Shares, Company Class A Ordinary Shares or other Equity Securities of the Company, as may be agreed by the Company and SPAC) at the Closing, and (b) to consummate the PIPE Investment substantially concurrently with the Closing. SPAC and the Company shall not, without the consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to the PIPE Investment.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of SPAC, the Merger Subs and the Company. The obligations of SPAC, the Merger Subs and the Company to consummate, or cause to be consummated, the Transactions to occur at the Closing, are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a) The SPAC Shareholders’ Approval shall have been obtained, and shall have not been withdrawn, revoked, varied or become invalid;

(b) The Company Shareholders’ Approval shall have been obtained, and shall have not been withdrawn or become invalid;

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) (i) The Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq, including the applicable public float requirements under Nasdaq listing rules, and the Company shall not have received any notice of non-compliance therewith, and (ii) the Company Class A Ordinary Shares and the Incentive Warrants representing the Merger Consideration to be issued in connection with the Transactions shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance;

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(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, and all Regulatory Approvals required in connection with the Transactions have been obtained from or waived by the relevant Governmental Authority;

(f) The waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated; and

(g) The Company Capital Restructuring shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

Section 9.2 Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:

(a) The representations and warranties contained in Section 3.5 (Authorization) and Section 5.4 (Authorization) shall be true and correct in all respects as of the Closing Date as if made at the Closing Date. The representation and warranties contained in Section 3.3 (Capitalization of the Company) (other than Section 3.3(a) and Section 3.3(b)) and Section 3.4 (Capitalization of Subsidiaries) shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 3.3(a) and Section 3.3(b) (Capitalization of the Company) and Section 5.2 (Capitalization and Voting Rights) shall be true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have no more than a de minimis effect as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date). Each of the other representations and warranties of the Company and the Merger Subs contained in this Agreement shall be true and correct as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the obligations and covenants of the Company and the Merger Subs as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects; and

(c) There shall have not been a Company Material Adverse Effect following the date of this Agreement that is continuing and uncured.

Section 9.3 Conditions to Obligations of the Company and the Merger Subs at Closing. The obligations of the Company and the Merger Subs to consummate, or cause to be consummated, the Transactions to occur at the Closing, are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in Section 4.3 (Corporate Structure; Subsidiaries), Section 4.4 (Authorization) and Section 4.8(ii) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as if made at the Closing Date. The representations and warranties contained in Section 4.2 (Capitalization and Voting Rights) shall be true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have no more than a de minimis effect as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date). Each of the other representations and warranties of SPAC contained in this Agreement shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

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(b) Each of the obligations and covenants of SPAC as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects

(c) There shall have not been a SPAC Material Adverse Effect following the date of this Agreement that is continuing and uncured; and

(d) The Sponsor Support Agreement and the Deferred Underwriting Commission Waiver shall be in full force and effect and no party thereto shall be in breach thereof or shall have failed to perform thereunder in any material respect.

Section 9.4 Frustration of Conditions. None of SPAC, the Merger Subs or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the First Merger Effective Time:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC if the SPAC Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation;

(d) by written notice from the Company to SPAC if SPAC fails to obtain the SPAC Shareholder Extension Approval upon vote taken thereon at a duly convened meeting of the SPAC Shareholders (or at a meeting of SPAC Shareholders following any adjournment or postponement thereof);

(e) by written notice from the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement, which termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under Article VIII;

(f) by written notice from the Company or SPAC to the other if the Company Shareholders’ Approval shall not have been obtained by reason of the failure to obtain (i) the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement, or (ii) the Unanimous Written Consent, which termination right shall not be exercisable by the Company if the Company has materially breached any of its obligations under Article VIII;

(g) by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or a Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Merger Sub then, for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such 30-day period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(g) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

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(h) by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within such 30-day period, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(i) by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the March 31, 2025 (such date, the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(i) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; provided, further, that the Outside Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the “Outside Date.”

Section 10.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or Merger Sub, as the case may be, for actual fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Article XI and the NDA shall survive any termination of this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 10.1 (other than a termination pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(h)), then notwithstanding anything to the contrary herein, as soon as reasonably practicable following such a termination, SPAC shall deliver, or cause to be delivered, to the Company a written statement (the “SPAC Termination Statement”) setting forth the amount of the Extension Expenses, which shall include the wire transfer instructions thereof; provided that SPAC will consider in good faith the Company’s reasonable comments to the Extension Expenses set forth on the SPAC Termination Statement, and if any adjustments are made to the Extension Expenses set forth on the SPAC Termination Statement within five (5) Business Days of the Company’s receipt thereof, such adjusted Extension Expenses shall thereafter become the Extension Expenses for all purposes of this Agreement. Within ten (10) Business Days after receiving the SPAC Termination Statement, the Company shall pay, or cause to be paid, to SPAC or SPAC’s designee an amount in cash equal to the Extension Expenses specified on the SPAC Termination Statement, as may be modified pursuant to the foregoing sentence.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company and the Merger Subs acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on June 24, 2022 (File No. 333-265135), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company and the Merger Subs further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and the Merger Subs hereby waive any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any knowing and intentional breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material

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breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (i) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (ii) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (iii) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (iv) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to SPAC, to:

SK Growth Opportunities Corporation
228 Park Avenue S #96693
New York, NY 10003
Attention: Richard Chin, Chief Executive Officer, Derek Jensen, Chief Financial Officer
Email: richardchin@skgrowthopportunities.com,
derekjensen@skgrowthopportunities.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Dan Ouyang, Robert Day
E-mail: douyang@wsgr.com, rday@wsgr.com

(b)	If to the Company or any Merger Sub, to:

Webull Corporation.
Address:
200 Carillon Parkway
St. Petersburg, Florida 33716
Attention: Haichen Wang, Chief Financial Officer; Ben James, General Counsel
E-mail: h.c.wang@webull.com; ben@webull.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Jesse Sheley
Email: jesse.sheley@kirkland.com

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Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any Benefit Plan, and any other benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, the Merger Subs or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or any other benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, and (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.17.

Section 11.6 Expenses. Except as set forth in this Section 11.6 or elsewhere in this Agreement (including for the avoidance of doubt, the unpaid SPAC Transaction Expenses accrued after December 18, 2023, which shall be paid in accordance with Section 2.3(b)(v) if the Closing occurs), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Mergers or any other Transaction is consummated; provided, however, that the Company acknowledges and agrees to bear one hundred percent (100%) of any Company Transaction Fees.

Section 11.7 Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the Company Board and the SPAC Board, the Mergers and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Mergers, shall in each case be governed by the laws of the Cayman Islands).

Section 11.8 Consent to Jurisdiction; Waiver of Trial by Jury. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF (I) THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN OR (II) THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN (IN EACH CASE, INCLUDING ANY APPELLATE COURT THEREFROM) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE CONVENIENT OR APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING

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OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.10 Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 11.11 Entire Agreement. This Agreement (together with the Disclosure Letters), the NDA and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Letter of Intent between SPAC and the Company, dated as of December 18, 2023). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 11.12 Amendments. This Agreement may be amended or modified in whole or in part prior to the First Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company, SPAC and the Merger Subs; provided, however, that after the Company Shareholder Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Laws requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.

Section 11.13 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

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(b) The restriction in Section 11.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.14 Confidentiality. The existence and terms of this Agreement and any information provided by either party hereto in connection with this Agreement and the Transactions are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as “Confidential Information” as such term is defined in the NDA. Notwithstanding anything to the contrary contained in the preceding sentence or in the NDA, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including Nasdaq), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 11.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.16 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 11.17 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Merger Subs or SPAC under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.18 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

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Section 11.19 Conflicts and Privilege.

(a) The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “SK Group”), on the one hand, and (y) the Company, the Surviving Company or any member of the Webull Group (as defined below), on the other hand, any legal counsel, including Wilson Sonsini Goodrich & Rosati (“WSGR”) and Maples and Calder (Cayman) LLP (“Maples”), that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the SK Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, or the Surviving Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, the Surviving Company, or the Sponsor. The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the SK Group, on the one hand, and WSGR or Maples, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the SK Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and the Surviving Company.

(b) The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “Webull Group”), on the one hand, and (y) the Surviving Company or any member of the SK Group, on the other hand, any legal counsel, including Kirkland & Ellis International LLP (“Kirkland”), Ogier (“Ogier”) and Han Kun Law Offices (“Han Kun”) that represented the Company prior to the Closing may represent any member of the Webull Group in such dispute even though the interests of such Persons may be directly adverse to the Company and the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and the Surviving Company. The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the Webull Group, on the one hand, and Kirkland, Ogier or Han Kun, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Webull Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company or the Surviving Company.

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In Witness Whereof the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:
SK Growth Opportunities Corporation
By:	/s/ Derek Jensen
Name: Derek Jensen
Title: Chief Financial Officer
MERGER SUB I:
Feather Sound I Inc.
By:	/s/ Anquan Wang
Name: Anquan Wang
Title: Director
MERGER SUB II:
Feather Sound II Inc.
By:	/s/ Anquan Wang
Name: Anquan Wang
Title: Director
COMPANY:
Webull Corporation
By:	/s/ Anquan Wang
Name: Anquan Wang
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

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Exhibit A

FORM OF SPONSOR SUPPORT AGREEMENT

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Exhibit B

FORM OF SHAREHOLDER LOCK-UP AGREEMENTS

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Exhibit C

FORM OF REGISTRATION RIGHTS AGREEMENT

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Exhibit D-1

FORM OF WARRANT ASSIGNMENT AGREEMENT

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Exhibit D-2

FORM OF INCENTIVE WARRANT AREEMENT

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Exhibit E-1

FORM OF PLAN OF FIRST MERGER

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Exhibit E-2

FORM OF PLAN OF SECOND MERGER

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Exhibit F-1

FORM OF A&R ARTICLES OF THE SURVIVING ENTITY

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Exhibit F-2

FORM OF A&R ARTICLES OF THE SURVIVING COMPANY

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Exhibit G

FORM OF AMENDED COMPANY CHARTER

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Schedule 8.4(a)

Reorganization Covenants

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ANNEX A-2

Execution Version

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of December 5, 2024 by and among (i) Webull Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), (ii) Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub I”), (iii) Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub II”, collectively with Merger Sub I, the “Merger Subs”), and (iv) SK Growth Opportunities Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”).

WHEREAS, the parties hereto entered into that certain Business Combination Agreement, dated as of February 27, 2024 (as may be amended and modified from time to time in accordance with its terms, including by this Amendment, the “Agreement”);

WHEREAS, Section 11.12 (Amendments) of the Agreement provides that the Agreement may be amended or modified in whole or in part prior to the First Merger Effective Time, only by a duly authorized agreement in writing in the same manner as the Agreement and which makes reference to the Agreement and which shall be executed by the Company, the Merger Subs and SPAC;

WHEREAS, the parties hereto desire to amend the Agreement pursuant to the terms as set forth herein; and

WHEREAS, each of the Company, Merger Sub I, Merger Sub II and SPAC is authorized and approved by its respective board of directors to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.      Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.      Amendments to the Agreement. Effective as of the date hereof,

(a)     Recitals. The eighth paragraph of the recitals of the Agreement is hereby amended and restated in its entirety as set forth below:

Whereas, in connection with the Mergers, the Company, SPAC and the Warrant Agent shall enter into an incentive warrant agreement substantially in the form attached hereto as Exhibit D-2 (the “Incentive Warrant Agreement”), effective as of the First Merger Effective Time, pursuant to which the Company shall issue (i) to the SPAC Shareholders (other than the SPAC Insiders or any holder of SPAC Treasury Shares), one Incentive Warrant for each Non-Redeeming SPAC Share held by such SPAC Shareholders, and (ii) to certain Company Shareholders, an aggregate of 20,000,000 Incentive Warrants;

(b)    The Definition of “Founder Holdcos”. The definition of “Founder Holdcos” in Section 1.1 (Definitions) of the Agreement is hereby amended and restated in its entirety as follows: “Founder Holdco” means the Person set forth in Section 1.1(a) of the Company Disclosure Letter;”, and Section 1.1(a) of the Company Disclosure Letter is hereby amended and restated in its entirety to read as set forth in Schedule 1.1(a) to this Amendment. As a result of the amendment contemplated by this clause (a), all references to “Founder Holdcos” in the Agreement shall be amended such that they refer to “Founder Holdco”.

Annex A-2-1

(c)     Section 1.1. Each of the definitions of “Incentive Warrants” and “Share Subdivision Factor” in Section 1.1 (Definitions) of the Agreement is hereby amended and restated in its entirety as set forth below:

“Incentive Warrants” means, collectively, redeemable warrants each to purchase one Company Class A Ordinary Share pursuant to the terms of the Incentive Warrant Agreement, issued by the Company at the Closing to the SPAC Shareholders (other than the SPAC Insiders or any holder of SPAC Treasury Shares) and certain Company Shareholders, in each case, in accordance with Section 2.2(h);

“Share Subdivision Factor” means 3.3593;

(d)    Section 2.1. Clause (iii) of Section 2.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

(iii)   Share Subdivision of Pre-Subdivision Ordinary Shares. (x) Each Pre-Subdivision Ordinary Share (excluding any Pre-Subdivision Ordinary Shares held by the Founder Holdco) that is issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of Company Class A Ordinary Shares determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Company Class A Ordinary Shares, and (y) each Pre-Subdivision Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and held by the Founder Holdco shall be subdivided into a number of Company Class B Ordinary Shares determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Company Class B Ordinary Shares (the transactions contemplated by clauses (x) and (y), the “Share Subdivision”), provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Subdivision, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole Company Ordinary Share.

(e)     Section 2.2(h). Section 2.2(h) of the Agreement is hereby amended and restated in its entirety as follows:

(h)    Issuance of Incentive Warrants. On the Closing Date, upon the terms and subject to the conditions of this Agreement and the Incentive Warrant Agreement, the Company shall issue (i) to the SPAC Shareholders (other than the SPAC Insiders or any holder of SPAC Treasury Shares), one Incentive Warrant for each Non-Redeeming SPAC Share held by such SPAC Shareholders, and (ii) to certain Company Shareholders, an aggregate of 20,000,000 Incentive Warrants.

(f)     Section 2.4(b). Clause (ii) of Section 2.4(b) of the Agreement is hereby amended and restated in its entirety as follows:

(ii) any obligation on the Company under this Agreement to issue Incentive Warrants to SPAC Shareholders and Company Shareholders entitled to receive such Incentive Warrants shall be satisfied by the Company issuing such Incentive Warrants, and shall be deemed to have been satisfied upon issuance of such Incentive Warrants in registered form to each applicable SPAC Shareholder and Company Shareholder by entering such SPAC Shareholder and Company Shareholder on the warrant register maintained by the Warrant Agent.

(g)    Section 6.9. Section 6.9 of the Agreement is hereby amended by deleting the following sentence: “SPAC shall have the right to designate one (1) board observer to the Company Board immediately following the Closing.”

(h)    Form of Incentive Warrant Agreement. The Incentive Warrant Agreement, a form of which is attached as Exhibit D-2 to the Agreement, is hereby amended and restated to read as set forth in Exhibit A to this Amendment.

Annex A-2-2

(i)     Form of Amended Company Charter. The Amended Company Charter, a form of which is attached as Exhibit G to the Agreement, is hereby amended and restated to read as set forth in Exhibit B to this Amendment.

3.      No Further Amendment. The parties hereto agree that, except as provided herein, all other provisions of the Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Agreement.

4.      References. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Agreement (including any schedule and exhibit to the Agreement) shall refer to the Agreement as amended by this Amendment. All references to the “Sponsor Support Agreement” in the Agreement shall refer to that certain Sponsor Support Agreement, dated as of February 27, 2024, by and among the Company, SPAC, Sponsor and the other SPAC Insiders, as amended by that certain Amendment to Sponsor Support Agreement, dated as of the date hereof, and as may be amended, supplemented or otherwise modified from time to time in accordance with its terms. Notwithstanding the foregoing, except as otherwise provided in this Amendment, references to the date of the Agreement and references in the Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to February 27, 2024.

5. Other Miscellaneous Terms. The provisions of Article XI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, as if set forth in full herein.

[Signature pages follow]

Annex A-2-3

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

SPAC: SK Growth Opportunities Corporation

By:	/s/ Richard Chin
	Name:	Richard Chin
	Title:	CEO
MERGER SUB I: Feather Sound I Inc.

By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Director
MERGER SUB II: Feather Sound II Inc.

By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Director
COMPANY: Webull Corporation

By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Director

[Signature Page to Amendment to Business Combination Agreement]
Annex A-2-4

Schedule 1.1(a)

Founder Holdco

Annex A-2-5

Exhibit A

Form of Incentive Warrant Agreement

Annex A-2-6

Exhibit B

Form of Amended Company Charter

Annex A-2-7

ANNEX B

Companies Act (Revised)

Company Limited by Shares

Fifth amended and restated memorandum of association OF Webull Corporation

Adopted by special resolution on [Date]
and effective on [Date]

Companies Act (Revised)

Company Limited by Shares

Fifth Amended and Restated

Memorandum of Association

of

Webull Corporation

Adopted by special resolution on [Date]
and effective on [Date]

1            The name of the Company is Webull Corporation.

2            The Company’s registered office will be situated at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3            The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4            The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5            Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)         the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)         insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)         the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6            The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7            The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8            The authorised share capital of the Company is US$50,000.00 divided into: (i) 4,000,000,000 Class A Ordinary Shares of par value of US$0.00001 each, and (ii) 1,000,000,000 Class B Ordinary Shares of par value of US$0.00001 each. Subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)         redeem or repurchase any of its shares;

(b)         increase or reduce its capital;

(c)         issue any part of its capital (whether original, redeemed, increased or reduced):

(i)          with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)         subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and

(d)         alter any of those rights, privileges, conditions, limitations or restrictions.

9            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)

Company Limited By Shares

FIFTH AMENDED AND RESTATED articles of association of Webull corporation

(Adopted by special resolution passed on [Date]
and effective on [Date])

Contents

Annex B Page Nos.
1	Definitions, interpretation and exclusion of Table A	B-1
Definitions		B-1
Interpretation		B-4
Exclusion of Table A Articles		B-5
2	Shares	B-5
Power to issue Shares and options, with or without special rights		B-5
Power to pay commissions and brokerage fees		B-5
Trusts not recognised		B-5
Security interests		B-5
Power to vary class rights		B-6
Effect of new Share issue on existing class rights		B-6
No bearer Shares or warrants		B-6
Treasury Shares		B-6
Rights attaching to Treasury Shares and related matters		B-6
Register of Members		B-7
Annual Return		B-7
3	Share certificates	B-7
Issue of share certificates		B-7
Renewal of lost or damaged share certificates		B-7
4	Lien on Shares	B-8
Nature and scope of lien		B-8
Company may sell Shares to satisfy lien		B-8
Authority to execute instrument of transfer		B-8
Consequences of sale of Shares to satisfy lien		B-8
Application of proceeds of sale		B-9
5	Calls on Shares and forfeiture	B-9
Power to make calls and effect of calls		B-9
Time when call made		B-9
Liability of joint holders		B-9
Interest on unpaid calls		B-9
Deemed calls		B-10
Power to accept early payment		B-10
Power to make different arrangements at time of issue of Shares		B-10
Notice of default		B-10
Forfeiture or surrender of Shares		B-10
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender		B-10
Effect of forfeiture or surrender on former Member		B-10
Evidence of forfeiture or surrender		B-11
Sale of forfeited or surrendered Shares		B-11
6	Transfer of Shares	B-11
Right to transfer		B-11
Suspension of transfers		B-12
Company may retain instrument of transfer		B-12
Notice of refusal to register		B-12
7	Transmission of Shares	B-13
Persons entitled on death of a Member		B-13
Registration of transfer of a Share following death or bankruptcy		B-14
Indemnity		B-14
Rights of person entitled to a Share following death or bankruptcy		B-14

Annex B-i

Annex B Page Nos.
8	Alteration of capital	B-14
Increasing, consolidating, converting, dividing and cancelling share capital		B-14
Dealing with fractions resulting from consolidation of Shares		B-15
Reducing share capital		B-15
9	Conversion, redemption and purchase of own Shares	B-15
Power to issue redeemable Shares and to purchase own Shares		B-15
Power to pay for redemption or purchase in cash or in specie		B-15
Effect of redemption or purchase of a Share		B-16
Conversion rights		B-16
Share conversion		B-16
10	Meetings of Members	B-17
Annual and extraordinary general meetings		B-17
Power to call meetings		B-17
Content of notice		B-17
Period of notice		B-18
Persons entitled to receive notice		B-18
Accidental omission to give notice or non-receipt of notice		B-18
11	Proceedings at meetings of Members	B-18
Quorum		B-18
Lack of quorum		B-19
Chairman		B-19
Right of a Director to attend and speak		B-19
Accommodation of Members at meeting		B-19
Security		B-19
Adjournment		B-19
Method of voting		B-20
Withdrawal of demand for a poll		B-20
Taking of a poll		B-20
Chairman’s casting vote		B-20
Written resolutions		B-20
Sole-Member Company		B-21
12	Voting rights of Members	B-21
Right to vote		B-21
Rights of joint holders		B-22
Representation of corporate Members		B-22
Member with mental disorder		B-22
Objections to admissibility of votes		B-22
Form of proxy		B-22
How and when proxy is to be delivered		B-23
Voting by proxy		B-24
13	Number of Directors	B-24
14	Appointment, disqualification and removal of Directors	B-24
First Directors		B-24
No age limit		B-24
Corporate Directors		B-24
No shareholding qualification		B-24
Appointment of Directors		B-24
Board’s power to appoint Directors		B-25

Annex B-ii

Annex B Page Nos.
Removal of Directors		B-25
Resignation of Directors		B-25
Termination of the office of Director		B-25
15	Alternate Directors	B-25
Appointment and removal		B-25
Notices		B-26
Rights of alternate Director		B-26
Appointment ceases when the appointor ceases to be a Director		B-26
Status of alternate Director		B-26
Status of the Director making the appointment		B-26
16	Powers of Directors	B-27
Powers of Directors		B-27
Directors below the minimum number		B-27
Appointments to office		B-27
Provisions for employees		B-27
Exercise of voting rights		B-28
Remuneration		B-28
Disclosure of information		B-28
17	Delegation of powers	B-28
Power to delegate any of the Directors’ powers to a committee		B-28
Local boards		B-29
Power to appoint an agent of the Company		B-29
Power to appoint an attorney or authorised signatory of the Company		B-29
Borrowing Powers		B-29
Corporate Governance		B-29
18	Meetings of Directors	B-30
Regulation of Directors’ meetings		B-30
Calling meetings		B-30
Notice of meetings		B-30
Use of technology		B-30
Quorum		B-30
Chairman or deputy to preside		B-30
Voting		B-30
Recording of dissent		B-30
Written resolutions		B-31
Validity of acts of Directors in spite of formal defect		B-31
19	Permissible Directors’ interests and disclosure	B-31
20	Minutes	B-32
21	Accounts and audit	B-32
Auditors		B-32
22	Record dates	B-33
23	Dividends	B-33
Source of dividends		B-33
Declaration of dividends by Members		B-33
Payment of interim dividends and declaration of final dividends by Directors		B-33
Apportionment of dividends		B-34
Right of set off		B-34
Power to pay other than in cash		B-34
How payments may be made		B-34

Annex B-iii

Annex B Page Nos.
Dividends or other monies not to bear interest in absence of special rights		B-35
Dividends unable to be paid or unclaimed		B-35
24	Capitalisation of profits	B-35
Capitalisation of profits or of any share premium account or capital redemption reserve;		B-35
Applying an amount for the benefit of Members		B-35
25	Share Premium Account	B-36
Directors to maintain share premium account		B-36
Debits to share premium account		B-36
26	Seal	B-36
Company seal		B-36
Duplicate seal		B-36
When and how seal is to be used		B-36
If no seal is adopted or used		B-36
Power to allow non-manual signatures and facsimile printing of seal		B-36
Validity of execution		B-37
27	Indemnity	B-37
Release		B-37
Insurance		B-37
28	Notices	B-38
Form of notices		B-38
Electronic communications		B-38
Persons entitled to notices		B-39
Persons authorised to give notices		B-39
Delivery of written notices		B-39
Joint holders		B-39
Signatures		B-39
Giving notice to a deceased or bankrupt Member		B-39
Date of giving notices		B-40
Saving provision		B-40
29	Authentication of Electronic Records	B-40
Application of Articles		B-40
Authentication of documents sent by Members by Electronic means		B-40
Authentication of document sent by the Secretary or Officers of the Company by Electronic means		B-40
Manner of signing		B-41
Saving provision		B-41
30	Transfer by way of continuation	B-41
31	Winding up	B-41
Distribution of assets in specie		B-41
No obligation to accept liability		B-42
32	Amendment of Memorandum and Articles	B-42
Power to change name or amend Memorandum		B-42
Power to amend these Articles		B-42
33	Exclusive forum	B-42

Annex B-iv

Companies Act (Revised)

Company Limited by Shares

Fifth Amended and Restated
Articles of Association

of

Webull corporation

(Adopted by special resolution passed on [Date]
and effective on [Date])

1            Definitions, interpretation and exclusion of Table A

Definitions

1.1         In these Articles, the following definitions apply:

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

Affiliate means with respect to any specified person, any other person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified person, provided. With respect to any person who is a natural person, such person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates;

Articles means, as appropriate:

(a)         these articles of association as amended from time to time: or

(b)         two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Auditors means the auditor or auditors for the time being of the Company;

Board means the board of Directors from time to time;

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

Class A Ordinary Share means a share designated as a class A ordinary share of the Company of par value of US$0.00001 each and having the rights attached to such share and being subject to the restricted specified in these Memorandum and Articles;

Class A Shareholder means any person or persons entered on the register of Members from time to time as the holder of a Class A Ordinary Share;

Class B Ordinary Share means a share designated as a class B ordinary share of the Company of par value of US$0.00001 each and having the rights attached to such share and being subject to the restricted specified in these Memorandum and Articles;

Class B Shareholder means any person or persons entered on the register of Members from time to time as the holder of a Class B Ordinary Share;

Annex B-1

Clear Days, in relation to a period of notice, means that period excluding:

(a)         the day when the notice is given or deemed to be given; and

(b)         the day for which it is given or on which it is to take effect;

Closing means the consummation of the transactions contemplated by the Business Combination Agreement, dated February 27, 2024, by and among the Company, Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company, Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company, and SK Growth Opportunities Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms);

Closing Date means the date of the Closing;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Control means, as used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings;

Default Rate means ten per cent per annum;

Designated Stock Exchanges means the Nasdaq Global Market in the United States of America for so long as the Company’s Shares are there listed, or the New York Stock Exchange or any other stock exchange on which the Company’s Shares are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges;

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Fully Paid Up means:

(a)         in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

General Meeting means a general meeting of the Company duly constituted in accordance with the Articles;

Annex B-2

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

Immediate Family Member means, with respect to any natural person, (a) such person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;

Lock-Up Period means a period commencing on the Closing Date and ending on the date that is one hundred and eighty (180) days from the Closing Date;

Lock-Up Shares means any Ordinary Share held by the Lock-Up Shareholders on the Closing Date and any Ordinary Shares acquired by the Lock-Up Shareholders upon the vesting or exercise of equity awards granted pursuant to the Company’s equity incentive plans;

Lock-Up Shareholders means the Members set forth on Schedule A attached hereto (and any other person to whom any such person may transfer any Lock-Up Shares as permitted under clauses (a) through (h) of Article 6.9);

Management Lock-Up Shareholder means Water Castle Az Inc., NotNull Inc., Webull Partners Limited and any other person to whom any such person may transfer any Lock-Up Shares as permitted under clauses (a) through (h) of Article 6.9;

Member means a Class A Shareholder or a Class B Shareholder;

Memorandum means the memorandum of association of the Company as amended from time to time;

month means a calendar month;

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of a General Meeting passed by a simple majority of the votes cast by, or on behalf of, the Members who (being entitled to do so) vote in person or by proxy at that meeting. The expression also includes a written resolution passed by the requisite majority in accordance with Article 11.18 or 11.19;

Ordinary Share means an ordinary share in the capital of the Company;

Partly Paid Up means:

(a)         in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

[PIPE Financing means private placement investments in Class A Ordinary Shares or other equity securities of the Company consummated at the Closing;]

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means any share in the share capital of the Company and the expression:

(a)         includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)         where the context permits, also includes a fraction of a Share;

Annex B-3

Special Resolution means a resolution of a General Meeting or a resolution of a meeting of the holders of any class of Shares in a class meeting duly constituted in accordance with the Articles in each case passed by a majority of not less than two-thirds of Members who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution;

Transfer means any direct or indirect sale, transfer, assignment or disposition of any number of Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such Shares through voting proxy or otherwise; provided that the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of the Shares to secure contractual or legal obligations shall not be deemed a “Transfer” unless and until such pledge, charge, encumbrance or other third party right shall result in the person that directly or indirectly holds any such Shares immediately before the creation of such pledge, charge, encumbrance or other third party right being unable to exercise, at its will, the voting power of any such Shares through voting proxy or otherwise;

Treasury Shares means Shares held in treasury pursuant to the Act and Article 2.13; and

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Interpretation

1.2         In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)         A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)          any statutory modification, amendment or re-enactment; and

(ii)         any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)         Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)         If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)         A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)         A reference to a person includes, as appropriate, an individual or a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)          Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)         All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)         The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)          The words including, include and in particular or any similar expression are to be construed without limitation.

Annex B-4

1.3         The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

Exclusion of Table A Articles

1.4         The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2            Shares

Power to issue Shares and options, with or without special rights

2.1         Subject to the provisions of the Act and these Articles about the redemption and purchase of the Shares, the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act. Without limiting the foregoing, the Directors may establish from time to time one or more series of preference Shares and to determine, with respect to any series of preference Shares, the terms and rights of that series, including: the designation of the series; the number of Shares of the series; the dividend rights, dividend rates, conversion rights, voting rights; and the rights and terms of redemption and liquidation preferences. The Board of Directors may issue preference Shares without action by the Members to the extent authorised but unissued. Issuance of these Shares may dilute the voting power of holders of Ordinary Shares.

2.2         Without limitation to the preceding Article, the Directors may so deal with the unissued Shares:

(a)         either at a premium or at par; or

(b)         with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

2.3         Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Power to pay commissions and brokerage fees

2.4         The Company may pay a commission to any person in consideration of that person:

(a)         subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)         procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

2.5         The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.6         Except as required by Act:

(a)         no person shall be recognised by the Company as holding any Share on any trust; and

(b)         no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

2.7         Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

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Power to vary class rights

2.8         If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied (including where the rights are materially adversely varied) if one of the following applies:

(a)         the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

(b)         the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.9         For the purpose of Article 2.8(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)         the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)         any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

2.10       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such classes of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

Effect of new Share issue on existing class rights

2.11       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that class, be deemed to be varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any class by the Company. The rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

No bearer Shares or warrants

2.12       The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.13       Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)         the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)         the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.14       No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

2.15       The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)         the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)         a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

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2.16       Nothing in Article 2.15 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.17       Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Register of Members

2.18       The Directors shall keep or cause to be kept a register of Members as required by the Act and may cause the Company to maintain one or more branch registers as contemplated by the Act, provided that where the Company is maintaining one or more branch registers, the Directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of Members and updated within such number of days of any amendment having been made to such branch register as may be required by the Act.

2.19       The title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the register of Members may be maintained in accordance with section 40B of the Act.

Annual Return

2.20       The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

3            Share certificates

Issue of share certificates

3.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)         without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)         upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

3.2         Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

3.3         Every certificate shall bear legends required under the applicable laws, including the U.S. Securities laws (to the extent applicable).

3.4         The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.5         If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)         evidence;

(b)         indemnity;

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(c)         payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)         payment of a reasonable fee, if any for issuing a replacement share certificate,

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

4            Lien on Shares

Nature and scope of lien

4.1         The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)         either alone or jointly with any other person, whether or not that other person is a Member; and

(b)         whether or not those monies are presently payable.

4.2         At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3         The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)         the sum in respect of which the lien exists is presently payable;

(b)         the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)         that sum is not paid within fourteen Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 4.3 applies shall be referred to as Lien Default Shares.

4.4         The Lien Default Shares may be sold in such manner as the Board determines.

4.5         To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

4.6         To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser.

4.7         The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.8         On a sale pursuant to the preceding Articles:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Lien Default Shares; and

(b)         that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

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4.9         Notwithstanding the provisions of Article 4.8, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.10       The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)         if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)         if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

5            Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1         Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2         Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3         A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4         A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

5.5         Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6         If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)         at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)         if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

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Deemed calls

5.7         Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8         The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

5.9         Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10       If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)         the amount unpaid;

(b)         any interest which may have accrued;

(c)         any expenses which have been incurred by the Company due to that person’s default.

5.11       The notice shall state the following:

(a)         the place where payment is to be made; and

(b)         a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12       If the notice given pursuant to Article 5.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13       A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

5.14       On forfeiture or surrender:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)         that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

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5.15       Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)         all expenses; and

(b)         interest from the date of forfeiture or surrender until payment:

(i)          at the rate of which interest was payable on those monies before forfeiture; or

(ii)         if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.16       A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)         that the person making the declaration is a Director or Secretary of the Company, and

(b)         that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17       Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

6            Transfer of Shares

Form of transfer

6.1         Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, a Member may freely transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors, executed:

(a)         where the Shares are Fully Paid, by or on behalf of that Member; and

(b)         where the Shares are partly paid, by or on behalf of that Member and the transferee.

6.2         The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration for Shares not listed on a Designated Stock Exchange

6.3         Where the Shares in question are not listed on or subject to the rules of any Designated Stock Exchange, the Directors may in their absolute discretion decline to register any transfer of such Shares which are not Fully Paid Up or on which the Company has a lien.

6.4         The Directors may also, but are not required to, decline to register any transfer of any such Share unless:

(a)          the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)         the instrument of transfer is in respect of only one class of Shares;

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(c)          the instrument of transfer is properly stamped, if required;

(d)         in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)          the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and

(f)          any applicable fee of such maximum sum as the Designated Stock Exchanges (to the extent applicable) may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Suspension of transfers

6.5         The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers or by any other means in accordance with the rules of the Designated Stock Exchange, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of Members closed for more than 30 calendar days in any year.

Company may retain instrument of transfer

6.6         All instruments of transfer that are registered shall be retained by the Company.

Notice of refusal to register

6.7         If the Directors refuse to register a transfer of any Shares, they shall within three months after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

Lock-up restrictions

6.8         Subject to the exceptions set forth herein, during the Lock-Up Period, the Lock-Up Shareholders shall not Transfer any Lock-Up Shares; provided that, notwithstanding the foregoing, each Lock-Up Shareholder may Transfer Lock-Up Shares held by such Lock-Up Shareholder with the prior written consent of a majority of the Directors then in office or a duly authorised committee of the Board.

6.9         The restrictions set forth in Article 6.8 (Lock-Up Restrictions) shall not apply to:

(a)         in the case of a Lock-Up Shareholder that is an entity, Transfers to (i) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (ii) any shareholder, partner or member of such entity or their affiliates, (iii) any affiliate of such entity, or (iv) any employees of such entity or of its affiliates;

(b)         in the case of a Lock-Up Shareholder that is an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c)         in the case of a Lock-Up Shareholder that is an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(d)         in the case of a Lock-Up Shareholder that is an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(e)         in the case of a Lock-Up Shareholder that is an individual, Transfers to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(f)          in the case of a Lock-Up Shareholder that is an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust;

(g)         in the case of a Lock-Up Shareholder that is an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

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(h)         pledges of any Lock-Up Shares to a financial institution that create a mere security interest in such Lock-Up Shares pursuant to a bona fide loan or indebtedness transaction (so long as the applicable Lock-Up Shareholder continues to control the exercise of the voting rights of such pledged Lock-Up Shares) as well as any foreclosures on such pledged Lock-Up Shares;

(i)          [Transfers of any Ordinary Shares acquired as part of the PIPE Financing;]

(j)          transactions relating to Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(k)         the exercise of any options or warrants to purchase Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(l)          Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(m)        the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (a Trading Plan); provided, however, that no sales of Lock-Up Shares shall be made by the Lock-Up Shareholder pursuant to such Trading Plan during the Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period; and

(n)         Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Members having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing Date;

provided, however, that in the case of clauses (a) through (g), these permitted transferees shall enter into a written agreement agreeing to be bound by the Lock-Up Restrictions. For purposes of this Article 6.9, (x) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and (y) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended. For the avoidance of doubt, the Lock-Up Shareholder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Lock-Up Shares or receive any dividends or distributions thereon.

6.10       Following the date on which the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a thirty (30)-Trading Day period, the Company may, at its discretion, release up to twenty-five percent (25%) of the Lock-Up Shares of any Lock-Up Shareholder (determined as of the date immediately before the date of such determination) from the Lock-Up Restrictions; provided that if the Company releases any of the Lock-Up Shares of any Lock-Up Shareholder, the same percentage of the Lock-Up Shares held by other Lock-Up Shareholders as the percentage of the Lock-Up Shares that are subject to the release shall be deemed to have also been simultaneously released; provided further that the foregoing shall not apply to any Lock-Up Shares held by a Management Lock-Up Shareholder. For purposes of this Article 6.10, “Trading Day” shall mean any day on which the Ordinary Shares are actually traded on the principal securities exchange or securities market on which Ordinary Shares are then traded.

7            Transmission of Shares

Persons entitled on death of a Member

7.1         If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)         where the deceased Member was a joint holder, the survivor or survivors; and

(b)         where the deceased Member was a sole holder, that Member’s personal representative or representatives.

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7.2         Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3         A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)         to become the holder of the Share; or

(b)         to transfer the Share to another person.

7.4         That person must produce such evidence of his entitlement as the Directors may properly require.

7.5         If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6         If the person elects to transfer the Share to another person then:

(a)         if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)         if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

7.7         All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8         A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

7.9         A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

8            Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1         To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)         increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)         consolidate and divide all or any of its share capital into a larger number of Shares than its existing Shares;

(c)         convert all or any of its Fully Paid Up Shares into stock, and reconvert that stock into Fully Paid Up Shares of any denomination;

(d)         sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)         cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

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Dealing with fractions resulting from consolidation of Shares

8.2         Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)         either round up or down the fraction to the nearest whole number, such rounding to be determined by the Directors acting in their sole discretion; or

(b)         sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(c)         distribute the net proceeds in due proportion among those Members.

8.3         For the purposes of Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.4         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

9            Conversion, redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may issue Shares on terms that such Shares are subject to redemption, at the Company’s option or at the option of the holders of these Shares, on such terms and in such manner as may be determined, before the issue of such Shares, by either the Board of Directors or by the Company’s Members by Special Resolution. Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its Directors:

(a)         issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)         with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)         purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.2         When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Annex B-15

Effect of redemption or purchase of a Share

9.3         Upon the date of redemption or purchase of a Share:

(a)         the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)          the price for the Share; and

(ii)         any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)         the Member’s name shall be removed from the register of Members with respect to the Share; and

(c)         the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

9.4         For the purpose of Article 9.3, the date of redemption or purchase is the date when the Member’s name is removed from the register of Members with respect to the Shares the subject of the redemption or purchase.

Conversion rights

9.5         Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Share, at the office of the Company or any transfer agent for such Shares, into one (1) fully paid and non-assessable Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions).

9.6         Each Class B Ordinary Share shall automatically convert into one (1) Class A Ordinary Share in accordance with these Articles (as adjusted for share splits, share combinations and similar transactions) on any Transfer by a holder thereof to any person or entity which is not an Affiliate of such holder, or upon a change of beneficial ownership of any Class B Ordinary Share as a result of which any Person who is not an Affiliate of the registered holders of such Class B Ordinary Shares becomes a beneficial owner of such Class B Ordinary Shares. For the avoidance of doubt, the termination of directorship on the Board or employment as an executive officer with the Company of any holder (or any beneficial owner) of any Class B Ordinary Shares shall not trigger the automatic conversion contemplated under this Article 9.6. For purposes of this Article 9.6, “beneficial ownership” shall have the meaning defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended.

9.7         In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

9.8         Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected in accordance with the Act. Such conversion shall become effective forthwith upon entries being made in the register of Members to record the conversion of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

9.9         The Directors shall at all times reserve and keep available out of the Company’s authorised but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Class B Ordinary Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Ordinary Shares; and if at any time the number of authorised but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Class B Ordinary Shares, in addition to such other remedies as shall be available to the holders of such Class B Ordinary Shares, the Directors will take such action as may be necessary to increase its authorised but unissued Class A Ordinary Shares to such number of Shares as shall be sufficient for such purposes.

Share conversion

9.10       All conversions of Class B Ordinary Shares to Class A Ordinary Shares shall be effected by way of redemption or repurchase by the Company of the relevant Class B Ordinary Shares and the simultaneous issue of Class A Ordinary Shares in consideration for such redemption or repurchase (or in such other manner as the Directors may direct that is not in contravention of applicable laws). The Members and the Company will procure that any and all necessary corporate actions are taken to effect such conversion.

Annex B-16

10          Meetings of Members

Annual and extraordinary general meetings

10.1       The Company may, but shall not (unless required by the applicable Designated Stock Exchange Rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

10.2       All general meetings other than annual general meetings shall be called extraordinary general meetings.

Power to call meetings

10.3       A majority of the Directors may call a general meeting at any time.

10.4       If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

10.5       The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

10.6       The requisition must be in writing and given by one or more Members who together hold Shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding Shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

10.7       The requisition must also:

(a)         specify the purpose of the meeting.

(b)         be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)         be delivered in accordance with the notice provisions.

10.8       Should the Directors fail to call a general meeting within 21 Clear Days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

10.9       Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least twenty per cent of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

10.10     If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

10.11     Notice of a general meeting shall specify each of the following:

(a)         the place, the date and the hour of the meeting;

(b)         if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)         subject to paragraph (d) and the requirements of the Designated Stock Exchange Rules (to the extent applicable), the general nature of the business to be transacted; and

(d)         if a resolution is proposed as a Special Resolution, the text of that resolution.

Annex B-17

10.12     In each notice there shall appear with reasonable prominence the following statements:

(a)         that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)         that a proxyholder need not be a Member.

Period of notice

10.13     At least ten calendar days notice of an annual general meeting must be given to Members. For any other general meeting, at least ten calendar days’ notice must be given to Members.

10.14     Subject to the Act, a meeting may be convened on shorter notice, subject to the Act with the consent of the Member or Members who, individually or collectively, hold at least ninety per cent of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

10.15     Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)         the Members

(b)         persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)         the Directors; and

(d)         the Auditors.

10.16     The Board may determine that the Members entitled to receive notice of a meeting are those persons entered on the register of Members at the close of business on a day determined by the Board.

Accidental omission to give notice or non-receipt of notice

10.17     Proceedings at a meeting shall not be invalidated by the following:

(a)         an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)         non-receipt of notice of the meeting by any person entitled to notice.

10.18     In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)         in a different place on the website; or

(b)         for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

11          Proceedings at meetings of Members

Quorum

11.1       Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)         if the Company has only one Member: that Member; and

(b)         if the Company has more than one Member, one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting.

Annex B-18

Lack of quorum

11.2       If a quorum is not present within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)         If the meeting was requisitioned by Members, it shall be cancelled.

(b)         In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present within fifteen minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Chairman

11.3       The chairman of a general meeting shall be the chairman of the Board or such other Director as the Directors have nominated to chair Board meetings in the absence of the chairman of the Board. Absent any such person being present within fifteen minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting.

11.4       If no Director is present within fifteen minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a Director to attend and speak

11.5       Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Accommodation of Members at meeting

11.6       lf it appears to the chairman of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all Members entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a Member who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(a)         to participate in the business for which the meeting has been convened;

(b)         to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(c)         to be heard and seen by all other persons present in the same way.

Security

11.7       In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment

11.8       The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

11.9       Should a meeting be adjourned for more than 7 Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Annex B-19

Method of voting

11.10     A resolution put to the vote of the meeting shall be decided on a poll and not on a show of hands. Subject to the Act, a poll may be demanded:

(a)         by the chairman of the meeting; or

(b)         by any one Member having the right to vote on the resolutions, present or in proxy.

Withdrawal of demand for a poll

11.11     The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman.

Taking of a poll

11.12     A poll demanded on the question of adjournment shall be taken immediately.

11.13     A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than thirty Clear Days after the poll was demanded.

11.14     The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

11.15     A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

11.16     In the case of an equality of votes, the Chairman of the meeting at which the poll is demanded shall be entitled to a second or casting vote.

Written resolutions

11.17     Without limitation to section 60(1) of the Act, Members may pass a Special Resolution in writing without holding a meeting if the following conditions are met:

(a)         all Members entitled to vote on the resolution are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)         all Members entitled so to vote;

(i)          sign a document; or

(ii)         sign several documents in the like form each signed by one or more of those Members; and

(c)         the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

(d)         Such written resolution, which shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held, is passed when all such Members have so signified their agreement to the resolutions.

11.18     Members may pass an Ordinary Resolution in writing without holding a meeting if the following conditions are met:

(a)         all Members entitled to vote on the resolution are:

(i)          given notice of the resolution as if the same were being proposed at a meeting of Members; and

Annex B-20

(ii)         notified in the same or an accompanying notice of the date by which the resolution must be passed if it is not to lapse, being a period of seven (7) days beginning with the date that the notice is first given;

(b)         the required majority of the Members entitled so to vote:

(i)          sign a document; or

(ii)         sign several documents in the like form each signed by one or more of those Members; and

(c)         the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution, which shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held, is passed upon the later of these dates: (i) subject to the following Article, the date next immediately following the end of the period of three (3) days beginning with the date that notice of the resolution is first given and (ii) the date when the required majority have so signified their agreement to the resolution. However, the proposed written resolution lapses if it is not passed before the end of the period of seven (7) days beginning with the date that notice of it is first given.

11.19     If all Members entitled to be given notice of the Ordinary Resolution consent, a written resolution may be passed as soon as the required majority have signified their agreement to the resolution, without any minimum period of time having first elapsed. Save that the consent of the majority may be incorporated in the written resolution, each consent shall be in writing or given by Electronic Record and shall otherwise be given to the Company in accordance with Article 28 (Notices) prior to the written resolution taking effect.

11.20     The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

11.21     If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

Sole-Member Company

11.22     If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

12          Voting rights of Members

Right to vote

12.1       Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting on a poll, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

12.2       Members may vote in person or by proxy.

12.3       For all votes of the Members, Class A Shareholder shall have one vote for each Class A Ordinary Share he holds whereas a Class B Shareholder shall have 20 votes for each Class B Ordinary Share he holds, unless any Share carries special voting rights.

12.4       No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Annex B-21

Rights of joint holders

12.5       If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

12.6       Save where otherwise provided, a corporate Member must act by a duly authorised representative.

12.7       A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

12.8       The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

12.9       The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.10     Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.11     A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

Member with mental disorder

12.12     A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

12.13     For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

12.14     An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

12.15     An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

12.16     The instrument must be in writing and signed in one of the following ways:

(a)         by the Member; or

(b)         by the Member’s authorised attorney; or

(c)         if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

12.17     The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

Annex B-22

12.18     A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 12.17.

12.19     No revocation by a Member of the appointment of a proxy made in accordance with Article 12.19 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.20     Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)         In the case of an instrument in writing, it must be left at or sent by post:

(i)          to the registered office of the Company; or

(ii)         to such other place within the Cayman Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)         If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)          in the notice convening the meeting; or

(ii)         in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)        in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)         Notwithstanding Article 12.22(a) and Article 12.22(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

12.21     Where a poll is taken:

(a)         if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 12.22 before the time appointed for the taking of the poll;

(b)         if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 12.22 before the time appointed for the taking of the poll.

12.22     If the form of appointment of proxy is not delivered on time, it is invalid.

12.23     When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

Annex B-23

12.24     The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting

Voting by proxy

12.25     A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

12.26     The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and, for the purposes of Article 11.11, a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

13          Number of Directors

13.1       There shall be a Board consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. Unless fixed by Ordinary Resolution, the maximum number of Directors shall be unlimited.

14          Appointment, disqualification and removal of Directors

First Directors

14.1       The first Directors shall be appointed in writing by the subscriber or subscribers to the Memorandum, or a majority of them.

No age limit

14.2       There is no age limit for Directors save that they must be at least eighteen years of age.

Corporate Directors

14.3       Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

14.4       Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment of Directors

14.5       A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

14.6       A remaining Director may appoint a Director even though there is not a quorum of Directors.

14.7       No appointment can cause the number of Directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

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14.8       For so long as Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Board.

Board’s power to appoint Directors

14.9       Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

14.10     Any Director so appointed shall, if still a Director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a Director at such meeting.

Removal of Directors

14.11     A Director may be removed by Ordinary Resolution.

Resignation of Directors

14.12     A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.13     Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of Director

14.14     A Director may retire from office as a Director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

14.15     Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)         he is prohibited by the law of the Cayman Islands from acting as a Director; or

(b)         he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)         he resigns his office by notice to the Company; or

(d)         he only held office as a Director for a fixed term and such term expires; or

(e)         in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)          he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)         he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)         without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months.

15          Alternate Directors

Appointment and removal

15.1       Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board.

Annex B-25

15.2       A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board.

15.3       A notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)         by notice in writing in accordance with the notice provisions contained in these Articles;

(b)         if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)         if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)         if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

15.4       All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of alternate Director

15.5       An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

Appointment ceases when the appointor ceases to be a Director

15.6       An alternate Director shall cease to be an alternate Director if:

(a)         the Director who appointed him ceases to be a Director; or

(b)         the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)         in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

15.7       An alternate Director shall carry out all functions of the Director who made the appointment.

15.8       Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

15.9       An alternate Director is not the agent of the Director appointing him.

15.10     An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

15.11     A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

Annex B-26

16          Powers of Directors

Powers of Directors

16.1       Subject to the provisions of the Act, the Memorandum and these Articles the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

16.2       No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

16.3       lf the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

Appointments to office

16.4       The Directors may appoint a Director:

(a)         as chairman of the Board;

(b)         as managing Director;

(c)         to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

16.5       The appointee must consent in writing to holding that office.

16.6       Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

16.7       If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

16.8       Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)         as Secretary; and

(b)         to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

16.9       The Secretary or Officer must consent in writing to holding that office.

16.10     A Director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.

Provisions for employees

16.11     The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Annex B-27

Exercise of voting rights

16.12     The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Remuneration

16.13     Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

16.14     Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

16.15     Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

16.16     Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

16.17     The Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)         the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)         such disclosure is in compliance with the Designated Stock Exchange Rules (to the extent applicable); or

(c)         such disclosure is in accordance with any contract entered into by the Company; or

(d)         the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

17          Delegation of powers

Power to delegate any of the Directors’ powers to a committee

17.1       The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors.

17.2       The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

17.3       The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

17.4       Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

Annex B-28

Local boards

17.5       The Board may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional Board, or to be managers or agents, and may fix their remuneration.

17.6       The Board may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

17.7       Any appointment or delegation under this Article 17.8 may be made on such terms and subject to such conditions as the Board thinks fit and the Board may remove any person so appointed, and may revoke or vary any delegation.

Power to appoint an agent of the Company

17.8       The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)         by causing the Company to enter into a power of attorney or agreement; or

(b)         in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.9       The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)         for any purpose;

(b)         with the powers, authorities and discretions;

(c)         for the period; and

(d)         subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

17.10     Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

17.11     The Board may remove any person appointed under Article 17.10 and may revoke or vary the delegation.

Borrowing Powers

17.12     The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

17.13     The Board may, from time to time, and except as required by applicable law or (to the extent applicable) the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

Annex B-29

18          Meetings of Directors

Regulation of Directors’ meetings

18.1       Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

18.2       Any Director may call a meeting of Directors at any time. The Secretary must call a meeting of the Directors if requested to do so by a Director.

Notice of meetings

18.3       Notice of a Board meeting may be given to a Director personally or by word of mouth or given in writing or by Electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

Use of technology

18.4       A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.5       A Director participating in this way is deemed to be present in person at the meeting.

Quorum

18.6       The quorum for the transaction of business at a meeting of Directors shall be two (except that if the Board is comprised of a single Director only, then the quorum shall be one) unless the Directors fix some other number.

Chairman or deputy to preside

18.7       The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

18.8       The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Voting

18.9       A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Recording of dissent

18.10     A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)         his dissent is entered in the minutes of the meeting; or

(b)         he has filed with the meeting before it is concluded signed dissent from that action; or

(c)         he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

Annex B-30

Written resolutions

18.11     The Directors may pass a resolution in writing without holding a meeting if a number of Directors that would have been sufficient to approve such resolution at a meeting of the Board if all of the Directors had been present at such meeting sign a document (or sign several documents in the like form each signed by one or more of those Directors).

18.12     A written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director.

18.13     A written resolution signed personally by the appointing Director need not also be signed by his alternate.

18.14     A resolution in writing passed pursuant to Article 18.11, Article 18.12 and/or Article 18.13 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

Validity of acts of Directors in spite of formal defect

18.15     All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

19          Permissible Directors’ interests and disclosure

19.1       Subject to Article 19.4, a Director may vote at a meeting of Directors on any resolution concerning a matter in which that Director has an interest or duty, whether directly or indirectly, so long as that Director discloses any material interest pursuant to these Articles. The Director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

19.2       For the purposes of the preceding Article:

(a)         a general notice that a Director gives to the other Directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)         an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

19.3       A Director shall not be treated as having an interest in a transaction or arrangement if he has no knowledge of that interest and it is unreasonable to expect the director to have that knowledge.

19.4       For so long as Shares are listed on a Designated Stock Exchange, a Director shall not, as a Director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in Shares or debentures or other securities of, or otherwise in or through, the Company) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)         the giving of any security, guarantee or indemnity in respect of:

(i)          money lent or obligations incurred by him or by any other person for the benefit of the Company or any of its subsidiaries; or

(ii)         a debt or obligation of the Company or any of its subsidiaries for which the Director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

Annex B-31

(b)         where the Company or any of its subsidiaries is offering securities in which offer the Director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the Director is to or may participate;

(c)         any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one per cent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purposes of this Article 19.4 to be a material interest in all circumstances);

(d)         any act or thing done or to be done in respect of any arrangement for the benefit of the employees of the Company or any of its subsidiaries under which he is not accorded as a Director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)         any matter connected with the purchase or maintenance for any Director of insurance against any liability or (to the extent permitted by the Act) indemnities in favour of Directors, the funding of expenditure by one or more Directors in defending proceedings against him or them or the doing of any thing to enable such Director or Directors to avoid incurring such expenditure.

19.5       A Director may, as a Director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or which falls within Article 19.4.

20          Minutes

20.1       The Company shall cause minutes to be made in books of:

(a)         all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)         the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

20.2       Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

21          Accounts and audit

21.1       The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

21.2       The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution. Notwithstanding the foregoing, the Company will provide the Members with its annual audited financial statements.

21.3       Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and begin on 1 January in each year.

Auditors

21.4       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

Annex B-32

21.5       At any general meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

21.6       The Auditors shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

21.7       The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Company.

22          Record dates

22.1       Except to the extent of any conflicting rights attached to Shares, the resolution declaring a dividend on Shares of any class, whether it be an Ordinary Resolution of the Members or a Director’s resolution, may specify that the dividend is payable or distributable to the persons registered as the holders of those Shares at the close of business on a particular date, notwithstanding that the date may be a date prior to that on which the resolution is passed.

22.2       If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

22.3       The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

23          Dividends

Source of dividends

23.1       Dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

23.2       Subject to the requirements of the Act regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Declaration of dividends by Members

23.3       Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Payment of interim dividends and declaration of final dividends by Directors

23.4       The Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

23.5       Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)         Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)         Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

Annex B-33

23.6       In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)         If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)         The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)         If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

23.7       Except as otherwise provided by the rights attached to Shares all dividends shall be declared and paid according to the amounts Fully Paid Up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount Fully Paid Up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

23.8       The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

23.9       If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)         issue fractional Shares;

(b)         fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)         vest some assets in trustees.

How payments may be made

23.10     A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)         if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)         by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

23.11     For the purposes of Article 23.10(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 23.10(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

Annex B-34

23.12     If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)         to the registered address of the Joint Holder of the Share who is named first on the register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)         to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

23.13     Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

23.14     Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

23.15     If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

23.16     A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

24          Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

24.1       The Directors may resolve to capitalise:

(a)         any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)         any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

24.2       The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)         by paying up the amounts unpaid on that Member’s Shares;

(b)         by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

24.3       The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

24.4       Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

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25          Share Premium Account

Directors to maintain share premium account

25.1       The Directors shall establish a share premium account in accordance with the Act. They shall carry the credit of that account from time to time to an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

25.2       The following amounts shall be debited to any share premium account:

(a)         on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)         any other amount paid out of a share premium account as permitted by the Act.

25.3       Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

26          Seal

Company seal

26.1       The Company may have a seal if the Directors so determine.

Duplicate seal

26.2       Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

26.3       A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate).

If no seal is adopted or used

26.4       If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate); or

(c)         in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

26.5       The Directors may determine that either or both of the following applies:

(a)         that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)         that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

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Validity of execution

26.6       If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

27          Indemnity

27.1       To the extent permitted by law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)         all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)         without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Director (including alternate Director), Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, wilful default or wilful neglect.

27.2       To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 27.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

Release

27.3       To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty, fraud, wilful default or wilful neglect.

Insurance

27.4       To the extent permitted by Act, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty, fraud, wilful default or wilful neglect:

(a)         an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)          the Company;

(ii)         a company which is or was a subsidiary of the Company;

(iii)        a company in which the Company has or had an interest (whether direct or indirect); and

(b)         a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

Annex B-37

28          Notices

Form of notices

28.1       Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules (to the extent applicable), any notice to be given to or by any person pursuant to these Articles shall be:

(a)         in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)         subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)         where these Articles expressly permit, by the Company by means of a website.

Electronic communications

28.2       A notice may only be given to the Company in an Electronic Record if:

(a)         the Directors so resolve;

(b)         the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)         the terms of that resolution are notified to the Members for the time being and, if applicable, to those Directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

28.3       A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

28.4       Subject to the Act (to the extent applicable), the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)         the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

(b)         the notice or document is one to which that agreement applies;

(c)         the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)          the publication of the notice or document on a website;

(ii)         the address of that website; and

(iii)        the place on that website where the notice or document may be accessed, and how it may be accessed; and

(d)         the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 28.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 28.4(c) is deemed sent.

Annex B-38

Persons entitled to notices

28.5       For so long as the Shares are listed on a Designated Stock Exchange, any notice or other document to be given to a Member may be given by reference to the register of Members as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Designated Stock Exchange Rules and/or the Designated Stock Exchanges. No change in the register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

Persons authorised to give notices

28.6       A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of written notices

28.7       Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or Director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

28.8       Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of Members.

Signatures

28.9       A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

28.10     An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

28.11     A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

28.12     A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

28.13     A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Giving notice to a deceased or bankrupt Member

28.14     A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

28.15     Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Annex B-39

Date of giving notices

28.16     A notice is given on the date identified in the following table

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the date it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	immediately upon the time of the transmission by Electronic Record
(E) By publication on a website	24 hours after the date on which the Member is deemed to have been notified of the publication of the notice or document on the website

Saving provision

28.17     None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

29          Authentication of Electronic Records

Application of Articles

29.1       Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 29.2 or Article 29.4 applies.

Authentication of documents sent by Members by Electronic means

29.2       An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 29.7 does not apply.

29.3       For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 28.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

29.4       An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

Annex B-40

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 29.7 does not apply.

This Article 29.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

29.5       For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 29.7 applies.

Manner of signing

29.6       For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

29.7       A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)         believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)         believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)         otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

30          Transfer by way of continuation

30.1       The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)          the Cayman Islands; or

(b)          such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

30.2       To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)          an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)          all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

31          Winding up

Distribution of assets in specie

31.1       Subject to Article 31.1A, if the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)         to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

Annex B-41

(b)         to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

31.1A    On the winding up of the Company, if the assets available for distribution amongst the Company’s Members shall be more than sufficient to repay the whole of the Share capital at the commencement of the winding up, the surplus shall be distributed amongst the Company’s Members in proportion to the par value of the Shares held by them at the commencement of the winding up, subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. If the Company’s assets available for distribution are insufficient to repay all of the Share capital, such assets shall be distributed so that, as nearly as may be, the losses are borne the Company’s shareholders in proportion to the par value of the Shares held by them.

No obligation to accept liability

31.2       No Member shall be compelled to accept any assets if an obligation attaches to them.

31.3       The Directors are authorised to present a winding up petition

31.4       The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

32          Amendment of Memorandum and Articles

Power to change name or amend Memorandum

32.1       Subject to the Act, the Company may, by Special Resolution:

(a)         change its name; or

(b)         change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

32.2       Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

Exclusive forum

33          Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Securities Law Actions”), regardless of whether such legal suit, action, or proceeding also involves parties other than the Company. Any person or entity purchasing or otherwise acquiring any share or other securities in the Company shall be deemed to have notice of and consented to this exclusive forum provision. Without prejudice to the foregoing, if this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the Company’s intention.

Save for such Securities Law Actions, unless Webull consents to the selection of an alternative forum, the courts of the Cayman Islands shall have sole and exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum of Association, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Directors, Officers, other employees or by the Company to its shareholders; (c) any action asserting a claim arising pursuant to any provision of the Companies Act, the Memorandum of Association or the Articles; or (d) any action asserting a claim against the Company concerning its internal affairs.

Annex B-42

Schedule A

Lock-Up Shareholders

1.    Webull Partners Limited

2.    Tianjin Zhiying Enterprise Management Partnership (Limited Partnership) 天津致盈企业管理合伙企业（有限合伙）

3.    Tianjin Jinmi Investment Partnership (Limited Partnership) 天津金米投资合伙企业（有限合伙）

4.    Tianjin Mobai Xinyuan Management Consulting Partnership (Limited Partnership) 天津墨白信远管理咨询合伙企业（有限合伙）

5.    Tianjin Honghe Business Management Consulting Partnership (Limited Partnership) 天津弘合企业管理咨询合伙企业（有限合伙）

6.    Tianjin Yirong Business Management Consulting Partnership (Limited Partnership) 天津熠荣企业管理咨询合伙企业（有限合伙）

7.    Changxing Boyi Equity Investment Fund Management Centre (Limited Partnership) 长兴博弈股权投资基金管理中心（有限合伙）

8.    HongHe Venture Fund I, L.P.

9.    Anji Boye Investment Partnership (Limited Partnership) 安吉博烨投资合伙企业（有限合伙）

10.  Lishui Bojiang Chuangfu 2nd Equity Investment Partnership (Limited Partnership) 丽水博将创富二号股权投资合伙企业（有限合伙）

11.  Tianjin Mobai Fuxing Management Consulting Partnership (Limited Partnership) 天津墨白赋兴管理咨询合伙企业（有限合伙）

12.  Tianjin Nuofeng Enterprise Management Consulting Partnership (Limited Partnership) 天津诺峰企业管理咨询合伙企业（有限合伙）

13.  PEAK6 Group LLC

14.  SIG Global China Fund I, LLLP

15.  WBL Holding LP

16.  HS Investments IV Limited

17.  LIGHTSPEED OPPORTUNITY FUND, L.P.

18.  RIT CAPITAL PARTNERS PLC

19.  JR-GFG LLC

20.  WB-UDD2021 LP

21.  JRG WB9 LTD

22.  Coatue PE Asia 55 LLC

23.  WBL2 Holdings Limited

24.  GENERAL ATLANTIC SINGAPORE WB PTE. LTD.

25.  Water Castle Az Inc.

26.  NotNull Inc.

Annex B-43

27.  Internet Fund VII Pte. Ltd.

28.  HSG Growth VI Holdco F, Ltd. (formerly known as SCC Growth VI Holdco F, Ltd.)

29.  Expansion Project Technologies Holding 4 SPV RSC Ltd

Annex B-44

ANNEX C

Final Form

Dated _______________________

SK Growth Opportunities Corporation

and

Feather Sound I Inc.

––––––––––––––––––––––––––––––––––––––––––––––––

PLAN OF MERGER

Annex C-1

This plan of merger (the Plan of Merger) is made on ___________________ 2024.

BETWEEN

(1)         SK Growth Opportunities Corporation, an exempted company incorporated under the laws of the Cayman Islands with company number 384533 with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Company or Surviving Entity); and

(2)         Feather Sound I Inc., an exempted company incorporated under the laws of the Cayman Islands with company number 401768 with its registered office situated at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the Merger Sub and together with the Company, the Constituent Companies).

WHEREAS:

(A)        The Company, Webull Corporation, the Merger Sub and Feather Sound II Inc. have entered into a business combination agreement dated ___________________ 2024 (the Merger Agreement), pursuant to which, among other things, the Merger Sub will merge with and into the Company, with the Company being the surviving company and that the undertaking, property and liabilities of the Merger Sub will vest in the Surviving Entity (the Merger) in accordance with the terms and conditions set forth therein. A copy of the Merger Agreement is attached as Annex 1 to this Plan of Merger.

(B)         This Plan of Merger is made pursuant to provisions of Part XVI of the Companies Act (Revised) of the Cayman Islands (the Companies Act).

(C)         The board of directors or sole director (as the case may be) of each of the Merger Sub and the Surviving Entity deem the Merger desirable and in the commercial interests of the Merger Sub and the Surviving Entity, respectively.

(D)        The sole shareholder of the Merger Sub and the shareholders of the Company have duly authorized this Plan of Merger pursuant to the Companies Act.

(E)         Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement.

IT IS AGREED:

1            Constituent Companies

1.1         The Constituent Companies are the constituent companies (as defined in the Companies Act) to this Plan of Merger.

2            Name of Surviving Entity

2.1         The Surviving Entity shall be the surviving company (as defined in the Companies Act) and shall continue to operate under its current name, SK Growth Opportunities Corporation.

3            Registered Office

3.1         The registered office of the Surviving Entity is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

3.2         The registered office of the Merger Sub is at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

Annex C-2

4            Authorised and Issued Share Capital

4.1         Immediately prior to the Effective Time (as defined below), the authorised share capital of the Company is US$999,999 divided into (i) 9,000,000,000 SPAC Class A Ordinary Shares, of which 10,056,597 SPAC Class A Ordinary Shares are issued and outstanding, (ii) 999,000,000 SPAC Class B Ordinary Shares, of which 5,240,000 SPAC Class B Ordinary Shares are issued and outstanding, and (iii) 990,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding.

4.2         Immediately prior to the Effective Time, the authorised share capital of Merger Sub is US$50,000 divided into 500,000,000 shares of US$0.0001 par value each, of which one share is in issue and outstanding.

4.3         At the Effective Time, the authorised share capital of the Surviving Entity will be decreased from US$999,999 divided into 9,000,000,000 Class A Ordinary Shares of US$0.0001 each, 999,000,000 Class B Ordinary Shares of US$0.0001 each and 990,000 Preference Shares of US$0.0001 each to US$50,000 divided into 500,000,000 shares of US$0.0001 par value each by: (i) the cancellation of 8,500,000,000 Class A Ordinary Shares of US$0.0001 each, 999,000,000 Class B Ordinary Shares of US$0.0001 par value each and 990,000 Preference Shares of par value US$0.0001 each; and (ii) the re-designation of 500,000,000 Class A Ordinary Shares of US$0.0001 each as 500,000,000 shares of US$0.0001 each (having such rights attaching to such shares as set out in the Memorandum and Articles (as defined below).

5            Effective Time

5.1         In accordance with section 233(13) of the Companies Act, the Merger shall be effective at the time on the date this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the Effective Time).

6            Terms of Merger

6.1         The terms and conditions of the Merger, including the manner and basis of converting shares in each of the Constituent Companies into shares in the Surviving Entity or into other property, are set out in the Merger Agreement. In particular, at the Effective Time, and in accordance with the terms and conditions of the Merger:

(a)         Immediately following the Company Capital Restructuring and prior to the Effective Time,

(1)  each of SPAC Class B Ordinary Shares (for the avoidance of doubt, excluding any SPAC Class B Ordinary Share cancelled pursuant to Section 2.1(b)(i) of the Merger Agreement) that are issued and outstanding immediately prior to the Effective Time and held by the SPAC Insiders shall be automatically converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter (the “SPAC Class B Conversion”) and each such SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist; and

(2)  each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes (x) the SPAC Class A Ordinary Shares held by the public shareholders of SPAC as a result of the Unit Separation, (y) the SPAC Class A Ordinary Shares issued to SPAC Shareholders pursuant to Section 2.1(b)(ii) of the Merger Agreement, and (z) the SPAC Class A Ordinary Shares issued in connection with the SPAC Class B Conversion) issued and outstanding immediately prior to the Effective Time (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal (if any) in accordance with Section 2.4 of the Merger Agreement, one newly issued Company Class A Ordinary Share.

As of the Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.

(b)         If there are any SPAC Treasury Shares, such SPAC Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(c)         Each Redeeming SPAC Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

Annex C-3

(d)         Each Dissenting SPAC Share issued and outstanding immediately prior to the Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.6(a) of the Merger Agreement and shall thereafter represent only the right of such Dissenting SPAC Shareholder to be paid the fair value of such Dissenting SPAC Share and such other rights pursuant to Section 238 of the Companies Act.

(e)         At the Effective Time, the Merger Sub’s issued and outstanding share immediately prior to the Effective Time shall automatically convert into one share of par value US$0.0001 of the Surviving Entity. The share of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share in the capital of the Surviving Entity.

7            Rights and Restrictions of Shares

7.1         At the Effective Time, the shares of the Surviving Entity shall:

(a)         be entitled to one vote per share;

(b)         be entitled to such dividends as the sole director of the Surviving Entity may from time to time declare;

(c)         in the event of a winding-up or dissolution of the Surviving Entity, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to surplus assets; and

(d)         generally be entitled to enjoy all of the rights attaching to shares,

in each case, as set out in the Memorandum and Articles (as defined below).

8            Memorandum and Articles

8.1         At the Effective Time, the memorandum and articles of association of the Merger Sub as in effect immediately prior to the Merger (the Memorandum and Articles), the form of which is attached as Annex 2 to this Plan of Merger, shall be the memorandum and articles of association of the Surviving Entity after the Merger, until thereafter amended in accordance with their terms and under the Companies Act, except that the name of the Surviving Entity reflected therein shall be SK Growth Opportunities Corporation.

9            Property

9.1         At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Entity which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interest and all contracts, obligations, claims, debts and liabilities of each Constituent Companies, all as more particularly described in the Merger Agreement.

10          Director of Surviving Entity

10.1       The name and address of the sole director of the Surviving Entity at the Effective Time are:

Anquan Wang of No. 668, Lugu Avenue, Yuelu District, Changsha City, Hunan Province, China

11          Director Benefits

11.1       No amounts or benefits have been paid, or shall be payable to any director of the Constituent Companies in connection with the Merger.

12          Secured Creditors

12.1       The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12.2       The Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

Annex C-4

13          Approval and Authorisation

13.1       This Plan of Merger has been approved by the board of directors or sole director (as the case may be) of each of the Company and the Merger Sub pursuant to section 233(3) of the Companies Act.

13.2       This Plan of Merger has been approved by special resolution of the sole shareholder of the Merger Sub pursuant to section 233(6) of the Companies Act.

13.3       This Plan of Merger has been approved by the shareholders of the Company pursuant to section 233(6) of the Companies Act by way of special resolution passed at an extraordinary general meeting of the Company.

14          Variation

14.1       At any time prior to the Effective Time, this Plan of Merger may be amended by the board(s) of directors or sole director(s) (as the case may be) of both the Company and the Merger Sub to:

(a)         change the Effective Time provided that such changed date shall not be a date earlier than the date of registration of this Plan of Merger with the Registrar of Companies of the Cayman Islands or later than the ninetieth (90th) day after the date of registration of this Plan of Merger with the Registrar of Companies of the Cayman Islands; and

(b)         effect any other changes to this Plan of Merger which the directors of both the Company and the Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Company or the Merger Sub, as determined by the directors of both the Company and the Merger Sub respectively.

15          Right of Termination

15.1       At any time prior to the Effective Time, this Plan of Merger may be terminated by the board of directors or sole director (as the case may be) of either the Company or the Merger Sub pursuant to the terms and conditions of the Merger Agreement.

16          Governing Law

16.1       This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands. The Constituent Companies hereby agree to submit any dispute arising from this Plan of Merger to the exclusive jurisdiction of the courts of the Cayman Islands.

17          Counterparts

17.1       This Plan of Merger may be executed in counterparts by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page to follow]

Annex C-5

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

Signed for and on behalf of: SK Growth Opportunities Corporation

By: Title: Director

Signed for and on behalf of: Feather Sound I Inc.

By: Title: Director

Annex C-6

Annex 1

Merger Agreement

Annex C-7

Annex 2

Memorandum and Articles

Annex C-8

ANNEX D-1

February 27, 2024

Board of Directors
SK Growth Opportunities Corp.
228 Park Avenue, Ste 96693
New York, NY 10003

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that SK Growth Opportunities Corp. (the “Client” or the “Company” or “SK Growth”) is contemplating a business combination (the “Transaction”) whereby the Company will acquire 100% of the outstanding equity and equity equivalents of Webull Corporation (“Webull” or the “Target”) based on a total pre-money equity valuation of Target of $7.7 billion (“Transaction Consideration”). At the closing of the Transaction (the “Closing”), all existing Target capital equity will be converted into newly issued shares of common stock of the combined company (“Surviving Company”), valued at $10.00 per share.

Pursuant to an engagement letter dated February 12, 2024, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, whether or not favorable, as to whether, as of the date hereof, the Transaction is fair to the Class A shareholders of the Company from a financial point of view.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•        Held discussions with certain members of the Company’s management and Target management regarding the Transaction, the business of Target, and the future outlook for Target;

•        Review of information provided by Client and Target including, but not limited to:

•        Non-binding letter of intent between SK Growth and Webull, dated December 18, 2023;

•        Draft Business Combination Agreement, dated February 13, 2024;

•        SK Growth/Webull proposed warrant structure (the “Proposed Warrant Structure) outlined in a document sent to Houlihan Capital via email on February 21st, 2024 (filename “SK – Webull Warrant Structure.pdf);

•        Webull investor presentation, dated February 2024;

•        Transaction framework including an illustrative source and uses table for the Transaction and an illustrative pro forma capitalization table for the Transaction;

•        Webull audited financial statements for the fiscal year 2022;

•        Webull unaudited financial statements for the fiscal year ended December 31, 2023;

•        Certain forecasted financial information (the “Forecast”), namely the forecasted revenue of Webull for the years ended December 31, 2024, December 31, 2025, and December 31, 2026.

Annex D-1-1

Board of Directors of SK Growth Opportunities Corp. February 26, 2024 Fairness Opinion - Confidential

•        Discussed with Company management and Target management the status of current outstanding legal and environmental claims (if any) and confirmed that any potential related financial exposure has been properly disclosed;

•        Reviewed the industry in which Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for Target using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions. Specifically, Company management has represented that:

•        Company Management directed Houlihan Capital to rely on the Forecast in preparation of its Opinion, namely the forecasted revenue of Webull for the years ended December 31, 2024, December 31, 2025, and December 31, 2026.

•        The Forecast represents Company Management’s good faith assessment of the Company’s forecasted future financial performance pro forma for closing of its pending business combination with Webull (i.e., de-SPAC), and Company Management has a reasonable basis for such an assessment.

Annex D-1-2

Board of Directors of SK Growth Opportunities Corp. February 26, 2024 Fairness Opinion - Confidential

•        Houlihan Capital had no role whatsoever in the preparation of the Forecast, nor was Houlihan Capital asked to provide an outside “reasonableness review” of the Forecast. Further, the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions.

•        In connection with the pending business combination with Webull, the Company is proposing an incentive structure (the “Proposed Warrant Structure”) for Class A shareholders who elect not to redeem. The terms of the Proposed Warrant Structure are as outlined in a document sent to Houlihan Capital via email on February 21st, 2024 (filename “SK – Webull Warrant Structure.pdf”), and Company Management directed Houlihan Capital to rely upon these terms in the preparation of its Opinion.

•        The term “warrantholder” and “warrantholders” as referenced in the “Future Amendments” section of the Proposed Warrant Structure document refers exclusively to the warrants being proposed therein. Therefore, no other class or series of warrants issued by the Company would have voting rights in relation to any future proposal to amend such warrants’ terms.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date hereof, the consideration to be issued or paid in the Transaction is fair from a financial point of view to the Class A shareholders of the Company. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of the Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Transaction or any of their affiliates, other than

Annex D-1-3

Board of Directors of SK Growth Opportunities Corp. February 26, 2024 Fairness Opinion - Confidential

providing a fairness opinion to one of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Transaction or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital’s compensation is not contingent upon the completion of the Transaction.

In an engagement letter dated February 12, 2024, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that the Transaction is fair from a financial point of view to the Class A shareholders of the Company. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

Annex D-1-4

ANNEX D-2

December 12, 2024

Board of Directors
SK Growth Opportunities Corp.
228 Park Avenue, Ste 96693
New York, NY 10003

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that SK Growth Opportunities Corp. (the “Client” or the “Company” or “SK Growth”) is contemplating a business combination (the “Transaction”) whereby the Company will acquire 100% of the outstanding equity and equity equivalents of Webull Corporation (“Webull” or the “Target”) based on a total pre-money equity valuation of Target of $5.0 billion (“Transaction Consideration”). At the closing of the Transaction (the “Closing”), all existing Target capital equity will be converted into newly issued shares of common stock of the combined company (“Surviving Company”), valued at $10.00 per share.

Pursuant to an engagement letter dated February 12, 2024, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, whether or not favorable, as to whether, as of the date hereof, the Transaction is fair to the Class A shareholders of the Company from a financial point of view. On December 6, 2024, Houlihan Capital was informed by the Client that:

1.      The Company is continuing its efforts towards the filing of a Form F-4 with the United States Securities and Exchange Commission; and

2.      The financial projections for Webull Corporation and its affiliates (the “Target”) have changed.

In light of these developments, the Client has engaged Houlihan Capital to provide a Bring-down Letter for the fairness opinion we previously delivered on or around February 27, 2024 (the “Updated Fairness Opinion”). The engagement letter was amended to reflect these developments on December 6, 2024.

In completing our analysis for purposes of the Updated Fairness Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•        Held discussions with certain members of the Company’s management and Target management regarding the Transaction, the business of Target, and the future outlook for Target;

•        Review of information provided by Client and Target including, but not limited to:

•        Webull investor presentation, dated December 5, 2024;

•        Transaction framework including an illustrative source and uses table for the Transaction and an illustrative pro forma capitalization table for the Transaction;

•        Certain forecasted financial information dated December 6, 2024 (the “Forecast”), namely the forecasted revenue of Webull for the years ended December 31, 2024, December 31, 2025, and December 31, 2026.

Annex D-2-1

Board of Directors of SK Growth Opportunities Corp. December 12, 2024 Fairness Opinion - Confidential

•        Discussed with Company management and Target management the status of current outstanding legal and environmental claims (if any) and confirmed that any potential related financial exposure has been properly disclosed;

•        Reviewed the industry in which Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for Target using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Updated Fairness Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Updated Fairness Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Updated Fairness Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Updated Fairness Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Updated Fairness Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Updated Fairness Opinion. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions. Specifically, Company management has represented that:

•        Company Management directed Houlihan Capital to rely on the Forecast in preparation of its Updated Fairness Opinion, namely the forecasted revenue of Webull for the years ended December 31, 2024, December 31, 2025, and December 31, 2026.

•        The Forecast represents Company Management’s good faith assessment of the Company’s forecasted future financial performance pro forma for closing of its pending business combination with Webull (i.e., de-SPAC), and Company Management has a reasonable basis for such an assessment.

Annex D-2-2

Board of Directors of SK Growth Opportunities Corp. December 12, 2024 Fairness Opinion - Confidential

•        Houlihan Capital had no role whatsoever in the preparation of the Forecast, nor was Houlihan Capital asked to provide an outside “reasonableness review” of the Forecast. Further, the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Updated Fairness Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Updated Fairness Opinion.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date hereof, the consideration to be issued or paid in the Transaction is fair from a financial point of view to the Class A shareholders of the Company. The Updated Fairness Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Updated Fairness Opinion does not address, the (i) underlying business decision of the Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Updated Fairness Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Updated Fairness Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

In our analysis and in connection with the preparation of the Updated Fairness Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Updated Fairness Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Updated Fairness Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Updated Fairness Opinion, or otherwise comment on or consider events occurring after the date of the Updated Fairness Opinion.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Transaction or any of their affiliates, other than providing a fairness opinion to one of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Transaction or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital’s compensation is not contingent upon the completion of the Transaction.

Annex D-2-3

Board of Directors of SK Growth Opportunities Corp. December 12, 2024 Fairness Opinion - Confidential

In an engagement letter dated December 6, 2024, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Updated Fairness Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that the Transaction is fair from a financial point of view to the Class A shareholders of the Company. The Updated Fairness Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

Annex D-2-4

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED             , 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

SK Growth Opportunities Corporation

and

UP TO 4,484,464 WEBULL CLASS A ORDINARY SHARES

OF

Webull Corporation

This proxy statement/prospectus covers the resale by the Initial Shareholders as described in the section entitled “Selling Shareholders,” of up to 4,484,464 Webull Class A Ordinary Shares to be received by such Initial Shareholders in the Business Combination (as defined below), after giving effect to the conversion of the Overfunding Loans into 524,000 SKGR Class A Ordinary Shares, and excluding the impact of the potential forfeiture by the Sponsor of up to 2,000,000 SKGR Class B Ordinary Shares pursuant to the Sponsor Support Agreement and the Additional Non-Redemption Agreements, in each case as defined herein. The Initial Shareholders are each deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Each Initial Shareholder may sell all, some or none of such Webull Class A Ordinary Shares to be received by such Initial Shareholder in the Business Combination. Webull will not receive any proceeds from any such offer or sale by the Initial Shareholders. Webull will not receive any proceeds from any such offer or sale by the Initial Shareholders.

The board of directors of SK Growth Opportunities Corporation, a Cayman Islands exempted company (“SKGR”), has approved the Business Combination Agreement (as amended by Amendment to the Business Combination Agreement, dated December 5, 2024 and as may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of February 27, 2024, by and among SKGR, Webull Corporation, a Cayman Islands exempted holding company (“Webull”), Feather Sound I Inc., a Cayman Islands exempted company and a direct wholly-owned subsidiary of Webull (“Merger Sub I”), and Feather Sound II Inc., a Cayman Islands exempted company and a direct wholly-owned subsidiary of Webull (“Merger Sub II”). Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, (i) immediately prior to the effective time of the First Merger (as defined below) (the “First Merger Effective Time”), Webull and its shareholders will effectuate the Company Capital Restructuring (as defined below), (ii) promptly following the Company Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into SKGR (the “First Merger”), with SKGR surviving the First Merger as a wholly-owned subsidiary of Webull (SKGR, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”), and (iii) promptly following the First Merger and at the effective time of the Second Merger (as defined below) (the “Second Merger Effective Time”), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” together with the First Merger, the

“Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Webull (Merger Sub II, as the surviving entity of the Second Merger is sometimes referred to herein as the “Surviving Company”) (collectively, the “Business Combination”). The closing of the Business Combination is herein referred to as the “Closing” and the date on which the Closing takes place is herein referred to as the “Closing Date.” The Company Capital Restructuring (as defined below), the Mergers and each of the other transactions contemplated by the Business Combination Agreement or other transaction documents are collectively referred to as the “Transactions.”

On the Closing Date, immediately prior to the First Merger Effective Time, (i) immediately prior to the Share Subdivision (as defined below), each preferred share of Webull issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one ordinary share of Webull, par value $0.0001 per share (the “Pre-Subdivision Ordinary Share” and together with the preferred shares of Webull, collectively, the “Pre-Subdivision Shares”) (the “Conversion”); (ii) immediately following the Conversion, the fifth amended and restated memorandum and articles of association of Webull shall be adopted and become effective (the “Charter Amendment”); (iii) immediately following the Conversion and the Charter Amendment, (A) each Pre-Subdivision Ordinary Share (excluding any Pre-Subdivision Ordinary Shares held by the holding vehicles controlled by founders of Webull (the “Webull Founder Holdcos”)) issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into a number of class A ordinary shares of Webull, par value $0.00001 per share (the “Webull Class A Ordinary Shares”) determined by multiplying each such Pre-Subdivision Ordinary Share by 3.3593 (the “Share Subdivision Factor”), and re-designated as Webull Class A Ordinary Shares; and (B) each Pre-Subdivision Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time and held by the Webull Founder Holdcos shall be subdivided into a number of class B ordinary shares of the Company, par value $0.00001 per share (the “Webull Class B Ordinary Shares,” together with Webull Class A Ordinary Shares, the “Webull Ordinary Shares”) determined by multiplying each such Pre-Subdivision Ordinary Share by the Share Subdivision Factor, and re-designated as Webull Class B Ordinary Shares (the transactions contemplated by (A) and (B), collectively referred to herein as the “Share Subdivision”; the Conversion, the Charter Amendment and the Share Subdivision collectively referred to as the “Company Capital Restructuring”); (iv) immediately following the Share Subdivision, each option to purchase Pre-Subdivision Ordinary Shares of Webull outstanding as of the effective time of the Share Subdivision will become an option to purchase Webull Ordinary Shares, exercisable for that number of Webull Ordinary Shares and at the per share exercise price, in each case as adjusted by the Share Subdivision Factor and otherwise subject to substantially the same terms and conditions as were applicable to such option immediately before the effective time of the Share Subdivision (including expiration date and exercise provisions); (v) each restricted share unit of Webull granted under the 2021 Global Share Incentive Plan of Webull that is outstanding immediately prior to the Share Subdivision that may be settled in Pre-Subdivision Shares, whether vested or unvested, shall cease to represent the right to acquire Pre-Subdivision Shares of Webull and be cancelled in exchange for a right to acquire a number of Webull Ordinary Shares as adjusted by the Share Subdivision Factor and otherwise subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding restricted share unit immediately prior to the Share Subdivision; and (vi) any restricted Pre-Subdivision Shares granted under the 2021 Global Share Incentive Plan of Webull (the “Company Restricted Shares”) that are issued and outstanding immediately prior to the First Merger Effective Time shall be subdivided into Webull Ordinary Shares subject to the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the First Merger Effective Time (including with respect to vesting and termination-related provisions).

On the Closing Date, immediately prior to the First Merger Effective Time, each Class B ordinary share of SKGR, par value $0.0001 per share (the “SKGR Class B Ordinary Shares”) which Auxo Capital Managers LLC (the “Sponsor”) has agreed will be surrendered and cancelled pursuant to certain non-redemption agreements or the Sponsor Support Agreement (as defined herein) that is issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and cease to exist, subject in each case to the terms and conditions thereof, and SKGR shall issue such number of Class A ordinary shares of SKGR, $0.0001 per share (the “SKGR Class A Ordinary Shares”) to the SKGR Shareholders who are parties to certain Non-Redemption Agreements (as defined herein). Following the cancellation of SKGR Class B Ordinary Shares pursuant to the preceding sentence, and immediately prior to the First Merger Effective Time, each SKGR Class B Ordinary Share then issued and outstanding and held by the Sponsor and the independent directors of SKGR (collectively, the “Initial Shareholders”) shall automatically be converted into one SKGR Class A Ordinary Share in accordance with the terms of the Amended and Restated Memorandum and Articles of SKGR (as amended) and each SKGR Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist. Holders of SKGR Class A Ordinary Shares and SKGR Class B Ordinary Shares are collectively referred to as the “SKGR Shareholders.”

On the Closing Date, on the terms and subject to the conditions set forth in the Business Combination Agreement, by virtue of the Mergers and without any action on the part of SKGR, Webull, Merger Sub I, Merger Sub II or the holders of any of the following securities, (i) each unit of SKGR (the “SKGR Unit”), each consisting of one SKGR Class A Ordinary Share and one-half of a warrant to purchase one SKGR Class A Ordinary Share at a price of $11.50 per share (the “SKGR Public Warrants”), issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SKGR Class A Ordinary Share and one-half of a SKGR Public Warrant in accordance with the terms of the applicable SKGR Unit (the “Unit Separation”); provided that no fractional SKGR Warrants will be issued in connection with the Unit Separation such that if a holder of SKGR Units would be entitled to receive a fractional SKGR Warrant upon the Unit Separation, the number of SKGR Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SKGR Warrants; (ii) immediately following the Unit Separation and the Company Capital Restructuring, each SKGR Class A Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time (other than any SKGR Treasury Shares, Redeeming SKGR Shares and Dissenting SKGR Shares, in each case as defined herein) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Webull Class A Ordinary Share, having a value of $10.0 per share; (iii) each warrant of SKGR (including the SKGR Public Warrants and the SKGR Private Warrants (as defined herein), collectively referred to herein as “SKGR Warrants”) outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to SKGR Ordinary Shares and be assumed by Webull and converted into a warrant to purchase one Webull Class A Ordinary Share (the “Webull Warrants”). Each Webull Warrant has a zero initial cash value, as it is out of money on the Closing Date; (iv) any SKGR Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor; (v) each Redeeming SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable in the Trust Account (as defined herein) with respect to all Redeeming SKGR Shares; and (vi) each Dissenting SKGR Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the fair value of such Dissenting SKGR Share and such other rights pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands.

In addition, on the Closing Date, upon the terms and subject to the conditions of the Business Combination Agreement and the Incentive Warrant Agreement (as defined herein), Webull shall issue to (i) each of the SKGR Shareholders (other than the Initial Shareholders or any holder of SKGR Treasury Shares) one incentive warrant (the “Incentive Warrant”) for each Non-Redeeming SKGR Share (as defined herein) held by such SKGR Shareholder, and (ii) certain shareholders of Webull, an aggregate of 20,000,000 Incentive Warrants. Each Incentive Warrant has a zero initial cash value, as both the value of Webull Class A Ordinary Share on the Closing Date and the initial exercise price of Incentive Warrant are $10.

The SKGR Units, SKGR Class A Ordinary Shares, and SKGR Warrants are currently listed on The Nasdaq Global Market under the symbols “SKGRU,” “SKGR” and “SKGRW,” respectively. As a result of the Unit Separation, there will be no SKGR Units nor any Nasdaq listing of SKGR Units following the consummation of the Business Combination.

Webull is not an operating company but a Cayman Islands holding company. Webull conducts its brokerage operations mainly in the United States, Canada, Hong Kong, Singapore, Australia, Japan, and the United Kingdom through its licensed broker-dealer subsidiaries. The securities registered herein are securities of Webull, not those of its operating subsidiaries. Therefore, investors in Webull are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. The holding company structure involves unique risks to investors. As a holding company, Webull may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of subsidiaries of Webull to pay dividends or make distributions to Webull may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. Unless otherwise stated or unless the context otherwise requires, references in this proxy statement/prospectus to “Webull” are to Webull Corporation, our Cayman Islands holding company, and its subsidiaries.

Although Webull is not currently a public reporting company, following the effectiveness of the registration statement of which the accompanying proxy statement/prospectus is a part and the Closing, Webull will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Webull intends to apply for the listing of the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants on The Nasdaq Stock Market (“Nasdaq”) under the proposed symbols “            ,” “            ” and “            ,” respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation to the Business Combination that Webull Class A Ordinary Shares and Incentive Warrants to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance) (the “Listing Condition”). However, it is not a condition to the consummation of the Business Combination that Webull Warrants be approved for listing on Nasdaq. While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Webull’s securities will be listed on Nasdaq or that a viable and active trading market will develop. In the event that the Listing Condition is waived in accordance with the terms of the Business Combination Agreement and such listing is not approved, there may be lack of liquidity available to holders of Webull Class A Ordinary Shares and Incentive Warrants, and an active trading market of Webull Class A Ordinary Shares and Incentive Warrants may not develop immediately upon the consummation of the Business Combination. See “Risk Factors — Risks Relating to Ownership of Securities of Webull — There can be no assurance that Webull’s securities will be approved for listing on Nasdaq following the Closing or that Webull will be able to comply with the continued listing standards of Nasdaq.”

In addition to the Listing Condition, there are a number of conditions to the consummation of the Business Combination and certain of the conditions may be waived by SKGR, Webull, or both parties as applicable, but such waiver is in the party’s sole discretion and no party is required to waive any closing conditions. If the parties were to waive any closing condition, such as the condition that (i) the representations and warranties of SKGR, Webull and the Merger Subs shall be true and correct subject to the applicable standards set forth in the Business Combination Agreement, (ii) each of SKGR, Webull and the Merger Subs shall have performed in all material respects obligations and covenants required to be performed by them under the Business Combination Agreement at or prior to the Closing Date, as applicable, (iii) since the date of the Business Combination Agreement, there shall not have any Company Material Adverse Effect or any SPAC Material Adverse Effect (each as defined in the Business Combination Agreement), as applicable, that is continuing and uncured, or (iv) the Sponsor Support Agreement and the Deferred Underwriting Commission Waiver (each as defined in the Business Combination Agreement) shall be in full force and effect and no party thereto shall be in breach thereof or shall have failed to perform thereunder in any material respect, such waiver may have an adverse effect on SKGR, the SKGR Shareholders, Webull and the Webull Shareholders. For further description of the potential risks if such conditions were waived, see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Relating to SKGR and the Business Combination.”

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of SKGR Shareholders. We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 35 of this proxy statement/prospectus.

We estimate that, immediately after the Closing, assuming none of the SKGR Public Shareholders (as defined herein) exercises their redemption rights, (i) the existing shareholders of Webull will own 96.71% of the issued and outstanding Webull Ordinary Shares, representing 99.24% of Webull’s total voting power; (ii) SKGR Public Shareholders will own 2.76% of the issued and outstanding Webull Ordinary Shares, representing 0.59% of Webull’s total voting power, and (iii) the Initial Shareholders will own 0.53% of the issued and outstanding Webull Ordinary Shares, representing 0.17% of Webull’s total voting power. The foregoing numbers of percentage ownership have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the percentage ownership numbers will be different. As a result, upon the consummation of the Business Combination, Webull may qualify as a “controlled company” as defined under the corporate governance rules of Nasdaq, because it is expected that            will beneficially own more than 50% of the total voting power of all issued and outstanding Webull Ordinary Shares immediately following the consummation of the Business Combination. In addition, Webull is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Webull is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For so long as Webull remains a controlled company under that definition, it is permitted to elect to rely, and may rely, on certain exemptions from Nasdaq corporate governance rules. As a foreign private issuer and a “controlled company,” Webull is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors and (iv) an exemption from the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). Webull intends to rely on all of the foregoing exemptions available to foreign private issuers and “controlled company.”

Webull is an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This resale prospectus is dated            , 2025.

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING SHAREHOLDERS

This section is part of the “resale prospectus” pertaining to the registration under the Securities Act of the potential resale by the Initial Shareholders of up to 4,484,464 Webull Class A Ordinary Shares (the “Resale Shares”) to be received by such Initial Shareholders in the Business Combination (after giving effect to the conversion of the Overfunding Loans into 524,000 SKGR Class A Ordinary Shares, and excluding the impact of the potential forfeiture by the Sponsor of up to 2,000,000 SKGR Class B Ordinary Shares pursuant to the Sponsor Support Agreement and the Additional Non-Redemption Agreements). Each Initial Shareholder may sell all, some or none of such Webull Class A Ordinary Shares to be received by such Initial Shareholder in the Business Combination. Webull will not receive any proceeds from any such offer or sale by the Initial Shareholders.

The table below sets forth information with respect to such Initial Shareholders’ beneficial ownership of Webull Class A Ordinary Shares immediately following the Closing.

Immediately prior to the Closing, the Initial Shareholders hold SKGR Class B Ordinary Shares, which shall be converted into SKGR Class A Ordinary Shares and then exchanged into Webull Class A Ordinary Shares upon the First Merger Effective Time. The maximum number of Webull Class A Ordinary Shares that the Sponsor would beneficially hold immediately following the Business Combination is 4,394,464 (after giving effect to the conversion of the Overfunding Loans into 524,000 SKGR Class A Ordinary Shares, and excluding the impact of the potential forfeiture by the Sponsor of up to 2,000,000 SKGR Class B Ordinary Shares pursuant to the Sponsor Support Agreement and the Additional Non-Redemption Agreements).

Pursuant to the terms of the Sponsor Support Agreement, the Initial Shareholders are subject to certain transfer restrictions with respect to (i) any Webull Class A Ordinary Shares held by each Initial Shareholder immediately after the First Merger Effective Time (including the Resale Shares) during a period of twelve (12)-months from and after the Closing Date, (ii) Webull Warrants or Webull Class A Ordinary Shares underlying such warrants held by each Initial Shareholder immediately after the First Merger Effective Time until thirty (30) days after the Closing Date. Among other exceptions, the transfer restrictions do not apply to transfers made after the date on which the closing price of the Webull Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Closing Date. If the Mergers fail to qualify for the Intended Tax Treatment (as defined below), each Initial Shareholder is also permitted to transfer not more than twenty-five percent (25%) of the number of Webull Ordinary Shares held by such Initial Shareholder as of immediately following the Closing (which shall exclude any Webull Ordinary Shares acquired by such Initial Shareholder upon the conversion, exercise or exchange of Webull Warrants) in order to satisfy, reduce or defray any actual or potential taxes imposed (or in the Initial Shareholders’ reasonable judgment expected to be imposed) on the Initial Shareholders or their affiliates (for the avoidance of doubt, the Initial Shareholders may avail themselves of this exception regardless of the amount of such actual or potential taxes imposed).

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Because each such Initial Shareholder may, from time to time, sell, transfer or otherwise dispose of all, some or none of the Resale Shares covered by this proxy statement/prospectus, Webull cannot determine the number of such Resale Shares that will be sold, transferred or otherwise disposed of by each such Initial Shareholder, or the amount or percentage of the Resale Shares that will be beneficially held by each such Initial Shareholder upon termination of the resale.

Name of Beneficial Owners	Number of Resale Shares Beneficially Owned	Approximate Percentage of Class	Number of Resale Shares Received in Business Combination	Resale Shares Offered Hereby	Approximate Percentage of Class after resale
Auxo Capital Managers LLC (the Sponsor)(3)	4,394,464	*	4,394,464	4,394,464	0%
Richard Chin(3)	4,394,464	*	4,394,464	4,394,464	0%
Derek Jensen(3)	4,394,464	*	4,394,464	4,394,464	0%
Speaker John Boehner	40,000	*	40,000	40,000	—
Martin Payne	25,000	*	25,000	25,000	0
Michael Noonen	25,000	*	25,000	25,000	0
Total	4,484,464	*	2,484,464	4,484,464	0%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the above entities or individuals is 288 Park Avenue S, #96693, New York, NY 10003

(2)      Interests shown consist solely of Founder Shares, classified as SKGR Class B Ordinary Shares.

(3)     The shares reported above are held in the name of the Sponsor, Auxo Capital Managers LLC, a Delaware limited liability company with its registered address at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The Sponsor is controlled by Richard Chin and Derek Jensen, who have voting and investment discretion in respect of the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the shares held by the Sponsor. Each of Richard Chin and Derek Jensen disclaims beneficial ownership of the shares of SKGR held by the Sponsor, directly or indirectly.

Registration of the Resale Shares does not mean that such securities necessarily will be offered or sold. Webull will not receive any proceeds from any such offer or sale by the Initial Shareholders.

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[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING SHAREHOLDER PLAN OF DISTRIBUTION

The Initial Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of the Webull Class A Ordinary Shares being offered under this resale prospectus on any stock exchange, market or trading facility on which shares of the Webull Class A Ordinary Shares are traded or in private transactions, at market prices prevailing at the time of sale or at negotiated prices. The Initial Shareholders may use any one or more of the following methods when disposing of shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        coverage of short sales made after the date that the registration statement of which this resale prospectus is a part is declared effective by the SEC;

•        broker-dealers may agree with the Initial Shareholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any of these methods of sale; and

•        any other method permitted pursuant to applicable law.

The Webull Class A Ordinary Shares may also be sold under Rule 144 under the Securities Act, if available for the Initial Shareholders, rather than under this resale prospectus. The Initial Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Initial Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If an Initial Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

If broker-dealers are used in the sale of the Webull Class A Ordinary Shares offered under this resale prospectus, the Initial Shareholders will sell the Webull Class A Ordinary Shares to such broker-dealers as principals. They may then resell the Webull Class A Ordinary Shares to the public at varying prices determined by the broker-dealers at the time of resale. Broker-dealers engaged by the Initial Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Initial Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The Initial Shareholders and any broker-dealers or agents that are involved in selling the shares offered under this resale prospectus are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discount under the Securities Act. To the extent that broker-dealers are used in the sale of the Webull Class A Ordinary Shares offered under this resale prospectus, any such broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this resale prospectus unless and until Webull sets forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this resale prospectus or, if required, in a replacement resale prospectus included in a post-effective amendment to the registration statement of which this resale prospectus is a part.

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The Initial Shareholders and any other persons participating in the sale or distribution of the shares offered under this resale prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Any FINRA member firm participating in the resale, on behalf of Initial Shareholders, of the securities on a principal or agency basis shall satisfy the filing and disclosure requirements of Rule 5110 and NASD Notice to Members 88-101, and shall not receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by the Initial Shareholders.

If any of the Webull Class A Ordinary Shares offered for sale pursuant to this resale prospectus are transferred other than pursuant to a sale under this resale prospectus, then subsequent holders could not use this resale prospectus until a post-effective amendment or prospectus supplement, is filed, naming such holders. Webull offers no assurance as to whether any of the Initial Shareholders will sell all or any portion of the shares offered under this resale prospectus.

Webull has agreed to pay all fees and expenses it incurs incident to the registration of the shares being offered under this resale prospectus. However, each Initial Shareholder and subsequent purchaser is responsible for paying any discount, and similar selling expenses they incur.

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PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20.     Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.

The Amended Webull Articles provides that every director (including alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of Webull (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of Webull’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning Webull or its affairs in any court whether in the Cayman Islands or elsewhere.

Webull also plans to enter into indemnification agreements with its directors and executive officers under the laws of the Cayman Islands, pursuant to which Webull will agree to indemnify each such person against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of Webull. Webull’s obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, Webull maintains standard policies of insurance under which coverage is provided to its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Webull has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1*	Business Combination Agreement dated as of February 27, 2024, by and among SKGR, Webull, Feather Sound I Inc. and Feather Sound II Inc. (included as Annex A-1 to the proxy statement/prospectus)
2.2*

Amendment to Business Combination Agreement dated as of December 5, 2024, by and among SKGR, Webull, Feather Sound I Inc. and Feather Sound II Inc. (included as Annex A-2 to the proxy statement/prospectus)

3.1*	Fourth Amended and Restated Memorandum and Articles of Association of Webull Corporation in effect prior to the Closing
3.2*	Form of Fifth Amended and Restated Memorandum and Articles of Association of Webull Corporation (included as Annex B to the proxy statement/prospectus)
3.3*	Second Amended and Restated Memorandum and Articles of Association of SK Growth Opportunities Operation
4.1*	Specimen Class A Ordinary Share Certificate of Webull Corporation
4.2*	Specimen Webull Warrant Certificate of Webull Corporation
4.3*	Specimen Incentive Warrant Certificate of Webull Corporation
4.4*	Specimen certificate of SKGR Unit (incorporated herein by reference to Exhibit 4.1 of SKGR’s Registration Statement on Form S-1 filed with the SEC on May 20, 2022)
4.5*	Specimen certificate of SKGR Class A Ordinary Share (incorporated herein by reference to Exhibit 4.2 of SKGR’s Registration Statement on Form S-1 filed with the SEC on May 20, 2022)
4.6*	Specimen certificate of SKGR Warrant (incorporated herein by reference to Exhibit 4.3 of SKGR’s Registration Statement on Form S-1 filed with the SEC on May 20, 2022)
4.7*

Warrant Agreement dated as of June 23, 2022 between Continental Stock Transfer & Trust Company and SKGR (incorporated herein by reference to Exhibit 4.1 of SKGR’s Current Report on Form 8-K filed with the SEC on June 29, 2022)

4.8*

Form of Warrant Assignment Agreement by and among SKGR, Webull and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 10.4 of SKGR’s Current Report on Form 8-K filed with the SEC on February 28, 2024)

4.9*

Form of Incentive Warrant Agreement, by and between Webull and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 10.3 of SKGR’s Current Report on Form 8-K filed with the SEC on December 6, 2024)

5.1*	Opinion of Ogier as to validity of Class A Ordinary Shares of Webull Corporation
5.2*	Opinion of Kirkland & Ellis International LLP as to the warrants of Webull Corporation
8.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to certain tax matters
10.1*††	Webull Corporation Global Share Incentive Plan
10.2*	Form of Indemnification Agreement between Webull Corporation and each executive officer of Webull Corporation
10.3*	Form of Employment Agreement between Webull Corporation and each executive officer of Webull Corporation
10.4*

Sponsor Support Agreement dated as of February 27, 2024 by and among Webull and Initial Shareholders (incorporated herein by reference to Exhibit 10.1of SKGR’s Current Report on Form 8-K filed with the SEC on February 28, 2024)

10.5*

Amendment to Sponsor Support Agreement, dated as of December 5, 2024 by and among Webull and Initial Shareholders (incorporated herein by reference to Exhibit 10.1 of SKGR’s Current Report on Form 8-K filed with the SEC on December 6, 2024)

10.6*

Form of Shareholder Lock-up Agreement by and among SPAC, Webull and certain shareholders of Webull (incorporated herein by reference to Exhibit 10.2 of SKGR’s Current Report on Form 8-K filed with the SEC on February 28, 2024)

10.7*

Form of Registration Rights Agreement, by and among Initial Shareholders, Webull and certain shareholders of Webull (incorporated herein by reference to Exhibit 10.3 of SKGR’s Current Report on Form 8-K filed with the SEC on February 28, 2024)

10.8*

Investment Management Trust Account Agreement between Continental Stock Transfer & Trust Company and SKGR dated as of June 23, 2022 (incorporated herein by reference to Exhibit 10.1 of SKGR’s Current Report on Form 8-K filed with the SEC on June 29, 2022)

Exhibit Number	Description
10.9*

Registration and Shareholder Rights Agreement among SKGR, the Sponsor, and certain parties thereto dated as of June 23, 2022 (incorporated herein by reference to Exhibit 10.2 of SKGR’s Current Report on Form 8-K filed with the SEC on June 29, 2022)

10.10*

Private Placement Warrants Purchase Agreement between SKGR and the Sponsor dated as of June 23, 2022 (incorporated herein by reference to Exhibit 10.3 of SKGR’s Current Report on Form 8-K filed with the SEC on June 29, 2022)

10.11*

Letter Agreement among SKGR, the Sponsor, and SKGR’s officers and directors dated as of June 23, 2022 (incorporated herein by reference to Exhibit 10.5 of SKGR’s Current Report on Form 8-K filed with the SEC on June 29, 2022)

10.12*

Administrative Services Agreement between SKGR and an affiliate of the Sponsor dated as of June 23, 2022 (incorporated herein by reference to Exhibit 10.4 of SKGR’s Current Report on Form 8-K filed with the SEC on June 29, 2022)

10.13*	Promissory Note between SKGR and the Sponsor dated as of June 28, 2022 (incorporated herein by reference to Exhibit 10.6 of SKGR’s Current Report on Form 8-K filed with the SEC on June 29, 2022)
10.14*	Promissory Note between SKGR and the Sponsor dated as of October 30, 2023 (incorporated herein by reference to Exhibit 10.1 of SKGR’s Current Report on Form 8-K filed with the SEC on November 3, 2023)
10.15*	Promissory Note between SKGR and the Sponsor dated as of March 1, 2024 (incorporated herein by reference to Exhibit 10.1 of SKGR’s Current Report on Form 8-K filed with the SEC on March 5, 2024)
10.16*	Form of Indemnity Agreement (incorporated herein by reference to Exhibit 10.4 of SKGR’s Registration Statement on Form S-1 filed with the SEC on May 23, 2022)
10.17*†	Omnibus Clearing Agreement between Apex Clearing Corporation and Webull Financial LLC dated as of January 26, 2021 and amendments thereto, dated as of June 1, 2021 and December 12, 2022
10.18*†	Fully Disclosed Clearing Agreement between Apex Clearing Corporation and Webull Financial LLC dated as of September 27, 2017 and amendments thereto, dated as of September 3, 2019 and June 1, 2021
10.19*

Indemnity Letter Agreement, dated as of December 5, 2024, by and among Webull Corporation and the SPAC Insiders (incorporated herein by reference to Exhibit 10.1 of SKGR’s Current Report on Form 8-K filed with the SEC on December 6, 2024)

21.1*	List of subsidiaries of Webull Corporation
23.1**	Consent of KPMG LLP, independent registered accounting firm for Webull Corporation
23.2**	Consent of WithumSmith+Brown, PC, independent registered accounting firm for SKGR
23.3*	Consent of Ogier (included in Exhibit 5.1)
23.4*	Consent of Kirkland & Ellis International LLP (included in Exhibit 5.2)
23.5*	Consent of Han Kun Law Offices
23.6*	Consent of Houlihan Capital, LLC
23.7*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.1)
23.8*	Consent of Houlihan Capital, LLC
24.1*	Power of Attorney (included on signature page)
99.1*	Form of Proxy Card
99.2*	Consent of Anquan Wang to be named as a director
99.3*	Consent of Anthony Denier to be named as a director
99.4*	Consent of H. C. Wang to be named as a director
99.5*	Consent of Benjamin James to be named as a director
99.6*	Consent of William A. Houlihan to be named as a director
99.7*	Opinion of Houlihan Capital, LLC (included as Annex D-1 to the proxy statement/prospectus)
99.8*	Updated Fairness Opinion of Houlihan Capital, LLC (included as Annex D-2 to the proxy statement/prospectus)
107*	Filing Fee Table

____________

*        Previously filed.

**      Filed herewith.

†        Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

††      Indicates a management contract or compensatory plan.

Item 22.     Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Petersburg, Florida, on January 16, 2025.

Webull Corporation
By:	/s/ Anquan Wang
Name:	Anquan Wang
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anquan Wang	Chairman and Chief Executive Officer	January 16, 2025
Anquan Wang	(Principal Executive Officer)
*	Director and President	January 16, 2025
Anthony Denier
*	Director and Chief Financial Officer	January 16, 2025
H. C. Wang	(Principal Financial and Accounting Officer)
*	Director and General Counsel	January 16, 2025
Benjamin James
*By	/s/ Anquan Wang
Anquan Wang Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative of the registrant, has signed this registration statement in the United States, on January 16, 2025.

By:	/s/ Anquan Wang
Name:	Anquan Wang
Title:	Chairman and Chief Executive Officer